Form 10-K, Exhibit 13
CITIZENS FINANCIAL SERVICES INC
filed 1995-03-31
CIK 739421

EXHIBIT 13

                         ANNUAL REPORT TO STOCKHOLDERS
                                _______________


                                   THE SPIRIT
                                 OF INDEPENDENCE

                                    CITIZENS
                               FINANCIAL SERVICES
                                 ______________
                                  INCORPORATED

                               Annual Report 1994
____________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, approximately 5 inches square, on center of cover page]
____________________________________________________________________________

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, bottom left quarter of page]
____________________________________________________________________________
A VISION FOR THE FUTURE
____________________________________________________________________________
                 Our new image represents the principles and ideals that were important to America's first citizens more than 200 years ago: dedication, hard work, and ultimately, independence.
____________________________________________________________________________

        It was over two centuries ago. America's first citizens rode hard into the night to sound the call to freedom, and a new nation was born. Now that same "Spirit of Independence" lives on at First Citizens National Bank.

        Today, First Citizens operates in an emerging new banking era. Bank deregulation is accelerating the trend toward merger and acquisition. As a result, our region's banking customers increasingly find themselves treated much like the English Crown treated America's early colonists. Major competitors now deal with customers distantly and impersonally. And major banking decisions by these same competitors are now being forced far from our rolling Endless Mountains. We believe their policies run counter to the needs and expectations of the fiercely independent citizens who inhabit this region.

        Meanwhile, First Citizens is still doing business the way we've always done it. Fairly. Honestly. And personally. Ready to extend a helping hand. With local control and local decisions. And we believe ours is the correct vision for this region--the true vision of the future.

        And so First Citizens enters this new banking era with pride for our past achievements, confidence in our future, and a renewed strategic commitment to the revolutionary idea of banking independence.

        As we begin 1995, it is with great pride that we unveil our new corporate identity--a bold new symbol of strength, energy, and dedication to the Spirit of Independence which we believe holds the real key to the tremendous new and emerging opportunities for our banking growth in this region, and beyond.
                                     _____

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, upper left-hand corner of page, 1.5 inches square]
____________________________________________________________________________
                 At First Citizens we are committed to taking the Twin
                 Tiers into the 21st century of banking.  Our plan
                 includes the introduction of innovative products while capitalizing on the great service our customers have come to expect from First Citizens.
____________________________________________________________________________

TO OUR SHAREHOLDERS, CUSTOMERS AND EMPLOYEES:

It is a pleasure to present this 1994 annual report and to review some of our achievements. Although we have set new records in assets, earnings and dividends in recent years, let's not lose sight of the individuals who work hard to produce this consistent success.

Let me first acknowledge the wisdom and guidance of the Board of Directors. Their personal involvement and dedication to your interests have been exemplary. Phrases like "good judgment" and "common sense" are often overused, but truly characterize each and every member. In addition, the contribution of local board members is invaluable, not only for support of office managers and employees, but also to the customers and communities we serve. Few banks have such a unique grass roots support structure. Unlike First Citizens, many competitors are consolidating decision-making away from their customers and community.

I believe our employees are the reason customers select and maintain their loyalty with this bank. There is no doubt that customer confidence and satisfaction is built on the quality service First Citizens' employees provide each day. Our employees understand how critical high-quality, personalized service is to this bank's long term success.

All of these groups are devoted to a singular purpose--service to our customers and communities that distinguishes us from the others. In so doing, new milestones can be achieved with greater regularity.

FINANCIAL PERFORMANCE

Over the past twelve months, total assets have grown $16.3 million to $232.5 million. Deposits and loans grew $3.5 million and $14.5 million to $194.5 and $154.8 million respectively. Of significance was $3.3 million growth in commercial loans, $2.9 agricultural real estate loans and a $5.2 million increase in residential mortgage loans. Certificates of deposit were the main source of deposit growth, especially in the 15 month and 27 month "roll-up" instruments. Because loan growth outpaced deposit growth, we achieved the necessary funding from Federal Home Loan Bank borrowings. Assets managed in our Trust and
____________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the corporation's President, bottom right quarter of page]
____________________________________________________________________________
                                    _____

                 A MESSAGE FROM THE PRESIDENT
                 We work hard for our customers' financial independence.
____________________________________________________________________________

Investment Services Department grew $7.8 million to $35.6 million with the majority of growth in investment management accounts for local school districts.

The quality of our loan portfolio remains strong. Total past due loans declined $583 thousand to $3.2 million and represents 2% of total loans, the lowest yearend past due percentage in many, many years. Loans not accruing interest total $1.6 million and, although higher than desired, are composed of loans in which underlying collateral is sufficient to avoid significant loss. Our allowance for possible loan losses total $1.7 million representing 1.1% of the loan portfolio. Net loan losses in 1994 were a very moderate $50 thousand.

New income grew 8.3% to a record $2.6 million versus $2.4 million in 1993. Major influences were a $690 thousand increase in net interest income, a $60 thousand decline in the provision for possible loan losses, and a very modest 2% increase in other operating expenses. Although we did not add full-time equivalent employees in 1994, our salary and benefit expense grew $300 thousand as a result of hirings in 1993.

Total stockholders' equity was $18.9 million, reflecting a $560 thousand increase over 1993. Such growth was a result of $2.6 million ($1.97 per share) in net income less dividends declared (81 cents per share) and an after-tax reduction of $974 thousand caused by the market value decline in the available-for-sale investment portfolio. This investment portfolio adjustment was a direct result of interest rate increases experienced in 1994. Stockholders' equity represents 8.13% of total assets--well above the 5% ratio recognized by regulatory agencies as "well-capitalized."

The per share market price of our common stock carries a recent bid price of $22.63 and ask price of approximately $24.00. This represents a 22% increase over the $17.75 and $20.50 respective prices at yearend 1993.

OPERATING AND STRATEGIC INITIATIVES

We have undertaken a number of actions to enhance customer service and foster continued growth of our corporation. In early 1994, we completed the installation of our eighth MAC automated teller machine. Our machines are part of the MAC regional and PLUS national networks.

Added improvement in customer service came on April 9, 1994 when the Sayre office expanded hours to include Saturday morning--becoming the only commercial bank in Sayre to offer this important convenience.

Considerable attention was devoted to examining new technology and how to enhance our service delivery and internal efficiency. After careful evaluation, we decided to invest in a new processing and imaging system.
This investment will not only allow more efficient process of daily work, but also the evaluation of uncollected funds within each deposit account. The by-product is better protection against checks drawn on non-sufficient funds and reduced interest expense on funds not yet cleared through the Federal Reserve system. Furthermore, we will have the ability to offer the return of check images rather than physical checks. This investment will substantially lessen statement preparation cost and ever-increasing postage expense.
                                    _____

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, upper left-hand corner of page, 1.5 inches square]
____________________________________________________________________________
                 We're part of the region; our intimate knowledge of the people, the businesses, and the unique character of the Twin Tiers means we're there with the right
                 products...the right services.
____________________________________________________________________________

New products were introduced to broaden the financial services available to consumers. We now provide confirming mortgage programs (including "jumbo" and specialized mortgages for low to moderate income home buyers), a full range of mutual fund services from the Fidelity Mutual Fund family and a unique program for financing small business accounts receivable. We believe these services will be well received and support further growth.

We have also engaged a professional firm to enhance our marketing effectiveness. We believe even greater growth can be achieved with more distinctive advertising and a more definitive image.

HUMAN RESOURCES

As mentioned before, any corporation's success depends on the quality of its directors and employees. In April 1994, Mr. Robert G. Messinger retired as Chairman of this corporation. He served as a director of our holding company since its formation in 1984, and director of First Citizens National Bank since 1960. His dedication and support were always exemplary, and his service will be greatly missed.

New local board members joined our bank--Mr. Rob Carleton (Wellsboro) and Mr. Russell Knight (Sayre). Mr. Carleton is the owner and business manager of the Carleton Home, a 26-bed skilled care nursing facility in Wellsboro. Mr. Knight is President of Robert Packer Hospital. These gentlemen joined us due to retirements of Dr. Michael Bowser, Mr. Hayward Coldiron and Dr. Richard Ganley, whose service was greatly appreciated.

THE FUTURE

At first Citizens we are committed to taking the Northern Tier into the 21st century of banking. Our plan includes the introduction of innovative products while capitalizing on the great service our customers have come to expect from First Citizens. As we look to 1995 and beyond, many challenges and opportunities may confront us. The surge in interest rates during 1994 will likely dampen credit demand. Consumers who invested in non-bank products (mutual funds, etc.) have suffered through a poor performance year and may return to bank investments without market value risk. If interest rates continue to rise, net interest income could deteriorate as our cost of funds increase and loan demand declines.

The recent passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 may be the most significant banking legislation in many years. The key provisions pertain to interstate banking and interstate branching. In September 1995, bank holding companies may acquire banks in other states without regard to state law. Furthermore, banks can merge with banks in another state beginning in June 1997. States may adopt laws preventing interstate branching but, if so, no out-of-state bank can establish a branch in such state and no bank in such state may branch outside the state. The ramifications are expected to be dramatic as banks branch across state lines and collapse existing affiliates into single bank charters producing massive branch
____________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the corporation's President presenting a plaque to an employee of the corporation, center right third of page, approx.
2.5 inch square]
____________________________________________________________________________
                 President Richard Wilber presents Linda L. Nowak, Teleservices Supervisor at First Citizens, Mansfield,
                 with a plaque commemorating her Employee of the Year
                 honor. Employed since 1971, Nowak continues to show her dedication and concern to all First Citizens employees and customers.
____________________________________________________________________________
                                     _____
networks. It is predicted that unprecedented consolidation will occur as the industry strives for greater cost efficiency and market share expansion.
From First Citizens' viewpoint, such consolidation by competitors may well enhance our competitive position--customers do not prefer to become a "number" in very large banking corporations. Further, the larger banks may pursue branch acquisitions in markets believed to possess greater growth potential and shed branches in existing markets. Here again, greater opportunities may result for our corporation's market growth.

Another major influence on bank earnings over the next year is the probable reduction in F.D.I.C insurance premiums. You may recall that minimum premiums were 8 cents per hundred in 1990 and rose to 23 cents per hundred over the past few years. The F.D.I.C has reported that insurance reserves are near the desired level and may soon allow premium reductions back to earlier levels.

As you can see, we remain optimistic that our success can be continued in a rapidly changing environment. We look forward to the opportunities that seem evident in a somewhat uncertain environment.

Sincerely,

/s/ Richard E. Wilber

Richard E. Wilber
President
____________________________________________________________________________
[GRAPHIC OMITTED: Three photographs of the corporation's President, across center third of page, approx. 2.5 inch square]
____________________________________________________________________________
                                    _____

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, upper left-hand corner of page, 1.5 inches square]
____________________________________________________________________________
                 Local decisions. Local control. Like the nation's first citizens, the people of this region are fiercely independent. They expect the same from their bank.
____________________________________________________________________________

THE POWER OF INDEPENDENCE BANKING

With offices stretching across the Twin Tiers, our independent "community banking system" bears resemblance to the original thirteen American states of more than 200 years ago--united by a common purpose, but organized to serve the unique interests of the citizens of each community office.

Local decisions. Local control. Like the nation's first citizens, the people of this region are fiercely independent. They expect the same from their bank. It comes down to knowing our customers. And letting them know us. Because they appreciate our knowledge of this region and our ability to quickly react to their opportunities and help them achieve their financial goals.

People, performance and personal service all are First Citizens hallmarks. Our reputation as a friendly and knowledgeable hometown banker is evident in all First Citizens operations.

This philosophy of independent banking evolved from our long-standing strength and success of our local office operations. Their ability to meet the needs of their distinct communities with efficient, personal service make them the key part of the First Citizens system. By investing in their respective communities, our local offices have strengthened both the region and their own stature.
____________________________________________________________________________
[GRAPHIC OMITTED: Background photograph of the Statue of Liberty covering most of page]
____________________________________________________________________________
                 The Statue of Liberty is recognized worldwide as a symbol
                 of American political and economic freedom. This symbol stands as an inspiration for First Citizens in our quest for financial freedom for our customers and shareholders.
____________________________________________________________________________

                 INDEPENDENCE...THE KEY TO MARKET PENETRATION
                 One common thread links our entire banking system.
____________________________________________________________________________

Today, First Citizens operates under a "balanced approach" management philosophy rooted firmly in three guiding principles:

SOUND STRATEGIC DIRECTION

The role of First Citizens' strategic decision-making involves participation of all divisions of the corporation working together as a management team. This enables the entire system to constantly keep abreast of the shifting and emerging marketing opportunities.

OPERATIONAL INDEPENDENCE

The authority for implementing these strategies is placed squarely in the hands of our community offices, whose directors and managers are fundamental to operational results. This concept maximizes the system's ability to respond quickly and immediately to local markets while providing true "close-to-the-customer" banking services.

AN OBSESSION WITH CUSTOMER SERVICE

Every First Citizens product, program, and service reflects our driving ambition to not only meet but exceed our customers' banking expectations. This commitment results in key competitive advantages in products, systems, employee training, and technological support.

Our philosophy is evident in everything we do.  And it's paying off.

The marketplace is demonstrating that consumers, who face a multitude of choices in both financial services and suppliers, will seek the banking system providing consistently excellent service at competitive rates. Through the pursuit of these goals, First Citizens is staying close to its market, anticipating and responding to our consumers' needs.

The challenge of communicating our values to the marketplace will be felt for years to come in First Citizens' new positioning and advertising campaigns. As we deliver our message of Independence Banking across the Twin Tiers, our office managers, armed with thorough, up-to-date training, can present their customers the products and services that will help them realize their financial goals.

Though steeped in traditional service objectives, today technology is an integral part of this institution's present and future growth. It's playing a vital role in daily operations, improving the quality of our services, reducing our costs, giving us a competitive market advantage.

As First Citizens is preparing now to introduce exciting new technologies which provide innovative new services, it is always with a commitment to provide methods for still greater financial freedom and choices for our customers.

New products, services and technologies will reaffirm our position as the Twin Tier's leading banking system dedicated to customer independence. We will continue to explore new market opportunities, creating banking convenience for our customers while increasing profitability for our shareholders.
____________________________________________________________________________
[GRAPHIC OMITTED: Photograph of a colonial drum corps and the American flag, approximately 2 inches square, in the center of the page.]
____________________________________________________________________________

                                     _______

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, upper left-hand corner of page, 1.5 inches square]
____________________________________________________________________________
                 As hometown bankers, our customers and employees get to know each other on a first-name-basis. The future growth of our bank depends on these invaluable relationships we are developing now with our customers.
____________________________________________________________________________

From the earliest stages of American history, Pennsylvania and New York played historic roles in the political and economic development of the United States. Today the Twin Tiers is projected to play a new and important emerging role in the growth of both states as the nation looks ahead now toward the 21st Century.

Current economic forecasts point toward substantial new growth in America's rural heartland. As a leading natural resource renowned for its dramatic outdoor recreational features, the Twin Tiers region is expected to become a growing center of economic development in the Northeast. And as a result, the region stands to profit from the related business growth that will accompany this development in the years to come.

With a productive, stable workforce, available industrial sites, abundant, low-cost utilities, and easy access to America's great urban markets, the Twin Tiers provide the opportunity for the high-quality and low-cost lifestyle favored by so many of America's new generation of business leaders, the big-spending "baby boomers." The heritage of small-town values is preserved in the intimate, close-knit communities, which also offer a scenic outdoor playground for hunters, hikers, fisherman, sailors, golfers, skiers, and nature enthusiasts. Today First Citizens enjoys the competitive advantage of having already established itself as a regional banking leader, able to build on the cornerstone of community support laid through a strong system of independent community offices.

As a result, our tradition of corporate banking leadership combined with competitive banking products and services has perfectly positioned First Citizens to ride the expected future growth wave of development across the region.
____________________________________________________________________________
[GRAPHIC OMITTED: Roadmap of upper Pennsylvania and lower New York, with small silhouettes of a colonial rider on horseback marking the bank's branch locations, from left to right, at Genesee, Ulysses, Wellsboro, Blossburg, Mansfield, Troy, and Sayre, across center third of page.]
____________________________________________________________________________

                                    _______

                 MAPPING THE PATH TO GROWTH
                 Local decisions...local control.
____________________________________________________________________________

Today we anticipate emerging new markets not only through our continued geographic penetration--but through our expansion into emerging economic sectors as well. One example: we view the Small Business segment as an important and growing opportunity for First Citizens. Growth in economic performance from new and existing small businesses leads all business segments nationally; at First Citizens, we see that trend extending to the Twin Tiers, as well.

First Citizens will lead the region in promoting Small Business growth through special banking services tailored to these companies via products like flexible loan packages, employee investment and pension plans, mutual fund investing, and more. We believe that such a commitment to Small Business growth can help assure both the region's and our own financial future.

The opening of the Twin Tiers is underway.  And today, First Citizens is in a leading position to profit from the region's emerging new importance and economic expansion. As an institution valued for our approach to "Hometown Banking" and intense customer service, our commitment to building "one-to-one" banking relationships with our growing base of banking customers assures our continued growth for years to come.
____________________________________________________________________________
[GRAPHIC OMITTED: Photograph of an American Eagle, centered in bottom quarter of page.]
____________________________________________________________________________
                 The nation's symbol of freedom, the American Bald Eagle
                 has made its way back from the brink of extinction. Naturalists have now reported that this magnificent bird of prey, indigenous to our region, has returned to the
                 Twin Tiers' scenic highlands.
____________________________________________________________________________
                                    _______

1994 Annual Report
____________________________________________________________________________
FINANCIAL HIGHLIGHTS
____________________________________________________________________________

(dollars in thousands, except per share data)

                                   1994            1993
BALANCE SHEET

  Assets........................ $232,537        $216,237
  Deposits......................  194,478         191,013
  Net Loans.....................  154,848         140,391
  Stockholders' Equity..........   18,903          18,340

STATEMENT OF INCOME

  Interest Income...............   17,336          16,551
  Interest Expense..............    7,944           7,853
  Net Interest Income...........    9,392           8,698
  Net Income....................    2,625           2,424

PER SHARE DATA

  Net Income....................     1.97            1.82
  Cash Dividends................     0.81            0.77

TRUST DEPARTMENT

  Trust Assets Managed..........   35,596          27,789
____________________________________________________________________________
[GRAPHICS OMITTED: Six bar charts depicting (1) total assets, (2) net income, (3) stockholders' equity, (4) deposits, (5) net loans, and (6) cash dividends declared, each from 1990 through 1994. Tabular representations of those graphs are set forth as follows:

TOTAL ASSETS
(Dollars in Thousands)

1990            1991            1992            1993           1994
$172,537        $186,079        $202,155        $216,237       $232,537
__________

NET INCOME
(Dollars in Thousands)

1990            1991            1992            1993           1994
$1,247          $1,318          $2,248          $2,424         $2,625
__________

STOCKHOLDERS' EQUITY
(Dollars in Thousands)

1990            1991            1992            1993           1994
$14,240         $14,898         $16,329         $18,340        $18,903
__________

DEPOSITS
(Dollars in Thousands)

1990            1991            1992            1993           1994
$153,585        $164,402        $178,033        $191,013       $194,478
__________

NET LOANS
(Dollars in Thousands)

1990            1991            1992            1993           1994
$111,198        $120,747        $128,326        $140,391       $154,848
__________

CASH DIVIDENDS DECLARED
(Dollars in Thousands)

1990            1991            1992            1993           1994
$800            $908            $960            $1,023         $1,088
____________________________________________________________________________

                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
December 31, 1994 and 1993
____________________________________________________________________________


(in thousands)                                                            1994            1993
ASSETS:
Cash and due from banks:
  Noninterest-bearing..............................................   $  5,479        $  4,819
  Interest-bearing.................................................         32             793
                                                                      -------------------------
Total cash and cash equivalents....................................      5,511           5,612

Available-for-sale securities......................................     14,640          16,171

Held-to-maturity securities (estimated market value 1994,
   $47,897; 1993, $48,821).........................................     49,617          46,474

Loans (net of allowance for possible loan losses
   1994, $1,721; 1993, $1,516).....................................    154,848         140,391

Foreclosed assets held for sale....................................        168             231
Premises and equipment.............................................      4,124           3,964
Accrued interest receivable and other assets.......................      3,629           3,394
                                                                      -------------------------
TOTAL ASSETS.......................................................   $232,537        $216,237
                                                                      ==========================
LIABILITIES:
Deposits:
  Noninterest-bearing..............................................   $ 14,495        $ 14,779
  Interest-bearing.................................................    179,983         176,234
                                                                      --------------------------
Total deposits.....................................................    194,478         191,013

Borrowed funds.....................................................     16,030           3,872
Accrued interest payable...........................................      1,692           1,718
Dividends payable..................................................        547             516
Other liabilities..................................................        887             778
                                                                      --------------------------
TOTAL LIABILITIES..................................................    213,634         197,897
                                                                      --------------------------
STOCKHOLDERS' EQUITY:
Common Stock
  $1.00 par value; authorized 2,000,000 shares;
  issued and outstanding 1,334,543 and 1,321,887 shares
  in 1994 and 1993, respectively...................................      1,335          1,322
Additional paid-in capital.........................................      6,224          5,976
Retained earnings..................................................     11,708         10,432
                                                                      --------------------------
TOTAL..............................................................     19,267         17,730

Unrealized holding (losses) gains on
available-for-sale securities......................................       (364)           610
                                                                      --------------------------
TOTAL STOCKHOLDERS' EQUITY.........................................     18,903         18,340
                                                                      --------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................   $232,537       $216,237
                                                                      ==========================

See notes to consolidated financial statements.
                                        ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
Years Ended December 31, 1994, 1993 and 1992
____________________________________________________________________________

(in thousands, except per share data)                                    1994       1993        1992

INTEREST INCOME:
Interest and fees on loans.........................................    $12,918    $12,053     $12,218
Interest on federal funds sold.....................................          0          1          64
Interest on interest-bearing deposits with banks...................         25         54          22
Interest and dividends on investments:
  Taxable..........................................................      4,046      4,045       3,934
  Nontaxable.......................................................        281        324         381
  Dividends........................................................         66         74          65
                                                                       ----------------------------------
TOTAL INTEREST INCOME..............................................     17,336     16,551      16,684
                                                                       ----------------------------------

INTEREST EXPENSE:
Interest on deposits...............................................      7,521       7,670      8,651
Interest on federal funds purchased and
    and other borrowings...........................................        423         183        244
                                                                       ----------------------------------
TOTAL INTEREST EXPENSE.............................................      7,944       7,853      8,895
                                                                       ----------------------------------
NET INTEREST INCOME................................................      9,392       8,698      7,789
Provision for possible loan losses.................................        255         315        324
                                                                       ----------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
  POSSIBLE LOAN LOSSES.............................................      9,137       8,383      7,465
                                                                       ----------------------------------

OTHER OPERATING INCOME:
Service charge income..............................................        707         685        644
Trust income.......................................................        204         191        191
Other income.......................................................        162         140        156
Realized securities gains, net.....................................         63          50         35
                                                                       ----------------------------------
TOTAL OTHER OPERATING INCOME.......................................      1,136       1,066      1,026
                                                                       ----------------------------------
OTHER OPERATING EXPENSES:
Salaries and employee benefits.....................................      3,088       2,782      2,383
Occupancy expenses.................................................        391         363        352
Furniture and equipment expenses...................................        599         600        548
FDIC insurance expense.............................................        406         405        356
Other expenses.....................................................      2,006       1,967      1,784
                                                                       ----------------------------------
TOTAL OTHER OPERATING EXPENSES.....................................      6,490       6,117      5,423
                                                                       ----------------------------------
Income before provision for income taxes...........................      3,783       3,332      3,068
Provision for income taxes.........................................      1,158         908        820
                                                                       ----------------------------------
NET INCOME.........................................................    $ 2,625     $ 2,424    $ 2,248
                                                                       ==================================
EARNINGS PER SHARE.................................................    $  1.97     $  1.82    $  1.68
                                                                       ==================================

See notes to consolidated financial statements.
                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1994, 1993 and 1992
____________________________________________________________________________

                                                                                            Unrealized
                                                                  Additional                  Holding
                                                Common Stock        Paid-in    Retained   Gains/(Losses)
(in thousands, except share data)            Shares      Amount     Capital    Earnings    on Securities    Total

Balance, December 31, 1991................  1,296,938    $1,297     $5,589      $8,155         ($142)      $14,899

Net income................................                                       2,248                       2,248
Stock dividend............................     12,425        12        181        (193)
Cash dividends, $.72 per share
   ($.73 per share on a historical basis).                                        (960)                       (960)
Reversal of unrealized losses in equity
   securities sold........................                                                       142           142
                                          -------------------------------------------------------------------------
Balance, December 31, 1992................  1,309,363     1,309      5,770       9,250             0        16,329

Net income................................                                       2,424                       2,424
Stock dividend............................     12,524        13        206        (219)
Cash dividends, $.77 per share
   ($.77 per share on a historical basis).                                      (1,023)                     (1,023)
Unrealized gains on available-for-sale
   securities.............................                                                       610           610
                                          -------------------------------------------------------------------------
Balance, December 31, 1993................  1,321,887     1,322      5,976      10,432           610        18,340

Net income................................                                       2,625                       2,625
Stock dividend............................     12,656        13        248        (261)
Cash dividends, $.81 per share............                                      (1,088)                     (1,088)
Unrealized losses on available-for-sale
   securities.............................                                                      (974)         (974)
                                          -------------------------------------------------------------------------
Balance, December 31, 1994................  1,334,543    $1,335     $6,224     $11,708         ($364)      $18,903
                                          =========================================================================

See notes to consolidated financial statements.
                                        ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 1994, 1993 and 1992
____________________________________________________________________________

(in thousands)                                                             1994            1993            1992

Cash Flows from Operating Activities:
  Net income.......................................................      $ 2,625         $ 2,424         $ 2,248
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for possible loan losses...........................          255             315             324
      Provision for depreciation...................................          440             438             437
      Amortization and accretion of investment securities..........          190             194             130
      Deferred income taxes........................................           20            (189)           (143)
      Realized gains on securities.................................          (63)            (50)            (35)
      Realized gains on loans sold.................................          (12)            (20)              0
      Gain on sales or disposals of premises and equipment.........           (2)              0              (8)
      (Gain) losses on sales of foreclosed assets held for sale....          (24)              7              11
      (Increase) decrease in accrued interest receivable
        and other assets...........................................          247            (418)           (216)
      Increase (decrease) in accrued interest payable and other
        liabilities................................................           82             (91)           (655)
                                                                   ------------------------------------------------
          Net cash provided by operating activities................        3,758           2,610           2,093
                                                                   ------------------------------------------------
Cash Flows from Investing Activities:
  Available-for-sale securities:
    Proceeds from sale of securities...............................        3,063               0               0
    Purchases of securities........................................       (3,003)              0               0
  Held-to-maturity securities:
    Proceeds from sale of securities...............................            0              39           3,353
    Proceeds from maturity and principal repayments of securities..        3,203          10,072          11,178
    Purchases of securities........................................       (6,478)        (12,234)        (23,320)
  Net increase in loans............................................      (14,713)        (12,432)         (8,334)
  Capital expenditures.............................................         (602)           (460)           (171)
  Proceeds from sale of premises and equipment.....................            4               0               8
  Proceeds from sale of foreclosed assets held for sale............          100             164             278
                                                                   ------------------------------------------------
          Net cash used in investing activities....................      (18,426)        (14,851)        (17,008)
                                                                   ------------------------------------------------

Cash Flows from Financing Activities:
  Net increase in deposits.........................................        3,465          12,980          13,631
  Proceeds from long-term borrowings...............................        2,844           1,335               0
  Repayments of long-term borrowings...............................         (390)              0               0
  Net increase (decrease) in short-term borrowed funds.............        9,704          (2,184)          1,638
  Dividends paid...................................................       (1,056)           (992)           (929)
                                                                   ------------------------------------------------
          Net cash provided by financing activities................       14,567          11,139          14,340
                                                                   ------------------------------------------------

          Net decrease in cash and cash equivalents................         (101)         (1,102)           (575)

Cash and Cash Equivalents at Beginning of Year.....................        5,612           6,714           7,289
                                                                   ------------------------------------------------
Cash and Cash Equivalents at End of Year...........................      $ 5,511         $ 5,612         $ 6,714
                                                                   ================================================
Supplemental Disclosures of Cash Flow Information:

      Interest paid................................................      $ 7,970         $ 7,905         $ 9,129
                                                                        ===========    ============    ============
      Income taxes paid............................................      $ 1,097         $ 1,311         $ 1,155
                                                                        ===========    ============    ============

See notes to consolidated financial statements.
                                       ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
____________________________________________________________________________

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The accounting and financial reporting of Citizens Financial Services, Inc. and subsidiary conform with generally accepted accounting principles and with general practice within the financial institution industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Citizens Financial Services, Inc. and its wholly-owned subsidiary, First Citizens National Bank (the "Bank"), (collectively, the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

  As of December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," for accounting and reporting for investment securities. In accordance with SFAS No. 115, such investments are accounted for as follows:

Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 1994 and 1993.

Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity or trading securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income tax effect.

  The amortized cost of investment debt securities are adjusted for amortization of premiums and accretion of discounts, computed by a method that approximates the effective interest method. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

  Common stock of the Federal Reserve Bank and Federal Home Loan Bank represents ownership in institutions which are wholly-owned by other financial institutions. These equity securities are accounted for at cost, and are classified as restricted equity securities held to maturity.

  The fair value of investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS

  Interest on installment loans originated after 1992 is recognized on the accrual basis based upon the principal amount outstanding. Interest on installment loans originated before 1993 is recognized on the accrual basis using a method which approximates the interest method. Interest income on all other loans is recognized on the accrual basis based upon the principal amount outstanding. The accrual of interest income on loans is discontinued when, in the opinion of management, there exists doubt as to the ability to collect such interest. Loans are returned to the accrual status when factors indicating doubtful collectibility cease to exist.

  The Company recognizes nonrefundable loan origination fees and certain direct loan origination costs over the life of the related loan as an adjustment of loan yield using the interest method.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

  The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect the borrowers' ability to pay,
overall portfolio quality, and review of specific problem loans.   Loans are
charged against the allowance for possible loan losses when management believes that the collection of the principal is unlikely.

FORECLOSED ASSETS HELD FOR SALE

  Foreclosed assets held for sale are carried at the lower of fair value minus estimated costs to sell or cost. Prior to foreclosure, the value of the underlying loan is written down to fair market value of the real estate or other assets to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on disposition are included in other expenses and gains are included in other income.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

  When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation expense is computed on the straight-line method.

INCOME TAXES

  During 1993, the Company changed its method of accounting for income taxes to conform with the requirements of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach for accounting and reporting for income taxes. The cumulative effect of the adoption of SFAS No. 109 as of January 1, 1993 was not material.

EMPLOYEE BENEFIT PLANS

  The Company has a noncontributory pension plan covering substantially all employees. It is the Company's policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The Company's net periodic pension cost is based on the provisions of Statement of Financial Accounting Standards No. 87.

  The Company also has a profit-sharing plan which provides tax deferred salary savings to plan participants.

STATEMENT OF CASH FLOWS

  Cash equivalents include amounts due from banks and federal funds sold.

TRUST ASSETS AND INCOME

  Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Bank.

  Trust income is reported on a cash basis, which is not materially different from the accrual basis.
                                    ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

EARNINGS PER SHARE

  Earnings per share calculations give retroactive effect to the issuances of stock dividends declared by the Company. The number of shares used in the earnings per share and dividends per share calculation was 1,334,543 for 1994, 1993, and 1992.

RECLASSIFICATION

  Certain of the 1993 and 1992 amounts have been reclassified to conform with the 1994 presentation.

2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

  The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $939,000 and $1,025,000 at December 31, 1994 and 1993, respectively.

  Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

3 - INVESTMENT SECURITIES

  As of December 31, 1993, the effect of the adoption of SFAS No. 115 resulted in an increase in stockholders' equity of $610,000 (unrealized holding gains on available-for-sale securities of $923,000 less estimated income tax effect of $313,000).

  The amortized cost and estimated fair value of investment securities at December 31, 1994 and 1993 were as follows (in thousands):

                                                                     Gross            Gross
                                                                   Unrealized       Unrealized     Estimated
                                                   Amortized        Holding          Holding          Fair
December 31, 1994                                     Cost           Gains           Losses          Value

Held-to-Maturity Securities:
U. S Treasury securities....................        $36,042             $10          ($1,671)       $34,381
Obligations of other U. S. governmental
  agencies and corporations.................            500               6                0            506
Obligations of state and
  political subdivisions....................          2,735              97                0          2,832
Corporate obligations.......................          6,729              59               (1)         6,787
Mortgage-backed securities..................          2,513               1             (221)         2,293
                                            ----------------------------------------------------------------
  Total debt securities.....................         48,519             173           (1,893)        46,799


Restricted equity securities................          1,098               0                0          1,098
                                            ----------------------------------------------------------------
  Total Held-to-Maturity....................        $49,617            $173          ($1,893)        $47,897
                                            ================================================================
Available-for-Sale Securities:
U.S. Treasury securities....................        $15,188             $23            ($617)        $14,594
Equity securities...........................              4              42                0              46
                                            ----------------------------------------------------------------

 Total Available-for-Sale                           $15,192             $65            ($617)        $14,640
                                            ================================================================

                                                                     Gross            Gross
                                                                   Unrealized       Unrealized     Estimated
                                                   Amortized        Holding          Holding          Fair
December 31, 1993                                     Cost           Gains           Losses          Value

Held-to-Maturity Securities:
  U.S. Treasury securities..................        $30,686          $1,495             ($1)        $32,180
  Obligations of other U. S. governmental
    agencies and corporations...............            502              38               0             540
  Obligations of state and
    political subdivisions..................          3,498             286               0           3,784
  Corporate obligations.....................          7,715             545               0           8,260
  Mortgage-backed securities................          3,066              18             (34)          3,050
                                            ----------------------------------------------------------------
    Total debt securities...................         45,467           2,382             (35)         47,814

  Restricted equity securities..............          1,007               0               0           1,007
                                            ----------------------------------------------------------------
 Total Held-to-Maturity.....................        $46,474          $2,382            ($35)        $48,821
                                            ================================================================

Available-for-Sale Securities:
  U.S. Treasury securities..................         $15,244            $882              $0         $16,126
  Equity securities.........................               4              41               0              45
                                            -----------------------------------------------------------------
  Total Available-for-Sale..................         $15,248            $923              $0         $16,171
                                            =================================================================

  Proceeds from the sale of available-for-sale debt securities during 1994 amounted to $3,063,000, with a gain of $59,000 realized on sales. There were no sales of debt securities in 1993. In 1994, 1993 and 1992 gains of $4,000, $14,000 and $33,000, respectively, resulted from early calls of debt securities.

  There were no sales of equity securities in 1994. Net realized gains of $36,000 and $2,000 on sales of equity securities were recorded in 1993 and 1992, respectively.

  Investment securities with an approximate carrying value of $28,728,000 and $25,585,000 at December 31, 1994 and 1993, were pledged to secure public funds and certain other deposits as provided by law.

  The amortized cost and estimated carrying value of debt securities at December 31, 1994, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              Estimated
                                                     Amortized Cost          Fair Value

Held-to-Maturity Securities:
 Due in one year or less............................    $ 4,266                $ 4,274
 Due after one year through five years..............     27,994                 27,445
 Due after five years through ten years.............     13,746                 12,787
                                                    -----------------------------------
                                                         46,006                 44,506
 Mortgage-backed securities                               2,513                  2,293
                                                    -----------------------------------
  Total.............................................    $48,519                $46,799
                                                    ===================================

                                                                              Estimated
                                                     Amortized Cost          Fair Value

Available-for-Sale Securities:
 Due in one year or less............................    $ 1,009                $ 1,010
 Due after one year through five years..............     12,105                 11,704
 Due after five years through ten years.............      2,074                  1,880
                                                    -----------------------------------
  Total.............................................    $15,188                $14,594
                                                    ===================================
                                       ____
                                        16

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

4 - LOANS

  The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New
York. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region.

Major classifications of loans are as follows (in thousands):

                                                        December 31,

                                                    1994            1993

Real estate loans - residential...........       $ 97,359        $ 92,149
Real estate loans - commercial............         21,915          19,926
Real estate loans - agricultural..........          7,125           4,216
Real estate loans - construction..........          1,271           1,102
Loans to individuals for household,
   family and other purchases.............         11,886          11,696
Commercial and other loans................         10,285           8,959
State and political subdivision loans.....          7,303           5,170
                                          --------------------------------
                                                  157,144         143,218

Less unearned income on loans.............            575           1,311
Less allowance for possible loan losses...          1,721           1,516
                                          --------------------------------
  Loans, net..............................       $154,848        $140,391
                                          ================================

  At December 31, 1994 and 1993, net unamortized loan fees and costs of $857,000 and $818,000, respectively, have been deducted from the carrying value of loans.

  Loans on which the accrual of interest has been discontinued or reduced amounted to $1,557,000 and $1,566,000 at December 31, 1994 and 1993,
respectively. If interest had been recorded at the original rate on those loans, such income would have approximated $131,000 and $147,000 for the years ended December 31, 1994 and 1993, respectively. Interest income on such loans, which is recorded as received, amounted to approximately $40,000 and $77,000 for the years ended December 31, 1994 and 1993, respectively.

  Transactions in the allowance for possible loan losses were as follows (in thousands):


                                                          Years Ended December 31,
                                                   1994            1993            1992

Balance, beginning of year................        $1,516          $1,201          $  996
   Provision charged to income............           255             315             324
   Recoveries on loans previously
     charged against the allowance........            18              71              32
                                          ------------------------------------------------
                                                   1,789           1,587           1,352
   Loans charged against the allowance....           (68)            (71)           (151)
                                          ------------------------------------------------
Balance, end of year......................        $1,721          $1,516          $1,201
                                          ================================================

  The following is a summary of the past due and nonaccrual loans as of December 31, 1994 and 1993 (in thousands):

                                                         December 31, 1994
                                              Past Due         Past Due
                                           30 - 89 days    90 days or more      Nonaccrual

Real estate loans.....................         $1,193           $215              $1,437
Installment loans.............. ......             33              0                   0
Credit cards and related loans........              5              2                   0
Commercial and all other loans........            124             50                 120
                                          ------------------------------------------------
Total.................................         $1,355           $267              $1,557
                                          ================================================

                                                         December 31, 1993
                                              Past Due         Past Due
                                           30 - 89 days    90 days or more      Nonaccrual

Real estate loans.....................         $  987           $243              $1,358
Installment loans.....................            358             98                  43
Credit cards and related loans........             16              0                   0
Commercial and all other loans........            417             77                 165
                                          ------------------------------------------------
Total.................................         $1,778           $418              $1,566
                                          ================================================

5 - PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows (in thousands):

                                                        December 31,
                                                   1994            1993

Land........................................     $  897          $  853
Buildings ..................................      3,615           3,486
Furniture, fixtures and
   equipment ...............................      3,541           3,209

                                            --------------------------------
                                                  8,053           7,548
Less accumulated depreciation...............      3,929           3,584
                                            --------------------------------
  Premises and equipment, net...............     $4,124          $3,964
                                            ================================

  Depreciation expense amounted to $440,000, $438,000, and $437,000 for 1994, 1993 and 1992, respectively.

6 - DEPOSITS

  Certificates of deposit of $100,000 or more amounted to $16,378,000 and $14,686,000 at December 31, 1994 and 1993, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $861,000, $732,000, and $705,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
                                      ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

7 - BORROWED FUNDS

  Borrowed funds include the following (in thousands):

                                                        December 31,
                                                    1994            1993

Securities sold under agreements
  to repurchase(a)........................        $ 4,756         $ 3,872
FlexLine(b)...............................          9,400               0
Other borrowed funds (c)..................          1,874               0
                                          --------------------------------
Total borrowed funds(d)...................        $16,030         $ 3,872
                                          ================================

  (a) Securities sold under agreements to repurchase mature within one year to five years. The weighted average interest rate for the periods ended December 31, 1994, 1993 and 1992 was 4.5%, 4.5% and 6.0%, respectively. The carrying value of the underlying securities at December 31, 1994 and 1993 was $5,967,000 and $4,820,000, respectively. The respective market values were $5,664,000 and $5,078,000. The maximum outstanding balance was $5,224,000 and $4,067,000 for those same periods.

  (b) FlexLine is a line of credit with the Federal Home Loan Bank of Pittsburgh used on an overnight basis. The total amount available under the line is approximately 10% of qualifying assets or $21,502,000 at December 31, 1994. The weighted average interest rate for the periods ended December 31, 1994, 1993 and 1992 was 5.2%, 3.3% and 3.5%, respectively. The maximum outstanding balance was $9,400,000 in 1994 and $3,260,000 in 1993.

  (c) Other borrowed funds consist of advances from the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

   Fixed Rate          Maturity                            December 31, 1994
     7.25%           May 15, 2000                                  $  166
     7.40%           May 15, 2001                                     245
     7.52%           May 15, 2002                                     229
     7.60%           May 15, 2003                                     216
     7.56%           May 17, 2004                                     201
     7.61%           May 16, 2005                                     188
     7.65%           May 15, 2006                                     175
     7.68%           May 15, 2007                                     163
     7.72%           May 15, 2008                                     151
     7.76%           May 15, 2009                                     140
                                                          -------------------
   Total other borrowed funds                                      $1,874
                                                          ===================

  The Bank has pledged, as collateral for advances from the Federal Home Loan Bank of Pittsburgh (the FHLB), all stock in the FHLB and certain other qualifying investment securities held at the FHLB, equal to 100% of the unpaid amount of the outstanding advances.

  (d) The aggregate average borrowed funds for the years ended December 31, 1994 and 1993 was $8,440,000 and $4,129,000, respectively. The weighted average interest rate was 5.0%, 4.4% and 5.9% for 1994, 1993 and 1992, respectively. Following are maturities of borrowed funds as of December 31, 1994 (in thousands):

1995........................ $12,605
1996........................      35
1997........................     572
1998........................     659
1999........................     285
Thereafter..................   1,874
                             -------
Total borrowed funds         $16,030
                             =======

  8 - EMPLOYEE BENEFIT PLANS

  The Company has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company's funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 4,888 and 4,840 shares of the Company's common stock at December 31, 1994 and 1993, respectively.

  Pension cost (income) for 1994, 1993 and 1992 include the following components (in thousands):

                                                                  Years Ended December 31,
                                                            1994            1993            1992

Service cost benefits earned during the period...           $ 70            $ 63            $ 48
Interest cost on projected benefit obligation....             83              75              59
Return on assets.................................            (26)            (93)           (102)
Net amortization and deferral....................           (117)            (45)            (19)
                                                 ------------------------------------------------
Net pension cost (income)........................           $ 10            $  0            $(14)
                                                 ================================================

  As of December 31, 1994, the Plan's total accumulated benefit obligation was $804,000 including vested benefits of $719,000.

  The funded status of the Plan and amount recognized in the Company's consolidated balance sheet are summarized as follows (in thousands):

                                                                                 December 31,

                                                                              1994            1993

Projected benefit obligation.......................................        $(1,180)        $(1,149)
Plan assets at fair value..........................................          1,536           1,541
                                                                   --------------------------------
Excess of assets over projected benefit obligation.................            356             392
Unrecognized net gain from past experience different from that
  assumed and effects of changes in assumptions....................           (145)           (157)
Unrecognized net transition gain...................................           (159)           (173)
                                                                   --------------------------------
Prepaid pension cost...............................................         $   52          $   62
                                                                   ================================

  The projected benefit obligation for the Plan at December 31, 1994, 1993, and 1992 were determined using an assumed discount rate of 8%, 7%, and 8%, respectively, and an assumed long-term rate of compensation increase of 5%. The assumed long-term rate of return on Plan assets was 8% at December 31, 1994 and 1993 and 7% at December 31, 1992.

  The Company also has a profit-sharing plan, covering substantially all employees, which provides tax deferred salary savings to plan participants. The Company's contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company's profit-sharing contribution is determined by management on a discretionary basis. The Company's contributions for 1994, 1993 and 1992 were $120,000, $112,000, and $86,000, respectively.
                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

9 - INCOME TAXES

  The provision for income taxes consists of the following (in thousands):

                                                 Years Ended December 31,
                                         1994            1993            1992
Currently payable
  Federal......................        $1,138          $1,157          $  963
  State........................             0             (60)              0
                               -----------------------------------------------
                                        1,138           1,097             963
Deferred liability (benefit)...            20            (189)           (143)
                               ------------------------------------------------
  Provision for income taxes...        $1,158          $  908          $  820
                               ================================================

  The following temporary differences gave rise to the net deferred tax asset at December 31, 1994 and 1993 (in thousands):

Deferred tax assets:                                              1994               1993

 Allowance for loan losses....................................    $402               $332
 Unrealized losses on available-for-sale securities...........     188                  0
 Deferred compensation........................................     163                144
 Loan fees and costs..........................................     137                278
                                                              ---------------------------
   Total......................................................     890                754
                                                              ---------------------------
Deferred tax liabilities:
 Depreciation.................................................     (91)               (92)
 Bond accretion...............................................     (58)               (81)
 Pension expense..............................................     (18)               (21)
 Unrealized gains on available-for-sale securities............       0               (314)
 Dividends....................................................       0                 (5)
                                                              ---------------------------
   Total......................................................    (167)              (513)
                                                              ---------------------------
Deferred tax asset, net.......................................    $723               $241
                                                              ===========================

  Deferred income tax results from income and expense items recognized for financial reporting purposes in different periods than for income tax
reporting purposes.   The source and tax effect of these differences is as
follows for the years ended December 31, 1992 (in thousands):

                                               1992


Provision for loan losses..............       $ (70)
Bond accretion.........................          (1)
Depreciation...........................          (7)
Deferred compensation..................         (17)
Pension expense........................           9
Loan fees and costs....................         (57)
                                          ---------------
  Deferred benefit.....................       $(143)
                                          ===============

  The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

                                                         Years Ended December 31,
                                                    1994            1993            1992

Provision at statutory rates on
  pre-tax income..........................        $1,286          $1,133          $1,043
Effect of tax-exempt income...............          (170)           (182)           (247)
Nondeductible interest....................            19              21              31
State tax.................................             0             (60)              0
Other items...............................            23              (4)             (7)
                                          ------------------------------------------------
  Provision for income taxes..............        $1,158          $  908          $  820
                                          ================================================
Statutory tax rates.......................            34%             34%             34%
Effective tax rates.......................          30.6%           27.3%           26.7%

  The 1993 credit for state income taxes represents the reversal of an overaccrual in a prior year.

10 - RELATED PARTY TRANSACTIONS

  Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.

  A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

           Beginning                                       Ending
            Balance       Additions      Repayments       Balance

1994         $1,541        $  618          $  658         $1,501
1993          1,341           602             402          1,541
1992          1,636           226             521          1,341

  Such loans were made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.

11 - REGULATORY MATTERS

  The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared, in any calendar year exceeds the Bank's net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 1995 without approval of the Comptroller of the Currency of approximately $2,949,000, plus the Bank's net income for 1995.

  The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 1994, the regulatory lending limit amounted to approximately $2,059,000.

  In 1990, the Company acquired Star Savings and Loan Association (the "Association") in a business combination accounted for as a pooling of interest. Effective December 31, 1991, the Bank acquired the Association from the Company and retired the Association's stock. This transaction terminated the Association's separate operations as a savings and loan association.

  On March 27, 1986, the Association converted from a mutual savings and loan association to a capital stock savings and loan association. A liquidation account was established at the time of conversion in an amount equal to the total net worth ($1,287,845) of the Association. Each eligible deposit account holder is entitled to a
                                     ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

proportionate share of this account in the event of a complete liquidation of the Association, and only in such event. This share is reduced if the account holders' savings deposits fall below the amount on the dates of record and will cease to exist if the account is closed. The liquidation will never be increased despite any increase after conversion in the related savings deposit account of an account holder. The restriction has not been altered by the acquisition of the Association by the Company.

  This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

12 - OFF-BALANCE-SHEET RISK

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit and interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet.

  The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit polices in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Financial instruments whose contract amounts represent credit risk at December 31, 1994 and 1993 are as follows (in thousands):

                                                        1994       1993

    Commitments to extend credit.......................$15,057   $10,809

    Standby letters of credit......................... $ 1,117   $   727

  Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management's credit assessment of the counter party.

  Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending normal loan commitments to customers. The Company generally holds collateral supporting standby letters of credit.

13 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Also, it is the Company's general practice and interest to hold its financial instruments to maturity and not to engage in trading or sales activities. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.

  Estimated fair values have been determined by the Company using historical data, as generally provided in the Company's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The estimated fair value of the Company's investment securities is described in Note 3. The Company's fair value estimates, methods and assumptions are set forth below for the Company's other financial instruments.

Cash and due from banks:

  The carrying amounts for cash and due from banks approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

Loans:

  Fair values are estimated for portfolios of loans with similar financial characteristics.

  The fair value of performing loans has been estimated by discounting expected future cash flows. The discount rate used in these calculations is derived from the Treasury yield curve adjusted for credit quality, operating expense and prepayment option price and is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

  Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

  The following table presents information for loans (in thousands):

                   AT DECEMBER 31, 1994               AT DECEMBER 31, 1993

                    BOOK       ESTIMATED               BOOK       ESTIMATED
                    VALUE     FAIR VALUE               VALUE     FAIR VALUE

Net loans..........$154,848     $152,317              $140,391     $141,481
                                         ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

Deposits:

  The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1994 and 1993. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities (in thousands).

                                                      AT DECEMBER 31, 1994       AT DECEMBER 31, 1993

                                                      BOOK       ESTIMATED        BOOK      ESTIMATED
                                                      VALUE      FAIR VALUE       VALUE     FAIR VALUE

Noninterest-bearing demand......................     $14,495       $14,495       $14,779      $14,779
Interest-bearing deposits:
  Savings and NOW...............................      50,065        50,065        54,619       54,619
  Money market savings..........................      20,799        20,799        20,392       20,392
  Certificates of deposit less than $100,000....      92,742        91,894        86,537       89,722
  Certificates of deposit more than $100,000....      16,377        16,087        14,686       14,994

  The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

Borrowed Funds:

  Rates available to the Company for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of borrowed funds (in thousands).


                                                           AT DECEMBER 31, 1994         AT DECEMBER 31, 1993

                                                                       ESTIMATED                   ESTIMATED
                                                        BOOK VALUE     FAIR VALUE     BOOK VALUE   FAIR VALUE

Securities sold under agreements to repurchase.....       $4,756         $4,756         $3,872      $3,872
FlexLine...........................................        9,400          9,400              0           0
Other borrowed funds...............................        1,874          1,802              0           0

Commitments to Extend Credit and Standby Letters of Credit:

  There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding (see Note 12).

14 - LOAN IMPAIRMENT

  In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", which must be adopted by the Company by 1995. SFAS 114 applies to loans other than groups of smaller-balance homogenous loans (generally consumer loans) that are collectively evaluated for impairment. The standard requires that impairment of such loans be measured generally based on the present value of expected future principal and interest cash flows, discounted at the loan's effective interest rate, and that a valuation allowance related to those impaired loans be established. Under SFAS 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due. Presently, credit losses on all loans are accounted for through the allowance for credit losses, which is maintained at a level adequate to absorb losses inherent in the portfolio.

  In October, 1994, the Financial Account Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" an amendment of SFAS No. 114. This statement amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and the disclosure requirements regarding the recorded investment in certain impaired loans and how a creditor recognizes interest income related to those impaired loans. The Company does not anticipate a material increase in the allowance due to adopting the new standards effective January 1, 1995.

                                    ____

1994 Annual Report
____________________________________________________________________________
CITIZENS FINANCIAL SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
____________________________________________________________________________

15 - CONDENSED FINANCIAL INFORMATION  -
      PARENT COMPANY ONLY

                     CITIZENS FINANCIAL SERVICES, INC.
                         CONDENSED  BALANCE SHEET
                        December 31, 1994 and 1993

(in thousands)                                                              1994            1993
Assets
  Cash.............................................................       $    31         $    35
  Dividends receivable -
    subsidiary.....................................................           547             516
  Prepaid expenses.................................................             0              13
  Investment in subsidiary,
    First Citizens National Bank...................................        18,872          18,292
                                                                   --------------------------------
      Total assets.................................................       $19,450         $18,856
                                                                   ================================

Liabilities and stockholders equity
  Dividends payable................................................       $   547         $   516
  Stockholders' equity.............................................        18,903          18,340
                                                                   --------------------------------
    Total liabilities and
      stockholders' equity.........................................       $19,450         $18,856
                                                                   ================================

                     CITIZENS FINANCIAL SERVICES, INC.
                       CONDENSED  STATEMENT OF INCOME
               Years Ended December 31, 1994, 1993 and 1992

(in thousands)                                                             1994            1993            1992

Dividend income....................................................       $1,136          $1,073          $1,031
Expenses...........................................................           65              43              45
                                                                   ---------------------------------------------
Income before equity
  in undistributed earnings
  of subsidiary....................................................        1,071           1,030             986
Equity in undistributed
  earnings - First Citizens National Bank..........................        1,554           1,394           1,262
                                                                   ---------------------------------------------
      Net income...................................................       $2,625          $2,424          $2,248
                                                                   =============================================

                     CITIZENS FINANCIAL SERVICES, INC.
                     CONDENSED STATEMENT OF CASH FLOWS
                 Years Ended December 31, 1994, 1993 and 1992

                                                                           1994            1993            1992
Cash Flows from Operating Activities:
  Net income.......................................................       $2,625          $2,424          $2,248
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed earnings of subsidiary...............       (1,554)         (1,394)         (1,262)
      Increase in other assets.....................................          (18)            (31)            (31)
                                                                   ----------------------------------------------
        Net cash provided by operating activities..................        1,053             999             955

Cash Flows Used in Financing Activities,
  Cash dividends paid..............................................       (1,057)           (992)           (929)
                                                                   ----------------------------------------------
          Net (decrease) increase in cash..........................           (4)              7              26

Cash at Beginning of Year..........................................           35              28               2
                                                                   ----------------------------------------------
Cash at End of Year................................................       $   31          $   35         $    28
                                                                   ==============================================

                                        ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
REPORT OF INDEPENDENT AUDITORS
____________________________________________________________________________

SNODGRASS
Certified Public Accountants
[LOGO OMITTED]

To the Stockholders and Board of Directors of Citizens Financial Services, Inc.

  We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 1994, and the related consolidated statement of income, changes in stockholders' equity and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Citizens Financial Services, Inc., and subsidiary as of December 31, 1993 and for each of the years in the two year period then ended, were audited by other auditors whose report dated February 11, 1994, expressed an unqualified opinion on those consolidated financial statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 1994, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes and its method of accounting for investment securities in 1993.


/s/ S. R. Snodgrass, A.C.

Wexford, PA
February 10, 1995

S.R. Snodgrass, A.C.
101 Bradford Road, Wexford, PA 15090-6909  Phone: 412-934-0344
Facsimile: 412-934-0345

                                     ____

1994 Annual Report
____________________________________________________________________________
SELECTED FINANCIAL DATA
FIVE YEAR SUMMARY OF OPERATIONS
____________________________________________________________________________

(dollar amount in thousands)
                                                 1994       1993       1992       1991      1990

Interest Income.............................  $17,336    $16,551    $16,684    $17,017   $16,808
Interest Expense............................    7,944      7,853      8,895     10,347    10,443
                                            -----------------------------------------------------
Net Interest Income.........................    9,392      8,698      7,789      6,670     6,365
Provision for Possible Loan Losses..........      255        315        324        170       174
                                            -----------------------------------------------------

Net Interest Income After Provision
  for Possible Loan Losses..................    9,137      8,383      7,465       6,500      6,191
Other Operating Income......................    1,073      1,016        991         839        733
Realized Securities Gains (Losses), Net.....       63         50         35         (46)        (3)
Other Operating Expenses....................    6,490      6,117      5,423       5,195      5,135
                                            ------------------------------------------------------
Income Before Provision for Income Taxes....    3,783      3,332      3,068       2,098      1,786
Provision for Income Taxes..................    1,158        908        820         780        539
                                            ------------------------------------------------------
Net Income..................................  $ 2,625    $ 2,424    $ 2,248      $1,318    $ 1,247
                                            ======================================================

Per Share Data:
Net Income..................................    $1.97       1.82      $1.68       $0.99      $0.93
Cash Dividends..............................     0.81       0.77       0.72        0.68       0.60
Book Value..................................    14.16      13.74      12.24       11.16      10.67


Total Investments........................... $ 64,257   $ 62,645   $ 59,742   $ 50,906    $ 41,226
Loans, net..................................  154,848    140,391    128,326    120,747     111,198
Total Assets................................  232,537    216,237    202,155    186,079     172,537
Total Deposits..............................  194,478    191,013    178,033    164,402     153,585
Stockholders' Equity........................   18,903     18,340     16,329     14,898      14,240
________________________________________________________________________________________________________________________

COMMON STOCK

  Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York.
Prices presented in the table below are bid prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC "Bulletin Board" its automated system for reporting non-NASDAQ quotes and the National Quotation Bureau's "Pink Sheets". The prices do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a semi-annual basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 11).

                                        Dividends                                                    Dividends
                                        declared                                                     declared
                          1994          per share                                      1993          per share

                      High      Low                                               High      Low
First quarter.....   $18.25   $17.00                        First quarter.....   $16.50   $15.50
Second quarter....    20.00    17.75     $0.40              Second quarter....    17.00    15.50       $0.38
Third quarter.....    22.25    19.25                        Third quarter.....    17.25    16.50
Fourth quarter....    22.63    21.75     $0.41              Fourth quarter....    17.75    17.00       $0.39

                                          ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
CONSOLIDATED QUARTERLY DATA
____________________________________________________________________________

(dollar amount in thousands)
                                                              Three Months Ended
1994                                            March 31      June 30     Sept 30     Dec 31

Interest income..............................     $4,081       $4,167       $4,477     $4,611
Interest expense.............................      1,829        1,878        2,052      2,185
                                             ------------------------------------------------
Net interest income..........................      2,252        2,289        2,425      2,426
Provision for possible loan losses...........         75           60           60         60
Other operating income.......................        277          293          259        244
Realized securities gains, net...............         43           20            0          0
Other operating expenses.....................      1,605        1,598        1,634      1,653
                                             ------------------------------------------------
Income before provision for income taxes.....        892          944          990        957
Provision for income taxes...................        270          290          303        295
                                             ================================================
Net income...................................     $  622       $  654       $  687     $  662
                                             ================================================
Net Income Per Share.........................      $0.47        $0.49        $0.51      $0.50

                                                             Three Months Ended
1993                                            March 31     June 30      Sept 30     Dec 31

Interest income..............................     $4,051       $4,096       $4,236     $4,168
Interest expense.............................      1,968        1,954        2,013      1,918
                                             ------------------------------------------------
Net interest income..........................      2,083        2,142        2,223      2,250
Provision for possible loan losses...........         90           75           75         75
Other operating income.......................        252          254          239        271
Realized securities gains, net...............          3           36           11          0
Other operating expenses.....................      1,422        1,475        1,565      1,655
                                             ------------------------------------------------
Income before provision for income taxes.....        826          882          833        791
Provision for income taxes...................        225          240          218        225
                                             ================================================
Net income...................................     $  601       $  642       $  615     $  566
                                             ================================================
Net Income Per Share.........................      $0.45        $0.48        $0.46      $0.43

                                           ____

1994 Annual Report
____________________________________________________________________________
TRUST AND INVESTMENT SERVICES
STATEMENT OF CONDITION
____________________________________________________________________________

                                                    1994            1993
INVESTMENTS:
Bonds..........................................    $15,957        $ 7,392
Stock..........................................      8,312          7,713
Savings and Money Market Funds.................      7,294          8,845
Mutual Funds...................................      3,061          2,733
Mortgages......................................        526            628
Real Estate....................................        405            273
Miscellaneous..................................        (10)           102
Cash...........................................         51            103
                                               ---------------------------
TOTAL..........................................    $35,596        $27,789
                                               ===========================

ACCOUNTS:
Estates........................................    $   684        $   216
Trusts.........................................     18,450         18,793
Guardianships..................................        142            137
Pension/Profit Sharing.........................      5,905          4,634
Investment Management..........................      5,577          4,009
Custodial......................................      4,838              0
                                               --------------------------
TOTAL..........................................    $35,596        $27,789
                                               ==========================

The following graph shows personal trust asset growth over the past five years.
____________________________________________________________________________
[GRAPHICS OMITTED: A bar chart depicting personal trust assets from 1990 through 1994. A tabular representation of the graph is set forth as follows:

PERSONAL TRUST ASSETS
(Dollars in Thousands)

1990            1991            1992            1993           1994
$20,539         $21,827         $23,706         $26,085        $27,781
____________________________________________________________________________
                                       ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  This narrative is provided to assist in the understanding and evaluation of the financial condition and results of operations of Citizens Financial Services, Inc. and its subsidiary (the "Company") and should be read in conjunction with the preceding consolidated financial statements and related footnotes. Such financial condition and results of operations are not intended to be indicative of future performance. Except as noted, tabular information is presented in thousands of dollars.

Financial Condition

  The following table presents the growth (dollars in millions) during the past two years:

Growth in:                                       1994                     1993

                                               $           %           $           %
_______________________________________________________________________________________

Total Assets                                  16.3         7.5        14.1         7.0
Total Deposits                                 3.5         1.8        13.0         7.3
Total Loans                                   14.5        10.3        12.1         9.4
Total Investments
  (including avaliable-for-sale
   and held-to-maturity)                       1.6         2.6         2.9         4.9
Total Stockholders'
  Equity                                       0.6         3.1         2.0        12.3

Deposits

  Deposit growth was modest in 1994 with a $3.5 million or 1.8% increase while 1993 was an increase of $13 million or 7.3%. Transaction accounts declined $3.9 million in 1994, or 9.1% while total certificates of deposit increased $7.9 million or 7.8%. Certificates of deposit growth in 1993 was $5.6 million or 5.8%. During 1994, the rate paid on certificates of deposit increased more rapidly than the rates paid on savings accounts. This trend increased the growth of certificates of deposit and helped to offset the decrease in transaction and savings accounts.

  The following table shows the composition of deposit accounts over the last three years as of December 31:

Deposits by Major Classification

                                       1994                1993                 1992
                                 Amount   Percent     Amount   Percent     Amount   Percent

Non-interest bearing deposits  $ 14,495     7.5     $ 14,779     7.7     $ 10,793     6.1
NOW accounts                     23,963    12.3       27,537    14.4       24,746    14.0
Savings deposits                 26,102    13.4       27,081    14.2       26,490    15.0
Money market deposit accounts    20,799    10.7       20,392    10.7       18,896    10.7
Certificates of deposit         109,119    56.1      101,224    53.0       95,651    54.2
                               ----------------------------------------------------------
Total deposits                 $194,478   100.0     $191,013   100.0     $176,576   100.0
                               ==========================================================

Remaining maturities of certificates of deposit of $100,000 or more:

                                   1994           1993           1992
3 months or less                 $ 4,339        $ 2,549        $ 4,412
3 through 6 months                 3,813          3,108            698
6 through 12 months                2,323          3,039          3,109
Over 12 months                     5,903          5,990          4,216
                                 ---------------------------------------
Total                            $16,378        $14,686        $12,435

As a percent of total
   certificates of deposit        15.01%         14.51%         13.00%


Deposits by Type of Depositor

                                     1994                1993                 1992
                                Amount  Percent     Amount  Percent      Amount   Percent

Individual, Partnerships
  and Corporations             $173,879   89.4     $170,430   89.2      $161,952    91.7
United States Government            214    0.1          255    0.1            49     0.0
State and Political
  Subdivisions                   18,868    9.7       17,554    9.2        13,528     7.7
Other                             1,517    0.8        2,774    1.5         1,047     0.6
                               -----------------------------------------------------------
Total deposits                 $194,478  100.0     $191,013  100.0      $176,576   100.0
                               ===========================================================

  Over the last few years, the Company responding to the demand for new competitive products in the market area, began to tier interest-bearing transaction and savings accounts by deposit size (larger balances receive higher rates). The Company has also been offering a wide variety of deposit instruments, as have its competitors. Limited transaction deposit accounts with interest rates that vary as often as daily, unlimited transaction interest-bearing accounts, Premier 55, Premier 55 Plus, Gold Club, individual retirement accounts (5 year IRA CDs grew by $2.6 million in 1994), longer-term certificates of deposit (generally of five-year maturity), and Roll-Up Certificate of Deposit (which resulted in a $4.9 million growth in 1994) were some of the deposit product variations.

  During 1994, the favorable interest rate environment that has existed during the past several years, began to diminish. The Company, as well as its other bank competitors, began to experience pressure on net interest income as the result of declining spreads lead management to price interest-bearing liabilities lower than its normal spread to short-term Treasury indexes.

  The reduced deposit growth in 1994, as the result of the increased competition in a rising interest rate environment, required the Company to increase its short term borrowing from the Federal Home Loan Bank (which grew by $9.4 million in 1994), however, management's long term objective is to fund local loan growth with local deposits.

  The methods used by the Company to attract and retain deposits( in addition to competitive interest rates) have been increased marketing and business development efforts, continuous emphasis on quality personal service, expanded trust and investment management services and more convenient hours. In six community offices, lobby hours were expanded in late 1992 to include Wednesday afternoons (when they were traditionally closed). Currently, all seven offices offer Saturday hours. Early in 1994, the Company completed the installation of the eight MAC automated teller machine, which are part of the MAC regional and PLUS national network.
                                    ____

1994 Annual Report
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  Late in 1994, the Company contracted with a professional marketing firm to improve communication with current and prospective customers and enhance the Company's identity beginning in 1995.

Loans

  Net loans grew by $14.5 million in 1994, a strong 10.3% increase that continued the positive 9.4% trend of 1993. The residential mortgage loan portfolio increased 5.7%, primarily as a result of lower interest rates during the first half of 1994. In addition, $1.1 million in conforming mortgage loans were originated and sold on the secondary market through the Federal Home Loan Mortgage Corporation (providing over $22,000 of income in origination fees and premiums on loans sold). Residential mortgage lending is a principal business activity and one the Company expects to continue by providing a full compliment of conforming, non-conforming and home equity mortgages.

  Total commercial and other loans increased by a strong $3.3 million or 11.5% (up from the 7.1% gain in 1993). Commercial lending activity is primarily focused on small businesses and the Company's commercial lending officers have been very successful in attracting new loan business.

  Loans to individuals increased a modest $.2 million or 1.6% during 1994 compared to an increase of $.8 million in 1993.

  State and political subdivision loans increased $2.1 million or 41.2% compared to an increase of $1.6 million in 1993. Over the last few years, management has been successful in obtaining tax-exempt loans from local municipalities and school districts to replace the maturing tax-exempt securities in the investment portfolio.

  Historically, the majority of lending activity has been mortgage loans secured by one-to-four family residential property. The Company does offer a 25 year fixed rate mortgage product; however, since 1987 the growth in the mortgage portfolio has been in the area of one-to-five-year adjustable rate mortgages. As of December 31, 1994, real estate and real estate construction loans made up 62.8% of the Company's total loan portfolio.

  In 1995 the Company's goal is to be the premier mortgage lender in its market area by expanding its menu of conforming mortgages (including "jumbo" and low to moderate income home buyer mortgages) through North American Mortgage Company, Farmers Home Administration (FmHA) and Pennsylvania Housing Finance Agency (PHFA). Continued training of branch office personnel and the focus on flexibility and fast "turn around time" will aid in meeting this goal.

                                                              Five Year Breakdown of Loans by Type

                                                                                   December 31,

                                      1994                1993                1992                1991                1990
                                Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent
                               ________  _______   ________  _______   ________  _______   ________  _______   ________  _______

Real estate, residential       $ 97,359    62.0    $ 92,149    64.3     $85,196    64.5     $71,714    57.9     $69,766    61.1
Real estate, agricultural         7,125     4.5       4,216     2.9       5,011     3.8       2,920     2.4       2,066     1.8
Real estate, construction         1,271     0.8       1,102     0.8         803     0.6       1,505     1.2       1,739     1.5
Loans to individuals for
  family and other purchases     11,886     7.6      11,696     8.2      12,637     9.6      16,420    13.3      23,591    20.6
Commercial and other             32,200    20.5      28,885    20.2      24,805    18.8      25,992    21.0      14,353    12.6
State and political
   subdivision loans              7,303     4.6       5,170     3.6       3,581     2.7       5,213     4.2       2,773     2.4
                              _________  ______   _________  ______   _________  ______   _________  ______   _________  ______
Total loans                     157,144   100.0     143,218   100.0     132,033   100.0     123,764   100.0     114,288   100.0

Unearned income                     575               1,311               2,506               2,021               2,176
Allowance for possible
  loan losses                     1,721               1,516               1,201                 996                 914
                              _________           _________           _________           _________           _________
Net loans                      $154,848            $140,391            $128,326            $120,747            $111,198
                              =========           =========           =========           =========           =========

                                         ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  The measurement of sensitivity to interest rate change in both earning assets and funding sources is crucial to the process of asset/liability management. The predominant source of earning assets is from the loan portfolio. The following table shows the maturity of commercial and agricultural loans and commercial loans secured by real estate as of December 31, 1994, classified according to the sensitivity to changes in interest rates within various time intervals:

                                              Commercial,
                                              financial,     Real estate
Maturity of loans:                           agricultural   construction     Total

  One Year or less                             $ 7,406        $  354        $ 7,760
  Over one year but less than five years        10,353             0         10,353
  Over five years                               21,566           917         22,483
                                               ------------------------------------
Total                                          $39,325        $1,271        $40,596
                                               ====================================
Sensitivity of loans to changes in
  interest rates - loans due after one year:
    Predetermined interest rate                $10,910        $  561        $11,471
    Floating or adjustable interest rate        21,009           356         21,365
                                               ------------------------------------
Total                                          $31,919        $  917        $32,836
                                               ====================================

Investments

  The investment portfolio, including available-for-sale and held-to-maturity securities, increased by $1.6 million or 2.6% in 1994 as compared to growth of $2.9 million in 1993. The primary growth in the investment portfolio occurred in U. S. Treasury securities of $3.8 million or a 8.2% increase as compared to an increase of $7.9 million in 1993. Investments in obligations of state and political subdivisions declined $.8 million, and other debt investments declined $1.5 million during 1994.

  The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 1994.

                                                          Book Value at December 31,


                                1994     % of      1993      % of        1992    % of        1991    % of        1990    % of
                             ________   Total    ________   Total    ________   Total    ________   Total    ________   Total

Available-for-sale:
  U.S. Treasury securities    $14,594    22.7      16,126    25.7

  Equity securities                46     0.1          45     0.1

Held-to-maturity:
  U.S. Treasury securities    $36,042    56.1     $30,686    49.0     $38,942    65.2     $19,441    38.2     $ 9,861    23.9
  Federal agency obligations      500     0.8         502     0.8       1,000     1.7       5,089    10.0       7,138    17.3
  Obligations of state and
    political subdivisions      2,735     4.3       3,498     5.6       4,106     6.9       4,915     9.7       5,917    14.4
  Corporate obligations         6,729    10.4       7,715    12.3      10,108    16.9      11,334    22.3       9,640    23.4
  Mortgage-backed securities    2,513     3.9       3,066     4.9       4,606     7.7       6,829    13.4       4,638    11.2
  Restricted equity securities  1,098     1.7       1,007     1.6         980     1.6       3,298     6.4       4,032     9.8
                              ________ _______    ________ _______    ________ _______    ________ _______    ________ ______

Total                         $64,257   100.0     $62,645   100.0     $59,742   100.0     $50,906   100.0     $41,226   100.0
                              ======== =======    ======== =======    =======  =======    =======  =======    =======  ======

                                            ____

1994 Annual Report
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

                 Maturities and Average Weighted Yields of Investment Securities

  Expected maturities and average weighted yields for the above investment portfolio as of December 31, 1994. Yields on tax-exempt securities are presented on a fully taxable equivalent basis assuming a 34% tax rate:


                              Within              One-                Five-              After
                               One                Five                Ten                 Ten
                               Year   Yield(%)    Years   Yield(%)    Years  Yield(%)    Years   Yield(%)     Total   Yield(%)
------------------------------------------------------------------------------------------------------------------------------

Held-to-maturity securities:

U.S. Rreasury                 $1,514    5.68     $20,958    6.64     $13,570    6.16     $    0    0.00      $36,042    6.42
Federal agency                   500    8.73           0    0.00           0    0.00          0    0.00          500    8.73
State and political
  subdivisions, general
  obligation                     736   13.22         262   12.98          10    8.33          0    0.00        1,008   13.11
State and political
  subdivisions, revenue          655   13.25         822   12.86           0    0.00          0    0.00        1,477   13.03
State and political
  subdivisions, indus-
  trial development
  authority                      250   13.07           0    0.00           0    0.00          0    0.00          250   13.07
Corporate obligations          2,002    8.79       4,727    8.80           0    0.00          0    0.00        6,729    8.80
Mortgage-backed securities       235    6.24       2,278    5.64           0    0.00          0    0.00        2,513    5.70
Restricted equity securities       0    0.00           0    0.00           0    0.00      1,098    6.86        1,098    6.86
                              ------------------------------------------------------------------------------------------------
Total Held-to-Maturity        $5,892    9.12     $29,047    7.02     $13,580    6.45     $1,098    6.86      $49,617    7.10
                              ================================================================================================

Available-for-sale
  securities:

U.S. Treasury                 $1,011    7.39     $11,703    6.76     $ 1,880    5.53     $    0    0.00      $14,594    6.64
Equity securities                  0    0.00           0    0.00           0    0.00         46    2.10           46    2.10
                              ------------------------------------------------------------------------------------------------
Total Available-for-Sale      $1,011    7.39     $11,703    6.76     $ 1,880    5.53     $   46    2.10      $14,640    6.63
                              ================================================================================================

  During 1990 through 1994, the concentration of the Company's investment portfolio has shifted dramatically as U.S. Treasury securities now comprise 79% of the total portfolio. No new investments have been made in state and political subdivisions since 1985, nor investments in corporate obligations since 1991. This trend reflects management's conservative investment philosophy and its reluctance to pursue other types of securities that carry more interest rate and credit risk but offer only a marginally higher rate of return. Further, the average expected maturity of the entire portfolio as of December 31, 1994 is relatively short-term (3.3 years).

  Approximately 70% of the amortized cost of debt securities are scheduled to mature within five years or less, as evidenced in footnote 3.

  As discussed in footnote 1, as of December 31, 1993 the Company implemented Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, investment securities have been segregated between the "available-for-sale" and "held-to-maturity" categories. The available-for-sale portfolio is "marked to market" and adjusted against stockholders' equity monthly (net of tax effect). The accounting for held-to-maturity securities remains the same (amortized cost method) as in prior years.

  It is management's intention to hold substantially all debt securities purchased to maturity. Further, the Company expects that earnings from operations, the high liquidity level of the securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank is sufficient to meet future liquidity needs and management does not anticipate selling securities for liquidity requirements. Accordingly, the majority of the securities portfolio is classified as held-to-maturity.

  The Company has no securities from a single issuer representing more than 10% of stockholders' equity.

Results of Operations

  Net income during 1994 increased to $2.6 million (net income per share of $1.97), an increase of $201,000 or 8.3% over the $2.4 million reported in 1993 (net income per share of $1.82).

  The following table sets forth certain performance ratios of the Company for the periods indicated:

                                                1994        1993        1992

Return on Assets
  (net income to average total assets)          1.17%       1.16%       1.15%
Return on Equity
  (net income to average total equity)         14.06%      14.22%      14.43%
Dividend Payout Ratio
  (dividends declared divided by net income) 41.45% 42.20% 42.69% Equity to Asset Ratio
  (average equity to average total assets)      8.33%       8.13%       7.99%

  Net income is influenced by five key elements: net interest income, other operating income, other operating expenses, provision for income taxes and the provision for possible loan losses. A discussion of these five elements follows.
                                      ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

Net Interest Income

  The most significant source of revenue is net interest income, the amount by which interest earned on interest-bearing assets exceeds interest expense on liabilities. Net interest income in 1994 was $9.4 million (an increase of $ .7 million or 8%) as compared to $8.7 million in 1993 and $7.8 million in 1992.

  Factors which influence net interest income are changes in volume of interest-bearing assets and liabilities as well as changes in the associated interest rates. The following tables set forth the Company's average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

                                                                       Analysis of Average Balances and Interest Rates (1)


                                              1994                             1993                            1992

                                  Average             Average      Average             Average     Average            Average
                                  Balance   Interest   Rate        Balance   Interest   Rate       Balance   Interest   Rate

                                     $         $         %            $         $         %           $         $         %
_____________________________________________________________________________________________________________________________

ASSETS

Short-term investments:
  Interest-bearing deposits
    at banks                        605        25      4.13         1,790        54     3.02           683       22     3.22
  Federal funds sold                  0         0      0.00            34         1     2.94         1,647       64     3.89

Total short-term investments        605        25      4.13         1,824        55     3.02         2,330       86     3.69

Investment securities:
  Taxable                        61,215     4,111      6.72        58,071     4,119     7.09        51,818    3,998     7.72
  Tax-exempt (3)                  2,997       427     14.26         3,791       491    12.95         4,614      577    12.51

Total investment securities      64,212     4,538      7.07        61,862     4,610     4.45        56,432    4,575     8.11

Loans:
 Residential mortgage loans      93,697     8,229      8.78        85,703     7,690     8.97        75,123    7,618    10.14
 Commercial and farm loans       32,937     2,887      8.77        27,238     2,179     8.00        24,229    1,940     8.01
 Loans to State & Political
   Subdivisions                   6,427       482      7.50         4,027       355     8.82         5,509      525     9.53
 Other loans                     13,833     1,448     10.47        19,057     1,964    10.31        21,743    2,319    10.67
  Loans, net of
  discount (2)(3)(4)            146,894    13,046      8.88       136,025    12,188     8.96       126,604   12,402     9.80


Total interest-earning assets   211,711    17,609      8.32       199,711    16,853     8.44       185,366   17,063     9.21
Cash and due from banks           4,694                             4,295                            2,882
Bank premises and equipment       3,999                             3,887                            4,099
FASB 115 Adjustment                 125
Other assets                      3,419                             1,860                            2,588
Total noninterest-bearing
  assets                         12,237                            10,042                            9,569
Total assets                    223,948                           209,753                          194,935
=============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing deposits:
  NOW accounts                   26,052       593      2.28        26,252       678     2.58        23,705      824     3.48
  Savings accounts               27,388       635      2.32        26,743       746     2.79        23,730      859     3.62
  Money Market accounts          21,363       728      3.41        21,187       676     3.19        14,429      563     3.90
  Certificates of deposit       105,455     5,565      5.28        98,735     5,570     5.64        99,484    6,405     6.44
Total interest-bearing
   deposits                     180,258     7,521      4.17       172,917     7,670     4.44       161,348    8,651     5.36
Other borrowed funds              8,440       423      5.01         4,129       183     4.43         4,606      244     5.30
Total interest-bearing
  liabilities                   188,698     7,944      4.21       177,046     7,853     4.44       165,954    8,895     5.36
Demand deposits                  14,318                            12,166                           11,248
Other liabilities                 2,268                             3,495                            2,150
Total noninterest-bearing
  liabilities                    16,586                            15,661                           13,398
Stockholders' equity             18,664                            17,046                           15,583
Total liabilities and
  stockholders'equity           223,948                           209,753                          194,935
Net interest income                         9,665                             9,000                           8,168

Net interest spread (5)                                4.11                             4.00                            3.85
Net interest income as a
  percentage of average
  interest-earning assets                              4.57                             4.51                            4.41
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                  1.12                             1.13                            1.12

(1) Averages are based on daily balances.
(2) Includes loan origination and commitment fees of $180,000, $114,000 and $120,000 for 1994, 1993 and 1992, respectively
(3) Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4) Income on nonaccrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5) Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
                                        ____

1994 Annual Report
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  The following table shows the effect of changes in volume and rates on interest income and expense. Rate/Volume variances are allocated to rate and volume variances based upon the absolute change in each. Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

            Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis

                                                1994 vs. 1993                              1993 vs. 1992
                                  Change in  Change     Change in     Total     Change in  Change     Change in       Total
                                   Volume    in Rate  Rate & Volumes  Change      Volume   in Rate  Rate & Volumes    Change

Interest income:
Short-term investments:
Interest-bearing deposits
  at banks                         $(36)      $  20      $  (13)      $ (29)     $  36     $   (1)     $  (2)       $   32
Federal funds sold                   (1)         (1)          1          (1)        (63)      (16)        15           (63)
 Total short-term investments       (37)         19         (12)        (30)        (27)      (17)        13           (31)
Investment securities:
  Taxable                           223        (219)        (12)         (8)        483      (323)       (39)          121
  Tax-exempt                       (103)         50         (11)        (64)       (103)       20         (3)          (86)
 Total investments                  120        (169)        (23)        (72)        380      (303)       (42)           35
Loans:
 Residential mortgage loans         717        (163)        (15)        539       1,073      (877)      (124)           72
 Commercial and farm loans          456         208          44         708         241        (2)        (0)          239
 Loans to State & Political
  Subdivisions                      212         (53)        (32)        127        (141)      (39)        10          (170)
 Other loans                       (538)         30          (8)       (516)       (287)      (78)        10          (355)
Total loans - net of
  discount (2)(3)(4)                847          22         (11)        858         886      (996)      (104)         (214)
Total interest income               930        (128)        (46)        756       1,239    (1,316)      (133)         (210)

Interest expense:
Interest bearing deposits:
  NOW accounts                       (5)        (81)          1         (85)         89      (212)       (23)         (146)
  Savings accounts                   18        (126)         (3)       (111)        109      (197)       (25)         (113)
  Money market accounts               6          46           0          52         264      (103)       (48)          113
  Certificates of deposit           379        (360)        (24)         (5)        (48)     (793)         6          (835)
 Total interest-bearing deposits    398        (521)        (26)       (149)        414    (1,305)       (90)         (981)
Other borrowed funds                191          24          25         240         (25)      (40)         4           (61)
Total interest expense              589        (497)         (1)         91         389    (1,345)       (86)       (1,042)
Net interest income                $341        $369       $ (45)       $665        $850    $   29      $ (47)       $  832

  As can be seen from the preceding tables, tax equivalent net interest income rose from $8,168,000 in 1992 to $9,000,000 in 1993 to $9,665,000 in 1994. In
1994, net interest income grew $665,000 as overall spread increased from 4.00% to 4.11%. The increased volume of interest-earning assets generated an increase in income of $930,000 while increased interest-bearing liabilities produced $589,000 of interest expense. Ending the trend from the past few years, the yield on interest-earning assets declined a modest 12 basis points from 8.44% to 8.32% and the average interest rate on interest-bearing liabilities declined 23 basis points from 4.44% to 4.21%. This decline does not reflect the nearly 300 basis point increase in short term interest rates during 1994. That impact will be felt during 1995 as the normal loan and deposit rate lag takes effect. Analysis of the Company's current net interest income in early 1995 indicates that the effects of recent interest rate increases and the effect of the yield curve becoming more level, are beginning to have a slightly negative effect on interest margin. Management is currently evaluating alternatives to mitigated this decline of interest spread.

  The 1994 changes due to rate were represented by a decline of $128,000 for interest revenue vs. a $497,000 decline in interest expense largely due to the prior year decline in national interest rate levels coupled with the Company's asset/liability management and the tiered pricing of its interest-bearing transaction and saving accounts.

  Between 1992 and 1993, interest on earning assets decreased $210,000 while interest expense declined a much greater $1,042,000. Of this $832,000 net interest income growth, $850,000 was due to changes in volume and $29,000 was due to change in interest rates.

Other Operating Income

  The Company achieved other operating income of $1,136,000 in 1994 which was an increase of $70,000 or 6.6% from $1,066,000 in 1993, ($22,000 occurring in service charges on deposit accounts). Also in 1994, $63,000 in gains were realized on the sale and maturity of securities (causing $21,000 of additional taxes) as compared to $50,000 ($17,000 of additional taxes) in 1993. Other operating income increased $36,000 in 1993 or 3.8% over that of 1992.

  Trust income of $204,000 increased 6.8% from the $191,000 earned during 1993. In 1995, management plans to increase sales of a recently established mutual fund program and increase growth in traditional trust business. Expanding small business relationships by working with the community offices and the commercial lending staff is also expected to increase new business.

                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

Other Operating Expenses

  Salaries and employee benefits, the largest form of noninterest expense, increased $306 thousand or 11% from $2.8 million in 1993 to $3.1 million in 1994. The 1994 increase was primarily the result of the culmination of a restructuring plan begun in 1993. The restructuring included the hiring of five highly qualified officers in the Banking Services, Data Processing, Audit, Finance/Control and Trust and Investment Services Departments. In addition, specialized departments were created for loan processing and collection and tele-services. In comparing 1993 to 1992, salaries and employee benefits expense increased $399 thousand or 16.7%. Management believes that additional productivity and continued asset growth will offset these expenses.

  Occupancy expense increased $28,000 in 1994, or 7.7%, as compared to an increase of $11,000 in 1993. Furniture and equipment expense was virtually unchanged from 1994 compared to 1993. An increase of $52,000 was experienced in 1993 compared to 1992 as the result of providing equipment, office furniture and office space for the additional staff from the restructuring described above.

  FDIC insurance costs (currently billed at the lowest possible rate of .23 per hundred of deposits)have remained high at $406,000 in 1994 and $405,000 in 1993 . The FDIC is currently evaluating a significant premium reduction that may begin as early as September of 1995.

  Other expenses increased slightly in 1994 by $39,000 or 2% compared to an increase of $183,000 in 1993.

  The implementation of an optical check imaging and proof system in the second half of 1995 is expected to reduce payroll expense slightly in 1995 with greater reductions anticipated for 1996. Other operating expenses that are expected to decline are postage costs by approximately $20,000 in 1995 and $50,000 during 1996. Additionally, management expects check imaging to have other cost savings in computer supplies and microfilm expenses. In light of this change in operating technology, management currently is reviewing its strategic technology plan and is in the process of determining which specific activities to pursue in the near term.

  It is management's intention that (based upon current expectations and market conditions) none of the proposed strategic technology projects will have a material impact on liquidity of the Company and any capital expenditures will be offset by improved operating efficiency.

Provision for Income Taxes

  The provision for income taxes for 1994 increased by $250,000 or 27.6% to $1.2 million and as with the $88,000 increase in 1993, was due to increased earnings and less tax-free interest income.

  An additional variance was the impact of a 1993 credit for state income tax not applicable in 1994, resulting in a net variance of $119,000.

Loan Quality and Provision for Possible Loan Loss

  As discussed above, the loan portfolio contains a large portion of real estate secured loans (generally residential home mortgages, mortgages on small business properties, etc.), and consumer installment loans and other commercial loans. Footnote 4 provides further details on the composition of the loan portfolio.

  Management follows quality credit underwriting policies and collection practices and is supplemented by an internal loan review program. In addition, as part of the restructuring discussed above, a separate collections department was established in 1993 to focus on the collection and workout of problem loans. The board of directors and management believe all of these initiatives have led to relatively low levels of non-performing loans and loan chargeoffs. The following tables indicate the level of non-performing loans, net chargeoffs and charges against the allowance for losses on real estate owned over the past five years ending December 31:

                                             1994      1993      1992      1991      1990

Nonperforming loans                         $1,824    $1,984    $1,128    $1,131    $ 982
Net chargeoffs (recoveries)
  for loan losses                               50         0       119        88       98
Net chargeoffs (recoveries)
  for real estate owned losses                   0         0         0        26      (14)

  The following table shows the summary of non-performing loans:

                                          1994        1993        1992        1991        1990

Nonaccruing loans                       $1,557      $1,566      $  689      $  154       $ 251
Accrual loans - 90 days or
  more past due                            267         418         439         977         731
                                  ------------------------------------------------------------
Total nonperforming loans               $1,824      $1,984      $1,128      $1,131       $ 982
                                  ============================================================

  Another way to view the credit quality exposure of the loan portfolio is by reviewing the "watch list" categories used by management (and as required by the regulatory agencies). This monitoring process is reviewed and reported monthly to identify problems or potential problems.

Loan Classified on the "watch list" as of December 31:



                                     1994             1993            1992

Special mention                      $1,106          $1,856           $2,140
Substandard                           2,781           2,250            2,388
Doubtful                                 10              16               24
Loss                                      0               0                1
                                     ----------------------------------------
Total                                $3,897          $4,122           $4,553
                                     ========================================
Percent of total loans               2.52%             2.94%            3.52%

                                            ____

1994 Annual Report
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  The following table presents an analysis of the allowance for possible loan losses for the five years ending December 31:

                            Summary of Loan Loss Experience

                                 1994     1993     1992     1991     1990

Balance at beginning
  of period                    $1,516   $1,201   $  996   $  914   $  838
                               ------------------------------------------
Charge-offs (domestic
  loans only):

  Real estate-construction          0        0        0        0        0
  Real estate-mortgage             31       25        1       11        2
  Installment and credit plans     28       43       63       40       90
  Commercial, financial,
    agricultural                    9        3       87      103       28
  Lease financing                   0        0        0        0        0
                               ------------------------------------------
Total loans charged-off            68       71      151      154      120

Recoveries (domestic only):

  Real estate-construction          0        0        0        0        0
  Real estate-mortgage              0        3       30        0       21
  Installment and credit plans     14       60        1       45        1
  Commercial, financial,
    agricultural                    4        8        1       21        0
  Lease financing                   0        0        0        0        0
                               ------------------------------------------
Total loans recovered              18       71       32       66       22

Net loans charged-off              50        0      119       88       98

Provision charged to expense      255      315      324      170      174
                               ------------------------------------------
Balance at end of year         $1,721   $1,516   $1,201   $  996   $  914
                               ==========================================
Loans outstanding at
  end of year                $156,569 $141,907 $129,527 $121,743 $112,112

Average loans outstanding,
  net                        $146,894 $136,025 $126,604 $116,911 $110,537

Net charge-offs to average
  loans                        0.03%    0.00%    0.09%    0.08%    0.09%

Year-end allowance to
  total loans                  1.10%    1.07%    0.93%    0.82%    0.82%

  As detailed in Footnote 4 and the above tables, total past due (90 days or more) and non-performing loans decreased 8% from December 31, 1993 to December 31, 1994. Nonaccural loans continue to be at the same level as 1993. The majority of these loans are well collateralized by real estate or guaranteed by the Small Business Administration or Farmers Home Administration. Total charge-offs for 1995 are still expected to approximate the moderate historic levels.

Allowance for Possible Loan Losses

  The allowance is maintained at a level to absorb potential future loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's basis for the level of the allowance and the annual provision is its evaluation of the loan portfolio, current and projected economic conditions, the historical loan loss experience, present and prospective financial condition of the borrowers, the level of nonperforming assets, and other relevant factors. While management evaluates all of this information, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their evaluation of information available to them at the time of their examination. Based on this process, management believes that the current allowance is adequate to offset any exposure that may exist for under-collateralized or uncollectible loans.

  The allowance for possible loan losses has steadily increased as a percentage of total loans, amounting to .93%, 1.07%, and 1.10% as of December 31, 1992, 1993, and 1994, respectively. The 1994 growth is the combined result of a $255,000 charge to earnings and $50,000 in net loan losses. Although the level of charge-offs was nearly the same as 1993, fewer recoveries of loans previously charged off raised the total net charge-off amount.
                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

Allocation of the Allowance for Loan Losses

Balance at end of period applicable to:

                                1994      1993      1992      1991      1990

Commercial, financial,
  agricultural                $  765    $  688    $  518    $  474    $  400
Real estate-construction           0         0         0         0         0
Real estate-mortgage             641       496       370       265       268
Installment loans to
  individuals                    315       332       313       257       246
                              ______________________________________________
Total allowance for
  possible loan losses        $1,721    $1,516    $1,201    $  996    $  914
                              ==============================================

  As described in footnote 14, in 1995 the Company will implement SFAS 114 as amended by SFAS 118, which will impact management's method for determining the allowance for loan losses. Management does not believe any material impact on earnings will occur as a result of the implementation of SFAS 114.

Stockholders' Equity

  Stockholders' equity is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

  Stockholders' equity has grown by 3.1% in 1994, 12.3% in 1993 and 9.6% in 1992 to the current level of $18.9 million. In 1994 $364,000 was deducted from equity as unrealized losses on available-for-sale securities compared to 1993 when $610,000 was added to equity. Total equity has represents a consistent and strong level - approximately 8.1% of total assets at December 31, 1994 as compared to 8.5% at December 31, 1993.

  Management does not anticipate that any of the equipment purchase discussed above will have a negative impact on stockholder's equity during 1995.

  The Company pays cash dividends on a semiannual basis. The dividend rate is determined by the Board of Directors after considering the Company's capital requirements, current and projected net income, and other factors. In 1994 and 1993, 41.5% and 42.2% of net income was paid out in dividends, respectively.

  The Company paid a one percent stock dividend in July 1994. The one percent stock dividend resulted in a 12,656 increase in the number of common shares outstanding. For the year ended December 31, 1994 the total number of common shares outstanding was 1,334,543. For comparative purposes, outstanding shares for prior periods were adjusted for the 1994 stock dividend in computing earnings and cash dividends per share.

  There are currently three federal regulatory definitions of capital adequacy that take the form of minimum ratios. The table below presents these ratios and clearly depicts that the Company's ratios exceeds all federal minimum regulatory standards. The Company has computed its risk-based capital ratios as follows (dollars in thousands):

                                               December 31,

                                                1994        1993       1992

Tier I - Total stockholders' equity         $18,903     $18,340     $16,329
 Less:  Unrealized holding gains (losses)
  on securities available-for-sale             (364)        609
                                            _______________________________
Tier I, net                                  19,267      17,731      16,329
Tier II - Allowance for loan losses (1)       1,625       1,467       1,201
                                            _______________________________
Total qualifying capital                    $20,892     $19,198     $17,530
                                            ===============================
Risk-adjusted
  on-balance sheet assets                  $123,077    $112,271    $104,712
Risk-adjusted off-balance sheet
     exposure (2)                             6,956       5,079       3,535
                                            _______________________________
Total risk-adjusted assets                 $130,033    $117,350    $108,247
                                           ================================

                                                       December 31,
Ratios:                                      1994        1993        1992

Tier I risk-based capital ratio              14.8%       15.1%       15.1%
Federal minimum required                      4.0         4.0         4.0
Total capital ratio - actual                 16.1%       16.4%       16.2%
Federal minimum required                      8.0         8.0         8.0
Leverage ratio (3)                            8.6%        8.5%        8.4%
Federal minimum required                      4.0         4.0         4.0

(1) Allowance for loan losses is limited to 1.25% of total risk-adjusted assets.
(2) Off-balance sheet exposure is caused primarily by standby letters of credit and loan commitments with a remaining maturity exceeding one year. These obligations have been converted to on-balance sheet credit equivalent amounts and adjusted for risk.
(3)     Tier I capital divided by average total assets.

Liquidity

  In order to maintain proper liquidity, the Company uses asset/liability management policies along with its investment policies to assure it can meet its liquidity requirements to depositors, credit customers and shareholders.

  There are seasonal and cyclical timing differences between growth in loans and core deposits. A basic objective of liquidity management is to accommodate these timing differences by ensuring the availability of funds to meet customers' loan and deposit withdrawal needs in a cost efficient manner. A further objective is to minimize the adverse impact of loan and core deposit activity in the event of a disruption in normal funding sources, whether such disruption is market-wide or specific to the Company.
                                      ____

1994 Annual Report
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

  Liquidity is managed through both the asset and liability sides of the balance sheet. Asset-based liquidity is liquidity that has been created in advance by building a stable funding base greater than what is currently used to fund less liquid assets, with the excess stored in the form of short-term investments. Liability-based liquidity is liquidity that is created through access to wholesale funding markets (short-term borrowings), where volume can be rapidly increased to accommodate loan demand. At year-end 1994, the Company had short-term borrowings of $9.4 million. It is managements intent to reduce the short term borrowing by increasing the volume of core deposits and the funding of some future loan demand by selling conforming mortgages as previously discussed.

  To assure the maintenance of liquidity reserves, the Company monitors and places various internal constraints on the level of loans relative to core deposits and other stable funding sources; the liquidity characteristics of investments; and the volume and maturity structure of wholesale funding.

  The following table shows the maturity or repricing of the Company's assets and liabilities at December 31, 1994, based on amortized cost.

                                                   0-3 months    3-6 months    6-12 months    1-3 years    3-5 years

Investment securities and                         ------------  ------------  -------------  -----------  -----------
  interest-bearing deposits                        $  1,308       $  1,743       $  3,850      $ 20,353     $ 20,799
Loans, net of unearned income and
  deferred loan fees                                 47,847         16,245         26,253        30,499       18,518
                                                  ------------  ------------  -------------  -----------  -----------
   Total interest-earning assets                   $ 49,155       $ 17,988       $ 30,103      $ 50,852     $ 39,317
                                                  ============  ============  =============  ===========  ===========

Interest-bearing demand and savings deposits       $ 22,254       $  4,565       $  9,129      $ 29,018     $  5,900
Certificates of deposit                              21,012         18,355         19,039        27,734       22,175
Short-term borrowings                                 9,400              0              0             0            0
long-term borrowings                                  2,558            500            147           607          944
                                                  ------------  ------------  -------------  -----------  -----------
   Total interest-bearing liabilities              $ 55,224       $ 23,420       $ 28,315      $ 57,359     $ 29,019
                                                  ============  ============  =============  ===========  ===========
Excess interest-earning
  assets (liabilities)                             $ (6,069)      $ (5,432)      $  1,788      $ (6,507)    $ 10,298

Cumulative interest-earning assets                 $ 49,155       $ 67,143       $ 97,246      $148,098     $187,415
Cumulative interest-bearing liabilities              55,224         78,644        106,959       164,318      193,337
                                                  ------------  ------------  -------------  -----------  -----------
Cumulative gap                                     $ (6,069)      $(11,501)      $ (9,713)     $(16,220)    $ (5,922)
                                                  ============  ============  =============  ===========  ===========  ===========
Cumulative interest rate sensitivity ratio (1)         0.89           0.85           0.91          0.90         0.97

(1) Cumulative interest-earning assets divided by interest-bearing liabilities.

  This table does not necessarily indicate the precise impact of specific interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period may, in fact, reprice at different times and at different rate levels. While placing the balances in the various time intervals may reflect the contractual right or ability to change interest rate on these items, it does not reflect the actual pricing behavior nor does it capture rate-volume interactions. This is one of the limitations of gap analysis as an interest rate risk management tool.

  An additional tool used by management to evaluate interest rate risk is simulation analysis of future net interest income under various interest rate scenarios, incorporating assumptions relating to loan and deposit pricing, investment and loan prepayments and other customer behavior.

  Capital expenditures of $602 thousand in 1994 exceeded 1993 by $142,000 of which $121,000 was an initial payment on the check imaging system to be installed during the second half of 1995. Management expects that normal equipment replacements of about $100,000 plus the balance remaining on the imaging system of approximately $395,000 will require $495,000 for capital expenditures in 1995. These purchases will allow greater operating efficiencies and provide the customer with a higher quality product.

  Management has begun the process to find a solution to the space issue it is experiencing at its main office. As the result of recent growth and related needs to hire personnel, the Company is currently renting office space in three separate buildings as a temporary solution. In January 1994, the Company entered into an agreement whereby approximately five acres south of Mansfield would be acquired for development of a central operations/administration facility. In January 1995, because of limitations on the proposed site, the Company terminated the option. Management is continuing to evaluate alternative sites for construction of the new facility. Preliminary estimates are that the earliest start of any construction will be in 1996.
                                     ____

                                           Citizens Financial Services, Inc.
____________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
____________________________________________________________________________

General

  The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The level of inflation over the last few years has been declining.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 was signed into law on December 19, 1991 (the "Act"). The Act addresses the recapitalization of the bank insurance fund and is designed to limit risk within the banking industry. Much of the impact of the legislation has taken place and management does not believe that full implementation of the Act will have a material impact on liquidity, capital resources or reported results of operations in future periods.

  On September 29, 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branch Act"). The legislation permits interstate banking twelve months after its enactment into law. Bank holding companies, pursuant to an amendment to the Bank Holding Company Act, can acquire a bank located in any state, as long as the acquisition does not result in the bank holding company controlling more than 10% or the deposits in the United States, or 30% of the deposits in the target bank's state. The legislation permits states to waive the concentration limits and require that the target institution be in existence for up to five years before it can be acquired by an out-of-state bank or bank holding company. Interstate branching and merging of existing banks is permitted after three years from enactment, if the bank is adequately capitalized and demonstrates good management. Branch merging will be permitted earlier if a state undertakes to enact a law which allows it and states may also enact a law to permit banks to branch de novo. As a national bank, the Company currently can relocate its main office across state lines by utilizing a provision in the National Bank Act which permits such relocation to a location not more than thirty miles from its existing main office. In effect, a national bank can thereby move across state lines as long as the relocation does not exceed thirty miles, and also retain as branches the offices located in the original state.

  Various congressional bills and other proposals have proposed sweeping overhaul of the banking system, including provisions for: limitations on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing restrictions on bank underwriting activities; tightening the regulation of bank derivatives activities; allowing commercial enterprises to own banks; and permitting bank holding companies to own affiliates that engage in securities, mutual funds and insurance activities.

  Management has no way of anticipating whether any of these measures will be enacted or if enacted, their impact on the Company's financial position and reported results of operation.

  Normal examinations of the Company by the Comptroller of the Currency occurred during 1994. The last Community Reinvestment Act performance evaluation by the same agency during 1993 resulted in a rating of "Satisfactory Record of Meeting Community Credit Needs".

  Aside from those matters described above, management does not believe that there are any trends or uncertainties which would have a material impact on future operating results, liquidity or capital resources nor is it aware of any current recommendations by the regulatory authorities which if they were to be implemented would have such an effect.
                                      ____

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, approximately 1 inch square, top center of page]
____________________________________________________________________________
                                                FIRST CITIZENS NATIONAL BANK

Full Service Community Banking Hours

Mansfield*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Blossburg*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Ulysses*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Genesee
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Sayre*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Wellsboro*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

Troy*
  M,T,W,Th: 8:30 am - 4:30 pm
  Fri.: 8:30 am - 6:00 pm
  Sat.: 8:30 am - Noon

*Drive-up opens at 8:00 am

DIRECTORS

Robert E. Dalton, Chairman of the Board
Bruce L. Adams
Carol J. Bond
R. Lowell Coolidge, Esquire
Larry J. Croft
Robert J. Landy, Esquire
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber, President, Chief Executive Officer

OFFICERS

Administrative Services
  Cynthia T. Pazzaglia, Human Resources Manager
  Thomas A. Gridley, Security Officer

Audit/Compliance
  V. Guy Abell, Auditor
  Robert D. Wrisley, Vice President, Loan Compliance and Review
  Karen R. Jacobson, Deposit Compliance and Review

Banking Services
  Terry B. Osborne, Executive Vice President, Secretary, Citizens Financial
      Services, Inc.
  Jerald J. Rumsey, Senior Vice President, Credit Services Manager
  Isabelle D. Case, Assistant Vice President, Marketing Manager
  Robert L. Champion, Commercial Services Officer
  Pamela A. Hazelton, Appraiser
  Kathleen A. White, Resource Recovery Manager

Finance/Control
  Thomas C. Lyman, Treasurer, Citizens Financial Services, Inc.
      Finance/Control Division Manager
  Randall E. Black, Controller

Operations
  William W. Wilson, Vice President, Operations Division Manager
  Michael D. Miller, Data Operations Manager
  Joanne W. Marvin, Banking Operaitons Manager

Trust and Investment Services
  Deborah E. Scott, Vice President, Trust and Investment Services Manager Douglas P. Smith, Trust Investment Officer
  Jean A. Knapp, Trust Administrator
  Sara J. Roupp, Trust Administrator

                      CITIZENS FINANCIAL SERVICES INCORPORATED
15 South Main Street
Mansfield, PA 16933
717-662-2121
800-326-9486
FAX 717-662-2365

DIRECTORS

Robert E. Dalton, Chairman of the Board
Bruce L. Adams
Carol J. Bond
R. Lowell Coolidge, Esquire
Larry J. Croft
Robert J. Landy, Esquire
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
Wuilliam D. VanEtten
Richard E. Wilber

DIRECTORS EMERITI

Robert M. Jones
Leslie H. Kimble
Edward Kosa
Constantine Kurzejewski
John G. Kuster
Robert G. Messinger
Wilber Wagner

                                       ____

[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, approximately 1 inch square, top right of page]
____________________________________________________________________________
        MISSION STATEMENT
        We Recognize That Our Customers Are The Reason For Our Existence.
        Our mission is to be the dominant financial services provider in our market place. We will establish ourselves apart from other financial vendors by providing service excellence to our customers through satisfied, motivated, professional employees and a profitable range of financial services ot meet the customers' changing needs. It is also our mission to profitably satisfy shareholder performance expectations and to be an active citizen of the communities we serve.
____________________________________________________________________________

COMMUNITY OFFICES
Toll free to all locations: 800-326-9486
----------------------------------------
Mansfield
15 South Main Street
Mansfield, PA  16933
717-662-2121
FAX 717-662-3278

Local Board
  William J. Waldman, Chairman
  Anthony D. Fiamingo
  Allan K. Reed
  Stephen A. Saunders
  William J. Smith

Officers
  Allan K. Reed, Assistant Vice President, Office Manager
  James T. Hepp, Assistant Office Manager
  Shari L. Bolt, Customer Service Counselor
  Kristina M. Payne, Customer Service Counselor
----------------------------------------
Blossburg
300 Main Street
Blossburg, PA  16912
717-638-2115
FAX 717-638-3178

Local Board
  Mark L. Dalton, Chairman
  Terrance M. Asalone
  Harold K. House
  George D. Lloyd
  Thomas Phinney

Officers
  Terrance M. Asalone
  Michele E. Litzelman, Customer Service Counselor
----------------------------------------
Ulysses
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633

Local Board
  Ronald G.  Bennett, Chairman
  Lloyd R. Dugan
  D. Thomas Eggler
  Phillip D. Vaughn
  James A. Wagner

Officers
  Phillip D. Vaughn, Assistant Vice President
  L. Abbie Lerch, Customer Service Counselor
----------------------------------------
Genesee
RD 1, Box 58
Genesee, PA 16923
814-228-3201
FAX 814-228-3395

Local Board
  Gene E. Kosa, Chairman
  William R. Austin
  John K. Hyslip
  Stephen B. Richard
  Dennis C. Smoker

Officers
  William R. Austin, Assistant Vice President
  Christine M. Miller, Customer Service Counselor
----------------------------------------
Sayre
306 West Lockhart Street
Sayre, PA 18840
717-888-6602
FAX 717-888-3198

Local Board
  Joseph Burkhart, Chairman
  Blaine W. Cobb, MD
  Robert Elsbree
  Russel Knight
  Chester L. Reed

Officers
  Chester L. Reed, Assistant Vice President
  Toni Tracy, Customer Service Counselor
----------------------------------------
Troy
303 West Main Street
Troy, PA 16947
717-297-4131
FAX 717-297-4133

Local Board
  Lyle Haflett, Chairman
  Thomas Calkins, III
  Richard Packard
  David E. Carlson
  Donald White

Office Manager
  David E. Carlson
----------------------------------------
Wellsboro
99 Main Street
Wellsboro, PA 16901
717-724-2600
FAX 717-724-4381

Local Board
  William A. Hebe, Esquire, Chairman
  Oliver Richard Bartlett
  Robin K. Carleton
  Wilson Gridley, III
  Jeffrey L. Wilson

Office Manager
  Jeffrey L. Wilson, Assistant Vice President

MAC
Money Access Card
[LOGO OMITTED]

24 Hour Automated Teller
*Mansfield *Mansfield University
*Mansfield WalMart
*Soldiers and Sailors Memorial Hospital
Wellsboro *Genesee *Ulysses *Sayre
                                      ____

THE BUSINESS OF CITIZENS FINANCIAL SERVICES, INC.
____________________________________________________________________________
SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at the Tioga County Fairgrounds Youth building in Whitneyville, PA on Tuesday, April 18, 1995 at 12:00 noon.

FORM 10-K

The Annual Report to the Securities and Exchange Commission, Form 10-K, will be made available upon request.

Contact:
  Thomas C. Lyman, Treasurer
  Citizens Financial Services, Inc.
  15 South Main Street
  Mansfield, PA 16933

TRANSFER AGENT

  Citizens Financial Services, Inc.
  15 South Main Street
  Mansfield, PA 16933
  Telephone: 717-662-2121/800-326-9486

SHAREHOLDER SERVICES

Shareholder inquiries nad requests for assistance should be directed to the Transfer Agent listed above.
____________________________________________________________________________
MONEY MAKERS

Anthony Misciagna & Co., Inc.
6 Bird Cage Walk
Hollidaysburg, PA 16648
Telephone: 800-343-5149

Ryan, Beck & Co.
80 Main Street
West Orange, NJ  07052
Telephone: 800-342-2325

W H Newbolds Son & Co.
1500 Walnut Street
Philadelphia, PA 19102
Telephone: 800-441-4132

Janney Montgomery Scott
1601 Market Street
Philadelphia, PA 19103
Telephone: 800-JANNEYS

Paine Webber Incorporated
111 S.W. 5th Avenue, #1200
Portland, OR 97204
Telephone: 800-541-5171
                                      ____

                                     CITIZENS
                                FINANCIAL SERVICES
                                 ________________
                                   INCORPORATED

                      15 South Main Street, Mansfield, PA 16933
                            Tel. 717-662-2121/800-326-9486
                 copyright 1995, All Rights Reserved. Printed in USA.