Form 10-K, Exhibit 13
period 1996-12-31
CITIZENS FINANCIAL SERVICES INC
filed 1997-03-20
CIK 739421

CITIZENS
                        FINANCIAL SERVICES
                           INCORPORATED

                          ANNUAL REPORT
                               1996
_________________________________________________________________
[GRAPHIC OMITTED:  Colonial rider on horseback, middle of the page, approximately two inches square]
_________________________________________________________________

<PAGE.
<1>

_________________________________________________________________
[GRAPHIC OMITTED:  Watermark of colonial rider on horseback]
_________________________________________________________________

To our Shareholders, Customers and Employees:

As you review this 1996 annual report, you will quickly become aware of the tremendous success we enjoyed this past year. It is a pleasure to issue this report because it represents another year of record achievement. The directors and employees deserve recognition for their enthusiastic pursuit of many new strategic initiatives undertaken this year. You would be proud of their superb dedication in stepping up to these challenges. The end result whether measured in asset growth, customer and community service, or earnings and return on shareholder investment is continued success!

Allow me to summarize some of this year's highlights.

new community offices

On April 20, 1996, we welcomed two more communities to our corporation. The Canton and Gillett offices were acquired from Meridian Bancorp, Inc. (subsequently purchased by CoreStates).
As a result of this transaction, we added $17.1 million in deposits and $3.7 million in loans. More importantly, we had the opportunity to bring our "community banking" philosophy back to these customers and communities.

Supermarket banking has recently become a significant national trend, however this trend had not reached our area until now!
On October 31, 1996, we were delighted to open our first supermarket office, a 660 square-foot section within the Weis Market "superstore" just east of the borough of Wellsboro. At this facility, we offer 62 hours of service weekly (including Saturday and Sunday hours). The public reception of the new Weis Market has been tremendous and we are pleased with the deposit and loan growth in the early stages.

financial performance

During 1996 we saw total assets grow $35.7 million (14.5%) from $247.1 million to $282.8 million. Deposits and loans grew $26.9 million (12.6%) and $20.6 million (12.9%), respectively. A considerable portion of the deposit growth occurred because of the Canton and Gillett office acquisition as mentioned above. Loan demand in 1996 was very strong as evidenced by the $75 million of credit extended as compared to $50 million in 1995.

The quality of our loan portfolio remains very high. Net loan charge-offs in 1996 were $43 thousand as compared to $51 thousand in 1995. The allowance for possible loan losses was $2 million at year-end 1996, representing 1.1% of gross loans nearly the same relationship as the 1995 allowance to gross loans. Loans not accruing interest totaled $1.3 million versus $1.5 million at year-end 1996 and 1995, respectively. The largest loans among this group are secured by mortgage liens and we therefore expect minimal loss exposure.

<2>

_________________________________________________________________
[GRAPHIC OMITTED: Photograph of employees of the Corporation being recognized for years of service, bottom left of page, approximately 3.5 inches by 2 inches]
_________________________________________________________________
First Citizens National Bank employees were recognized for five-year intervals of service. Shown from left are: Judy Wetzel
(10), Allan Reed (15), Gina Boor (5), Dick Wilber (15), Lynett Myers (10), Bill Austin (5) and Pam King (10). Not shown: Kathy Brooks (5), Wendy Southard (5), Katie Brown (10), Deb Scott (15), Gail Gunther (15), and Bob Wrisley (20).
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, center top of page, approximately 2.5 inches by 3 inches]
_________________________________________________________________
Shari L. Johnson, Customer Service Counselor and Terry B. Osborne, Executive Vice President, receive Employee of the Year awards from Richard E. Wilber, President. Shari joined First Citizens in 1992 and Terry in 1975. They were honored at this year's annual Christmas party for their outstanding professional contributions.
_________________________________________________________________

Net income grew 6% to a record $3 million. In the third quarter we incurred a one-time assessment of $274 thousand for Federal Deposit Insurance Corporation (FDIC) premiums as a result of congressional action to rescue the ailing Savings Association Insurance Fund. This special assessment was applied to deposits we obtained in the 1989 acquisition of Star Savings and Loan Association. Had it not been for this one-time assessment, net income would have approximated $3.2 million for an annual increase of 12%.

Total stockholders' equity grew to $22.9 million or 7.5% over the $21.3 million at year-end 1995. Stockholders' equity now represents 8.1% of year-end assets well in excess of ratios defined as "well capitalized" by regulatory agencies.

Earnings per share was $2.21 compared to $2.08 for 1995. Had it not been for the one-time FDIC assessment, 1996 earnings per share would have been $2.33. Dividends declared in 1996 were 89 cents or 4.7% over the 85 cents; in 1995. At year-end, our common shares carried an average bid/ask price of $26.38 or 7.7% greater than $24.50 one year ago.

operating and strategic initiatives

Aside from the significant efforts that went into the acquisition of Canton and Gillett offices and the creation of the Weis supermarket office, we were very busy with a number of other important strategies.

We saw continued success in controlling costs as we had the full -year benefit of check imaging technology (implemented in mid
1995). Furthermore, as a result of this technology, we incurred very minor incremental costs for processing Canton and Gillett account activity and statement preparation. In addition, "computer output to laser disc" technology reduced our computer paper cost by 50%! These technology investments have proved even more beneficial than initially expected.

Although growth in assets and the number of community offices are important, our overriding commitment is to assure we do not diminish the high-quality, personal service that has been our hallmark. Toward this end, management support was increased in order to keep up with customers' increasing product and service expectations.

human resources

With the addition of the Canton and Gillett offices, we were fortunate to welcome many dedicated and customer-sensitive employees. These employees were instrumental in easing the transitional inconvenience that many customers experience in this situation. Furthermore, consistent with our philosophy in other community offices, we were fortunate to add very competent local board members with a diversity of experience in Gillett, Forest "Woody" Oldroyd (owner of Woody's Country Store) and in Canton, David Wright (dairy and veal farmer), Marilyn Scott (contracted school bus driver and Borough Council president), Roger Graham (self-employed excavating contractor) and Lester Hilfiger (Canton Borough Authority manager).

A new local board member was also added in Wellsboro  James
Stager (president and operator of Joker's Coal and Morris Block).

We continue to be blessed with employees committed to enhancing their professional skills. Evidence of this is the fact that 82 employees attended some form of education or training during 1996.

the future

We are about to embark on a future that appears extremely challenging yet promising. Although our industry changed greatly during the past decade, it is expected that the next decade will experience accelerated evolution. The consolidation trend continues unabated (keep in mind that over the past ten years, the number of commercial banks declined over 30% to less than 10,000). This should continue as full interstate banking and branching is avail able effective September 1997 (regardless of differing state banking rules).

The uncertainties regarding Federal Deposit Insurance Corporation reserve levels are now behind us. Future premium costs will return to the more modest levels that we last recall from the 70's.

Recent decisions by our regulatory agencies along with decisions of the Supreme Court have laid the foundation for expanded products and services. Of great significance was the provision allowing national banks to offer a full range of insurance products and that such services be offered "from a place with a population not exceeding 5,000."

<3>

_________________________________________________________________
GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, top left of page, approximately 3.5 inches by 2.5 inches]
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President, approximately 10 inches in length by 3.5 inches width on right side of page]
_________________________________________________________________
A Message from the President
_________________________________________________________________

In a separate yet critically important decision by the Supreme Court, restrictions have been imposed on credit union expansion. This decision will soon be subject to a re-hearing by the Court and could create more meaningful restrictions reducing or eliminating the unfair competitive advantages that credit unions enjoy.

Various members of Congress are now touting legislation whereby banks may be allowed to enter a host of non-traditional areas currently prohibited by the Glass-Steagall Act. The dialogue in Washington now is for "financial modernization" but we must remember that we've anxiously awaited such modernization for many years. Will this be the year?

With this being the landscape for our industry, the question is how it affects (and how soon) the direction of our bank. Our focus during 1997 and into 1998 will be the following:

Further utilization of technology to both enhance customer service and restrain the growth of our cost structure.

Expand the variety and appeal of products and services
(especially as it relates to mortgage loan programs).

Sustain a strong marketing, promotions, and business development program to continue our strong growth.

Finalize the headquarters and Mansfield community office building plans which have been contemplated for many years.

Convert to a new hardware and software system that will enhance and improve customer service, as well as expand the delivery methods available to customers.

We recognize this is an aggressive set of plans which will require us to be extremely focused. I am very pleased with our preparation thus far and believe your board of directors and employees are poised to meet these challenges head-on. We are working very hard to sustain the success we have enjoyed and prepare ourselves for the year 2000 and beyond.

/s/ Richard E. Wilber
Richard E. Wilber
President

<4>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, one inch square]
_________________________________________________________________
First Citizens' Scrap Book
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Allan K. Reed, left side of page, approximately 2 inches by 2.5 inches]
_________________________________________________________________
Allan K. Reed
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Chester L. Reed, next to photograph of Allan K. Reed, approximately 2 inches by 2.5 inches]
_________________________________________________________________
Chester L. Reed
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of William A. Richetti, next to photograph of Chester L. Reed, approximately 2 inches by 2.5 inches]
_________________________________________________________________
William R. Richetti
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Christopher S. Landis, next to photograph of William A. Richetti, approximately 2 inches by 2.5 inches]
_________________________________________________________________
Christopher S. Landis
_________________________________________________________________

Allan K. Reed

In November, Allan Reed was promoted to Branch Administrator. Allan was previously office manager of the Mansfield community office. In his new position, Allan is responsible for the operation and profitability of eight community offices in order to meet the financial and credit services needs of their customers.

Allan and his family attend the Covington Baptist church. He is active with the Boy Scouts of America, AWANA, Greater Mansfield Area Chamber of Commerce, Mansfield Men's Chorus, Kiwanis Club of Mansfield, Human Service Providers, and Lambs Creek Sportsmen's Club.

Chester L. Reed

Allan's replacement as Mansfield community office manager was Chet Reed. Chet was most recently office manager of the Sayre community office. Chet has many diplomas from the PBA School of Banking and the Central Atlantic School of Banking.

Chet and his family are looking forward to becoming active residents of the Mansfield Area.

William A. Richetti

Chet's replacement in the Sayre community office is Bill
Richetti. Bill most recently was branch manager of the Horseheads office of First Federal Savings and Loan Association of Rochester. As branch manager, Bill earned several honors including 1990, 1992 and 1993 Branch of the Year!

Bill, who has been in banking for 19 years, is a graduate of Jamestown Community College and has attended many professional educational seminars. He and his family look forward to becoming active residents of the Sayre area.

Christopher S. Landis

Introducing Chris Landis, office manager of the Canton community office. A resident of Mansfield, Chris most recently was a loan officer at Northeastern Farm Credit, ACA, in Wellsboro.

Chris is a graduate of Lycoming College and has attended several credit-related professional educational seminars. Chris is currently the Youth Director at the New Life Church in Canton. He is looking forward to moving back to the Canton area and becoming an active resident of the community.

<5>

_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Jennifer L. Snyder, top left side of page, approximately 2 inches by 2.5 inches]
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Helen Kay Shedden, middle center of page, approximately 2 inches by 2.5 inches
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of employees of the Corporation donating food to local food banks]
_________________________________________________________________
From left: Ruth Wilkinson, Tammy Goodreau, Gina Boor, Abbie Lerch, Cindy Pazzaglia, and Sara Roupp.
_________________________________________________________________

Jennifer L. Snyder

In October 1996, First Citizens opened its first supermarket branch at Weis Market in Wellsboro. Selected to be Sales Manager was Jennifer L. Snyder of Mansfield. Jennifer's most recent position was as Assistant Manager of the Lewisburg WalMart. Jennifer is a graduate of Pennsylvania State University, where she received a B.S. degree in Management and International Business.

In 1997, Jennifer looks forward to the challenge of making First
Citizens' first supermarket office a success. With the team effort used by Jennifer and the rest of the Weis office staff, First Citizens can look forward to a successful 1997.

Helen Kay Shedden

Helen Kay Shedden, office manager of the Gillett community office, joined the First Citizens family when the Gillett office was purchased from Meridian Bancorp in April of 1996. Helen Kay has been manager of the Gillett community office since 1983.

She is active with the Gillett Baptist Church, South Creek
Ambulance Association, and the South Creek Lions Club.

In October, a committee of First Citizens' employees organized a health fair for all employees. The event, which took place on Columbus Day, was attended by: Project Concern from Soldiers and Sailors Memorial Hospital, Mansfield Fire Company, American Cancer Society, Criss Natural Foods, representatives from Charles Cole Memorial Hospital, MARS Fitness Service, Employee Services, Inc., a certified massage therapist, Blue Cross of Northeastern Pennsylvania, and AFLAC. With the help of these organizations, employees were able to have a wellness check, a stress test, and a massage, as well as receiving nutritional information, diet information, exercise information, and insurance information. Attendees also had the option of learning about adult and infant CPR, Carpal Tunnel Syndrome, and Lite Cooking.

As part of this event, each employee brought two nonperishable food items. These items were donated to local food pantries in each of First Citizens' market areas. Pictured above with these items are the committee members.

<6>

_________________________________________________________________
[GRAPHIC OMITTED:  Silhouette of two sets of hands holding the globe]
_________________________________________________________________
VOLUNTEERISM
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of the new clock installed in front of the Wellsboro office, middle center of page, approximately 3 inches by 4.5 inches]
_________________________________________________________________
Shown above is the new clock which was installed in front of the Wellsboro office. The clock was designed to match Wellsboro's existing gaslight image of a time gone by.
_________________________________________________________________

Community banking means more than just having a bank located within your community; it means having a bank which makes a contribution to the community, is active in local organizations and works to make the area a better place to live. First Citizens National Bank is doing just that. It has always been and will continue to be a concerned, active corporate citizen here in the Twin Tiers.

Recently, President Clinton asked retired General Colin Powell to head a committee to promote volunteerism in America. First Citizens is proud to say that this concept isn't new to us. Rather, it's a legacy that has existed since the bank began operations in 1932. As you can see, the theme of our annual report is volunteerism. As you read this report, you will agree that we have reason to be proud of our people and the many ways in which they commit themselves to improving our communities.

In 1996, the bank demonstrated its commitment to the communities it serves by donating more than $60,000 to many worthwhile causes. To the people of First Citizens National Bank, reinvesting in the community means more than just providing capital to growing businesses and families. It entails a much deeper, personal commitment. In 1996, First Citizens employees and directors not only lived up to the exemplary standards of the model volunteer, they redefined them.

The commitment of which we speak is a commitment of time, money, knowledge and labor. During 1996, the employees and directors donated more than 13,000 hours to all levels of community service. We have forged a partnership with our communities by making this commitment. The result of this partnership is an accomplishment of various goals that would be unachievable alone.

In a recent employee survey, we found there were many volunteers among the organization. In fact, many are active in their churches as committee members, Sunday School teachers and organizers of various outreach programs. Many are devoted to the youth in the Twin Tiers through organizations such as Little League, Junior Bowling, AYSO Soccer, Boy Scouts and Girl Scouts of America, just to name a few.

We are also proud of two women who are actively involved in efforts of the American Cancer Society. These women have battled the disease themselves and have chosen to share their experience with others in hopes of saving lives. They are to be commended for their courage and selflessness, not only in beating this disease, but in donating their time, knowledge and experiences to help others. Not only do they help support women who have been diagnosed with cancer, they also teach women the importance of self exams and early diagnosis. These women are Judy Wetzel, TeleServices Representative and Dot Rakoski, Customer Service Representative, Blossburg. They have earned our admiration and respect and we are very proud of the job they do.

Several other individuals should be commended for the remarkable amount of time and energy they donate to many different organizations. As you read the following, you will agree that these individuals are indeed special. The definition of volunteer is "one who offers service of his own free will." That accurately describes the following individuals:

<7>

_________________________________________________________________
[GRAPHIC OMITTED: Photograph of a bank employee at Dickens of a Christmas, middle top of page, approximately 5 inches by 3 inches]
_________________________________________________________________
Karen, dressed in Victorian costume, is shown at the Community Concert information booth at an annual Dickens of a Christmas celebration in Wellsboro.
_________________________________________________________________
Karen is President of the Community Concert Association dedicated to promoting the Arts.
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of two bank employees presenting an award to the winner of the Laurel Festival 10-K Race, bottom right side of page 2.5 inches by 3 inches]
_________________________________________________________________
Tim is proud of his association with the Laurel Festival 10-K race. Shown above are Rob Carleton (left), also a Wellsboro local board member, and Debbie Callahan, Wellsboro Customer Service Counselor, during a 10-K winners' awards presentation.
_________________________________________________________________
Tim has devoted some of his most valuable time to children.
_________________________________________________________________

Karen Jacobson

Karen Jacobson, a 27-year veteran of First Citizens, is our Assistant Auditor and Security Officer. Karen continually demonstrates the spirit of volunteerism in several of our communities.

Karen is on the Financial Advisory Board of Martha Lloyd Community Services. Martha Lloyd provides care and training for mentally challenged women and men. As past treasurer of the main board, Karen still works to ensure quality of care and financial strength for Martha Lloyd so its programs will be available in Troy for a long time to come.

For the past 26 years Karen has been Mansfield University chapter advisor for Delta Zeta Sorority, and has also served on the national level. Delta Zeta provides an opportunity for young women to assume leadership roles and participate in philanthropic activities while emphasizing academic excellence and the social skills necessary to be successful.

The Wellsboro Presbyterian Church, of which Karen is a member, provides for the spiritual well-being of members of the Wellsboro and surrounding communities through many programs. Karen's involvement also includes Bell Choir, Chancel Choir, Lay Reader, and Member Care & Outreach "Fellowship Friend".

Last, but not least, Karen is also involved in the musical arena. She is president of the Community Concert Association, a 49-year-old local organization dedicated to promoting the arts in the Potter-Tioga-Bradford area. She is an officer of and plays in the Wellsboro Town Band, an organization for area musicians of all ages from all over the Twin Tiers. They join together for six weeks each summer to provide a bit of small-town Americana for their audience.

Timothy J. Gooch, CPA

Tim has been a board member for the Wellsboro community office of First Citizens since 1995. He is also a stockholder in the certified public accounting firm, Pennypacker and Zeigler, P.C. Through his involvement, Tim continually exhibits his concern for the continued growth of the Wellsboro area and its residents.

The Wellsboro area Chamber of Commerce unites its 260 business and individual members for the betterment of the Wellsboro area business community. Tim serves as vice president of the Chamber as well as serving on several committees. His work with the committees includes organizing efforts to increase the membership of the Chamber, assisting in the preparation and monitoring of the annual budget and working with the area businesses for the development and enhancement of the Wellsboro community. Tim also volunteers in various Chamber activities including Homecoming Harvest, Winterfest '97, Dickens of a Christmas, and the Laurel Classic Bicycle Race.

Tim has devoted some of his most valuable time to children. He serves on the board of directors of the Wellsboro Area Little League, which in 1996 enrolled 596 youngsters age 5-18 on 46 teams. In 1996, through the Wellsboro Area Little League program, Tim helped develop a new tee-ball league for five-olds, in which 29 players participated. Continuing with his sports enthusiasm, Tim has been the Race Director for the PA State Laurel Festival 10K Race since 1987. As race director, Tim is responsible for organizing the event in its entirety. From mapping out the course and designing tee-shirts to arranging the prizes and the corporate sponsor, Tim volunteers the time necessary to make this a successful event each year.

<8>
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Carol J. Tama, Corporate Board member, top right side of page, approximately 2.5 inches by 3.5 inches]
_________________________________________________________________
Carol is proud of her involvement with organizations whose mission is to better the life of local children.
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Phillip D. Vaughn, bottom right of page, approximately 2.5 inches by 3.5 inches]
_________________________________________________________________
Phil helps guide the church regarding community outreach and missions.
_________________________________________________________________

Carol J. Tama

Carol has been a director on the Corporate Board of First
Citizens National Bank since 1984 and Citizens Financial
Services, Inc. since 1986. Carol donates her time to many worthy organizations.

As a trustee for the First United Methodist Church in Blossburg, Carol helps to oversee the regular maintenance of the building and grounds as well as various improvement projects. The most recent projects included the restoration of the stained glass windows and the restoration of the sanctuary.

The Blossburg Public Library is open to the residents of the Blossburg borough and surrounding communities. As treasurer, Carol oversees the $60,000 budget of the library, $10,000 of which is used each year to purchase new books.

Carol also donates time to North Penn Comprehensive Health Services. NPCHS was founded because the community wanted to keep medical care available in Blossburg after the hospital closed in 1972. Many valuable programs which fall under the NPCHS umbrella include Headstart, Northern Tier Youth Services, Home Health, and Home and Center. All of these programs offer a valuable service to the community. Carol also serves on the Laurel Health Services Board of Directors which is comprised of board members from NPCHS, Soldiers & Sailors Memorial Hospital, and the Green Home. This board strives to ensure that the mission of each separate entity is being followed while also following the mission of Laurel Health Services.

Carol also serves as a trustee for Mansfield University. The trustees meet quarterly to review the state of the university and to ensure the university's philosophies are being followed in order to maintain the respectable reputation it has earned as an education facility.

Carol is proud of her involvement with organizations whose mission is to better the life of local children. She does this through the Blossburg Area Swimming Association and the Jones Foundation. The swimming association controls the funds which are used to maintain the community pool at Island Park. Although another organization sees to the day-to-day running of the pool, this association sees that funds are available for maintenance and improvements. In 1997, a $60,000 renovation is planned to make the bath house and pool handicapped accessible. The Jones Foundation donates approximately $35,000 each year to North Penn student activities including sending kids to camps, assembly programs, various Boy Scout and Girl Scout groups, and summer programs at Island Park.

Phillip D. Vaughn

Phil, who has been office manager of the Ulysses community office since 1990, is very involved with his local church as well as several community improvement committees and outreach programs. As Elder and a Sunday School teacher with the Zion Christian Assembly, Phil helps guide the church regarding community outreach and missions, as well as budget and building maintenance. He is also a licensed minister who often speaks at his own church as well as other churches throughout the area.

His community improvement efforts include serving on the boards of the Potter County Housing Authority and the Redevelopment Authority. The Housing Authority is the local channel for HUD-subsidized housing, which helps approved renters with the rental fee of HUD-approved housing. It also owns several housing units including those for low-income families and for retired persons. The Redevelopment Authority focuses on the development of industry in Potter County including industrial parks and incubator projects. These efforts include building property to the customer's specifications and then selling the property to these businesses as well as providing space for new businesses until they are secure enough to locate their own facilities.

As a member of the Charles Cole Memorial Hospital Auxiliary, Phil helps his wife, Jessie, who is the gift shop manager. He also serves on the Funds Development Council, which was designed to get feedback from the community regarding what the hospital could do to better provide for their needs. Ultimately, the focus is then on raising funds to implement new programs which would serve those needs.

Phil is also part of the Potter County Habitat for Humanity.  In
1996, after becoming a Habitat affiliate, the Potter County organization selected a site for their first house to be constructed. A family for the house is soon to be selected and building is slated to begin this summer.

<9>

_________________________________________________________________
[GRAPHIC OMITTED: Photograph of Jim Wagner, Ulysses Local Board member, top right of page, approximately 2.5 inches by 3 inches]
_________________________________________________________________
Jim is proud of his involvement in the improvement of the sewer and water systems, as these improvements help ensure the future growth and vitality of the community.
_________________________________________________________________
[GRAPHIC OMITTED: Photograph of bank employee, Claudia Steadman, bottom right of page, approximately 2.5 inches by 3 inches]
_________________________________________________________________
Claudia is always eager to help her community.
_________________________________________________________________

Jim Wagner

Jim is a local board member of the Ulysses community office. For the past 18 years, he has served on the Ulysses Municipal Authority and is its Chairman. The Municipal Authority owns the water and sewer systems in Ulysses. During his term, the authority has changed from dumping raw sewage directly into the streams to treating the sewage prior to discharge. They are currently working on a $500,000 project which will further treat the sewage to lower the high concentration of ammonia nitrates. Jim is proud of his involvement in the improvement of the sewer and water systems, as these improvements help ensure the future growth and vitality of the community.

Jim is also a director for the Northeast Potter County Industrial Development Corporation. His service to this organization includes aiding in the development of an industrial park. This park now has sewer and water access, and efforts are being made to bring new industry to the park. This, of course, would result in increased revenue and jobs in the Potter County area.

Jim is a trustee and choir member of the First Baptist Church. Trustees of the church handle the funding and decision making regarding the church building and property. As a choir member, Jim enjoys singing each Sunday as well as performing during special events, both at the church and elsewhere. He feels especially blessed when he, his wife Carol, and their three sons are able to present special music together for their church.
Jim also serves as a board member of Human Service Providers, Inc. Human Service Providers is a non-profit organization which sells its services to county governments in Potter, Tioga and Bradford counties. As a board member, Jim ensures that programs are in place and working to fulfill the mission of the organization. This mission is to strengthen and improve the lives of mentally challenged individuals.

Claudia Steadman

Claudia, a Senior Customer Service Representative in our Genesee community office, is the area representative for the Salvation Army. As such, she organizes ways in which families in the area are provided with food and clothing when there is a loss from a fire or other natural disaster. She has served as liaison between Potter County and the Salvation Army headquarters in Philadelphia for four years.

She is also a member of the Genesee United Methodist Church, where she is a choir member and a Pastor/Parish Relations Committee member. She enjoys singing in the choir and has done so for the past 25 years. In her role with the Pastor/Parish Relations Committee, Claudia acts as a liaison between the congregation and the minister.

Claudia also serves as bookkeeper for the Genesee Township Water
Authority. She en joys this position as it allows her to serve the community, but also because as bookkeeper, she works with her husband who is the treasurer. Together, they handle the accounting procedures for the Authority.

Claudia is always eager to help her community. When asked to donate money or items for many different community fundraisers, she is quick to respond. This is a characteristic which she shares with many of First Citizens employees and directors.

With individuals like these, our communities are much richer, not necessarily in a monetary way, but because of the invaluable knowledge, energy and experiences which the communities receive from them. First Citizens has a diverse group of employees who are active in all areas of their communities, serving in every imaginable capacity, from giving blood to working with children to raising funds for the needy. We are very proud to have these individuals as part of our family.

<10>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left had corner of page .5 inches square]
_________________________________________________________________
FINANCIAL HIGHLIGHTS
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

in thousands, except
per share data
                                 1996       1995
BALANCE SHEET
Assets                        $282,810    $247,094
Deposits                       240,177     213,316
Net Loans                      180,418     159,794
Investments                     86,057      73,715
Stockholders' Equity            22,904      21,297

STATEMENT OF INCOME
Interest Income                 21,341      19,422
Interest Expense                10,867       9,851
Net Interest Income             10,474       9,571
Net Income                       3,003       2,834

PER SHARE DATA
Net Income                        2.21        2.08
Cash Dividends                    0.89        0.85

TRUST AND INVESTMENT SERVICES
Trust Assets Managed            43,311      41,172

_________________________________________________________________
[GRAPHICS OMITTED:  Seven bar charts depicting 1. total assets,
2. net income, 3. stockholders' equity, 4. deposits, 5. net loans, 6. cash dividends declared, and 7. investments, each from 1992 to 1996 (except for investments which are presented from 1993 to 1996). Tabular representation of those graphs are set forth as follows:

TOTAL ASSETS:
(Dollars in Thousands)
1992      1993      1994      1995      1996
$202,155  $216,237  $232,537  $247,094  $282,810

NET INCOME
(Dollars in Thousands)
1992      1993      1994      1995      1996
$2,248    $2,424    $2,625    $2,834    $3,003

STOCKHOLDERS' EQUITY
(Dollars in Thousands)
1992      1993      1994      1995      1996
$16,329   $18,340   $18,903   $21,297   $22,904

DEPOSITS
(Dollars in Thousands)
1992      1993      1994      1995      1996
$178,033  $191,013  $194,478  $213,316  $240,177

NET LOANS
(Dollars in Thousands)
1992      1993      1994      1995      1996
$128,326  $140,391  $154,848  $159,794  $180,418

CASH DIVIDENDS DECLARED
(Dollars in Thousands)
1992      1993      1994      1995      1996
$960      $1,023    $1,088    $1,153    $1,219

INVESTMENTS
(Dollars in Thousands)
1993      1994      1995      1996
$62,645   $64,257   $73,715   $86,057
_________________________________________________________________

<11>

_________________________________________________________________
CONSOLIDATED BALANCE SHEET
December 31, 1996 and 1995
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

(in thousands)                                          1996          1995

ASSETS:
Cash and due from banks:
  Noninterest-bearing                               $  6,407      $  5,536
  Interest-bearing                                        52            37

Total cash and cash equivalents                        6,459         5,573

Available-for-sale securities                         28,736        21,444

Held-to-maturity securities (estimated market
  value 1996, $57,587; 1995, $53,589)                 57,321        52,271

Loans (net of allowance for possible loan losses
  1996, $1,995; 1995, $1,833)                        180,418       159,794

Foreclosed assets held for sale                          164           208

Premises and equipment                                 4,345         4,175

Accrued interest receivable                            2,930         2,607

Other assets                                           2,437         1,022

TOTAL ASSETS                                        $282,810      $247,094


LIABILITIES:
Deposits:
  Noninterest-bearing                               $ 17,924      $ 15,140
  Interest-bearing                                   222,253       198,176

Total deposits                                       240,177       213,316

Borrowed funds                                        15,817         8,855

Accrued interest payable                               2,293         2,106

Dividends payable                                        612           579

Other liabilities                                      1,007           941

TOTAL LIABILITIES                                    259,906       225,797

STOCKHOLDERS' EQUITY:
Common Stock
  $1.00 par value; authorized 5,000,000 shares;
  issued and outstanding 1,360,228 and 1,347,323
  shares in 1996 and 1995, respectively               1,360          1,347

Additional paid-in capital                            6,828          6,512

Retained earnings                                    14,544         13,089

TOTAL                                                22,732         20,948

Unrealized holding gains on
available-for-sale securities                           172            349

TOTAL STOCKHOLDERS' EQUITY                           22,904         21,297

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $282,810       $247,094

See notes to consolidated financial statements.

<12>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
CONSOLIDATED STATEMENT OF INCOME
Years Ended December 31, 1996, 1995 and 1994
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

(in thousands, except per share data)                  1996           1995             1994

INTEREST INCOME:
Interest and fees on loans                          $15,817        $14,799          $12,918

Interest-bearing deposits with banks                    148            135               25

Investment Securities:
  Taxable                                             5,238          4,233            4,046
  Nontaxable                                             66            179              281
  Dividends                                              72             76               66

TOTAL INTEREST INCOME                                21,341         19,422           17,336

INTEREST EXPENSE:
  Deposits                                           10,276          9,340            7,521
  Borrowed funds                                        591            511              423

TOTAL INTEREST EXPENSE                               10,867          9,851            7,944

NET INTEREST INCOME                                  10,474          9,571            9,392

Provision for possible loan losses                      205            163              255

NET INTEREST INCOME AFTER PROVISION
FOR POSSIBLE LOAN LOSSES                             10,269          9,408            9,137

OTHER OPERATING INCOME:

Service charges                                         844            732              707
Trust                                                   270            255              204
Realized securities gains, net                           19             10               63
Other                                                   258            255              162

TOTAL OTHER OPERATING INCOME                          1,391          1,252            1,136

OTHER OPERATING EXPENSES:
Salaries and employee benefits                        3,418          3,150            3,088
Occupancy                                               466            413              391
Furniture and equipment                                 599            574              599
Federal deposit insurance premiums                      372            289              406
Other                                                 2,495          2,239            2,006

TOTAL OTHER OPERATING EXPENSES                        7,350          6,665            6,490

Income before provision for income taxes              4,310          3,995            3,783
Provision for income taxes                            1,307          1,161            1,158

NET INCOME                                          $ 3,003        $ 2,834          $ 2,625

EARNINGS PER SHARE                                  $  2.21        $  2.08          $  1.93

See notes to consolidated financial statements.

<13>
_________________________________________________________________
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995, and 1994
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

                                                                                       Unrealized
                                                                 Additional            Holding
(in thousands, except per share data)              Common Stock    Paid-in  Retained   Gains/(Losses)
                                             Shares        Amount  Capital  Earnings   on Securities  Total

Balance, December 31, 1993                 1,321,887       $1,321  $5,976    $10,433       $610      $18,340

Net income                                                                     2,625                   2,625
Stock dividend                                12,656           13     248       (261)
Cash dividends, $.80 per share                                                (1,088)                 (1,088)
  ($.81 per share on a historical basis)
Unrealized losses on available-for-sale securities                                         (974)        (974)


Balance, December 31, 1994                 1,334,543        1,334   6,224     11,709       (364)      18,903

Net income                                                                     2,834                   2,834
Stock dividend                                12,780           13     288       (301)
Cash dividends, $.85 per share                                                (1,153)                         (1,153)
  ($.85 per share on a historical basis)
Unrealized gains on available-for-sale securities                                           713          713


Balance, December 31, 1995                 1,347,323         1,347  6,512     13,089        349       21,297

Net income                                                                     3,003                   3,003
Stock dividend                                12,905            13    316       (329)
Cash dividends, $.89 per share                                                (1,219)                 (1,219)
Unrealized losses on available-for-sale securities                                         (177)        (177)

Balance, December 31, 1996                 1,360,228        $1,360 $6,828    $14,544       $172      $22,904

See notes to consolidated financial statements.

<14>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 1996, 1995 and 1994
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

(in thousands)                                                                  1996      1995      1994

Cash Flows from Operating Activities:
   Net income                                                                  $ 3,003    $ 2,834   $ 2,625
   Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for possible loan losses                                         205         163       255
       Provision for depreciation and amortization                                442         412       440
       Amortization and accretion on investment securities                        362         248       190
       Deferred income taxes                                                       36          25        20
       Realized gains on securities                                               (19)        (10)      (63)
       Realized gains on loans sold                                               (23)        (37)      (12)
       Gain on sales or disposals of premises and equipment                         -           -        (2)
       Gain on sales of foreclosed assets held for sale                           (50)        (45)      (24)
       (Increase) decrease in accrued interest receivable and other assets       (487)       (393)      247
       Increase in accrued interest payable and other liabilities                 253         468        82

          Net cash provided by operating activities                             3,722       3,665     3,758

Cash Flows from Investing Activities:
   Available-for-sale securities:
       Proceeds from sales of securities                                           16           -     3,063
       Proceeds from maturities of securities                                   2,000       1,000         -
       Purchases of securities                                                 (9,682)     (6,797)   (3,003)
   Held-to-maturity securities:
       Proceeds from maturities and principal repayments of securities          8,108       5,556     3,203
       Purchases of securities                                                (13,395)     (8,375)   (6,478)
   Net increase in loans                                                     (17,338)      (5,250)  (14,713)
   Purchase of loans                                                          (3,659)           -         -
   Capital expenditures                                                         (539)        (463)     (602)
   Proceeds from sale of premises and equipment                                    -            -         4
   Proceeds from sale of foreclosed assets held for sale                         285          184       100
   Property purchased for future expansion                                      (250)           -         -
   Deposit acquisition premium                                                (1,018)           -         -

          Net cash used in investing activities                               (35,472)    (14,145)  (18,426)

Cash Flows from Financing Activities:
   Net increase in deposits                                                     9,731      18,838     3,465
   Proceeds from long-term borrowings                                           1,166       1,844     2,844
   Repayments of long-term borrowings                                          (1,050)       (186)     (390)
   Net increase (decrease) in short-term borrowed funds                         6,846      (8,833)    9,704
   Dividends paid                                                              (1,187)     (1,121)   (1,056)
   Deposits of acquired branches                                               17,130           -         -

          Net cash provided by financing activities                             32,636     10,542    14,567

          Net increase (decrease) in cash and cash equivalents                     886         62      (101)

Cash and Cash Equivalents at Beginning of Year                                   5,573      5,511     5,612

Cash and Cash Equivalents at End of Year                                       $ 6,459    $ 5,573   $ 5,511

Supplemental Disclosures of Cash Flow Information:

       Interest paid                                                           $10,680    $ 9,437   $ 7,970
       Income taxes paid                                                       $ 1,310    $ 1,135   $ 1,097
       Noncash activities:
          Real estate acquired in settlement of loans                          $   191    $   179   $    13

See notes to consolidated financial statements.

<15>

_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

1.     SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES

Citizens Financial Services, Inc. (individually and collectively, the "Company") is a Pennsylvania corporation organized as the holding company of its wholly-owned subsidiary, First Citizens National Bank (the "Bank"). The Bank is a national banking association headquartered in Mansfield, Pennsylvania and operating ten full-service banking offices in Potter, Tioga and Bradford counties. The Bank provides a comprehensive range of services including consumer loans, residential real estate loans, commercial loans, and loans to various state and municipal entities. Deposit pro grams encompass the full range of consumer as well as commercial checking and savings accounts. Deposit products also include certificates of deposit and individual retirement accounts. A comprehensive menu of trust and investment services are also available. The Company's principal sources of revenue are derived from its loan and investment portfolios. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

INVESTMENT SECURITIES

Investment securities are classified as one of the three following types:

Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity.
These securities are reported at amortized cost.

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 1996 and 1995.

Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity or trading securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income tax effect.

The amortized cost of investment in debt securities is adjusted for amortization of premiums and accretion of discounts, computed by a method that approximates the effective interest method. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

Common stock of the Federal Reserve Bank and Federal Home Loan Bank represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost, and are classified as restricted equity securities held-to-maturity.

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

<16>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

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

ALLOWANCE FOR LOAN LOSSES

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. SFAS No. 118 amends SFAS No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans, eliminating the income recognition provisions of SFAS No. 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operations.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one- to four-family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

FORECLOSED ASSETS HELD FOR SALE

Foreclosed assets acquired in settlement of foreclosed loans are carried at the lower of fair value minus estimated costs to sell or cost. Prior to foreclosure, the value of the underlying loan is written down to fair market value of the real estate or other assets to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on disposition, are included in other expenses and gains are included in other income.

<17>
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation expense is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

OTHER ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Included in other assets is $581,000 of goodwill that is being amortized using the straight-line method over 15 years.

Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Included in other assets is $364,000 of core deposit intangibles which are being amortized on a straight-line basis over 6 years.

The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis and permanent declines in value, if any, are charged to expense.

INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period.

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

The Company also has a profit-sharing plan which provides tax-deferred salary savings to plan participants.

CASH FLOWS

The Company utilizes the net reporting of cash receipts and cash payments for deposit and lending activities. The Company considers amounts due from banks and the demand deposit portion of interest-bearing deposits in banks as cash equivalents.

TRUST ASSETS AND INCOME

Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Bank.

Trust income is reported on a cash basis, which is not materially different from the accrual basis.

EARNINGS PER SHARE

Earnings per share calculations give retroactive effect to the issuances of stock dividends declared by the Company. The number of shares used in the earnings per share and dividends per share calculation was 1,360,228 for 1996, 1995, and 1994.

RECLASSIFICATION

Certain of the 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on net income.

2.     RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $1,262,000 and $937,000 at December 31, 1996 and 1995, respectively.

Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

<18>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________


3.     INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 1996 and 1995, were as follows (in thousands):

                                                     Gross      Gross       Estimated
                                      Amortized    Unrealized Unrealized     Fair
December 31, 1996                        Cost        Gains      Losses      Value

Held-to-Maturity Securities:
U.S. Treasury securities               $49,169        $449     $(179)      $49,439
Obligations of state and
  political subdivisions                   606          14         -           620
Corporate obligations                    4,694          22        (4)        4,712
Mortgage-backed securities               1,724           1       (37)        1,688

Total debt securities                   56,193         486      (220)       56,459

Restricted equity securities             1,128           -         -         1,128

Total Held-to-Maturity                 $57,321        $486    $ (220)      $57,587

Available-for-Sale Securities:
U.S. Treasury securities               $21,239        $238    $  (71)      $21,406
Corporate obligations                    7,235          21        (3)        7,253
Equity securities                            3          74                     77

Total Available-for-Sale               $28,477        $333    $  (74)      $28,736


                                                     Gross       Gross       Estimated
                                       Amortized   Unrealized   Unrealized    Fair
December 31, 1995                         Cost       Gains        Losses     Value

Held-to-Maturity Securities:
U.S. Treasury securities               $42,700      $1,209      $ (4)      $43,905
Obligations of state and
 political subdivisions                  1,311          37         -         1,348
Corporate obligations                    4,744         103        (2)        4,845
Mortgage-backed securities               2,377           2       (27)        2,352

Total debt securities                   51,132       1,351       (33)       52,450
Restricted equity securities             1,139           -         -         1,139

Total Held-to-Maturity                 $52,271      $1,351      $(33)      $53,589

Available-for-Sale Securities:
U.S. Treasury securities               $15,201        $390       $ -       $15,591
Corporate obligations                    5,711          67         -         5,778
Equity securities                            4          71         -            75

Total Available-for-Sale               $20,916        $528       $ -       $21,444

There were no sales of debt securities in 1996 and 1995. Proceeds from the sale of available-for-sale debt securities during 1994 amounted to $3,063,000, with a gain of $59,000 realized on sales. In 1996, 1995, and 1994 gains of $4,000, $10,000 and $4,000, respectively, resulted from early calls of debt securities.

Net realized gains of $15,000 on sales of equity securities were recorded in 1996. There were no sales of equity securities in 1995 and 1994.

<19>
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

Investment securities with an approximate carrying value of $48,103,000 and $40,615,000 at December 31, 1996 and 1995, were pledged to secure public funds and certain other deposits as provided by law.

The amortized cost and estimated carrying value of debt securities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Estimated
                                                    Amortized Cost    Fair Value

Held-to-Maturity Securities:
   Due in one year or less                              $ 5,767        $ 5,785
   Due after one year through five years                 44,109         44,324
   Due after five years through ten years                 4,594          4,663
   Due after ten years                                    1,723          1,687

      Total                                             $56,193        $56,459

                                                                       Estimated
                                                     Amortized Cost    Fair Value

Available-for-Sale Securities:
   Due in one year or less                              $ 5,927        $ 5,959
   Due after one year through five years                 17,024         17,062
   Due after five years through ten years                 5,523          5,638

      Total                                             $28,474        $28,659

4.     LOANS

The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region.

Major classifications of loans are as follows (in thousands):

                                                                             December 31,

                                                                         1996            1995

Real estate loans:
   Residential                                                         $108,416        $ 96,594
   Commercial                                                            27,670          24,167
   Agricultural                                                           6,134           8,027
   Construction                                                           4,262           1,018

Loans to individuals for household, family and other purchases           14,465          13,198

Commercial and other loans                                               11,529          10,535

State and political subdivision loans                                    10,105           8,347

                                                                        182,581         161,886

Less unearned income on loans                                               168             259

Less allowance for possible loan losses                                   1,995           1,833

   Loans, net                                                          $180,418        $159,794

<20>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

At December 31, 1996 and 1995, net unamortized loan fees and costs of $874,000 and $850,000, respectively, have been deducted from the carrying value of loans.

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired in accordance with SFAS No.114 was $414,000, and $696,000, respectively, all of which were on a nonaccrual basis. At December 31, 1996 and 1995, all of the $414,000 and $696,000, respectively, of impaired loans do not have an allowance for loan losses allocated as a result of the loans being collateral dependent and the value of the collateral exceeding the recorded investment in the loan.

The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995, was approximately $696,000.
For the year ended December 31, 1996 and 1995, the Company recognized interest income on impaired loans of $2,000 and $3,000, respectively, all of which was recognized using the cash basis method of income recognition.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,258,000 and $1,459,000 (which included the impaired loans in accordance with SFAS No. 114) at December 31, 1996 and 1995, respectively. If interest had been recorded at the original rate on those loans, such income would have approximated $127,000, $147,000, and $131,000 for the years ended December 31,
1996, 1995, and 1994, respectively. Interest income on such loans, which is recorded as received, amounted to approximately $40,000, $58,000, and $40,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

Transactions in the allowance for possible loan losses were as follows (in thousands):

                                                                      Years Ended December 31,

                                                                  1996          1995          1994

Balance, beginning of year                                       $1,833        $1,721        $1,516
   Provisions charged to income                                     205           163           255
   Recoveries on loans previously charged against the allowance      21            18            18

                                                                  2,059         1,902         1,789
   Loans charged against the allowance                              (64)          (69)          (68)

Balance, end of year                                             $1,995        $1,833        $1,721


The following is a summary of the past due and nonaccrual loans as of December 31, 1996 and 1995 (in thousands):

                                                    December 31, 1996

                                         Past Due        Past Due
                                        30-89 days    90 days ormore     Nonaccrual

Real estate loans                         $2,283           $716            $1,229
Installment loans                             12              -                 -
Credit cards and related loans                26              1                 -
Commercial and all other loans               356              6                29

Total                                     $2,677           $723            $1,258


                                                    December 31, 1995

                                         Past Due        Past Due
                                        30-89 days    90 days ormore     Nonaccrual

Real estate loans                         $1,875           $622            $1,442
Installment loans                             13             19                 -
Credit cards and related loans                35              4                 -
Commercial and all other loans               430             44                17

Total                                     $2,353           $689            $1,459

<21>

_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

5.     PREMISES & EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                                          December 31,
                                                      1996          1995

Land                                                 $  907        $  897
Buildings                                             3,926         3,694
Furniture, fixtures and equipment                     3,914         3,624

                                                      8,747         8,215

Less accumulated depreciation                         4,402         4,040

   Premises and equipment, net                       $4,345        $4,175

Depreciation expense amounted to $370,000, $412,000, and $440,000 for 1996, 1995, and 1994, respectively.


6.     DEPOSITS

Certificates of deposit of $100,000 or more amounted to $19,280,000 and $18,542,000 at December 31, 1996 and 1995, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,172,000, $1,089,000, and $861,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

Following are maturities of certficates of deposit as of December
31, 1996 (in thousands):

                              1997     $ 72,182
                              1998       21,566
                              1999       11,447
                              2000       21,395
                              2001        9,972
                        Thereafter          672

      Total certificates of deposit    $137,234


7.     BORROWED FUNDS

                                         Securities
                                         Sold Under                     Other         Total
                                        Agreements to      FHLB        Borrowed     Borrowed
(dollars in thousands)                  Repurchase(a)   Advances(b)    Funds(c)       Funds

  1996
Balance at December 31                    $ 5,018         $ 8,925      $ 1,874       $15,817
Highest balance at any month-end            5,367           9,800        1,874        17,041
Average balance                             5,263           2,599        1,874         9,736
Weighted average interest rate:
   Paid during year                          5.80%           5.54%        7.56%         6.07%
   As of year-end                            5.90            6.76         7.56          6.58


  1995
Balance at December 31                    $ 5,331         $ 1,650      $ 1,874       $ 8,855
Highest balance at any month-end            5,331          10,400        1,874        17,605
Average balance                             4,257           1,900        1,874         8,031
Weighted average interest rate:
   Paid during year                          5.91%           6.20%        7.56%         6.36%
   As of year-end                            5.91            6.05         7.56          6.29


  1994
Balance at December 31                     $4,756         $ 9,400      $ 1,874       $16,030
Highest balance at any month-end            5,224           9,400        1,874        16,498
Average balance                             4,964           2,629          847         8,440
Weighted average interest rate:
   Paid during year                          4.47%           5.18%        7.61%         5.01%
   As of year-end                            5.28            6.61         7.61          6.33

<22>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________


(a) Securities sold under agreements to repurchase mature within one to five years. The Company has pledged U.S. Treasury securities with a carrying value at December 31, 1996 and 1995, of $6,494,000 and $6,615,000, respectively. The respective market values were $6,513,000 and $6,786,000.

(b) FHLB Advances are comprised of two types of borrowings with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. The Company has a borrowing limit of $20,000,000, exclusive of any outstanding advances. As of December 31, 1996, total FHLB advances were comprised of Open RepoPlus borrowings. The Company also has an avail able line of credit with the FHLB ("Flexline"), with a borrowing limit of approximately $8,500,000. Flexline advances also mature within one year and bear a variable rate of interest that adjusts daily. There are no prepayment penalties for these borrowings. As of December 31, 1995 and 1994, total FHLB advances were comprised of Flexline borrowings. There were no outstanding borrowings on this line of credit as of December 31, 1996. Although no specific collateral is required to be pledged for Open RepoPlus or Flexline borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB.

(c) Other borrowed funds consist of separate loans with the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

                                                      December 31,
 Fixed Rate           Maturity                 1996               1995

    7.25%           May 15, 2000             $  166              $  166
    7.40%           May 15, 2001                245                 245
    7.52%           May 15, 2002                229                 229
    7.60%           May 15, 2003                216                 216
    7.56%           May 17, 2004                201                 201
    7.61%           May 16, 2005                188                 188
    7.65%           May 15, 2006                175                 175
    7.68%           May 15, 2007                163                 163
    7.72%           May 15, 2008                151                 151
    7.76%           May 15, 2009                140                 140
Total borrowed funds                         $1,874              $1,874


Following are maturities of borrowed funds as of December 31, 1996 (in thousands):

                         1997            $12,557
                         1998                822
                         1999                288
                         2000                442
                         2001                245
                   Thereafter              1,463
         Total borrowed funds            $15,817


8.     LEASES

The Company is committed under two noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1996, are as follows (in thousands):

                         1997               $ 50
                         1998                 50
                         1999                 35
                         2000                 30
                         2001                 30
                   Thereafter                 56
 Total minimum lease payments               $251

Total rental expense for all operating leases for 1996, 1995, and 1994 amounted to $52,000, $31,000, and $28,000, respectively.

<23>
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

9.     EMPLOYEE BENEFIT PLANS

The Company has a noncontributory, defined-benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company's funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 5,905 and 4,936 shares of the Company's common stock at December 31, 1996 and 1995, respectively.

Pension cost for 1996, 1995, and 1994 include the following components (in thousands):

                                                                    Years Ended December 31,

                                                                1996          1995          1994

Service cost benefits earned during the period                  $101          $  85         $  70
Interest cost on projected benefit obligation                    111            104            83
Return on assets                                                (229)          (331)          (26)
Net amortization and deferral                                     54            189          (117)

Net pension cost                                                $ 37          $  47          $ 10

As of December 31, 1996, the Plan's total accumulated benefit obligation was $1,235,000, including vested benefits of $1,196,000.

The funded status of the Plan and amount recognized in the Company's consolidated balance sheet are summarized as follows
(in thousands):

                                                                           December 31,

                                                                       1996           1995

Projected benefit obligation                                         $(1,782)       $(1,699)
Plan assets at fair value                                              2,242          1,937

Excess of assets over projected benefit obligation                       460            238
Prior service costs                                                      (69)           (76)
Unrecognized net (loss) gain from past experience different
   from that assumed and effects of changes in assumptions               (74)            92
Unrecognized net transition gain                                        (129)          (144)

Prepaid pension cost                                                 $   188        $   110

The projected benefit obligation for the Plan at December 31, 1996, 1995, and 1994, were determined using an assumed discount rate of 7%, 7%, and 8%, respectively, and an assumed long-term rate of compensation increase of 4.0%, 4.5%, and 5%, respectively. The assumed long-term rate of return on Plan assets was 8% at December 31, 1996, 1995, and 1994.

The Company also has a profit-sharing plan, covering substantially all employees, which provides tax-deferred salary savings to plan participants. The Company's contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company's profit-sharing contribution is determined by the board of directors on a discretionary basis. The Company's contributions for 1996, 1995, and 1994 were $131,000, $86,000, and $120,000, respectively.

10.      INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                 Years Ended December 31,

                                             1996          1995         1994

     Currently payable                      $1,271        $1,136       $1,138
     Deferred liability                         36            25           20

     Provision for income taxes             $1,307        $1,161       $1,158

<24>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

The following temporary differences gave rise to the net deferred tax asset at December 31, 1996 and 1995 (in thousands):

                                                 1996                 1995

Deferred tax assets:
   Allowance for loan losses                     $495                 $440
   Deferred compensation                          194                  184
   Loan fees and costs                             53                   99
   Goodwill and core deposit intangibles            9                    -
   Capital loss carryforward                        -                    5

Total                                             751                  728

Deferred tax liabilities:
   Unrealized gains on available-for-sale
    securities                                    (88)                (180)
   Premises and equipment                        (147)                (108)
   Bond accretion                                 (67)                 (74)
   Prepaid pension cost                           (64)                 (37)

Total                                            (366)                (399)

Deferred tax asset, net                          $385                 $329

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

                                                                     Years Ended December 31,

                                                                 1996          1995          1994

Provision at statutory rates on pre-tax income                 $1,465        $1,358        $1,286
Effect of tax-exempt income                                      (198)         (188)         (170)
Nondeductible interest                                             27            23            19
Other items                                                        13            32            23

Provision for income taxes                                     $1,307        $1,161        $1,158

Statutory tax rates                                                34%           34%           34%
Effective tax rates                                              30.3%         29.1%         30.6%

Income taxes applicable to realized security gains at December
31, 1996, 1995, and 1994, were $1,000, $3,000, and $21,000,
respectively.

11.      RELATED PARTY TRANSACTIONS

Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.

A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

                            Beginning                                               Ending
                             Balance          Additions         Repayments          Balance

          1996               $1,379             $ 156             $ 261             $1,274
          1995                1,501               181               303              1,379
          1994                1,541               618               658              1,501

Such loans were made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.

<25>
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

12.      REGULATORY MATTERS

Dividend Restrictions:

The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank's net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 1997 without approval of the Comptroller of the Currency of approximately $3,463,000, plus the Bank's net income for 1997.

Loans:

The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 1996, the regulatory lending limit amounted to approximately $2,487,000.

Regulatory Capital Requirements:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabili ties, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as de fined).
Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they (the Company and the Bank) are subject.

As of December 31, 1996, the most recent notifications from the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capital ized under the regulatory framework for prompt corrective action. To be categorized as well capi talized they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reflects the Company's and the Bank's capital ratios at December 31 (in thousands):

                                                              1996                        1995
                                                        Amount    Ratio             Amount     Ratio

Total capital (to risk-weighted assets)

Company                                                $23,764    15.03%           $22,666     16.52%
Bank                                                    23,731    15.01             22,616     16.48
For capital adequacy purposes                           12,649     8.00             10,979      8.00
To be well capitalized                                  15,811    10.00             13,724     10.00

Tier I capital (to risk-weighted assets)

Company                                                $21,787    13.78%           $20,949     15.26%
Bank                                                    21,754    13.76             20,899     15.23
For capital adequacy purposes                            6,324     4.00              5,490      4.00
To be well capitalized                                   9,486     6.00              8,234      6.00

Tier I capital (to average assets)

Company                                                $21,787     7.76%           $20,949      8.54%
Bank                                                    21,754     7.75             20,899      8.52
For capital adequacy purposes                            8,424     3.00              7,359      3.00
To be well capitalized                                  14,041     5.00             12,265      5.00

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance
Corporation.

<26>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

13.      OFF-BALANCE-SHEET RISK

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

Financial instruments whose contract amounts represent credit risk at December 31, 1996 and 1995, are as follows (in thousands):

                                            1996                     1995

     Commitments to extend credit         $16,740                  $13,228
     Standby letters of credit            $   660                  $   863

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management's credit assessment of the counter party.

Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending normal loan commitments to customers. The Company generally holds collateral supporting standby letters of credit.

14.      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Also, it is the Company's general practice and interest to hold its financial instruments to maturity and not to engage in trading or sales activities. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be deter mined with precision. Changes in assumptions can significantly affect the estimates.

Estimated fair values have been determined by the Company using historical data, as generally provided in the Company's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The Company's fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Cash and due from banks:

The carrying amounts for cash and due from banks approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

Investment Securities:

The fair values of investments are based on quoted market prices as of the balance sheet date. For certain instruments, fair value is estimated by obtaining quotes from independent dealers.

<27>

_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

In accordance with SFAS No. 115, available-for-sale securities are marked to-market for financial reporting purposes and therefore already approximate fair value (in thousands):

                                                  DECEMBER 31, 1996            DECEMBER 31, 1995

                                                  BOOK    ESTIMATED            BOOK     ESTIMATED
                                                  VALUE    FAIR VALUE           VALUE    FAIR VALUE

Available-for-sale securities                    $28,736    $28,736           $21,444    $21,444
Held-to-maturity securities                       57,321     57,587            52,271     53,589

Total investment securities                      $86,057    $86,323           $73,715    $75,033

Loans:

Fair values are estimated for portfolios of loans with similar financial characteristics.

The fair value of performing loans has been estimated by discounting expected future cash flows. The discount rate used in these calculations is derived from the Treasury yield curve adjusted for credit quality, operating expense and prepayment option price, and is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic and lending conditions.

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

The following table presents information for loans (in thousands):

                                                  DECEMBER 31, 1996            DECEMBER 31, 1995

                                                  BOOK    ESTIMATED            BOOK     ESTIMATED
                                                  VALUE    FAIR VALUE           VALUE    FAIR VALUE

Net loans                                       $180,418   $180,586          $159,794    $160,681

Deposits:

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities (in thousands).

                                                  DECEMBER 31, 1996            DECEMBER 31, 1995

                                                  BOOK    ESTIMATED            BOOK     ESTIMATED
                                                  VALUE    FAIR VALUE           VALUE    FAIR VALUE

Noninterest-bearing demand                      $ 17,924    $17,924          $ 15,140    $ 15,140
Interest-bearing deposits:
   Savings and NOW                                59,168     59,168            48,998      48,998
   Money market investors                         25,851     25,851            24,096      24,096
   Certificates of deposit less than $100,000    117,954    119,504           106,540     107,929
   Certificates of deposit more than $100,000     19,280     19,388            18,542      18,636

<28>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

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

Borrowed Funds

Rates available to the Company for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of borrowed funds (in thousands):

                                                  DECEMBER 31, 1996            DECEMBER 31, 1995

                                                  BOOK    ESTIMATED            BOOK     ESTIMATED
                                                  VALUE    FAIR VALUE           VALUE    FAIR VALUE

Securities sold under agreements  to repurchase   $5,018    $5,018             $5,331    $5,331
FHLB Advances                                      8,925     8,925              1,650     1,650
Other borrowed funds                               1,874     1,975              1,874     1,976

Commitments to Extend Credit and Standby Letters of Credit:

There is no material difference between the notional amount and the estimated fair value of off-balance-sheet items which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding (see Note 13).

15.      BRANCH ACQUISITIONS

On April 20, 1996, the Bank completed the acquisition of the Canton and Gillett, Pennsylvania banking offices of Meridian Bank of Pennsylvania with total assets of $3,845,000 and retail core deposits of $17,130,000. The transaction was accounted for under the purchase method and the Bank received approximately $12,270,000 in cash.

16.      SUBSEQUENT EVENT

On February 24, 1997, the Bank reached an arbitration settlement with a vendor. The settlement was for legal remedies associated with relationships with this vendor. The Bank received $884,000 in cash and $250,000 in credits to be applied to future expenditures, which if unused will expire within two years. The amount received by the Bank is net of fees associated with the arbitration.

<29>

_________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

17.      CONDENSED FINANCIAL INFORMATION PARENT COMPANY ONLY

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET
December 31, 1996 and 1995

(in thousands)                                                      1996                      1995

Assets
   Cash                                                            $   33                    $    49
   Dividends receivable - subsidiary                                  612                        579
   Investment in subsidiary,
     First Citizens National Bank                                  22,871                     21,248

Total assets                                                      $23,516                    $21,876

Liabilities & stockholders' equity
   Dividends payable                                              $   612                    $   579
   Stockholders' equity                                            22,904                     21,297

Total liabilities and stockholders' equity                        $23,516                    $21,876

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME
Years Ended December 31, 1996, 1995, and 1994

(in thousands)                                                   1996         1995         1994

Dividend income                                                $1,265       $1,235       $1,136
Expenses                                                           62           64           65

Income before equity in undistributed earnings of subsidiary    1,203        1,171        1,071
Equity in undistributed
  earnings - First Citizens National Bank                       1,800        1,663        1,554

  Net income                                                   $3,003       $2,834       $2,625


CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF CASH FLOWS
Years Ended December 31, 1996, 1995, and 1994
(in thousands)                                                   1996         1995         1994

Cash Flows from operating activities:
  Net income                                                   $3,003       $2,834       $2,625
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Equity in undistributed earnings of subsidiary               (1,800)     (1,663)       (1,554)
  Increase in other assets                                        (32)        (32)          (19)

    Net cash provided by operating activities                   1,171       1,139         1,052

Cash flows used in financing activities:
  Cash dividends paid                                          (1,187)     (1,121)       (1,056)

    Net (decrease) increase in cash                               (16)         18            (4)

Cash at beginning of year                                          49          31            35

Cash at end of year                                            $   33     $    49       $    31

<30>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
REPORT OF INDEPENDENT AUDITORS
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

SNODGRASS
Certified Public Accountants
[LOGO OMITTED]


To the Stockholders and Board of Directors of Citizens Financial
Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.
As discussed in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impairment of loans and related allowance for loan losses.


/s/ S.R. Snodgrass, A.C.

Wexford, PA
February 28, 1997


S.R. Snodgrass, A.C.
101 Bradford Road    Wexford, PA 15090-6909
Phone: 412-934-0344    Faxsimile: 412-934-0345

<31>
_________________________________________________________________
SELECTED FINANCIAL DATA
FIVE YEARS SUMMARY OF OPERATIONS
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________


(dollar amounts in thousands)                   1996       1995      1994       1993       1992

Interest income                              $ 21,341   $ 19,422  $ 17,336   $ 16,551   $ 16,684
Interest expense                               10,867      9,851     7,944      7,853      8,895

Net interest income                            10,474      9,571     9,392      8,698      7,789
Provision for possible loan losses                205        163       255        315        324

Net interest income after provision
  for possible loan losses                     10,269      9,408     9,137      8,383      7,465
Other operating income                          1,372      1,242     1,073      1,016        991
Realized securities gains (losses), net            19         10        63         50         35
Other operating expenses                        7,350      6,665     6,490      6,117      5,423

Income before provision for income taxes        4,310      3,995     3,783      3,332      3,068
Provision for income taxes                      1,307      1,161     1,158        908        820

Net income                                   $  3,003   $  2,834  $  2,625   $  2,424   $  2,248

Per share data:
Net income                                   $   2.21   $   2.08  $   1.93   $   1.78   $   1.65
Cash dividends                                    .89        .85       .81        .77        .73
Book value                                      16.84      15.66     13.90      13.48      12.00

Total investments                            $ 86,057   $ 73,715  $ 64,257   $ 62,645   $ 59,742
Loans, net                                    180,418    159,794   154,848    140,391    128,326
Total assets                                  282,810    247,094   232,537    216,237    202,155
Total deposits                                240,177    213,316   194,478    191,013    178,033
Stockholders' equity                           22,904     21,297    18,903     18,340     16,329

COMMON STOCK

Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid/ask prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC "Bulletin Board", its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau's "Pink Sheets." The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a semiannual basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 12).

                                        Dividends                                            Dividends
                         1996            declared                            1995             declared
                  High          Low     per share                      High          Low     per share

First quarter    $25.88        $25.88                First quarter    $23.00       $20.50
Second quarter    25.25         24.75      $  .44    Second quarter    23.00        20.50       $  .42
Third quarter     25.50         25.00                Third quarter     22.75        22.50
Fourth quarter    25.88         25.50      $  .45    Fourth quarter    23.50        21.50       $  .43

<32>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
CONSOLIDATED QUARTERLY DATA
TRUST AND INVESTMENT SERVICES STATEMENT OF CONDITION
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

CONSOLIDATED QUARTERLY DATA

(dollar amounts in thousands)                                           Three Months Ended
1996                                                    March 31    June 30     Sept 30     Dec 31

Interest income                                          $5,005     $5,302       $5,512     $5,522
Interest expense                                          2,528      2,687        2,816      2,836

Net interest income                                       2,477      2,615        2,696      2,686
Provision for possible loan losses                           48         53           52         52
Other operating income                                      302        333          374        363
Realized securities gains, net                               19          -            -          -
Other operating expenses                                  1,673      1,754        2,024      1,899

Income before provision for income taxes                  1,077      1,141          994      1,098
Provision for income taxes                                  352        332          284        339

Net income                                               $  725     $  809       $  710     $  759

Earnings Per Share                                       $ 0.53     $ 0.59       $ 0.52     $ 0.56


                                                                        Three Months Ended
1995                                                    March 31    June 30     Sept 30     Dec 31

Interest income                                          $4,628     $4,783       $4,964     $5,047
Interest expense                                          2,313      2,436        2,515      2,587

Net interest income                                       2,315      2,347        2,449      2,460
Provision for possible loan losses                           50         38           38         37
Other operating income                                      287        335          291        329
Realized securities gains, net                                5          -            5          -
Other operating expenses                                  1,709      1,740        1,582      1,634

Income before provision for income taxes                    848        904        1,125      1,118
Provision for income taxes                                  240        257          324        340

Net income                                               $  608     $  647       $  801     $  778

Earnings Per Share                                       $ 0.45     $ 0.47       $ 0.59     $ 0.57

TRUST AND INVESTMENT SERVICES STATEMENT OF CONDITION
  The following graph shows personal trust asset growth over the past five years.
                                            1996           1995

INVESTMENTS:
Bonds                                     $14,770        $19,161
Stock                                      10,284          8,713
Savings and money market funds             10,554          8,666
Mutual funds                                6,756          3,556
Mortgages                                     491            578
Real estate                                   285            236
Miscellaneous                                 127             96
Cash                                           44            166

TOTAL                                     $43,311        $41,172

ACCOUNTS:
Estates                                   $   413        $   314
Trusts                                     25,458         20,751
Guardianships                                 197            116
Pension/profit sharing                      8,611          7,412
Investment management                       4,911          3,884
Custodial                                   3,721          8,695

TOTAL                                     $43,311        $41,172

[GRAPH OMITTED: One bar chart depicting personal trust assets from 1992 to 1996. Tabular representation of those graphs are set forth as follows:

PERSONAL TRUST ASSETS
(Dollars in Thousands)
1992      1993      1994      1995      1996
$23,706   $26,085   $27,781   $31,786   $39,776
_________________________________________________________________

<33>

_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

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

In addition to historical information, this report contains forward-looking statements. The statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a material difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the quarterly reports on Form 10-Q to be filed by the Company and any current reports on Form 8-K filed by the Company.

Financial Condition

  The following table presents the growth (dollars in millions) during the past two years:

  Growth in:                         1996                          1995
                                $          %                   $          %

  Total assets                 35.7       14.5               14.5        6.3
  Total deposits               26.9       12.6               18.8        9.7
  Total loans                  20.6       12.9                4.9        3.2
  Total investments
    (including available-for-sale
     and held-to-maturity)     12.3       16.7                9.5       14.7
  Total stockholders'
     equity                     1.6        7.5                2.4       12.7

Investments

The investment portfolio, including available-for-sale and held-to-maturity securities, increased by $12.3 million or 16.7% in 1996 as compared to growth of $9.5 million in 1995. The primary growth in the investment portfolio occurred in U.S. Treasury securities, with a $12.3 million or a 21.1% increase as compared to an increase of $7.7 million in 1995. Corporate obligations increased by $1.4 million during 1996.

The 1996 growth in the investment portfolio was the result of strong deposit growth and the addition of the banking offices described later in this Management's Discussion and Analysis section and in Footnote 15 of the Consolidated Financial Statements.

The funds that are not used to fund loans are placed in investments which are of less risk and, therefore, lower yield.
The impact on net interest income is discussed later in the Net
Interest Income section.

The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 1996:

<34>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

                                                          Book Value at December 31,

                                     % of           % of           % of               % of               % of
                              1996  Total   1995   Total     1994 Total    1993     Total     1992     Total

Available-for-sale:
  U.S. Treasury securities  $21,406  24.9  $15,591  21.2   $14,594  22.7    $16,126     25.7
  Corporate obligations       7,253   8.4    5,778   7.8        -      -          -        -
  Equity securities              77    .1       75    .1        46     .1        45       .1

Held-to-maturity:
  U.S. Treasury securities   49,169  57.1   42,700  57.9    36,042   56.1    30,686     49.0   $38,942     65.2
  Federal agency obligations      -     -        -     -       500     .8       502       .8     1,000      1.7
  Obligations of state & political
    subdivisions                606    .7    1,311   1.8     2,735    4.3     3,498      5.6     4,106      6.9
  Corporate obligations       4,694   5.5    4,744   6.4     6,729   10.4     7,715     12.3    10,108     16.9
  Mortgage-backed securities  1,724   2.0    2,377   3.2     2,513    3.9     3,066      4.9     4,606      7.7
  Restricted equity
   securities                 1,128   1.3    1,139   1.6     1,098    1.7     1,007      1.6       980      1.6

Total                       $86,057 100.0  $73,715 100.0   $64,257  100.0   $62,645    100.0   $59,742    100.0

Maturities and Average Weighted Yields of Investment Securities

The expected maturities and average weighted yields for the above investment portfolio as of December 31, 1996, as shown below.
Yields on tax-exempt securities are presented on a fully-taxable equivalent basis assuming a 34% tax rate:

                                      Within            One-             Five-              After
                                       One     Yield    Five     Yield   Ten     Yield       Ten      Yield          Yield
                                       Year     (%)     Years    (%)     Years     (%)      Years     (%)     Total     (%)

Held-to-maturity securities:
  U.S. Treasury                     $ 4,014     6.28   $43,187   6.33   $1,968    6.72     $     -       -  $49,169    6.34
  State & political subdivisions,
    general obligation                    2     8.33         9   8.33        4    8.33           -       -       15    8.33
  State & political subdivisions,
    revenue                             251    13.18       340  12.31        -      -           -        -     591   12.68
  Corporate obligations               1,500     9.16     3,194   6.53        -      -           -        -   4,694    7.37
  Mortgage-backed securities          1,065     5.73       659   5.68        -      -           -        -   1,724    5.71
  Restricted equity securities            -        -         -      -        -      -       1,128     6.00   1,128    6.00

Total held-to-maturity              $ 6,832     7.08   $47,389   6.38   $1,972   6.72     $ 1,128     6.00 $57,321    6.47

Available-for-sale securities:
  U.S. Treasury                     $ 3,030     7.61   $12,738   6.19   $5,638   6.55     $     -        - $21,406    6.49
  Corporate obligations               2,929     6.11     4,324   6.43        -      -           -        -   7,253    6.30
  Equity securities                       -        -         -      -        -      -          77     1.50      77    1.50

Total available-for-sale            $ 5,959     6.87   $17,062   6.25   $5,638   6.55     $    77     1.50 $28,736    6.43

During 1990 through 1996, the concentration of the Company's investment portfolio has shifted dramatically as U.S. Treasury securities now comprise 82% of the total portfolio. No new investments have been made in state and political subdivisions since 1985. In 1996, the Company invested $4.8 million in corporate obligations (investment-grade securities). This investment strategy reflects management's conservative investment philosophy and its reluctance to pursue other types of securities that carry more interest rate and credit risk but offer only a marginally higher rate of return.

Approximately 86% of the amortized cost of debt securities are expected to mature within five years or less (average expected maturity 3.2 years), as evidenced in Footnote 3 of the Consolidated Financial Statements.

It is management's intention to hold substantially all debt securities purchased to maturity. Further, the Company expects that earnings from operations, the high liquidity level of the securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank are sufficient to meet future liquidity needs, and management does not anticipate selling securities for liquidity requirements. Accordingly, the majority of the securities portfolio is classified as held-to-maturity.

The Company has no securities from a single issuer representing more than 10% of stockholders' equity.

<35>

_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

Loans

Historically, loans have been originated by the Company to customers in North Central Pennsylvania and the Southern Tier of New York. Loans have been originated primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers. The Company also does a limited amount of indirect loans through new and used car dealers in the primary lending area.

All lending is governed by a lending policy which is developed and maintained by management and approved by the board of directors. The Company's lending policy regarding real estate loans is that generally the maximum mortgage granted on owner-occupied residential property is 80% of the appraised value or purchase price (whichever is lower) when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 80% of the current appraised value. The maximum term for mortgage loans is 25 years for one- to four-family residential property and 15 years for commercial and vacation property.

As shown in the following table, total loans grew by $20.7 million in 1996, or 12.8%, a strong increase from the 3.0% increase during 1995. The residential mortgage loan portfolio increased 12.2% as a result of higher demand during 1996. In addition, $1.6 million in conforming mortgage loans were originated and sold on the secondary market through the Federal Home Loan Mortgage Corporation, providing over $23,000 of income in origination fees and premiums on loans sold, compared to $1.7 million in loans originated and $37,000 of income in 1995. Residential mortgage lending is a principal business activity and one the Company expects to continue by providing a full complement of conforming, nonconforming and home equity mortgages priced competitively.

Total commercial real estate increased by $3.5 million or 14.5%
(up from the 10.5% gain in 1995). Commercial lending activity is primarily focused on small businesses and the Company's commercial lending officers have been very successful in attracting new business loans.

Loans to individuals increased $1.3 million or 9.6% during 1996 compared to an increase of $1.3 million in 1995.

State and political subdivision loans increased $1.8 million or 21.1% compared to an increase of $1.0 million in 1995. Over the last few years, management has been successful in obtaining tax-exempt loans from local municipalities and school districts to replace the maturing tax-exempt securities in the investment portfolio.

The acquisition of the offices at Canton and Gillett accounted for $3.7 million of the loan growth. (See Footnote 15 of the Consolidated Financial Statements and discussion to follow.)

The majority of lending activity has been mortgage loans secured by one- to four-family residential property. The Company does offer a 25-year fixed-rate mortgage product; however, since 1987 the growth in the mortgage portfolio has been in the area of one- to five-year adjustable rate mortgages. As of December 31, 1996, residential real estate and real estate construction loans made up 61.7% of the Company's total loan portfolio.

Continuing in 1997, the Company's primary goal is to be the premier mortgage lender in its market area, with its large menu of conforming mortgages (including "jumbo" and low- to moderate-income home buyer mortgages) through Farmers Home Administration (FmHA) and Pennsylvania Housing Finance Agency
(PHFA). Continued training of branch office personnel and the focus on flexibility and fast "turn around time" will aid in meeting this goal. (Also see the discussion in Footnote 4.)

                                Five Year Breakdown of Loans by Type
                                              December 31,
                           1996               1995              1994               1993             1992
                      Amount     %       Amount       %     Amount     %      Amount      %    Amount       %

Real estate:
  Residential       $ 108,416  59.4     $ 96,594   59.7    $ 97,359  62.0    $ 92,149   64.3  $  85,196   64.5
  Commercial           27,670  15.2       24,167   14.9      21,915  13.9      19,926   13.9     15,994   12.1
  Agricultural          6,134   3.4        8,027    5.0       7,125   4.5       4,216    2.9      5,011    3.8
  Construction          4,262   2.3        1,018    0.6       1,271   0.8       1,102    0.8        803    0.6
Loans to individuals
  for family and other
  purchases            14,465   7.9       13,198    8.1      11,886   7.7      11,696    8.2     12,637    9.6
Commercial and other   11,529   6.3       10,535    6.5      10,285   6.5       8,959    6.3      8,811    6.7
State and political
  subdivision loans    10,105   5.5        8,347    5.2       7,303   4.6       5,170    3.6      3,581    2.7

Total loans           182,581 100.0      161,886  100.0     157,144 100.0     143,218  100.0    132,033  100.0

Unearned income           168                259                575             1,311             2,506
Allowance for possible
  loan losses           1,995              1,833              1,721             1,516             1,201

Net loans           $ 180,418           $159,794           $154,848          $140,391          $128,326

<36>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

The predominant source of earning assets is from the loan portfolio. The following table shows the maturity of commercial and agricultural loans and commercial loans secured by real estate as of December 31, 1996, classified according to the sensitivity to changes in interest rates within various time intervals:

                                             Commercial,
                                             financial,     Real estate
                                             agricultural  construction   Total

Maturity of loans:
One year or less                             $ 6,761         $   -      $ 6,761
Over one year but less than five years        10,871             -       10,871
Over five years                               37,806          4,262      42,068

Total                                        $55,438         $4,262     $59,700

Sensitivity of loans to changes in
interest rates - loans due after one year:
Predetermined interest rate                  $16,217         $2,547     $18,764
Floating or adjustable interest rate          32,460          1,715      34,175

Total                                        $48,677         $4,262     $52,939

Deposits

Over the last several years the Company, responding to the demand for new competitive products in the market area, began to tier interest-bearing transaction and savings accounts by deposit size (larger balances receive higher rates). The Company has been offering a wide variety of deposit instruments, as have its competitors. Some of the deposit product variations were limited transaction deposit accounts with interest rates that vary as often as daily, unlimited transaction interest-bearing accounts, Premier 50, Premier 50 Plus, Gold Club, individual retirement accounts, longer-term certificates of deposit (generally of five-year maturity), promotional 30-month, 66-month and Roll-Up certificates of deposit (which allows the customer to adjust the interest rate up once during the term by a maximum of 100 basis points).

During 1996, the Company moved to expand and consolidate its market share by the acquisition of two offices and the start of its first supermarket office at Weis Market in Wellsboro.

Deposit growth of $26.9 million or 12.6% was the result of the acquisition of the offices at Canton and Gillett ($17.1 million) and the competitive pricing of certificates of deposit. Deposit growth in 1995 was an increase of $18.8 million or 9.7%.

Transaction accounts (noninterest-bearing and interest-bearing) increased $10.9 million or 20% in 1996, while total certificates of deposit increased $12 million or 9.7%. Certificates of deposit growth in 1995 was $16 million or 14.6%.

During 1996, the interest cost of certificates of deposit remained high while the interest rate paid on Money Market Investors and savings accounts declined. This rate environment (high rates for certificates of deposit and lower rates for interest-bearing transaction and savings accounts) resulted in substantial growth in certificates of deposit. Money market deposit accounts (which are paid a higher interest rate than savings and NOW accounts) had growth of $1.8 million or 7.3%.

The following table shows the composition of deposit accounts over the last three years as of December 31:

Deposits by Major Classification
                                                 1996               1995                1994
                                            Amount     %       Amount     %        Amount     %

Noninterest-bearing deposits               $ 17,924   7.5      $15,140   7.1      $ 14,495   7.5
NOW accounts                                 31,836  13.2       23,681  11.1        23,963  12.3
Savings deposits                             27,332  11.4       25,317  11.9        26,102  13.4
Money market deposit accounts                25,851  10.8       24,096  11.3        20,799  10.7
Certificates of deposit                     137,234  57.1      125,082  58.6       109,119  56.1

Total deposits                             $240,177 100.0     $213,316 100.0      $194,478 100.0

<37>
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

Remaining maturities of certificates of deposit of $100,000 or more:

                                                 1996               1995                1994

3 months or less                            $ 1,962             $2,708             $ 4,339
3 through 6 months                            2,788              2,474               3,813
6 through 12 months                           6,051              4,538               2,323
Over 12 months                                8,479              8,822               5,903

Total                                       $19,280            $18,542             $16,378

As a percent of total
  certificates of deposit                    14.05%             14.82%              15.01%

Deposits by Type of Depositor

                                                 1996               1995                1994
                                            Amount     %       Amount     %        Amount     %

Individual, partnerships
  & corporations                            $212,398  88.4     $188,471  88.4      $173,879  89.4
United States government                         148    .1          132    .1           214    .1
State & political subdivisions                25,794  10.7       23,279  10.9        18,868   9.7
Other                                          1,837    .8        1,434    .6         1,517    .8

Total deposits                              $240,177 100.0     $213,316 100.0      $194,478 100.0

The methods used by the Company to attract and retain deposits (in addition to competitive interest rates) have been increased marketing and business development efforts, continuous emphasis on quality personal service, expanded trust and investment management services and more convenient hours. In all of our community offices, lobby and drive-up hours now include Wednesday afternoons (when they were traditionally closed) as well as Saturday hours. The supermarket office is open seven days a week with extended hours on weekdays. The Company currently provides nine MAC automated teller machines, which are part of the MAC regional and PLUS national network.

Results of Operations

Net income during 1996 increased to $3 million (net income per share of $2.21), an increase of $169,000 or 6% over the $2.8 million reported in 1995 (net income per share of $2.08).

The following table sets forth certain performance ratios of the Company for the periods indicated:

                                                                    1996      1995      1994

Return on assets (net income to average total assets)               1.11%     1.18%     1.17%
Return on equity (net income to average total equity)              13.59%    14.10%    14.06%
Dividend payout ratio (dividends declared divided by net income)   40.12%    40.22%    41.45%
Equity to asset ratio (average equity to average total assets)      8.18%     8.45%     8.33%

Net income is influenced by five key elements: net interest income, other operating income, other operating expenses, provision for income taxes and the provision for possible loan losses. A discussion of these five elements follows.

Net Interest Income

The most significant source of revenue is net interest income, the amount by which interest earned on interest-bearing assets exceeds interest expense on interest-bearing liabilities. Net interest income (tax adjusted) in 1996 was $10.8 million (an increase of $ .9 million or 9.4%) as compared to $9.9 million in 1995 and $9.7 million in 1994.

Factors which influence net interest income are changes in volume of interest-bearing assets and liabilities as well as changes in the associated interest rates. The following tables set forth the Company's average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

<38>
_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

Analysis of Average Balances and Interest Rates (1)

                                                   1996                       1995
                                       Average             Average  Average            Average
                                       Balance  Interest   Rate    Balance  Interest     Rate
                                          $        $        %        $         $          %

Assets
Short-term investments:
  Interest-bearing deposits at banks    2,782     147      5.28     2,334    135       5.78

Total short-term investments            2,782     147      5.28     2,334    135       5.78
Investment securities:
  Taxable                              82,163   5,310      6.46    64,990  4,309       6.63
  Tax-exempt (3)                          792     100     12.63     2,150    271      12.61

Total investment securities            82,955   5,410      6.52    67,140  4,580       6.82
Loans:
  Residential mortgage loans          104,176   9,699      9.31    96,998  9,018       9.30
  Commercial & farm loans              41,896   4,121      9.84    38,615  3,829       9.92
  Loans to state & political
   subdivisions                         9,631     829      8.61     7,152    644       9.00
  Other loans                          14,401   1,435      9.96    13,989  1,501      10.73

Loans, net of discount (2)(3)(4)      170,104  16,084      9.46   156,754 14,992       9.56

Total interest-earning assets         255,841  21,641      8.46   226,228 19,707       8.71
Cash and due from banks                 5,920                       4,737
Bank premises and equipment             4,311                       4,128
FASB 115 adjustment                       218                          46
Other assets                            3,828                       2,653

Total noninterest-bearing assets       14,277                      11,564

Total assets                          270,118                     237,792

Liabilities and Stockholders' Equity
Interest-bearing deposits:
  NOW accounts                         29,752     688      2.31    24,152    556       2.30
  Savings accounts                     27,541     612      2.22    25,722    628       2.44
  Money market accounts                27,189   1,192      4.38    23,003  1,089       4.73
  Certificates of deposit             133,071   7,784      5.85   119,260  7,067       5.93

Total interest-bearing deposits       217,553  10,276      4.72   192,137  9,340       4.86
Other borrowed funds                    9,730     591      6.07     8,031    511       6.36

Total interest-bearing liabilities    227,283  10,867      4.78   200,168  9,851       4.92
Demand deposits                        17,550                      14,647
Other liabilities                       3,184                       2,837

Total noninterest-bearing liabilities  20,734                      17,484
Stockholders' equity                   22,101                      20,140

Total liabilities&stockholders' equity 270,118                     237,792

Net interest income                            10,774                      9,856

Net interest spread (5)                                   3.68%                       3.79%
Net interest income as a percentage
  of average interest-earning assets                      4.21%                       4.36%
Ratio of interest-earning assets
  to interest-bearing liabilities                         1.13                        1.13

Analysis of Average Balances and Interest Rates (1) - continued

                                                        1994
                                        Average                    Average
                                        Balance       Interest      Rate
                                          $              $           %

Assets
Short-term investments:
  Interest-bearing deposits at bank       605            25          4.13

Total short-term investments              605            25          4.13
Investment securities:
   Taxable                             61,215         4,111          6.72
   Tax-exempt (3)                       2,997           427         14.26

Total investment securities            64,212         4,538          7.07
Loans:
   Residential mortgage loans          93,697         8,229          8.78
   Commercial & farm loans             32,937         2,887          8.77
   Loans to state & political
    subdivisions                        6,427           482          7.50
   Other loans                         13,833         1,448         10.47

Loans, net of discount (2)(3)(4)      146,894        13,046          8.88

Total interest-earning assets         211,711        17,609          8.32
Cash and due from banks                 4,694
Bank premises and equipment             3,999
FASB 115 adjustment                       125
Other assets                            3,419

Total noninterest-bearing assets       12,237

Total assets                          223,948

Liabilities and Stockholders' Equity
Interest-bearing deposits:
   NOW accounts                        26,052           593         2.28
   Savings accounts                    27,388           635         2.32
   Money market accounts               21,363           728         3.41
   Certificates of deposits           105,455         5,565         5.28

Total interest-bearing deposits       180,258         7,521         4.17
Other borrowed funds                    8,440           423         5.01

Total interest-bearing liabilities    188,698         7,944         4.21
Demand deposits                        14,318
Other liabilities                      18,664

Total noninterest-bearing liabilities  16,586
Stockholder's equity                   18,664

Total liabilities & stockholders'
  equity                              223,948

Net interest income                                   9,665

Net interest spread (5)                                             4.11%
Net interest income as a percentage
  of average interest-earning assets                                4.57%
Ratio of interest-earning assets
  to interest-bearing liabilities                                   1.12


(1) Averages are based on daily balances.
(2) Includes loan origination and commitment fees of $155, $155, and $180 for 1996, 1995, and 1994, respectively.
(3) Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4) Income on nonaccrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5) Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

<39>

_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

The following table shows the effect of changes in volume and rates on interest income and expense. Rate/Volume variances are allocated to rate and volume variances based upon the absolute change in each. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

                                                    Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis

                                                    1996 vs. 1995                               1995 vs. 1994
                                           Change in     Change    Total     Change in     Change     Total
                                            Volume      in Rate    Change     Volume      in Rate     Change
Interest income:
Short-term investments:
  Interest-bearing deposits at banks       $    22      $  (10)    $   12     $   96      $   14       $  110
Investment securities:
  Taxable                                    1,107        (106)     1,001        250         (52)         198
  Tax-exempt                                  (172)          1       (171)      (111)        (45)        (156)
Total investments                              935        (105)       830        139         (97)          42
Loans:
  Residential mortgage loans                   668          13        681         96         493          789
  Commercial and farm loans                    323         (31)       292        535         407          942
  Loans to state & political subdivisions      212         (27)       185         58         104          162
  Other loans                                   46        (112)       (66)        17          36           53
Total loans - net of discount                1,249        (157)     1,092        906       1,040        1,946
Total interest income                        2,206        (272)     1,934      1,141         957        2,098
Interest expense:
Interest bearing deposits:
  NOW accounts                                 129           2        131        (44)          8          (36)
  Savings accounts                              59         (75)       (16)       (55)         48           (7)
  Money market accounts                        174         (71)       103         60         301          361
  Certificates of deposit                      807         (90)       717        775         727        1,502
Total interest-bearing deposits              1,169        (234)       935        736       1,084        1,820
Other borrowed funds                           102         (21)        81        (19)        106           87

Total interest expense                       1,271        (255)     1,016        717       1,190        1,907
Net interest income                         $  935      $  (17)    $  918     $  424      $  233       $  191

As can be seen from the preceding tables, tax equivalent net interest income rose from $9,665,000 in 1994 to $9,856,000 in 1995 and increased to $10,774,000 in 1996. In 1996, net interest income increased $918,000 as overall spread decreased from 3.79% to 3.68%. The increased volume of interest-earning assets generated an increase in income of $2,206,000 while increased volume of interest-bearing liabilities produced $1,271,000 of interest expense. The change in volume resulted in an increase of $935,000 in interest income. The net change in rate was $17,000 resulting in a total positive net change of $918,000.
The yield on interest-earning assets decreased 25 basis points from 8.71% to 8.46% and the average interest rate on interest-bearing liabilities decreased 14 basis points from 4.92% to 4.78%. Analysis of the Company's current net interest income in 1996 indicates that the effects of recent interest rate changes and the effect of the yield curve remaining relatively level, continued to have a negative effect on interest margin. Management is currently evaluating alter natives to improve the interest spread.

Other Operating Income

The Company achieved other operating income of $1,391,000 in 1996 which was an increase of $139,000 or 11.1% from $1,252,000 in 1995. An increase of $112,000 occurred in service charges on deposit accounts, primarily the result of additional accounts obtained by the two branches discussed previously. The sale and maturity of securities resulted in $19,000 in gains compared to $10,000 in 1995. Other operating income increased $3,000 in 1996 or 1.2% over that of 1995.

Trust income of $270,000 increased 5.9% from the $255,000 earned during 1995, primarily as the result of growth in traditional trust and investment business and estate settlements through a recently instituted employee referral program. In 1997, management plans to continue to expand small business relationships by working with the community offices and commercial lending staff.

<40>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

Other Operating Expenses

Salaries and employee benefits, the largest category of noninterest expense, increased $268,000 or 8.5% to $3.4 million in 1996 from $3.2 million in 1995.

Occupancy expense increased $53,000 in 1996, or 12.8%, as compared to an increase of $22,000 in 1995. Furniture and equipment expense increased $25,000 or 4.4%.

Other expenses increased in 1996 by $256,000 or 11.4% compared to an increase of $233,000 in 1995.

All of the above other operating expenses have been impacted by the increased staff, buildings and equipment expenses related to the acquisition of the two offices in the spring of 1996 and the new supermarket office started during the fourth quarter of 1996.

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF administered by the FDIC and to provide repayment of Financial Institution Collateral Obligation ("FICO") Bonds issued by the United States Treasury Department. The FDIC levied a one-time assessment on the SAIF deposits equal to 65.7 cents per $100 of the SAIF-assess able deposit base as of March 31, 1995. During the years 1997, 1998 and 1999, the BIF will pay $322 million of FICO debt service and SAIF will pay $458 million. Qualifying Oakar institutions (BIF-insured banks that have acquired SAIF deposits and continue to pay SAIF assessments on a portion of their deposits) are entitled to reduce their SAIF assessment base by 20% for purposes of calculating this special assessment. The Bank is a qualified Oakar bank because of the acquisition of Star Savings and Loan Association in 1991.

During 1997, 1998 and 1999, the average regular annual deposit insurance assessment is estimated to be about 1.29 cents per $100 of deposits for BIF deposits and 6.44 cents per $100 of deposits for SAIF deposits. Individual institutions' assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO costs equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately 2.43 cents per $100 of deposits. The FICO bonds will mature in 2018-2019, ending the interest payment obligation.

The law also provides that BIF and SAIF are to merge to form the Deposit Insurance Fund ("DIF") at the beginning of 1999, provided that there are no SAIF institutions in existence at that time. Merger of the funds will require state laws to be amended in those states authorizing savings associations to eliminate that authorization (state chartered savings banks will not be affected). The provision reflects Congress's apparent intent to merge thrift and commercial bank charters by January 1999; however, no law has yet been enacted to achieve that purpose.

Based on projected deposit levels for 1997, Management expects that the FDIC assessment will be approximately $67,000 or $305,000 less than the FDIC expense for 1996.

Provision for Income Taxes

The provision for income taxes for 1996 increased by $146,000 to $1.3 million, compared to the $3,000 increase in 1995, due to increased earnings adjusted by tax-free interest income.

Loan Quality and Provision for Possible Loan Losses

As discussed previously, the loan portfolio contains a large portion of real estate secured loans (generally residential home mortgages, mortgages on small business properties, etc.), consumer installment loans and other commercial loans. Footnote 4 of the Consolidated Financial Statements provides further details on the composition of the loan portfolio and is incorporated herein.

Management follows quality credit underwriting policies and collection practices and is supplemented by an internal loan review program. In addition, a separate collections department was established to focus on the collection and workout of problem loans. The board of directors and management believe all of these initiatives have led to relatively low levels of nonperforming loans and loan chargeoffs. The following tables indicate the level of nonperforming loans, net chargeoffs and charges against the allowance for losses on real estate owned over the past five years ending December 31:

<41>

_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

                               1996       1995       1994      1993       1992

Nonperforming loans:
Nonaccruing loans           $    844   $    762   $  1,557   $ 1,566   $    689
Impaired loans                   414        697          -         -          -
Accrual loans - 90 days
  or more past due               723        689        267       418        439

Total nonperforming
  loans                     $  1,981   $  2,148   $  1,824   $ 1,984   $  1,128

Foreclosed assets
  held for sale                  164        208        168       231        330

Total nonperforming
  assets                    $  2,145   $  2,356   $  1,992   $ 2,215   $  1,458

Total loans                 $182,581   $161,886   $157,144  $143,218   $132,033
Unearned income                  168        259        575     1,311      2,506
Loans, net of unearned
  income                    $182,413   $161,627   $156,569  $141,907   $129,527

Nonperforming loans as a percent of loans, net
  of unearned income           1.09%      1.33%      1.17%     1.40%      0.87%

Total nonperforming
  assets as a percent
  of loans, net of
  unearned income              1.18%      1.46%      1.27%     1.56%      1.13%

The composition of nonaccrual loans at December 31, 1996, consists predominately of one- to four-family residential loans where the accrual of interest has been discontinued.

Another way to view the credit quality exposure of the loan portfolio is by reviewing the "watch list" categories used by management (and as required by the regulatory agencies). This monitoring process is reviewed and reported monthly to identify problems or potential problems.

Loans classified on the "watch list" as of December 31:

                                                1996       1995     1994

Special mention                               $  216     $  232   $1,106
Substandard                                    3,740      4,093    2,781
Doubtful                                          23         41       10
Loss                                               -          -        -

Total                                         $3,979     $4,366   $3,897

Percent of total loans, net of unearned income 2.18%      2.70%    2.49%

Based upon current information available and upon measures taken to maintain the allowance for loan losses at an appropriate level, management does not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses which would reasonably be expected to have a material impact on future operations, liquidity or capital reserves. At December 31, 1996, there were no loans which were not included as past due, nonaccrual or restructured troubled debt, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply over the next six months with present loan repayment terms. Management is not aware of any other information which causes it to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

<42>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

The following table presents an analysis of the allowance for possible loan losses for the five years ending December 31:

                                          Summary of Loan Loss Experience

                                     1996      1995      1994     1993      1992

Balance at
  beginning of period              $1,833    $1,721    $1,516   $1,201    $  996

Charge-offs
  Real estate - construction            -         -         -       -         -
  Real estate - mortgage                8        23        31       25         1
  Loans to individuals for household,
    family and other purchases         56        42        28       43        63
  Commercial and other loans            -         4         9        3        87

Total loans charged-off                64        69        68       71       151

Recoveries
  Real estate - construction            -         -         -        -         -
  Real estate - mortgage                1         -         -        3        30
  Loans to individuals for household,
    family and other purchases         19        15        14       60         1
  Commercial and other loans            1         3         4        8         1

Total loans recovered                  21        18        18       71        32
Net loans charged-off                  43        51        50        -       119
Provisions charged to expense         205       163       255      315       324

Balance at end of year             $1,995    $1,833    $1,721   $1,516    $1,201

Loans outstanding at end of year $182,413  $161,627  $156,569 $141,907  $129,527
Average loans outstanding, net   $170,104  $156,754  $146,894 $136,025  $126,604
Net charge-offs to average loans    0.03%     0.03%     0.03%   0.00%     0.09%
Year-end allowance to total loans   1.09%     1.13%     1.10%    1.07%     0.93%

Year-end allowance to total
nonperforming loans               100.71%    85.34%    94.35%    76.41%   106.47%

As detailed in Footnote 4 and the above tables, total past due (90 days or more) and nonperforming loans decreased 7% from December 31, 1995, to December 31, 1996. Nonaccrual loans decreased by 14% from 1995. The majority of the loan volume is well-collateralized by real estate. Total charge-offs for 1997 are still expected to approximate the moderate historic levels.

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

The allowance for possible loan losses as a percentage of total loans was 1.10%, 1.13%, and 1.09% as of December 31, 1994, 1995,
and 1996, respectively. The 1996 growth in the allowance is the combined result of a $205,000 charge to earnings and $43,000 in net loan losses. The level of charge-offs and recoveries were relatively the same as 1995.

<43>
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

Allocation of the Allowance for Possible Loan Losses

The following table provides the percentage distribution of the allowance for possible loan losses and the various loan categories:

                                       1996          1995       1994        1993         1992
                                     $       %     $      %    $     %    $      %     $      %

Real estate loans:
Residential                          143    7.2    165   9.0   185 10.8   181   11.9   193   16.1
Commercial, agricultural             325   16.3    328  17.9   323 18.8   253   16.7   147   12.2
Construction                           -      -     -     -     -    -     -     -     -      -
Loans to individuals for household,
 family and other purchases          164    8.2    181   9.9   140  8.1   174   11.5   159   13.2
Commercial and other loans           108    5.4    110   6.0   114  6.6    94    6.2    63    5.3
State and political subdivision loans  3    0.1      3   0.1     2  0.1     2    0.1     1    0.1
Unallocated                        1,252   62.8  1,046  57.1   957 55.6   812   53.6   638   53.1

Total Allowance for Possible
 Loan Losses                       1,995  100.0  1,833 100.0 1,721 100.0 1,516  100.0 1,201  100.0

As described in Footnote 1 and Footnote 4, in 1995 the Company implemented SFAS 114 as amended by SFAS 118, which impacted management's method for determining the allowance for loan losses. Management does not believe any material impact on earnings will occur as a result of the implementation of SFAS 114 in the future.

Stockholders' Equity

Stockholders' equity is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Stockholders' equity has grown by 7.6% in 1996, 12.7% in 1995, and 3.1% in 1994 to the current level of $22.9 million. Adjustments made to equity for gains and losses on available-for-sale securities resulted in a decrease of $177,000 in 1996 compared to an increase of $349,000 in 1995. Total equity was approximately 8.1% of total assets at December 31, 1996, as compared to 8.6% at December 31, 1995.

The Company pays cash dividends on a semiannual basis. The dividend rate is determined by the Board of Directors after considering the Company's capital requirements, current and projected net income, and other factors. In 1996 and 1995, 40.1% and 40.2% of net income was paid out in dividends, respectively.

The Company paid a one percent stock dividend in July 1996. The one percent stock dividend resulted in 12,905 additional common shares outstanding. For the year ended December 31, 1996, the total number of common shares outstanding was 1,360,228. For comparative purposes, outstanding shares for prior periods were adjusted for the 1996 stock dividend in computing earnings and cash dividends per share.

There are currently three federal regulatory measures of capital adequacy. The Company's ratios substantially exceed all federal regulatory standards as detailed in Footnote 12 of the Consolidated Financial Statements.

Liquidity

Liquidity is a measure of the Company's ability to efficiently meet normal cash flow requirements of both borrowers and depositors. To maintain proper liquidity, the Company uses funds management policies along with its investment policies to assure it can meet its financial obligations to depositors, credit customers and shareholders. Liquidity is needed to meet depositors' withdrawal demands, extend credit to meet borrowers' needs, provide funds for normal operating expenses and cash dividends, and fund other capital expenditures.

The Company's historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.

Liquidity management is influenced by cash generated by operating activities, investing activities and financing activities. The most important source of funds is the deposits which are primarily core deposits (deposits from customers with other relationships). In 1996, an additional source of funds was $17.1 million in deposits from acquired offices. Short-term debt from the Federal Home Loan Bank supplements the Company's need for funds.

The Company's use of funds is shown in the investing activities where the net increase in loans is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

The recent reorganization by the Company's current computer application software vendor has made it necessary for the Company to evaluate new computer software and hardware alternatives.
This evaluation process began during 1996 with the actual implementation of the new processing to occur in 1997. The associated costs have yet to be determined but it may adversely impact future short-term earnings. Management anticipates that increased productivity and additional customer services will help mitigate an adverse impact over the long term.

<44>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, upper left hand corner of page .5 inches square]
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Citizens Financial Services, Inc.
_________________________________________________________________

In addition, the Company expects to evaluate a number of other strategic technology issues such as a call center, voice response system and computer networking during 1997. It is management's intention that (based upon current expectations and market conditions) none of the proposed strategic technology projects will have a material impact on liquidity of the Company, and capital expenditures will be offset by improved operating efficiency.

Capital expenditures of $539,000 in 1996 was more than 1995 by $76,000. In addition to the computer hardware and software purchases discussed above, management expects normal equipment replacements of approximately $250,000 for 1997. These purchases will allow greater operating efficiency and provide the customer with a higher quality product.

On July 17, 1996, the Company purchased a building and lot adjacent to the Mansfield office location for future expansion in the amount of $250,000. The Company plans to use this area as part of the new operations/administration center that has been in the early planning stages for more than six years. Management anticipates that the construction will take place in 1997 or early 1998 with a total current estimated cost of approximately $2 million.

Management believes that it has sufficient resources to complete these projects from its normal operations and that they will have a long-term positive effect on revenues, efficiency and the capacity for future growth.

The deposit acquisition premium represents the cost to acquire the deposits of the Canton and Gillett offices. (See Footnote 1 of the Consolidated Financial Statements.)

To assure the maintenance of liquidity reserves, the Company monitors and places various internal constraints on the level of loans relative to core deposits and other stable funding sources; the liquidity characteristics of investments; and the volume and maturity structure of wholesale funding.

Asset/Liability Management

The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances.

The primary components of interest-sensitive assets include adjustable-rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit (individuals over 59 and one half have the option of changing their interest rate annually) and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts which are paid current market interest rates).

The following table shows the cumulative static GAP for various time intervals:

Maturity or Repricing of Company Assets and Liabilities at December
31, 1996

(in thousands)                 0-3 months  3-12 months  1-3 years 3-5 years  5-10 years  Over 10 years  Total

Investment securities and
 interest-bearing deposits      $  3,513    $   9,456   $  32,861 $  29,031   $  11,248    $      -      $ 86,109
Loans, net of unearned income
 and deferred loan fees           47,678       48,208      38,972    23,557      19,729       4,269       182,413

Total interest-earning assets   $ 51,191    $  57,664   $  71,833 $  52,588   $  30,977    $  4,269      $268,522

Interest-bearing demand
 and savings deposits           $ 21,998    $  12,481   $  26,873 $  23,667   $       -    $      -      $ 85,019
Certificates of deposit           25,260       64,593      28,831    17,878         672           -       137,234
Borrowed funds                     9,621        2,760       1,110       688       1,009          629        15,817

Total interest-bearing
 liabilities                    $ 56,879    $  79,834   $  56,814 $  42,233   $   1,681     $    629      $238,245

Excess interest-earning
 assets (liabilities)           $ (5,688)   $ (22,170)  $  15,019 $  10,355   $  29,296     $  3,640
Cumulative interest-earning
 assets                         $ 51,191    $ 108,855   $ 180,688 $ 233,276   $ 264,253     $268,522
Cumulative interest-bearing
 liabilities                      56,879      136,713     193,527   235,760     237,441      238,070

Cumulative gap                  $ (5,688)   $ (27,858)  $ (12,839) $ (2,484)  $ 26,812      $ 30,452

Cumulative interest rate
 sensitivity ratio (1)              0.90         0.80        0.93      0.99       1.11          1.13

(1) Cumulative interest-earning assets divided by interest-bearing liabilities

<45>
_________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
_________________________________________________________________
Nineteen hundred ninety-six Annual Report
_________________________________________________________________

Gap analysis, the method previously used by the Company to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels. The Company has not experienced the kind of earnings volatility that might be indicated from gap analysis.

The Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. Management uses the model as part of its risk management process that will effectively identify, measure, and monitor the Company's risk exposure.

Numerous interest rate simulations using a variety of assumptions are used by management to evaluate its interest rate risk exposure. A shock analysis at December 31, 1996, indicated that a 200 basis point parallel movement in interest rates in either direction would not have a significant adverse impact on the Company's anticipated net interest income over the next twelve months.

Community Office Expansion

On April 20, 1996, the Bank purchased two branch offices of Meridian Bank (Canton and Gillett), comprising approximately $17.1 million of deposit liabilities and $3.7 million of loans. In consideration for the assumption of the deposit liabilities the Bank paid a premium of approximately $1 million. Loans were priced at fair value plus accrued but unpaid interest. Management believes the acquisition will have a positive impact on future earnings and will consider future acquisitions as the opportunities arise. (See Footnote 15 of the Consolidated Financial Statements.)

Supermarket Banking

On April 11, 1996, the Bank entered a license agreement with Weis Market, Inc. for exclusive rights to operate a bank office within the new supermarket in Wellsboro, PA. Management is using a consulting firm to provide support in the development of the office that was opened in October 1996. Management will be considering other supermarket office possibilities in the future.

General

The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on noninterest expenses, which tend to rise during periods of general inflation. The level of inflation over the last few years has been declining.

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

The passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Riegle Community Development and Regulatory Improvement Act may have a significant impact upon the Company. The key provisions pertain to interstate banking and interstate branching as well as a reduction in the regulatory burden on the banking industry. Since September 1995, bank holding companies have been able to acquire banks in other states without regard to state law. In addition, banks can merge with other banks in another state beginning in June 1997. States may adopt laws preventing interstate branching but, if so, no out-of-state bank can establish a branch in such state and no bank in such state may branch outside the state. Pennsylvania amended the provisions of its banking code to authorize full interstate banking and branching under Pennsylvania law and to facilitate the operations of interstate banks in Pennsylvania.

Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing restrictions on bank underwriting activities; tightening the regulation of bank derivatives activities; allowing commercial enterprises to own banks; and permitting bank holding companies or the bank to own or control affiliates that engage in securities, mutual funds and insurance activities.

Normal examinations of the Company by the Comptroller of the Currency occurred during 1996. The last Community Reinvestment
Act performance evaluation by the same agency during 1996 resulted in a rating of "Satisfactory Record of Meeting Community
Credit Needs."

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

Subsequent Event

On February 24, 1997, the Bank reached an arbitration settlement with a vendor. The settlement was for legal remedies associated with relationships with this vendor. The Bank received $884,000 in cash and $250,000 in credits to be applied to future expenditures, which if unused will expire within two years. The amount received by the Bank is net of fees associated with the arbitration. The source of income from the settlement is a nonrecurring event which will have a favorable impact on 1997 income.

<46>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider horseback, approximately 1 inch square, top left of page]
_________________________________________________________________
FIRST
CITIZENS
NATIONAL BANK
_________________________________________________________________
CITIZENS
FINANCIAL SERVICES
INCORPORATED
_________________________________________________________________
15 SOUTH MAIN STREET          717-662-2121
MANSFIELD,  PA 16933          800-326-9486
                              FAX 717-662-2365

DIRECTORS
Robert E. Dalton
 Chairman of the Board
Bruce L. Adams
Carol J. Tama
R. Lowell Coolidge, Esquire
Larry J. Croft
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber
 President
 Chief Executive Officer
OFFICERS
Administrative Services
Cynthia T. Pazzaglia
 Assistant Vice President
 Administrative Division Manager
 Human Resources Manager
Audit/Compliance
V. Guy Abell
 Auditor
Robert D. Wrisley
 Vice President
Loan Compliance and Review
Karen R. Jacobson
 Assistant Auditor/Security Officer
Banking Services
Terry B. Osborne
 Executive Vice President
 Secretary, Citizens Financial Services, Inc.
Jerald J. Rumsey
 Senior Vice President
Credit Services Manager
Allan K. Reed
 Assistant Vice President
Branch Administrator
Robert L. Champion
 Commercial Services Officer
Pamela A. Hazelton
 Appraiser
Wendy L. Southard
 Marketing Coordinator
Finance/Control
 Thomas C. Lyman
 Assistant Vice President
 Treasurer, Citizens Financial Services, Inc.
Finance/Control Division Manager
Randall E. Black
 Controller
Operations
William W. Wilson
 Vice President
Operations Division Manager
Robert J. Jackson
 Data Operations Manager
Joanne W. Marvin
 Banking Operations Manager
Trust and Investment Services
Deborah E. Scott
 Vice President
Trust and Investment Services Division Manager
Jean A. Knapp
 Trust Administrator
Sara J. Roupp
 Trust Administrator

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

GENESEE*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

SAYRE*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

WELLSBORO*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

TROY*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon
* Drive-up opens at 8:00 am

CANTON
Lobby Hours:
Mon, Tues:  9:00 am - 3:00 pm
Wed, Sat::  9:00 am - Noon
Thurs:  9:00 am - 4:30 pm
Fri: 9:00 am - 6:00 pm
Drive-Up Hours:
Mon, Tues, Thurs:  9:00 am - 4:30 pm
Wed:  9:00 am - 3:00 pm
Fri:  9:00 am - 6:00 pm
Sat:  9:00 am - Noon

GILLETT
Lobby Hours:
Mon, Thurs:  10:00 am - 5:00 pm
Tues, Wed:  10:00 am - 2:00 pm
Fri:  10:00 am - 6:00 pm
Sat:  9:00 am - Noon
Drive-Up Hours:
Mon, Thurs:  9:30 am - 5:00 pm
Tues, Wed:  9:30 am - 2:00 pm
Fri:  9:30 am - 6:00 pm
Sat:  9:00 am - Noon

WEIS MARKET, WELLSBORO
Mon - Fri:  10:00 am - 8:00 pm
Sat & Sun:  10:00 am - 4:00 pm

DIRECTORS
Robert E. Dalton
 Chairman of the Board
Bruce L. Adams
Carol J. Tama
R. Lowell Coolidge, Esquire
Larry J. Croft
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber
DIRECTORS EMERITI
Edward Kosa
John G. Kuster
Robert J. Landy, Esquire
Robert G. Messinger
Wilber Wagner

<47>
COMMUNITY OFFICES
Toll free to all locations: 800-326-9486
MANSFIELD                   717-662-2121
15 South Main Street
Mansfield, PA 16933         FAX 717-662-3278
Local Board
William J. Waldman
Chairman
Anthony D. Fiamingo
Chester L. Reed
Stephen A. Saunders
William J. Smith
Officers
Chester L. Reed
Assistant Vice President
Office Manager
James T. Hepp
Assistant Office Manager
Shari L. Johnson
Customer Service Counselor
Kristina M. Payne
Customer Service Counselor

BLOSSBURG                717-638-2115
300 Main Street
Blossburg, PA 16912      FAX 717-638-3178
Local Board
Mark L. Dalton
Chairman
Terrance M. Asalone
Harold K. House
George D. Lloyd
Thomas Phinney
Officers
Terrance M. Asalone
 Assistant Vice President
Office Manager
Michele E. Litzelman
Customer Service Counselor

ULYSSES             814-848-7572
502 Main Street
Ulysses, PA 16948   FAX 814-848-7633
Local Board
Ronald G. Bennett
Chairman
Lloyd R. Dugan
D. Thomas Eggler
Phillip D. Vaughn
James A. Wagner
Officers
Phillip D. Vaughn
Assistant Vice President
L. Abbie Lerch
Customer Service Counselor

WELLSBORO                717-724-2600
99 Main Street
Wellsboro, PA 16901      FAX 717-724-4381
Local Board
William A. Hebe, Esquire
Chairman
Robin K. Carleton
Timothy J. Gooch, CPA
James K. Stager
Jeffrey L. Wilson
Office Manager
Jeffrey L. Wilson
Assistant Vice President

GENESEE                  814-228-3201
RR 1 Box 58
Genesee, PA 16923        Fax 814-228-3395
Local Board
Gene E. Kosa
Chairman
William R. Austin
John K. Hyslip
Stephen B. Richard
Dennis C. Smoker
Officers
William R. Austin
Assistant Vice President
Christine M. Miller
Customer Service Counselor

CANTON                   717-673-3103
29 West Main Street
Canton, PA 17724         FAX 717-673-4573
Local Board
Roger Graham, Jr.
Chairman
Lester Hilfiger
Christopher S. Landis
Marilyn Scott
Dave Wright
Office Manager
Christopher S. Landis

GILLETT                       717-596-2679
P.O. Box 125
Gillett, PA 16925             FAX 717-596-4888
Local Board
Forest Oldroyd
Office Manager
Helen Kay Shedden

WEIS MARKET              800-326-9486
99 Main Street
Wellsboro, PA 16901      FAX 717-724-1842
Officers
Jennifer L. Snyder
Sales Manager
Carol L. Strong
 Assistant Sales Manager

SAYRE                    717-888-6602
306 West Lockhart Street
Sayre, PA 18840          FAX 717-888-3198
Local Board
Joseph Burkhart
Chairman
Blaine W. Cobb, MD
Robert Elsbree
Russel Knight
Chester L. Reed
Officers
William A. Richetti
Office Manager
Toni Tracy
Customer Service Counselor

TROY                     717-297-4131
303 West Main Street
Troy, PA 16947           FAX 717-297-4133
Local Board
Lyle A. Haflett
Chairman
Thomas A. Calkins, III
Richard H. Packard
David E. Carlson
Donald D. White
Office Manager
David E. Carlson
Assistant Vice President

_________________________________________________________________
[MAC LOGO OMITTED
_________________________________________________________________
MAC
Money Access Card
_________________________________________________________________

24 Hour Automated Teller
Blossburg
Mansfield; Mansfield University
Mansfield WalMart, Weis Market
Soldiers and Sailors Memorial Hospital
Wellsboro; Genesee; Ulysses; Sayre

<48>

_________________________________________________________________
[GRAPHIC OMITTED: Silhouette of a colonial rider on horseback, approximately two inches square, top left one-third of page]
_________________________________________________________________
MISSION
STATEMENT

We Recognize That Our Customers Are The Reason For Our Existence. Our mission is to be the dominant financial services provider in our marketplace. We will establish ourselves apart from other financial vendors by providing service excellence to our customers through satisfied, motivated, professional employees and a profitable range of financial services to meet the customers' changing needs. It is also our mission to profitably satisfy shareholder performance expectations and to be an active citizen of the communities we serve.
_________________________________________________________________
[LOGO OMITTED:  F.D.I.C. Equal Housing Lender]
_________________________________________________________________

SHAREHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting and Luncheon for the shareholders of Citizens
Financial Services, Inc. will be held at the Tioga County
Fairgrounds Youth Building in Whitneyville, PA  on Tuesday, April
15, 1997, at 12:00 noon.

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

STOCK PURCHASING INFORMATION
The stock symbol for Citizens Financial Services, Inc. is "CZFS".
Citizens Financial Services, Inc. stock is quoted Over the
Counter ("OTC") through the following Market Makers:

Market Makers
Ferris-Baker-Watts                       Fahnestock & Co.
6 Bird Cage Walk                         1500 Walnut Street
Hollidaysburg, PA 16648                  Philadelphia, PA 19102
Telephone:  800-343-5149                 Telephone:  800-722-2294

Ryan, Beck & Co.                         Janney Montgomery Scott
80 Main Street                           1601 Market Street
West Orange, NJ 07052                    Philadelphia, PA 19103
Telephone:  800-342-2325                 Telephone:  800-JANNEYS

Hopper Soliday & Co., Inc.               PaineWebber Incorporated
1703 Oregon Pike                         10 Park Street, P.O. Box
2636
Lancaster, PA 17601-4201                 Concord, NH 03302
Telephone:  800-646-8647                 Telephone:  800-678-0619

We invite you to mail any comments or questions to us at our E-Mail address, which is fcnbank@epix.net.