Form 10-K, Exhibit 13
period 1997-12-31
CITIZENS FINANCIAL SERVICES INC
filed 1998-03-17
CIK 739421

CITIZENS
                               FINANCIAL SERVICES
                                 INCORPORATED

our bank...
our community...
our 1997 annual report
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of a building being constructed, including trees, grass, landscape, the cover
___________________________________________________________________________

<1>
___________________________________________________________________________
[GRAPHIC OMITTED:  Watermark of colonial rider on horseback]
___________________________________________________________________________

To our Shareholders, Customers and
Employees:

1997 was another year of tremendous achievement, which makes it a pleasure to deliver this report. We built on the previous year's expansion, firmly grounding our presence in new market spaces. We renewed our technology infrastructure to streamline operations and enhance customer service, providing key capabilities for competitive advantage. Our strategy of growth through a community bank environment continues to ring loud and clear over the noise of industry consolidation. Whether you measure our financial performance, our human capital, our processes and technology, or our high regard in the community, the outcomes underscore our continued success. Let me share with you some of 1997's highlights.

financial performance

We are very pleased to report on another record-setting year as 1997 total assets grew $12 million (4.2%) to $295 million. This growth was more modest than the 14.5% achieved in 1996, however the acquisition of our Canton and Gillett offices accounted for a large portion of that spectacular growth. Deposits and loans increased $16.6 million and $9.5 million respectively in 1997. The strong deposit growth allowed us to reduce "borrowed funds" by $9 million. Loan demand continued to be very strong as evidenced by the $69 million of credit extended in 1997 as compared to $75 million in 1996 and $50 million in 1995.

Even while loan growth has been so strong, the quality of our loan portfolio is exceptional. Our 1997 net charge-offs were only $67 thousand as compared to $43 thousand in 1996 and $50 thousand in 1995. Total non-performing loans at year end were $2 million or 1.04% of total outstanding loans, as compared
to $2.1 million or 1.18% for the prior year end.   The reserve for possible
loan losses grew $143 thousand and stands at 1.11% of gross loans as compared to 1.09% at year end 1996.

Net income for 1997 was $3.8 million or 27.6% over the $3.0 million in 1996. As previously reported to you, this exceptional earnings growth was influenced by a $994,000 one-time arbitration award. Had it not been for this award, our net income would have been $3.2 million or 8% greater than 1996.

Total stockholders' equity grew $3 million or 13.2% and now represents 8.8% of total assets as compared to 8.1% at year-end 1996. Cash dividends paid in 1997 totaled $1,596,000 as compared to $1,187,000 in 1996. In October 1997, we initiated quarterly cash dividend payments (previously we paid dividends semi-annually).

<2>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Weis Market branch employees dressed up for Dickens of a Christmas, left center of page, approximately 3.5 inches by
2.5 inches]
___________________________________________________________________________
Dickens of a Christmas at Weis Market
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's Chairman, Robert E. Dalton of the Board and his son, lower right side of page, approximately 2 inches by
2.5 inches]
___________________________________________________________________________
Robert E. Dalton and son Mark
___________________________________________________________________________

follow-up on 1996 community office expansion

In April 1996, we acquired the Canton and Gillett offices from Meridian Bancorp, Inc. I am delighted to report that, since joining our corporation, total deposits in these two offices have grown $4.4 million or 25.6%. Additionally, although the only loans we acquired in that transaction were of Gillett customers (totaling $3.7 million), total loans in the two offices now exceed $10.6 million-a 290% increase! Needless to say, we are pleased that customer acceptance of our bank has been so strong. I'm very appreciative of the support and commitment of the fine employees in these offices-typical of employees throughout this corporation.

Our supermarket location at the Weis Market "superstore" in Wellsboro
continues its progress.   Deposits and loans at year end surpassed $1.3
million and $350 thousand respectively. In a recent survey, we discovered that every customer surveyed not only knew a bank was located in the store, but also knew it was First Citizens! This recognition is the basis for our continued optimism that growth opportunities exist at Weis Market.

operating and strategic initiatives

Each year, it seems, is marked by a major "distinguishable" event. In 1996, as mentioned, was the acquisition of Canton and Gillett offices and the opening of our supermarket office at Weis Market.

During 1997, we had a distinguishable event-a complete computer hardware and software conversion. In April, we signed contracts for the new data processing system and six months later, we were converted! This technology transition was, by far, one of the most challenging actions we have ever undertaken. Because we changed both hardware and software, every employee had to adjust to new systems, procedures and internal reports, as well as understand new customer statements, notices and other information. I was so proud of how every employee embraced the challenges of this project and worked so hard to minimize customer disruption.

The new data processing system allows us to continue enhancing customer service by creating and delivering new products and services. In October, we introduced a 24-hour "voice response" service whereby customers use their touch-tone telephone to access account information, transfer funds between accounts, obtain information on our current interest rates, etc. Evidence of customer appeal for this service was clear by the nearly 3,200 telephone calls handled by the system in December.

In March 1998, we are introducing our "debit card" product whereby customers present a card (which looks like a charge card) to the merchant in payment for goods and services knowing that such payment reduces their checking account balance. The customer greatly appreciates the convenience and speed of this new payment option.

We expect to build upon this new technology investment as we evaluate new services and new operating methods that enhance efficiency. We believe we have a technology partner that is committed to providing advanced capabilities and we're very excited about using this tool for improving our competitive success.

In addition to the product and service initiatives, we demolished the "old A&P" building in Mansfield in preparation for our new building project, modified our investment portfolio to enhance overall portfolio yield, and revised service fees for commercial checking accounts (implementation is scheduled for March 1998). Of particular significance, too, was our expansion and renovation of the Gillett office facility which included the addition of a 24-hour drive-up ATM. The customer response to this "investment" in Gillett has been very favorable.

human resources

This corporation continues to be blessed with outstanding directors (corporate as well as local board members) and employees. We were all saddened by the announced retirement of Robert E. Dalton (effective April 1998) who has been chairman of Citizens Financial Services, Inc. (since 1994) and First Citizens National Bank (since 1985). We will greatly miss the leadership that has been so instrumental to the success of this corporation. Joining the board of directors of First Citizens National Bank is Mark L. Dalton. Mark is owner of Robert E. Dalton General Insurance and has been principal in this company for 12 years. Mark served on the Blossburg local board for 12 years (the last five years as chairman) and is also very active in the Blossburg community-currently president of the Blossburg Swimming Pool Association.

Mrs. Susan Signor and Mr. William Zwicharowski recently joined our Blossburg local board and Mr. Jerry McCaslin was

<3>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President, lower right one-third of page, approximately 5.5 inches by 4 inches]
___________________________________________________________________________

added to the Ulysses local board. Mrs. Signor is employed by the family owned and operated business, Signor Brothers. She is a graduate of North Penn High School and Mansfield University (she graduated Summa Cum Laude with a Bachelor of Science Degree in Secondary Education). She is a member of the Arnot Sportsmen's Club and is a volunteer for the American Heart Association.

Mr. Zwicharowski owns and operates William Zwicharowski Funeral Home in Blossburg. His community activities include: Blossburg Area Catholic Churches, Knights of Columbus, Kiwanis Club, Morris Run Legion and North Williamson Cable Company. He is also on the board of directors for North Penn Comprehensive Health Services and a trustee at the Arnot Sportsman's Club.

Mr. McCaslin was born and raised in Ulysses. In 1973, after attending college, he began working with his father at Ulysses Motors. In 1988, upon his father's retirement, Jerry assumed control of the family business. He is an active resident of Ulysses and is president of the Borough Council, president of Northeastern Potter Economic Development Association, member of the Ulysses United Methodist Church, member of Charles Cole Memorial Hospital and board member of the Northern Tier Children's Home.

In terms of professional development for employees, this past year was, as usual, a busy one. One hundred and six employees attended some form of education or training. We recently implemented an additional resource for employee education - a weekly video tape service covering eight topics of current interest. Employee response has been very positive and this promises to be a very convenient method to enhance our knowledge and skills.

future

In many respects, the future of banking is very bright. The strength of our industry is very sound. Most of us don't even remember that banks and thrift institutions were failing in the early 1990s and there was even concern over the solvency of the FDIC fund. In recent years, our industry has experienced record profits while bank failures are now unheard of. Also positive are the opportunities banks possess to expand into new lines of business.

The U.S. Supreme Court is expected to make an important decision regarding the unfair competitive advantage that credit unions have over banks. The court is expected to address the credit union's blatant circumvention of the "common bond." Prior court rulings have sided with our industry and we hope the Supreme Court will as well.

First Citizens should benefit by the continuing industry consolidation (as evidenced by the First Union announcement to acquire CoreStates). We expect new customers will join our bank in pursuit of a true community bank environment.

Customers are expected to increase the demand for new services and delivery methods (such as enhanced cash management services for businesses, "call centers" where products and services can be obtained nearly 24 hours per day, etc.).

A great deal of attention is being focused on "the year 2000" concern, which centers on the belief that many computerized systems were not programmed to distinguish the year 2000 from the year 1900. We must devote resources to assure that our bank and customers are not significantly impacted by this technological challenge.

We are quickly moving along on plans for a major building project here in Mansfield. Architects are formulating plans and preliminary cost estimates on alternative concepts, and we expect key decisions will be made over the next few months.

As always, we will continue to pursue growth strategies. Successful achievement will require a continued business development commitment by all employees and directors which will be supported by the expanded computer capabilities.

Yes, there is a lot to be done, but we are looking forward to meeting these challenges and sustaining the success we've enjoyed. I am so proud of the commitment and dedication of our directors and employees and derive a great deal of optimism from them.

Sincerely,

/s/ Richard E. Wilber
Richard E. Wilber
President

<4>
___________________________________________________________________________
our bank...
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of employees of the Corporation being recognized for years of service, top left one-third of page, approximately 5 inches by 3.5 inches]
___________________________________________________________________________
Shown from left are: Jim Hepp, Renee Davis, Shari Johnson, Jackie Hataloski, Michele Litzelman, Katina Garrison, Sara Roupp, Jeff Wilson, and Claudia Steadman.
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, bottem right of page, approximately
3 inches by 4 inches]
___________________________________________________________________________
Receiving her plaque from President Richard E. Wilber (right) is Phyllis Estep
(left) for First Citizens' Employee of the Year.
___________________________________________________________________________

First Citizens National Bank employees were recognized for five year intervals of service recently and received awards of Citizens Financial Services, Inc. stock. Recognized for five years of service were Renee Davis and Jackie Hataloski, Operations Department and Jim Hepp, Shari Johnson, and Judy Kingston from the Mansfield community office. Recognized for ten years of service were: Katina Garrison, Canton community office; Michele Litzelman, Blossburg community office; Sara Roupp, Trust and Investment Services; and Jeff Wilson, Wellsboro community office. Recognized for twenty years of service were Diane Anderson, Loan Central; Claudia Steadman, Genesee community office; and Margie Wesneski, Blossburg community office.

Phyllis B. Estep was nominated as our 1997 Employee of the Year. Phyllis's outstanding dedication, professional attitude and concern for her customers and fellow employees have earned her this honor. Since July 1964, Phyllis has done an outstanding job serving her customers over the years in a fashion that clearly distinguishes us. When honored with a plaque at the Christmas party, Richard E. Wilber, President, stated "Phyllis is a person I can talk to about how to improve service for customers and I can be sure she will offer great insight. Her desire to serve customers to the fullest is very evident."
Thank you Phyllis for representing First Citizens so well!

<5>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, top left side of page, approximately 3 inches by 4 inches]
___________________________________________________________________________
[GRAPIC OMITTED: Photograph of Philip Prough, Trust and Investment Services Officer, bottem right side of page, approximately 3 inches by 4 inches]
___________________________________________________________________________

With sincere appreciation for 32 years of service, First Citizens National Bank wishes Jane McGee all the best upon her retirement. Jane began with the bank in 1959 as a teller and held various positions in the Trust and Proof departments. At retirement, Jane held the position of General Ledger Bookkeeper and added support services to Accounts Payable. At a dinner where Jane was recognized, Richard E. Wilber, President of First Citizens, stated "Throughout her years of service, Jane distinguished herself through exemplary dedication to co-workers, customers and shareholders of this corporation."
We, at First Citizens, extend our wishes for continued success!

Philip Prough was appointed as Trust and Investment Services Officer this year. Philip currently owns Prough Insurance Agency in Wellsboro and has six years experience in the financial arena. Philip will be serving the investment and trust needs of First Citizens' customers by visiting homes and businesses
in the area.    Prior to owning his own insurance business, Philip was the district agent for the Harvest Life Insurance Company and an accountant at the Wilkes-Barre based accounting firm of Parente, Randolph, Orlando, Carey and Associates. An honors graduate from Lycoming College, Philip obtained a Bachelor of Arts Degree in accounting and is now licensed as an Annuity, Life and Health Insurance agent. Together with his wife, Sherri, and their son, Dylan, the Prough's are active members of the Wellsboro community. Please join us in welcoming Philip.

<6>
___________________________________________________________________________
our community...
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the outside of the recently expanded Gillett branch, top left side of page, approximately 4 inches by 2.5 inches
___________________________________________________________________________
 ...a community bank, by definition, is one which involves itself through active participation in the interests of its local area
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the teller line in the recently expanded Gillett branch, center right side of page, approximately 4 inches by 2.5 inches
___________________________________________________________________________
 ...we believe in reinvesting in the community
___________________________________________________________________________
[GRAPHIC OMITTED:  Photograph of the new accounts area in the recently expanded Gillett branch, bottom left side of page, approximately 4 inches by
2.5 inches
___________________________________________________________________________
 ...we
 all work together as a community every day
___________________________________________________________________________

<7>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the outside of the recently expanded Gillett branch, top left center of page, approximately 4 inches by 2.5 inches
___________________________________________________________________________

The definition of community is "an interacting and participating group sharing a common history, interests and/or geography". Therefore, a community bank, by definition, is one which involves itself through active participation in the interests of its local area. First Citizens National Bank epitomizes that definition. We "live" here-we reside here, work here, send our children to school here, we recreate here, shop here, and offer support to groups intent on bettering our environment and quality of life here.

First Citizens National Bank participates with the community in several ways. We are actively involved in economic development which creates new jobs - the result being enhanced household income and achieving a higher standard of living. We are a participant with neighbors, friends and colleagues in a fellowship aimed at fostering the best lifestyle we can for future generations. We help others faced with various challenges and those less fortunate through organizations such as Santa's Gift Bag and the Food Pantry. We do these things because we believe in our communities just as we believe we are a part of these communities.

During the second half of 1997, First Citizens demonstrated such a belief in one of these communities by conducting some major renovations to the Gillett community office. The remodeling included increasing the size of the building, which allowed for more private office space to handle customers' financial matters confidentially. We also added a 24-hour automated teller machine (ATM), which enables our customers to do their banking when it is convenient for them. Customers can now withdraw cash, transfer money between accounts, conduct balance inquiries, and make loan payments and deposits 24 hours a day. In addition, we made the facility handicapped accessible by installing a ramp to the front entrance, making the doorways wider, and adding a wheelchair-accessible restroom and check counter. This remodeling occurred on the heels of the previous institution wanting to shut the doors of the Gillett bank. However, we believed in the potential of the Gillett community and not only wanted the bank to remain open, we wanted to see it grow!

<8>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Troy Fire Hall being constructed, top right side of page, approximately 4 inches by 2.5 inches]
___________________________________________________________________________
Work in process Troy Fire Hall, Troy Pennsylvania
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the completed Troy Fire Hall, center right side of page, approximately 4 inches by 2.5 inches]
___________________________________________________________________________
Completed Troy Fire Hall, Troy Pennsylvania
___________________________________________________________________________

In addition to reinvesting in our communities through the remodeling of local offices, we believe in reinvesting in the community by supporting volunteer organizations which everyone relies on in a crisis. We have practiced this belief by providing funding and low-interest loans to these organizations. In 1997, First Citizens donated $5,000 to the Troy Volunteer Fire Department for their new facility. Not only did we make this donation, we also provided a low-interest loan to make the new building a reality. We have provided similar services for many of the volunteer organizations throughout Bradford, Tioga and Potter counties. We do this because we recognize their importance in offering aid to the families who live here. It is our responsibility to support these organizations and ensure they are available to help all of us when needed.

Unfortunately, in 1997 several First Citizens customers lost their homes to fire. We have witnessed the best in interaction between the fire company, the insurance company, the family, the contractor and the bank. Each play a vital role in helping the family begin rebuilding their dreams. One example demonstrates the part we play: A Mansfield home caught fire on a Saturday afternoon; within minutes the home was completely engulfed. Luckily, no lives were lost, although they lost most of their possessions. First Citizens worked closely with their insurance agent and contractor in the rebuilding process. We wrote a new mortgage for the customer and provided the line of credit for the contractor. Everyone worked hand-in-hand in the best interest of the family.

If any business member hadn't fulfilled its duty, the rebuilding process would have been delayed. Because First Citizens is locally operated, there were no lengthy delays in assuring that finances were in place. There were no delays due to decisions being be made by strangers - because we make decisions locally, the rebuilding process proceeded in a timely fashion. We provided peace of mind to the family as their home was rebuilt. During this period, many acts of kindness were witnessed, as is usually the case among small communities. Neighbors, churches and organizations donated food, clothing and money to fulfill the immediate needs of this family. Their acts of kindness were quick and generous. Our hats are off to everyone who has ever helped someone in need. After all, isn't that what any business is about, fulfilling a need? Sometimes that need is most often felt by the youth organizations in our area.

<9>
___________________________________________________________________________
[GRAPHIC OMITTED: Front side of Mike McCoy's football card, top left side of page, approximately 2.5 inches by 3.5 inches]
___________________________________________________________________________
[GRAPHIC OMITTED: Back side of Mike McCoy's football card, center right side of page, approximately 2.5 inches by 3.5 inches]
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Minutemen, a bank sponsored soccer team, wearing First Citizens National Bank logo shirts, center left of page, approximately 4 inches by 3 inches]
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Patriots, a bank sponsored soccert team, wearing First Citizens National Bank logo shirts, botter left of page, approximately 4 inches by 3 inches]
___________________________________________________________________________

First Citizens National Bank makes annual donations of money, uniforms and facilities to many local youth organizations. Each community office of First Citizens sponsors at least one little league team, if not more. The sponsorship usually includes a monetary donation toward the program with extra money for uniforms. Often, First Citizens' employees participate by being a coach, a team parent, a referee or a snack bar worker. Besides Little League, First Citizens sponsors several AYSO (Area Youth Soccer Organization) teams, contributes to the Boy Scouts of America, the Girl Scouts of America and many others.

One event which First Citizens was proud to sponsor in 1997 was the Champions for Today program. This program was held in the Southern Tioga School District to help young people make positive choices in their lives. Each Champions For Today (CFT) Pro is a former NFL player who is specifically trained to address life's issues. The Pro for the local program was Mike McCoy, retired defensive tackle for the Green Bay Packers. CFT Pro's have spoken to thousands of students in schools across America. The Pro can help students make changes: from dropping out to academic leadership, from peer pressure to positive personal values, from alcohol and drug abuse to freedom from the chemical culture. They also encourage those students who have made positive choices.

Isn't this reinvestment in our youth the epitome of giving something back? Aren't our youth also our future? First Citizens feels this is a most worthwhile investment. After all, our youth are our future leaders of tomorrow. They are our doctors and nurses, our farmers, our lawyers, our principals and teachers, our politicians and maybe even our future presidents! Without them, we can reasonably say we have no future.

<10>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Terry Asalone, Blossburg Office Manager, presenting a donation to the Football Gridiron Club, bottom left side of page, approximately 3 inches by 4 inches]
___________________________________________________________________________
First Citizens is proud to support our community youth by giving a $5,000 donation to the Football Gridiron Club. Students from Liberty High School, North Penn High School and Mansfield Jr. and Sr. High Schools participate in this football program. The club worked diligently to raise funs for the installation of lights at the Panther Football field at Island Park and accomplished their goal by playing their first night game this past August.
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Phillip Vaughn, Ulysses Office Manager, purchasing a market steer at a county fair, bottom right side of page, approximately 3 inches by 2 inches]
___________________________________________________________________________
Potter County 1997 JR Livestock Sale - Shown is Phil Vaughn - Ulysses FCNB Community Office Manager, Stacey Hamilton and Amanda Barker - daughter of Richard and Karmen Barker. Amanda - 10, won second place in her division with
her market steer.   First Citizens won the bid to purchase the steer
___________________________________________________________________________

When you consider all these scenarios together, you realize we all work together as a community every day. Whether it's neighbor helping neighbor or many people coming together to reach a larger goal, it is moments such as these when you realize that community works. This is also why a community bank like First Citizens National Bank works in the Twin Tiers.

When First Citizens develops or enhances products or services, we do so with the needs of our customers and the community in mind. How do we know what is important to the customer? We simply ask them. Then, we use their feedback in making decisions about our products and services. During 1997, we added the 24-hour Bank-By-Phone service. This service has been very well received, with 3,200 callers being serviced in December alone. Early in 1998, we will be offering another new service, a MasterMoney Debit Card. This is an enhanced ATM card which looks like a MasterCard. This service will enable our customers to shop with peace of mind at over 14 million locations worldwide. We are very excited about the growth we expect to experience in 1998 through the addition of other products and services. We look forward to continuing our interaction with the communities in the Twin Tiers--contributing to each other's success!

<11>
___________________________________________________________________________
[GRAPHIC OMITTED:  Watermark of colonial rider on horseback]
___________________________________________________________________________

our 1997 Annual Report...

Financial Highlights


in thousands, except per
share data
                      1997         1998


Balance Sheet
Assets              $294,811     $282,810
Deposits             256,783      240,177
Net Loans            189,910      180,418
Investments           88,562       86,057
Stockholders' Equity  25,923       22,904

Statement of Income
Interest Income       22,779       21,341
Interest Expense      11,610       10,867
Net Interest Income   11,169       10,474
Net Income             3,832        3,003

Per Share Data
Net Income             1.40          1.09
Cash Dividends         .355          .445

Trust and Investment
Services
Trust Assets Managed  50,510       43,311

<12>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
FINANCIAL HIGHLIGHTS
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
[GRAPHICS OMITTED: Six bar charts depicting 1. total assets, 2. net income, 3.. stockholders' equity, 4. deposits, 5. net loans, and 6. cash dividends paid, each from 1993 to 1997. Tabular representation of those graphs are set forth as follows:

TOTAL ASSETS:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$216,237    $232,537    $247,094    $282,810    $294,811

NET INCOME:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$2,424      $2,625      $2,834      $3,003      $3,832

STOCKHOLDERS' EQUITY:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$18,340     $18,903     $21,297     $22,904     $25,923

DEPOSITS:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$191,013    $194,478    $213,316    $240,177    $256,783

NET LOANS:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$140,391    $154,848    $159,794    $180,418    $189,910

CASH DIVIDENDS DECLARED:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$1,023      $1,088      $1,153      $1,219      $984
___________________________________________________________________________

<13>
___________________________________________________________________________
CONSOLIDATED BALANCE SHEET
December 31, 1997 and 1996
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

(in thousands)                                        1997              1996


ASSETS:
Cash and due from banks:
  Noninterest-bearing                              $  6,100         $  6,407
  Interest-bearing                                      243               52

Total cash and cash equivalents                       6,343            6,459
Available-for-sale securities                        24,827           28,736
Held-to-maturity securities (estimated market
  value 1997, $64,490; 1996, $57,587)                63,735           57,321
Loans (net of allowance for loan losses
  1997, $2,138; 1996, $1,995)                       189,910          180,418
Foreclosed assets held for sale                         238              164
Premises and equipment                                5,754            4,345
Accrued interest receivable                           2,426            2,930
Other assets                                          1,578            2,437

TOTAL ASSETS                                       $294,811         $282,810


LIABILITIES:
Deposits:
  Noninterest-bearing                              $ 19,016         $ 17,924
  Interest-bearing                                  237,767          222,253

Total deposits                                      256,783          240,177
Borrowed funds                                        6,864           15,817
Accrued interest payable                              2,331            2,293
Dividends payable                                         -              612
Commitment to purchase investment securities          1,981                -
Other liabilities                                       929            1,007


TOTAL LIABILITIES                                   268,888          259,906

STOCKHOLDERS' EQUITY:
Common Stock
  $1.00 par value; authorized 5,000,000 shares;
    issued and outstanding 2,746,564 and 1,360,228
    shares in 1997 and 1996, respectively             2,746            1,360
Additional paid-in capital                            7,181            6,828
Retained earnings                                    15,653           14,544


TOTAL                                                25,580           22,732

Net unrealized holding gains on
  available-for-sale securities                         343              172


TOTAL STOCKHOLDERS' EQUITY                           25,923           22,904

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                               $294,811         $282,810

See notes to consolidated financial statements.

<14>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED STATEMENT OF INCOME
Years Ended December 31, 1997, 1996 and 1995
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

(in thousands, except per share data)                1997      1996         1995
[S]                                                [C]        [C]         [C]

INTEREST INCOME:
Interest and fees on loans                         $17,174    $15,817    $14,799
Interest-bearing deposits with banks                   221        148        135
Investment securities:
  Taxable                                            5,250      5,238      4,233
  Nontaxable                                            52         66        179
  Dividends                                             82         72         76

TOTAL INTEREST INCOME                               22,779     21,341     19,422

INTEREST EXPENSE:
Deposits                                            11,107     10,276      9,340
Borrowed funds                                         503        591        511

TOTAL INTEREST EXPENSE                              11,610     10,867      9,851

NET INTEREST INCOME                                 11,169     10,474      9,571
Provision for loan losses                              210        205        163

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                   10,959     10,269      9,408

OTHER OPERATING INCOME:
Service charges                                        848        844        732
Trust                                                  339        270        255
Realized securities gains, net                          25         19         10
Other                                                  246        258        255
Arbitration settlement                                 994          -          -

TOTAL OTHER OPERATING INCOME                         2,452      1,391      1,252

OTHER OPERATING EXPENSES:
Salaries and employee benefits                       3,882      3,418      3,150
Occupancy                                              519        466        413
Furniture and equipment                                706        599        574
Federal deposit insurance premiums                      56        372        289
Other                                                2,743      2,495      2,239

TOTAL OTHER OPERATING EXPENSES                       7,906      7,350      6,665

Income before provision for income taxes             5,505      4,310      3,995
Provision for income taxes                           1,673      1,307      1,161

NET INCOME                                         $ 3,832    $ 3,003    $ 2,834

EARNINGS PER SHARE                                 $  1.40    $  1.09    $  1.03

See notes to consolidated financial statements.

<15>
___________________________________________________________________________
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

                                                                       Net
                                                                     Unrealized
                                                Additional             Holdings
(in thousand)                  Common   Stock   Paid-in   Retained   Gains/(Losses)
except per share data)         Shares  Amount   Capital   Earnings    on Securities  Total

Balance, December 31, 1994   1,334,543 $1,334   $6,224     $11,709   $(364)        $18,903

Net income                                                   2,834                   2,834
Stock dividend                  12,780     13      288        (301)
Cash dividends, $.42 per share                              (1,153)                 (1,153)
  ($.425 per share on a
   historical basis)
Net unrealized gains on
   available-for-sale securities                                       713             713

Balance, December 31, 1995   1,347,323  1,347   6,512       13,089     349          21,297

Net income                                                   3,003                   3,003
Stock dividend                  12,905     13     316         (329)
Cash dividends, $.44 per share                              (1,219)                 (1,219)
  ($.445 per share on a
    historical basis)
Net unrealized losses on
    available-for-sale securities                                     (177)           (177)

Balance, December 31, 1996   1,360,228  1,360   6,828      14,544      172          22,904

Net income                                                  3,832                    3,832
Stock dividend                  13,054     13      353       (366)
Stock split in form of a div 1,373,282  1,373              (1,373)
Cash dividends, $.355 per share                              (984)                    (984)
Net unrealized gains on
    available-for-sale securities                                     (171)           (171)

Balance, December 31, 1997   2,746,564 $2,746   $7,181    $15,653     $343         $25,923


See notes to consolidated financial statements.

<16>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

(in thousands)                                            1997            1996           1995

Cash Flows from Operating Activities:
  Net income                                            $ 3,832         $ 3,003        $ 2,834

  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Provision for loan losses                              210             205            163
     Provision for depreciation and amortization            588             442            412
     Amortization and accretion on investment securities    368             362            248
     Deferred income taxes                                   59              36             25
     Realized gains on securities                           (25)            (19)           (10)
     Realized gains on loans sold                           (19)            (23)           (37)
     Originations of loans held for sale                 (1,152)         (1,639)        (1,737)
     Proceeds from sales of loans held for sale           1,171           1,662          1,760
     Gain on sales of foreclosed assets held for sale       (10)            (50)           (45)
     Decrease (increase) in accrued interest receivable
       and other assets                                     859            (487)          (393)
     Decrease) increase in accrued interest payable and
       other liabilities                                    (40)            253            468

         Net cash provided by operating activities        5,841           3,745          3,688

Cash Flows from Investing Activities:
    Available-for-sale securities:
       Proceeds from sales of securities                  5,588              16              -
       Proceeds from maturities of securities             5,900           2,000          1,000
       Purchases of securities                           (7,503)         (9,682)        (6,797)
    Held-to-maturity securities:
       Proceeds from maturities and
        principal repayments of securities                7,716           8,108          5,556
       Purchases of securities                          (12,311)        (13,395)        (8,375)
    Net increase in loans                                (9,914)        (17,361)        (5,273)
    Purchase of loans                                                    (3,659)
    Capital expenditures                                 (1,638)           (539)          (463)
    Proceeds from sale of foreclosed assets held for sale   148             285            184
    Property purchased for future expansion                   -            (250)             -
    Deposit acquisition premium                               -          (1,018)             -

         Net cash used in investing activities          (12,014)       (35,495)       (14,168)

Cash Flows from Financing Activities:
  Net increase in deposits                               16,606          9,731          18,838
  Proceeds from long-term borrowings                      2,056          1,166           1,844
  Repayments of long-term borrowings                     (2,146)        (1,050)           (186)
  Net (decrease) increase in short-term borrowed funds   (8,863)         6,846          (8,833)
  Dividends paid                                         (1,596)        (1,187)         (1,121)
  Deposits of acquired branches                               -         17,130               -

         Net cash provided by financing activities        6,057         32,636          10,542

         Net (dec) increase in cash and cash equivalents   (116)           886              62

Cash and Cash Equivalents at Beginning of Year            6,459          5,573           5,511

Cash and Cash Equivalents at End of Year                $ 6,343             $ 6,459         $ 5,573


Supplemental Disclosures of Cash Flow Information:
Interest paid                                          $11,572          $10,680          $9,437
Income taxes paid                                      $ 1,645          $ 1,310          $1,135
Noncash activities:
   Real estate acquired in settlement of loans         $   212          $   191            $  179

See notes to consolidated financial statements.

<17>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

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

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 1997 and 1996.

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

Common stock of the Federal Reserve Bank and Federal Home Loan Bank represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as restricted equity securities held-to-maturity.

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

<18>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

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

<19>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

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

OTHER ASSETS
Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Included in other assets at December 31, 1997 and 1996 is $541,000 and $581,000, respectively, of goodwill that is being amortized using the straight-line method over 15 years.

Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Included in other assets at December 31, 1997 and 1996 is $295,000 and $364,000, respectively, of core deposit intangibles which are being amortized on a straight-line basis over 6 years.

The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis and permanent declines in value, if any, are charged to expense.

INCOME TAXES
The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period.

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

MORTGAGE SERVICING RIGHTS (MSR's)
The Company has loan agreements for the express purpose of selling these loans in the secondary market. The Company maintains all servicing rights for these loans. The loans are carried at cost. Originated MSR's are to be recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSR's are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio.

<20>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

NEW ACCOUNTING STANDARDS
Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities."   The
Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997, by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No.125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

Reporting Comprehensive Income
In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Company would be to require additional disclosures in the Company's financial statements.

CASH FLOWS
The Company utilizes the net reporting of cash receipts and cash payments for deposit and lending activities. The Company considers amounts due from banks and interest-bearing deposits in banks as cash equivalents.

TRUST ASSETS AND INCOME
Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Bank.
Trust income is reported on a cash basis, which is not materially different from the accrual basis.

EARNINGS PER SHARE
In February 1997, the FASB issued Statement No. 128, "Earnings Per Share" effective in the fourth quarter of 1997. Statement No. 128 is designed to simplify the computation of earnings per share and requires disclosure of "basic earnings per share" and, if applicable, "diluted earnings per share."

Earnings per share calculations give retroactive effect to the issuances of stock dividends declared by the Company. The number of shares used in the earnings per share and dividends per share calculation was 2,746,564 for 1997, 1996, and 1995.

RECLASSIFICATION
Certain of the 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation. Such reclassifications had no effect on net income.

2.  COMMON STOCK SPLIT
On August 19, 1997, the Board of Directors approved a two-for-one stock split. The additional shares resulting from the split were effected in the form of a 100% stock dividend. All references to the number of average common shares and per share amounts for 1996 and 1995 have been restated to reflect the stock split.

<21>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

3.  RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $1,314,000 and $1,262,000 at December 31, 1997 and 1996,
respectively.

Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

4.  INVESTMENT SECURITIES
The amortized cost and estimated fair value of investment securities at December 31, 1997 and 1996, were as follows (in thousands):

                                                  Gross       Gross
                                               Unrealized   Unrealized    Estimated
                                   Amortized     Holding      Holding       Fair
December 31, 1997                     Cost        Gains        Losses      Value

Held-to-maturity securities:
U.S. Treasury securities             $46,922      $668        $  (24)       $47,566
Obligations of state and
  political subdivisions               5,533        78             -         5,611
Corporate obligations                  3,160        16            (1)        3,175
Mortgage-backed securities             6,838        20            (2)        6,856

Total debt securities                 62,453       782           (27)       63,208

Restricted equity securities           1,282         -             -         1,282

Total held-to-maturity               $63,735      $782        $  (27)      $64,490

Available-for-sale securities:
U.S. Treasury securities             $14,599      $355        $   (6)      $14,948
Corporate obligations                  6,837        17            (5)        6,849
Mortgage-backed securities             2,758        13             -         2,771
Equity securities                        113       146             -           259

Total available-for-sale             $24,307      $531       $   (11)      $24,827

                                                  Gross       Gross
                                               Unrealized   Unrealized    Estimated
                                   Amortized     Holding      Holding       Fair
December 31, 1996                     Cost        Gains        Losses      Value

Held-to-maturity securities:
U.S. Treasury securities             $49,169        $449       $ (179)     $49,439
Obligations of state and
  political subdivisions                 606          14            -          620
Corporate obligations                  4,694          22           (4)       4,712
Mortgage-backed securities             1,724           1          (37)       1,688

Total debt securities                 56,193         486         (220)      56,459
Restricted equity securities           1,128           -            -        1,128

Total held-to-maturity               $57,321        $486       $ (220)     $57,587

Available-for-sale securities:
U.S. Treasury securities             $21,239        $238       $  (71)     $21,406
Corporate obligations                  7,235          21           (3)       7,253
Equity securities                          3          74            -           77

Total available-for-sale             $28,477        $333       $  (74)     $28,736

Proceeds from the sale of available-for-sale debt securities during 1997 amounted to $5,588,000, with a gain of $25,000 realized on sales. There were no sales of debt securities

<22>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

in 1996 and 1995. In 1996 and 1995 gains of $4,000 and $10,000, respectively, resulted from early calls of debt securities.

Net realized gains of $15,000 on sales of equity securities were recorded in 1996. There were no sales of equity securities in 1997 and 1995.

Investment securities with an approximate carrying value of $47,457,000 and $48,103,000 and estimated market value of $48,085,000 and $48,390,000 at
December 31, 1997 and 1996, respectively, were pledged to secure public funds and certain other deposits as provided by law.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or
prepayment penalties.   The amortized cost and estimated carrying value of
debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands).

                                                               Estimated
                                             Amortized Cost    Fair Value

Held-to-maturity securities:
  Due in one year or less                        $ 7,010        $ 7,034
  Due after one year through five years           45,439         46,086
  Due after five years through ten years           6,127          6,167
  Due after ten years                              3,877          3,921

    Total                                        $62,453        $63,208

                                                               Estimated
                                             Amortized Cost    Fair Value

Available-for-sale securities:
  Due in one year or less                     $ 4,754          $ 4,780
  Due after one year through five years        18,057           18,396
  Due after five years through ten years        1,383            1,392

    Total                                     $24,194          $24,568

5.  Loans
The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region.

Major classifications of loans are as follows (in thousands):
                                                  December 31

                                             1997             1996

Real estate loans:

   Residential                           $120,019          $108,416
   Commercial                              27,480            27,670
   Agricultural                             8,769             6,134
   Construction                             3,035             4,262
Loans to individuals for household,
  family and other purchases               13,905            14,465
Commercial and other loans                  9,485            11,529
State and political subdivision loans       9,457            10,105

                                          192,150           182,581

Less unearned income on loans                 102               168
Less allowance for loan losses              2,138             1,995

  Loans, net                             $189,910          $180,418

<23>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

At December 31, 1997 and 1996, net unamortized loan fees and costs of $856,000 and $874,000, respectively, have been deducted from the carrying value of loans.


At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired in accordance with SFAS No.114 was $382,000, and $414,000, respectively, all of which were on a nonaccrual basis. At December 31, 1997, the Company had an impaired loan of $382,000 with an allocation of $40,000 of the allowance for loan losses. At December 31, 1996, all of the $414,000 of impaired loans did not have an allowance for loan losses allocated as a result of the loans being collateral dependent and the value of the collateral exceeding the recorded investment in the loan.

The average recorded investment in impaired loans during the year ended December 31, 1997 and 1996, was approximately $398,000 and $696,000, respectively. At December 31, 1997, there was no interest income recognized on impaired loans. For the year ended December 31, 1996, the Company recognized interest income on impaired loans of $2,000, all of which was recognized using the cash basis method of income recognition.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,551,000 and $1,258,000 (which included the impaired loans in accordance with SFAS No. 114) at December 31, 1997 and 1996, respectively. If interest had been recorded at the original rate on those loans, such income would have approximated $229,000, $127,000, and $147,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Interest income on such loans, which is recorded as received, amounted to approximately $72,000, $40,000, and $58,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

Transactions in the allowance for loan losses were as follows (in thousands):

                                          Years Ended December 31,

                                          1997        1996        1995

Balance, beginning of year              $1,995      $1,833      $1,721
  Provisions charged to income             210         205         163
  Recoveries on loans previously
    charged against the allowance           16          21          18

                                         2,221       2,059       1,902
  Loans charged against the allowance      (83)        (64)        (69)

Balance, end of year                    $2,138      $1,995      $1,833

<24>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

The following is a summary of the past due and nonaccrual loans as of December 31, 1997 and 1996 (in thousands):
                                              December 31, 1997

                                      Past Due       Past Due
                                    30-89 days    90 days or more    Nonaccrual

Real estate loans                      $2,566            $146          $1,446
Installment loans                         227              20               -
Credit cards and related loans             20               4               -
Commercial and all other loans            106               -             105

Total                                  $2,919            $170          $1,551

                                               December 31, 1996

                                      Past Due       Past Due
                                    30-89 days    90 days or more    Nonaccrual

Real estate loans                      $2,283            $716          $1,229
Installment loans                          12               -               -
Credit cards and related loans             26               1               -
Commercial and all other loans            356               6              29

Total                                  $2,677            $723          $1,258

6.  PREMISES & EQUIPMENT

Premises and equipment are summarized as follows (in thousands):
                                                   December 31,

                                              1997               1996

Land                                       $ 1,198             $  907
Buildings                                    4,164              3,926
Furniture, fixtures and equipment            5,263              3,914
                                            10,625              8,747
Less accumulated depreciation                4,871              4,402

  Premises and equipment, net              $ 5,754             $4,345

Depreciation expense amounted to $479,000, $370,000, and $412,000 for 1997, 1996, and 1995, respectively.

7.  Deposits
Certificates of deposit of $100,000 or more amounted to $23,960,000 and $19,280,000 at December 31, 1997 and 1996, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,420,000, $1,172,000, and $1,089,000 for the years ended December 31, 1997, 1996, and
1995, respectively.

Following are maturities of certificates of deposit as of December 31, 1997 (in thousands):
                           1998       $ 63,956
                           1999         24,016
                           2000         32,463
                           2001         10,068
                           2002         12,630
                     Thereafter            960
  Total certificates of deposit       $144,093

<25>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

8.  BORROWED FUNDS
                        Securities
                        Sold Under                 Other      Capital      Total
                      Agreements to     FHLB      Borrowed     Lease     Borrowed
                       Repurchase(a) Advances(b)  Funds(c)  Obligations   Funds
dollars in
thousands)

1997
Balance at December 31     $4,789      $    -      $1,874     $  201      $ 6,864
Highest balance
  at any month-end          5,202       7,625       1,874        222       16,498
Average balance             5,030       1,117       1,874        108        8,129
Weighted average interest rate:
    Paid during year        5.85%       5.56%       7.56%      5.16%        6.19%
    As of year-end          5.78%       5.73%       7.56%      4.90%        6.24%

1996
Balance at December 31     $5,018      $8,925      $1,874     $    -      $15,817
Highest balance
  at any month-end          5,367       9,800       1,874          -       17,041
Average balance             5,263       2,599       1,874          -        9,736
Weighted average interest rate:
    Paid during year        5.80%       5.54%       7.56%                   6.07%
    As of year-end          5.90%       6.76%       7.56%                   6.58%

1995
Balance at December 31     $5,331      $1,650      $1,874           -     $ 8,855
Highest balance
  at any month-end          5,331      10,400       1,874           -      17,605
Average balance             4,257       1,900       1,874           -       8,031
Weighted average interest rate:
    Paid during year        5.91%       6.20%        7.56%                  6.36%
    As of year-end          5.91%       6.05%        7.56%                  6.29%

(a) Securities sold under agreements to repurchase mature within one-to-five years. The Company has pledged U.S. Treasury securities with a carrying value at December 31, 1997 and 1996, of $5,921,000 and $6,494,000, respectively.
The respective market values were $6,019,000 and $6,513,000.

(b) FHLB Advances are comprised of two types of borrowings with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. The Company has a borrowing limit of $20,000,000, exclusive of any outstanding advances. As of December 31, 1996, total FHLB advances were comprised of Open RepoPlus borrowings. At December 31, 1996, the Company also had an available line of credit with the FHLB ("Flexline"), with a borrowing limit of approximately $8,500,000. Flexline advances also mature within one year and bear a variable rate of interest that adjusts daily. There are no prepayment penalties for these borrowings. As of December 31, 1995, total FHLB advances were comprised of Flexline borrowings. There were no outstanding borrowings on this line of credit as of December 31, 1997 and 1996. Although no specific collateral is required to be pledged for Open RepoPlus or Flexline borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB.
At December 31, 1997 and 1996, approximate carrying value of collateral was $18,944,000 and $17,339,000 and estimated market value was $19,213,000 and
$17,445,000, respectively.

<26>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

(c) Other borrowed funds consist of separate loans with the Federal Home Loan Bank of Pittsburgh as follows (in thousands):
                                                  December 31,

   Fixed Rate          Maturity              1997            1996

      7.25%          May 15, 2000          $  166          $  166
      7.40%          May 15, 2001             245             245
      7.52%          May 15, 2002             229             229
      7.60%          May 15, 2003             216             216
      7.56%          May 17, 2004             201             201
      7.61%          May 16, 2005             188             188
      7.65%          May 15, 2006             175             175
      7.68%          May 15, 2007             163             163
      7.72%          May 15, 2008             151             151
      7.76%          May 15, 2009             140             140

     Total borrowed funds                  $1,874          $1,874

Following are maturities of borrowed funds as of December 31, 1997 (in thousands):

                            1998        $3,509
                            1999           358
                            2000           683
                            2001           293
                            2002           787
                      Thereafter         1,234

      Total borrowed funds              $6,864

9.  LEASES
The Company is committed under two noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1997, are as follows (in thousands):

                            1998          $ 50
                            1999            35
                            2000            30
                            2001            30
                            2002            30
                      Thereafter            25
          Total minimum lease payments    $200

Total rental expense for all operating leases for 1997, 1996, and 1995 amounted to $50,000, $52,000, and $31,000, respectively.

10.  EMPLOYEE BENEFIT PLANS
The Company has a noncontributory, defined-benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company's funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 11,928 and 5,905 shares of the Company's common stock at December 31, 1997 and 1996, respectively.

<27>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

Pension cost for 1997, 1996, and 1995 include the following components (in thousands):
                                                    Years Ended December 31,

                                                    1997       1996      1995

Service cost benefits earned during the period     $ 110      $ 101     $  85
Interest cost on projected benefit obligation        126       (111)      104
Return on assets                                    (478)      (229)     (331)
Net amortization and deferral                        277         54       189

Net pension cost                                   $1035      $1037     $  47

As of December 31, 1997 and 1996, the Plan's total accumulated benefit obligation was $1,524,000 and $1,235,000, including vested benefits of $1,480,000 and $1,196,000, respectively.

The funded status of the Plan and amount recognized in the Company's consolidated balance sheet are summarized as follows (in thousands):

                                                       December 31,

                                                     1997           1996

Projected benefit obligation                      $(2,226)       $(1,782)
Plan assets at fair value                           2,681          2,242

Excess of assets over projected benefit obligation    455            460
Prior service costs                                   (63)           (69)
Unrecognized net (loss) from past experience
  different from that assumed and effects
  of changes in assumptions                          (125)           (74)
Unrecognized net transition gain                     (114)          (129)

Prepaid pension cost                              $   153         $  188

The projected benefit obligation for the Plan at December 31, 1997, 1996, and 1995, were determined using an assumed discount rate of 61/2%, 7%, and 7%, respectively, and an assumed long-term rate of compensation increase of 4.0%, 4.0%, and 4.5%, respectively. The assumed long-term rate of return on Plan assets was 8% at December 31, 1997, 1996, and 1995.

The Company also has a profit-sharing plan, covering substantially all employees, which provides tax-deferred salary savings to plan participants. The Company's contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company's profit-sharing contribution is determined by the Board of Directors on a discretionary basis. The Company's contributions for 1997, 1996, and 1995 were $187,000, $131,000, and $86,000, respectively.

11.  ARBITRATION SETTLEMENT
On February 24, 1997, the Bank reached an arbitration settlement with a vendor. The settlement was for legal remedies associated with relationships with this vendor. The Bank received $884,000 in cash and $250,000 in credits to be applied to future expenditures, which if unused will expire within two years. As of December 31, 1997 there was $110,000 of credits applied for current expenditures. The amount received by the Bank is net of fees associated with the arbitration.

12.  INCOME TAXES
The provision for income taxes consists of the following (in thousands):
                                         Years Ended December 31,

                                    1997          1996           1995

Currently payable                 $1,614        $1,271         $1,136
Deferred liability                    59            36             25

Provision for income taxes        $1,673        $1,307         $1,161

<28>

__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

The following temporary differences gave rise to the net deferred tax asset at December 31, 1997 and 1996 (in thousands):
                                           1997                 1996

Deferred tax assets:
  Allowance for loan losses                $544                  $495
  Deferred compensation                     201                   194
  Loan fees and costs                        29                    53
  Core deposit intangible                    23                     9

Total                                       797                   751

Deferred tax liabilities:
  Unrealized gains on available-for-sale
    securities                             (177)                  (88)
  Premises and equipment                   (235)                 (147)
  Bond accretion                            (86)                  (67)
  Prepaid pension cost                      (52)                  (64)

  Foreclosed assets held for sale           (10)                    -

Total                                      (560)                 (366)

Deferred tax asset, net                    $237                  $385

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):
                                       Years Ended December 31,

                                   1997          1996             1995

Provision at statutory rates on
  pre-tax income                 $1,872        $1,465            $1,358
Effect of tax-exempt income        (211)         (198)             (188)
Nondeductible interest               27            27                23
Other items                         (15)           13               (32)

Provision for income taxes       $1,673        $1,307            $1,161

Statutory tax rates                 34%           34%               34%
Effective tax rates               30.4%         30.3%             29.1%

Income taxes applicable to realized security gains at December 31, 1997, 1996, and 1995, were $9,000, $1,000, and $3,000, respectively.

13.  RELATED PARTY TRANSACTIONS
Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.

A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

                     Beginning                                     Ending
                      Balance        Additions      Repayments     Balance

     1997             $1,274          $ 778           $ 880        $1,172
     1996              1,379            156             261         1,274
     1995              1,501            181             303         1,379


Such loans were made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.

<29>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

14.  REGULATORY MATTERS
Dividend Restrictions:
The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank's net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 1998 without approval of the Comptroller of the Currency of approximately $4,549,000, plus the Bank's net income for 1998.

Loans:
The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 1997, the regulatory lending limit amounted to approximately $2,791,000.

Regulatory Capital Requirements:
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.
Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they (the Company and the Bank) are subject.

As of December 31, 1997, the most recent notifications from the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reflects the Company's (which is substantially the same as the Bank's) capital ratios at December 31 (in thousands):
                                         1997                 1996
                                  Amount   Ratio        Amount    Ratio

Total capital (to risk-weighted assets)

Company                         $26,867    15.83%      $23,764   15.03%
For capital adequacy purposes    13,589     8.00%       12,649    8.00%
To be well capitalized           16,986    10.00%       15,811   10.00%

Tier I capital (to risk-weighted assets)

Company                         $24,744    14.58%      $21,787   13.78%
For capital adequacy purposes     6,794     4.00%        6,324    4.00%
To be well capitalized           10,192     6.00%        9,486    6.00%

Tier I capital (to average assets)

Company                         $24,744     8.47%      $21,787    7.76%
For capital adequacy purposes     8,768     3.00%        8,424    3.00%
To be well capitalized           14,613     5.00%       14,041    5.00%

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

<30>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

15.  OFF-BALANCE-SHEET RISK
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1997 and 1996, are as follows (in thousands):
                                         1997               1996

Commitments to extend credit           $21,871            $16,740
Standby letters of credit                  548                660

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

16.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company's financial instruments are as follows (in thousands)

December 31, 1997
                                        CARRYING         ESTIMATED
                                         AMOUNT         FAIR VALUE

Financial assets:
  Cash and due from banks              $  6,343         $  6,343
  Available-for-sale securities          24,827           24,827
  Held-to-maturity securities            63,735           64,490
  Net loans                             189,910          191,658
  Accrued interest receivable             2,426            2,426

Total financial assets                 $287,241         $289,744
Financial liabilities
  Deposits                             $256,783         $258,829
  Securities sold under agreements
     to repurchase                        4,789             4,851
  Other borrowed funds                    2,075             2,240
  Accrued interest payable                2,331             2,331

Total financial liabilities            $265,978          $268,251

<31>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

December 31, 1996
                                        CARRYING          ESTIMATED
                                         AMOUNT          FAIR VALUE

Financial assets:
  Cash and due from banks               $  6,459          $  6,459
  Available-for-sale securities           28,736            28,736
  Held-to-maturity securities             57,321            57,587
  Net loans                              180,418           180,586
  Accrued interest receivable              2,930             2,930

Total financial assets                  $275,864          $276,298

Financial liabilities
  Deposits                              $240,177          $241,835
  Securities sold under agreements
     to repurchase                         5,018             5,018
  FHLB advances                            8,925             8,925
  Other borrowed funds                     1,874             1,975
  Accrued interest payable                 2,293             2,293

Total financial liabilities             $258,287          $260,046

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

<32>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

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

Deposits:
The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The deposit's fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

Borrowed Funds:
Rates available to the Company for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of borrowed funds.

Commitments to Extend Credit and Standby Letters of Credit:
There is no material difference between the notional amount and the estimated fair value of off-balance-sheet items which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding (see Note 15).

17.  CONDENSED FINANCIAL INFORMATION PARENT COMPANY ONLY

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET
December 31, 1997 and 1996
(in thousands)                           1997               1996

Assets:
  Cash                                  $    46            $    33
  Dividends receivable - subsidiary           -                612
  Investment in subsidiary,
    First Citizens National Bank         25,771             22,871
  Available-for-sale securities             141                  -
  Other assets                                1                  -

Total assets                            $25,959            $23,516

Liabilities:
  Other liabilities                     $    26            $     -
  Deferred tax liability                     10                  -
  Dividends payable                           -                612

Total liabilities                       $    36            $   612
Stockholders' equity                     25,923             22,904

Total liabilities and stockholders'
     equity                             $25,959            $23,516

<33>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME
Years Ended December 31, 1997, 1996, and 1995
(in thousands)                             1997       1996       1995

Dividends from:
    Bank subsidiary                      $1,179      $1,265     $1,235
    Available-for-sale securities             1           -          -

  Total income                            1,180       1,265      1,235
Expenses                                     97          62         64

Income before equity in undistributed
    earnings of subsidiary                1,083       1,203      1,171
Equity in undistributed
    earnings - FCNB                       2,749       1,800      1,663


CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF CASH FLOWS
Years Ended December 31, 1997, 1996, and 1995
(in thousands)                                   1997        1996        1995

Cash flows from operating activities:
  Net income                                   $ 3,832     $ 3,003     $2,834
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Equity in undistributed earnings
      of subsidiary                              2,749      (1,800)    (1,663)
  Decrease (increase) in other assets              611         (32)       (32)
  Increase in other liabilites                      26           -          -

    Net cash provided by operating activities    1,720       1,171      1,139

Cash flows used in investing activities:
  Purchase of available-for-sale securities       (111)          -          -

Cash flows used in financing activities:
  Cash dividends paid                           (1,596)     (1,187)    (1,121)

    Net increase (decrease) in cash                (13)        (16)       (18)

Cash at beginning of year                           33          49         31

Cash at end of year                            $    46      $   33    $    49

<34>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
REPORT OF INDEPENDENT AUDITORS
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

SNODGRASS
Certified Public Accountants
[LOGO OMITTED]

To the Stockholders and Board of Directors of Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impairment of loans and related allowance for loan losses.


/s/ S.R. Snodgrass, A.C.
Wexford, PA
February 20, 1998
S.R. Snodgrass, A.C.
101 Bradford Road    Wexford, PA 15090-6909     Phone: 724-934-0344
Faxsimile: 724-934-0345

<35>
___________________________________________________________________________
SELECTED FINANCIAL DATA
FIVE YEARS SUMMARY OF OPERATIONS
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

(dollar amounts in thousands)            1997        1996       1995        1994       1993

Interest income                      $ 22,779    $ 21,341   $ 19,422    $ 17,336   $ 16,551
Interest expense                       11,610      10,867      9,851       7,944      7,853

Net interest income                    11,169      10,474      9,571       9,392      8,698
Provision for loan losses                 210         205        163         255        315

Net interest income after provision
  for loan losses                      10,959      10,269      9,408       9,137      8,383
Other operating income                  2,427       1,372      1,242       1,073      1,016
Realized securities gains, net             25          19         10          63         50
Other operating expenses                7,906       7,350      6,665       6,490      6,117

Income before provision for
income taxes                            5,505       4,310      3,995       3,783      3,332
Provision for income taxes              1,673       1,307      1,161       1,158        908

Net income                           $  3,832    $  3,003   $  2,834    $  2,625   $  2,424

Per share data:
Net income (1)                       $   1.40    $   1.09   $   1.03    $    .96   $    .88
Cash dividends (1)                      0.355       0.445      0.425       0.405      0.385
Book value (1)                           9.44       8.34        7.75        6.88       6.68

Total investments                    $888,562    $ 86,057   $ 73,715    $ 64,257   $ 62,645
Loans, net                            189,910     180,418    159,794     154,848    140,391
Total assets                          294,811     282,810    247,094     232,537    216,237
Total deposits                        256,783     240,177    213,316     194,478    191,013
Stockholders' equity                   25,923      22,904     21,297      18,903     18,340

(1) Amounts were adjusted to reflect the two-for-one stock split as described in Footnote 2.

COMMON STOCK
Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid/ask prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC "Bulletin Board", its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau's "Pink Sheets." The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a semiannual basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 14).

                                         Dividends                                          Dividends
                             1997         declared                            1996          declared
                       High     Low      per share                      High       Low      per share

First quarter (1)     $13.31   $12.94               First quarter (1)   $12.38    $11.63
Second quarter (1)     14.00    13.31   $ 0.230     Second quarter (1)   12.63     12.38      $ 0.210
Third quarter          16.38    14.00               Third quarter (1)    12.75     12.50
Fourth quarter         18.75    17.00   $ 0.125     Fourth quarter (1)   12.94     12.75      $ 0.215

Amounts were adjusted to reflect the two-for-one stock split as described in Footnote 2.

<36>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED QUARTERLY DATA
TRUST AND INVESTMENT SERVICES STATEMENT OF CONDITION
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________


CONSOLIDATED QUARTERLY DATA
(dollar amounts in thousands)                          Three Months Ended
1997                                    March 31       June 30       Sept 30        Dec 31

Interest income                          $5,486         $5,672       $5,847         $5,774
Interest expense                          2,809          2,891        2,958          2,952

Net interest income                       2,677          2,781        2,889          2,822
Provision for loan losses                    53             52           53             52
Other operating income                    1,229            356          432            410
Realized securities gains, net                -              -            -             25
Other operating expenses                  2,039          1,843        2,032          1,992


Income before provision for income taxes  1,814          1,242        1,236          1,213
Provision for income taxes                  599            368          359            347

Net income                               $1,215         $  874       $  877         $  866

Earnings Per Share                       $ 0.44         $ 0.32       $ 0.32         $ 0.32


                                                              Three Months Ended
1996                                   March 31       June 30       Sept 30        Dec 31

Interest income                          $5,005        $5,302        $5,512        $5,522
Interest expense                          2,528         2,687         2,816         2,836

Net interest income                       2,477         2,615         2,696         2,686
Provision for loan losses                    48            53            52            52
Other operating income                      302           333           374           363
Realized securities gains, net               19             -             -             -
Other operating expenses                  1,673         1,754         2,024         1,899

Income before provision for income taxes  1,077         1,141           994         1,098
Provision for income taxes                  352           332           284           339

Net income                               $  725        $  809        $  710        $  759

Earnings Per Share                       $ 0.26        $ 0.29        $ 0.26        $ 0.28

TRUST AND INVESTMENT SERVICES STATEMENT OF CONDITION
                                            1997           1996

INVESTMENTS:
Bonds                                     $14,115         $14,770
Stock                                      14,995          10,284
Savings and money market funds             13,350          10,554
Mutual funds                                7,100           6,756
Mortgages                                     374             491
Real estate                                   298             285
Miscellaneous                                 110             127
Cash                                          168              44

TOTAL                                     $50,510         $43,311

ACCOUNTS:
Estates                                   $   827         $   413
Trusts                                     24,666          25,458
Guardianships                                 332             197
Pension/profit sharing                      9,871           8,611
Investment management                      12,527           4,911
Custodial                                   2,287           3,721

TOTAL                                     $50,510         $43,311

__________________________________________________________________________
[GRAPHIC OMITTED: One bar chart depicting personal trust assets from 1993 to 1997. Tabular representation of this graph is set forth as follows:

PERSONAL TRUST ASSETS:
(Dollars in Thousands)
1993        1994        1995        1996        1997
$26,085     $27,781     $31,786     $39,776     $41,643
___________________________________________________________________________

<37>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

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

Financial Condition
The following table presents the growth (dollars in millions) during the past two years:

                                    1997/1996               1996/1995
                                  $          %            $           %

Total assets                    12.0        4.2         35.7        14.5
Total deposits                  16.6        6.9         26.9        12.6
Total loans                      9.5        5.3         20.6        12.9
Total investments
  (including available-for-sale
    and held-to-maturity)        2.5        2.9         12.3        16.7
Total stockholders'
  equity                         3.0       13.2          1.6         7.5

Investments
The investment portfolio, including available-for-sale and held-to-maturity securities, increased by $2.5 million or 2.9% in 1997 as compared to growth of $12.3 million in 1996.

From 1990 through 1996, the concentration of the Company's investment portfolio shifted to U.S. Treasury securities and, until this year, no new investments had been made in state and political subdivisions since 1985. During 1997, the investment portfolio was restructured by selling $5.6 million
U. S. Treasury notes and purchasing $5.2 million AAA insured Pennsylvania municipal bonds. In addition, throughout the year as funds became available from deposits and the maturity of investments, $9.9 million in FNMA and FHLMC mortgage-backed securities and $2.6 million in investment-grade corporate bonds were purchased.

The deposits and other liabilities that are not used to fund loans are placed in investments which possess less risk and, therefore, lower yield. The impact on net interest income is discussed later in the Net Interest Income section.

__________________________________________________________________________
[GRAPHIC OMITTED: One bar chart depicting investments from 1993 to 1997 for available-for-sale and held to maturity. Tabular representation of this graph is set forth as follows:

INVESTMENTS:
(Dollars in Thousands)

Available-for-Sale
1993        1994        1995       1996        1997
$16,171     $14,640     $21,444    $28,736     $24,827

Held to Maturity
1993        1994        1995       1996        1997
$46,474     $49,617     $52,271    $57,321     $63,735

Total
1993        1994        1995       1996        1997
$62,645     $64,257     $73,715    $86,057     $88,562
___________________________________________________________________________

<38>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 1997:



                                                   Book Value at December 31,

                                               % of               % of               % of                % of              % of
                                      1997     Total     1996     Total     1995     Total     1994     Total     1993    Total

Held-to-maturity:
  U.S. Treasury securities         $46,922     53.0   $49,169     57.1   $42,700     57.9    $36,042     56.1    $30,686   49.0
  Federal agency obligations            -         -         -        -         -        -        500      0.8        502    0.8
  Obligations of state & political
    subdivisions                     5,533      6.2       606      0.7     1,311      1.8      2,735      4.3       3,498   5.6
  Corporate obligations              3,160      3.6     4,694      5.5     4,744      6.4      6,729     10.4       7,715  12.3
  Mortgage-backed securities         6,838      7.7     1,724      2.0     2,377      3.2      2,513      3.9       3,066   4.9
  Restricted equity securities       1,282      1.5     1,128      1.3     1,139      1.6      1,098      1.7       1,007   1.6

Available-for-sale:
  U.S. Treasury securities          14,948     16.9    21,406     24.9    15,591     21.2     14,594     22.7      16,126  25.7
  Corporate obligations              6,849      7.7     7,253      8.4     5,778      7.8          -        -           -     -
  Mortgage-backed securities         2,771      3.1         -        -         -        -          -        -           -     -
  Equity securities                    259      0.3        77      0.1        75      0.1         46      0.1          45   0.1

Total                              $88,562    100.0   $86,057    100.0   $73,715    100.0    $64,257    100.0     $62,645 100.0

Maturities and Average Weighted Yields of Investment Securities

The expected maturities and average weighted yields for the above investment portfolio as of December 31, 1997, are shown below. Yields on tax-exempt securities are presented on a fully-taxable equivalent basis assuming a 34% tax rate:

                                      Within               One-               Five-             After
                                       One       Yield     Five     Yield      Ten     Yield     Ten      Yield           Yield
                                       Year        (%)     Years      (%)     Years      (%)    Years       (%)     Total   (%)

Held-to-maturity securities:
  U.S. Treasury                       $7,008      6.77    $39,914    6.27    $     -       -    $     -      -    $46,922  6.34
  State & political subdivisions,
    general obligation                     2      8.33      2,057    7.14      2,377    7.39        757    7.27     5,193  7.27
  State & political subdivisions,
    revenue                                -         -        340   12.31          -       -          -       -       340 12.31
  Corporate obligations                    -         -      3,160    6.53          -       -          -       -     3,160  6.53
  Mortgage-backed securities              76      7.25      2,240    6.55      4,522    6.86          -       -     6,838  6.76
  Restricted equity securities             -         -          -       -          -       -      1,282    6.00     1,282  6.00

Total held-to-maturity                $7,086      6.78    $47,711    6.38      $6,899   7.04     $2,039    6.47   $63,735  6.50

Available-for-sale securities:
     U.S. Treasury                    $2,029      7.13    $12,919    6.54      $    -      -     $    -       -   $14,948  6.62
     Corporate obligations             2,751      6.11      4,098    6.43           -      -          -       -     6,849  6.30
     Mortgage-backed securities            -         -      2,771    6.46           -      -          -       -     2,771  6.46
  Equity securities                        -         -          -       -           -      -        259    1.50       259  1.50

Total available-for-sale              $4,780      6.54    $19,788    6.51      $    -      -     $  259    1.50   $24,827  6.46

<39>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

Approximately 87% of the amortized cost of debt securities are expected to mature within five years or less (average expected maturity 3.3 years), as evidenced in Footnote 4 of the Consolidated Financial Statements.

The Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank will be sufficient to meet future liquidity needs. Management does not anticipate selling securities for liquidity requirements. Accordingly, the majority of the securities portfolio is classified as held-to-maturity.

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

All lending is governed by a lending policy which is developed and maintained by management and approved by the Board of Directors. The Company's lending policy regarding real estate loans is that generally the maximum mortgage granted on owner-occupied residential property is 80% of the appraised value or purchase price (whichever is lower) when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 80% of the current appraised value. The maximum term for mortgage loans is 25 years for one- to four-family residential property and 20 years for commercial and vacation property.

As shown in the following table, total loans grew by $9.6 million in 1997, or 5.2%, a decrease from the strong 12.8% increase during 1996. The residential mortgage loan portfolio increased 10.7% as a result of continued strong demand during 1997. In addition, $1.2 million in conforming mortgage loans were originated and sold on the secondary market through the Federal Home Loan Mortgage Corporation, providing over $19,000 of income in origination fees and premiums on loans sold, compared to $1.6 million in loans originated and $23,000 of income in 1996. Residential mortgage lending is a principal business activity and one the Company expects to continue by providing a full complement of competitively priced conforming, nonconforming and home equity mortgages.

Total commercial real estate, agricultural real estate and commercial/other loans increased by $.4 million or 1% (down from the 6% increase in 1996). Commercial lending activity is primarily focused on small businesses and the Company's commercial lending officers have been successful in attracting new business loans.

Loans to individuals decreased $.6 million or 4% during 1997 compared to an increase of $1.3 million in 1996. Loan consolidations moved some of these volumes to residential mortgage loans.

State and political subdivision loans decreased $.6 million or 6.4% compared
to an increase of $1.8 million in 1996.   Management expects this type of loan
will increase in 1998 as the result of bond refinancing activity in a lower interest rate environment.

The majority of lending activity has been mortgage loans secured by one- to four-family residential property. As of December 31, 1997, residential real estate and real estate construction loans made up 64.1% of the Company's total loan portfolio.

<40>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

Continuing in 1998, the Company's primary goal is to be the premier mortgage lender in its market area, with its large menu of conforming mortgages (including "jumbo" and low- to moderate-income home buyer mortgages) through Farmers Home Administration (FmHA) and Pennsylvania Housing Finance Agency
(PHFA). Continued training of branch office personnel and the focus on flexibility and fast "turn around time" will aid in meeting this goal. (Also see the discussion in Footnote 5.)

Five Year Breakdown of Loans by Type
December 31,

                            1997            1996           1995            1994           1993
                       Amount     %    Amount     %   Amount     %    Amount     %   Amount     %

Real estate:
   Residential       $120,019  62.5  $108,416  59.4 $ 96,594  59.7  $ 97,359  62.0  $ 92,149  64.3
   Commercial          27,480  14.3    27,670  15.2   24,167  14.9    21,915  13.9    19,926  13.9

   Agricultural         8,769   4.6     6,134   3.4    8,027   5.0     7,125   4.5     4,216   2.9
   Construction         3,035   1.6     4,262   2.3    1,018   0.6     1,271   0.8     1,102   0.8
Loans to individuals
    for family and other
    purchases          13,905   7.2    14,465   7.9   13,198   8.1    11,886   7.7    11,696   8.2
Commercial and other    9,485   4.9    11,529   6.3   10,535   6.5    10,285   6.5     8,959   6.3
State and political
  subdivision loans     9,457   4.9    10,105   5.5    8,347   5.2     7,303   4.6     5,170   3.6

Total loans           192,150 100.0   182,581 100.0  161,886 100.0   157,144 100.0   143,218 100.0

Unearned income           102             168            259             575           1,311
Allow for loan losses   2,138           1,995          1,833           1,721           1,516

Net loans            $189,910        $180,418       $159,794        $154,848         $140,391

The predominant source of earning assets is from the loan portfolio. The following table shows the maturity of commercial and agricultural loans and commercial loans secured by real estate as of December 31, 1997, classified according to the sensitivity to changes in interest rates within various time intervals:

                                       Commercial,
                                        financial,    Real estate
                                       agricultural   construction     Total

Maturity of loans:
  One year or less                       $ 5,365       $     -        $ 5,365
  Over one year but less than five years  12,143             -         12,143
  Over five years                         37,683         3,035         40,718

Total                                    $55,191        $3,035        $58,226

Sensitivity of loans to changes in
   interest rates - loans due after one year:
   Predetermined interest rate           $13,401        $  102        $13,503
   Floating or adjustable interest rate   36,425         2,933         39,358

Total                                    $49,826        $3,035        $52,861

<41>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

Loan Quality and Provision for Loan Losses
As discussed previously, the loan portfolio contains a large portion of real estate secured loans (generally residential home mortgages, mortgages on small business properties, etc.), consumer installment loans and other commercial loans. Footnote 5 of the Consolidated Financial Statements provides further details on the composition of the loan portfolio and is incorporated herein.

A separate collections department was established to focus on the collection and workout of problem loans. The Board of Directors and management believe all of these initiatives have led to relatively low levels of nonperforming loans and loan chargeoffs. The following tables indicate the level of nonperforming assets over the past five years ending December 31:
                               1997      1996      1995      1994      1993

Nonperforming loans:
   Nonaccruing loans        $  1,169   $   844   $   762   $  1,557   $  1,566

   Impaired loans                382       414       697          -          -
   Accrual loans - 90 days
     or more past due            170       723       689        267        418

Total nonperforming
     loans                  $  1,721  $  1,981  $  2,148   $  1,824   $  1,984

Foreclosed assets
     held for sale               238       164       208        168        231

Total nonperforming
     assets                 $  1,959  $  2,145  $  2,356   $  1,992   $  2,215

Total loans                 $192,150  $182,581  $161,886   $157,144   $143,218
Unearned income                  102       168       259        575      1,311
Loans, net of unearned
     income                 $192,048  $182,413  $161,627   $156,569   $141,907

Nonperforming loans as a
     percent of loans, net
     of unearned income         .90%     1.09%     1.33%      1.17%      1.40%

Total nonperforming
     assets as a percent
     of loans, net of
     unearned income          1.02%      1.18%     1.46%      1.27%      1.56%


Another way to view the credit quality exposure of the loan portfolio is by reviewing the "watch list" categories used by management (and as required by the regulatory agencies). This monitoring process is reviewed and reported monthly to identify problems or potential problems.

<42>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
__________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

Loans classified on the "watch list" as of December 31:

                                         1997        1996        1995

Special mention                        $     -     $  216      $  232
Substandard                              4,625      3,740       4,093
Doubtful                                   121         23          41
Loss                                         -          -           -

Total                                   $4,746     $3,979      $4,366

Percent of total loans,
     net of unearned income              2.47%      2.18%       2.70%

Based upon current information available and upon measures taken to maintain the allowance for loan losses at an appropriate level, management does not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses which would reasonably be expected to have a material impact on future operations, liquidity or capital reserves. At December 31, 1997, there were no loans which were not included as past due, nonaccrual or restructured troubled debt, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply over the next six months with present loan repayment terms. Management is not aware of any other information which causes it to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

Summary of Loan Loss Experience
                                       1997         1996         1995         1994         1993

Balance at
  beginning of period                $1,995       $1,833       $1,721       $1,516        $1,201

Charge-offs
  Real estate - construction              -            -            -            -             -
  Real estate - mortgage                 10            8           23           31            25
  Loans to individuals for household,
     family and other purchases          32           56           42           28            43
  Commercial and other loans             41            -            4            9             3

Total loans charged-off                  83           64           69           68            71

Recoveries
  Real estate - construction              -            -            -            -             -
  Real estate - mortgage                  3            1            -            -             3
  Loans to individuals for household,
    family and other purchases           11           19           15           14            60
  Commercial and other loans              2            1            3            4             8

Total loans recovered                    16           21           18           18            71
Net loans charged-off                    67           43           51           50             -
Provisions charged to expense           210          205          163          255           315

Balance at end of year               $2,138       $1,995       $1,833       $1,721        $1,516

Loans outstanding at end of year   $192,048     $182,413     $161,627     $156,569      $141,907
Average loans outstanding, net     $186,425     $170,104     $156,754     $146,894      $136,025
Net charge-offs to average loans      0.04%        0.03%        0.03%        0.03%         0.00%
Year-end allowance to total loans     1.11%        1.09%        1.13%        1.10%         1.07%

Year-end allowance to total
  nonperforming loans               124.23%      100.71%       85.34%       94.35%        76.41%

<43>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

As detailed in Footnote 5 and the above tables, total past due (90 days or more) and nonperforming loans decreased 13.1% from December 31, 1996 to December 31, 1997. The majority of the loan volume is well-collateralized by real estate. Total charge-offs for 1998 are still expected to increase moderately from the historic levels (although low in relationship to peers).

Allowance For Loan Losses
The allowance is maintained at a level to absorb potential future loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's basis for the level of the allowance and the annual provision is its evaluation of the loan portfolio, current and projected economic conditions, the historical loan loss experience, present and prospective financial condition of the borrowers, the level of nonperforming assets, and other relevant factors. While management evaluates all of this information, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their evaluation of information available to them at the time of their examination. Based on this process, management believes that the current allowance is adequate to offset any exposure that may exist for under-collateralized or uncollectible loans.

The allowance for loan losses as a percentage of total loans was 1.13%, 1.09%, and 1.11% as of December 31, 1995, 1996, and 1997, respectively. The 1997 growth in the allowance is the combined result of a $210,000 charge to earnings and $67,000 in net loan losses. The level of charge-offs and recoveries were similar to 1996.

Allocation of the Allowance for Loan Losses
The following table provides the percentage distribution of the allowance for loan losses and the various loan categories:

                                      1997         1996         1995         1994         1993
                                    $       %    $       %    $       %    $       %    $       %

Real estate loans:
   Residential                     140   62.5   143   59.4   165   59.6   185   62.0   181   64.2
   Commercial, agricultural        577   18.9   325   18.5   328   19.9   323   18.5   253   16.9
   Construction                      -    1.6     -    2.3     -     .6     -     .8     -     .8
Loans to individuals for household,
   family and other purchases      321    7.2   164    8.0   181    8.2   140    7.6   174    8.2
Commercial and other loans         323    4.9   108    6.3   110    6.5   114    6.5    94    6.3
State and political
   subdivision loans                 4    4.9     3    5.5     3    5.2     2    4.6      2   3.6
Unallocated                        773    N/A 1,252    N/A 1,046    N/A   957    N/A    812   N/A

Total allowance for loan losses  2,138  100.0 1,995  100.0 1,833  100.0 1,721  100.0  1,516 100.0

As described in Footnote 1 and Footnote 5, in 1995 the Company implemented SFAS 114 as amended by SFAS 118, which impacted management's method for determining the allowance for loan losses. Management does not believe any material impact on earnings will occur as a result of applying SFAS 114 in the future.

<44>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

Deposits
The Company tiers interest-bearing transaction and savings accounts by deposit size (larger balances receive higher rates). The Company has been offering a wide variety of deposit instruments, as have its competitors. Some of the deposit product variations were limited transaction deposit accounts with interest rates that vary as often as daily, unlimited transaction interest-bearing accounts, Premier 50, Premier 50 Plus, Gold Club, individual retirement accounts, longer-term certificates of deposit (generally of five-year maturity), promotional 30-month, 66-month and Roll-Up certificates of deposit (which allows the customer to adjust the interest rate up once during the term by a maximum of 100 basis points).

The Company also offers a wide variety of IRA products including the new Roth and Educational IRA's.

During 1996, the Company moved to expand and consolidate its market share by the acquisition of two offices in Canton and Gillett and the start of its first supermarket office at the Weis Market in Wellsboro.

Deposit growth in 1997 was $16.6 million or 6.9%. Deposit growth was higher in 1996 (an increase of $26.9 million or 12.6%) primarily as the result of the acquisition of two offices.

Transaction accounts (noninterest-bearing and interest-bearing) increased $2 million or 4% in 1997, while total certificates of deposit increased $6.9 million or 5%. Certificates of deposit growth in 1996 was $12 million or 9.7%.

During 1997, the interest cost of certificates of deposit remained high and the interest rate paid on Money Market Investors accounts increased. This rate environment (high rates for certificates of deposit and high balance Money Market Investor accounts) resulted in growth in both types of deposits. Money market deposit accounts (which are paid a higher interest rate than savings and NOW accounts) had growth of $8.5 million or 32.9%.

The following table shows the composition of deposit accounts over the last three years as of December 31:

Deposits by Major Classification

                                      1997            1996            1995
                                 Amount    %     Amount    %     Amount     %

Noninterest-bearing deposits   $ 19,016   7.4  $ 17,924   7.5  $ 15,140    7.1
NOW accounts                     32,794  12.8    31,836  13.2    23,681   11.1
Savings deposits                 26,523  10.3    27,332  11.4    25,317   11.9
Money market deposit accounts    34,357  13.4    25,851  10.8    24,096   11.3
Certificates of deposit         144,093  56.1   137,234  57.1   125,082   58.6

Total deposits                 $256,783 100.0  $240,177 100.0  $213,316  100.0


Remaining maturities of certificates of deposit of $100,000 or more:

                                 1997            1996             1995

3 months or less              $ 1,658         $ 1,962          $ 2,708
3 through 6 months              6,929           2,788            2,474
6 through 12 months            10,263           6,051            4,538
Over 12 months                  5,110           8,479            8,822

Total                         $23,960         $19,280          $18,542

As a percent of total
  certificates of deposit      16.63%          14.05%           14.82%

<45>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

Deposits by Type of Depositor

                                   1997             1996              1995
                             Amount      %    Amount      %      Amount       %

Individual, partnerships
   & corporations          $226,306    88.1  $212,398    88.4  $188,471    88.4
United States government         20       -       148      .1       132      .1
State & political
       subdivisions          28,721    11.2    25,794    10.7    23,279    10.9

Other                         1,736     0.7     1,837     0.8     1,434     0.6

Total deposits             $256,783   100.0  $240,177   100.0  $213,316   100.0


The methods used by the Company to attract and retain deposits (in addition to competitive interest rates) have been increased marketing and business development efforts, continuous emphasis on quality personal service, expanded trust and investment management services and more convenient hours. In all of our community offices, lobby and drive-up hours now include Wednesday afternoons (when they were traditionally closed) as well as Saturday hours. The supermarket office is open seven days a week with extended hours on weekdays. The Company currently provides ten MAC automated teller machines, which are part of the MAC regional and PLUS national network. Management will be implementing a MasterMoney debit card program in the first quarter of 1998.

In addition to the above, continuing an effort to add value to products, the Company began a voice response system to provide customers a convenient method of accessing account information and transferring funds 24 hours a day.

Results of Operations
Net income during 1997 increased to $3.8 million (net income per share of $1.40), an increase of $829,000 or 27.6% over the $3 million reported in 1996 (net income per share of $1.09).

The following table sets forth certain performance ratios of the Company for the periods indicated (net of the arbitration settlement discussed on page
48):

                                                                  1997     1996     1995

Return on assets (net income to average total assets) (1)         1.16%    1.11%    1.18%
Return on equity (net income to average total equity) (1)        13.87%   13.59%   14.10%
Dividend payout ratio (dividends declared divided by net income) 25.68%   40.59%   40.68%
Equity to asset ratio (average equity to average total assets)    8.45%    8.18%    8.45%

(1) Return on average assets and average equity was computed after excluding the nonrecurring after-tax income associated with the arbitration award by a vendor.

In 1997, the dividend payout ratio was effected by the Company changing from a semi-annual dividend to a quarterly dividend in October, 1997.

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

Net interest income (tax adjusted) in 1997 was $11.5 million (an increase of $
 .7 million or 6.6%) as compared to $10.8 million in 1996 and $9.9 million in 1995.

The following tables set forth the Company's average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

<46>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________


Analysis of Average Balances and Interest Rates (1)

                                                          1997                       1996                     1995
                                           Average            Average   Average           Average   Average           Average
                                           Balance  Interest    Rate    Balance  Interest   Rate    Balance  Interest   Rate
                                              $         $        %         $         $        %        $         $        %

Assets
Short-term investments:
  Interest-bearing deposits at banks        4,042       221     5.47     2,782      147      5.28     2,334     135     5.78

Total short-term investments                4,042       221     5.47     2,782      147      5.28     2,334     135     5.78
Investment securities:
  Taxable                                  83,686     5,332     6.37    82,163    5,310      6.46    64,990   4,309     6.63
  Tax-exempt (3)                              714        79    11.06       792      100     12.63     2,150     271    12.61

Total investment securities                84,400     5,411     6.41    82,955    5,410      6.52    67,140   4,580     6.82
Loans:
  Residential mortgage loans              119,083    10,952     9.20   104,176    9,699      9.31    96,998   9,018     9.30
  Commercial & farm loans                  43,790     4,263     9.74    41,896    4,121      9.84    38,615   3,829     9.92
  Loans to state & political subdivisions   9,652       875     9.07     9,631      829      8.61     7,152     644     9.00
  Other loans                              13,900     1,378     9.91    14,401    1,435      9.96    13,989   1,501    10.73

Loans, net of discount (2)(3)(4)          186,425    17,468     9.37   170,104   16,084      9.46   156,754  14,992     9.56

Total interest-earning assets             274,867    23,100     8.40   255,841   21,641      8.46   226,228  19,707     8.71
Cash and due from banks                     6,417                        5,920                        4,737
Bank premises and equipment                 5,140                        4,311                        4,128
FASB 115 adjustment                           170                          218                           46
Other assets                                2,342                        3,828                        2,653

Total noninterest-bearing assets           14,069                       14,277                       11,564

Total assets                              288,936                      270,118                      237,792

Liabilities and Stockholders' Equity
Interest-bearing deposits:
  NOW accounts                             32,644       786     2.41    29,752      688      2.31    24,152     556     2.30
  Savings accounts                         27,736       614     2.21    27,541      612      2.22    25,722     628     2.44
  Money market accounts                    29,420     1,349     4.59    27,189    1,192      4.38    23,003   1,089     4.73
  Certificates of deposit                 143,837     8,358     5.81         33,071    7,784      5.85   119,260   7,067     5.93

Total interest-bearing deposits           233,637    11,107     4.75   217,553   10,276      4.72   192,137    9,340     4.86
Other borrowed funds                        8,129       503     6.19     9,730      591      6.07     8,031      511     6.36

Total interest-bearing liabilities        241,766    11,610     4.80   227,283   10,867      4.78   200,168    9,851     4.92
Demand deposits                            19,141                       17,550                       14,647
Other liabilities                           3,804                        3,184                        2,837

Total noninterest-bearing liabilities      22,945                       20,734                       17,484
Stockholders' equity                       24,225                       22,101                       20,140

Total liabilities & stockholders' equity  288,936                      270,118                      237,792

Net interest income                        11,490                       10,774                        9,856

Net interest spread (5)                                           3.60%                       3.68%                       3.79%
Net interest income as a percentage
   of average interest-earning assets                             4.18%                       4.21%                       4.36%
Ratio of interest-earning assets
   to interest-bearing liabilities                                1.14                        1.13                        1.13%

(1) Averages are based on daily balances.
(2) Interest includes loan origination and commitment fees of $225, $155, and $155 for 1997, 1996, and 1995, respectively.
(3) Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4) Income on nonaccrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5) Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

<47>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

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

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis

                                          1997 vs. 1996                        1996 vs. 1995
                                   Change in  Change   Total           Change in  Change   Total
                                     Volume   in Rate  Change            Volume   in Rate  Change

Interest income:
Short-term investments:
 Interest-bearing deposits at banks  $   69   $    5   $   74           $   22   $    10   $   12
 Investment securities:
  Taxable                                92      (70)      22            1,107      (106)   1,001
  Tax-exempt                             (9)     (12)     (21)            (172)        1     (171)
Total investments                        83      (82)       1              935      (105)     830
Loans:
 Residential mortgage loans           1,369     (116)   1,253              668        13      681
 Commercial and farm loans              184      (42)     142              323       (31)     292
 Loans to state & political
    subdivisions                          2       44       46              212       (27)     185
 Other loans                            (50)      (7)     (57)              46      (112)     (66)
Total loans - net of discount         1,505     (121)   1,384            1,249      (157)   1,092
Total interest income                 1,657     (198)   1,459            2,206      (272)   1,934
Interest expense:
Interest bearing deposits:
 NOW accounts                            69       29       98              129         2      131
 Savings accounts                         4       (2)       2               59       (75)     (16)
 Money market accounts                  101       56      157              174       (71)     103
 Certificates of deposit                625      (51)     574              807       (90)     717

Total interest-bearing deposits         799       32      831            1,169      (234)     935
Other borrowed funds                    (99)      11      (88)             102       (21)      81

Total interest expense                  700       43      743            1,271      (255)   1,016
Net interest income                  $  957   $ (241)  $  716           $  935    $  (17)  $  918

As can be seen from the preceding tables, tax equivalent net interest income rose from $9,856,000 in 1995 to $10,774,000 in 1996 and increased to
$11,490,000 in 1997. In 1997, net interest income increased $716,000 while overall spread decreased from 3.68% to 3.60%. The increased volume of interest-earning assets generated an increase in interest income of $1,657,000 while increased volume of interest-bearing liabilities produced $700,000 of interest expense. The change in volume resulted in an increase of $957,000 in net interest income. The net change in rate was a negative $241,000 resulting in a total positive net change of $716,000 when combined with change in volume. The yield on interest-earning assets decreased 6 basis points from 8.46% to 8.40% and the average interest rate on interest-bearing liabilities increased 2 basis points from 4.78% to 4.80%. Analysis of the Company's current net interest income in 1997 indicates that the effects of stable interest rates and the effect of the yield curve continuing to become more level, has a negative effect on interest margin. Management is currently evaluating alternatives to improve the interest spread.

<48>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

Other Operating Income
The Company achieved other operating income of $2,452,000 in 1997, which was an increase of $1,061,000 or 76.3% from $1,391,000 in 1996. An increase of $4,000 occurred in service charges on deposit accounts. The sale and maturity of securities resulted in $25,000 in gains compared to $19,000 in 1996. Other operating income decreased $12,000, or 4.8%, in 1997.

Management continues to evaluate means of increasing other operating income to off-set the loss of net interest income described above. One approach, recently adopted, is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers' balances) to more equitably recover costs. Management expects to use this analysis for its other products in the near future.

Trust income of $339,000 increased 25.6% from the $270,000 earned during 1996, primarily as the result of strong growth in traditional trust and investment business and estate settlements. In 1998, management plans to continue to expand small business and trust relationships by working with the community offices and commercial lending staff. Management recently revised its trust fees to better reflect level of service required to administer the various accounts.

On February 24, 1997, the Bank reached an arbitration settlement with a vendor. The settlement was for legal remedies associated with relationships with this vendor. The Bank received $884,000 in cash and $250,000 in credits to be applied to future expenditures, which if unused will expire within two years. The amount received by the Bank is net of fees associated with the arbitration. The income realized during 1997 was $994,000. Management expects the remaining credits ($140,000) to be used during 1998.

Other Operating Expenses
Salaries and employee benefits, the largest category of noninterest expense, increased $464,000 or 13.6% to $3.9 million in 1997 from $3.4 million in 1996, $154,000 of the increase was the result of profit sharing expense associated with the arbitration settlement.

Occupancy expense increased $53,000 in 1997, or 11.4%, as compared to a similar increase of $53,000 in 1996. Furniture and equipment expense increased $107,000 or 17.9% ($25,000 increase in 1996). These increases reflect the addition of three offices and new data processing equipment and software.

Changes in the Bank's FDIC assessment rate, caused by the enactment of the Deposit Insurance Funds Act of 1996, resulted in a premium expense decrease in 1997 of $316,000 or 84.9%. Management expects the current level of FDIC premium expense to continue in 1998.

Other expenses increased in 1997 by $248,000 or 9.9% compared to an increase of $256,000 in 1996 and generally reflect the expenses resulting from the additional three offices and the conversion to a new application processing system.

Provision for Income Taxes
The provision for income taxes for 1997 increased by $366,000 to $1.7 million, compared to the $146,000 increase in 1996, due to increased taxable earnings.

Stockholders' Equity
Stockholders' equity is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Stockholders' equity has grown by 13.2% in 1997, 7.6% in 1996, and 12.7% in 1995 to the current level of $25.9 million. Adjustments made to equity for unrelized holding gains and losses on available-for-sale securities resulted in an increase of $171,000 in 1997 com-

<49>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

pared to a decrease of $177,000 in 1996. Total equity was approximately 8.8% of total assets at December 31, 1997, as compared to 8.1% at December 31, 1996.

The dividend rate is determined by the Board of Directors after considering the Company's capital requirements, current and projected net income, and other factors. In 1997 and 1996, 25.7% and 40.6% of net income was paid out in dividends, respectively.

As detailed in the Consolidated Statement of Changes in Stockholders' Equity and discussed in Footnote 2, the Company had two stock dividends. The Company paid a one percent stock dividend in July, then in September it effected a 100% stock dividend. The one percent stock dividends resulted in 13,054 shares while the stock split increased common shares outstanding by 1,373,282 additional common shares outstanding. For the year ended December 31, 1997, the total number of common shares outstanding was 2,746,564. For comparative purposes, outstanding shares for prior periods were adjusted for the 1997 stock dividends in computing earnings and cash dividends per share.

There are currently three federal regulatory measures of capital adequacy. The Company's ratios substantially exceed all federal regulatory standards as detailed in Footnote 14 of the Consolidated Financial Statements.

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

Liquidity management is influenced by cash generated by operating activities, investing activities and financing activities. The most important source of funds is the deposits which are primarily core deposits (deposits from customers with other relationships). In 1996, an additional source of funds was $17.1 million in deposits from acquired offices. Short-term debt from the Federal Home Loan Bank supplements the Company's availability of funds.

The Company's use of funds is shown in the investing activities section of the Consolidated Statement of Cash Flows, where the net increase in loans is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

It is management's intention that (based upon current expectations and market conditions) none of the proposed strategic technology projects will have a material impact on liquidity of the Company, and capital expenditures will be offset by improved operating efficiency.

Capital expenditures were $1,638,000 in 1997, $1,099,000 greater than 1996. Major expenditures in 1997 were $450,000 to purchase, renovate and add parking for the Canton office, as well as major improvements to the Gillett, Sayre and Wellsboro offices; $958,000 for the software and hardware needed to implement the new Jack Henry system and associated networking costs ($193,000 for the IBM AS/400 was financed by a capital lease through IBM). These purchases will allow greater operating efficiency and provide the customer with a higher quality product.

In 1996, the Company purchased a building and lot adjacent to the Mansfield office location for future expansion in the amount of $250,000. The Company plans to use this area as part of the new operations/administration center and community office that has been in the early planning stages for more than seven years. Management anticipates that the construction will begin in late 1998 with a total current estimated cost of approximately $3.5 million.

<50>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

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

Interest Rate and Market Risk Management
 The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances and the market value risk of assets and liabilities.

Because of the nature of it's operations, the Company is not subject to foreign currency exchange or commodity price risk and, since the Company has no trading portfolio, it is not subject to trading risk.

Currently the Company has equity securities that represent only 1.8% of its investment portfolio and, therefore, equity risk is not significant.

The primary components of interest-sensitive assets include adjustable-rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit (individuals over 59 1/2 have the option of changing their interest rate annually) and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts which are paid current market interest rates).

The following table shows the cumulative static GAP for various time intervals:

Maturity or Repricing of Company Assets and Liabilities at December 31, 1997

(in thousands)                0-3 months  3-12 months   1-3 years   3-5 years   5-10 years   Over 10 years Total

Investment securities and
  interest-bearing deposits    $  4,653   $  8,913     $ 33,969    $ 33,901    $  4,392       $  2,977   $ 88,805
Loans, net of unearned income
  and deferred loan fees         30,192     58,048       63,126      21,948      13,382          5,352    192,048

Total interest-earning assets  $ 34,845   $ 66,961     $ 97,095    $ 55,849    $ 17,774       $  8,329   $280,853

Interest-bearing demand
  and savings deposits         $ 38,865   $ 13,527     $ 23,781    $ 17,501    $      -       $       -  $ 93,674
Certificates of deposit          21,744     42,195       56,427      22,704       1,023               -   144,093
Borrowed funds                      976      2,537          908       1,007         943             493     6,864

Total interest-bearing
  liabilities                  $ 61,585   $ 58,259     $ 81,116    $ 41,212    $  1,966        $    493  $244,631

Excess interest-earning
  assets (liabilities)         $(26,740)  $  8,702     $ 15,979    $ 14,637    $ 15,808        $  7,836

Cumulative interest-earning
  assets                       $ 34,845   $101,806     $198,901    $254,750    $272,524        $280,853
Cumulative interest-bearing
  liabilities                    61,585    119,844      200,960     242,172     244,138         244,631

Cumulative gap                 $(26,740)  $(18,038)    $ (2,059)   $ 12,578    $ 28,386        $ 36,222

Cumulative interest rate
   sensitivity ratio (1)           0.57       0.85         0.99        1.05        1.12            1.15

(1) Cumulative interest-earning assets divided by cumulative interest-bearing liabilities.

<51>
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

The previous table and the simulation models discussed below are presented assum ing a decay rate of approximately 20% per year for the savings accounts and NOW accounts (not in the top interest rate tier). Money market investment accounts and NOW accounts in the top interest rate tier are primarily repriced within the first three months.

IRA certificates of deposit represent $36.2 million and are subject to being repriced once a year if the individual is over 59 1/2 years of age. The Company projects the 65% of the IRAs are over 59 1/2 and would reprice if interest rates moved up 100 basis points or more.

The loan amounts reflect the principal balances expected to be repriced as a result of contractual amortization and anticipated early payoffs.

Gap analysis, one of the methods used by the Company to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels. The Company has not experienced the kind of earnings volatility that might be indicated from gap analysis.

The Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. Management uses the model as part of its risk management process that will effectively identify, measure, and monitor the Company's risk exposure.

Numerous interest rate simulations using a variety of assumptions are used by management to evaluate its interest rate risk exposure. A shock analysis at December 31, 1997, indicated that a 200 basis point parallel movement in interest rates in either direction would not have a significant adverse impact on the Company's anticipated net interest income or the market value of assets and liabilities over the next twelve months.

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

<52>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

Management is aware of the possibility of exposure by banks to a computer problem known as the "Year 2000 Problem" or the "Millennium Bug" (the inability of some computer programs to distinguish between the year 1900 and the year 2000). The Company is in the process of assessing the cost and extent of vulnerability of the Company's computer systems to the problem. Modifications or replacements of computer systems to attain Year 2000 compliance have begun, and the Company expects to attain Year 2000 compliance and institute appropriate testing of its modifications and replacements before the Year 2000 change date. The Company's recent conversion to Jack Henry and Associates for core banking application software and the purchase of a new IBM AS/400 hardware system on which to run the core processing software, has greatly minimized the exposure to these problems as both systems are expected
to be compliant.   The Company believes that, with modifications to existing
software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Company. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third party computers could effect the Company's computer systems. The Company has taken steps to communicate with the third parties with whom it deals to coordinate Year 2000 compliance but could be adversely affected if it or the unrelated third parties are unsuccessful.

Most of the costs incurred in addressing this problem are expected to be expensed as incurred. The financial impact to the Company of Year 2000 compliance has not been and is not anticipated to be material to the Company's financial position or results of operations in any given year.

Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing restrictions on bank underwriting activities; tightening the regulation of bank derivatives' activities; allowing commercial enterprises to own banks; and permitting bank holding companies or the bank to own or control affiliates that engage in securities, mutual funds and insurance activities.

Normal examinations of the Company by the Comptroller of the Currency occurred during 1997. The last Community Reinvestment Act performance evaluation by the same agency during 1998 resulted in a rating of "Satisfactory Record of Meeting Community Credit Needs."

Aside from those matters described above, management does not believe that there are any trends, events or uncertainties which would have a material adverse impact on future operating results, liquidity or capital resources, nor is it aware of any current recommendations by the regulatory authorities (except as described herein) which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Company's results of operations.

<53>
__________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, left side of page, approximately 2 inches by 1.5 inches]
___________________________________________________________________________
FIRST CITIZENS NATIONAL BANK - COMMUNITY BANKING HOURS
___________________________________________________________________________
Nineteen hundred ninety-seven Annual Report
___________________________________________________________________________

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

GENESEE
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

SAYRE*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

WELLSBORO*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

TROY*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.: 8:30 am - Noon

CANTON*
M,T,W,Th: 8:30 am - 4:30 pm
Fri.: 8:30 am - 6:00 pm
Sat.:8:30 am - Noon

GILLETT
Mon, Thurs:  10:00 am - 5:00 pm
Tues, Wed:  10:00 am - 2:00 pm
Fri:  10:00 am - 6:00 pm
Sat:  9:00 am - Noon

WEIS MARKET, WELLSBORO
Mon - Fri:  10:00 am - 8:00 pm
Sat & Sun:  10:00 am - 4:00 pm

* Drive-up opens at 8:00 am

<54>
___________________________________________________________________________
CITIZENS
FINANCIAL SERVICES
INCORPORATED
___________________________________________________________________________

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

DIRECTORS EMERITI
Edward Kosa
John G. Kuster
Robert J. Landy, Esquire
Robert G. Messinger
Wilber Wagner

DIRECTORS
Robert E. Dalton
  Chairman of the Board
Bruce L. Adams
R. Lowell Coolidge, Esquire
Larry J. Croft
Mark L. Dalton
John E. Novak
Carol J. Tama
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber
  President
  Chief Executive Officer

OFFICERS
Administrative Services
Cynthia T. Pazzaglia
  Assistant Vice President
  Administrative Division Manager
  Human Resources Manager

Audit/Compliance
V. Guy Abell
  Auditor
Karen R. Jacobson
  Assistant Auditor/Security Officer

Banking Services
Terry B. Osborne
  Executive Vice President
  Secretary, Citizens Financial Services, Inc.
Jerald J. Rumsey
  Senior Vice President
  Credit Services Manager
Allan K. Reed
  Assistant Vice President
  Branch Administrator
Robert L. Champion
  Commercial Services Officer
Pamela A. Baldwin
  Appraiser
Wendy L. Southard
  Marketing Coordinator

Finance/Control
Thomas C. Lyman
  Assistant Vice President
  Treasurer, Citizens Financial Services, Inc.
  Finance/Control Division Manager
Randall E. Black
  Controller

Operations
William W. Wilson
  Vice President
  Operations Division Manager
Joanne W. Marvin
  Banking Operations Manager

Trust and Investment Services
Philip A. Prough
  Trust and Investment Services Officer
Jean A. Knapp
  Trust Administrator
Sara J. Roupp
  Trust Administrator

<55>

COMMUNITY OFFICES
Toll free to all locations: 800-326-9486

MANSFIELD                717-662-2121
15 South Main Street
Mansfield, PA 16933      FAX 717-662-3278

Local Board
William J. Smith
  Chairman
Anthony D. Fiamingo
Chester L. Reed
Stephen A. Saunders
William J. Waldman

Officers
Chester L. Reed
  Assistant Vice President
  Office Manager
Shari L. Johnson
  Assistant Office Manager
Kristina M. Payne
  Customer Service Counselor

BLOSSBURG                 717-638-2115
300 Main Street
Blossburg, PA 16912       FAX 717-638-3178

Local Board
Thomas R. Phinney
  Chairman
Terrance M. Asalone
George D. Lloyd
Susan M. Signor
William D. Zwicharowski

Officers
Terrance M. Asalone
  Assistant Vice President
  Office Manager
Michele E. Litzelman
  Customer Service Counselor

ULYSSES                    814-848-7572
502 Main Street
Ulysses, PA 16948          FAX 814-848-7633

Local Board
Ronald G. Bennett
  Chairman
D. Thomas Eggler
Jerry R. McCaslin
Phillip D. Vaughn
James A. Wagner

Officers
Phillip D. Vaughn
  Assistant Vice President
  Office Manager
L. Abbie Lerch
  Customer Service Counselor
GENESEE                   814-228-3201
391 Main Street
Genesee, PA 16923         Fax 814-228-3395

Local Board
E. Gene Kosa
  Chairman
William R. Austin
John K. Hyslip
Stephen B. Richard
Dennis C. Smoker

Officers
William R. Austin
  Assistant Vice President
  Office Manager
Christine M. Miller
  Customer Service Counselor

SAYRE                   717-888-6602
306 West Lockhart Street
Sayre, PA 18840         FAX 717-888-3198

Local Board
Joseph P. Burkhart, Jr.
  Chairman
Blaine W. Cobb, MD
J. Robert Elsbree
William A. Richetti

Officers
William A. Richetti
  Assistant Vice President
  Office Manager
Antoinette G. Tracy
  Customer Service Counselor

TROY                    717-297-4131
103 West Main Street
Troy, PA 16947          FAX 717-297-4133

Local Board
Lyle A. Haflett
  Chairman
Thomas A. Calkins, III
Richard H. Packard
David E. Carlson
Donald D. White

Office Manager
David E. Carlson
  Assistant Vice President

WELLSBORO                 717-724-2600
99 Main Street
Wellsboro, PA 16901       FAX 717-724-4381

Local Board
William A. Hebe, Esquire
  Chairman
Robin K. Carleton
Timothy J. Gooch, CPA
James K. Stager
Jeffrey L. Wilson

Officers
Jeffrey L. Wilson
  Assistant Vice President
  Office Manager
Deborah A. Callahan
  Customer Service Counselor

CANTON                  717-673-3103
29 West Main Street
Canton, PA 17724        FAX 717-673-4573

Local Board
Roger C. Graham, Jr.
  Chairman
Lester E. Hilfiger
Christopher S. Landis
Marilyn I. Scott
David L. Wright

Office Manager
Christopher S. Landis
  Assistant Vice President

GILLETT                717-596-2679
P.O. Box 125
Gillett, PA 16925      FAX 717-596-4888

Local Board
Forrest M. Oldroyd

Office Manager
Helen Kay Shedden
  Assistant Vice President

WEIS MARKET               800-326-9486
201 Weis Plaza
Wellsboro, PA 16901       FAX 717-724-1842

Officers
Jennifer L. Snyder
  Assistant Vice President
  Sales Manager
Carol L. Strong
  Assistant Sales Manager

___________________________________________________________________________
[MAC LOG OMITTED]
___________________________________________________________________________
MAC
Money Access Card
___________________________________________________________________________
24 Hour Automated Teller
Blossburg, Mansfield
Mansfield University
Mansfield WalMart, Weis Market
Solders and Sailors Memorial Hospital
Wellsboro, Genesee, Ulysses, Sayre
Gillett

<56>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhoutte of a colonial rider on horseback, approximately two inches square, top left one-third of page]
___________________________________________________________________________
MISSION
STATEMENT

We Recognize That Our Customers Are The Reason For Our Existence.

Our mission is to be the dominant financial services provider in our marketplace. We will establish ourselves apart from other financial vendors by providing service excellence to our customers through satisfied, motivated, professional employees and a profitable range of financial services to meet the customers' changing needs. It is also our mission to profitably satisfy shareholder performance expectations and to be an active citizen of the communities we serve.
___________________________________________________________________________
[LOGO OMITTED: F.D.I.C. Equal Housing Lender
___________________________________________________________________________

SHAREHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at the Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 21, 1998, at 12:00 noon.

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

STOCK PURCHASING INFORMATION
The stock symbol for Citizens Financial Services, Inc. is "CZFS". Citizens Financial Services, Inc. stock is quoted Over the Counter ("OTC") on the OTC Bulletin Board through the following Market Makers:

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

We invite you to mail any comments or questions to us at our E-Mail address, which is fcnbank@epix.net. Visit our Web Site at www.firstcitizensbank.com.