Form 10-K, Exhibit 13
period 1998-12-31
CITIZENS FINANCIAL SERVICES INC
filed 1999-03-17
CIK 739421

EXHIBIT 13
                      ANNUAL REPORT OF SHAREHOLDERS

                              CITIZENS
                         FINANCIAL SERVICES
                           INCORPORTAED

--------------------------------------------------------------------------------
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, bottom center of page, approximately 1 inch length by 1.5 inches wide]
--------------------------------------------------------------------------------

Relationships...
     Shareholders
     Customers
     Community
     Employees
our building blocks for the future

1998 Annual Report

<1>

________________________________________________________________________________
[GRAPHIC OMITTED:  Watermark silhouette of colonial rider on horseback]
--------------------------------------------------------------------------------
[GRAPIC OMITTED: Design of building blocks with the words, shareholders, customers, community and employees printed in some of the blocks, across middle of page]
________________________________________________________________________________
To our Shareholders,
Customers and
Employees:

Vision - it is essential for survival.
It is spawned by faith, sustained by hope, sparked by imagination, and strengthened by enthusiasm. It is greater than sight, deeper than a dream, broader than an idea. Vision encompasses vast vistas outside the realm of the predictable, the safe, the expected.*

*As quoted by Zig Ziglar in Breaking Through to the Next Level, page 62, Honor Books, copyright 1998.

First Citizens National Bank is embracing the new millennium.
Unlike dreamers who talk of grandiose plans of what they will do tomorrow or the next day with no foundation on which to build, First Citizens National Bank's foundation is firm and our vision is clear.

Our relationships with each of you are our building blocks.

Technology, information and our intense desire to serve our customers is the cement that holds these relationships together.

Our vision for the new millennium addresses the needs of each of you - our customers, our community, our employees and our shareholders.

<2>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President, top left side of page, approximately 5 inches length by 3 inches wide]
___________________________________________________________________________
"1998 brought exciting changes..."
___________________________________________________________________________
financial performance

Before discussing the future in more detail, I would like to report on the accomplishments of 1998, and highlight our record setting performance.

Our total assets surpassed $300 million to reach a new high of $313.6 million
- representing growth of $18.8 million or 6.4%. Total deposits grew $17.4 million (6.8%), while loans increased $13.7 million (7.2%). Of particular importance, loans totaling $90 million were granted in 1998 as compared to $69 million, $75 million, and $50 million in 1997, 1996 and 1995 respectively.

Even though loan demand stood at an all time high, non-performing assets (non-accrual loans, loans past due 90 days or more and foreclosed assets held for sale) were $2.4 million at year end 1998 versus $2.0 million one year prior. Our high quality loan portfolio is also reflected by the fact that net loan charge-offs were $64 thousand in 1998 compared to $67 thousand in 1997. Our reserve for possible loan losses grew 7.2% to $2.3 million and represents 1.11% of total loans (the same percentage as year-end 1997).

Net income for 1998 totaled $3.5 million, compared to $3.8 million in 1997. These years are difficult to compare because of some very unusual revenues and expenses. In 1997, as you know, we benefited significantly by an arbitration award. Had it not been for this non-recurring revenue, our net income would have approximated $3.2 million. During 1998, we also experienced unusual revenues and expenses, most notably $457 thousand in securities gains. This was offset somewhat by a $213 thousand prepayment charge to extinguish long-term borrowings from the Federal Home Loan Bank in Pittsburgh. Had it not been for these, our 1998 net income would have approximated $3.3 million.

Total stockholders' equity grew $2.7 million (10.3%) to $28.6 million. Cash dividends declared in the fourth quarter 1998 were 13.5 cents (a 54 cents annualized rate) versus 12.5 cents (a 50 cents annualized rate) in the comparable quarter of 1997 - an 8% increase.

operating and strategic initiatives

The year 1998 brought exciting challenges as we introduced our debit card program, saw a significant increase in usage of our automated voice response system and installed a 24-hour ATM in Wellsboro.

In addition, considerable resources were devoted to the Year 2000 (Y2K) challenge. Among our efforts was the engagement of Blair Technology Group to oversee our comprehensive Y2K program. In addition, our Jack Henry software system and the IBM AS/400 hardware was successfully tested in November 1998. Other important ancillary systems were also identified and became the next focus of attention to assure our readiness for January 1, 2000. We believe we have this challenge well in-hand and do not expect to encounter any significant disruptions.

Another major step forward was the engagement of Dearden, Maguire, Weaver and Barrett as the professional investment advisory source for our Trust and Investment department. This partnership has been very beneficial both in terms of enhancing the professional research and investment evaluation underlying our asset management, as well as proving to be cost effective. We are optimistic that significant growth can be achieved through continued customer awareness of this program.

As we look toward the next decade, we see continued changes occurring due to the increased expectations of our customers, employees, communities and
shareholders.   As a result, we have established objectives to fulfill the expectations and to strengthen our relationships with each of these four groups.

In setting strategies for 1999 and beyond, we must constantly ask whether we
have what it takes to continue our successes.    In mid-1998, we launched a
new effort to strengthen our capabilities. One of the first efforts was to enhance our knowledge of the marketplace we serve and to identify the changing desires of our customers. As a result, we are streamlining the processes in our community offices so employees can use their sales skills to build customer relationships.

<3>
___________________________________________________________________________
"There is a great sense of fulfillment as we capitalize on opportunities..."
___________________________________________________________________________
Strengthening leadership skills at all levels in our organization, we are drawing upon the talents of a very supportive and committed team of employees. We are working with our employees to ensure that each is aligned with the strategic goals of our corporation and we are providing incentives to employees for the successful achievement of such goals. Of great importance, too, is for us to be viewed as being more sensitive to our communities than other financial services providers, as well as being the customer's "provider of choice" for all financial needs.

We are well underway toward implementing these efforts and expect full implementation by the third quarter of 2000. Employees have been very supportive and seem eager to "step up" to this challenge. I have great optimism as we prepare to meet these new challenges head on.

human resources

While long term success is dependent on many variables, clearly one variable is highly dedicated and skilled people. We are very fortunate to have this at all levels of our corporation - employees and local board members, as well as corporate board members. Let me highlight just a few examples of the commitment by employees. During 1998, 69 employees attended 151 seminars, schools or conferences. In addition, 71 employees utilized a weekly video tape service to enhance their skills and knowledge of banking issues. Two employees, Paula Bellows and Gina Boor, were specially recognized because they viewed every video, requiring a commitment of nearly 110 hours of their personal time.

Although no changes occurred in corporate board members, we were pleased to welcome two new local board members. Michael Yanuzzi, part owner and operator of his family business, Yanuzzi Restaurant in South Waverly, New York, joined the Sayre local board. William Watkins, who owns Hess Farm Equipment with his wife Barb, joined the Canton local board. Both bring a real sense of community and business knowledge to their respective local boards, and will assist us greatly in serving our customers and the needs of each marketplace.

building program

In recent weeks, we were fortunate to acquire a two-acre parcel of land adjacent to the Wal-Mart store south of Mansfield. This parcel houses a relatively new and nicely constructed 6,000 square foot building facility.
Use of the building will allow us to eliminate the two rented facilities currently housing 18 employees. Furthermore, it will afford us plenty of room to locate employees by workgroups, improving efficiency and reducing disruptions caused by distance. We expect to add to this facility to accommodate our data processing and operations departments.

Tentative plans call for the main office building in the center of Mansfield to undergo some much needed renovation. The exterior will undergo changes to make it appear more aesthetically pleasing. The changes will improve energy efficiency and reduce maintenance cost. The interior will change dramatically
- not only due to the "facelift" but also because we will enhance customer service, offer opportunities to demonstrate new services and significantly improve the area where lending, trust and investment and banking services are available.

We are excited about the recent developments on this project and will have much more information to share with you in our first quarter financial report for 1999 and our annual meeting in April.

conclusion

Each year seems to be characterized by noticeable successes, as well as unique challenges. Your board of directors with the support of each local board and all employees are committed to finding opportunities within the never-ending challenges. There is a great sense of fulfillment when capitalizing on such opportunities extends the successful record we have enjoyed over the years.

As a final thought, I have found shareholders to be great ambassadors of this corporation. Such shareholder loyalty and support are instrumental to our success. Please continue to encourage others to utilize First Citizens National Bank whenever the opportunity arises.

                         Sincerely,

                         /s/ Richard E. Wilber
                         Richard E. Wilber
                         President

<4>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of First Citizens National Bank's MasterMoney Card, left middle of page, approximately 2 inches length by 3.25" wide]
___________________________________________________________________________
[GRAPHIC OMITTED: personal computer address line in which the location reads http://www.firstcitizensbank.com/, near bottom right of page, approximately one-half inch length by 5 inches wide]
___________________________________________________________________________
"First Citizens completed internal Year 2000 testing of its systems in November 1998..."
___________________________________________________________________________
Our Relationship with our Customers
Builds Trust and Confidence

First Citizens National Bank is not passively waiting for the future to dictate the materials used to build our customers' trust and confidence. Aggressively implementing new ideas and technologies, the bank's leaders are meeting the changing habits and needs of First Citizens' customers.

With the increased pace of life and all the new technologies available, our customers needed more immediate access to our banking options. Early in 1998, First Citizens customers began to actively use our new Bank-by-Phone service. Our customers are able to access their accounts 24 hours a day by dialing 1-888-HLP-FCNB. Regardless of a customer's schedule, information on their accounts is available when they need it.

Because customers want more convenient, yet secure, ways to access their accounts, First Citizens also launched its MasterMoney card. Our customers use this combination ATM/debit card in place of cash or checks at over 14 million locations worldwide where the MasterCard logo is displayed. As of the end of 1998, nearly 2,500 First Citizens customers carried the MasterMoney card. This enthusiastic response translated into an average of 3,633 transactions per month.

Another service First Citizens implemented to meet the individual needs of our customers was to premiere Phase I of the First Citizens website. This informational site is just the beginning of our vision for an interactive, community centered resource. Currently, our website offers financial news, lending rates, a mortgage calculator and a variety of links to financial organizations such as the IRS, the FDIC and the Pennsylvania Bankers Association. Embracing the growth in Internet use, First Citizens plans to pursue the incorporation of PC banking as part of our website offerings.
With an estimated increase in on-line banking usage to 21% by the year 2000, PC banking is one way to reach more customers and increase our service offerings to our existing customers. We anticipate that our account holders will be able to view their accounts, make transfers between eligible First Citizens accounts, request copies of statements and more.

Our web vision extends past the predictable as we endeavor to incorporate other community addresses to create a one-stop local site that feeds all of the information needs of our customers. Links to local Chamber of Commerce and borough sites would include areas for community events, church schedules, births, news, banking services, sporting events, shopping, advertising, school closings, etc. Watch for our progress at our address above.

<5>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Philip Prough, Trust and Investment Services Officer with customer Maurice Harman, bottom right third of page, approximately 3.5 inches length by 5 inches wide]
___________________________________________________________________________
Customer Maurice Harman reviews investment information with Trust and Investment Services Officer Philip Prough
___________________________________________________________________________
"I wanted something local"

Maurice Harman served as controller at Ward Manufacturing in Blossburg for 24 years. He wanted to be sure that after his retirement, he had easy access to his investments. So, he set up a self-directed IRA at First Citizens. "I felt I wanted something in the area - something local," said Herman, who began dealing with the First Citizens' Trust and Investment Services Department in the 1980s. "If I want money transferred, I can just make a local phone call and I'm in business." Harman describes the staff of the Trust and Investment Services Department as "very good, very accommodating." On more than one occasion, they have "come up with suggestions" that helped him get the most out of his investment.
___________________________________________________________________________
Serving our customers has never been more important than with the approach of the Year 2000 (Y2K). Helping our customers become more aware of the Y2K programming issue, First Citizens has been advising our business customers to plan and prepare for the millennium date change. By providing loan assistance, preparation checklists and referral services to our commercial clients, First Citizens is once again branching outside the predictable services offered by a banking institution. Our definition of helping our customers to be successful includes reaching out a helping hand to combat the millennium bug.

While assisting our customers to plan and prepare for the millennium change, First Citizens has been conducting its own internal testing for the past two years. In 1997, First Citizens installed Year 2000 compliant core operating software from Jack Henry and Associates (JHA) and hardware systems from IBM. The JHA Silverlake System Software was certified by the Information Technology Association of America (ITAA) on March 16, 1998 while the IBM AS/400 unit received the first-ever Year 2000 certification by ITAA. First Citizens successfully completed internal testing and validation of those primary mission critical systems in November 1998.

First Citizens' Trust and Investment Services Division is also a demonstration of our effort to meet the financial needs of our customers. While investment firms are singularly focused, First Citizens' Trust and Investment Services Division cares for our customers' entire financial situation.

The volume of financial information now available via the Internet and other sources has the potential to be overwhelming. To use this information to the best advantage, information often needs interpretation and the benefit of experience. In a 1996 Dalbar survey, 83% of investors ranked education as the primary expectation of their financial advisor. Without education and good advice, the financial investments of our customers and our community could be in jeopardy.

With Trust, Estate planning, individual and corporate investing services, First Citizens' Trust and Investment Services Division was created as much to inform and educate as to serve our customers. First Citizens feels that solid personal and corporate investing provides the solid foundation on which our community builds and grows.

<6>
___________________________________________________________________________
[GRAPHIC OMITTED: photograph of Jim Wagner, Ulysses local board member, bottom left side of page, approximately 3.5 inches length by 3 inches wide]
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Wagner True Value, a business owned by Jim Wagner, bottom right of page, approximately 1.5 inches by 2.5 inches wide]
___________________________________________________________________________
Jim Wagner pictured (left) in his Coudersport True Value Store, has been a local director for the Ulysses community office for twelve years. Phil Vaughn, Ulysses community office manager, states, "Jim is an excellent representative of First Citizens and is very helpful with customer development. His presence now in Coudersport is a real asset to our community office and its business development effort."

Carrying on an 85-year-old business previously owned by his grandfather and father, Jim expanded the Wagner True Value business in Ulysses (below) with the purchase of Frederick True Value Hardware in Coudersport.

Jim also finds time for many community activities. He is chairman of the Ulysses Municipal Authority, member of the Allegheny Good Time Singers and he and his wife, Carolyn, are Deacons and choir members of the Ulysses First Baptist Church.
___________________________________________________________________________
"Our commitment to our customers and our community enables us to rise above the competition of larger banks..."
___________________________________________________________________________
Our Relationship with Our Community
Builds a Better Place for Everyone to Live

Our reputation as a community-driven, hometown bank is the cornerstone of our foundation. In today's climate of mergers and acquisitions, First Citizens continues to solidify its commitment to remain a key community support. Our commitment, along with the active support of our community, allows us to grow and mature as a financial institution, enabling us to rise above the competition of larger corporate banks.

As members of the communities we serve, it is First Citizens' responsibility to help our customers succeed through personal and business lending. First Citizens is a flexible lender who does not exclusively use a strict formula to make a lending decision. A one-size-fits-all method of lending would not serve our customers. A First Citizens loan officer looks at alternative methods to make a loan work and to say "yes" to our customers' loan needs.

As the new millennium approaches and the information age continues, First Citizens is taking a proactive approach to shoring up its foundation for a strong financial community. Our visioning team embraces the evolution of
banking into a broader, customer-driven, financial center.   Statistics show
that consumers get their financial information from a diverse group of resources such as TV/radio, finance magazines, investment advisors, Internet/on-line services, libraries, reference books and newspapers. Welcome to the First Citizens of the new millennium where we will be a one-stop financial resource. We envision Internet access, a financial library, a meeting place for local business people to gather and plan for the benefit of the entire community. Shared knowledge is the most valuable resource of the new millennium. We encourage and support this principle and want to actively participate by providing a place to encourage the sharing of knowledge.

<7>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Tim Gooch, Wellsboro local board member, right hand side of page, approximately 4.25 inches length by 2.75 inches wide]
___________________________________________________________________________
Tim Gooch (right) has been a board member for the Wellsboro community office since 1995. Wellsboro office manager, Jeff Wilson, states, "Tim's involvement with the community and its businesses has been a driving force in the business development efforts of the Wellsboro office. His referrals, forward thinking and accounting expertise are an important asset in the continued growth of First Citizens."

A certified public accountant and stockholder at the accounting firm, Pennypacker and Gooch, P.C. in Wellsboro, Tim enjoys being involved with First Citizens.

"If we can not only become involved but see a chance to improve, we have to seize the opportunity to make ourselves and the bank better," says Tim. "We, as a bank, have to be prepared to be more responsive, more creative, and better prepared to meet our existing and potential customers' needs. Satisfied customers are better than any sales force we can possibly hire at any cost."

Tim and his wife, Rhonda, along with their two children are very involved with community events including Tim's service as President of the Wellsboro Area Chamber of Commerce.
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Don White, Troy local board member, center, left side of page, approximately 3.5 inches by 3 inches wide]
___________________________________________________________________________
Don White (left) has been a local board member for the Troy community office since 1991. Kip Carlson, Troy office manager, says, "Don has been a member of our community for a long time and his reputation as a well respected businessman is unquestioned. We are very fortunate that Don is always prepared to help us in our efforts to grow First Citizens. In fact, I would guess that we receive more referrals for commercial business from Don than from any other source."

An accountant, Don has owned and operated his own business since 1979 providing accounting, tax and payroll services to a wide variety of businesses. Don views his involvement with First Citizens as an extension of
his business services.   "Recommending First Citizens is easy because I know
they  will do their best to meet  the needs of those that I send their way. "

Together with his wife, Barbara, Don resides in Troy and is active in numerous community and professional organizations.

___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of John Hyslip, Genesee local board member and his son, Jeff, bottom right hand side of page, approximately 2.75 inches length by 3.5 inches wide]
___________________________________________________________________________
John "Jack" Hyslip has been a local board member for the Genesee community office for nearly six years. Bill Austin, Genesee community office manager, states, "Jack is very aggressive in making referrals to First Citizens because he knows that First Citizens is indeed a community bank where customer service is our biggest priority. Jack stops in the office a couple of times a week just to see if there is anything that he can help with. A large deposit and loan customer stated that it was the integrity of Jack Hyslip which brought him to do business with First Citizens."

Jack believes and will tell others that at First Citizens, the customer is not a number but an individual. He believes it is this customer service and attention to the customer's individual needs, in a friendly and personal manner, which will continue to bring residents from north of the border to the Genesee office.

Jack owns and operates five car washes located in Wellsville, Portville and Olean. He is also active in the wholesaling of used cars. Jack and his wife, Marilyn, reside in Wellsville. He is pictured here with co-owner and son, Jeff.

<8>
___________________________________________________________________________
"Our employees take satisfaction in seeing their work play an important part in the success of the community in which they live..."
___________________________________________________________________________
First Citizens' Degrees Earned - American Financial Skylink Education Program

Guy Abell, Associates Degree, Paula Bellows, Associates, Bachelors, Masters, 2 Doctorate Degrees, Gina Boor, Associates, Bachelors, Masters, 2 Doctorate Degrees, Irene Douglass, Associates Degree, Paula Johnson, Associates and Bachelor Degrees, Deb Kjellander, Associates Degree, Connie Mattison, Associates Degree, Chris Miller, Associates Degree, Nancy Oldroyd, Associates Degree, Cindy Pazzaglia, Associates and Bachelor Degrees, H. Kay Shedden, Associates Degree
____________________________________________________________________________
Our Relationship with Our Employees
is the Foundation on Which We Build

Residents of a productive rural area understand that the key to building a better community is the interdependence of its neighbors, its businesses, and its financial institution. Helping to draw all of these players together are the employees of First Citizens National Bank.

First Citizens' account managers have a stake in the ongoing financial success
of their customers.   Our neighbors, our friends, our community leaders are
the customers we serve.

In an effort to empower our employees to better serve our customers, First Citizens continues to invest in educational opportunities. In 1998, 69 employees attended a combined total of 151 seminars, schools and American Institute of Banking classes. First Citizens also continues to participate in the American Financial Skylink education program. Skylink is presented on video by top professionals in the banking field. Owned and operated by and for bankers, it is the first network of its kind providing the latest and most
up-to-date banking information available.   To earn various Skylink degrees,
employees volunteer their time from 15 to 110 hours to increase their skills in areas such as management, trust, security and risk, lending, human resources, and marketing.

It is our employees' professional duty not to tell our customers why it can't be done, but how it can. Every piece of their work, no matter how big or small, is important; they are proud of their work. They want the satisfaction of seeing their work play an important part in our customers' success and the success of the community in which we live.

Fifty percent of our employees have been with us for over five years. These experienced employees have a keen understanding of the bank, its services, the community and the customers they serve, providing a solid foundation for our growth.

<9>
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of First Citizens National Bank employees being recognized for years of service at the Company's Christmas party, top left and center of page, approximately 3 inches length by 4.5 inches wide]
___________________________________________________________________________
Employees Recognized for Years of Service

First row shown from left are: Cindy Estep (15 years), Roxy LeBlanc (20 years), Nancy Stanton (20 years), and Agnes Worden (35 years). Second row:
Kristina Payne (10 years), Kim Chaapel (5 years), Mary Brooks (15 years), Cindy Pazzaglia (15 years), and Eileen Page (5 years). Third row: Pam Baldwin (5 years), Jan Pinkney (5 years), Mary Brook (5 years), Chet Reed (10 years), Tom Lyman (10 years), and Guy Abell (5 years). Not pictured are:
Paula Bellows (5 years), Randy Black (5 years), Laurie Copas (5 years), Alan Hoover (5 years), Ruth Wilkinson (5 years), Sandy Baker (10 years), Chris Miller (10 years), Bonney Welch (10 years), Shirley Whipple (15 years) and Sherry Cornell (20 years).
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, left side of page, approximately,
2.5 inches square]
___________________________________________________________________________
Valerie S. Davis - 1998 Employee of the Year. Hired in 1989, Valerie has consistently shown a willingness to work while maintaining her cheerful disposition. As an Assistant Credit Services Manager, Valerie is shown here accepting her plaque from President Dick Wilber, who comments that "Valerie handles all customer contacts with an air of professionalism yet all the while projecting understanding and concern."
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of the Corporation's President presenting a plaque to an employee of the Corporation, center of page, approximately 2.5 inches square]
___________________________________________________________________________
Katie E. Brown - 1998 Employee of the Year. As a Customer Service Counselor I, Katie exhibits outstanding dedication and concern for her customers. She is shown here accepting her plaque from President Dick Wilber, who describes her as have a "desire to serve customers to the fullest."
___________________________________________________________________________
[GRAPHIC OMITTED: Photograph of Jerald Rumsey, Senior Vice President, top right of page, approximately 2 inches square]
___________________________________________________________________________
Senior Vice President Retiring in '99. Jerald J. Rumsey began working for First Citizens' predecessor, the former First National Bank of Mansfield, when he was 23 years old and fresh out of the Marine Corps.

He started as a bookkeeper but took on new roles as opportunities arose: head bookkeeper, assistant cashier, and assistant loan officer. When the bank became First Citizens in 1970, Rumsey was named Mansfield branch manager and Assistant Vice President.

Rumsey will retire this year at the age of 62, vacating his current position as Senior Vice President and Credit Service Manager. First Citizens total assets are now more than 60 times the size of the holdings of the bank where he began his career.

"I've always enjoyed most everything I did."  Rumsey says.   "The nice part is
meeting a lot of people, making a lot of friends."

Many changes have swept through the banking industry in the past several decades - compliance and regulatory changes, adjustable rate mortgages, information technology. But Rumsey points to relationships with customers and bank employees as highlights of his career, and he will leave the bank with a high regard for its directors.

"Over the years, we've had an excellent board of directors," he says. "Their goal is what it has always been - for the bank to remain independent." Typically, he says, the board has made decisions based on the long-term good of the bank, its customers and employees, rather than trying to turn a quick, short-term profit.
___________________________________________________________________________

<10>
Our Relationship with Our Shareholders Builds Security for Our Customers, Our Community and Our Employees

First Citizens' financial partners share and support our vision for the future by providing the investment we need to embrace the challenges and opportunities of the new millennium.

We currently have 1,477 shareholders  and 2,773,434 shares outstanding.
Nearly 80% of our shareholders live in the market area served by First Citizens. Our shareholders benefit from direct communication with our directors and employees as well as from our upgraded shareholder service programs. For example, since offering direct deposit for the quarterly cash dividend disbursements in October 1997, over 370 shareholders have participated to date. Also in 1997, First Citizens converted our shareholder accounting process to a new software system allowing more efficient processing and incorporating many new features. Upholding our service ethic, First Citizens also continues to act as its own transfer agent to assure that our shareholders have quick access to answers about their stock holdings.

First Citizens' commitment to keeping our bank financially strong is the key to sustaining shareholder confidence and averting the threat of a corporate
merger.    The success of our financial commitment to our shareholders is reflected by the compound annual return as shown below (the return incorporates all cash dividends and stock dividends over the respective time periods).
                          20 Years    16.71%
                          10 Years    16.01%
                           5 Years    27.63%

As always, First Citizens remains alert for new opportunities that may arise within a very challenging financial services business.

The relationships we have and continue to build with our customers, our communities, our employees and our shareholders allows us to confidently embrace the new millennium; building upon our solid foundation to create a better and more secure place for all of us to live and work.

<11>
___________________________________________________________________________
[GRAPHIC OMITTED:  Watermark silhouette of colonial rider on horseback
___________________________________________________________________________

                            1998 Annual Report
                           Financial Highlights

in thousands, except per share data

                          1998           1997

Balance Sheet
Assets                 $313,564       $294,811
Deposits                274,193        256,783
Net Loans               203,583        189,910
Investments              93,082         88,562
Stockholders' Equity     28,598         25,923

Statement of Income
Interest Income          23,088         22,779
Interest Expense         11,920         11,610
Net Interest Income      11,168         11,169
Net Income                3,489          3,832

Per Share Data
Net Income                 1.26           1.38
Cash Dividends              .520           .355

Trust and Investment
Services
Trust Assets Managed     69,095         66,104

<12>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
Financial Highlights
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
[GRAPHICS OMITTED:  Six bar charts depicting:  1.  total assets,  2. net
income,   3. stockholders' equity,  4. deposits,  5. net loans, and 6. cash
dividendS paid, each from 1994 to 1998. Tabular representation of those graphs are set forth as follows:

TOTAL ASSETS
(Dollars in Thousands)
1994      1995      1996      1997      1998
$232,537  $247,094  $282,810  $294,811  $313,564

NET INCOME
(Dollars in Thousands)
1994      1995      1996      1997      1998
$2,625    $2,834    $3,003    $3,832    $3,489

STOCKHOLDERS' EQUITY
(Dollars in Thousands)
1994      1995      1996      1997      1998
$18,903   $21,297   $22,904   $25,923   $28,598

DEPOSITS
(Dollars in Thousands)
1994      1995      1996      1997      1998
$194,478  $213,316  $240,177  $256,783  $274,193

NET LOANS
(Dollars in Thousands)

1994      1995      1996      1997      1998
$154,848  $159,794  $180,418  $189,910  $203,583

CASH DIVIDENDS PAID
(Dollars in Thousands)
1994      1995      1996      1997      1998
$1,056    $1,121    $1,187    $1,596    $1,449]
___________________________________________________________________________

<13>
___________________________________________________________________________
CONSOLIDATED BALANCE SHEET
December 31, 1998 and 1997
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
(in thousands)
                                                 1998                1997


ASSETS:
Cash and due from banks:
  Noninterest-bearing                           $  7,175             $  6,100
  Interest-bearing deposits with banks               130                  243

Total cash and cash equivalents                    7,305                6,343
Available-for-sale securities                     93,082               24,827
Held-to-maturity securities (estimated market
  value 1997,$64,490)                                  -               63,735
Loans (net of allowance for loan losses
  1998, $2,292; 1997, $2,138)                    203,583              189,910
Foreclosed assets held for sale                      529                  238
Premises and equipment                             5,606                5,754
Accrued interest receivable                        2,188                2,426
Other assets                                       1,271                1,578

TOTAL ASSETS                                    $313,564             $294,811


LIABILITIES:
Deposits:
  Noninterest-bearing                           $ 20,978             $ 19,016
  Interest-bearing                               253,215              237,767

Total deposits                                   274,193              256,783
Borrowed funds                                     7,334                6,864
Accrued interest payable                           2,363                2,331
Commitment to purchase investment securities           -                1,981
Other liabilities                                  1,076                  929


TOTAL LIABILITIES                                284,966              268,888

STOCKHOLDERS' EQUITY:
Common Stock
  $1.00 par value; authorized 10,000,000
  shares in 1998 and 5,000,000 shares in
  1997; issued and outstanding 2,773,434
  and 2,746,564 shares in 1998 and 1997,
  respectively                                     2,773                2,746
Additional paid-in capital                         7,913                7,181
Retained earnings                                 16,934               15,653


TOTAL                                             27,620               25,580
Accumulated other comprehensive income               978                  343


TOTAL STOCKHOLDERS' EQUITY                        28,598               25,923

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                            $313,564             $294,811

See notes to consolidated financial statements.

<14>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED STATEMENT OF INCOME
Years Ended December 31, 1998, 1997 and 1996
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________


(in thousands, except per share data)                       1998           1997              1996

INTEREST INCOME:
Interest and fees on loans                                $17,652         $17,174           $15,817
Interest-bearing deposits with banks                          290             221               148
Investment securities:
  Taxable                                                   4,550           5,250             5,238
  Nontaxable                                                  492              52                66
  Dividends                                                   104              82                72

TOTAL INTEREST INCOME                                      23,088          22,779            21,341

INTEREST EXPENSE:
Deposits                                                   11,482          11,107            10,276
Borrowed funds                                                438             503               591

TOTAL INTEREST EXPENSE                                     11,920          11,610            10,867

NET INTEREST INCOME                                        11,168          11,169            10,474
Provision for loan losses                                     218             210               205

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                          10,950          10,959            10,269

OTHER OPERATING INCOME:
Service charges                                             1,060             848               844
Trust                                                         362             339               270
Realized securities gains, net                                457              25                19
Other                                                         304             246               258
Arbitration settlement                                        112             994                 -

TOTAL OTHER OPERATING INCOME                                2,295           2,452             1,391

OTHER OPERATING EXPENSES:
Salaries and employee benefits                              3,848           3,882             3,418
Occupancy                                                     522             519               466
Furniture and equipment                                       713             706               599
Professional fees                                             401             219               198
Federal deposit insurance premiums                             56              56               372
Other                                                       2,674           2,524             2,297

TOTAL OTHER OPERATING EXPENSES                              8,214           7,906             7,350

Income before provision for income
  taxes and extraordinary item                              5,031           5,505             4,310
Provision for income taxes                                  1,401           1,673             1,307
Income before extraordinary item                            3,630           3,832             3,003

Extraordinary item:
Loss on extinguishment of debt, net of related taxes of $72   141               -                 -

NET INCOME                                                $ 3,489         $ 3,832           $ 3,003

EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEM              $  1.31         $  1.38           $  1.08

EARNINGS PER SHARE                                        $  1.26         $  1.38           $  1.08

See notes to consolidated financial statements.

<15>
___________________________________________________________________________
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1998, 1997 and 1996
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________

                                                                                             Accumulated
                                                                  Additional                   Other
(in thousands,                                    Common Stock     Paid-in     Retained      Comprehensive
except per share data)                           Shares   Amount   Capital     Earnings         Income          Total

Balance, December 31, 1995                     1,347,323   $1,347     $6,512      $13,089          $349        $21,297

Comprehensive income:
  Net income                                                                        3,003                        3,003
  Change in net unrealized gain (loss) on securities
  available-for-sale, net of  taxes of $(91)                                                       (177)          (177)
Total comprehensive income                                                                                       2,826
Stock dividend                                    12,905       13        316         (329)
Cash dividends, $.44 per share                                                     (1,219)                      (1,219)
  ($.445 per share on a historical basis)
Balance, December 31, 1996                     1,360,228    1,360      6,828       14,544           172         22,904

Comprehensive income:
  Net income                                                                        3,832                        3,832
  Change in net unrealized gain (loss) on securities
  available-for-sale, net of taxes of $88                                                           171            171
Total comprehensive income                                                                                       4,003
Stock dividend                                    13,054        13        353        (366)
Stock split in the form of a dividend          1,373,282     1,373                 (1,373)                           -
Cash dividends, $.355 per share                                                      (984)                        (984)
  ($.355 per share on a historical basis)
Balance, December 31, 1997                     2,746,564     2,746      7,181      15,653           343         25,923

Comprehensive income:
  Net income                                                                        3,489                        3,489
  Change in net unrealized gain (loss) on securities
  available-for-sale, net of  taxes of $327                                                         635            635
Total comprehensive income                                                                                       4,124
Stock dividend                                    26,870        27        732        (759)
Cash dividends, $.52 per share                                                     (1,449)                      (1,449)
Balance, December 31, 1998                     2,773,434    $2,773     $7,913     $16,934          $978        $28,598

                                                   1998       1997       1996
Components of comprehensive income:
  Change in net unrealized gain on investment
    securities available-for-sale                  $937       $188      $(164)
  Realized gains included in net income,
    net of tax                                     (302)       (17)       (13)

Balance, end of year                               $635       $171      $(177)

See notes to consolidated financial statements.

<16>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 1998, 1997 and 1996
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

(in thousands)                                                            1998       1997       1996

Cash Flows from Operating Activities:
  Net income                                                           $ 3,489     $ 3,832     $ 3,003
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                            218         210         205
      Provision for depreciation and amortization                          761         588         442
      Amortization and accretion on investment securities                  358         368         362
      Deferred income taxes                                                 (4)         59          36
      Realized gains on securities                                        (475)        (25)        (19)
      Realized gains on loans sold                                         (63)        (19)        (23)
      Originations of loans held for sale                               (3,817)     (1,152)     (1,639)
      Proceeds from sales of loans held for sale                         3,880       1,171       1,662
      Gain on sales or disposals of premises and equipment                  (1)          -           -
      Losses (Gains) on sales of foreclosed assets held for sale             2         (10)        (50)
      Decrease (increase) in accrued interest receivable
        and other assets                                                   436         859        (487)
      (Decrease) increase in accrued interest payable and
        other liabilities                                                 (147)        (40)        253
        Net cash provided by operating activities                        4,637       5,841       3,745

Cash Flows from Investing Activities:
      Available-for-sale securities:
           Proceeds from sales of securities                            23,243       5,588          16
           Proceeds from maturities of securities                        8,786       5,900       2,000
           Purchases of securities                                     (35,444)     (7,503)     (9,682)
      Held-to-maturity securities:
           Proceeds from maturities and
         principal repayments of securities                              7,440       7,716       8,108
           Purchases of securities                                      (9,445)    (12,311)    (13,395)
      Net increase in loans                                            (14,242)     (9,914)    (17,361)
      Purchase of loans                                                      -           -      (3,659)
      Capital expenditures                                                (504)     (1,638)       (539)
      Proceeds from sale of premises and equipment                           1           -           -
      Proceeds from sale of foreclosed assets held for sale                 59         148         285
      Property purchased for future expansion                                -           -        (250)
      Deposit acquisition premium                                            -           -      (1,018)

        Net cash used in investing activities                          (20,106)    (12,014)    (35,495)

Cash Flows from Financing Activities:
  Net increase in deposits                                              17,410      16,606       9,731
  Proceeds from long-term borrowings                                       956       2,056       1,166
  Repayments of long-term borrowings                                    (2,850)     (2,146)     (1,050)
  Net increase (decrease) in short-term borrowed funds                   2,364      (8,863)      6,846
  Dividends paid                                                        (1,449)     (1,596)     (1,187)
  Deposits of acquired branches                                              -           -      17,130

        Net cash provided by financing activities                       16,431       6,057      32,636

        Net increase (decrease) in cash and cash equivalents               962        (116)        886

Cash and Cash Equivalents at Beginning of Year                           6,343       6,459       5,573

Cash and Cash Equivalents at End of Year                               $ 7,305     $ 6,343     $ 6,459


Supplemental Disclosures of Cash Flow Information:
Interest paid                                                          $11,889     $11,572     $10,680
Income taxes paid                                                      $ 1,380     $ 1,645     $ 1,310
Noncash activities:
   Real estate acquired in settlement of loans                         $   351     $   212     $   191

See notes to consolidated financial statements.

<17>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
1.     SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES

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

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 1998 and 1997.

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

Common stock of the Federal Reserve Bank and Federal Home Loan Bank represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as restricted equity securities available-for-sale.

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

<18>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
LOANS

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

<19>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation expense is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

OTHER ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Included in other assets at December 31, 1998 and 1997 is $500,000 and $541,000, respectively, of goodwill that is being amortized using the straight-line method over 15 years.

Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Included in other assets at December 31, 1998 and 1997 is $227,000 and $295,000, respectively, of core deposit intangibles which are being amortized on a straight-line basis over 6 years.

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

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statement of Changes in Stockholders' Equity.

NEW ACCOUNTING STANDARDS
Employer's Disclosures About Pension and Other Post Retirement Benefits

In February 1998, the Financial Accounting Standards Board issued SFAS No. 132 "Employer's Disclosures About Pensions and Other Post Retirement Benefits." This Statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when "FASB Statements No. 87, Employers' Accounting

<20>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
for Pensions, No. 88, Employers' Accounting for Settlement s and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Account for Post-Retirement Benefits Other Than Pensions," were issued. This statement requires changes in disclosures and would not affect the financial condition, equity or operating results of the Company. This Statem ent is effective for the fiscal years beginning after December 15, 1997.

Accounting for Derivative Instrument and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133 in its fourth fiscal quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $63,585,000 transfer of securities from held-to-maturity to available-for-sale and an increase of $1,152,000 of unrealized gains, net of taxes, on securities available-for-sale. The adoption of this statement did not affect operating results of the Company.

PENDING ACCOUNTING STANDARDS
Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

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

Earnings per share calculations give retroactive effect to the issuances of stock dividends declared by the Company. The number of shares used in the earnings per share and dividends per share calculation was 2,773,434 for 1998, 1997, and 1996.

RECLASSIFICATION

Certain of the 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on net income.

<21>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
2.     COMMON STOCK SPLIT

On August 19, 1997, the Board of Directors approved a two-for-one stock split. The additional shares resulting from the split were effected in the form of a 100% stock dividend. All references to the number of average common shares and per share amounts for 1996 and prior years have been restated to reflect the stock split.

3.     RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $1,845,000 and $1,314,000 at December 31, 1998 and 1997,
respectively.

Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

4.     INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 1998 and 1997, were as follows (in thousands):

                                                          Gross          Gross
                                                        Unrealized     Unrealized    Estimated
                                           Amortized     Holding        Holding        Fair
December 31, 1998                             Cost        Gains         Losses         Value

Available-for-sale securities:
  U.S. Treasury securities                  $31,763       $1,000       $     -        $32,763
  Obligations of state and
    political subdivisions                   18,289          247           (84)        18,452
  Corporate obligations                      14,818           75            (4)        14,889
  Mortgage-backed securities                 23,112           67           (66)        23,113
  Equity securities                           2,271          413          (167)         2,517
  Restricted equity securities                1,348            -             -          1,348

    Total available-for-sale                $91,601       $1,802       $  (321)       $93,082

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

<22>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Proceeds from the sale of securities available-for-sale during 1998, 1997 and 1996 were $23,243,000, $5,588,000 and $16,000, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                    1998           1997         1996

Gross Gains                         $475            $34          $19
Gross Losses                          18              9            -

Net Gains                           $457            $25          $19

Investment securities with an approximate carrying value of $43,695,000 and $47,457,000 at December 31, 1998 and 1997, respectively, were pledged to secure public funds and certain other deposits as provided by law.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or
prepayment penalties.   The amortized cost and estimated carrying value of
debt securities at December 31, 1998, by contractual maturity, are shown below (in thousands).

                                                                      Estimated
                                           Amortized Cost            Fair Value
Available-for-sale securities:
  Due in one year or less                     $13,518                  $13,639
  Due after one year through five years        41,716                   42,723
  Due after five years through ten years       14,540                   14,537
  Due after ten years                          18,208                   18,318

    Total                                     $87,982                  $89,217

On October 1, 1998, the Company transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $63,585,000, gain net of taxes of approximately $1,152,000. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was adopted by the Company on October 1, 1998.

5.     LOANS

The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region.

Major classifications of loans are as follows (in thousands):

                                         December 31,

                                       1998         1997

Real estate loans:
   Residential                       $127,053     $120,019
   Commercial                          27,164       27,480
   Agricultural                         9,266        8,769
   Construction                         5,234        3,035
Loans to individuals for household,
  family and other purchases           14,489       13,905
Commercial and other loans             12,457        9,485
State and political subdivision loans  10,272        9,457

                                      205,935      192,150

Less unearned income on loans              60          102
Less allowance for loan losses          2,292        2,138

  Loans, net                         $203,583     $189,910

<23>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
At December 31, 1998 and 1997, net unamortized loan fees and costs of $818,000 and $856,000, respectively, have been deducted from the carrying value of loans.

At December 31, 1998 and 1997, the recorded investment in loans that are considered to be impaired was $859,000, and $382,000, respectively, all of which were on a nonaccrual basis. At December 31, 1998 and 1997, the Company had an impaired loan of $336,000 and $382,000 with an allocation of $60,000 and $40,000 of the allowance for loan losses, respectively.

The average recorded investment in impaired loans during the year ended December 31, 1998 and 1997, was approximately $621,000 and $398,000, respectively. For the years ended December 31, 1998 and 1996, the Company recognized interest income on impaired loans of $10,000 and $2,000, respectively, all of which was recognized using the cash basis method of income recognition. For the year ended December 31, 1997, there was no interest income recognized on impaired loans.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,877,000 and $1,551,000 (which included impaired loans) at December 31, 1998 and 1997, respectively. If interest had been recorded at the original rate on those loans, such income would have approximated $298,000, $229,000, and $127,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Interest income on such loans, which is recorded as received, amounted to approximately $89,000, $72,000, and $40,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

Transactions in the allowance for loan losses were as follows (in thousands):

                                       Years Ended December 31,

                                      1998       1997        1996

Balance, beginning of year          $2,138     $1,995      $1,833
  Provisions charged to income         218        210         205
  Recoveries on loans previously
    charged against the allowance       48         16          21

                                     2,404      2,221       2,059

  Loans charged against the allowance (112)       (83)        (64)

Balance, end of year                $2,292     $2,138      $1,995

The following is a summary of the past due and nonaccrual loans as of December 31, 1998 and 1997 (in thousands):

                                             December 31, 1998

                                    Past Due       Past Due
                                   30-89 days  90 days or more      Nonaccrual

Real estate loans                    $1,593          $12              $1,821
Installment loans                       203            2                   -
Credit cards and related loans           22            1                   -
Commercial and all other loans           32            -                  56

Total                                $1,850          $15              $1,877

                                               December 31, 1997

                                    Past Due       Past Due
                                    30-89 days  90 days or more     Nonaccrual

Real estate loans                    $2,566         $146              $1,446
Installment loans                       227           20                   -
Credit cards and related loans           20            4                   -
Commercial and all other loans          106            -                 105

Total                                $2,919         $170              $1,551

<24>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
6.     PREMISES & EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                           December 31,

                                          1998       1997

Land                                   $ 1,198    $ 1,198
Buildings                                4,353      4,164
Furniture, fixtures and equipment        5,056      5,263

                                        10,607     10,625
Less accumulated depreciation            5,001      4,871

  Premises and equipment, net          $ 5,606    $ 5,754

Depreciation expense amounted to $652,000, $479,000, and $370,000 for 1998, 1997, and 1996, respectively.

7.     DEPOSITS

Certificates of deposit of $100,000 or more amounted to $24,658,000 and $23,960,000 at December 31, 1998 and 1997, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,504,000, $1,420,000, and $1,172,000 for the years ended December 31, 1998, 1997, and
1996, respectively.

Following are maturities of certificates of deposit as of December 31, 1998 (in thousands):
                  1999                    $ 66,633
                  2000                      40,244
                  2001                      22,240
                  2002                      12,759
                  2003                       7,944
            Thereafter                         277

Total certificates of deposit             $150,097

8.     BORROWED FUNDS

                             Securities Sold Under      Other       Capital                    Total
                               Agreements to            FHLB        Borrowed      Lease       Borrowed
(dollars in thousands)          Repurchase(a)        Advances(b)    Funds(c)   Obligations     Funds

1998
Balance at December 31            $3,966              $3,208         $    -      $  160       $ 7,334
Highest balance
      at any month-end             5,217               3,208          1,874         198        10,497
Average balance                    4,903                 269          1,746         182         7,100
Weighted average interest rate:
      Paid during year             5.76%               5.47%          7.56%       4.91%         6.17%
      As of year-end               5.48                4.96               -       4.90          4.23

1997
Balance at December 31            $4,789              $    -         $1,874      $  201       $ 6,864
Highest balance
      at any month-end             5,202               7,625          1,874         222        14,923
Average balance                    5,030               1,117          1,874         108         8,129
Weighted average interest rate:
      Paid during year             5.85%               5.56%          7.56%       5.16%         6.19%
      As of year-end               5.78                5.73           7.56        4.90          6.24

1996
Balance at December 31            $5,018              $8,925         $1,874      $    -       $15,817
Highest balance
      at any month-end             5,367               9,800          1,874           -        17,041
Average balance                    5,263               2,599          1,874           -         9,736
Weighted average interest rate:
      Paid during year             5.80%               5.54%          7.56%                     6.07%
      As of year-end               5.90                6.76           7.56                      6.58

<25>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
(a) Securities sold under agreements to repurchase mature within one-to-five years. The Company has pledged U.S. Treasury securities with a carrying value at December 31, 1998 and 1997, of $5,170,000 and $5,921,000, respectively.

(b) FHLB Advances are comprised of two types of borrowings with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. The Company has a borrowing limit of $20,000,000, exclusive of any outstanding advances. As of December 31, 1996, total FHLB advances were comprised of Open RepoPlus borrowings. At December 31, 1996, the Company also had an available line of credit with the FHLB ("Flexline"), with a borrowing limit of approximately $8,500,000. Flexline advances also mature within one year and bear a variable rate of interest that adjusts daily. There are no prepayment penalties for these borrowings. There were no outstanding borrowings on this line of credit as of December 31, 1997 and 1996. Although no specific collateral is required to be pledged for Open RepoPlus or Flexline borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB.
At December 31, 1998 and 1997, approximate carrying value of collateral was $48,722,000 and $18,944,000, respectively.

(c) Other borrowed funds consist of separate loans with the FHLB as follows (in thousands):

           Fixed Rate    Maturity    December 31, 1997

              7.25%     May 15, 2000     $  166
              7.40%     May 15, 2001        245
              7.52%     May 15, 2002        229
              7.60%     May 15, 2003        216
              7.56%     May 17, 2004        201
              7.61%     May 16, 2005        188
              7.65%     May 15, 2006        175
              7.68%     May 15, 2007        163
              7.72%     May 15, 2008        151
              7.76%     May 15, 2009        140

              Total borrowed funds       $1,874

During 1998, the Company retired these loans with the FHLB prior to their stated maturity. The retirement resulted in the Company incurring a prepayment penalty of $141,000, net of income tax of $72,000, which is reported as an extraordinary item in the Consolidated Statement of Income.

Following are maturities of borrowed funds as of December 31, 1998 (in thousands):

                     1999     $5,348
                     2000        641
                     2001        787
                     2002        558

Total borrowed funds          $7,334

<26>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
9.     LEASES

The Company is committed under two noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1998, are as follows (in thousands):

                     1999     $  35
                     2000        30
                     2001        30
                     2002        30
                     2003        25

Total minimum lease payments   $150

Total rental expense for all operating leases for 1998, 1997, and 1996 amounted to $50,000, $50,000, and $52,000, respectively.

10.     EMPLOYEE BENEFIT PLANS

The Company has a noncontributory, defined-benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company's funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 10,100 and 11,928 shares of the Company's common stock at December 31, 1998 and 1997, respectively.

The following table sets forth the change in plan assets and benefit obligation at December 31 (in thousands):

                                                    1998       1997

Plan assets at fair value, beginning of year      $2,681     $2,243
Actual return on plan assets                         433        478
Amendments                                             1          -
Employer contribution                                  -          -
Benefits paid                                        (51)       (40)

Plan assets at fair value, end of year             3,064      2,681

Benefit obligation, beginning of year              2,226      1,782
Service cost                                         144        110
Interest cost                                        146        126
Amendments                                            48        248
Benefits paid                                        (51)       (40)
Benefit obligation, end of year                    2,513      2,226

Funded Status                                        551        455
Transition adjustment                                (99)      (114)
Prior service cost                                   (57)       (63)
Unrecognized net gain from past experience
  different from that assumed                       (298)      (125)

Benefit asset, end of year                        $   97     $  153

<27>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
Assumptions used in determining net periodic pension cost are as follows:

                                      1998    1997     1996

Discount rate                         6.50%   6.50%    7.00%
Expected return on plan assets        8.00%   8.00%    8.00%
Rate of compensation increase         4.00%   4.00%    4.00%

Net periodic pension cost includes the following components (in thousands):

                                                  1998     1997      1996

Service cost of the current period                $144     $110      $101
Interest cost on projected benefit obligation      146      126       111
Actual return on plan assets                      (433)    (478)     (229)
Net amortization and deferral                      199      277        54
Unrealized gain                                      -        -         -

Net periodic pension cost                         $ 56     $ 35      $ 37

The Company also has a profit-sharing plan, covering substantially all employees, which provides tax-deferred salary savings to plan participants. The Company's contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company's profit-sharing contribution is determined by the Board of Directors on a discretionary basis. The Company's contributions for 1998, 1997, and 1996 were $128,000, $187,000, and $131,000, respectively.

11.      ARBITRATION SETTLEMENT

On February 24, 1997, the Bank reached an arbitration settlement with a vendor. The settlement was for legal remedies associated with relationships with this vendor. The Bank received $884,000 in cash and $250,000 in credits to be applied to future expenditures, which if unused will expire within two years. As of December 31, 1998 and 1997 there was $112,000 and $110,000, respectively, of credits applied for current expenditures. At December 31, 1998, the Bank had $28,000 in remaining credits. The amount received by the Bank is net of fees associated with the arbitration.

12.      INCOME TAXES

The provision for income taxes consists of the following (in thousands):
                                 Years Ended December 31,

                                1998        1997        1996

Currently payable              $1,333      $1,614      $1,271
Deferred (benefit) liability       (4)         59          36

Provision for income taxes     $1,329      $1,673      $1,307

<28>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
The following temporary differences gave rise to the net deferred tax asset (liability) at December 31, 1998 and 1997 (in thousands):
                                      1998      1997

Deferred tax assets:
  Allowance for loan losses            $596      $544
  Deferred compensation                 211       201
  Loan fees and costs                     3        29
  Core deposit intangible                37        23
  Investment security loss                7         -

Total                                   854       797

Deferred tax liabilities:
  Unrealized gains on available-for-sale
    Securities                         (504)     (177)
  Premises and equipment               (298)     (235)
  Bond accretion                        (94)      (86)
  Prepaid pension cost                  (33)      (52)
  Foreclosed assets held for sale       (11)      (10)

Total                                  (940)     (560)

Deferred tax (liability) asset, net   $ (86)    $ 237

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

                                  Years Ended December 31,

                                  1998     1997      1996
Provision at statutory rates on
  pre-tax income                $1,638   $1,872    $1,465
Effect of tax-exempt income       (364)    (211)     (198)
Nondeductible interest              56       27        27
Other items                         (1)     (15)       13

Provision for income taxes      $1,329   $1,673    $1,307

Statutory tax rates                34%      34%       34%
Effective tax rates              27.6%    30.4%     30.3%

Income taxes applicable to realized security gains at December 31, 1998, 1997, and 1996, were $155,000, $9,000, and $1,000, respectively.

13.      RELATED PARTY TRANSACTIONS

Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.
A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

               Beginning                              Ending
                Balance   Additions    Repayments     Balance

     1998       $1,172     $1,753        $ 335        $2,590

Such loans were made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.

<29>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
14.      REGULATORY MATTERS

Dividend Restrictions:

The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank's net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 1999 without approval of the Comptroller of the Currency of approximately $2,501,000, plus the Bank's net income for 1999.

Loans:

The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 1998, the regulatory lending limit amounted to approximately $2,843,000.

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

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they (the Company and the Bank) are subject.

As of December 31, 1998, the most recent notifications from the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reflects the Company's capital ratios at December 31 (in thousands):

                                                1998                  1997
                                          Amount      Ratio     Amount      Ratio
Total capital (to risk-weighted assets)
Company                                  $29,296     14.99%    $26,867      15.83%
For capital adequacy purposes             15,632      8.00%     13,589       8.00%
To be well capitalized                    19,540     10.00%     16,986      10.00%

Tier I capital (to risk-weighted assets)
Company                                  $26,893     13.76%    $24,744      14.58%
For capital adequacy purposes              7,816      4.00%      6,794       4.00%
To be well capitalized                    11,724      6.00%     10,192       6.00%

Tier I capital (to average assets)
Company                                  $26,893      8.66%    $24,744       8.47%
For capital adequacy purposes             12,423      4.00%     11,691       4.00%
To be well capitalized                    15,529      5.00%     14,613       5.00%

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for corrective action. At

<30>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
December 31, 1998, the Bank's Total capital and Tier I ratios were 13.91% and 12.68%, respectively, and Tier I capital to average assets was 8.16%. At December 31, 1997, the Bank's Total capital and Tier I ratios were 15.75% and 14.50%, respectively, and Tier I capital to average assets was 8.54%.

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

Financial instruments whose contract amounts represent credit risk at December 31, 1998 and 1997, are as follows (in thousands):
                                   1998              1997

Commitments to extend credit      $33,039          $21,871
Standby letters of credit             898              548

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

16.      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands)

                                                    December 31, 1998
                                                 CARRYING          ESTIMATED
                                                  AMOUNT           FAIR VALUE

Financial assets:
  Cash and due from banks                        $  7,305           $  7,305
  Available-for-sale securities                    93,082             93,082
  Net loans                                       203,583            206,935
  Accrued interest receivable                       2,188              2,188

Total financial assets                           $306,158           $309,510

Financial liabilities
  Deposits                                       $274,193           $276,639
  Securities sold under agreements to repurchase    3,966              4,024
  Other borrowed funds                              3,368              3,159
  Accrued interest payable                          2,363              2,363

Total financial liabilities                      $283,890           $286,185

<31>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________

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

<32>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

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

17.      CONDENSED FINANCIAL INFORMATION
         PARENT COMPANY ONLY

                          CITIZENS FINANCIAL SERVICES, INC.
                               CONDENSED BALANCE SHEET
                              December 31, 1998 and 1997
(in thousands)                                    1998        1997

Assets:
  Cash                                          $   135      $    46
  Investment in subsidiary,
    First Citizens National Bank                 26,134       25,771
  Available-for-sale securities                   2,336          141
  Other assets                                        9            1

Total assets                                    $28,614      $25,959

Liabilities:
  Other liabilities                             $     -      $    26
  Deferred tax liability                             16           10

Total liabilities                               $    16      $    36
Stockholders' equity                             28,598       25,923

Total liabilities and stockholders' equity      $28,614      $25,959

<33>
___________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
                          CITIZENS FINANCIAL SERVICES, INC.
                            CONDENSED STATEMENT OF INCOME
                     Years Ended December 31, 1998, 1997, and 1996
(in thousands)                                  1998     1997      1996

Dividends from:
  Bank subsidiary                              $3,801   $1,179    $1,265
  Available-for-sale securities                    17        1         -
Interest-bearing deposits with banks               12        -         -

Total income                                    3,830    1,180     1,265
Realized securities losses                        (18)       -         -
Expenses                                           75       97        62

Income before equity in undistributed
  earnings of subsidiary                        3,737    1,083     1,203
Equity in undistributed
  earnings - First Citizens National Bank        (248)   2,749     1,800

  Net income                                   $3,489   $3,832    $3,003

                             CITIZENS FINANCIAL SERVICES, INC.
                             CONDENSED STATEMENT OF CASH FLOWS
                        Years Ended December 31, 1998, 1997, and 1996
(in thousands)                                      1998     1997      1996

Cash flows from operating activities:
  Net income                                      $ 3,489  $ 3,832   $ 3,003
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Equity in undistributed earnings of subsidiary      248   (2,749)   (1,800)
  Deferred income taxes                                (6)       -         -
  Realized gains on securities                         (1)       -         -
  (Increase) decrease in other assets                  (8)     611       (32)
  (Decrease) increase in other liabilities            (26)      26         -

    Net cash provided by operating activities       3,696    1,720     1,171

Cash flows from investing activities:
  Purchase of available-for-sale securities        (2,333)    (111)        -
  Proceeds from the sale of available-for-sale
    Securities                                        175        -         -

    Net cash used in investing activities          (2,158)    (111)        -

Cash flows used in financing activities:
  Cash dividends paid                              (1,449)  (1,596)   (1,187)

    Net increase (decrease) in cash                    89       13       (16)

Cash at beginning of year                              46       33        49

Cash at end of year                                $  135   $   46   $    33

<34>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
REPORT OF INDEPENDENT AUDITORS
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
SNODGRASS
Certified Public Accountants
___________________________________________________________________________
To the Stockholders and Board of Directors of Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ S. R. Snodgrass, A.C.

Wexford, PA
February 5, 1999

S.R. Snodgrass, A.C.
101 Bradford Road    Wexford, PA 15090-6909     Phone: 724-934-0344
Faxsimile: 724-934-0345

<35>
___________________________________________________________________________
SELECTED FINANCIAL DATA
FIVE YEARS SUMMARY OF OPERATIONS
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________

(dollar amounts in thousands)               1998     1997     1996     1995     1994

Interest income                          $ 23,088 $ 22,779 $ 21,341 $ 19,422 $ 17,336
Interest expense                           11,920   11,610   10,867    9,851    7,944

Net interest income                        11,168   11,169   10,474    9,571    9,392
Provision for loan losses                     218      210      205      163      255

Net interest income after provision
  for loan losses                          10,950   10,959   10,269    9,408    9,137
Other operating income                      1,838    2,427    1,372    1,242    1,073
Realized securities gains, net                457       25       19       10       63
Other operating expenses                    8,427    7,906    7,350    6,665    6,490

Income before provision for income taxes
  and extraordinary item                    5,031    5,505    4,310    3,995    3,783
Provision for income taxes                  1,401    1,673    1,307    1,161    1,158

Income before extraordinary item            3,630    3,832    3,003    2,834    2,625
Extraordinary item                            141        -        -        -        -

Net income                               $  3,489 $  3,832 $  3,003 $  2,834 $  2,625

Per share data:
Income before extraordinary item (1)     $   1.31 $   1.38 $   1.08 $   1.02 $    .95
Net income (1)                               1.26     1.38     1.08     1.02      .95
Cash dividends (1)                            .52      .355     .445     .425     .405
Book value (1)                              10.31     9.35     8.26     7.68     6.82

Total investments                        $ 93,082 $ 88,562 $ 86,057 $ 73,715 $ 64,257
Loans, net                                203,583  189,910  180,418  159,794  154,848
Total assets                              313,564  294,811  282,810  247,094  232,537
Total deposits                            274,193  256,783  240,177  213,316  194,478
Stockholders' equity                       28,598   25,923   22,904   21,297   18,903

(1) Amounts were adjusted to reflect the two-for-one stock split as described in Footnote 2.

COMMON STOCK

Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid/ask prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC "Bulletin Board", its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau's "Pink Sheets." The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a quarterly basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 14).

                             Dividends                                      Dividends
                     1998     declared                              1997     declared
                  High   Low per share                           High   Low per share

First quarter   $24.75 $18.75  $ 0.125    First quarter (1)    $13.31 $12.94
Second quarter   27.75  24.75  $ 0.130    Second quarter (1)    14.00  13.31   $ .230
Third quarter    27.75  26.50  $ 0.130    Third quarter         16.38  14.00
Fourth quarter   26.50  24.00  $ 0.135    Fourth quarter        18.75  17.00   $ .125

(1) Amounts were adjusted to reflect the two-for-one stock split as described in Footnote 2.

<36>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
CONSOLIDATED QUARTERLY DATA
TRUST AND INVESTMENT SERVICES STATEMENT OF CONDITION
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

CONSOLIDATED QUARTERLY DATA
(dollar amounts in thousands)                     Three Months Ended
1998                                 March 31     June 30    Sept 30     Dec 31

Interest income                       $5,659       $5,700     $5,857     $5,872
Interest expense                       2,915        2,957      3,034      3,014

Net interest income                    2,744        2,743      2,823      2,858
Provision for loan losses                 53           52         53         60
Other operating income                   425          480        446        487
Realized securities gains, net            95           78        202         82
Other operating expenses               2,021        1,973      2,075      2,358

Income before provision for income
   taxes and extraordinary item        1,190        1,276      1,343      1,222
Provision for income taxes               343          361        375        322

Income before extraordinary item         847          915        968        900
Extraordinary item                         -            -          -        141

Net income                            $  847       $  915     $  968     $  759

Earnings Per Share                    $  .31       $  .33     $  .35     $  .27


                                                  Three Months Ended
1997                                 March 31     June 30    Sept 30     Dec 31

Interest income                       $5,486       $5,672     $5,847     $5,774
Interest expense                       2,809        2,891      2,958      2,952

Net interest income                    2,677        2,781      2,889      2,822
Provision for loan losses                 53           52         53         52
Other operating income                 1,229          356        432        410
Realized securities gains, net             -            -          -         25
Other operating expenses               2,039        1,843      2,032      1,992

Income before provision for
  income taxes                         1,814        1,242      1,236      1,213
Provision for income taxes               599          368        359        347

Net income                            $1,215       $  874     $  877     $  866

Earnings Per Share                    $  .44       $  .31     $  .32     $  .31

TRUST AND INVESTMENT SERVICES FUNDS UNDER MANAGEMENT (market value)
                                       1998       1997

INVESTMENTS:
  Bonds                              $12,385    $15,384
  Stock                               34,270     28,060
  Savings and money market funds      11,875     13,350
  Mutual funds                         9,557      8,414
  Mortgages                              302        374
  Real estate                            549        298
  Miscellaneous                          202         56
  Cash                                   (45)       168

    TOTAL                            $69,095    $66,104

ACCOUNTS:
  Estates                            $   578    $   833
  Trusts                              35,099     33,881
  Guardianships                          395        345
  Pension/profit sharing              12,564     12,601
  Investment management               14,921     16,071
  Custodial                            5,538      2,373

    TOTAL                            $69,095    $66,104

The following graph shows personal trust asset growth over the past five years.
___________________________________________________________________________
[GRAPHIC OMITTED: A bar chart depicting personal trust assets from 1994 to 1998. A tabular presentation of the graph is set forth as follows:

PERSONAL TRUST ASSETS
(Dollars in Thousands)
1994      1995      1996      1997      1998
$27,781   $31,786   $39,776   $41,643   $46,654]
___________________________________________________________________________

<37>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
[GRAPHIC OMITTED: A bar chart depicting investments from 1994 to 1998. A tabular presentation of the graph is set forth as follows:

INVESTMENTS
(Dollars in Thousands)
                     1994      1995      1996      1997      1998
Available for Sale   $14,640   $21,444   $28,736   $24,827   $93,082
Held to Maturity     $49,617   $52,271   $57,321   $63,735   $     0
Total                $64,257   $73,715   $86,057   $88,562   $93,082
___________________________________________________________________________
Introduction

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Citizens Financial Service, Inc., a bank holding company and its subsidiary (the Company). Our Company's consolidated financial condition and results of operations consist almost entirely of our wholly owned subsidiary's (First Citizens National Bank) financial conditions and results of operations. Our discussion should be read in conjunction with the 1998 Annual Report. Current performance does not guarantee, assure or indicate similar performance in the future.

Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Citizens Financial Services, Inc., First Citizens National Bank or the combined company. When we use such words as "believes", "expects", "anticipates", or similar expressions, we are making forward-looking statements.

You should note that many factors, some of which are discussed elsewhere in this document and in the documents we incorporate by reference, could affect the future financial results. These factors include, but are not limited to, the following:
     *operating, legal and regulatory risks;
     *economic, political and competitive forces affecting our banking, securities, asset management and credit services;
     *risk that our analysis of these risks and forces could be incorrect and/or the strategies developed to address them could be unsuccessful.

Readers should carefully review the risk factors described in other documents our Company files from time to time with the Securities and Exchange Commission, including the quarterly reports on Form 10-Q to be filed by our Company and any current reports on Form 8-K filed by our Company.

Our Company currently engages in the general business of banking throughout our service area of Potter, Tioga and Bradford counties in North Central Pennsylvania and Allegany, Steuben, Chemung and Tioga counties in Southern New York. We maintain our central office in Mansfield, Pennsylvania. Presently we operate banking facilities in Mansfield, Blossburg, Ulysses, Genesee, Wellsboro, Troy, Sayre, Canton, Gillett and the Wellsboro Weis Market store. Additionally, we have automatic teller machines (ATMs) located in Soldiers and Sailors Memorial Hospital in Wellsboro and at Mansfield University. Our Company's lending and deposit products and investment services are offered primarily within the vicinity of the service area.

Our Company faces strong competition in the communities it serves from other commercial banks, savings banks, and savings and loan associations, some of which are substantially larger institutions than our subsidiary. In addition, personal and corporate trust services are offered by insurance companies, investment counseling firms, and other business firms and individuals. We also compete with credit unions, issuers of money market funds, securities brokerage firms, consumer finance companies, mortgage brokers and insurance companies. These entities are strong competitors for virtually all types of financial services.

In recent years, the financial services industry has experienced tremendous change to competitive barriers between bank and non-bank institutions. We not only must compete with traditional financial institutions, but also with other business corporations that have begun to deliver competing financial services. Competition for banking services is based on price, nature of product, quality of service, and in the case of certain activities, convenience of location.

<38>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Trust and Investment Services

Our Company offers the following trust and investment services:
     *Investment management accounts that assume managerial duties for investment accounts.
     *Custody services for safekeeping and preservation of assets.
     *Mutual funds that provide an asset allocation program.
     *Personal trust services that include stand-by, living and testamentary trusts.
     *Estate planning and administration to provide financial planning. *Retirement plan services for individuals and businesses.

Financial Condition

The following table presents the growth (dollars in millions) during the past two years:

                                             1997/1998           1996/1997
                                            $         %         $         %

Total assets                              18.8       6.4      12.0       4.2
Total deposits                            17.4       6.8      16.6       6.9
Total loans                               13.7       7.2       9.5       5.3
Total investments
  (including available-for-sale
  and held-to-maturity)                    4.5       5.1       2.5       2.9
Total stockholders' equity                 2.7      10.3       3.0      13.2

Investments

The investment portfolio, including available-for-sale (and held-to-maturity securities in 1997), increased by $4.5 million or 5.1% in 1998 as compared to growth of $2.5 million in 1997.

From 1990 through 1996, the concentration of our Company's investment portfolio shifted to U.S. Treasury securities and, until last year, no new investments had been made in state and political subdivisions. During 1997 and 1998, we have been selling U.S. Treasury notes to restructure the investment portfolio. We then reinvest the proceeds by purchasing AAA municipal bonds, investment grade corporate bonds and U S agency mortgage backed securities.

The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 1998:

                                              Estimated Fair Market Value at December 31,


                                       1998     % of     1997     % of     1996     % of     1995     % of     1994     % of
                                                Total             Total             Total             Total            Total

Held-to-maturity:
  U.S. Treasury securities           $     -        -  $47,566     53.2  $49,439     57.2  $43,905     58.5  $34,381    54.9
  Federal agency obligations               -        -        -        -        -        -        -        -      506     0.8
  Obligations of state & political
    Subdivisions                           -        -    5,611      6.3      620      0.7    1,348      1.8    2,832     4.5
  Corporate obligations                    -        -    3,175      3.6    4,712      5.5    4,845      6.5    6,787    10.9
  Mortgage-backed securities               -        -    6,856      7.7    1,688      2.0    2,352      3.1    2,293     3.7


Available-for-sale:
  U.S. Treasury securities            32,763     35.3   14,948     16.7   21,406     24.8   15,591     20.8   14,594    23.3
  Obligations of state & political
    Subdivisions                      18,452     19.8        -        -        -        -        -        -        -       -
  Corporate obligations               14,889     16.0    6,849      7.7    7,253      8.4    5,778      7.7        -       -
  Mortgage-backed securities          23,113     24.8    2,771      3.1        -        -        -        -        -       -
  Equity securities                    2,517      2.7      259      0.3       77      0.1       75      0.1       46     0.1
  Restricted equity securities         1,348      1.4    1,282      1.4    1,128      1.3    1,139      1.5    1,098     1.8

Total                                $93,082    100.0  $89,317    100.0  $86,323    100.0  $75,033    100.0  $62,537   100.0

<39>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
In addition, we adopted SFAS 133 discussed in Footnote 1 of the Consolidated Financial Statements in the fourth quarter of 1998. This change in accounting procedure allows us, over time, to continue to restructure our investments to target mix shown in the following table.
                                                   % of
Target Mix                                         Total

U. S. Treasury securities                           12.5
Obligations of state and political subdivisions     25.0
Corporate obligations                               25.0
Mortgage-backed securities                          33.5
Other equity securities                              2.5
Restricted equity securities                         1.5

Total                                              100.0

The expected principal repayments (amortized cost) and average weighted yields for the above investment portfolio as of December 31, 1998, are shown below. Expected maturities are significantly different than the contractual maturities detailed in Footnote 4 of the Consolidated Financial Statements. Yields on tax-exempt securities are presented on a fully-taxable equivalent basis assuming a 34% tax rate.

                                  Within            One-              Five-           After         Amortized       Estimated
                                   One     Yield    Five     Yield    Ten     Yield    Ten    Yield  Cost     Yield   Fair
                                   Year    (%)      Years      %      Years    (%)    Years    (%)   Total     (%)   Value

Available-for-sale securities:
  U.S. Treasury                     8,533    8.69    23,230    6.47       -      -       -       -    31,763    7.07   $32,763
  State and political subdivisions,     2    8.33    11,603    6.94   5,921   6.79     423    6.86    17,949    6.89    18,110
     general obligation
  State and political subdivisions,   340    9.85         -       -       -      -       -       -       340    9.85       342
     revenue
  Corporate obligations             4,644    6.54    10,174     5.86       -     -       -       -    14,818    6.07    14,889
  Mortgage-backed securities        4,982    6.65    18,130     6.65       -     -       -       -    23,112    6.65    23,113
  Equity securities                     -       -         -        -       -     -   2,271    2.30     2,271    2.30     2,517
  Restricted equity securities          -       -         -        -       -     -   1,348    6.00     1,348    6.00     1,348
Total available-for-sale           18,501    7.62    63,137     6.51   5,921  6.79   4,042    4.01    91,601    6.64    93,082

Approximately 93% of the amortized cost of debt securities are expected to mature within five years or less (average expected maturity 5 years).

Our Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank will be sufficient to meet future liquidity needs.

Our Company has no securities from a single issuer representing more than 10% of stockholders' equity.

Loans

Historically, loans have been originated by our Company to customers in North Central Pennsylvania and the Southern Tier of New York. Loans have been originated primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers. We also do a limited amount of indirect loans through new and used car dealers in the primary lending area.

All lending is governed by a lending policy which is developed and maintained by us and approved by the Board of Directors. Our Company's lending policy regarding real estate loans is that generally the maximum mortgage granted on owner-occupied residential property is 80% of the appraised value or purchase price (whichever is lower) when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 80% of the current appraised value. The maximum term for mortgage loans is 25 years for one- to four-family residential property and 20 years for commercial and vacation property.

<40>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
As shown in the following table, total loans grew by $13.7 million in 1998, or 7.2% the result of continued demand and attractive interest rates. In addition, $3.8 million in conforming mortgage loans were originated and sold on the secondary market through the Federal Home Loan Mortgage Corporation, providing over $63,000 of income in origination fees and premiums on loans sold, compared to $1.2 million in loans originated and $19,000 of income in 1997. Residential mortgage lending is a principal business activity and one our Company expects to continue by providing a full complement of competitively priced conforming, nonconforming and home equity mortgages.

Commercial lending activity is primarily focused on small businesses and our Company's commercial lending officers have been successful in attracting new business loans.

We expect loans to state and political subdivisions will continue to increase in 1998 as the result of bond refinancing activity in a lower interest rate environment.

The majority of lending activity has been mortgage loans secured by one- to four-family residential property. As of December 31, 1998, residential real estate and real estate construction loans made up 64.3% of our Company's total loan portfolio.

Continuing in 1998, our Company's primary goal is to be the premier mortgage lender in our market area, with our large menu of conforming mortgages (including "jumbo" and low- to moderate-income home buyer mortgages) through Farmers Home Administration (FmHA) and Pennsylvania Housing Finance Agency
(PHFA). Continued training of branch office personnel and the focus on flexibility and fast "turn around time" will aid in meeting this goal. (Also see the discussion in Footnote 5 of the Consolidated Financial Statements.)

                           Five Year Breakdown of Loans by Type
                                      December 31,


                                 1998                1997                1996               1995               1994
                          Amount    Percent   Amount   Percent    Amount   Percent   Amount   Percent    Amount   Percent

Real estate:
  Residential              127,053    61.8    120,019    62.5   108,416    59.4    96,594      59.7    97,359      62.0
  Commercial                27,164    13.2     27,480    14.3    27,670    15.2    24,167      14.9    21,915      13.9
  Agricultural               9,266     4.5      8,769     4.6     6,134     3.4     8,027       5.0     7,125       4.5
  Construction               5,234     2.5      3,035     1.6     4,262     2.3     1,018       0.6     1,271       0.8
Loans to individuals
  for household,
  family and other          14,489     7.0     13,905     7.2    14,465     7.9    13,198       8.2    11,886       7.6
  purchases
Commercial and other loans  12,457     6.0      9,485     4.9    11,529     6.3    10,535       6.5    10,285       6.5
State and political         10,272     5.0      9,457     4.9    10,105     5.5     8,347       5.2     7,303       4.6
  subdivision loans
Total loans                205,935   100.0    192,150   100.0   182,581   100.0   161,886     100.0   157,144     100.0

Unearned income                 60                102               168               259                 575
Allowance for loan losses    2,292              2,138             1,995             1,833               1,721

Net loans                  203,583            189,910           180,418           159,794             154,848

                                    1998/1997           1997/1996
                                      Change              Change
                                        $         %         $         %
Real estate:
  Residential                         7,034       5.9    11,603      10.7
  Commercial                           (316)     (1.1)     (190)     (0.7)
  Agricultural                          497       5.7     2,635      43.0
  Construction                        2,199      72.5    (1,227)    (28.8)
Loans to individuals
  for household,
  family and other purchases            584       4.2      (560)     (3.9)
Commercial and other loans            2,972      31.3    (2,044)    (17.7)
State and political subdivision loan    815       8.6      (648)     (6.4)

Total loans                          13,785       7.2     9,569       5.2

<41>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
The predominant source of earning assets is from the loan portfolio. The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 1998, classified according to the sensitivity to changes in interest rates within various time intervals:


                                              Commercial,
                                              financial,     Real estate
Maturity of loans:                            agricultural   construction       Total

One year or less                                   4,791            0             4,791
Over one year but less than five years            15,402            0            15,402
Over five years                                   38,966        5,234            44,200

Total                                             59,159        5,234            64,393

Sensitivity of loans to changes in interest
  rates - loans due after one year:
Predetermined interest rate                       18,719          923            19,642
Floating or adjustable interest rate              35,649        4,311            39,960

Total                                             54,368        5,234            59,602

Loan Quality and Provision for Loan Losses

As discussed previously, the loan portfolio contains a large portion of real estate secured loans (generally residential home mortgages, mortgages on small business properties, etc.), consumer installment loans and other commercial loans. Footnote 5 of the Consolidated Financial Statements provides further details on the composition of the loan portfolio.

A separate collections department was established to focus on the collection and workout of problem loans. We believe all of these initiatives have led to relatively low levels of nonperforming loans and loan chargeoffs. The following tables indicate the level of nonperforming assets over the past five years ending December 31:

                                                        December 31,
                                       1998      1997      1996      1995      1994
Nonperforming loans:
  Nonaccruing loans                      1,018     1,169       844       762     1,557
  Impaired loans                           859       382       414       697
  Accrual loans - 90 days or
    more past due                           15       170       723       689       267

Total non-performing loans               1,892     1,721     1,981     2,148     1,824
Foreclosed assets held for sale            529       238       164       208       168
Total non-performing assets              2,421     1,959     2,145     2,356     1,992
Nonperforming loans as a percent of loans
   net of unearned income                 0.92      0.90      1.09      1.33      1.17
Nonperforming assets as a percent of loans
  net of unearned income                  1.18      1.02      1.18      1.46      1.27

<42>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Another way to view the credit quality exposure of the loan portfolio is by reviewing the "watch list" categories used by us (and as required by the regulatory agencies). This monitoring process is reviewed and reported monthly to identify problems or potential problems.


                             1998     1997      1996

     Special mention        $  532   $    -    $  216
     Substandard             6,193    4,625     3,740
     Doubtful                   98      121        23

     Total                  $6,823   $4,746    $3,979

     Percent of total loans,
      net of unearned income  3.31%    2.47%     2.18%

We do not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses or to have a material impact on future operations, liquidity or capital reserves. We are not aware of any other information that causes us to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

                              Summary of Loan Loss Experiance

                                         1998      1997      1996      1995      1994

Balance at beginning of period           2,138     1,995      1,833      1,721      1,516
Charge-offs:
  Real estate-construction                   -         -          -          -          -
  Real estate-mortgage                       -        10          8         23         31
  Loans to individuals for household,
    family and other purchases             105        32         56         42         28
  Commercial and other loans                 7        41          -          4          9

Total loans charged-off                    112        83         64         69         68

Recoveries:
  Real estate-construction                   -         -          -          -          -
  Real estate-mortgage                       2         3          1          -          -
  Loans to individuals for household,
    family and other purchases              37        11         19         15         14
Commercial and other loans                   9         2          1          3          4

Total loans recovered                       48        16         21         18         18

Net loans charged-off                       64        67         43         51         50

Provision charged to expense               218       210        205        163        255

Balance at end of year                  $2,292    $2,138     $1,995     $1,833     $1,721

Loans outstanding at end of year      $205,875  $192,048   $182,413   $161,627   $156,569

Average loans outstanding, net        $196,281  $186,425   $170,104   $156,754   $146,894

Net charge-offs to average loans         0.03%     0.04%      0.03%      0.03%      0.03%

Year-end allowance to total loans        1.11%     1.11%      1.09%      1.13%      1.10%

Year-end allowance to total            121.14%   124.23%    100.71%     85.34%     94.35%
  non-performing loans

<43>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
As detailed in Footnote 5 of the Consolidated Financial Statements and the above tables, total past due (90 days or more) and nonperforming loans increased 9.9% from December 31, 1997 to December 31, 1998. The majority of the loan volume is well-collateralized by real estate. Total charge-offs for 1999 are still expected to increase moderately from the historic levels (although low in relationship to peers).

Allowance for Loan Losses

The allowance is maintained at a level to absorb potential future loan losses. Provisions charged to operating expense and reduced by net charge-offs increase the allowance.

Management's basis for the level of the allowance and the annual provision is as follows:
   *Our evaluation of the loan portfolio,
   *Current and projected economic conditions,
   *Historical loan loss experience,
   *Present and prospective financial condition of the borrowers, *The level of nonperforming assets,
   *Other relevant factors.

While we evaluate all of this information, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review our Company's allowance for loan losses. These agencies may require us to recognize additions to the allowance based on their evaluation of information available to them. We believe that the current allowance is adequate to offset any exposure that may exist for under secured or loans that might not be collectable.

We do not accrue interest income on seriously past due loans. Subsequent cash payments received are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ultimate ability to collect principal and interest.

Allocation of the Allowance for Loan Losses

The following table provides the percentage distribution of the allowance for loan losses and the various loan categories that includes a percentage comparison to total loans:

                                1998                 1997                1996                1995                1994
                             $         %          $        %          $        %          $        %          $         %
Real estate:
  Residential                140      61.8       140      62.5       143      59.4       165      59.6       185      62.0
  Commercial, agricultural   927      17.7       577      18.9       325      18.5       328      19.9       323      18.5
  Construction                 0       2.5         0       1.6         0       2.3         0       0.6         0       0.8
Loans to individuals
   for household,
   family and other          365       7.0       321       7.2       164       8.0       181       8.2       140       7.6
   purchases
Commercial and other loans   265       6.0       323       4.9       108       6.3       110       6.5       114       6.5
State and political            4       5.0         4       4.9         3       5.5         3       5.2         2       4.6
  subdivision loans
Unallocated                  591       N/A       773       N/A     1,252       N/A     1,047       N/A       957       N/A
Total loans                2,292     100.0     2,138     100.0     1,995     100.0     1,834     100.0     1,721     100.0

Deposits

Our Company tiers interest-bearing transaction and savings accounts by deposit size (larger balances receive higher rates). We have been offering a wide variety of deposit instruments, as have our competitors.

<44>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Some of the deposit product variations are:
   *Money Market Investor accounts (limited transaction deposit accounts with interest rates that vary as often as daily), *NOW accounts (unlimited transaction interest-bearing accounts), *Premier 50 and Premier 50 Plus (interest-bearing transactions accounts for senior customers),
   *Gold Club accounts (a package of services combined with a checking account), *Individual retirement accounts (certificates of deposit), *Longer-term certificates of deposit (generally of five-year maturity), *Promotional 30-month, 66-month and Roll-Up certificates of deposit.

Our Company also offers a wide variety of IRA products including the new Roth and Educational IRA's.

Deposit growth in 1998 was $17.4 million or 6.8%.

The following table shows the composition of deposit accounts over the last three years as of December 31:

Deposits by Major Classification
                                             1998                1997                1996

                                      Amount   Percent    Amount   Percent    Amount   Percent

Noninterest-bearing deposits         $  20,978       7.7 $  19,016       7.4   $ 17,924       7.5
NOW accounts                            37,113      13.5    32,794      12.8     31,836      13.2
Savings deposits                        26,421       9.6    26,523      10.3     27,332      11.4
Money market deposit accounts           39,584      14.4    34,357      13.4     25,851      10.8
Certificates of deposit                150,097      54.7   144,093      56.1    137,234      57.1

Total                                 $274,193     100.0  $256,783     100.0   $240,177     100.0

                                           1998/1997           1997/1996
                                            Change              Change
                                          $         %         $         %
Noninterest-bearing deposits             1,962     10.3     1,092      6.1
NOW accounts                             4,319     13.2       958      3.0
Savings deposits                          (102)     (.4)     (809)    (3.0)
Money market deposit accounts            5,227     15.2     8,506     32.9
Certificates of deposit                  6,004      4.2     6,859      5.0

Total                                   17,410      6.8    16,606      6.9

Remaining maturities of certificates of deposit of $100,000 or more
                                          1998      1997      1996

3 months or less                       $  1,295   $ 1,658   $  1,962
3 through 6 months                        2,409     6,929      2,788
6 through 12 months                       6,788    10,263      6,051
Over 12 months                           14,166     5,110      8,479

Total                                   $24,658   $23,960    $19,280

As a percent of total certificates       16.43%    16.63%     14.05%
  of deposits

<45>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________

Deposits by Type of Depositor
                                            1998                  1997                1996
                                    Amount        Percent   Amount    Percent   Amount    Percent

Individual, partnerships and           $240,466     87.7   $226,306      88.1   $212,398      88.4
  corporation
United States government                     22        -         20         -        148        .1
State and political subdivisions         32,374     11.8     28,721      11.2     25,794      10.7
Other                                     1,351       .5      1,736        .7      1,837        .8

Total                                  $274,193    100.0   $256,783     100.0   $240,177     100.0

The methods used by our Company to attract and retain deposits (in addition to competitive interest rates) have been by increased marketing and business development efforts, continuous emphasis on quality personal service, and expanded trust and investment management services. In all of our community offices, lobby and drive-up hours now include Wednesday afternoons (when they were traditionally closed) as well as Saturday hours. The supermarket office is open seven days a week with extended hours on weekdays. We currently provide ten MAC automated teller machines, which are part of the MAC regional and PLUS national network. We also implemented a MasterMoney debit card program in 1998.

In addition to the above, continuing an effort to add value to products, we began a voice response system to provide customers a convenient method of accessing account information and transferring funds 24 hours a day.

Results of Operations

Net income during 1998 was $3.5 million (net income per share of $1.26), a decrease of $343,000 or 9% less than the $3.8 million reported in 1997 (net income per share of $1.38).

The following table sets forth certain performance ratios of our Company for the periods indicated (net of the arbitration settlement discussed in Footnote 11 of the Consolidated Financial Statements):

                                         1998      1997      1996

Return on Assets
  (net income to
  average total assets)                  1.13%     1.10%     1.11%
Return on Equity
  (net income to
  average total equity)                 12.75%    13.11%    13.59%
Dividend Payout Ratio
  (dividends declared
  divided by net income)                41.53%    25.68%    40.59%
Equity to Asset Ratio
  (average equity to
  average total assets)                  8.86%     8.38%     8.18%

1) Return on average assets and average equity was computed after excluding the nonrecurring after-tax income associated with the arbitration award by a vendor.

Net income is influenced by five key elements: net interest income, other operating income, other operating expenses, provision for income taxes and the provision for possible loan losses. A discussion of these five elements follows.

Net Interest Income

The most significant source of revenue is net interest income, the amount by which interest earned on interest-earning assets exceeds interest expense on interest-bearing liabilities.

Factors which influence net interest income are changes in volume of interest-earning assets and liabilities as well as changes in the associated interest rates.

The following tables set forth our Company's average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

<46>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________

                             Analysis of Average Balances and Interest Rates (1)

                                              December 31                   December 31                   December 31
                                                 1998                          1997                          1996
                                     Average             Average   Average             Average   Average             Average
                                     Balance   Interest    Rate    Balance   Interest    Rate    Balance   Interest    Rate
                                        $         $         %         $         $         %         $         $         %

Assets
Short-term investments:
Interest-bearing deposits at banks       5,403       290     5.37%     4,042       221     5.47%     2,782       147     5.28%

  Total short-term investments           5,403       290     5.37%     4,042       221     5.47%     2,782       147     5.28%
Investment securities:
  Taxable                               75,722     4,654     6.15%    83,686     5,332     6.37%    82,163     5,310     6.46%
  Tax-exempt (3)                        10,428       745     7.14%       714        79    11.06%       792       100    12.63%
  Total investment securities           86,150     5,399     6.27%    84,400     5,411     6.41%    82,955     5,410     6.52%
Loans:
  Residential mortgage loans           126,683    11,254     8.88%   119,083    10,952     9.20%   104,176     9,699     9.31%
  Commercial and farm loans             45,371     4,272     9.42%    43,790     4,263     9.74%    41,896     4,121     9.84%
  Loans to state and political          10,299       885     8.59%     9,652       875     9.07%     9,631       829     8.61%
    subdivisions
  Other loans                           13,928     1,542    11.07%    13,900     1,378     9.91%    14,401     1,435     9.96%
  Loans, net of
    discount (2)(3)(4)                 196,281    17,953     9.15%   186,425    17,468     9.37%   170,104    16,084     9.46%

Total interest-earning assets          287,834    23,642     8.21%   274,867    23,100     8.40%   255,841    21,641     8.46%
Cash and due from banks                  6,663                         6,417                         5,920
Bank premises and equipment              5,697                         5,140                         4,311
FASB 115 adjustment                        499                           170                           218
Other assets                             1,449                         2,342                         3,828
Total non-interest bearing assets       14,308                        14,069                        14,277

Total assets                           302,142                       288,936                       270,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                          33,411       693     2.07%    32,644       786     2.41%    29,752       688     2.31%
  Savings accounts                      26,670       580     2.17%    27,736       614     2.21%    27,541       612     2.22%
  Money market accounts                 37,682     1,801     4.78%    29,420     1,349     4.59%    27,189     1,192     4.38%
  Certificates of deposit              146,630     8,408     5.73%   143,837     8,358     5.81%   133,071     7,784     5.85%
Other borrowed funds                     7,100       438     6.17%     8,129       503     6.19%     9,730       591     6.07%

Total interest-bearing liabilities     251,493    11,920     4.74%   241,766    11,610     4.80%   227,283    10,867     4.78%
Demand deposits                         19,924                        19,141                        17,550
Other liabilities                        3,950                         3,804                         3,184

Total non-interest-bearing              23,874                        22,945                        20,734
   liabilities
Stockholders' equity                    26,775                        24,225                        22,101
Total liabilities and stockholders'
  equity                               302,142                       288,936                       270,118

Net interest income                               11,722                        11,490                        10,774

Net interest spread (5)                                      3.47%                         3.60%                         3.68%
Net interest income as a percentage
  of average interest-earning assets                         4.07%                         4.18%                         4.21%
Ratio of interest-earning assets
  to interest-bearing liabilities                             1.14                          1.14                          1.13

(1) Averages are based on daily averages.
(2) Includes loan origination and commitment fees of $187, $141 and $155 for 1998, 1997 and 1996, respectively.
(3) Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4) Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5) Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

<47>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
As described above, we have experienced a narrowing interest margin percentage
during 1998.   The current flat yield curve has limited our Company's
opportunity to increase margin with new business as the existing investments and loans mature or repay. We continue to review various pricing and investment strategies to enhance deposit growth while maintaining or expanding the current interest margin.

The following table shows the effect of changes in volume and rates on interest income and expense. Rate/Volume variances are allocated to rate and volume changes based upon the absolute change in each. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis

                                                 1998 vs. 1997                           1997 vs. 1996
                                          Change in Change in Total               Change in Change in Total
                                          Volume    Rate      Change              Volume    Rate      Change

Interest Income:
Short-term investments:
  Interest-bearing deposits at banks     $   73     $   (4)    $    69              $    69    $    5    $   74
Investment securities:
  Taxable                                  (494)      (184)       (678)                  92       (70)       22
  Tax-exempt                                684        (18)        666                   (9)      (12)      (21)
  Total investment securities               190       (202)        (12)                  83       (82)        1
Loans:
  Residential mortgage loans                648       (346)        302                1,369      (116)    1,253
  Commercial and farm loans                  98        (89)          9                  184       (42)      142
  Loans to state and political               45        (35)         10                    2        44        46
    subdivisions
  Other loans                                 3        161         164                  (50)       (7)      (57)
  Loans, net of
    discount                                794       (309)        485                1,505      (121)    1,384

Total Interest Income                     1,057       (515)        542                1,657      (198)    1,459
Interest Expense:
Interest-bearing deposits:
  NOW accounts                               19       (112)        (93)                  69        29        98
  Savings accounts                          (23)       (11)        (34)                   4        (2)        2
  Money Market accounts                     393         59         452                  101        56       157
  Certificates of deposit                   155       (105)         50                  625       (51)      574
  Total interest-bearing deposits           544       (169)        375                  799        32       831
Other borrowed funds                        (63)        (2)        (65)                 (99)       11       (88)
Total interest expense                      481       (171)        310                  700        43       743
Net interest income                      $  576     $ (344)    $   232              $   957    $ (241)   $  716

As can be seen from the preceding tables, tax equivalent net interest income rose from $10.7 million in 1996 to $11.5 million in 1997 and increased to $11.7 million in 1998. In 1998, net interest income increased $232,000 while overall spread decreased from 3.60% to 3.47%. The increased volume of interest-earning assets generated an increase in interest income of $1,057,000 while increased volume of interest-bearing liabilities produced $481,000 of interest expense. The change in volume resulted in an increase of $576,000 in net interest income. The net change in rate was a negative $344,000 resulting in a total positive net change of $232,000 when combined with change in volume. The yield on interest-earning assets decreased 19 basis points from 8.40% to 8.21% and the average interest rate on interest-bearing liabilities decreased only 6 basis points from 4.80% to 4.74%. Analysis of our Company's current net interest income in 1999 indicates that the effects of stable interest rates and the effect of the yield curve continuing to be level, has a negative effect on interest margin. We are currently evaluating alternatives to improve the interest spread.

<48>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
OTHER OPERATING INCOME:                   1998      1997      1996
Service charges                          $1,060     $  848    $  844
Trust                                       362        339        270
Other                                       304        246        258
Arbitration settlement                      112        994          0
Realized securities gains, net              457         25         19
TOTAL OTHER OPERATING INCOME             $2,295     $2,452     $1,391

                                            1998/1997           1997/1996
                                             Change              Change
                                            $         %         $         %
Service charges                            212     25.0         4       .5
Trust                                       23      6.8        69     25.6
Other                                       58     23.6       (12)    (4.7)
Arbitration settlement                    (882)   (88.7)      994        -
Realized securities gains, net             432   1728.0         6     31.6
TOTAL                                     (157)    (6.4)     1,061    76.3


Total other operating income decreased $157,000 compared with the same period in 1997 primarily as a result of the reduction of the arbitration settlement during 1998. Service charge income increased as a result of additional business checking account, ATM and MasterMoney Card charges.

We continue to evaluate means of increasing other operating income to off-set the loss of net interest income described above. One approach, recently adopted, is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers' balances) to more equitably recover costs. We expect to use this analysis for our other products in the near future.

Investment security gains increased by $432,000 as a result of the restructuring of our investment portfolio as discussed previously. This restructuring was accomplished with out significantly reducing the yield of the portfolio.

OTHER OPERATING EXPENSES:                  1998       1997       1996
Salaries and employee benefits            $3,848     $3,882     $3,418
Occupancy                                    522        519        466
Furniture and equipment                      713        706        599
Professional fees                            401        219        198
Federal Deposit Insurance premiums            56         56        372
Other                                      2,674      2,524      2,297
TOTAL                                     $8,214     $7,906     $7,350

                                             1998/1997           1997/1996
                                              Change              Change
                                           $         %         $         %
Salaries and employee benefits             (34)      (.9)      464     13.6
Occupancy                                    3        .6        53     11.4
Furniture and equipment                      7       1.0       107     17.9
Professional fees                          182      83.1        21     10.5
Federal Deposit Insurance premiums           -         -      (316)   (85.0)
Other                                      150       5.9       227      9.9
TOTAL                                      308       3.9       556      7.6

<49>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
Total other operating expense was $8,214,000 in 1998 reflecting an increase of $308,000 over the 1997 period.

Salaries and benefit's expense decreased by $33,000 for the current period reflecting normal merit increases offset by a reduction of profit sharing expense during the same period in 1997 (an accrual to salaries and benefit expense of $154,000 for profit sharing reflecting the additional arbitration income).

Professional Fees
                             1998    1997    1996

Other professional fees      $301    $161    $141
Legal fees                     59      19      19
Examinations and audits        41      39      38

Total                        $401    $219    $198


                           1998/1997            1997/1996
                            Change               Change
                          $           %        $           %

Other professional fees  140        87.0       20        14.2
Legal fees                40       210.5        -           -
Examinations and audits    2         5.1        1         2.6

Total                    182        83.1       21        10.6


Other expenses increased $331,000 or 11.9% during 1998 one of the major expenses other professional fees increased $141,000 reflect management's efforts to implement future strategic growth strategies. In addition, Y2K expense of $37,000 were included in this category.

The extraordinary item represented the prepayment of Federal Home Loan Bank long-term debt resulting in a one-time expense of $213,000 ($141,000 net of taxes) and was done as part of the restructuring of the investment portfolio.

Provision for Income Taxes

The provision for income taxes before extraordinary item was $1,402,000 during 1998 compared with $1,673,000 during the 1997 related period. Income before taxes decreased $271,000 in the 1998 period over the same period in 1997 reflecting the change in income and increased levels of tax exempt income.

Stockholders' Equity

Stockholders' equity is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet our cash obligations and absorb unforeseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Stockholders' equity has grown by 10.3% in 1998, 13.2% in 1997, and 7.6% in 1996 to the current level of $28.6 million. Adjustments made to equity for unrealized holding gains and losses on available-for-sale securities resulted in an increase of $978,000 in 1998 compared to an increase of $343,000 in 1997. Total equity was approximately 9.1% of total assets at December 31, 1998, as compared to 8.8% at December 31, 1997.

The dividend rate is determined by the Board of Directors after considering our Company's capital requirements, current and projected net income, and other factors. In 1998 and 1997, 41.5% and 25.7% of net income was paid out in dividends, respectively.

For the year ended December 31, 1998, the total number of common shares outstanding was 2,773,434. For comparative purposes, outstanding shares for prior periods were adjusted for the 1998 stock dividend in computing earnings and cash dividends per share.

<50>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
There are currently three federal regulatory measures of capital adequacy. Our Company's ratios substantially exceed all federal regulatory standards as detailed in Footnote 14 of the Consolidated Financial Statements.

Liquidity

Liquidity is a measure of our Company's ability to efficiently meet normal cash flow requirements of both borrowers and depositors. To maintain proper liquidity, we use funds management policies along with our investment policies to assure we can meet our financial obligations to depositors, credit customers and stockholders. Liquidity is needed to meet depositors' withdrawal demands, extend credit to meet borrowers' needs, provide funds for normal operating expenses and cash dividends, and fund other capital expenditures.

Our Company's historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.

Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our Company's availability of funds.

Our Company's use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net increase in loans is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

Capital expenditures were $504,000 in 1998, $1,134,000 less than 1997.

Some major capital expenditures in 1998 were:
   *$213,000 for remodeling branch offices;
   *$53,000 for ATMs;

Some major capital expenditures in 1997 were:
   *$450,000 to purchase, renovate and add parking for the Canton office, as well as major improvements to the Gillett, Sayre and Wellsboro offices; *$958,000 for the software and hardware needed to implement the new Jack
    Henry system and associated networking costs ($193,000 for the IBM AS/400 was financed by a capital lease through IBM).

These purchases will allow greater operating efficiency and provide the customer with a higher quality product.

On February 8, 1999, we acquired a property near the Mansfield Wal-Mart consisting of a large office building on 2 acres, to be used as an administration and/or operations facility. We expect the costs of acquisition and remodeling to be approximately $1 million. This building will allow us to discontinue rentals of two other properties. Our calculations show this should result in a net savings.

Our Company continues to plan for an approximate $1 million renovation of the Mansfield community office. This effort has been in various stages of planning for more than eight years. We expect renovation to take place in late 1999 or early 2000.

We believe our Company has sufficient resources to complete these projects from our normal operations and that they will have a long-term positive effect on revenues, efficiency and the capacity for future growth.

To assure the maintenance of liquidity reserves, our Company monitors and places various internal constraints on the level of loans relative to core deposits and other stable funding sources; the liquidity characteristics of investments; and the volume and maturity structure of wholesale funding.

Interest Rate and Market Risk Management

The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances and the market value risk of assets and liabilities.

Because of the nature of our operations, we are not subject to foreign currency exchange

<51>
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
___________________________________________________________________________
or commodity price risk and, since our Company has no trading portfolio, it is not subject to trading risk.

Currently our Company has equity securities that represent only 4% of our investment portfolio and, therefore, equity risk is not significant.
The primary components of interest-sensitive assets include adjustable-rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts which are paid current market interest rates).

The following table shows the cumulative static GAP (at amortized cost) for various time intervals:

  Maturity or Repricing of Company Assets and Liabilities at December 31, 1998

                                                                                                     Over 5
(in thousands)                                3 months     12 months    2 years    3 years   5 years    years    Total

Investment securities and
  interest-bearing deposits                    $    3,509   $  15,181   $ 13,121  $ 16,705   $ 33,217   $  9,998  $ 91,731
Loans, net of unearned income and
  deferred loan fees                               32,648      65,200     41,200    33,689     26,056      7,142   205,935

Total interest-earning assets                   $  36,157      80,381     54,321  $ 50,394   $ 59,273   $ 16,950  $297,476


Interest-bearing  demand and savings deposits   $  45,100    $      -   $      -  $      -   $      -   $ 58,087  $103,187
Certificates of deposit                            18,634      48,001     40,240    22,239     20,706        208   150,028
Borrowed funds                                      4,400         949        642       784        559          -     7,334


Total interest-bearing liabilities               $ 68,134    $ 48,950   $ 40,882  $ 23,023   $ 21,265   $ 58,295  $260,549

Excess interest-earning
  assets (liabilities)                           $(31,977)   $ 31,431   $ 13,439  $ 27,371   $ 38,008   $(41,345)

Cumulative interest-earning assets               $ 36,157    $116,538   $170,859  $221,253   $280,526   $297,476
Cumulative interest-bearing liabilities            68,134     117,084    157,966   180,989    202,254    260,549

Cumulative gap                                   $(31,977)   $   (546)  $ 12,893  $ 40,264     78,272     36,927
Cumulative interest rate
  sensitivity ratio (1)                              0.53        1.00       1.08      1.22       1.39       1.14

(1) Cumulative Interest-earning assets divided by interest-bearing liabilities.

The previous table and the simulation models discussed below are presented assuming money market investment accounts and NOW accounts in the top interest rate tier are repriced within the first three months.

IRA certificates of deposit represent $36.6 million and are subject to being repriced once per year if the individual is over 59 &half; years of age. We project that 78% of the IRAs are over 59 &half; and would reprice if interest rates moved up 100 basis points or more. However, a recent change in policy would limit this repricing risk to once per contract rather than once per year for any new or renewed IRA CDs.

The loan amounts reflect the principal balances expected to be repriced as a result of contractual amortization and anticipated early payoffs.

Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on our Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels. Our

<52>
___________________________________________________________________________
GRAPHIC OMITTED: Silhouette of colonial rider on horeseback, upper left hand corner of page, .5 inches square]
___________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
___________________________________________________________________________
Citizens Financial Services, Inc.
___________________________________________________________________________
Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor our Company's risk exposure.

Interest rate simulations using a variety of assumptions are used by us to evaluate our interest rate risk exposure. A shock analysis at December 31, 1998, indicated that a 200 basis point movement in interest rates in either direction would not have a significant adverse impact on our Company's anticipated net interest income or the market value of assets and liabilities over the next twenty four months.

Year 2000 Problem

* Bank's State of Readiness

We are aware of the possibility of exposure by banks to a computer problem known as the "Year 2000 Problem" or the "Millennium Bug" (the inability of some computer programs to distinguish between the year 1900 and the year
2000). If not corrected, some computer applications could fail or create erroneous results by or at the Year 2000. This could cause entire system failures, miscalculations, and disruptions of normal business operations including, among other things, a temporary inability to process transactions, send statements, or engage in similar day to day business activities. The extent of the potential impact of the Year 2000 Problem in not yet known, and if not timely corrected, it could affect the global economy.

We have assessed the extent of vulnerability of our Company's computer systems to the problem. Our Company's conversion, in August 1997, to Jack Henry and Associates (JHA) for core banking application software and the purchase of a new IBM AS/400 hardware system on which to run the core processing software,
has greatly minimized our exposure to these problems.   The JHA Silverlake
System software was certified by the Information Technology Association of America (ITAA) on March 16, 1998 while the IBM AS\400 received the first ever Year 2000 certification by that organization. Internal testing and validation for these primary mission critical systems was successfully completed in November, 1998 and we expect that the entire testing process of critical systems will be complete early in 1999.

*Risk Assessment of Year 2000

We believe that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for us. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third party computers could impact our Company's computer systems. Additionally, we have taken steps to communicate with the third parties, such as wire transfer systems, telephone systems, electric companies and other utility companies with which it deals to coordinate Year 2000 compliance but could be adversely affected if it or the unrelated third parties are unsuccessful. We are also assessing the impact, if any, the Year 2000 may have on our large loan (credit risk) and deposit customers.

*Cost of Year 2000

As described above, our primary systems are Year 2000 compliant, therefore, little programming costs will be incurred. Most of the costs incurred in addressing this problem are related to planning and internal testing and validation which are expected to be expensed as incurred. The financial impact to our Company of Year 2000 compliance was $39,000 in 1998 is not anticipated to be material to our Company's financial position or results of operations for 1999. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the replacement of noncompliance of third party vendors, and similar uncertainties.

<53>
__________________________________________________________________________
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued
__________________________________________________________________________
Nineteen hundred ninety-eight Annual Report
__________________________________________________________________________
*Contingency Plans

We, in conjunction with our Year 2000 and Disaster Recovery consultants, are in the process of modifying our disaster recover plans to include the response to a Year 2000 problem in a most likely worst case scenario. Our Company's preliminary contingency plans involve the use of manual labor to compensate for the temporary loss of certain automated computer systems or third party vendors.

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

Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing restrictions on bank underwriting activities; tightening the regulation of bank derivatives' activities; allowing commercial enterprises to own banks; and permitting bank holding companies or our Company to own or control affiliates that engage in securities, mutual funds and insurance activities.

Normal examinations of our Company by the Office of Comptroller of the Currency occurred during 1998. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of "Satisfactory Record of Meeting Community Credit Needs."

Aside from those matters described above, we do not believe that there are any trends, events or uncertainties which would have a material adverse impact on future operating results, liquidity or capital resources. We are not aware of any current recommendations by the regulatory authorities (except as described herein) which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on our Company's results of operations.

<54>
CITIZENS
FINANCIAL SERVICES
INCORPORATED
15 SOUTH MAIN STREET       570-662-2121
MANSFIELD, PA 16933        800-326-9486
                           FAX 570-662-2365
DIRECTORS
R. Lowell Coolidge, Esquire
  Chairman of the Board
Carol J. Tama
  Vice Chairman of the Board
Bruce L. Adams
Larry J. Croft
Mark L. Dalton
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber

DIRECTORS EMERITI
Robert E. Dalton
Edward Kosa
John G. Kuster
Robert J. Landy, Esquire
Robert G. Messinger
Wilber Wagner

DIRECTORS
R. Lowell Coolidge, Esquire
  Chairman of the Board
Carol J. Tama
  Vice Chairman of the Board
Bruce L. Adams
Larry J. Croft
Mark L. Dalton
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esquire
William D. VanEtten
Richard E. Wilber
  President
  Chief Executive Officer
OFFICERS
Administrative Services
Cynthia T. Pazzaglia
    Assistant Vice President
    Administrative Division Manager
    Human Resources Manager
Audit/Compliance
V. Guy Abell
    Auditor
Karen R. Jacobson
    Assistant Auditor/Security Officer
Banking Services
Terry B. Osborne
    Executive Vice President
    Secretary, Citizens Financial Services, Inc.
Jerald J. Rumsey
    Senior Vice President
    Credit Services Manager
Valerie S. Davis
    Assistant Credit Services Manager
Allan K. Reed
    Assistant Vice President
    Branch Administrator
Chester L. Reed
    Commercial Services Officer
Robert P. Fitzgerald
    Calling Officer
Pamela A. Baldwin
    Appraiser
Wendy L. Southard
    Marketing Coordinator
Finance/Control
Thomas C. Lyman
    Assistant Vice President
    Treasurer, Citizens Financial Services, Inc.
    Finance/Control Division Manager
Randall E. Black
    Controller
    Asst. Treasurer, Citizens Financial Services, Inc.
Operations
William W. Wilson
    Vice President
    Operations Division Manager
Joanne W. Marvin
    Banking Operations Manager
Trust and Investment Services
Philip A. Prough
    Trust and Investment Services Officer
Jean A. Knapp
    Trust Administrator
Sara J. Roupp
    Trust Administrator

<55>
___________________________________________________________________________
GRAPHIC OMITTED: First Citizens National Bank MasterMoney Card, bottom left of page, approximately 1.5 inches length by 2.5 inches wide]
___________________________________________________________________________
Bank-By-Phone
24 Hour Banking
1-888-HLP-FCNB
(1-888-457-3262)
or
662-3874
___________________________________________________________________________
[MAC LOGO OMITTED]
___________________________________________________________________________
24 Hour Automated Teller
Blossburg, Mansfield
Mansfield University
Weis Market
Solders and Sailors Memorial Hospital
Wellsboro, Genesee, Ulysses, Sayre
Gillett
___________________________________________________________________________
COMMUNITY OFFICES
Toll free to all locations: 800-326-9486

MANSFIELD                   570-662-2121
15 South Main Street
Mansfield, PA 16933         FAX 570-662-3278
Local Board
William J. Smith
  Chairman
Anthony D. Fiamingo
Shari L. Johnson
Stephen A. Saunders
William J. Waldman
Officers
Shari L. Johnson
  Office Manager
Michele E. Litzelman
  Customer Service Counselor
Kristina M. Payne
  Customer Service Counselor

BLOSSBURG                   570-638-2115
300 Main Street
Blossburg, PA 16912         FAX 570-638-3178
Local Board
Thomas R. Phinney
  Chairman
Terrance M. Asalone
George D. Lloyd
Susan M. Signor
William D. Zwicharowski
Officers
Terrance M. Asalone
  Assistant Vice President
  Office Manager
Alisha M. Fitch
  Customer Service Counselor

ULYSSES                    814-848-7572
502 Main Street
Ulysses, PA 16948          FAX 814-848-7633
Local Board
Ronald G. Bennett
  Chairman
D. Thomas Eggler
Jerry R. McCaslin
Phillip D. Vaughn
James A. Wagner
Officers
Phillip D. Vaughn
  Assistant Vice President
  Office Manager
L. Abbie Lerch
  Customer Service Counselor

GENESEE                    814-228-3201
391 Main Street
Genesee, PA 16923          Fax 814-228-3395
Local Board
E. Gene Kosa
  Chairman
William R. Austin
John K. Hyslip
Stephen B. Richard
Dennis C. Smoker
Officers
William R. Austin
  Assistant Vice President
  Office Manager
Christine M. Miller
  Customer Service Counselor

SAYRE                       570-888-6602
306 West Lockhart Street
Sayre, PA 18840             FAX 570-888-3198
Local Board
Joseph P. Burkhart, Jr.
  Chairman
Blaine W. Cobb, MD
R. Joseph Landy, Esquire
William A. Richetti
Michael J. Yanuzzi
Officers
William A. Richetti
  Assistant Vice President
  Office Manager
Antoinette G. Tracy
  Customer Service Counselor

TROY                        570-297-4131
103 West Main Street
Troy, PA 16947              FAX 570-297-4133
Local Board
Lyle A. Haflett
  Chairman
Thomas A. Calkins, III
Richard H. Packard
David E. Carlson
Donald D. White
Office Manager
David E. Carlson
  Assistant Vice President

WELLSBORO                    570-724-2600
99 Main Street
Wellsboro, PA 16901          FAX 570-724-4381
Local Board
William A. Hebe, Esquire
  Chairman
Timothy J. Gooch, CPA
James K. Stager
Jeffrey L. Wilson
Officers
Jeffrey L. Wilson
  Assistant Vice President
  Office Manager
Marsha B. Jones
  Customer Service Counselor

CANTON                       570-673-3103
29 West Main Street
Canton, PA 17724             FAX 570-673-4573
Local Board
Roger C. Graham, Jr.
  Chairman
William F. Watkins
Christopher S. Landis
Marilyn I. Scott
David L. Wright
Office Manager
Christopher S. Landis
  Assistant Vice President
Catherine O. Casiello
  Customer Service Counselor

GILLETT                     570-596-2679
P.O. Box 125
Gillett, PA 16925           FAX 570-596-4888
Local Board
Forrest M. Oldroyd
Helen Kay Shedden
Office Manager
Helen Kay Shedden
  Assistant Vice President

WEIS MARKET                 570-724-4644
201 Weis Plaza
Wellsboro, PA 16901         FAX 570-724-1842
Officers
Carol L. Strong
  Sales Manager
Richard A. Pino, II
    Assistant Sales Manager

<56>
___________________________________________________________________________
[GRAPHIC OMITTED: Silhouette of colonial rider on horseback, left side of page, approximately 2.25 inches by 2 inches wide]
___________________________________________________________________________
[FDIC EQUAL HOUSING LENDER LOGO OMITTED]
___________________________________________________________________________
MISSION STATEMENT

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

ANNUAL MEETING

The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at the Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 20, 1999, at 12:00 noon.

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

TRANSFER AGENT
                 Citizens Financial Services, Inc.
                 15 South Main Street
                 Mansfield, PA 16933
                 Telephone: 570-662-2121 / 800-326-9486

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