Form 10-K, Exhibit 13
period 2000-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2001-03-21
CIK 739421

 [COVER]

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of new bank lobby showing computer cafe, teller line, and marketing brochure rack with seven employees "staged" doing transactions]

__________________________________________________________________________________________

CITIZENS FINANCIAL SERVICES

2000 Annual Report

[PAGE ]

2000
A Year of Building

Letter from the President 2
Coffee, Computer and Concierge 4
New Financial Services 5
Twenty Employees Honored 6
Putting "Community" Back in Banking 7
Profile of the Twin Tiers 9
Financial Highlights 11
Consolidated Balance Sheet 13
Consolidated Statement of Income 14
Changes in Stockholders' Equity 15
Consolidated Statement of Cash Flows 16
Notes to Consolidated Financial Statements 17
Report of Independent Auditors 35
Selected Financial Data 36
Management's Discussion and Analysis 38
Directors, Officers and Community Offices 54

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Bruce Adams, deceased corporate board member, In Memoriam, left side of page, approximately 1.5 inches wide by 2.5 inches length]

__________________________________________________________________________________________

In Memoriam

Fellow board directors, local board members and staff of First Citizens National Bank will long remember the contributions and support of Bruce L. Adams of Genesee, who died June 8, 2000 at the age of 63.

Mr. Adams became a local board member in the Genesee area in 1979 and was elected to the corporate board in 1991. He served on both boards until his death. He was the owner of the Bru C'el Distributing Co., Inc., Genesee, a family business distributing food products to area stores. His dedication will be greatly missed.

[PAGE 2]

Letter to Our Shareholders, Customers and Employees

You may recall that the theme of last year's annual report was "Blueprints for a New Century." That report said, "Blueprints are created when people put their heads together and say - let's build something new, let's create our future." I would submit that 2000 was the greatest "building" year our corporation has ever experienced because:

  On October 27, 2000 we added $81 million in deposits and $28 million in loans from the six Bradford County community offices acquired from Sovereign Bank.
  We opened our new office at the Wal-Mart Superstore in Mansfield on August 16, 2000.
  We began two major construction projects - an expansion of our operations center, as well as construction of a new building to house the Mansfield community office, Investment and Trust Services group and other administrative offices.

Undertaking any one of these projects would be significant. The fact that all three happened in one year is evidence of our commitment to grow this corporation - not only in terms of geographic presence, but also opportunities to enhance long-term financial performance.

Financial Performance

This year's fourth quarter financial performance was impacted in significant ways by the "building" programs mentioned above. The most significant financial impact resulted from the acquisition of six Bradford County community offices. Let me point out three factors that caused lower earnings in the fourth quarter:

  As a result of acquiring a $30 million loan portfolio from Sovereign Bank, we increased the provision for loan losses by a one-time change of $210 thousand bringing the allowance for loan losses to 1.06% of total loans outstanding.
  We had one-time expenses totaling $250 thousand associated with the purchased branches (expenses for investment banking, legal and accounting fees as well as assistance for data processing conversion and various other professional services).
  We experienced a $152 thousand increase in expense due to the amortization of goodwill and core deposit intangibles (an ongoing non-cash charge resulting from the application of purchase accounting principles).

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Richard E. Wilber, President, at the Computer Cafe in the new downtown Mansfield facility right side of page, approximately 3.5 inches wide by 5 inches length]

__________________________________________________________________________________________

The net result of these three items was a $443 thousand reduction in net income (net of tax expense) for the fourth quarter as well as the full year. Had it not been for these expenses, our fourth quarter net income would be close to $905 thousand. In a similar manner, these same expenses impacted full year earnings for 2000 and, had it not been for such expenses, net income would be $3.73 million versus $3.55 million in 1999.

Growth of the corporation was significant (primarily due to the branch acquisition) as total assets surpassed $413 million or 21% over year end 1999. Total deposits and total loans increased 29% and 14% respectively. Total stockholders' equity increased to $30.5 million - 13% higher than one year ago.

[PAGE 3]

Operating and Strategic Initiatives

In 1999 we engaged the services of a number of consultants that allowed us to significantly improve our sales skills, performance appraisal system, as well as our approach to incentive compensation. Each of these initiatives, although off to a great start, will require ongoing leadership support and refinement.

Our Internet banking service, unveiled in November 1999, has been very well received with over 2,100 customers signed up. In the fourth quarter we averaged nearly 100 new customers each month. Business customers are utilizing the "cash management" feature which provides for payroll distribution, wire transfers, and integration with financial software such as Microsoft Money, etc. This presents very strong evidence of the increasing demand for this technology-based delivery method.

Building Programs

Three building projects were undertaken in 2000. First was the construction of a new full service office in the Wal-Mart Supercenter which was completed and open for business on August 16, 2000. This new office will significantly increase customer convenience since Wal-Mart draws its customers from such a large area.

The Operations Center has been completed and we expect to move Data Processing and Operations personnel into this facility in early March 2001. This facility was expanded from 6,000 to 12,000 square feet and will provide significant efficiencies for departments that were spread among different areas (upstairs and downstairs) in the Mansfield facility.

The new Mansfield building is expected to be available for occupancy in early March 2001. Once we occupy the new building, we will demolish the existing building and finish construction of the new main entry. Final completion of the Mansfield facility is expected in June 2001. It is very exciting to see the new facility take shape. I believe it is not only very beautiful, but much more functional.

Focus on the Future

As we look to 2001, we continue to "build." We are very actively creating the infrastructure for new investment, brokerage, mutual fund and related services. By the third quarter, we expect to have all the pieces put together for the public introduction to such services. This is a very exciting venture that will add significant depth to our "financial menu" and truly create a full array of financial services that customers previously had to find elsewhere.

We also want to strengthen our relationship with the many new customers in Bradford County. These customers have gone through so many corporate name changes that they may not fully recognize our true "community bank" style of banking. In recent years, many of their financial relationships have been parceled among numerous banks and this has, I'm sure, caused them much hardship (their loans may have been sold, automatic deposits or payments on loans discontinued, etc.). Our mission is to rebuild their support and loyalty toward First Citizens National Bank. We welcome this opportunity and are encouraged because of the very capable employees who have been so dedicated to these customers. As I stated last year, "Customers rarely select or remain with a bank because of its name or fancy building. They continue to do business based on the people they trust."

I believe our future is bright. My optimism is based largely on the enthusiasm and dedication shown by all employees and directors during this past year. We are truly committed to what I mentioned in my opening paragraph - following a blueprint where "people are putting their heads together and creating our future."

As a final thought, I have found shareholders to be great ambassadors of this corporation. Such shareholder loyalty and support are instrumental to our success. Please continue to encourage others to utilize First Citizens National Bank whenever the opportunity arises.

Sincerely,

Richard E. Wilber
President

[PAGE 4]

Coffee, Computer - and Concierge

Concierge is a French word dating back to 1697 and is believed to come from the Latin word for servant. It often refers to a person who assists hotel customers with specific problems. Beginning this year, it also means "a person who helps customers of First Citizens National Bank".

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Shari Johnson and Jeanie Seeley at the new Computer Cafe, left side of page, approximately 4.5 inches wide by 4 inches length]

__________________________________________________________________________________________

Having observed firsthand the effectiveness of a concierge at a bank in Michigan, First Citizens president Richard E. Wilber and Mansfield Office Manager Shari Johnson became excited about the new level of customer service that such a role could offer. When designing the new Mansfield offices, the bank made certain that the lobby would support the concierge concept.

Customers entering the main lobby of the new building will be greeted just inside the door by customer relations representative Jeanie Seeley and other staff members. Gone are the days when customers might timidly approach a teller to ask how they could apply for a loan, or where they might find a certain staff member. As they flash welcoming smiles, the staff at the concierge desk will devote themselves to assisting customers with any request or need. Indeed, by one broad definition, a concierge is simply a person who helps with any need expressed by their clients, so long as the request is legal, ethical and appropriate.

One of those needs might be for a cup of coffee. A "Computer Cafe" will occupy the center of the new lobby and it will offer free cups of a gourmet coffee blend bearing the bank's own label. As they sip their coffee, the customer - with help from the concierge staff, if needed - might try out the bank's Internet banking facility, or even check the latest financial news on the Wall Street Journal web site. Two computer workstations, one at each end of the cafe counter, will be available for public use at all times, and the latest financial magazines will be there as well.

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of our coffee bag, "Banker's Blend Just For You," left side of page, approximately 1.5 inches wide by 3 inches length]

__________________________________________________________________________________________

The new Mansfield lobby also sports several large TV monitors near the teller area, displaying news, weather financial highlights and special bank announcements through the Inlighten closed-circuit information service. Some of the content is national and international, while other content is prepared by the bank's own staff.

Over the next year or two, First Citizens hopes to incorporate these concepts in other community offices where such additions are physically possible, according to bank president Richard E. Wilber.

Deposit accounts and lending staff who once occupied their own offices will give up those personal spaces in favor of shared offices, with a new mission of mingling with customers in the relaxed atmosphere of the cafe and the lobby. It's all in the interest of delivering the best within two worlds: technology and customer service. The bank calls it "hi-tech, hi-touch", and Shari Johnson and her staff are excited about the possibilities.

"The two worlds can mesh right here," she says.

[PAGE 5]

More Than a Bank

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Dave Poch, Investment and Trust Services Divsion Manager, left side of page, approximately 2.5 inches wide by 4 inches length]

__________________________________________________________________________________________

With the role of banks changing, First Citizens National Bank is launching a whole raft of new financial services that will help rewrite the definition of banking throughout its market area. Starting in 2001, First Citizens will offer a full range of "non-deposit products" that formerly could only be handled by securities and other non-banking firms.

David Poch, former senior vice president and trust division manager for a large Williamsport bank, was hired by First Citizens in March 2000 to lead the bank's ventures into this exciting area of mutual funds, annuities, insurance and other uninsured non-deposit products.

What is coming, he says, is nothing less than "complete change in the culture of a bank". No longer hog-tied by the laws and regulations that prevented banks from offering these additional services, banks can focus on what their customers really need. "It gives us the opportunity to look at the market and say, 'What are the needs of the people we serve'," Poch says.

To provide a full range of these new brokerage and insurance services, First Citizens has teamed up with Invest Financial Corporation, a national broker/dealer firm based in Tampa, Fla. which has annual sales of $6 billion. An intensive program has begun to ensure that staff throughout the bank's recently-enlarged service area will have appropriate licensing and training. Between 30 and 40 employees will gain their insurance licenses; at least 20 will obtain their "Series 6" licenses to work as investment company representatives; and 3 will qualify for the more extensive "Series 7" license. (For legal reasons, First Citizens must make it clear that it is not officially affiliated with Invest, and that the securities and insurance products offered through Invest are neither insured nor guaranteed in any way by the bank.)

During the decades of tight regulation that date back to the Great Depression, Poch says banks often had to try to fit a round peg in a square hole - they were constrained to directing customers to standard deposit accounts. With deregulation, banks can help customers take advantage of a much wider range of investments and services. Many of these products bring the possibility of greater return. Of course, risk may also be higher.

"It's extraordinarily important that people understand what is insured and what is not," says Poch. Federal regulations require the new services to be offered in spaces that are physically separate from areas handling federally-insured accounts and other banking services. In the new First Citizens offices in downtown Mansfield, the Investment and Trust Services Division has its own entrance. In addition, there will be a separate "broker's office" in the retail branch. To protect the reputation it has built in more conservative deposit and investment accounts, Poch says First Citizens will help customers look at their own "risk tolerances" so they can choose the most appropriate option from the bank's exciting new range of investment opportunities.

[PAGE 6]

First Citizens Honors 20 Employees

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Chris Landis being presented with the Employee of the Year plaque from Richard E. Wilber,left side of page, approximately 2.5 inches wide by 3 inches length]

__________________________________________________________________________________________

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Emma Arnold being presented with the Employee of the Yea plaque from Richard E. Wilber, left side of page, approximately 2.5 inches wide by 3 inches length]

__________________________________________________________________________________________

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Terry Osborne, Kathy Swain, Linda Nowak, Joanne Marvin, Karen Jacobson, Mary Warner, Faye St. John, Carolyn Honeyfield, Valerie Davis, Philip Vaughn, Irene Douglass, Dot Rakoski and Paula Johnson recognized in 2000 for their years of service to First Citizens, bottom of page, approximately 5.5 inches wide by 3 inches length]

__________________________________________________________________________________________

In recognition of the important role that staff play in the bank's success, First Citizens National Bank honored more than 20 employees at a Christmas party near the end of 2000.

Named as employees of the year were Christopher S. Landis, assistant vice president and office manager at the Canton office, and Emma J. Arnold, platform operations specialist. President Richard E. Wilber praised them both for their "outstanding dedication, professional attitude and concern for their customers and fellow employees." Recognized for 30 years of service were Karen Jacobson, training officer, and Joanne Marvin, deposit operations manager. Terry Osborne, executive vice president and banking services division manager, was recognized for 25 years. Marking 20 years of service were Paula Johnson, customer service representative, Blossburg; Linda Nowak, TeleServices supervisor; Jean Knapp, trust officer; and Beth Pfleegor, customer service representative, Mansfield.

Recognized for 15 years were Irene Douglass, customer service representative, Ulysses; Dot Rakoski, customer service representative, Mansfield; and Kathy Swain, customer service counselor, Troy. Ten years of service were noted for Valerie Davis, assistant credit services manager; Phil Vaughn, assistant vice president and office manager, Ulysses; and Sandra Smith, accounting service representative.

For five years of service, the following were recognized: Bill Cook, accounting service representative; Carolyn Honeyfield, marketing secretary; Connie Hopper, customer service representative, Wellsboro; Mary Warner, customer service counselor, Mansfield; Faye St. John, customer service counselor, Wellsboro; and Kip Carlson, assistant vice president and business development officer.

[PAGE 7]

Communities Put "Community" Back into Banking

The recent acquisition of six community offices in Bradford County presented challenges and opportunities for First Citizens staff. Reports from local staff indicate that the conversion of the former Sovereign branches went well, customer retention is high and many staff and customers alike are pleased to become part of a smaller, community bank.

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Kathy Webster, Office Manager att he Millerton office, left side of page, approximately 3.5 inches wide by 5 inches length]

__________________________________________________________________________________________

"We think it's been great. We're just so pleased," says Debra Edsell, office manager at LeRaysville, at the eastern-most edge of the newly acquired area. When she and her staff were part of an ever-changing series of big-city banks, "we were used to calling and fighting with someone for something, and maybe we'd get it three weeks later." First Citizens, she says, has returned lending authority and other decision-making to the local offices, enabling her to serve LeRaysville customers better than ever.

"There weren't the major conversion issues like some of the previous transitions," says Kathy S. Webster, manager at the Millerton office, located along Route 328, just a stone's throw from the New York state line. "I was excited personally, because it's going back to more of a local bank." She adds that the change has been received "very well" by area residents and lobby traffic is "really up" since the change of ownership.

With no less than 7 ownership and name changes in less than 20 years, most of the Bradford County offices managed to provide some degree of banking continuity through the sheer hard work and strong community relationships of their faithful staff. When First Citizens took over the Sovereign branches, the staffing remained the same with only two or three exceptions.

Cathy C. Pientka, office manager of the new Sayre Keystone office, went through nearly all those ownership changes and she acknowledges that each "takes a little piece of you." But she has good words for the "responsive support we received from (the bank's) back-office people - that was a breath of fresh air for us." She praises her staff, saying customers "love the people who wait on them on a day-by-day basis." She likes First Citizens' long track record of independence as a community bank, and is quick to point to that record when customers worry out loud about the duration of this latest change.

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of the time and temperature clock in Troy soon to be restored to its longstanding location, left side of page, approximately 1 inche wide by 2. inches length]

__________________________________________________________________________________________

The acquisition of the former Sovereign branches added two more offices in Sayre, bringing the total to three, so in February 2001, the bank closed the Desmond Street office and consolidated operations at the Keystone and Lockhart Street offices. The closing was a disappointment to some, but was necessary because "the economics made sense," Cathy says.

With several other area banks currently going through transitions of their own, the Sayre offices have opportunities to regain some business they lost in earlier transitions, she adds.

[PAGE 8]

According to Troy office manager Suzanne Putnam, things have generally gone smoothly in Troy, too, where the original First Citizens office has closed and staff have merged with the staff of the century-old former Sovereign building across the street. A community outcry did erupt when the time and temperature clock was removed, even though the removal was actually arranged by Sovereign as their presence in Troy ended. First Citizens management heard the community pleas and agreed to spend the money necessary to return this community landmark to its prominent spot at the corners of Route 6 and 14.

Like many First Citizens staff, Suzanne is active in the community, serving as vice chair of the Troy Chamber of Commerce. Reflecting on her years with the string of seven banks before First Citizens, Suzanne says it was "a little hard" working with corporate staff based in New Jersey or Philadelphia. "It's so much easier when you have a board with local decision-making," she adds.

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of Judy Burleigh, Jennifer Ayers and Pam Beers of the new Towanda office, left side of page, approximately 5 inches wide by 3.5 inches length]

__________________________________________________________________________________________

In Towanda, Judy Burleigh has worked in banking for 20 years. "We're back to being a local, community bank," she says. First Citizens is "very community minded," she notes, "and is interested in helping financially." She promotes community causes by serving on several local business and civic associations.

As proof of First Citizens' commitment to community banking with strong local oversight, steps are under way to establish local boards for the offices in the new communities involved in the recent acquisition. Previously, there were none. Richard E. Wilber, president, says the First Citizens board has always had a strong conviction for community banking and will continue to steer a course that looks out for the best interests of local customers, employees and shareholders.

Customers Give First Citizens A Healthy Share of the Market

Reports of deposits held in 2000 by federally-insured banks show that First Citizens enjoys a 59 percent share of the market in the greater Mansfield area, where four other banks also have branches.

In Blossburg/Canton, First Citizens also holds the top spot, with nearly 44 percent of the market. Looking only at Canton, the share held by First Citizens is nearly 62 percent. If the market is enlarged to include Canton, Troy and Gillett, the recently-merged Troy offices hold 23 percent of deposits, putting First Citizens in third place.

The share held by First Citizens in Bradford County is 22 percent, putting the bank in second place among eight banks. In Sayre, the share held by First Citizens offices is 28 percent, placing it second among five banks operating in that area. In Ulysses, First Citizens holds 22 percent, ranking second among 6 competing branches.

In the Genesee/Wellsville area, First Citizens ranks 6th among 10 branches, with 8 percent of market share.

The Wellsboro office of First Citizens ranks third in that area, with 14 percent of the market share. The new First Citizens office at Millerton holds approximately 7 percent of the market in the Millerton/Lawrenceville/Tioga/Southport area.

[PAGE 9]

__________________________________________________________________________________________

[GRAPHIC OMITTED: Photograph of the Twin Tiers showing where the offices of First Citizens National Bank are located, top 1/3 of page approximately 7 inches wide by 6 inches length]

__________________________________________________________________________________________

Home to 412,000 Citizens - and First Citizens National Bank

First Citizens is the leading lender of mortgages and holds approximately one-third of the market share in the three Pennsylvania counties where its offices are located. Customers from seven counties of the Twin Tiers look to First Citizens for dependable, community banking.

Residents of the Twin Tiers often point to the fact that this area combines the best of two worlds: The charm and community friendliness of rural living, and the amenities, culture and employment opportunities of larger towns and cities.

With a strong streak of self-reliance and independence, residents expect their institutions to take a similar approach. And that's exactly what they find in First Citizens: a bank with a long history of local control and hometown service.

Demographic data for the Twin Tiers shows the important role that service and manufacturing industries play throughout the region. Though the overall population changed very little during the 1990s, the counties in Pennsylvania's Northern Tier experienced modest increases.

The diversity of the area can be seen by comparing Potter County (PA) and Chemung County (NY). The former has a population density of just 15 people per square mile, while the county containing Elmira has a density of 233 people per square mile.

With the acquisition of additional Bradford County offices in 2000, First Citizens has expanded its ability to serve the citizens of northern Pennsylvania and southern New York, and is better positioned than ever to help advance the economic wellbeing of communities throughout the seven counties in its prime market area.

First Citizens is proud to call the Twin Tiers "home", and will continue to work hard to deliver banking and financial services that meet the needs of Twin Tiers residents, businesses and organizations.

[PAGE 10]

__________________________________________________________________________________________

[GRAPHIC OMITTED: Watermark silhouette fo colonial rider on horseback]

__________________________________________________________________________________________

[PAGE 11]

Financial Highlights

[PAGE 12]

Financial Highlights-continued

__________________________________________________________________________________________

[GRAPHIC OMITTED: Six bar charts depicting: 1. total assets, 2. net income, 3. stockholders' equity, 4. deposits, 5. net loans, and 6. cash dividends paid, each from 1996 to 2000. Tabular representation of thos graphs are set forth as follows:

TOTAL ASSETS

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $282,810    $294,811   $313,564   $340,779   $413,332

NET INCOME

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $3,003      $3,832     $3,489     $3,553     $3,208

STOCKHOLDERS' EQUITY

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $22,904     $25,923    $28,598    $27,082    $30,549

DEPOSITS

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $240,177    $256,783   $274,193   $284,318   $367,785

NET LOANS

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $180,418    $189,910   $203,583   $229,159   $260,209

CASH DIVIDENDS PAID

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $1,187      $1,596     $1,449     $1,567     $1,660]

__________________________________________________________________________________________

[PAGE 13]

Consolidated Balance Sheet

[PAGE 14]

Consolidated Statement of Income

[PAGE 15]

Consolidated Statement of Changes in Stockholders' Equity

[PAGE 16]

Consolidated Statement of Cash Flows

[PAGE 17]

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Citizens Financial Services, Inc. (individually and collectively, the "Company") is a Pennsylvania corporation organized as the holding company of its wholly-owned subsidiary, First Citizens National Bank (the "Bank"). The Bank is a national banking association headquartered in Mansfield, Pennsylvania and operating fifteen full-service banking offices in Potter, Tioga and Bradford counties. The Company provides a comprehensive range of services including consumer loans, residential real estate loans, commercial loans, and loans to various state and municipal entities. Deposit programs encompass the full range of consumer as well as commercial checking and savings accounts. Deposit products include certificates of deposit and individual retirement accounts. A comprehensive menu of trust and investment services is also available. The Company's principal sources of revenue are derived from its loan and investment portfolios. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

INVESTMENT SECURITIES

Investment securities are classified as one of the three following types:

Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2000 and 1999.

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2000 and 1999.

Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity or trading securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income tax effect.

The amortized cost of investment in debt securities is adjusted for amortization of premiums and accretion of discounts, computed by a method that results in a level yield. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

[PAGE 18]

Notes to Consolidated Financial Statements - continued

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

LOANS

Interest on all loans is recognized on the accrual basis based upon the principal amount outstanding. The accrual of interest income on loans is discontinued when, in the opinion of management, there exists doubt as to the ability to collect such interest. Loans are returned to the accrual status when factors indicating doubtful collectibility cease to exist.

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

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value; or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one- to four-family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-

[PAGE 19]
case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

OTHER ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Included in other assets at December 31, 2000 and 1999 is $7,417,000 and $460,000, respectively, of goodwill that is being amortized using the straight-line method over 15 years.

Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Included in other assets at December 31, 2000 and 1999 is $2,373,000 and $159,000, respectively, of core deposit intangibles which are being amortized on a straight-line basis over 5 1/2 to 6 years.

The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis and permanent declines in value, if any, are charged to expense.

INCOME TAXES

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement, and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period.

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

[PAGE 20]

Notes to Consolidated Financial Statements - continued

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

COMPREHENSIVE INCOME

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

TREASURY STOCK

The purchase of the Company's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a last-in-first-out basis.

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

EARNINGS PER SHARE

Earnings per share are calculated on the weighted average of common shares outstanding during the year. The number of shares used in the earnings per share computations presented was 2,775,050, 2,820,651 and 2,827,409 for 2000, 1999 and 1998, respectively. The Company has no dilutive securities.

RECLASSIFICATION

Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders' equity.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $4,649,000 and $2,648,000 at December 31, 2000 and 1999, respectively. Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 2000 and 1999, were as follows (in thousands):

[PAGE 21]

Proceeds from the sale of securities available-for-sale during 2000, 1999 and 1998 were $10,717,000, $24,225,000 and $23,243,000, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

Investment securities with an approximate carrying value of $57,643,000 and $45,837,000 at December 31, 2000 and 1999, respectively, were pledged to secure public funds and certain other deposits as provided by law.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated carrying value of debt securities at December 31, 2000, by contractual maturity, are shown below (in thousands).

[PAGE 22]

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

Major classifications of loans are as follows (in thousands):

At December 31, 2000 and 1999, net unamortized loan fees and costs of $845,000 and $857,000, respectively, have been deducted from the carrying value of loans.

The Company had nonaccrual loans, exclusive of impaired loans, of $488,000 and $421,000 at December 31, 2000 and 1999, respectively. Interest income on loans would have increased by approximately $39,000, $149,000 and $298,000 during 2000, 1999 and 1998, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the years ended December 31, is as follows (in thousands):

Transactions in the allowance for loan losses were as follows (in thousands):

[PAGE 23]

The following is a summary of the past due and nonaccrual loans as of December 31, 2000 and 1999 (in thousands):

5. PREMISES & EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

Depreciation expense amounted to $737,000, $667,000, and $652,000 for 2000, 1999, and 1998, respectively.

6. DEPOSITS

Certificates of deposit of $100,000 or more amounted to $29,836,000 and $25,804,000 at December 31, 2000 and 1999, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,612,000, $1,491,000, and $1,504,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Following are maturities of certificates of deposit as of December 31, 2000 (in thousands):

[PAGE 24]

7. BORROWED FUNDS

(a) Securities sold under agreements to repurchase mature within one to five years. The carrying value of the underlying securities at December 31, 2000 and 1999 was $15,548,000 and $4,447,000, respectively.

(b) TT&L borrowings consist of notes issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

(c) FHLB Advances consist of an 'Open RepoPlus" agreement with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. The Company has a borrowing limit of $40,000,000, exclusive of any outstanding advances. Although no specific collateral is required to be pledged for the Open RepoPlus borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans. At December 31, 2000 and 1999, the approximate carrying value of collateral was $79,758,000 and $63,079,000, respectively.

(d) Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

(e) Interest rate floats monthly based on the 1 month LIBOR +1.75, the interest rate was 8.30% at December 31, 2000.

(f) Interest rate floats monthly based on the 1 month LIBOR +.02, the interest rate was 6.49% at December 31, 1999.

(g) Interest rate is fixed for three years at which time FHLB has the option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 5.96% at December 31, 1999.

[PAGE 25]

During 1998, the Company retired term loans with the FHLB prior to their stated maturity. The retirement resulted in the Company incurring a prepayment penalty of $141,000, net of income tax of $72,000, which is reported as an extraordinary item in the Consolidated Statement of Income.

Following are maturities of borrowed funds as of December 31, 2000 (in thousands):

8. LEASES

The Company is committed under two noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2000, are as follows (in thousands):

Total rental expense for all operating leases for 2000, 1999, and 1998 amounted to $40,000, $40,000, and $50,000, respectively.

9. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory, defined-benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company's funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 10,303 shares of the Company's common stock at December 31, 2000 and 1999.

[PAGE 26]

The following table sets forth the change in plan assets and benefit obligation at December 31 (in thousands):

Assumptions used in determining net periodic pension cost are as follows:

Net periodic pension cost includes the following components (in thousands):

The Company also has a profit-sharing plan, covering substantially all employees, which provides tax-deferred salary savings to plan participants. The Company's contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company's profit-sharing contribution is determined by the Board of Directors on a discretionary basis. The Company's contributions for 2000, 1999, and 1998 were $49,000, $85,000, and $128,000, respectively.

[PAGE 27]

10. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

The following temporary differences gave rise to the net deferred tax assets (liabilities) at December 31, 2000 and 1999 (in thousands):

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

[PAGE 28]

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

12. REGULATORY MATTERS

Dividend Restrictions:

The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank's net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2001 without approval of the Comptroller of the Currency of approximately $2,398,000, plus the Bank's net income for 2001.

Loans:

The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2000, the regulatory lending limit amounted to approximately $3,263,000.

Regulatory Capital Requirements:

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized", it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2000 and 1999, the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as adequately capitalized and well capitalized, respectively under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5% respectively.

[PAGE 29]

The following table reflects the Company's capital ratios at December 31 (in thousands):

At December 31, 2000, the Bank's Total capital and Tier I ratios were 8.72% and 7.63%, respectively, and Tier I capital to average assets was 5.23%. At December 31, 1999, the Bank's Total capital and Tier I ratios were 13.11% and 12.04%, respectively, and Tier I capital to average assets was 8.09%.

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

13. OFF-BALANCE-SHEET RISK

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

Financial instruments whose contract amounts represent credit risk at December 31, 2000 and 1999, are as follows (in thousands):

	2000	1999
Commitments to extend credit	$27,361	$27,065
Standby letters of credit	1,251	2,337

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

[PAGE 30]

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

The estimated fair values of the Company's financial instruments are as follows (in thousands):

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the

[PAGE 31]

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

The deposits' fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

Borrowed Funds:

Rates available to the Company for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of borrowed funds.

[PAGE 32]

15. BRANCH ACQUISITIONS

On October 27, 2000, the Bank acquired the Millerton, Troy, Sayre, Towanda and LeRaysville banking offices of an unaffiliated institution. This acquisition included retail core deposits of $81,122,000, loans of $28,027,000 and certain fixed assets. The transaction was accounted for under the purchase method and the bank recorded $9,431,000 as intangible assets. The consolidation results include the operations of the acquired banking offices from the date of acquisition.

16. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

[PAGE 33]

[PAGE 34]

17. CONDENSED QUARTERLY DATA

[PAGE 35]

Report of Independent Auditors

To the Stockholders and Board of Directors of Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Wexford, PA
February 9, 2001

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

[PAGE 36]

Selected Financial Data

FIVE YEAR SUMMARY OF OPERATIONS

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

[PAGE 37]

TRUST AND INVESTMENT SERVICE FUNDS UNDER MANAGEMENT (MARKET VALUE)

The following graph shows trust department asset growth over the past five years.

__________________________________________________________________________________________

[GRAPHIC OMITTED: One bar chart depicting trust assets. Tabular representation of thos graphs are set forth as follows:

TRUST ASSETS

(Dollars in Thousands)

  1996        1997       1998       1999       2000

    $51,527     $66,104    $69,095    $73,012    $72,225]

__________________________________________________________________________________________

[PAGE 38]

Management's Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY STATEMENT

Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Citizens Financial Services, Inc., First Citizens National Bank or the combined company. When we use such words as "believes", "expects", "anticipates" or similar expressions, we are making forward-looking statements.

INTRODUCTION

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Citizens Financial Services, Inc., a bank holding company and its subsidiary (the company). Our company's consolidated financial condition and results of operations consist almost entirely of our wholly owned subsidiary's (First Citizens National Bank) financial conditions and results of operations. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes. Except as noted, tabular information is presented in thousands of dollars.

Our company currently engages in the general business of banking throughout our service area of Potter, Tioga and Bradford counties in North Central Pennsylvania and Allegany, Steuben, Chemung and Tioga counties in Southern New York. We maintain our central office in Mansfield, Pennsylvania. Presently we operate banking facilities in Mansfield, Blossburg, Ulysses, Genesee, Wellsboro, Troy, Sayre, Canton, Gillett, Millerton, LeRaysville, Towanda, Wellsboro Weis Market store and the Mansfield Wal-Mart Super center (opened August 2000). Our lending and deposit products and investment services are offered primarily within the vicinity of the service area.

Risk identification and management are essential elements for the successful management of the company. In the normal course of business, the company is subject to various types of risk, including interest rate, credit and liquidity risk.

Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the company. The company uses its asset/liability management policy to control and manage interest rate risk.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and purchasing of securities. The company's primary credit risk is in the loan portfolio. The company manages credit risk by adhering to an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the investment portfolio.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The company has established guidelines within its asset/liability policy to manage liquidity risk. These guidelines include contingent funding alternatives.

We note that many factors, some of which are discussed above and elsewhere in this document and in the documents we incorporate by reference, could affect the future financial results. These factors include, but are not limited to the following:

[PAGE 39]

  operating, legal and regulatory risks;
  economic, political and competitive forces affecting our banking, securities, asset management and credit services;
  risk that our analysis of these risks and forces could be incorrect and/or the strategies developed to address them could be unsuccessful.
Readers should carefully review the risk factors described in other documents our company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q filed by our company and any Current Reports on Form 8-K filed by us.

We face strong competition in the communities we serve from other commercial banks, savings banks, and savings and loan associations, some of which are substantially larger institutions than our subsidiary. In addition, personal and corporate trust services are offered by insurance companies, investment-counseling firms, and other business firms and individuals. We also compete with credit unions, issuers of money market funds, securities brokerage firms, consumer finance companies, mortgage brokers and insurance companies. These entities are strong competitors for virtually all types of financial services.

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

ACQUISITION

On October 27, 2000, the Bank acquired six full service offices in North Central PA from an unaffiliated institution. The offices are located in the communities of Millerton, Troy, Sayre, Towanda and LeRaysville. The purchase included $28 million in loans, $81 million in deposits and certain fixed assets associated with the offices. The consolidated results include the operations of the acquired banking offices from the date of acquisition. This purchase is referred to hereafter as "the Acquisition". During the first quarter of 2001, the Company has consolidated two of the newly aquired offices with our existing offices in those same communities.

TRUST AND INVESTMENT SERVICES

Investment Management and Trust Services:
Our Company offers a full range of Trust Department services from investment management to estate settlement. We can assist our clients in financial planning and help to determine if they would benefit from a Living Trust or if they need to plan for a trust under will. We have a variety of retirement plans available to suit an individual's needs including rollover IRAs. We manage money for a variety of different charitable and community organizations and we manage several foundations in which the income supports charitable organizations. For individual, family and community organizations we are able to tailor an account aimed at meeting financial goals.

Insurance and Investment Services through INVEST Financial Corp:
Through an agreement with INVEST Financial Corporation, member NASD/SIPC, a registered broker dealer, not affiliated with First Citizens National Bank, insurance and brokerage services are provided at our 15 South Main Street, Mansfield; Lockhart Street, Sayre; 2 West Main Street, Troy and 99 Main Street, Wellsboro offices. Securities and insurance products offered through INVEST are not insured by the FDIC; not a deposit or other obligation of, or guaranteed by any bank and subject to risks including the possible loss of principal amount invested.

[PAGE 40]

FINANCIAL CONDITION

The following table presents ending balances (dollars in millions), growth (reduction) and the percentage change during the past two years:

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $27,618,000 at December 31, 2000, as compared to $8,522,000 at December 31, 1999. The increase was the result of a surplus of investment in Federal Funds at the end of the year due primarily from the Acquisition. The surplus is temporary in nature.

We believe the liquidity needs of the company are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the investment and loan portfolios that mature within one year. These sources of funds will enable the company to meet cash obligations and off-balance sheet commitments as they come due.

INVESTMENTS

Our investment portfolio increased by $8.2 million or 8.9% in 2000, as compared to a decrease of $1.4 million in 1999. We were able to increase our investments primarily as the result of excess funds acquired with the Acquisition.

During 1997, 1998 and 1999, we sold U.S. Treasury notes to restructure the investment portfolio to improve our portfolio yield. We then reinvested the proceeds by purchasing AAA municipal bonds, investment grade corporate bonds and U.S. Agency mortgage backed securities.

The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 2000:

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2000, are shown below. Expected maturities, which include prepayment speed assumptions for mortgage-back securities, are significantly different than the contractual maturities detailed in Footnote 3 of the Consolidated Financial Statements.

[PAGE 41]

Yields on tax-exempt securities are presented on a fully taxable equivalent basis assuming a 34% tax rate.

Approximately 72% of the amortized cost of debt securities is expected to mature within five years or less.

Our company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank will be sufficient to meet future liquidity needs.

Our company has no securities from a single issuer representing more than 10% of stockholders' equity.

LOANS

Historically, our company's loan customers have been located in North Central Pennsylvania and the Southern Tier of New York. We originate loans primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers. We also do a limited amount of indirect loans through new and used car dealers in the primary lending area.

All lending is governed by a lending policy that is developed and maintained by us and approved by the Board of Directors. Our company's lending policy regarding real estate loans is that generally, the maximum mortgage granted on owner-occupied residential property is 80% of the appraised value or purchase price (whichever is lower) when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 80% of the current appraised value. The maximum term for mortgage loans is 25 years for one- to four-family residential property and 20 years for commercial and vacation property.

As shown in the following table, total loans grew by $31.6 million in 2000, or 13.6%, primarily as the result of the Acquisition. In addition, $0.5 million in conforming mortgage loans were originated and sold in the secondary market through the Federal Home Loan Mortgage Corporation, providing over $6,000 of income in origination fees and premiums on loans sold, compared to $2.5 million in loans originated and $21,000 of income in 1999. The reduced activity in loans sold was a result of our retention of more of the loans originated. Residential mortgage lending is a principal business activity and one we expect to continue by providing a full complement of competitively priced conforming, nonconforming and home equity mortgages.

Our company focuses its commercial lending activity on small businesses and our company's commercial lending officers have been successful in attracting new business loans, especially loans to state and political subdivisions.

The majority of lending activity has been mortgage loans secured by one- to four-family residential property. As of December 31, 2000, residential real estate and real estate construction loans made up 58.9% of our company's total loan portfolio.

Continuing in 2001, our company's primary goal is to be the premier mortgage lender in our market area, with our menu of conforming mortgages (including "jumbo" and low- to moderate-

[PAGE 42]

income homebuyer mortgages) through Farmers Home Administration (FmHA). The local economy continues to expand and the average unemployment rate has recently been approximately 4.3% (slightly higher than the state unemployment rate) up from 4% in 1999. Loan demand has been flat for residential mortgages and commercial loans. We believe that our continued training of branch office personnel (particularly in our newly acquired offices) and the focus on flexibility and fast "turn around time" will aid in growing our loan portfolio. (Also see the discussion in Footnote 4 of the Consolidated Financial Statements.)

Our loan portfolio is our predominant source of earning assets. The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2000, classified according to the sensitivity to changes in interest rates within various time intervals:

[PAGE 43]

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

The following tables indicate the level of non-performing assets over the past five years ending December 31:

We do not believe there are any other loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise that will result in losses or have a material impact on future operations, liquidity or capital reserves. We are not aware of any other information that causes us to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

[PAGE 44]

As detailed in Footnote 4 of the Consolidated Financial Statements and the above tables, total past due (90 days or more) and non-performing loans decreased 63% from December 31, 1999 to December 31, 2000. Charged off commercial and other loans returned to historically low levels after the significant increase, primarily the result of a single borrower going into bankruptcy during the fourth quarter of 1999. Overall, Northern Tier counties development corporations were reporting a favorable outlook in employment, and property values have been stable to slightly increasing. The majority of our loan volume is well collateralized by real estate.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level to absorb potential future loan losses. Management's basis for the level of the allowance and the annual provision is as follows:
  Our evaluation of the loan portfolio,
  Current and projected economic conditions,
  Historical loan loss experience,
  Present and prospective financial condition of the borrowers,
  The level of non-performing assets,
  Other relevant factors.
While we evaluate all of this information quarterly, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review our company's allowance for loan losses. These agencies may require us to recognize additions to the allowance based on their evaluation of information available to them. We believe that the current allowance is adequate to offset any exposure that may exist for loans that are under secured or loans that might not be collectible. In 1999, we increased our loan loss provision significantly as a result of our evaluation considering the impact of the charge-off of the large commercial loan discussed previously. During 2000, we added to our loan loss provision substantially when our loans increased by approximately $28 million in connection with the Acquisition.

We do not accrue interest income on seriously past due loans. Subsequent cash payments received are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ultimate ability to collect principal and interest.

Allocation of the Allowance for Loan Losses

The allocation of the allowance for loan losses is our determination of the amounts necessary for concentrations and changes in mix and volume of the loan portfolio.

The unallocated portion of the allowance is based upon our assessment of general and specific economic conditions within our market. This allocation is more uncertain and considers risk factors that may not be reflected in our historical loss factors. Total charge-offs for 2001 are expected to return to their moderate historic levels.

The following table provides the amount of distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category:

[PAGE 45]

DEPOSITS

Our company tiers interest-bearing transaction and savings accounts by deposit size (larger balances receive higher rates). We have been offering a wide variety of deposit instruments, as have our competitors.

Some of the deposit product variations are:

  Money Market Investor accounts (limited transaction deposit accounts with interest rates that vary as often as daily),
  NOW accounts (unlimited transaction interest-bearing accounts),
  Individual retirement accounts (certificates of deposit),
  Longer-term certificates of deposit (generally of five-year maturity),
  Promotional 30-month, 66-month and Roll-Up certificates of deposit.
Our company also offers a wide variety of IRA products.

Deposit growth in 2000 was $84 million or 29.4%, again, primarily the result of the Acquisition.

The following table shows the composition of deposit accounts over the last three years as of December 31:

Remaining maturities of certificates of deposit of $100,000 or more:

Deposits by Type of Depositor:

[PAGE 46]

The methods used by our company to attract and retain deposits (in addition to competitive interest rates) have been by increased marketing and business development efforts, continuous emphasis on quality personal service, and expanded trust and investment management services. In all of our community offices, lobby and drive-up hours include Wednesday afternoons (when they were traditionally closed) as well as Saturday hours. Our supermarket offices are open seven days a week with extended hours on weekdays. We currently provide sixteen MAC automated teller machines, which are part of the MAC regional and PLUS national network. We also implemented a Master Money debit card program in 1998 and Internet banking and bill payment in November 1999.

In addition, continuing an effort to add value to products, we have a voice response system to provide customers a convenient method of accessing account information and transferring funds 24 hours a day.

BORROWED FUNDS

Borrowed funds decreased $14.7 million during the twelve months ending December 31, 2000 as a result of the funds obtained from the Acquisition discussed previously. The company's daily cash requirements for short-term investments are met by using the financial instruments available through the Federal Home Loan Bank.

In November 2000, the holding company borrowed $2 million to invest in the bank subsidiary. This action increased the bank's capital and improved the negative impact on the regulatory capital ratios resulting from the Acquisition (approximately $9.7 million in goodwill).

RESULTS OF OPERATIONS

Net income for the twelve months ending December 31, 2000 was $3.2 million, a decrease of $345,000 or 9.7% from the $3.6 million for the 1999 related period. Operating cash earnings for the twelve months ending December 31, 2000 was $3.5 million, a decrease of $110,000 or 3.0% from the $3.6 million for the 1999 related period. Earnings per share were $1.16 for the year ended 2000 compared with $1.26 during the comparable 1999 period. Details of the reasons for these changes are discussed on the following pages.

The following table sets forth certain performance ratios of our company for the periods indicated:

OVERVIEW OF THE INCOME STATEMENT

In 2000, net income was $3,208,000, a decrease of 10.8% compared to 1999 net income of $3,553,000. The decline in earnings is primarily the result of merger and acquisition related costs of $303,000, net of tax. Net income for 2000 exclusive of acquisition costs would be $3,511,000 or 1% decrease.

Net income prior to merger and acquisition costs, and amortization of intangible assets and goodwill for 2000 was $3,515,000 compared to $3,625,000 for 1999. This measure is a reflection of the operating earnings of the company for the two years.

Net income is influenced by five key components: net interest income, other operating income, other operating expenses, provision for income taxes and the provision for possible loan losses. A discussion of these five components follows.

[PAGE 47]

NET INTEREST INCOME

The most significant source of revenue is net interest income; the amount of interest earned on interest-earning assets exceeding interest incurred on interest-bearing liabilities.

Factors that influence net interest income are changes in volume of interest-earning assets and interest-bearing liabilities as well as changes in the associated interest rates.

Net interest income for the current twelve-month period, after provision for loan losses, was $11,378,000, an increase of $373,000 or 3.4% compared with an increase of $55,000 during the same period in 1999.

The following tables set forth the average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

(1) Averages are based on daily averages.
(2) Includes loan origination and commitment fees of $105, $174, and $187 for 2000, 1999, and 1998, respectively.
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

[PAGE 48]

As disclosed in the previous table, we have experienced a narrowing interest margin percentage during 2000 continuing the trend in recent years. The 1998 flat yield curve limited our opportunity to increase margin with new business as the existing investments and loans mature or repay. When the short-term portion of the yield curve moved upward in 1999 and 2000, our interest rates began to rise, resulting in our short-term liabilities repricing faster than our short-term assets. Currently the yield curve is inverted (not a normal upward slope) beyond 1 year. Most of the company's investments, loans, deposits and borrowings are priced or repriced along the three month to five year portion of the yield curve and have been negatively impacted. We continue to review various pricing and investment strategies to enhance deposit growth while maintaining or expanding the current interest margin.

The following table shows the effect of changes in volume and rates on interest income and expense. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(1) The change in interest due to both rate and volume has been allocated to the volume and rate in proportion to the absolute dollar amounts of each change.

As can be seen from the preceding tables, tax equivalent net interest income rose from $11,722,000 in 1998 to $12,380,000 in 1999 and increased to $13,149,000 in 2000. In 2000, net interest income increased $769,000 while overall spread decreased from 3.46% to 3.36%. The increased volume of interest-earning assets generated an increase in interest income of $2,437,000 while increased volume of interest-bearing liabilities produced $1,554,000 of interest expense. The change in volume resulted in a net increase of $883,000 in net interest income. The net change in rate was a negative $114,000 resulting in a total positive net change of $769,000 when combined with change in volume. The yield on interest-earning assets increased 18 basis points from 7.93% to 8.11% and the average interest rate on interest-bearing liabilities increased 28 basis points from 4.47% to 4.75%. Analysis of our company's current net interest income in 2000 shows the effects of rising short-term interest rates and the effect of the stable yield curve during 1999, but has yet to fully reflect the increase in interest rates or the inverted yield curve

[PAGE 49]

that occurred in 2000.

In January 2001, the Federal Reserve reduced short-term interest rates by 100 basis points. We expect this move will have a positive impact on our net interest margin during 2001. We continue to evaluate alternatives to improve the interest spread. The following table reflects other operating income by major category as of December 31:

As indicated in the above table, total other operating income increased $37,000 compared with the same period in 1999 primarily as a result of the increase in service charge revenue.

We continue to evaluate additional means of increasing other operating income to offset the loss of net interest income described above. Our approach is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers' balances) to more equitably recover costs.

Investment security gains decreased by $288,000 as a result of the restructuring of our investment portfolio that occurred primarily in 1998 and 1999. This restructuring was accomplished and increased the yield of the portfolio.

The following table reflects other operating expenses by major category as of December 31:

[PAGE 50]

Total other operating expense was $10,187,000 in 2000 reflecting an increase of $1,154,000 over the 1999 period.

Salaries and benefits expense increased by $448,000 for the current period as a direct result of the Acquisition.

Occupancy and furniture and equipment increased by $133,000 impacted by the new facilities.

Amortization of intangible assets representing the premium paid for the 6 new branches increased by $151,000.

Other expenses increased by $477,000 primarily influenced by the costs associated with the Acquisition.

The following table reflects professional fees as of December 31:

Professional fees decreased $55,000 in 2000 as a result of our efforts in 1999 to improve operational processes (see increase in service charge income discussed above), implement future strategic growth, and improve sales and performance, and Y2K expenses.

PROVISION FOR INCOME TAXES

The provision for income taxes before the extraordinary item was $644,000 during 2000, compared with $1,043,000 during the 1999 related period. Income before taxes decreased $744,000 in the 2000 period over the same period in 1999 reflecting the change in income and increased levels of tax-exempt income.

We have entered into two limited partnership agreements to establish low-income housing projects in our market area. As a result of this agreement we expect to receive approximately $1,290,000 of tax credits over a ten-year period once the project has been completed.

STOCKHOLDERS' EQUITY

We evaluate stockholders' equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.

Stockholders' equity increased by 12.5% in 2000 to its current level of $30.5 million, after decreasing 5.2% in 1999 and growing 10.3% in 1998. In 2000, we realized an increase of $2,408,000, compared to 1999, when equity was negatively impacted by $3,042,000 to reflect unrealized holding gains and losses on available-for-sale securities. In comparison, in 1998, we realized a gain of $635,000 as a direct result of the change in interest rates. Total equity was approximately 7.4% of total assets at December 31, 2000, as compared to 7.9% at December 31, 1999.

[PAGE 51]

Our Board of Directors determines our dividend rate after considering our company's capital requirements, current and projected net income, and other factors. In 2000 and 1999, our company paid out 51.8% and 44.1% of net income in dividends, respectively.

For the year ended December 31, 2000, the total number of common shares outstanding was 2,772,247. For comparative purposes, outstanding shares for prior periods were adjusted for the 1999 stock dividend in computing earnings and cash dividends per share.

There are currently three federal regulatory measures of capital adequacy. Our company's ratios meet the regulatory standards for adequately capitalized for 2000 and well capitalized for 1999 as detailed in Footnote 12 of the Consolidated Financial Statements.

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

Cash generated by operating activities, investing activities and financing activities influence liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our company's availability of funds.

Our company's use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net increase in loans is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

Capital expenditures were $5,722,000 in 2000, $4,686,000 more than 1999 primarily the result of opening a new branch in the Mansfield Wal-Mart Supercenter, new construction for our Mansfield office and operations center, and the Acquisition.

Major capital expenditures for 2000 were:

  $3,261,000 for the new Mansfield office and operations facilities,
  $1,697,000 in connection with the Acquisition,
  $264,000 for upgrades to our main computer systems;
Some major capital expenditures for 1999 were:
  $456,000 for the operations facility,
  $186,000 for improvements at our branch offices,
  $77,000 for ATMs; These purchases will allow greater operating efficiency and provide the customer with higher quality banking services.

  Our company has sufficient resources to complete these projects from our normal operations and will have a long-term positive effect on revenues, efficiency and the capacity for future growth.

  To assure the maintenance of liquidity reserves, our company monitors and places various internal constraints on the level of loans relative to core deposits and other stable funding sources, the liquidity characteristics of investments, and the volume and maturity structure of wholesale funding.

  [PAGE 52]

  INTEREST RATE AND MARKET RISK MANAGMENT

  The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances and the market value risk of assets and liabilities.

  Because of the nature of our operations, we are not subject to foreign currency exchange or commodity price risk and, since our company has no trading portfolio, it is not subject to trading risk.

  Currently our company has equity securities that represent approximately 9% of our investment portfolio and, therefore, equity risk is not significant.

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

  (1) Cumulative interest-earning assets divided by cumulative interest-bearing liabilities.

  The previous table and the simulation models discussed below are presented assuming money market investment accounts and NOW accounts in the top interest rate tier are repriced within the first three months. The loan amounts reflect the principal balances expected to be repriced as a result of contractual amortization and anticipated early payoffs.

  Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on our company's net interest

  [PAGE 53]

  income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period, may in fact, be repaid at different times and at different rate levels.

  Our company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor our company's risk exposure.

  Interest rate simulations using a variety of assumptions are used by us to evaluate our interest rate risk exposure. A shock analysis at December 31, 2000, indicated that a 200 basis point movement in interest rates in either direction would have a minor impact on our company's anticipated net interest income and the market value of assets and liabilities over the next twenty-four months, well within our ability to manage effectively.

  GENERAL

  The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The recent action by the Federal Reserve of decreasing short-term interest rates will help ensure that the level of inflation remains at a relatively low level.

  Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; and tightening the regulation of bank derivatives' activities.

  Normal examinations of our company by the Office of the Comptroller of the Currency occurred during 2000. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of "Satisfactory Record of Meeting Community Credit Needs."

  On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, which is also known as the Financial Services Modernization Act. The act repeals some depression-era banking laws and will permit banks, insurance companies and securities firms to engage in each other's business after complying with certain conditions and regulations, which are yet to be finalized. The act grants to community banks the power to enter new financial markets as a matter of right, that larger institutions have managed to do on an ad hoc basis. At this time, our company has no plans to pursue these additional possibilities.

  Our company does not believe that the Financial Services Modernization Act will have an immediate positive or negative material impact on our operations. However, the Act may have the result of increasing the amount of competition that our company faces from larger financial service companies, many of whom have substantially more financial resources than our company, which may now offer banking services in addition to insurance and brokerage products.

  Aside from those matters described above, we do not believe that there are any trends, events or uncertainties that would have a material adverse impact on future operating results, liquidity or capital resources. We are not aware of any current recommendations by the regulatory authorities (except as described herein) which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on our company's results of operations.

   [PAGE 54]

  Citizens Financial Services, Inc.

  15 South Main Street    570-662-2121
Mansfield, PA 16933     800-326-9486
                        FAX 570-662-2365

  Board of Directors

  R. Lowell Coolidge, Esquire, Chairman of the Board
  Carol J. Tama, Vice Chairman of the Board
  Larry J. Croft
  Mark L. Dalton
  John E. Novak
  John M. Thomas, MD
  Rudolph J. van der Hiel, Esquire
  William D. VanEtten
  Richard E. Wilber

  Directors Emeritus

  Robert E. Dalton
  Edward Kosa
  John G. Kuster
  Robert J. Landy, Esquire
  Robert G. Messinger
  Wilber Wagner

  First Citizens National Bank

  Board of Directors

  R. Lowell Coolidge, Esquire, Chairman of the Board
  Carol J. Tama, Vice Chairman of the Board
  Larry J. Croft
  Mark L. Dalton
  John E. Novak
  John M. Thomas, MD
  Rudolph J. van der Hiel, Esquire
  William D. VanEtten
  Richard E. Wilber, President and Chief Executive Officer

  Officers

  Administrative Services
  Cynthia T. Pazzaglia, Vice President/Human Resources Manager
  Karen R. Jacobson, Training Officer

  Audit/Compliance
  V. Guy Abell, Auditor

  Banking Services
  Terry B. Osborne, Executive Vice President
  Secretary, Citizens Financial Services, Inc.
  Allan K. Reed, Vice President, Credit Administration
  Asst. Secretary, Citizens Financial Services, Inc.
  Valerie S. Davis, Assistant Credit Services Manager
  Chester L. Reed, Assistant Vice President
  Commercial Services Officer
  David E. Carlson, Assistant Vice President
  Business Development Officer
  Robert P. Fitzgerald, Business Development Officer
  Brian R. Peterson, Business Development Officer
  Patricia R. Vlajic, Branch Administrator
  Pamela A. Baldwin, Appraiser

  Marketing
  Kathleen M. Campbell, Marketing Manager
  Wendy L. Southard, Marketing Coordinator

  Finance
  Thomas C. Lyman, Vice President/Chief Financial Officer
  Treasurer, Citizens Financial Services, Inc.
  Randall E. Black, Vice President of Finance/Controller
  Asst. Treasurer, Citizens Financial Services, Inc.
  Matthew M. Lundgren, Staff Accountant

  Operations
  Douglas W. Whitten, Operations Division Manager
  Joanne W. Marvin, Banking Operations Manager

  Investment and Trust Services
  David W. Poch, Vice President, Divisions Manager
  Matthew K. Landis, Trust Development Officer
  Jeffrey D. Richardson, Financial Consultant
  Jean A. Knapp, Trust Officer
  Sara J. Roupp, Trust Officer

  Community Offices

  Toll free to all locations: 800-326-9486

  MANSFIELD

  15 South Main Street, Mansfield, PA 16933
  570-662-2121 FAX 570-662-3278

  Local Board
  William J. Smith, Chairman
  Anthony D. Fiamingo
  Thomas E. Freeman
  Shari L. Johnson
  Stephen A. Saunders
  William J. Waldman

  Officers
  Shari L. Johnson, Assistant Vice President/Office Manager
  Michele E. Litzelman, Assistant Office Manager
  Kristina M. Payne, Customer Service Counselor

  BLOSSBURG

  300 Main Street, Blossburg, PA 16912
  570-638-2115 FAX 570-638-3178

  Local Board
  Thomas R. Phinney, Chairman
  Terrance M. Asalone
  George D. Lloyd
  Susan M. Signor
  Benjamin F. Jones

  Officers
  Terrance M. Asalone, Assistant Vice President/Office Manager
  Alisha M. Fitch, Customer Service Counselor

  [PAGE 55]

  ULYSSES

  502 Main Street, Ulysses, PA 16948
  814-848-7572 FAX 814-848-7633

  Local Board
  Ronald G. Bennett, Chairman
  Victor O. Brown, DMD PC
  D. Thomas Eggler
  Jerry R. McCaslin
  Phillip D. Vaughn
  James A. Wagner

  Officers
  Phillip D. Vaughn, Assistant Vice President/Office Manager
  Tonya R. Coursey, Customer Service Counselor

  GENESEE

  391 Main Street, Genesee, PA 16923
  814-228-3201 Fax 814-228-3395

  Local Board
  E. Gene Kosa, Chairman
  Janet H. Casey
  John K. Hyslip
  L. Abbie Lerch
  Stephen B. Richard
  Keith A. Slep, Esquire
  Dennis C. Smoker

  Officers
  L. Abbie Lerch, Office Manager
  Christine M. Miller, Customer Service Counselor

  SAYRE

  306 West Lockhart Street, Sayre, PA 18840
  570-888-6602 FAX 570-888-3198

  Local Board
  Joseph P. Burkhart, Jr., Chairman
  Blaine W. Cobb, MD
  Alan J. Hoyt
  R. Joseph Landy, Esquire
  Michael J. Yanuzzi

  Officer
  Antoinette G. Tracy, Customer Service Counselor

  SAYRE

  430 North Keystone Avenue, Sayre, PA 18840
  570-888-2224 FAX 570-888-0598

  Officer
  Cathy C. Pientka, Office Manager

  MILLERTON

  RR2 Box 41D, Route 328, Millerton, PA 16936
  570-537-2203 FAX 570-537-2400

  Officer
  Kathy S. Webster, Office Manager

  TROY

  Main and Exchange Streets, Troy, PA 16947
  570-297-2131 FAX 570-297-2521

  Local Board
  Lyle A. Haflett, Chairman
  Thomas A. Calkins, III
  Richard H. Packard
  David E. Carlson
  Donald D. White, PA

  Officer
  Suzanne S. Putnam, Office Manager

  WELLSBORO

  99 Main Street, Wellsboro, PA 16901
  570-724-2600 FAX 570-724-4381

  Local Board
  William A. Hebe, Esquire
  Chairman
  D. Edward Cornell
  Timothy J. Gooch, CPA
  James K. Stager
  Jeffrey L. Wilson

  Officers
  Jeffrey L. Wilson, Assistant Vice President/Office Manager
  Marsha B. Jones, Customer Service Counselor

  CANTON

  29 West Main Street, Canton, PA 17724
  570-673-3103 FAX 570-673-4573

  Local Board
  Roger C. Graham, Jr., Chairman
  Christopher S. Landis
  Marilyn I. Scott
  William F. Watkins
  David L. Wright, Sr.

  Officers
  Christopher S. Landis
  Assistant Vice President/Office Manager
  Janet E. Holmes
  Assistant Office Manager

  GILLETT

  P.O. Box 125, Gillett, PA 16925
  570-596-2679 FAX 570-596-4888

  Local Board
  Forrest M. Oldroyd
  Helen Kay Shedden

  Officer
  Helen Kay Shedden, Assistant Vice President/Office Manager

  [PAGE 56]

  LERAYSVILLE

  1 Route 467 and Main Streets, LeRaysville, PA 18829
  570-744-2431 FAX 570-744-2196

  Officer
  Debra A. Edsell, Office Manager

  TOWANDA

  111 Main Street, Towanda, PA 18848
  570-265-6137 FAX 570-265-7340

  Officers
  Thomas E. Fennell, Office Manager
  Judy R. Burleigh, Customer Service Counselor

  WEIS MARKET

  201 Weis Plaza
  Wellsboro, PA 16901
  570-724-4644 FAX 570-724-1842

  WAL*MART

  2 WalMart Plaza, Mansfield, PA 16933
  570-662-8520 FAX 570-662-8525

  Officers
  Carol L. Strong, Assistant Vice President/Sales Manager
  Richard A. Pino, II, Assistant Sales Manager

  SHAREHOLDER INFORMATION

  ANNUAL MEETING

  The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at the Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 17, 2001, at 12:00 noon.

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

  STOCK PURCHASING INFORMATION

  The stock symbol for Citizens Financial Services, Inc. is "CZFS". Citizens Financial Services, Inc. stock is quoted Over the Counter on the OTC Bulletin Board (OTC BB: CZFS) through the following Market Makers:

  Market Makers

  Ferris-Baker-Watts         Fahnestock & Co.
6 Bird Cage Walk           1500 Walnut Street
Hollidaysburg, PA 16648    Philadelphia, PA 19102
Telephone:  800-343-5149   Telephone:  800-722-2294

Ryan, Beck & Co.           Janney Montgomery Scott
401 City Ave, Suite 902    1601 Market Street
Bala Cynwyd, PA 19004      Philadelphia, PA 19103
Telephone:  800-223-8969   Telephone:  800-JANNEYS

Tucker Anthony Cleary Gull PaineWebber Incorporated
2101 Oregon Pike           10 Park Street, P.O. Box 2636
Lancaster, PA 17601        Concord, NH 03302
Telephone:  800-646-8647   Telephone:  800-678-0619
  We invite you to mail any comments or questions to us at our E-Mail address, which is fcnb@firstcitizensbank.com. Visit our Web Site at www.firstcitizensbank.com.

  [BACK COVER]

  MISSION STATEMENT

  We recognize that our customers are the reason for our existence.

  Our mission is to be the premier one-stop provider of financial services in our marketplace. We endeavor to meet our customers' changing needs. Our motivated and professional employees provide excellent service that sets us apart from other providers.

  Our bank, its board members and employees, are active citizens of the communities we serve. We strive to satisfy the expectations of our shareholders.