Form 10-K, Exhibit 13
period 2002-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2003-03-14
CIK 739421

CITIZENS FINANCIAL SERVICES, INC.

2002

2002 ANNUAL REPORT

charting our own course

FINANCIAL *overview*

INVESTMENTS
(DOLLARS IN THOUSANDS)

$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
$91,734
$93,158
$92,916
$113,604
$100,725
'98
'99
'00
'01
'02

TOTAL ASSETS
(DOLLARS IN THOUSANDS)

$450,000
$430,000
$410,000
$390,000
$370,000
$350,000
$330,000
$310,000
$290,000
$270,000
$250,000
$313,564
$340,779
$413,332
$421,110
$432,658
'98
'99
'00
'01
'02

NET INCOME
(DOLLARS IN THOUSANDS)

$6,000
$5,500
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$3,489
$3,553
$3,208
$3,757
$5,595
'98
'99
'00
'01
'02

STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)

$42,000
$37,000
$32,000
$27,000
$22,000
$17,000
$28,598
$27,082
$30,549
$33,389
$38,406
'98
'99
'00
'01
'02

DEPOSITS
(DOLLARS IN THOUSANDS)

$380,000
$360,000
$340,000
$320,000
$300,000
$280,000
$260,000
$240,000
$220,000
$200,000
$274,193
$284,318
$367,785
$370,474
$373,051
'98
'99
'00
'01
'02

NET LOANS
(DOLLARS IN THOUSANDS)

$300,000
$280,000
$260,000
$240,000
$220,000
$200,000
$180,000
$160,000
$140,000
$203,583
$229,159
$260,209
$268,464
$294,836
'98
'99
'00
'01
'02

CASH DIVIDENDS DECLARED
(DOLLARS IN THOUSANDS)

$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$1,449
$1,567
$1,660
$1,786
$1,918
'98
'99
'00
'01
'02

we’re charting our own COURSE

            There is now another year’s distance between us and the nightmare of September 11, 2001, but the times are as dangerous as ever. Now we live in a world where on any given day our government informs us that the threat level has escalated from Serious to High, and on every day we have rumor of war and risk of danger.

            Because uncertainty is the very worst thing for markets, September 11 changed the world of money and finance as much as it did everything else—maybe more, as the escalating national debt and the continuing decline in stock values indicate. These extra uncertainties add to an ongoing litany of massive change in the banking industry over the past two decades. We have moved from being one of America’s most staid and routine industries to a highly fluid and fiercely competitive arena, where customers have options they never had before.

            Over the past year, this reality has moved First Citizens to take a hard look at ourselves and re-evaluate our direction. What we saw compelled us to implement new sales and marketing initiatives that will enable us to more effectively set the course of our immediate future. This is the foundation of this year’s Citizens Financial Services Annual Report. I use the phrase “set the course” purposely: the entire idea here is that, after examining the ship for any and every way to make it more seaworthy, we are, in effect, overhauling the entire craft --so we can be ready to sail just about anywhere.

            Before taking up the story, however, I should make one important note, since Annual Reports are about both the past and the future. For First Citizens, 2002 was a very good year. In terms of financial performance, it was the best year in the history of the bank.

            In all the major areas—asset growth, net income, return on shareholder equity—we continued our already-solid advances from the previous year, by achieving the best earnings in the history of the corporation. In 2002, net income grew almost 50% to $5.6 million, an increase of $1.8 million. Total assets grew $11.5 million, or 2.7%, while total deposits grew $2.6 million and total loans—the bulwark of our strength—grew $26.7 million. The common stock price improved over 50% this past year, and more than 75% over the past two years. Cash dividends per share were $.68 during 2002, a 6.25% increase over 2001. In fact, return on shareholder equity was 16.5%—the highest ever—and expected to be above average for Pennsylvania community banks. As usual, the details on these and other numbers are in the financial pages; suffice it to say that, given the general state of affairs, we are very pleased.

            I should call particular attention to the interrelationship of our 2000 acquisition of the Bradford County Sovereign Bank’s customers and the growth in our loan portfolios, mainly mortgage loans. On one hand, the nationally significant decline in interest rates meant that our cost of funds declined, and our margins increased significantly as thousands of homeowners, who otherwise may not have made such a move, refinanced their homes, thus providing First Citizens with significant new loan volume. At the same time, the deposit funds accrued from Sovereign, which had been temporarily placed in investment securities, were transitioned into higher yielding loans. In fact the redeployment of investments into the loan portfolio has been our objective since the acquisition of the Bradford County Sovereign Bank branches. When you make such a significant acquisition, you hope to do it right. We greatly appreciate the support given to us by the shareholders on this decision, and we believe we have made it well worth their while.

            I spoke earlier of our efforts to re-evaluate our direction based on the uncertain economic picture. That fact, together with the already mentioned reality that bank customers now have so many new banking products and investment options, prompted First Citizens to undertake the most comprehensive marketing survey ever, reaching 10,000 of our most active customers.

            This outreach was a broad extension of actions taken in 2001, when we held round-table meetings with a number of our small-to-mid-sized businesses, which resulted in significant changes in our approach to satisfying the small business customer.

            We’ve never had any doubts about knowing the customers we serve, and customer response to the 2002 survey showed friendly, competent staff service as our strongest quality. But we needed to know more, to know what our customers’ needs and priorities are, and how well we satisfy them. We wanted to know to whom our community turned to for financial services, and why people made those choices. We wanted their candid evaluation of our performance, to assess their knowledge of us and to measure their loyalty to First Citizens. We wanted to know what we needed to do to retain profitable customers and attract new ones. In short, we needed to know what to do in order to gain the competitive advantage.

            We confirmed some basic things and discovered some very interesting facts. A significant portion of our customers shared three common goals: saving for retirement, funding their child’s education and paying off their home. Eighty-three percent (83%) of respondents identified First Citizens as their primary financial institution with First Citizens having 75% ore more of their total financial relationship. Fifty-four percent (54%) have used the bank for over 10 years. Nearly 97% said they would recommend First Citizens to others. Only about one third of respondents named First Citizens as their primary investment institution. The survey revealed our major competitors for investment business are non-bank mutual funds and brokerage providers.

            We were proud to learn that over 90% of our customers said they were “satisfied” or “highly satisfied” with First Citizens, and there was no doubt that the sincere friendliness and competence of our staff was the largest factor contributing to their satisfaction. This is truly a “Wow” compliment.

            Most importantly, we discovered an essential paradox: On one hand, First Citizens has the same dilemma as almost every other bank in the country: the higher the income, the more likely the customer is to use multiple financial service providers. Nonetheless, the survey confirmed that “customers appear to be willing to give the majority of their financial relationship to us.”

            The opportunities inherent in this realization are immense. All businesses know that it is always more difficult and more expensive to attract a new customer than to broaden the relationship of existing customers. And, as our research has indicated, our existing customers are ready and willing to give us more business. So the obvious next step was to plan how to fulfill that opportunity to move far beyond “satisfactory” or even “highly satisfactory,” as nice as those compliments are, but to reach the level where we exceed expectations every time.

            We’ve found the way to do that in an approach called Customer Relationship Management, or CRM. Yes, it may sound like just another marketing acronym, but this is a systematic approach with true substance, to which First Citizens has made a major commitment. It was, in retrospect, not such a difficult decision, because we know the rewards of perfecting the ability to “Offer What The Customers Need, When They Need It,” will be well worth the effort.

            At the heart of CRM is the use of modern tools of “Customer Information” database collection and projection to identify potential matches of our customers and services, to place this information effectively in the hands of our sales associates at the point of sale. To realize the potential power of CRM, our staff will be trained in using this knowledge to connect more precisely and effectively with customers. This customer may be an inexperienced first-time home buyer or a baby boomer concerned about retirement planning. The key is to elevate our already top-level staff to a status far beyond what is commonly known as a “teller” or a “loan officer” into the fully-armed, front-line customer service representative of First Citizens.

The purpose of this Annual Report is to chart in detail CRM’s four seaworthy components: Tools, Process, People and Commitment.

Sincerely,

Richard E. Wilber, President

We’ve organized the TEAM

to acquire the TOOLS

            The principal tool of CRM is yet another acronym, MCIF, which denotes a patented Customer Information software program. MCIF correlates dozens of different factors (including demographic information) about both individual customers, or groups of customers who share common circumstances, needs and goals. This will enable us to establish profiles of our most profitable prospects and increase our activity with customers with the highest potential.

            The goal is to match customer needs and desires with products we offer, to create new products or delivery channels based on the customer needs that we identify. Ideally, the CRM tools and processes will identify customers who are not only most in need of a particular service or product, but who are most likely to contract for them. This enables the sales teams to streamline both the essential “customer of one” service as well as target the appropriate customers for new promotions. The CRM tools are the first step towards achieving our primary goal: To Offer What Customers Need, When They Need It.

            For example, Katherine “Kitty” Thompson, of First Citizens Weis Markets branch in Wellsboro, effectively applied the use of customer information tools to identify opportunities when managing the relationship of Mildred Sherman, whom she had worked with previously on a mortgage for her new home. Knowing that Mildred would be selling her previous home, Kitty continued to monitor Mildred’s relationship in order to contact her immediately and offer options for investing the proceeds from the sale of her previous home.

and create the PROCESS

            Since the Tools don’t mean much without a plan of execution (a strategy, if you will), the Business Process is the means by which all the pieces work together to make CRM successful—where we develop and deliver a consistent approach of selling and servicing customers throughout the company. This change in marketing mindset will be accomplished through the development of clear standards of operation, the perfection of sales management and coaching, and the creation of goals and performance measures with corresponding compensation and incentive programs.

            It is through the effective execution of these activities and continuous training that an employee comes to understand the dynamics of the transformation to becoming a fully qualified customer-relationship manager. So that, for example, an associate who notices on her screen a customer with a large checking balance may not only proactively suggest options, but also know how best to meet that customer’s needs. It is the use of the CRM tools and process by employees who will now have a thorough knowledge of the customer at their fingertips and product-knowledge skills across a broad enough spectrum, to have a specific, informed discussion regarding the products and services we offer.

to educate our PEOPLE

            Which leads back to our People—the lifeblood of the Process. We already know from our survey, we have the right people who know how to please our customers. Now the task is to bring our people to the next level—of exceeding customer expectations.

            This gets down to the most basic factors of human nature and communication; things as simple as sharpening skills to be a better listener and knowing when and how to ask the right questions. Not just questions directly related to why the customer came through the door, but more importantly, questions that uncover other needs and opportunities to further satisfy the customer.

            Exceeding customer expectations means following up on every contact: “Have you received your new checks? Is your debit card working for you at the grocery store? Did the delivery time on that loan help with your inventory?” Or, best of all: “I understand what you said yesterday and I have some ideas on how to make it happen.”

            Business Development Officer Chris Landis applied this approach when Jack and Carol Wheeler turned to him for help to purchase the 125-year-old building that Jack said was “crying to be a bakery.” Chris knew the creation of new jobs meant the Wheelers would qualify for assistance with a loan through the Northern Tier Regional Planning and Development Corporation. Chris’ expertise helped make Troy the place to go for donuts, in that old building now warm with the wonderful aromas of the Endless Mountain Donut Company & Bakery.

and engage their COMMITMENT

            By now, commitment is one of the most famous words in the English language. We all know what it means, because no personal or business plan, either a diet or CRM, no combination of Tools, Process and People, can work without it. That’s why, with the advent of CRM at First Citizens, our focus is on commitment to the VERY IDEA of commitment, since that’s the only way plans work and goals are accomplished.

            Commitment is the wind in our sails, the strength that makes our new programs and ideas successful. This commitment exists throughout the company—Board of Directors, President, Management Team, support areas and front-line associates. Just ask Nelle Rounsaville. Nelle wanted to expand her business holdings in the Wellsboro area, where she already owned the Wellsboro Diner and a bed and breakfast called “La Petite Auberge” to include a second bed and breakfast, now called “La Belle Auberge.” Where others may have seen red tape, Jeff Wilson, community office manager and business development officer of the Wellsboro branch, saw the potential for converting Nelle’s ambitious vision into attractive, lucrative businesses. Jeff’s commitment means that Nelle is now the proud owner and operator of three successful businesses in Wellsboro. For ten years, Jeff has been committed to Nelle’s dream, and in turn, Nelle has been turning to First Citizens for all her financial needs. That kind of commitment is the foundation of Customer Relationship Management.

to BENEFIT our customers

            The components of CRM—the detailed customer information tools, the structured business processes that ensure quality service across the board, and our employees, highly skilled in using customer knowledge to identify opportunities, surrounded by a sincere commitment by everyone in this organization—will be especially powerful. Why? Because today, our employees do what they believe is best for the customer and it is that commitment, combined with CRM, that moves us closer to that place where this consistency of exceeding expectations becomes the standard by which all other financial service providers are judged.

            Just ask Donna McCaslin. When Donna's husband Leroy died last year, Donna had to try to make some sense of the many files full of stock certificates and other investment instruments that Leroy had accrued in their 56 years together. Mary Brooks, of the First Citizens branch in Ulysses, listened to Donna’s predicament and based on her knowledge of our investment-area capabilities, advised Donna to meet with Investment Representative Jeff Richardson to help her better understand the documents in question. Now First Citizens is partnering with Donna to ensure her retirement needs are taken care of as well.

            Donna commented, “Leroy was always a big believer in this bank, and now that he is gone, somebody is helping me shoulder this responsibility. I’m pretty new at this financial business, but this bank and its people have been a Godsend.”

            With Customer Relationship Management, we will think and act faster than our competitors, build stronger and more profitable relationships, utilize our resources more efficiently and effectively, and therefore impact the bottom line more swiftly and with greater consistency. This means that not only will we know what you want when you walk through our doors, but we will also know that when your daughter comes with you, it’s the cherry-flavored lollipop that she wants. It’s just that simple.

2002 FINANCIAL SECTION

Consolidated Financial Statements
Financial Highlights

(dollars in thousands, except per share data)	2002	2001

BALANCE SHEET

Assets	$432,658	$421,110
Deposits	373,051	370,474
Net Loans	294,836	268,464
Investments	100,725	113,604
Stockholders' Equity	38,406	33,389

STATEMENT OF INCOME

Interest Income	27,377	29,025
Interest Expense	10,404	14,306
Net Interest Income	16,973	14,719
Net Income	5,595	3,757

PER SHARE DATA

Net Income	1.98	1.33
Cash Dividends	0.68	0.64

TRUST DEPARTMENT

Trust Assets Managed	65,171	72,416

2002 FINANCIAL SECTION

Consolidated Financial Statements
Financial Highlights

	December 31,

(in thousands)	2002	2001

ASSETS:
Cash and due from banks:
Noninterest-bearing	$11,173	$11,413
Interest-bearing	421	67

Total cash and cash equivalents	11,594	11,480
Available-for-sale securities	100,725	113,604
Loans (net of allowance for loan losses
2002, 3,621; 2001, 3,250)	$294,836	268,464
Premises and equipment	11,245	11,768
Accrued interest receivable	1,976	1,986
Goodwill	6,905	6,905
Core deposit intangible	1,413	1,870
Other assets	3,964	5,033

TOTAL ASSETS	$432,658	$421,110

LIABILITIES:
Deposits:
Noninterest-bearing	$40,143	$37,361
Interest-bearing	332,908	333,113

Total deposits	373,051	370,474
Borrowed funds	17,027	13,311
Accrued interest payable	2,077	2,285
Other liabilities	2,097	1,651

TOTAL LIABILITIES	394,252	387,721

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,882,070 and 2,854,582
shares in 2002 and 2001, respectively	2,882	2,855
Additional paid-in capital	9,473	9,017
Retained earnings	24,447	21,253

TOTAL	36,802	33,125
Accumulated other comprehensive income	2,553	1,213
Less: Treasury stock, at cost
55,162 shares for 2002 and 2001	(949)	(949)

TOTAL STOCKHOLDERS' EQUITY	38,406	33,389

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$432,658	$421,110

See accompanying notes to consolidated financial statements.

2002 FINANCIAL SECTION

Consolidated Financial Statements
Consolidated Statement of Income

	Year Ended December 31,

(in thousands, except per share data)	2002	2001	2000

INTEREST INCOME:
Interest and fees on loans	$21,600	$22,163	$20,523
Interest-bearing deposits with banks	65	547	129
Investment securities:
Taxable	4,711	4,969	4,093
Nontaxable	634	853	932
Dividends	367	493	549

TOTAL INTEREST INCOME	27,377	29,025	26,226

INTEREST EXPENSE:
Deposits	10,012	13,839	12,766
Borrowed funds	392	467	1,472

TOTAL INTEREST EXPENSE	10,404	14,306	14,238

NET INTEREST INCOME	16,973	14,719	11,988
Provision for loan losses	435	445	610

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	16,538	14,274	11,378

NON-INTEREST INCOME:
Service charges	3,130	2,527	1,853
Other	1,100	527	385
Trust	562	578	432
Realized securities gains (losses), net	254	657	(9)

TOTAL NON-INTEREST INCOME	5,046	4,289	2,661

NON-INTEREST EXPENSES:
Salaries and employee benefits	7,120	6,597	4,768
Occupancy	998	992	610
Furniture and equipment	881	966	761
Professional fees	667	494	474
Amortization	457	1,015	260
Other	4,103	3,977	3,314

TOTAL NON-INTEREST EXPENSES	14,226	14,041	10,187

Income before provision for income taxes	7,358	4,522	3,852
Provision for income taxes	1,763	765	644

NET INCOME	$5,595	$3,757	$3,208

NET INCOME - EARNINGS PER SHARE	$1.98	$1.33	$1.13

CASH DIVIDENDS PER SHARE	$0.68	$0.64	$0.60

See accompanying notes to consolidated financial statements.

2002 FINANCIAL SECTION

Consolidated Financial Statements
Consolidated Statement of Changes in Stockholders' Equity

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Total

Balance, December 31, 1999	2,800,563	$ 2,800	$ 8,374	$ 18,432	$ (2,064)	$ (460)	$ 27,082

Comprehensive income:
Net income				3,208			3,208
Change in net unrealized gain on securities
available-for-sale, net of taxes of $1,241					2,408		2,408

Total comprehensive income							5,616
Stock dividend	26,846	27	296	(323)
Purchase of treasury stock (28,577 shares)						(489)	(489)
Cash dividends, $.60 per share				(1,660)			(1,660)

Balance, December 31, 2000	2,827,409	2,827	8,670	19,657	344	(949)	30,549

Comprehensive income:
Net income				3,757			3,757
Change in net unrealized gain on securities
available-for-sale, net of taxes of $448					869		869

Total comprehensive income							4,626
Stock dividend	27,173	28	347	(375)
Cash dividends, $.64 per share				(1,786)			(1,786)

Balance, December 31, 2001	2,854,582	2,855	9,017	21,253	1,213	(949)	33,389

Comprehensive income:
Net income				5,595			5,595
Change in net unrealized gain on securities
available-for-sale, net of taxes of $690					1,340		1,340

Total comprehensive income							6,935
Stock dividend	27,488	27	456	(483)
Cash dividends, $.68 per share				(1,918)			(1,918)

Balance, December 31, 2002	2,882,070	$ 2,882	$ 9,473	$ 24,447	$ 2,553	$ (949)	$ 38,406

	2002	2001	2000

Components of comprehensive income:
Change in net unrealized gain on investment
securities available-for-sale	$ 1,508	$ 1,303	$ 2,402
Realized losses (gains) included in net income, net
of taxes (benefit) of $86, $223 and $(3)	(168)	(434)	6

Total	$ 1,340	$ 869	$ 2,408

See accompanying notes to consolidated financial statements.

2002 FINANCIAL SECTION

Consolidated Financial Statements
Consolidated Statement of Cash Flows

	Year Ended December 31,

(in thousands)	2002	2001	2000

Cash Flows from Operating Activities:
Net income	$5,595	$3,757	$3,208
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	435	445	610
Depreciation	990	953	737
Amortization on intangible assets	457	1,015	260
Amortization and accretion on investment securities	690	199	206
Deferred income taxes	116	(279)	(254)
Realized losses (gains) on securities	(254)	(657)	9
Realized gains on loans sold	(185)	(31)	(6)
Originations of loans held for sale	(11,857)	(3,839)	(517)
Proceeds from sales of loans held for sale	13,119	2,103	523
Loss (gain) on sales or disposals of premises and equipment	(30)	36	3
Decrease (increase) in accrued interest receivable	10	332	(198)
Increase in other assets and intangibles	(429)	(615)	(1,182)
Increase (decrease) in accrued interest payable	(208)	(335)	62
Increase (decrease) in other liabilities	(8)	478	205

Net cash provided by operating activities	8,441	3,562	3,666

Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sale of securities	13,927	35,529	10,717
Proceeds from maturity of securities	34,090	13,841	4,291
Purchase of securities	(32,899)	(63,216)	(19,527)
Net increase in loans	(28,045)	(7,218)	(3,810)
Purchase of loans	-	-	(28,027)
Acquisition of premises and equipment	(473)	(2,086)	(5,722)
Proceeds from sale of premises and equipment	275	16	-
Proceeds from sale of foreclosed assets held for sale	422	425	271
Deposit acquisition premium	-	-	(9,431)

Net cash used in investing activities	(12,703)	(22,709)	(51,238)

Cash Flows from Financing Activities:
Net increase in deposits	2,577	2,688	2,345
Proceeds from long-term borrowings	1,268	1,993	3,579
Repayments of long-term borrowings	(949)	(1,720)	(4,699)
Net increase (decrease) in short-term borrowed funds	3,398	1,834	(13,530)
Dividends paid	(1,918)	(1,786)	(1,660)
Acquisition of Treasury Stock	-	-	(489)
Deposits of acquired branches	-	-	81,122

Net cash provided by financing activities	4,376	3,009	66,668

Net increase (decrease) in cash and cash equivalents	114	(16,138)	19,096

Cash and Cash Equivalents at Beginning of Year	11,480	27,618	8,522

Cash and Cash Equivalents at End of Year	$11,594	$11,480	$27,618

Supplemental Disclosures of Cash Flow Information:
Interest paid	$10,612	$14,641	$14,176

Income taxes paid	$1,755	$915	$955

Noncash activities:
Real estate acquired in settlement of loans	$162	$284	$177

See accompanying notes to consolidated financial statements.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Citizens Financial Services, Inc. (individually and collectively, the “Company”) is a Pennsylvania corporation organized as the holding company of its wholly-owned subsidiary, First Citizens National Bank (the “Bank”).  The Bank is a national banking association headquartered in Mansfield, Pennsylvania and operating fifteen full-service banking offices in Potter, Tioga and Bradford counties.  The Company provides a comprehensive range of services including consumer loans, residential real estate loans, commercial loans, and loans to various state and municipal entities.  Deposit programs encompass the full range of consumer as well as commercial checking and savings accounts.  Deposit products include certificates of deposit and individual retirement accounts.  A comprehensive menu of trust and investment services is also available.  The Company’s principal sources of revenue are derived from its loan and investment portfolios.  The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its subsidiary, First Citizens National Bank, and its subsidiary, First Citizens Insurance Agency, Inc.  These statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

         In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period.  Actual results could differ significantly from those estimates.

INVESTMENT SECURITIES

Investment securities at the time of purchase are classified as one of the three following types:

         Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2002 and 2001.

         Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2002 and 2001.

         Available-for-Sale Securities - includes debt and equity securities not classified as held-to-maturity or trading securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of estimated income tax effect.

         The amortized cost of investment in debt securities is adjusted for amortization of premiums and accretion of discounts, computed by a method that results in a level yield. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

         Common stock of the Federal Reserve Bank and Federal Home Loan Bank represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as other assets.

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

LOANS

         Interest on all loans is recognized on the accrual basis based upon the principal amount outstanding. The accrual of interest income on loans is discontinued when, in the opinion of management, there exists doubt as to the ability to collect such interest. Payments received on nonaccrual loans are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ultimate ability to collect principal and interest.  Loans are returned to the accrual status when factors indicating doubtful collectibility cease to exist.

The Company recognizes nonrefundable loan origination fees and certain direct loan origination costs over the life of the related loan as an adjustment of loan yield using the interest method.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management’s periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

         Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value; or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

         Mortgage loans on one- to four-family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

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

PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed on straight line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 15 years for furniture, fixtures and equipment and 5 to 39 1/2 years for building premises. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income.

INTANGIBLE ASSETS

         Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense over a 5 1/2 to 6-year life on a straight-line basis. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

GOODWILL

         Goodwill is the excess of the purchase price over the fair value of assets acquired of companies in connection with business acquisitions accounted for as purchases and was being amortized on the straight-line method over 15 years, prior to January 1, 2002. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (FAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statement eliminates the regularly scheduled amortization of goodwill and replaces this method with a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company, upon adoption of this Statement, stopped amortizing existing goodwill of $6.9 million. In addition, the Company performed its initial impairment analysis of goodwill and determined that the estimated fair value exceeded the carrying amount.

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

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

EMPLOYEE BENEFIT PLANS

         The Company has a noncontributory defined benefit pension plan covering substantially all employees. It is the Company’s policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Company also has a profit-sharing plan which provides tax-deferred salary savings to plan participants.

MORTGAGE SERVICING RIGHTS (MSR’s)

         The Company originates certain loans for the express purpose of selling such loans in the secondary market.  The Company maintains all servicing rights for these loans.  The loans are carried at lower of cost or market.  Originated MSR’s are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values.  MSR’s are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio.

COMPREHENSIVE INCOME

         The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount.  The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations.  The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company ‘s financial statements.

         In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business.   FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell.  FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively.  The adoption of this statement did not have a material effect on the Company’s financial statements.

         In April 2002, the FASB issued FAS No. 145, “Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. FAS No. 145, is effective for transactions occurring after May 15, 2002. The adoption of FAS No. 145 did not have a material effect on the Company’s financial position or results of operations.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

         In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.  The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which did not have a material effect on the Company’s financial statements.

         On October 1, 2002, the FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002.  This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises.  This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises.  Upon adoption of this statement, the Company ceased the amortization of $6,905,000 in goodwill associated with branch acquisitions. The Company will continue to review the remaining goodwill on an annual basis for impairment. However, $1,413,000 in core deposit intangible will continue to be amortized and reviewed for impairment in accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation.  FAS No. 148 amends the disclosure requirements of  FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.  Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a “ramp-up” effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity’s full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No.148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies—regardless of the accounting method used—by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements.  The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

         In November, 2002, the FASB issued Interpretation No.45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor’s obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.  This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception.  The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

TREASURY STOCK

The purchase of the Company’s common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a last-in-first-out basis.

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

EARNINGS PER SHARE

         Earnings per share calculations give retroactive effect to stock dividends declared by the Company.  The number of shares used in the earnings per share computations presented was 2,826,908, 2,826,908 and 2,829,710 for 2002, 2001 and 2000, respectively.  The Company has no dilutive securities.

RECLASSIFICATION

Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.

2. RESTRICTIONS ON CASH AND DUE FROM BANKs

         The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities.  The amount of such reserves was $546,000 and $428,000 at December 31, 2002 and 2001, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 2002 and 2001, were as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized	Holding	Holding	Fair
December 31, 2001	Cost	Gains	Losses	Value

Available-for-sale securities:
U.S. Agency securities	$1,008	$44	$-	$1,052
Obligations of state and
political subdivisions	12,424	307	-	12,731
Corporate obligations	19,845	1,311	-	21,156
Mortgage-backed securities	58,913	1,888	-	60,801
Equity securities	4,667	318	-	4,985

Total available-for-sale	$96,857	$3,868	$-	$100,725

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized	Holding	Holding	Fair
December 31, 2001	Cost	Gains	Losses	Value

Available-for-sale securities:
Obligations of state and
political subdivisions	$18,626	$64	$(147)	$18,543
Corporate obligations	11,616	584	-	12,200
Mortgage-backed securities	76,414	945	(148)	77,211
Equity securities	5,110	540	-	5,650

Total available-for-sale	$111,766	$2,133	$(295)	$113,604

         Proceeds from sales of securities available-for-sale during 2002, 2001, and 2000 were $13,927,000, $35,529,000  and $10,717,00 respectively.  Gross gains and gross losses were realized on those sales as follows (in thousands):

	2002	2001	2000

Gross gains	$287	$817	$232
Gross losses	33	160	241

Net gains (losses)	$254	$657	$(9)

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

         Investment securities with an approximate carrying value of $50,733,000 and $57,180,000 at December 31, 2002 and 2001, respectively, were pledged to secure public funds and certain other deposits as provided by law.

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.   The amortized cost and estimated carrying value of debt securities at December 31, 2002, by contractual maturity, are shown below (in thousands):

	Amortized	Estimated
	Cost	Fair Value

Available-for-sale securities
Due in one year or less	$372	$375
Due after one yearthrough five years	25,568	26,787
Due after five years through ten years	30,353	31,198
Due after ten years	35,897	37,380

Total	$92,190	$95,740

4. LOANS

         The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York.  Although the Company has a diversified loan portfolio at December 31, 2002 and 2001, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within this region.

Major classifications of loans are as follows (in thousands):

	December 31,
	2002	2001

Real estate loans:
Residential	$175,323	$160,439
Commercial	47,210	43,174
Agricultural	9,844	12,169
Construction	5,009	3,219
Loans to individuals for household,
family and other purchases	13,915	14,694
Commercial and other loans	18,564	15,099
State and political subdivision loans	28,592	22,920

	298,457	271,714
Less allowance for loan losses	3,621	3,250

Loans, net	$294,836	$268,464

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $20,087,000 and $9,892,000, at December 31, 2002 and 2001, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

At December 31, 2002 and 2001, net unamortized loan fees and costs of $767,000 and $794,000, respectively, have been deducted from the carrying value of loans.

         The Company had nonaccrual loans, inclusive of impaired loans, of $2,980,000 and $2,062,000 at December 31, 2002 and 2001, respectively.  Interest income on loans would have increased by approximately $84,000, $105,000 and $39,000 during 2002, 2001 and 2000, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the years ended December 31, is as follows (in thousands):

	2002	2001	2000

Impaired Loans	$1,916	1,077	$199
Related allowance for loan losses	327	325	25
Average recorded balance of impaired loans	1,967	1,078	202
Interest income recognized on impaired loans	-	26	1

Transactions in the allowance for loan losses were as follows (in thousands):

	Years Ended December 31,
	2002	2001	2000

Balance, beginning of year	$3,250	$2,777	$2,270
Provision charged to income	435	445	610
Recoveries on loans previously
charged against the allowance	115	175	55

	3,800	3,397	2,935
Loans charged against the allowance	(179)	(147)	(158)

Balance, end of year	$3,621	$3,250	$2,777

The following is a summary of the past due and nonaccrual loans as of December 31, 2002 and 2001 (in thousands):

	December 31, 2002
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual

Real estate loans	$1,744	$-	$2,980
Installment loans	307	29	-
Credit cards and related loans	36	3	-
Commercial and all other loans	145	7	-

Total	$2,232	$39	$2,980

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements
	December 31, 2001
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual

Real estate loans	$2,329	$89	$2,062
Installment loans	298	16	-
Credit cards and related loans	33	6	-
Commercial and all other loans	92	-	-

Total	$2,752	$111	$2,062

5. PREMISES & EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

	December 31,
	2002	2001

Land	$1,867	$1,867
Buildings	9,681	9,524
Furniture, fixtures and equipment	6,476	5,903
Construction in process	21	294

	18,045	17,588
Less accumulated depreciation	6,800	5,820

Premises and equipment, net	$11,245	$11,768

Depreciation expense amounted to $990,000, $953,000, and $737,000 for 2002, 2001, and 2000, respectively.

6. DEPOSITS

        Certificates of deposit of $100,000 or more amounted to $35,671,000 and $33,991,000 at December 31, 2002 and 2001, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,654,000, $1,976,000, and $1,612,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

Following are maturities of certificates of deposit as of December 31, 2002 (in thousands):

2003	$88,314
2004	27,959
2005	32,885
2006	18,851
2007	29,479
Thereafter	4,299

Total certificates of deposit	$201,787

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

7. BORROWED FUNDS

	Securities
	Sold Under				Capital	Total
	Agreements to	TT&L	FHLB	Term	Lease	Borrowed
(dollars in thousands)	Repurchase(a)	Borrowings(b)	Advances(c)	Loans(d)	Obligations	Funds

2002
Balance at December 31	$7,647	$-	$7,380	$2,000	$-	$17,027
Highest balance at any month-end	14,897	-	7,380	2,000	20	24,297
Average balance	11,096	-	1,208	2,000	6	14,310
Weighted average interest rate:
Paid during the year	2.69%	-	1.59%	3.64%	4.93%	2.73%
As of year-end	2.94%	-	1.31%	3.13%	0.00%	2.25%

2001
Balance at December 31	$8,322	$-	$2,965	$2,000	$24	$13,311
Highest balance at any month-end	10,758	-	2,965	2,000	67	15,790
Average balance	8,752	-	47	2,000	49	10,848
Weighted average interest rate:
Paid during the year	4.31%	-	2.00%	5.94%	4.93%	4.60%
As of year-end	3.20%	-	1.88%	3.61%	4.90%	2.97%

2000
Balance at December 31	$9,133	$-	$-	$2,000	$71	$11,204
Highest balance at any month-end	10,515	4,606	25,030	8,000	113	48,264
Average balance	4,705	1,512	13,398	4,093	96	23,804
Weighted average interest rate:
Paid during the year	6.29%	6.08%	6.47%	6.48%	4.92%	6.40%
As of year-end	5.83%	-	-	8.30%	4.90%	6.26%

(a)

Securities sold under agreements to repurchase mature within one to five years. The carrying value of the underlying securities at December 31, 2002 and 2001 was $16,297,000 and $13,122,000, respectively.

(b)

TT&L borrowings consist of notes issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions.  These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

(c)

FHLB Advances consist of an "Open RepoPlus" agreement with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty.  The Company has a borrowing limit of $166,339,000, exclusive of any outstanding advances.  Although no specific collateral is required to be pledged for the "Open RepoPlus" borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans.  At December 31, 2002 and 2001, the approximate carrying value of the securities collateral was $58,722,000 and $57,183,000, respectively.

(d)	Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

		December 31,	December 31,
Interest Rate	Maturity	2002	2001

Variable:
(e)	October 15, 2003	$2,000	$2,000

Total term loans		$2,000	$2,000

(e) Interest rate floats monthly based on the 1 month LIBOR +1.75, the interest rate was 3.13% and 3.61% at December 31, 2002 and 2001, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Following are maturities of borrowed funds as of December 31, 2002 (in thousands):

2003	$13,864
2004	956
2005	390
2006	1,111
2007	706

Total borrowed funds	$17,027

8. EMPLOYEE BENEFIT PLANS

         The Company has a noncontributory, defined-benefit pension plan (the “Plan”) for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Company’s funding policies are consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock, U.S. government and corporate debt securities. Plan assets included 10,510 and 10,406 shares of the Company’s common stock at December 31, 2002 and 2001, respectively.

The following table sets forth the change in plan assets and benefit obligation at December 31 (in thousands):

	2002	2001	2000

Plan assets at fair value, beginning of year	$3,181	$3,158	$3,294
Actual return on plan assets	(371)	(69)	(83)
Amendments	-	-	23
Employer contribution	391	160	-
Benefits paid	(84)	(68)	(76)

Plan assets at fair value, end of year	3,117	3,181	3,158

Benefit obligation, beginning of year	3,342	2,874	2,515
Service cost	269	222	155
Interest cost	229	201	181
Amendments	74	30	99
Assumption change	96	83	-
Benefits paid	(84)	(68)	(76)

Benefit obligation, end of year	3,926	3,342	2,874

Funded status	(809)	(161)	284
Transition adjustment	(39)	(55)	(70)
Prior service cost	21	(13)	(44)
Unrecognized net gain from past experience
different from that assumed	1,010	244	(161)

Benefit asset, end of year	$183	$15	$9

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Assumptions used in determining net periodic pension cost are as follows:

	2002	2001	2000

Discount rate	6.50%	6.75%	7.00%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.50%	3.75%	4.00%

Net periodic pension cost includes the following components (in thousands):

	2002	2001	2000

Service cost of the current period	$269	$222	$155
Interest cost on projected benefit obligation	229	201	181
Actual return on plan assets	371	69	83
Net amortization and deferral	(646)	(338)	(382)

Net periodic pension cost	$223	$154	$37

         The Company also has a profit-sharing plan, covering substantially all employees, which provides tax-deferred salary savings to plan participants. The Company’s contributions to the profit-sharing plan are allocated to the participants based upon a percentage of their compensation. The Company’s profit-sharing contribution is determined by the Board of Directors on a discretionary basis. The Company’s contributions for 2002, 2001, and 2000 were $299,000, $131,000, and $49,000, respectively.

9. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	Years Ended December 31,
	2002	2001	2000

Currently payable	$1,647	$1,044	$898
Deferred liability (benefit)	116	(279)	(254)

Provision for income taxes	$1,763	$765	$644

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

The following temporary differences gave rise to the net deferred tax assets (liabilities) at December 31, 2002 and 2001 (in thousands):

	2002	2001

Deferred tax assets:
Allowance for loan losses	$1,038	$922
Deferred compensation	243	225
Goodwill and core deposit intangibles	108	189
Merger & acquisition costs	34	44

Total	1,423	1,380

Deferred tax liabilities:
Unrealized gains on available-for-sale securities	(1,315)	(625)
Depreciation and amortization	(259)	(252)
Bond accretion	(126)	(80)
Pension expense	(62)	(5)
Loan fees and costs	(69)	(56)
Mortgage servicing rights	(45)	(9)

Total	(1,876)	(1,027)

Deferred tax asset (liability), net	$(453)	$353

No valuation allowance was established at December 31, 2001 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

	Years Ended December 31,
	2002	2001	2000

Provision at statutory rates on
pre-tax income	$2,502	$1,537	$1,309
Effect of tax-exempt income	(693)	(764)	(780)
Tax credits	(130)	(113)	-
Nondeductible interest	67	97	110
State income taxes	9	-	-
Other items	8	8	5

Provision for income taxes	$1,763	$765	$644

Statutory tax rates	34%	34%	34%
Effective tax rates	24.0%	16.9%	16.7%

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

10. RELATED PARTY TRANSACTIONS

Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.

A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

	Years Ended December 31,
	2002	2001	2000

Balance, beginning of year	$3,972	$2,814	$3,041
New loans	847	2,341	627
Repayments	(1,141)	(1,183)	(854)

Balance, end of year	$3,678	$3,972	$2,814

Such loans were made in the ordinary course of business at the Bank’s normal credit terms and do not present more than a normal risk of collection.

11. REGULATORY MATTERS

Dividend Restrictions:

         The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2003 without approval of the Comptroller of the Currency of approximately $7,416,000, plus the Bank’s net income for 2003.

Loans:

The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2002, the regulatory lending limit amounted to approximately $4,360,000.

Regulatory Capital Requirements:

         Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

         In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized”, it would become subject to a series of increasingly restrictive regulatory actions.

         As of December 31, 2002 and 2001, the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized, under the regulatory framework for prompt corrective action.  To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5%, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

The following table reflects the Company’s capital ratios at December 31 (in thousands):

	2002		2001
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Company	$31,036	11.52%	$26,761	10.72%
For capital adequacy purposes	21,552	8.00%	19,978	8.00%
To be well capitalized	26,939	10.00%	24,972	10.00%

Tier I capital (to risk weighted assets)

Company	$27,522	10.22%	$23,398	9.37%
For capital adequacy purposes	10,776	4.00%	9,989	4.00%
To be well capitalized	16,164	6.00%	14,983	6.00%

Tier I capital (to average assets)

Company	$27,522	6.48%	$23,398	5.68%
For capital adequacy purposes	16,978	4.00%	16,480	4.00%
To be well capitalized	21,223	5.00%	20,600	5.00%

         At December 31, 2002, the Bank’s Total capital and Tier I ratios were 12.13% and 10.85%, respectively, and Tier I capital to average assets was 7.00%. At December 31, 2001, the Bank’s Total capital and Tier I ratios were 11.19% and 9.89%, respectively, and Tier I capital to average assets was 6.05%.

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

12. OFF-BALANCE-SHEET RISK

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

         The Company’s exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Financial instruments whose contract amounts represent credit risk at December 31, 2002 and 2001, are as follows (in thousands):

	2002	2001

Commitments to extend credit	$33,946	$33,946
Standby letters of credit	1,143	1,116

         Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management’s credit assessment of the counter party.

         Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending normal loan commitments to customers. The Company generally holds collateral supporting standby letters of credit.

13. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

December 31, 2002

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and due from banks	$11,594	$11,594
Available-for-sale securities	100,725	100,725
Net loans	294,836	297,913
Regulatory Stock	1,529	1,529
Accrued interest receivable	1,976	1,976

Total financial assets	$410,660	$413,737

Financial liabilities:
Deposits	$373,051	$375,007
Securities sold under agreements to repurchase	7,648	7,700
Other borrowed funds	9,380	9,380
Accrued interest payable	2,077	2,077

Total financial liabilities	$392,156	$394,164

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

December 31, 2001

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and due from banks	$11,480	$11,480
Available-for-sale securities	113,604	113,604
Net loans	268,464	277,461
Regulatory Stock	2,175	2,175
Accrued interest receivable	1,986	1,986

Total financial assets	$397,709	$406,706

Financial liabilities:
Deposits	$370,474	$373,439
Securities sold under agreements to repurchase	8,322	8,350
Other borrowed funds	4,989	4,989
Accrued interest payable	2,285	2,285

Total financial liabilities	$386,070	$389,063

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.

         Estimated fair values have been determined by the Company using historical data, as generally provided in the Company’s regulatory reports, and an estimation methodology suitable for each category of financial instruments. The Company’s fair value estimates, methods and assumptions are set forth below for the Company’s other financial instruments.

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

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Loans:

Fair values are estimated for portfolios of loans with similar financial characteristics.

         The fair value of performing loans has been estimated by discounting expected future cash flows. The discount rate used in these calculations is derived from the Treasury yield curve adjusted for credit quality, operating expense and prepayment option price, and is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic and lending conditions.

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

Regulatory Stock:

The carrying value of regulatory stock approximates fair value based on applicable redemption provisions.

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

         The deposits’ fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

Borrowed Funds:

Rates available to the Company for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of borrowed funds.

14. Goodwill - Adoption of Statement 142

A summary of goodwill is as follows (in thousands):

	December 31,
	2002	2001	2000

Gross carrying amount	$7,685	$7,685	$7,685
Less accumulated amoritzation	780	780	268

Net carrying amount	$6,905	$6,905	$7,417

Amortization expense amounted to $512,000 and $268,000 for 2001 and 2000, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

         The gross carrying amount of goodwill is tested for impairment in the fourth quarter, after the annual forecasting process.  Due to an increase in overall earning asset growth, operating profits and cashflows were greater than expected. Based on the fair value of the reporting unit, estimated using the expected present value of future cashflows, no goodwill impairment loss was recognized in the current year.

The following table sets forth a comparison of net income and basic earnings per share adjusted for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets":

(in thousands, except per share data)

	For the Year Ended
	December 31,
	2002	2001	2000

Goodwill amortization	$-	$512	$119

Net Income	5,595	3,757	3,208
Addback: Goodwill amortization (net of tax)	-	338	79

Adjusted net income	$5,595	$4,095	$3,287

Basic earnings per share:
Net income	$1.98	$1.33	$1.13
Goodwill amortization	-	0.12	0.03

Adjusted basic earnings per share	$1.98	$1.45	$1.16

15. Core deposit intangible assets

A summary of core deposit intangible assets is as follows (in thousands):

	December 31,
	2002	2001	2000

Gross carrying amount	$2,763	$2,763	$2,763
Less accumulated amortization	1,350	893	390

Net carrying amount	$1,413	$1,870	$2,373

Amortization expense amounted to $457,000, $503,000 and $390,000 for 2002, 2001 and 2000, respectively.

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

Amortization expense of intangible assets for the years ended December 31, 2002, 2001 and 2000 is as follows:

Aggregate Amortization Expense (in thousands):

	December 31,
	2002	2001	2000

Core deposit intangibles	$457	$503	$141

The estimated amortization expense of intangible assets for each of the five succeeding fiscal years is as follows:

Estimated annual amortization expense (in thousands)
Core deposit
intangibles

For the year ended December 31, 2003	$435
For the year ended December 31, 2004	435
For the year ended December 31, 2005	435
For the year ended December 31, 2006	109
For the year ended December 31, 2007	-

16. Condensed Financial Information - Parent Company Only

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2002	2001

Assets:
Cash	$68	$67
Investment in subsidiary,
First Citizens National Bank	39,978	34,423
Available-for-sale securities	416	987
Other assets	13	24

Total assets	$40,475	$35,501

Liabilities:
Other liabilities	$23	$22
Deferred tax liability	46	90
Borrowed funds	2,000	2,000

Total liabilities	$2,069	$2,112
Stockholders' equity	38,406	33,389

Total liabilities and stockholders' equity	$40,475	$35,501

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2002	2001	2000

Dividends from:
Bank subsidiary	$1,478	$481	$2,219
Available-for-sale securities	19	44	63
Interest-bearing deposits with banks	2	22	9

Total income	1,499	547	2,291
Realized securities gains, net	178	189	4
Expenses	213	264	150

Income before equity
in undistributed earnings
of subsidiary	1,464	472	2,145
Equity in undistributed
earnings - First Citizens National Bank	4,131	3,285	1,063

Net income	$5,595	$3,757	$3,208

CITIZENS FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2002	2001	2000

Cash flows from operating activities:
Net income	$5,595	$3,757	$3,208
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in earnings of subsidiaries	(4,131)	(3,285)	(1,063)
Deferred income taxes	-	3	(4)
Realized gains on securities	(178)	(189)	(4)
Decrease (increase) in other assets	11	35	(29)
Increase (decrease) in other liabilities	1	(4)	8

Net cash provided by operating activities	1,298	317	2,116

Cash flows from investing activities:
Purchase of available-for-sale securities	-	(418)	(1,076)
Proceeds from the sale of available-for-sale securities	621	2,283	1,177
Additional contribution in subsidiaries	-	(500)	-

Net cash provided by investing activities	621	1,365	101

Cash flows from financing activities:
Cash dividends paid	(1,918)	(1,786)	(1,660)
Acquisition of treasury stock	-	-	(489)

Net cash used in financing activities	(1,918)	(1,786)	(2,149)

Net increase (decrease) in cash	1	(104)	68

Cash at beginning of year	67	171	103

Cash at end of year	$68	$67	$171

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

17. Condensed Quarterly Data

CONSOLIDATED QUARTERLY DATA
(dollar amounts in thousands)	Three Months Ended
2002	Mar 31	Jun 30	Sep 30	Dec 31

Interest income	$6,867	$6,825	$6,894	$6,791
Interest expense	2,723	2,632	2,558	2,491

Net interest income	4,144	4,193	4,336	4,300
Provision for loan losses	120	90	90	135
Non-interest income	1,201	1,154	1,177	1,260
Realized securities gains, net	30	186	38	-
Non-interest expenses	3,467	3,590	3,571	3,598

Income before provision for income taxes	1,788	1,853	1,890	1,827
Provision for income taxes	428	438	459	438

Net income	$1,360	$1,415	$1,431	$1,389

Earnings Per Share	$0.48	$0.50	$0.51	$0.49

	Three Months Ended
2001	Mar 31	Jun 30	Sep 30	Dec 31

Interest income	$7,164	$7,316	$7,339	$7,206
Interest expense	3,815	3,745	3,630	3,116

Net interest income	3,349	3,571	3,709	4,090
Provision for loan losses	75	120	175	75
Non-interest income	820	869	873	1,070
Realized securities gains, net	30	353	138	136
Non-interest expenses	3,196	3,416	3,513	3,916

Income before provision for income taxes	928	1,257	1,032	1,305
Provision for income taxes	137	220	147	261

Net income	$791	$1,037	$885	$1,044

Earnings Per Share	$0.28	$0.37	$0.31	$0.37

2002 FINANCIAL SECTION

Notes to Consolidated Financial Statements

To the Stockholders and Board of Directors of
Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Wexford, PA
January 17, 2003

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

2002 FINANCIAL SECTION

Selected Financial Data

FIVE YEAR SUMMARY OF OPERATIONS

(dollar amounts in thousands)	2002	2001	2000	1999	1998

Interest income	$27,377	$29,025	$26,226	$23,546	$23,088
Interest expense	10,404	14,306	14,238	12,066	11,920

Net interest income	16,973	14,719	11,988	11,480	11,168
Provision for loan losses	435	445	610	475	218

Net interest income after provision
for loan losses	16,538	14,274	11,378	11,005	10,950
Non-interest income	4,792	3,632	2,670	2,345	1,838
Realized securities gains (losses), net	254	657	(9)	279	457
Non-interest expenses	14,226	14,041	10,187	9,033	8,214

Income before provision for income taxes and
extraordinary item	7,358	4,522	3,852	4,596	5,031
Provision for income taxes	1,763	765	644	1,043	1,401

Income before extraordinary item	5,595	3,757	3,208	3,553	3,630
Extraordinary item	-	-	-	-	141

Net income	$5,595	$3,757	$3,208	$3,553	$3,489

Per share data:
Income before extraordinary item (1)	$1.98	$1.33	$1.13	$1.24	$1.26
Net income (1)	1.98	1.33	1.13	1.24	1.21
Cash dividends (1)	0.680	0.640	0.600	0.560	0.520
Book value (1)	13.59	11.81	10.80	9.42	9.95

Total investments	$100,725	$113,604	$97,984	$90,031	$91,734
Loans, net (2)	294,836	268,464	260,209	229,159	203,583
Total assets (2)	432,658	421,110	413,332	340,779	313,564
Total deposits (2)	373,051	370,474	367,785	284,318	274,193
Stockholders' equity	38,406	33,389	30,549	27,082	28,598

(1) Amounts were adjusted to reflect stock dividends and previous years two-for-one stock split
(2) Amounts in 2000 reflect the acquisition of branches in the fourth quarter of 2000

2002 FINANCIAL SECTION

Selected Financial Data

COMMON STOCK

         Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid/ask prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC “Bulletin Board”, its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau’s “Pink Sheets.” The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a quarterly basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 11).

			Dividends			Dividends
	2002		declared	2001		declared
	High	Low	per share	High	Low	per share

First quarter	$16.75	$13.50	$0.165	$12.00	$11.51	$0.155
Second quarter	17.50	16.80	0.170	13.37	12.00	0.160
Third quarter	19.35	17.00	0.170	13.45	13.02	0.160
Forth quarter	21.80	19.35	0.175	13.65	12.50	0.165

TRUST AND INVESTMENT SERVICES FUNDS UNDER MANAGEMENT (MARKET VALUE)

	2002	2001

INVESTMENTS:
Bonds	$13,153	$15,860
Stock	20,783	27,964
Savings and Money Market Funds	11,168	10,378
Mutual Funds	18,257	16,756
Mortgages	936	876
Real Estate	816	496
Miscellaneous	29	69
Cash	29	17

TOTAL	$65,171	$72,416

ACCOUNTS:
Estates	$1,016	$2,076
Trusts	25,134	30,720
Guardianships	184	240
Employee Benefits	19,490	20,653
Investment Management	13,377	11,793
Custodial	5,970	6,934

TOTAL	$65,171	$72,416

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY STATEMENT

         Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Citizens Financial Services, Inc., First Citizens National Bank, First Citizens Insurance Agency, Inc. or the combined Company. When we use such words as “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements.  For a variety of reasons, actual results could differ materially from those contained in or implied by forward-looking statements:

Interest rates could change more rapidly or more significantly than we expect.
  The economy could change significantly in an unexpected way, which would cause the demand for new loans and the ability of borrowers to repay outstanding loans to change in ways that our models do not anticipate.

  The stock and bond markets could suffer a significant disruption, which may have a negative effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.

It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.
Acquisitions and dispositions of assets could affect us in ways that management has not anticipated.
We may become subject to new legal obligations or the resolution of litigation may have a negative effect on our financial condition.
We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.

INTRODUCTION

         The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Citizens Financial Services, Inc., a bank holding company and its subsidiary (the Company). Our Company’s consolidated financial condition and results of operations consist almost entirely of our wholly owned subsidiary’s (First Citizens National Bank) financial conditions and results of operations. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes. Except as noted, tabular information is presented in thousands of dollars.

         Our Company currently engages in the general business of banking throughout our service area of Potter, Tioga and Bradford counties in North Central Pennsylvania and Allegany, Steuben, Chemung and Tioga counties in Southern New York. We maintain our central office in Mansfield, Pennsylvania. Presently we operate banking facilities in Mansfield, Blossburg, Ulysses, Genesee, Wellsboro, Troy, Sayre, Canton, Gillett, Millerton, LeRaysville, Towanda, the Wellsboro Weis Market store and the Mansfield Wal-Mart Super center. Additionally, we have automatic teller machines (ATMs) located in Soldiers and Sailors Memorial Hospital in Wellsboro and at Mansfield University. Our lending and deposit products and investment services are offered primarily within our service area.

         Risk identification and management are essential elements for the successful management of the Company.  In the normal course of business, the Company is subject to various types of risk, including interest rate, credit and liquidity risk.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates.  Interest rate risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Company.  The Company uses its asset/liability and funds management policy to control and manage interest rate risk.

         Credit risk represents the possibility that a customer may not perform in accordance with contractual terms.  Credit risk results from loans with customers and the purchasing of securities.  The Company’s primary credit risk is in the loan portfolio.  The Company manages credit risk by adhering to an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses.  Also, the investment policy limits the amount of credit risk that may be taken in the investment portfolio.

         Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors.  The Company has established guidelines within its asset/liability and funds management policy to manage liquidity risk.  These guidelines include contingent funding alternatives.

         Readers should carefully review the risk factors described in other documents our Company files from time to time with the Securities and Exchange Commission, including the quarterly reports on Form 10-Q and any current reports on Form 8-K filed by us.

         We face strong competition in the communities we serve from other commercial banks, savings banks, and savings and loan associations, some of which are substantially larger institutions than our subsidiary. In addition, insurance companies, investment-counseling firms, and other business firms and individuals offer personal and corporate trust services. We also compete with credit unions, issuers of money market funds, securities brokerage firms, consumer finance companies, mortgage brokers and insurance companies. These entities are strong competitors for virtually all types of financial services.

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

TRUST AND INVESTMENT SERVICES

         Our Trust & Investment Department services range from professional estate settlement services through management of complex trust accounts to investment management and custody of securities.  Our expanded Retirement and Trust Department manages retirement accounts for many area companies and individuals.  We also manage many individual IRAs, both rollover and contributory.

The Investment Department offers full service brokerage services in selected locations throughout the Bank’s market area and appointments can be made in any First Citizens National Bank branch.

         Effective October 2001, the Bank began offering annuities and life insurance through our new insurance subsidiary, First Citizens Insurance Agency, Inc.  We will add long term care insurance and other consumer insurance products in the near future.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION

The following table presents ending balances (dollars in millions), growth (reduction) and the percentage change during the past two years:

	2002	Increase	%	2001	Increase	%	2000
	Balance	(Decrease)	Change	Balance	(Decrease)	Change	Balance

Total assets	$ 432.7	$ 11.6	2.8	$ 421.1	$ 7.8	1.9	$ 413.3
Total loans, net	294.8	26.3	9.8	268.5	8.3	3.2	260.2
Total investments	100.7	(12.9)	(11.4)	113.6	15.6	15.9	98.0
Total deposits	373.1	2.6	0.7	370.5	2.7	0.7	367.8
Total stockholders' equity	38.4	5.0	15.0	33.4	2.9	9.5	30.5

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents totaled $11,594,000 at December 31, 2002 compared to $11,480,000 at December 31, 2001.  Non-interest bearing cash decreased $240,000 since December 31, 2001, while interest-bearing cash increased $354,000 during that same time period.

         We believe the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the investment and loan portfolios that mature within one year.  These sources of funds should permit us to meet cash obligations and off-balance sheet commitments as they come due.

INVESTMENTS

         Our investment portfolio decreased by $12.9 million or 11.4% in 2002 as compared to an increase of $15.6 million in 2001. Our investment portfolio has decreased primarily as a result of mortgage-backed securities monthly principal repayments and the sale of some callable municipal bonds, allowing excess funds to be used for our continued loan growth.

         During 2002 new investments were made primarily in short-term mortgage-backed securities and corporate bonds.  Our current investment strategy is to reinvest in short-term mortgage-backed securities as funds become available.

The following table shows the year-end composition of the investment portfolio for the five years ended December 31, 2002:

Estimated Fair Market Value at December 31,

	2002	% of	2001	% of	2000	% of	1999	% of	1998	% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Available-for-sale:
U. S. Treasury securities	$ -	-	$ -	-	$ 8,655	15.2	$ 13,628	15.1	$ 32,763	35.7
U. S. Agency securities	1,052	1.1	-	-	1,531	15.2	-	-	-	-
Obligations of state & political
subdivisions	12,731	12.6	18,543	16.3	20,592	21.0	19,469	21.6	18,452	20.1
Corporate obligations	21,156	21.0	12,200	10.7	19,710	20.1	18,629	20.7	14,889	16.2
Mortgage-backed securities	60,801	60.4	77,211	68.0	38,473	39.3	34,045	37.8	23,113	25.2
Other equity securities	4,985	4.9	5,650	5.0	9,023	9.2	4,260	2.8	2,517	2.7

Total	$ 100,725	100.0	$ 113,604	100.0	$ 97,984	100.0	$ 90,031	100.0	$ 91,734	100.0

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2002, are shown below. Expected maturities, which include prepayment speed assumptions for mortgage-back securities, are significantly different than the contractual maturities detailed in Footnote 3 of the Consolidated Financial Statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 34% tax rate.

	Within		One-		Five-		After		Amortized
	One	Yield	Five	Yield	Ten	Yield	Ten	Yield	Cost	Yield
	Year	(%)	Years	(%)	Years	(%)	Years	(%)	Total	(%)

Available-for-sale securities:
U.S. Agency securities	$ -		$ 1,008	4.0	$ -		$ -		$ 1,008	4.0
Obligations of state & political
subdivisions	5,418	6.9	4,703	6.7	2,303	6.8	-	-	12,424	6.8
Corporate obligations	-	-	17,901	5.8	1,944	7.2	-	-	19,845	5.9
Mortgage-backed securities	7,531	5.4	51,382	5.7	-	-	-	-	58,913	5.6
Equity securities	279	2.9	4,388	5.9	-	-	-	-	4,667	5.8

Total available-for-sale	$ 13,228	5.9	$ 79,382	5.7	$ 4,247	7.0	$ -	-	$ 96,857	5.8

Approximately 95% of the amortized cost of debt securities is expected to mature within five years or less.

         Our Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank will be sufficient to meet future liquidity needs.

Our Company has no securities from a single issuer representing more than 10% of stockholders’ equity.

LOANS

         Historically, our Company’s loan customers have been located in North Central Pennsylvania and the Southern Tier of New York. We originate loans primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers. We also do a limited amount of indirect loans through new and used car dealers in the primary lending area.

         All lending is governed by a lending policy that is developed and maintained by us and approved by the Board of Directors. Our Company’s real estate loan lending policy generally permits the Bank to lend up to 80% of the appraised value or purchase price (whichever is lower) on owner-occupied residential property, when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 80% of the current appraised value. The maximum term for mortgage loans is 25 years for one- to four-family residential property and 20 years for commercial and vacation property.

         As shown in the following table, total loans grew by $26.7 million in 2002, or 9.8%. In addition, $11.9 million in conforming mortgage loans were originated and $13.1 million sold on the secondary market through the Federal Home Loan Mortgage Corporation, providing over $185,000 of income in origination fees and premiums on loans sold, compared to $3.8 million in loans originated and $31,000 of income in 2001. The increased activity in loans sold was primarily a result of the conducive interest rate environment that continued during 2002. Residential mortgage lending is a principal business activity and one we expect to continue.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Our Company focuses its commercial lending activity on small businesses and our Company’s commercial lending officers have attracted new business loans, especially loans to state and political subdivisions.

         The majority of lending activity has been mortgage loans secured by one- to four-family residential property. As of December 31, 2002, residential real estate and real estate construction loans made up 60.4% of our Company’s total loan portfolio.

         Continuing in 2003, our Company’s primary goal is to be the premier mortgage lender in our market area, with our menu of conforming mortgages (including “jumbo” and low- to moderate-income homebuyer mortgages) through Farmers Home Administration (FmHA). The local economy has slowed and the average unemployment rate has recently been approximately 5.9% (slightly higher than the state unemployment rate of 5.4%) up from 4.5% in 2001.  Loan demand has continued during the last quarter of 2002 for residential mortgages and commercial loans. We believe that our continued training of branch office personnel (particularly in our newly acquired offices) and the focus on flexibility and fast “turn around time” will aid in growing our loan portfolio. (Also see the discussion in Footnote 4 of the Consolidated Financial Statements.)

Five Year Breakdown of Loans by Type
December 31,

	2002		2001		2000		1999		1998
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Real estate:
Residential	$ 175,323	58.7	$ 160,439	59.0	$ 151,782	57.7	$ 139,518	60.3	$ 127,053	61.7
Commercial	47,210	15.8	43,174	15.9	40,044	15.2	32,159	13.9	27,164	13.2
Agricultural	9,844	3.3	12,169	4.5	12,075	4.6	9,392	4.1	9,266	4.5
Construction	5,009	1.7	3,219	1.2	3,112	1.2	4,359	1.9	5,234	2.5
Loans to individuals
for household,
family and other purchases	13,915	4.7	14,694	5.4	15,020	5.7	15,540	6.7	14,429	7.0
Commercial and other loans	18,564	6.2	15,099	5.6	17,509	6.7	12,313	5.3	12,457	6.1
State & political subdivision loans	28,592	9.6	22,920	8.4	23,444	8.9	18,148	7.8	10,272	5.0

Total loans	298,457	100.0	271,714	100.0	262,986	100.0	231,429	100.0	205,875	100.0
Less allowance for loan losses	3,621	3,250	2,777	2,270	2,292

Net loans	$ 294,836		$ 268,464		$ 260,209		$ 229,159		$ 203,583

	2002/2001		2001/2000
	Change		Change
	Amount	%	Amount	%

Real estate:
Residential	$14,884	9.3	$8,657	5.7
Commercial	4,036	9.3	3,130	7.8
Agricultural	(2,325)	(19.1)	94	0.8
Construction	1,790	55.6	107	3.4
Loans to individuals
for household,
family and other purchases	(779)	(5.3)	(326)	(2.2)
Commercial and other loans	3,465	22.9	(2,410)	(13.8)
State & political subdivision loans	5,672	24.7	(524)	(2.2)

Total loans	$26,743	9.8	$8,728	3.3

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our loan portfolio is our predominant source of earning assets.

         The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2002, classified according to the sensitivity to changes in interest rates within various time intervals:

	Commercial,
	municipal,	Real estate
	agricultural	construction	Total

Maturity of loans:
One year or less	$9,038	$235	$9,273
Over one year but less than five years	14,168	-	14,168
Over five years	81,004	4,774	85,778

Total	$104,210	$5,009	$109,219

Sensitivity of loans to changes in interest
rates - loans due after one year:
Predetermined interest rate	$17,463	$1,412	$18,875
Floating or adjustable interest rate	77,709	3,362	81,071

Total	$95,172	$4,774	$99,946

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

The following table indicates the level of non-performing assets over the past five years ending December 31:

	2002	2001	2000	1999	1998

Non-performing loans:
Non-accruing loans	$1,064	$985	$488	$421	$1,495
Impaired loans	1,916	1,077	199	1,334	382
Accrual loans - 90 days or
more past due	39	111	39	78	15

Total non-performing loans	3,019	2,173	726	1,833	1,892

Foreclosed assets held for sale	221	408	508	573	529

Total non-performing assets	$3,240	$2,581	$1,234	$2,406	$2,421

Non-performing loans as a percent of loans
net of unearned income	1.01%	0.80%	0.28%	0.79%	0.92%

Non-performing assets as a percent of loans
net of unearned income	1.09%	0.95%	0.47%	1.04%	1.18%

         Other than those disclosed above, we do not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses or have a material impact on future operations, liquidity or capital reserves. We are not aware of any other information that causes us to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

	2002	2001	2000	1999	1998

Balance
at beginning of period	$3,250	$2,777	$2,270	$2,292	$2,138

Charge-offs:
Real estate-mortgage	59	19	86	73	-
Loans to individuals for household,
family and other purchases	90	109	50	93	105
Commercial and other loans	30	19	22	385	7

Total loans charged-off	179	147	158	551	112
Recoveries:
Real estate-mortgage	14	1	24	1	2
Loans to individuals for household,
family and other purchases	34	20	26	38	37
Commercial and other loans	67	154	5	15	9

Total loans recovered	115	175	55	54	48

Net loans charged-off (recovered)	64	(28)	103	497	64
Provision charged to expense	435	445	610	475	218

Balance at end of year	$3,621	$3,250	$2,777	$2,270	$2,292

Loans outstanding at end of year	$298,457	$271,714	$262,986	$231,429	$205,875
Average loans outstanding, net	$285,241	$266,116	$241,359	$217,265	$196,281
Net charge-offs to average loans	0.02%	-0.01%	0.04%	0.23%	0.03%
Year-end allowance to total loans	1.21%	1.20%	1.06%	0.98%	1.11%
Year-end allowance to total
non-performing loans	119.94%	149.56%	382.51%	123.84%	121.14%

         As detailed in Footnote 4 of the Consolidated Financial Statements and the above tables, total past due (90 days or more) and non-performing loans increased 39% from December 31, 2001 to December 31, 2002. Charged off commercial and other loans remained at historically low levels after the increase in 1999, which was the result of a single borrower going into bankruptcy during the fourth quarter. Overall, Northern Tier area development corporations were reporting an increase in unemployment, and property values have been stable to slightly increasing. The majority of our loan volume is well collateralized by real estate.

ALLOWANCE FOR LOAN LOSSES

         The allowance is maintained at a level, which in management’s judgment is adequate to absorb potential future loan losses inherent in the loan portfolio.  The amount of the allowance is determined by a formal analysis of delinquencies, large problem credits, non-accrual loans, local economic conditions, trends in the loan portfolio and historic and projected losses.  As part of this evaluation, the loan portfolio is divided into several categories in order to improve the analysis.  These categories are loans classified on the Watch List, residential mortgages, commercial and consumer loans.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Historical loss factors are calculated for consumer, residential mortgage, and commercial loans for the past seven years.  The worst historical loss factor for each category is applied to the performing portion of the loan category.  For Watch List loans, the losses are calculated for the last eight quarters of experience.  This is used along with regulatory guidelines to establish the loss factor applied to Watch List loans.  These historical factors, for both the Watch List and homogeneous loan pools, are adjusted based on the five following qualitative factors:

Level of Delinquencies and Non-Accruals
Trends in Volume and Terms of Loans
Experience, Ability and Depth of Management
National and Local Economic Trends and Conditions
Concentration of Credit

         While we evaluate all of this information quarterly, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review our Company’s allowance for loan losses. These agencies may require us to recognize additions to the allowance based on their evaluation of information available to them. We believe that the current allowance is adequate to offset any exposure that may exist for loans that are under secured or loans that might not be collectible. In 2000, we added $210,000 to our loan loss provision when our loans increased by approximately $28 million in connection with the branch acquisition.

         The accrual of interest income on loans is discontinued when, in the opinion of management, there exists doubt as to the ability to collect interest.  Payments received on nonaccrual loans are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ability to collect principal and interest.  Loans are returned to the accrual status when factors indicating doubtful collectibility cease to exist.

Allocation of the Allowance for Loan Losses

The allocation of the allowance for loan losses is our determination of the amounts necessary for concentrations and changes in mix and volume of the loan portfolio.

         The unallocated portion of the allowance is based upon our assessment of general and specific economic conditions within our market. This allocation is more uncertain and considers risk factors that may not be reflected in our historical loss factors. Total charge-offs for 2003 are expected to be close to their moderate historic levels.

The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category:

	2002		2001		2000		1999		1998
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Real estate loans:
Residential	$ 347	58.7	$ 252	59.0	$ 294	57.7	$ 232	60.3	$ 140	61.7
Commercial, agricultural	1,947	19.1	1,689	20.4	1,269	19.8	1,190	18.0	1,030	17.7
Construction	6	1.7	-	1.2	-	1.2	-	1.9	-	2.5
Loans to individuals
for household,
family and other purchases	471	4.7	402	5.4	367	5.7	313	6.7	365	7.0
Commercial and other loans	537	6.2	542	5.6	488	6.7	350	5.3	299	6.1
State & political subdivision loans	26	9.6	21	8.4	21	8.9	15	7.8	4	5.0
Unallocated	287	N/A	344	N/A	338	N/A	170	N/A	454	N/A

Total allowance for loan losses	$ 3,621	100.0	$ 3,250	100.0	$ 2,777	100.0	$ 2,270	100.0	$ 2,292	100.0

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

DEPOSITS

         Traditional deposits continue to be the most significant source of funds for the Company.  We are one of the only banks within our market to pay interest on a senior checking product and the only bank that does not require a minimum balance to do so.  Larger deposit relationships are rewarded with higher interest rates on our Money Market Investor accounts and Certificates of Deposits.

         In addition to a competitive interest rate, the introduction of two new Certificates of Deposit, the Easy Access CD and the Hassle Free CD in 2001, has helped us retain existing CD deposit relationships and attracting new ones. Continuous emphasis on personal quality service also plays a large role in our ability to retain existing customers.  One of our strategies for growth is to obtain a greater share of wallet from our existing deposit and loan customers.  We plan to continue our focus on existing customer growth in 2003.

         The Company experienced moderate deposit growth in 2002 of $2.6 million or .7%.  The table below shows that non-interest bearing deposits increased $2.8 million at December 31, 2002, while savings and certificates of deposit increased $1.6 million and $2.5 million, respectively, in 2002.  Money market funds decreased by $4.3 million in 2002, as state & political customers moved money out of the bank into other financial alternatives.

	2002		2001		2000
	Amount	%	Amount	%	Amount	%

Non-interest-bearing deposits	$40,143	10.8	$37,361	10.1	$42,353	11.5
NOW accounts	51,304	13.7	51,259	13.8	48,384	13.2
Savings deposits	33,683	9.0	32,112	8.7	31,456	8.6
Money market deposit accounts	46,134	12.4	50,458	13.6	50,555	13.7
Certificates of deposit	201,787	54.1	199,284	53.8	195,037	53.0

Total	$373,051	100.0	$370,474	100.0	$367,785	100.0

	2002/2001		2001/2000
	Change		Change
	Amount	%	Amount	%

Non-interest-bearing deposits	$2,782	7.4	$(4,992)	(11.8)
NOW accounts	45	0.1	2,875	5.9
Savings deposits	1,571	4.9	656	2.1
Money market deposit accounts	(4,324)	(8.6)	(97)	(0.2)
Certificates of deposit	2,503	1.3	4,247	2.2

Total	$2,577	0.7	$2,689	0.7

Remaining maturities of certificates of deposit of $100,000 or more:

	2002	2001	2000

3 months or less	$4,674	$9,557	$2,517
3 through 6 months	2,559	8,523	3,295
6 through 12 months	4,819	3,866	6,569
Over 12 months	23,619	12,045	17,568

Total	$35,671	$33,991	$29,949

As a percent of total
certificates of deposit	17.68%	17.06%	15.36%

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

Deposits by Type of Depositor:

	2002		2001		2000
	Amount	%	Amount	%	Amount	%

Individual, partnerships
& corporations	$338,079	90.6	$332,547	89.8	$332,362	90.4
United States government	160	0.0	155	0.0	162	0.0
State & political subdivisions	32,366	8.7	35,381	9.6	32,008	8.7
Other	2,446	0.7	2,391	0.6	3,253	0.9

Total	$373,051	100.0	$370,474	100.0	$367,785	100.0

        We have retained and acquired deposits through new product introductions and competitive pricing, increased marketing efforts, continuous, proactive one-to-one contact from consumer and business customer contact associates, as well as expanded trust and investment management services.

        Our wide range of delivery channels provides our customers with convenient options to satisfy their banking needs.  This includes Saturday office hours, increased focus on the supermarket branches as full service offices, a network of 17 ATMs which are part of the STAR network, MasterMoney Debit Card for purchases, Bank-by-Phone and Internet Banking.

BORROWED FUNDS

        Borrowed funds increased $3.7 million during the twelve months ending December 31, 2002 primarily due to funding needs required at the end of the year. The Company’s daily cash requirements for short-term investments are met by using the financial instruments available through the Federal Home Loan Bank.

        In November 2000, the holding Company borrowed $2 million to invest in the bank subsidiary.  This action increased the bank’s capital and improved the negative impact on the regulatory capital ratios as a result of the branches acquired in 2000 (approximately $9.7 million in goodwill).  It is our intent to pay down the $2 million loan sometime during 2003, as a result of this projected pay down our analysis indicates that we would still be well capitalized for regulatory purposes.

STOCKHOLDERS’ EQUITY

        We evaluate stockholders’ equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.

        Stockholders’ equity increased by 15.0% in 2002 to $38.4 million, after increasing 9.5% in 2001 and increasing 12.5% in 2000. In 2002, we realized an increase of $1,340,000, compared to 2001 when equity was positively impacted by $869,000 to reflect unrealized holding gains and losses on available-for-sale securities. In comparison, in 2000, equity increased $2,408,000 as a direct result of the change in interest rates. Total equity was approximately 8.9% of total assets at December 31, 2002, as compared to 7.9% at December 31, 2001.

        Our Board of Directors determines our dividend rate after considering our Company’s capital requirements, current and projected net income, and other factors. In 2002 and 2001, our Company paid out 34.3% and 47.5% of net income in dividends, respectively.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

        For the year ended December 31, 2002, the total number of common shares outstanding was 2,826,908. For comparative purposes, outstanding shares for prior periods were adjusted for the 2002 stock dividend in computing earnings and cash dividends per share.

        There are currently three federal regulatory measures of capital adequacy. Our Company’s ratios meet the regulatory standards for well capitalized for 2002 and 2001, as detailed in Footnote 11 of the Consolidated Financial Statements.

RESULTS OF OPERATIONS

        Net income for the twelve months ending December 31, 2002 was $5.6 million, an increase of $1,838,000 or 48.9% from the $3.8 million for the 2001 related period.  Net income for the twelve months ending December 31, 2001 increased $549,000 or 17.1% from the $3.2 million for the 2000 related period.  Operating cash earnings were $5.9 million, $4.4 million and $3.5 million for the twelve months ending December 31, 2002, 2001 and 2000, respectively. Earnings per share were $1.98, $1.33 and $1.13 for the years ended 2002, 2001 and 2000, respectively.  The reasons for these changes are discussed on the following pages.

The following table sets forth certain performance ratios of our Company for the periods indicated:

	2002	2001	2000

Return on Assets (net income to average total assets)	1.30%	0.90%	0.89%
Return on Equity (net income to average total equity)	16.53%	12.10%	10.84%
Dividend Payout Ratio (dividends declared divided by net income)	34.27%	47.54%	51.79%
Equity to Asset Ratio (average equity to average total assets)	7.94%	7.43%	8.20%

OVERVIEW OF THE INCOME STATEMENT

        In 2002, net income was $5,595,000, an increase of 48.9% compared to 2001 net income of $3,757,000.  The increase in earnings is the result of enhanced net interest income from the utilization of increased earning assets, improved margin and improved non-interest income.

        Net income prior to amortization of intangible assets for 2002 was $5,897,000 compared to $4,427,000 for 2001 and $3,515,000 for 2000.  The 2001 and 2000 period reflects net income prior to acquisitions cost and amortization of intangible assets and goodwill.  This reflects the operating cash earnings of the Company for the three years.

        Net income is influenced by five key components: net interest income, non-interest income, non-interest expenses, provision for income taxes and the provision for loan losses. A discussion of these five components follows.

NET INTEREST INCOME

The most significant source of revenue is net interest income; the amount of interest earned on interest-earning assets exceeding interest incurred on interest-bearing liabilities.

Factors that influence net interest income are changes in volume of interest-earning assets and interest-bearing liabilities as well as changes in the associated interest rates.

Net interest income for 2002, after provision for loan losses, was $16,538,000, an increase of $2,264,000 or 15.9% compared with an increase of $2,896,000 during the same period in 2001.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following tables set forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate “spread” created:

		2002			2001			2000
	Average		Average	Average		Average	Average		Average
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
	$	$	%	$	$	%	$	$	%

ASSETS
Short-term investments:
Interest-bearing deposits at banks	4,174	65	1.56	13,944	547	3.92	2,048	129	6.30

Total short-term investments	4,174	65	1.56	13,944	547	3.92	2,048	129	6.30
Investment securities:
Taxable	91,915	5,169	5.62	85,570	5,553	6.49	73,393	4,761	6.49
Tax-exempt (3)	14,016	960	6.85	18,858	1,292	6.85	20,635	1,412	6.84

Total investment securities	105,931	6,129	5.79	104,428	6,845	6.55	94,028	6,173	6.57
Loans:
Residential mortgage loans	172,638	13,373	7.75	160,022	13,432	8.39	146,801	12,434	8.47
Commercial & farm loans	72,230	5,683	7.87	68,708	6,088	8.86	59,844	5,583	9.33
Loans to state & political subdivisions	26,698	1,847	6.92	22,906	1,760	7.68	20,210	1,639	8.11
Other loans	13,675	1,305	9.54	14,480	1,472	10.17	14,504	1,400	9.65

Loans, net of discount (2)(3)(4)	285,241	22,208	7.79	266,116	22,752	8.55	241,359	21,056	8.72

Total interest-earning assets	395,346	28,402	7.18	384,488	30,144	7.84	337,435	27,358	8.11
Cash and due from banks	9,310			9,912			7,991
Bank premises and equipment	11,613			11,281			7,078
Other assets	10,187			12,260			8,594

Total non-interest earning assets	31,110			33,453			23,663

Total assets	426,456			417,941			361,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	51,851	284	0.55	48,407	561	1.16	40,059	767	1.91
Savings accounts	34,345	164	0.48	32,560	310	0.95	27,584	447	1.62
Money market accounts	49,494	789	1.59	52,879	1,743	3.30	39,659	2,099	5.28
Certificates of deposit	200,485	8,775	4.38	201,656	11,225	5.57	166,777	9,453	5.65

Total interest-bearing deposits	336,175	10,012	2.98	335,502	13,839	4.12	274,079	12,766	4.66
Other borrowed funds	14,449	392	2.71	10,185	467	4.59	24,248	1,443	5.95

Total interest-bearing liabilities	350,624	10,404	2.97	345,687	14,306	4.14	298,327	14,209	4.75
Demand deposits	38,272			36,241			25,244
Other liabilities	3,703			4,953			7,931

Total non-interest-bearing liabilities	41,975			41,194			33,175
Stockholders' equity	33,857			31,060			29,596

Total liabilities & stockholders' equity	426,456			417,941			361,098

Net interest income		17,998			15,838			13,149

Net interest spread (5)			4.22%			3.70%			3.36%
Net interest income as a percentage
of average interest-earning assets			4.55%			4.12%			3.90%
Ratio of interest-earning assets
to interest-bearing liabilities			1.13			1.11			1.13

(1)	Averages are based on daily averages.
(2)	Includes loan origination and commitment fees.
(3)	Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4)	Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

        As disclosed in the previous table, we continued to experience an increasing interest margin percentage during 2001 and 2002, compared to the narrowing margin we experienced in the previous years. Currently, the yield curve is extremely steep beyond 3 months. Most of the Company’s investments, loans, deposits and borrowings are priced or repriced along the three month to five-year portion of the yield curve and a more normal yield curve should enable us to maintain our current favorable net interest margin. We continue to review various pricing and investment strategies to enhance deposit growth, while maintaining or expanding the current interest margin.

        The following table shows the effect of changes in volume and rates on interest income and expense. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

	2002 vs. 2001 (1)			2001 vs. 2000 (1)
	Change in	Change	Total	Change in	Change	Total
	Volume	in Rate	Change	Volume	in Rate	Change

Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$(259)	$(223)	$(482)	$447	$(29)	$418
Investment securities:
Taxable	481	(865)	(384)	790	2	792
Tax-exempt	(332)	-	(332)	(121)	1	(120)

Total investments	149	(865)	(716)	669	3	672

Loans:
Residential mortgage loans	1,059	(1,118)	(59)	1,108	(110)	998
Commercial & farm loans	342	(747)	(405)	764	(259)	505
Loans to state & political subdivisions	218	(131)	87	200	(79)	121
Other loans	(80)	(87)	(167)	(2)	74	72

Total loans, net of discount	1,539	(2,083)	(544)	2,070	(374)	1,696

Total Interest Income	1,429	(3,171)	(1,742)	3,186	(400)	2,786

Interest Expense:
Interest-bearing deposits:
NOW accounts	43	(320)	(277)	233	(439)	(206)
Savings accounts	18	(164)	(146)	107	(244)	(137)
Money Market accounts	(105)	(849)	(954)	698	(1,054)	(356)
Certificates of deposit	(65)	(2,385)	(2,450)	1,911	(139)	1,772

Total interest-bearing deposits	(109)	(3,718)	(3,827)	2,949	(1,876)	1,073
Other borrowed funds	195	(270)	(75)	(701)	(275)	(976)

Total interest expense	86	(3,988)	(3,902)	2,248	(2,151)	97

Net interest income	$1,343	$817	$2,160	$938	$1,751	$2,689

(1)	The change in interest due to both rate and volume has been allocated to the volume and rate in proportion to the absolute dollar amounts of each change.

        As can be seen from the preceding tables, tax equivalent net interest income rose from $13,149,000 in 2000 to $15,838,000 in 2001, and increased to $17,998,000 in 2002. In 2002, net interest income increased $2,160,000 while overall spread increased from 3.70% to 4.22%. The increased volume of interest-earning assets generated an increase in interest income of $1,429,000 while increased volume of interest-bearing liabilities produced $86,000 of interest expense. The change in volume resulted in a net increase of $1,343,000 in net interest income. The net change in rate was a positive $817,000 resulting in a total positive net change of $2,160,000 when combined with change in volume. The yield on interest-earning assets declined 66 basis points from 7.84% to 7.18% and the average interest rate on interest-bearing liabilities declined 117 basis points from 4.14% to 2.97%. Analysis of our Company’s net interest income in 2001 and 2002 shows the effects of declining short-term interest rates and the effect of the steepening of the yield curve.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

        During 2002 the Federal Reserve reduced short-term interest rates by 50 basis points in the fourth quarter.  We expect the 2002 Federal Reserve rate reduction to continue to help us maintain our current net interest margin during the first half of 2003. We continue to evaluate alternatives to improve or sustain the interest spread.

NON-INTEREST INCOME

        Non-interest income, as detailed below, increased $757,000 or 17.6% in 2002 compared to a $1,628,000 increase in 2001.  Service charge income, which increased $603,000 or 23.9% in 2002, continues to be the primary source of growth in non-interest income.   The increase in fee income was mainly the result of the checking account acquisition strategy we put into place in the latter half of 2001.  Other income increased $573,000 or 108.7% in 2002.  This increase is due to $80,000 from our insurance agency along with a $70,000 increase in Master Card/Visa and loan insurance commissions and a $280,000 increase associated with the previously mentioned loans sold on the secondary market.

The following table reflects non-interest income by major category for the periods ended December 31:

	2002	2001	2000

Service charges	$3,130	$2,527	$1,853
Other	1,100	527	385
Trust	562	578	432
Realized securities gains (losses), net	254	657	(9)

Total	$5,046	$4,289	$2,661

	2002/2001		2001/2000
	Change		Change
	Amount	%	Amount	%

Service charges	$603	23.9	$674	36.4
Other	573	108.7	142	36.9
Trust	(16)	(2.8)	146	33.8
Realized securities gains (losses), net	(403)	(61.3)	666	N/A

Total	$757	17.6	$1,628	61.2

        We continue to evaluate additional means of increasing non-interest income. Our approach is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers’ balances) to more equitably recover costs.

        In an effort to continue to improve our capital ratios and take advantage of current market conditions, we elected to sell and reinvest approximately $13,927,000 of investment securities in 2002, which resulted in $254,000 of security gains.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

NON-INTEREST EXPENSES

        The costs associated with operating the Company rose by 1.3% to $14,226,000 during 2002 compared to $14,041,000 in 2001.  These costs include but were not limited to salaries, supplies, insurance, occupancy, and amortization expenses.  The increase in salaries and employee benefits is the result of filling some corporate positions related to the growth strategies that we have implemented, along with annual salary increases and adjustments.  Amortization expense decreased as a result of the adoption of FAS No. 142 that was previously discussed (see footnote 14).

The following tables reflect the breakdown of non-interest expense and professional fees for the periods ended December 31:

	2002	2001	2000

Salaries and employee benefits	$7,120	$6,597	$4,768
Occupancy	998	992	610
Furniture and equipment	881	966	761
Professional fees	667	494	474
Amortization	457	1,015	260
Other	4,103	3,977	3,314

Total	$14,226	$14,041	$10,187

	2002/2001		2001/2000
	Change		Change
	Amount	%	Amount	%

Salaries and employee benefits	$523	7.9	$1,829	38.4
Occupancy	6	0.6	382	62.6
Furniture and equipment	(85)	(8.8)	205	26.9
Professional fees	173	35.0	20	4.2
Amortization	(558)	(55.0)	755	290.4
Other	126	3.2	663	20.0

Total	$185	1.3	$3,854	37.8

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

PROFESSIONAL FEES

	2002	2001	2000

Other professional fees	$505	$366	$362
Legal fees	70	43	41
Examinations and audits	92	85	71

Total	$667	$494	$474

	2002/2001		2001/2000
	Change		Change
	Amount	%	Amount	%

Other professional fees	$139	38.0	$4	1.1
Legal fees	27	62.8	2	4.9
Examinations and audits	7	8.2	14	19.7

Total	$173	35.0	$20	4.2

        The professional fees increase in 2002 reflects management’s efforts to implement strategic income initiatives where we share a portion of the revenue over a stated time period as a result of the account acquisition strategy.

PROVISION FOR INCOME TAXES

        The provision for income taxes was $1,763,000 during 2002 compared with $765,000 during the 2001 related period. Income before taxes increased $2,836,000 in the 2002 period over the same period in 2001 reflecting the change in income, levels of tax-exempt income and tax credits described below.

        We have entered into two limited partnership agreements to establish low-income housing projects in our market area. As a result of these agreements for tax purposes, we have recognized $205,000 out of a total $911,000 from one project and $38,000 out of a total $385,000 on the second project, which was completed in November 2001.  A total of approximately $1,290,000 of tax credits is anticipated over a ten-year period.

LIQUIDITY

        Liquidity is a measure of our Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. To maintain proper liquidity, we use funds management policies along with our investment policies to assure we can meet our financial obligations to depositors, credit customers and stockholders. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and fund other capital expenditures.

Our Company’s historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.

        Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our Company’s availability of funds.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Our Company’s use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

Capital expenditures were $473,000 in 2002, $1,613,000 less than 2001. The large decrease is primarily the result of the building projects completed during 2001 (described below):

Major capital expenditures for 2002 were:

Of the $473,000 capital expenditures recognized this year, $241,000 was attributable to a new roof on the operations facilities and the final implementation of our new document imaging system.
Some major capital expenditures for 2001 were:

The majority of the $2,086,000 of capital expenditures recognized this year is attributable to the final completion of the new Mansfield office and operations facilities.
These expenditures will allow us to support our growth over the next decade, create greater operating efficiency and provide the customer with higher quality banking services.

        Our Company achieves additional liquidity primarily from temporary or short-term investments in the Federal Home Loan Bank of Pittsburgh, PA, and investments that mature in less than one year.  The Company also has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $166 million as an additional source of liquidity.

Apart from those matters described above, management does not currently believe that there are any current trends, events or uncertainties that would have a material impact on capital.

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

Currently our Company has equity securities that represent approximately 5% of our investment portfolio and, therefore, equity risk is not significant.

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

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table shows the cumulative static GAP (at amortized cost) for various time intervals:

Maturity or Repricing of Company Assets and Liabilities as of December 31, 2002

	Within	Four to	One to	Two to	Three to	Over
	Three	Twelve	Two	Three	Five	Five
	Months	Months	Years	Years	Years	Years	Total

Interest-earning assets:
Interest-bearing deposits at banks	$ 421	$ -	$ -	$ -	$ -	$ -	$ 421
Investment securities	8,265	24,853	39,231	15,775	2,901	5,832	96,857
Residential mortgage loans	18,259	39,923	25,399	17,077	18,670	61,004	180,332
Commercial and farm loans	3,277	8,383	9,894	11,426	19,361	23,277	75,618
Loans to state & political subdivisions	2,818	2,062	539	3,495	10,731	8,947	28,592
Other loans	1,939	1,078	842	986	1,187	7,883	13,915

Total interest-earning assets	$ 34,979	$ 76,299	$ 75,905	$ 48,759	$ 52,850	$ 106,943	$ 395,735

Interest-bearing liabilities:
NOW accounts	$ 12,269	$ -	$ -	$ -	$ -	$ 39,035	$ 51,304
Savings accounts	-	-	-	-	-	33,683	33,683
Money Market accounts	46,134	-	-	-	-	-	46,134
Certificates of deposit	31,536	56,778	27,959	32,885	48,330	4,299	201,787
Short-term borrowing	7,680	-	-	-	-	3,430	11,110
Long-term borrowing	200	2,554	956	390	1,817	-	5,917

Total interest-bearing liabilities	$ 97,819	$ 59,332	$ 28,915	$ 33,275	$ 5 0,147	$ 80,447	$ 349,935

Excess interest-earning
assets (liabilities)	$ (62,840)	$ 16,967	$ 46,990	$ 15,484	$ 2,703	$ 26,496

Cumulative interest-earning assets	34,979	111,278	187,183	235,942	288,792	395,735
Cumulative interest-bearing liabilities	97,819	157,151	186,066	219,341	269,488	349,935

Cumulative gap	$ (62,840)	$ (45,873)	$ 1,117	$ 16,601	$ 19,304	$ 45,800

Cumulative interest rate
sensitivity ratio (1)	0.36	0.71	1.01	1.08	1.07	1.13

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

        Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on our Company’s net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels.

        Our Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor our Company’s risk exposure.

        Interest rate simulations using a variety of assumptions are used by us to evaluate our interest rate risk exposure. A shock analysis at December 31, 2002, indicated that a 200 basis point movement in interest rates in either direction would have a minor impact on our Company’s anticipated net interest income and the market value of assets and liabilities over the next twenty-four months, well within our ability to manage effectively.

2002 FINANCIAL SECTION

Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

        The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The recent action by the Federal Reserve of decreasing short-term interest rates should help the level of inflation to remain at a relatively low level.

        Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; and tightening the regulation of bank derivatives’ activities.

        Normal examinations of our Company by the Office of Comptroller of the Currency occurred during 2002. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of “Satisfactory Record of Meeting Community Credit Needs.”

        Aside from those matters described above, we do not believe that there are any trends, events or uncertainties that would have a material adverse impact on future operating results, liquidity or capital resources. We are not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on our Company’s results of operations.

Company Information & Listings

Board Of Directors, Local Boards, Locations

BOARD OF DIRECTORS
FCNB & CFSI
R. Lowell Coolidge, Esq.,
Chairman of the Board
Carol J. Tama, Vice Chair
Larry J. Croft
Mark L. Dalton
Roger C. Graham, Jr.
E. Gene Kosa
R. Joseph Landy, Esq.
John E. Novak
John M. Thomas, MD
Rudolph J. van der Hiel, Esq.
William D. Van Etten
Richard E. Wilber, Pres, CEO

DIRECTORS EMERITI – CFSI
Robert E. Dalton
Edward Kosa
Robert J. Landy, Esquire
Robert G. Messinger
Wilber A. Wagner

CFSI OFFICERS
Terry B. Osborne, Secretary
Thomas C. Lyman, Treasurer
Randall E. Black, Asst. Treasurer
Allan K. Reed, Asst. Secretary
Rudolph J. van der Hiel, Asst. Secretary

FCNB OFFICERS ADMINISTRATIVE SERVICES
Cynthia T. Pazzaglia, VP

AUDIT/COMPLIANCE
V. Guy Abell
Karen R. Jacobson

BANKING SERVICES
Terry B. Osborne, EVP
Alex D. Nadalini, SVP
Allan K. Reed, VP
Chester L. Reed, VP
Patricia T. Vlajic, VP
Valerie S. Davis, AVP
Robert P. Fitzgerald, AVP
Christopher S. Landis, AVP
Pamela A. Baldwin
Leo J. Kawczenski, AVP
Michele E. Litzelman

MARKETING/TRAINING
Kathleen M. Campbell, SVP
Carol L. Strong, AVP
Wendy L. Southard

INV & STATEGIC PLANNING
Thomas C. Lyman, VP

FINANCE
Randall E. Black, SVP, CFO
Ryan M. Allen
Matthew M. Lundgren

OPERATIONS
Douglas W. Whitten, VP
Joanne W. Marvin, AVP
Gregory J. Anna

INVESTMENT & TRUST
David W. Poch, SVP
Nicholas Helf, Jr.
Kenneth A. Heritage
Jean A. Knapp
Matthew K. Landis
Robert B. Mosso
Jeffrey D. Richardson
Sara J. Roupp

Community Offices—Toll free to all locations 800 326 9486

MANSFIELD
15 South Main Street
Mansfield, PA 16933
570-662-2121
FAX 570-662-3278

LOCAL BOARD
Anthony D. Fiamingo, Chairman
Thomas E. Freeman
Shari L. Johnson
Stephen A. Saunders
William J. Waldman

OFFICERS
Shari L. Johnson, AVP
Kristina M. Payne
Melissa A. Wise

BLOSSBURG
300 Main Street,
Blossburg, PA 16912
570-638-2115
FAX 570-638-3178

LOCAL BOARD
Thomas R. Phinney, Chairman
Terrance M. Asalone
Benjamin F. Jones
George D. Lloyd
Susan M. Signor

OFFICERS
Terrance M. Asalone, AVP
Beth A. Weiskopff

ULYSSES
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633

LOCAL BOARD
Ronald G. Bennett, Chairman
Victor O. Brown, DMD PC
Jeffrey L. Dugan
Jerry R. McCaslin
Phillip D. Vaughn
James A. Wagner

OFFICERS
Phillip D. Vaughn, AVP
Tonya R. Coursey

GENESEE
391 Main Street,
Genesee, PA 16923
814-228-3201
FAX 814-228-3395

LOCAL BOARD
Dennis C. Smoker, Chairman
Donald G. Baldwin, Jr.
Janet H. Casey
L. Abbie Pritchard
Gary H. Ransom
Steven B. Richard
Keith A. Slep, Esq.

OFFICERS
L. Abbie Pritchard, AVP
Christine M. Miller

SAYRE
306 W. Lockhart St.
Sayre, PA 18840
570-888-2225
FAX 570-888-0598

LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy C. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi

OFFICERS
Cathy C. Pientka, AVP
Antoinette G. Tracy

SAYRE
430 N. Keystone Ave,
Sayre, PA 18840
570-888-6602
FAX 570-888-3198

LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy C. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi

OFFICERS
Timothy C. Hickey, AVP
Debbie L. Lynch

CANTON
29 West Main Street,
Canton, PA 17724
570-673-3103
FAX 570-673-4573

LOCAL BOARD
David L. Wright, Sr., Chairman
Randy L. Castle
Lester E. Hilfiger
Janet E. Holmes
Marilyn I. Scott

OFFICERS
Janet E. Holmes, AVP
Diane S. Slotter

WELLSBORO
99 Main Street
Wellsboro, PA 16901
570-724-2600
FAX 570-724-4381

LOCAL BOARD
William S. Hebe, Esq., Chairman
D. Edward Cornell
Timothy J. Gooch, CPA
James K. Stager
Jeffrey L. Wilson

OFFICERS
Jeffrey L. Wilson, AVP
Marsha B. Jones
Deborah L. Meacham

TROY
Main & Exchange Streets,
Troy, PA 16947
570-297-2131
FAX 570-297-2521

LOCAL BOARD
Lyle A. Haflett, Chairman
Thomas A. Calkins, III
Richard H. Packard
Suzanne S. Putnam
Donald D. White, PA

OFFICERS
Suzanne S. Putnam, AVP
Bryan R. Smith

GILLETT
PO Box 125,
Gillett, PA 16925
570-596-2679
FAX 570-596-4888

LOCAL BOARD
Forrest M. Oldroyd, Chairman
Lawrence W. Colunio
John L. Huntington
Helen Kay Shedden
Kathy S. Webster

OFFICER
Helen K. Shedden, AVP

MILLERTON
RR2 Box 41D, Route 328,
Millerton, PA 16936
570-537-2203
FAX 570-537-2400

LOCAL BOARD
Forrest M. Oldroyd, Chairman
Lawrence W. Colunio
John L. Huntington
Helen Kay Shedden
Kathy S. Webster

OFFICER
Kathy S. Webster, AVP

LERAYSVILLE
1 Route 467 & Main Sts,
LeRaysville, PA 18829
570-744-2431
FAX 570-744-2196

LOCAL BOARD
Harrison D. Johnson, Chairman
Debra A. Donnelly
Gerald A. Histand
Louis C. Ugliuzza
Martha D. Young

OFFICER
Debra A. Donnelly, AVP

TOWANDA
111 Main Street,
Towanda, PA 18848
570-265-6137
FAX 570-265-7340

LOCAL BOARD
Rinaldo A. DePaola, Chairman
Avery B. Boardman, DO
Jeffrey B. Carr
Thomas R. Horn, DC
Vicki L. Schmidt

OFFICERS
Jeffrey B. Carr, AVP
Lorraine F. Brown
Judy R. Burleigh

WEIS MARKET 201 Weis Plaza Wellsboro, PA 16901 570-724-4644 FAX 570-724-1842 OFFICERS Jennifer L. Kane Nancy M. Stamili	WAL*MART 2 WalMart Plaza Mansfield, PA 16933 570-662-8520 fax 570-662-8525 OFFICERS Richard A. Pino, II Jill M. Pino Kristie L. Saunder

Company Information

Shareholders’ Information

ANNUAL MEETING

The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 15, 2003 at 12:00 noon.

FORM 10-K
The Annual Report to the Securities and Exchange Commission and Form 10-K will be made available upon request.

CONTACT:
Thomas C. Lyman, Treasurer
Citizens Financial Services, Inc.
15 South Main Street
Mansfield, PA 16933

INVESTOR INFORMATION
Stock Listing: Citizens Financial Services, Inc. common stock is listed on the over the counter bulletin board and is traded under the symbol CZFS.

For assistance regarding a change in registration of stock certificates, replacing lost certificates/dividend checks, or address changes, please contact the transfer agent listed below.

Transfer Agent:
Citizens Financial Services, Inc.
Attn:  Gina Marie Boor
15 South Main Street
Mansfield, PA 16933
toll free:  1-800-326-9486
telephone:  570/662-2121
website:  www.firstcitizensbank.com
e-mail:  fcnb@firstcitizensbank.com

Dividend Reinvestment:
Citizens Financial Services, Inc. offers a Dividend Reinvestment Plan.  Shareholders must enroll at least 25 shares to participate in the Plan. Cash dividends are held by our Plan Administrator and used to automatically purchase additional shares of our common stock.  You may choose to have all dividends reinvested or a portion.  Please contact the Transfer Agent listed for an enrollment form.

Certificate Safekeeping:
Stock certificates can be held by

our Plan Administrator for safekeeping.  Any certificates sent to the Plan Administrator for safekeeping are automatically enrolled in the Dividend Reinvestment Program Please contact the Transfer Agent listed for an enrollment form.

Direct Deposit of Dividends:
For shareholders who do not participate in the Dividend Reinvestment Plan, direct deposit of cash dividend payments to a checking or savings account is available.  Please contact the

Transfer Agent listed for an enrollment form.

Reports:
The Annual Report and other Company reports are filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the internet at http://www.sec.gov/edgar.htm

MARKET MAKERS
Ferris, Baker Watts, Inc.
100 Light St., 9th Fl.
Baltimore, MD 21202
Telephone: 410-659-4600

Ryan, Beck & Co.
Head Trader
220 South Orange Avenue
Livingston, NJ 07039
Telephone:  800-395-7926

Schwab Capital Markets LP
111 Pavonia Ave., 15th Fl.
Jersey City, NJ 07310
Telephone:  201-963-9100

Monroe Securities, Inc.
47 State St., 2nd Fl.
Rochester, NY 14614
Telephone:  800-766-5560

Baird Patrick & Co.
20 Exchange Pl., 11th Fl.
New York, NY 10005
Telephone:  212-493-6600

Boenning & Scattergood/F.J. Morrissey
200 Barr Harbor Dr., Suite 300, 4 Tower
W. Conshohocken, PA 19428
Telephone:  610-862-0300

Knight Secs LP
Newport Tower,
525 Washington Blvd., 30th Fl.
Jersey City, NJ 07310
Telephone:  212-336-8790

Keefe, Bruyette & Woods, Inc.
787 Seventh Ave., 4th Fl.
New York, NY 10019
Telephone:  212-554-2600

GVR Co. LLC
One Financial Place
440 La Salle St., Ste 3030
Chicago, IL 60605
Telephone:  800-638-8602

Hill Thompson Magid & Co. 15 Exchange Pl., 8th Fl. Jersey City, NJ 07302 Telephone: 800-631-3083 Powell (E E) & Co., Inc. 1100 Gulf Tower, 11th Fl. Pittsburgh, PA 15219 Telephone: 412-391-4594

