Form 10-K, Exhibit 13
period 2003-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2004-03-18
CIK 739421

Exhibit 13

2003
ANNUAL REPORT

CITIZENS
FINANCIAL SERVICES
INCORPORATED

cover page

2 0 0 3
A N N U A L   R E P O R T

1 FINANCIAL HIGHLIGHTS

3 MESSAGE TO SHAREHOLDERS

5 CONSOLIDATED BALANCE SHEET

6 CONSOLIDATED STATEMENT OF INCOME

7 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

8 CONSOLIDATED STATEMENT OF CASH FLOWS

9 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

33 REPORT OF INDEPENDENT AUDITORS

34 SELECTED FINANCIAL DATA

36 MANAGEMENT’S DISCUSSION AND ANALYSIS

56 DIRECTORS, OFFICERS AND COMMUNITY OFFICES

inside cover

CONSOLIDATED FINANCIAL HIGHLIGHTS

FINANCIAL
overview

INVESTMENTS
(DOLLARS IN THOUSANDS)

$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
'99 '00 '01 '02 '03

TOTAL ASSETS
(DOLLARS IN THOUSANDS)

$500,000
$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
'99 '00 '01 '02 '03

NET INCOME
(DOLLARS IN THOUSANDS)

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
'99 '00 '01 '02 '03

STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)

$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
'99 '00 '01 '02 '03

DEPOSITS
(DOLLARS IN THOUSANDS)

$400,000
$375,000
$350,000
$325,000
$300,000
$275,000
$250,000
$225,000
$200,000
'99 '00 '01 '02 '03

NET LOANS
(DOLLARS IN THOUSANDS)

$325,000
$300,000
$275,000
$250,000
$225,000
$200,000
$175,000
$150,000
'99 '00 '01 '02 '03

CASH DIVIDENDS PAID
(DOLLARS IN THOUSANDS)

$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
'99 '00 '01 '02 '03

CITIZENS FINANCIAL SERVICES, INC. 1 2003 ANNUAL REPORT

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)	2003	2002
BALANCE SHEET

Assets	$463,878	$432,658
Deposits	385,691	373,051
Net Loans	314,037	294,836
Investments	106,587	100,725
Stockholders' Equity	38,529	38,406

STATEMENT OF INCOME

Interest Income	25,615	27,377
Interest Expense	8,826	10,404
Net Interest Income	16,789	16,973
Net Income	4,879	5,595

PER SHARE DATA

Net Income	1.72	1.96
Cash Dividends	0.74	0.68

TRUST DEPARTMENT

Trust Assets Managed	70,384	65,171

CITIZENS FINANCIAL SERVICES, INC.	2	2003 ANNUAL REPORT

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers and Friends,

The year 2003 was one in which significant changes occurred at Citizens Financial Services, Inc. After serving 22 years as President, Richard E. Wilber announced his retirement. He presided over years of growth and prosperity, and the excellent condition of the Company is testament to his leadership. As Interim President I am pleased to report that the Company is continuing to prosper, this in great part due to the able staff Dick had in place at the time of his retirement.

A change in leadership can often lead to other changes, such as the loss of key management team members or even something more significant such as a change in ownership. In our case, however, neither occurred. The Board of Directors immediately decided that Citizens Financial Services, Inc. will remain independent. To date, key individuals remain on-board and committed to the success of the Company. We believe our reputation as a quality financial services provider in the three counties we serve will provide a solid foundation for continued growth. The search for the next President is well underway. Needless to say, the process is moving forward carefully and deliberately to ensure we select an individual who is well suited to effectively lead a growing, rural community bank. The shareholders and public will be notified soon after the appointment is made.

These are interesting and unusual economic times. The long period of low interest rates is having considerable impact on the performance of the First Citizens National Bank (the "Bank"), the wholly owned subsidiary of Citizens Financial Services, Inc. In such an environment, the lower rates paid on deposit accounts result in reduced interest expense to the Bank. For the same reason, loan demand increases, especially home mortgages. In fact, in 2003, the Bank originated a record number of loans making us again the number one mortgage lender in the Northern Tier. However, lower interest rates also fuel refinancing which leads to less than expected interest income. These issues challenge banks to effectively manage their net interest income margin in order to continue to experience positive growth in net interest income. I am pleased to report that we succeeded in this challenge by maintaining a net interest margin above peers for the second consecutive year. The low interest rate environment inevitably challenges the Bank’s management of its investment portfolio. During 2003 we continued to experience significant cash flow from our mortgage backed securities monthly principal repayments, the proceeds of which were used to support our continued loan growth. Thus it is not surprising the income from the portfolio was less than in 2002.

CITIZENS FINANCIAL SERVICES, INC.	3	2003 ANNUAL REPORT

MESSAGE TO SHAREHOLDERS

Despite the challenges, the Company continued to make good progress. Assets grew to $463.9 million or 7.2% and deposits to $385.7 million or 3.4%. We experienced 6.5% loan growth or $19.2 million. In addition, $22 million in mortgages were originated and sold, compared to $11.9 million in 2002, thereby reducing the Bank’s future exposure to the effects of increasing interest rates. Earnings per share were $1.72 compared with $1.96 in 2002. However, it should be noted for comparison purposes that without the non-recurring charge for Dick Wilber’s retirement package, the earnings would have been $1.91. The average value of Citizens Financial stock was $24.00 a share, an increase of 13% over 2002 and 71% over the past two years. Cash dividends of $.74 were paid in 2003 compared to $.68 in 2002.
The Bank’s non-interest expense and efficiency ratio are still higher than that of our peers. The Bank continues to identify areas that can be addressed in order to achieve an efficiency ratio more in line with the peer group.
We also recognize the growing need for the effective delivery of Financial Planning and Wealth Management services. We have made significant strides in further developing the relationships of existing customers through the sale of other financial services. We must however, recognize greater efficiencies in this area. A plan to produce higher returns through increased sales and restructuring of costs is near completion.
As I stated earlier, the Board of Directors has made it clear that Citizens Financial Services, Inc. will remain independent and that modest growth is not an option. Therefore, we shall continue to identify opportunities to increase assets that may include the establishment or acquisition of new branches. To ensure sufficient capital is available for such activities, the Board decided in December 2003 to participate in a Trust Preferred transaction. Using Trust Preferred Pooled securities, the Company borrowed $7.5 million at favorable rates and re-invested the proceeds to cover the cost of the borrowing until such time as when the funds may be needed for potential acquisition activities. The year 2004 promises to be an exciting year for Citizens Financial Services, Inc., its shareholders, customers and employees.
In these days of mega bank mergers, we believe that a bank such as ours plays a vital role in contributing to the success of the communities and customers we serve. Citizens Financial Services, Inc. continues to invest both time and money in various organizations that make our towns and villages flourish. We are committed to continuing this support.
It is my pleasure to present this report to you, our shareholders, friends, and employees and thank the Directors for the privilege of serving as Interim President.

Sincerely,

John M. Thomas
Interim President

CITIZENS FINANCIAL SERVICES, INC.	4	2003 ANNUAL REPORT

CONSOLIDATED BALANCE SHEET

	December 31,
(in thousands)	2003	2002
ASSETS:
Cash and due from banks:
Noninterest-bearing	$9,624	$11,173
Interest-bearing	327	421

Total cash and cash equivalents	9,951	11,594
Available-for-sale securities	106,587	100,725
Loans (net of allowance for loan losses
2003, $3,620; 2002, $3,621)	314,037	294,836
Premises and equipment	10,645	11,245
Accrued interest receivable	1,703	1,976
Goodwill	6,905	6,905
Core deposit intangible	978	1,413
Bank owned life insurance	7,142	-
Other assets	5,930	3,964

TOTAL ASSETS	$463,878	$432,658

LIABILITIES:
Deposits:
Noninterest-bearing	$46,820	$40,143
Interest-bearing	338,871	332,908

Total deposits	385,691	373,051
Borrowed funds	27,796	17,027
Notes payable	7,500	-
Accrued interest payable	1,888	2,077
Other liabilities	2,474	2,097

TOTAL LIABILITIES	425,349	394,252

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,909,849 and 2,882,070
shares in 2003 and 2002, respectively	2,910	2,882
Additional paid-in capital	10,213	9,473
Retained earnings	26,455	24,447

TOTAL	39,578	36,802
Accumulated other comprehensive income	956	2,553
Less: Treasury stock, at cost
96,962 and 55,162 shares for 2003 and 2002, respectively	(2,005)	(949)
TOTAL STOCKHOLDERS' EQUITY	38,529	38,406

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$463,878	$432,658

See accompanying notes to consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.	5	2003 ANNUAL REPORT

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands, except per share data)	2003	2002	2001

INTEREST INCOME:
Interest and fees on loans	$21,593	$21,600	$22,163
Interest-bearing deposits with banks	29	65	547
Investment securities:
Taxable	3,222	4,711	4,969
Nontaxable	457	634	853
Dividends	314	367	493

TOTAL INTEREST INCOME	25,615	27,377	29,025

INTEREST EXPENSE:
Deposits	8,501	10,012	13,839
Borrowed funds	325	392	467

TOTAL INTEREST EXPENSE	8,826	10,404	14,306

NET INTEREST INCOME	16,789	16,973	14,719
Provision for loan losses	435	435	445

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	16,354	16,538	14,274

NON-INTEREST INCOME:
Service charges	3,018	3,130	2,527
Trust	622	562	578
Gains on loans sold	349	185	31
Realized securities gains, net	553	254	657
Other	770	915	496
TOTAL NON-INTEREST INCOME	5,312	5,046	4,289

NON-INTEREST EXPENSES:
Salaries and employee benefits	8,304	7,120	6,597
Occupancy	1,025	998	992
Furniture and equipment	713	881	966
Professional fees	694	667	494
Amortization of intangibles	435	457	1,015
Other	4,330	4,103	3,977

TOTAL NON-INTEREST EXPENSES	15,501	14,226	14,041

Income before provision for income taxes	6,165	7,358	4,522
Provision for income taxes	1,286	1,763	765

NET INCOME	$4,879	$5,595	$3,757

NET INCOME - EARNINGS PER SHARE	$1.72	$1.96	$1.32

CASH DIVIDENDS PER SHARE	$0.74	$0.68	$0.64

See accompanying notes to consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.	6	2003 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Total

Balance, December 31, 2000	2,827,409	$ 2,827	$ 8,670	$ 19,657	$ 344	$ (949)	$ 30,549

Comprehensive income:
Net income				3,757			3,757
Change in net unrealized gain on securities
available-for-sale, net of taxes of $448					869		869

Total comprehensive income							4,626
Stock dividend	27,173	28	347	(375)
Cash dividends, $.64 per share				(1,786)			(1,786)

Balance, December 31, 2001	2,854,582	2,855	9,017	21,253	1,213	(949)	33,389

Comprehensive income:
Net income				5,595			5,595
Change in net unrealized gain on securities
available-for-sale, net of taxes of $690					1,340		1,340

Total comprehensive income							6,935
Stock dividend	27,488	27	456	(483)
Cash dividends, $.68 per share				(1,918)			(1,918)

Balance, December 31, 2002	2,882,070	2,882	9,473	24,447	2,553	(949)	38,406

Comprehensive income:
Net income				4,879			4,879
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $823					(1,597)		(1,597)

Total comprehensive income							3,282
Stock dividend	27,779	28	740	(768)
Purchase of treasury stock (41,800 shares)						(1,056)	(1,056)
Cash dividends, $.74 per share				(2,103)			(2,103)

Balance, December 31, 2003	2,909,849	$ 2,910	$ 10,213	$ 26,455	$ 956	$ (2,005)	$ 38,529

	2003	2002	2001

Components of comprehensive income (loss):
Change in net unrealized gain (loss) on investment
securities available-for-sale	$(1,232)	$1,508	$1,303
Realized gains included in net income, net
of taxes of $188, $86 and $223	(365)	(168)	(434)

Total	$(1,597)	$1,340	$869

See accompanying notes to consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.	7	2003 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

(in thousands)	2003	2002	2001

Cash Flows from Operating Activities:
Net income	$4,879	$5,595	$3,757
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	435	435	445
Depreciation and amortization	1,358	1,447	1,968
Amortization and accretion on investment securities	1,129	690	199
Deferred income taxes	(141)	116	(279)
Realized gains on securities	(553)	(254)	(657)
Increase in cash value of bank owned life insurance	(142)	-	-
Realized gains on loans sold	(349)	(185)	(31)
Originations of loans held for sale	(22,435)	(11,857)	(3,839)
Proceeds from sales of loans held for sale	23,749	13,119	2,103
Loss (gain) on sales or disposals of premises and equipment	-	(30)	36
Decrease in accrued interest receivable	273	10	332
Increase in other assets and intangibles	(216)	(429)	(615)
Decrease in accrued interest payable	(189)	(208)	(335)
Increase (decrease) in other liabilities	831	(8)	478

Net cash provided by operating activities	8,629	8,441	3,562

Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sale of securities	12,108	13,927	35,529
Proceeds from maturity of securities	49,343	34,090	13,841
Purchase of securities	(71,320)	(32,899)	(63,216)
Net increase in loans	(20,819)	(28,045)	(7,218)
Purchase of bank owned life insurance	(7,000)	-	-
Acquisition of premises and equipment	(490)	(473)	(2,086)
Proceeds from sale of premises and equipment	-	275	16
Proceeds from sale of foreclosed assets held for sale	155	422	425

Net cash used in investing activities	(38,023)	(12,703)	(22,709)

Cash Flows from Financing Activities:
Net increase in deposits	12,641	2,577	2,688
Proceeds from long-term borrowings	10,702	1,268	1,993
Repayments of long-term borrowings	(2,569)	(949)	(1,720)
Net increase in short-term borrowed funds	2,636	3,398	1,834
Proceeds from notes payable	7,500	-	-
Dividends paid	(2,103)	(1,918)	(1,786)
Acquisition of treasury stock	(1,056)	-	-

Net cash provided by financing activities	27,751	4,376	3,009

Net increase (decrease) in cash and cash equivalents	(1,643)	114	(16,138)

Cash and Cash Equivalents at Beginning of Year	11,594	11,480	27,618

Cash and Cash Equivalents at End of Year	$9,951	$11,594	$11,480
Supplemental Disclosures of Cash Flow Information:

Interest paid	$9,015	$10,612	$14,641

Income taxes paid	$1,265	$1,755	$915

Noncash activities:
Real estate acquired in settlement of loans	$218	$162	$284

See accompanying notes to consolidated financial statements.

CITIZENS FINACIAL SERVICES, INC.	8	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BUSINESS AND ORGANIZATION
Citizens Financial Services, Inc. (individually and collectively, the "Company"), is headquartered in Mansfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, First Citizens National Bank (the "Bank"). The Bank is a national banking association and operates fifteen full-service banking offices in Potter, Tioga and Bradford counties. The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans, along with a comprehensive menu of investment services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.
A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:
BASIS OF PRESENTATION
The financial statements are consolidated to include the accounts of the Company and its subsidiary, First Citizens National Bank, and its subsidiary, First Citizens Insurance Agency, Inc. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.
In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.
OPERATING SEGMENTS
Statement of Financial Accounting Standards (FAS) No. 131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generates revenue and incurs expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Company’s chief decision makers monitor the revenue streams of the various Company’s products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, the Company’s business activities are currently confined to one segment which is community banking.
INVESTMENT SECURITIES
Investment securities at the time of purchase are classified as one of the three following types:
Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2003 and 2002.
Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2003 and 2002.
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

CITIZENS FINANCIAL SERVICES, INC.	9	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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
ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management’s periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.
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

CITIZENS FINANCIAL SERVICES, INC.	10	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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
GOODWILL
Goodwill is the excess of the purchase price over the fair value of assets acquired of companies in connection with business acquisitions accounted for as purchases and was being amortized on the straight-line method over 15 years, prior to January 1, 2002. On January 1, 2002, the Company adopted FAS No. 142, Goodwill and Other Intangible Assets , which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statement eliminates the regularly scheduled amortization of goodwill and replaces this method with a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company, upon adoption of this Statement, stopped amortizing existing goodwill of $6.9 million. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2003 and 2002.
BANK OWNED LIFE INSURANCE
The Company has purchased life insurance policies on certain officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
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
The Company also has a profit-sharing plan which provides tax-deferred salary savings to plan participants.

CITIZENS FINANCIAL SERVICES, INC.	11	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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
RECENT ACCOUNTING PRONOUNCEMENTS
In December 2003, the Financial Accounting Standards Board ("FASB") revised Statement of Financial Accounting Standards ("FAS") No. 132, Employers’ Disclosures about Pension and Other Postretirement Benefit. This statement retains the disclosures required by FAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from FAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003. The adoption of this statement did not have a material effect on the Company’s disclosure requirements.
In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations , which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective January 1, 2003, did not have a material effect on the Company’s financial position or results of operations.
In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities , which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) . The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.
On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation . FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity’s full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies—regardless of the accounting method used—by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material effect on the Company’s disclosure requirements.

CITIZENS FINANCIAL SERVICES, INC.	12	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In April, 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities . This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.
In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity . This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company’s reported equity.
In November, 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others . This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor’s obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company’s financial position or results of operations.

CITIZENS FINANCIAL SERVICES, INC.	13	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company’s financial position or results of operations.
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
EARNINGS PER SHARE
Earnings per share calculations give retroactive effect to stock dividends declared by the Company. The number of shares used in the earnings per share computations presented was 2,841,633, 2,854,688 and 2,854,688 for 2003, 2002 and 2001, respectively. The Company has no dilutive securities.
RECLASSIFICATION
Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.
2. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $554,000 and $546,000 at December 31, 2003 and 2002, respectively.
Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

CITIZENS FINANCIAL SERVICES, INC.	14	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT SECURITIES
The amortized cost and estimated fair value of investment securities at December 31, 2003 and 2002, were as follows ( in thousands ):

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized	Holding	Holding	Fair
December 31, 2003	Cost	Gains	Losses	Value

Available-for-sale securities:
U.S. Agency securities	$1,005	$28	$-	$1,033
Obligations of state and
political subdivisions	8,011	292	-	8,303
Corporate obligations	13,656	1,018	-	14,674
Mortgage-backed securities	78,080	671	(375)	78,376
Equity securities	4,387	35	(221)	4,201

Total available-for-sale	$105,139	$2,044	$(596)	$106,587

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized	Holding	Holding	Fair
December 31, 2002	Cost	Gains	Losses	Value

Available-for-sale securities:
U.S. Agency securities	$1,008	$44	$-	$1,052
Obligations of state and
political subdivisions	12,424	307	-	12,731
Corporate obligations	19,845	1,311	-	21,156
Mortgage-backed securities	58,913	1,888	-	60,801
Equity securities	4,667	318	-	4,985

Total available-for-sale	$96,857	$3,868	$-	$100,725

The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2003 (in thousands):

	Less than Twelve Months		Twelve Months or Greater		Total

	Approx	Gross	Approx	Gross	Approx	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Mortgage-backed securities	$47,391	$375	$-	$-	$47,391	$375
Equity securities	4,166	221	-	-	4,166	221

Total	$51,557	$596	$-	$-	$51,557	$596

CITIZENS FINANCIAL SERVICES, INC.	15	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company's investment securities portfolio contains unrealized losses of mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and equity securities.
On a monthly basis the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the Company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline of ten percent or more for six months.
The Company has concluded that any impairment of its investment securities portfolio is not permanent, but rather, temporary, and is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.
Proceeds from sales of securities available-for-sale during 2003, 2002, and 2001 were $12,108,000, $13,927,000 and $35,529,000 respectively. Gross gains and gross losses were realized on those sales as follows ( in thousands ):

	2003	2002	2001

Gross gains	$553	$287	$817
Gross losses	-	33	160

Net gains (losses)	$553	$254	$657

Investment securities with an approximate carrying value of $64,788,000 and $50,733,000 at December 31, 2003 and 2002, respectively, were pledged to secure public funds and certain other deposits as provided by law.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated carrying value of debt securities at December 31, 2003, by contractual maturity, are shown below ( in thousands ):

	Amortized	Estimated
	Cost	Fair Value

Available-for-sale securities:
Due in one year or less	$2	$2
Due after one year through five years	14,725	15,494
Due after five years through ten years	63,790	64,126
Due after ten years	22,235	22,764

Total	$100,752	$102,386

4. LOANS
The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio at December 31, 2003 and 2002, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within this region.

CITIZENS FINANCIAL SERVICES, INC.	16	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Major classifications of loans are as follows ( in thousands ):

	December 31,
	2003	2002

Real estate loans:
Residential	$180,333	$175,323
Commercial	57,370	47,210
Agricultural	7,594	9,844
Construction	5,784	5,009
Loans to individuals for household,
family and other purchases	13,145	13,915
Commercial and other loans	16,219	18,564
State and political subdivision loans	37,212	28,592

	317,657	298,457
Less allowance for loan losses	3,620	3,621

Loans, net	$314,037	$294,836

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $35,643,000 and $20,087,000, at December 31, 2003 and 2002, respectively.
At December 31, 2003 and 2002, net unamortized loan fees and costs of $784,000 and $767,000, respectively, have been deducted from the carrying value of loans.
The Company had nonaccrual loans, inclusive of impaired loans, of $2,504,000 and $2,980,000 at December 31, 2003 and 2002, respectively. Interest income on loans would have increased by approximately $49,000, $84,000 and $105,000 during 2003, 2002 and 2001, respectively, if these loans had performed in accordance with their original terms.
Information with respect to impaired loans as of and for the years ended December 31, is as follows ( in thousands ):

	2003	2002	2001

Impaired loans without related allowance for loan losses	$1,197	$-	$-
Impaired loans with related allowance for loan losses	729	1,916	1,077
Related allowance for loan losses	35	327	325
Average recorded balance of impaired loans	1,772	1,967	1,078
Interest income recognized on impaired loans	35	-	26
Transactions in the allowance for loan losses were as follows ( in thousands ):

	Years Ended December 31,
	2003	2002	2001

Balance, beginning of year	$3,621	$3,250	$2,777
Provision charged to income	435	435	445
Recoveries on loans previously
charged against the allowance	116	115	175

	4,172	3,800	3,397
Loans charged against the allowance	(552)	(179)	(147)

Balance, end of year	$3,620	$3,621	$3,250

CITIZENS FINANCIAL SERVICES, INC.	17	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of the past due and nonaccrual loans as of December 31, 2003 and 2002 ( in thousands ):

	December 31, 2003
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual

Real estate loans	$1,420	$170	$2,491
Installment loans	167	12	13
Credit cards and related loans	27	-	-
Commercial and all other loans	38	3	-

Total	$1,652	$185	$2,504

	December 31, 2002
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual

Real estate loans	$1,744	$-	$2,980
Installment loans	307	29	-
Credit cards and related loans	36	3	-
Commercial and all other loans	145	7	-

Total	$2,232	$39	$2,980

5. PREMISES & EQUIPMENT
Premises and equipment are summarized as follows ( in thousands ):

	December 31,
	2003	2002

Land	$1,867	$1,867
Buildings	9,723	9,681
Furniture, fixtures and equipment	6,598	6,476
Construction in process	32	21

	18,220	18,045
Less accumulated depreciation	7,575	6,800

Premises and equipment, net	$10,645	$11,245

Depreciation expense amounted to $836,000, $990,000, and $953,000 for 2003, 2002, and 2001, respectively.

6. DEPOSITS
Certificates of deposit of $100,000 or more amounted to $41,362,000 and $35,671,000 at December 31, 2003 and 2002, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,618,000, $1,654,000, and $1,976,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

CITIZENS FINANCIAL SERVICES, INC.	18	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Following are maturities of certificates of deposit as of December 31, 2003 ( in thousands ):

2004	$ 79,182
2005	44,453
2006	30,384
2007	29,691
2008	15,356
Thereafter	2,493
Total certificates of deposit	$ 201,559
7. BORROWED FUNDS

	Securities
	Sold Under				Capital	Total
	Agreements to	TT&L	FHLB	Term	Lease	Borrowed
(dollars in thousands)	Repurchase(a)	Borrowings(b)	Advances(c)	Loans(d)	Obligations	Funds

2003
Balance at December 31	$8,495	$2,203	$1,160	$15,938	$-	$27,796
Highest balance at any month-end	14,460	4,602	8,670	15,938	-	43,670
Average balance	10,019	461	2,322	1,167	-	13,969
Weighted average interest rate:
Paid during the year	2.44%	2.08%	1.29%	2.46%	0.00%	2.24%
As of year-end	2.50%	0.94%	1.03%	2.05%	0.00%	2.05%

2002
Balance at December 31	$7,647	$-	$7,380	$2,000	$-	$17,027
Highest balance at any month-end	14,897	-	7,380	2,000	20	24,297
Average balance	11,096	-	1,208	2,000	6	14,310
Weighted average interest rate:
Paid during the year	2.69%	-	1.59%	3.64%	4.93%	2.73%
As of year-end	2.94%	-	1.31%	3.13%	0.00%	2.25%

2001
Balance at December 31	$8,322	$-	$2,965	$2,000	$24	$13,311
Highest balance at any month-end	10,758	-	2,965	2,000	67	15,790
Average balance	8,752	-	47	2,000	49	10,848
Weighted average interest rate:
Paid during the year	4.31%	-	2.00%	5.94%	4.93%	4.60%
As of year-end	3.20%	-	1.88%	3.61%	4.90%	2.97%

(a)  Securities sold under agreements to repurchase mature within one to five years. The carrying value of the underlying securities at December 31, 2003 and 2002 was $14,923,000 and $16,936,000, respectively.
(b)  TT&L borrowings consist of notes issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.
(c)  FHLB Advances consist of an "Open RepoPlus" agreement with the Federal Home Loan Bank of Pittsburgh. FHLB "Open RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. The Company has a borrowing limit of $177,390,000, exclusive of any outstanding advances. Although no specific collateral is required to be pledged for the "Open RepoPlus" borrowings, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans. At December 31, 2003 and 2002, the approximate carrying value of the securities collateral was $69,162,000 and $58,722,000, respectively.

CITIZENS FINANCIAL SERVICES, INC.	19	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(d)     Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows ( in thousands ):

		December 31,	December 31,
Interest Rate	Maturity	2003	2002

Variable:
(e)	August 31, 2004	$ 938	$ 2,000
Fixed:
1.28%	January 20, 2004	5,000
1.81%	June 17, 2005	3,000
2.45%	June 19, 2006	4,000
2.76%	December 18, 2006	3,000

Total term loans		$15,938	$2,000

(e)     Interest rate floats monthly based on the 1 month LIBOR +1.75%, the interest rate was 2.92% and 3.19% at December 31, 2003 and 2002, respectively.
Notes Payable:
In December 2003, the Company formed a special purpose entity ("Entity") to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2003, the rate was 3.97%. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable, which is included in the liabilities section of the Company’s balance sheet. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date.
Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.
Following are maturities of borrowed funds and notes payable as of December 31, 2003 ( in thousands ):

2004	$15,445
2005	420
2006	11,215
2007	716
2008	7,500

Total borrowed funds	$35,296

8. EMPLOYEE BENEFIT PLANS
The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

CITIZENS FINANCIAL SERVICES, INC.	20	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Obligations and Funded Status
At December 31 ( in thousands ):

	Pension Benefits

	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$3,926	$3,342
Service cost	340	269
Interest cost	267	229
Amendments	222	74
Assumption change	117	96
Benefits paid	(87)	(84)

Benefit obligation at end of year	4,785	3,926

Change in plan assets
Fair value of plan assets at beginning of year	3,117	3,181
Actual return on plan assets	530	(371)
Employer contribution	454	391
Benefits paid	(87)	(84)

Fair value of plan assets at end of year	4,014	3,117

Funded status	(771)	(809)
Transition adjustment	(25)	(39)
Unrecognized prior service cost (benefit)	23	21
Unrecognized net gain from past experience
different from that assumed	1,007	1,010

Prepaid benefit cost	$234	$183

The accumulated benefit obligation for all defined benefit pension plans was $3,638,000 and $2,960,000 at December 31, 2003 and 2002, respectively.
Components of Net Periodic Benefit Cost ( in thousands ):

	Pension Benefits

	2003	2002
Service cost	$340	$269
Interest cost	267	229
Return on plan assets	(530)	371
Net amortization and deferral	325	(646)

Net periodic benefit cost	$402	$223

CITIZENS FINANCIAL SERVICES, INC.	21	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Assumptions
Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits

	2003	2002
Discount rate	6.25%	6.50%
Rate of compensation increase	3.25	3.50
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits

	2003	2002
Discount rate	6.25%	6.50%
Expected long-term return on plan assets	8.00	8.00
Rate of compensation increase	3.25	3.50
The long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets as well as future rates expected to be earned.

Plan Assets
The Bank's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets
	at December 31
	2003	2002

Equity securities	67.4%	55.2%
Debt securities	30.3	29.0
Other	2.3	15.8

Total	100.0%	100.0%
Equity securities include the Bank's common stock in the amounts of $253,000 (6.3% of total plan assets) and $210,000 (6.7% of total plan assets) at December 31, 2003 and 2002, respectively.
The Bank expects to contribute $459,000 to its pension plan in 2004.

CITIZENS FINANCIAL SERVICES, INC.	22	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES
The provision for income taxes consists of the following ( in thousands ):

	Years Ended December 31,
	2003	2002	2001

Currently payable	$1,427	$1,647	$1,044
Deferred liability (benefit)	(141)	116	(279)

Provision for income taxes	$1,286	$1,763	$765

The following temporary differences gave rise to the net deferred tax assets (liabilities) at December 31, 2003 and 2002 ( in thousands ):

	2003	2002

Deferred tax assets:
Allowance for loan losses	$1,038	$1,038
Deferred compensation	546	243
Goodwill and core deposit intangibles	19	108
Merger & acquisition costs	24	34
Foreclosed assets held for sale	3	-

Total	1,630	1,423

Deferred tax liabilities:
Unrealized gains on available-for-sale securities	(492)	(1,315)
Depreciation and amortization	(301)	(259)
Bond accretion	(81)	(126)
Pension expense	(80)	(62)
Loan fees and costs	(77)	(69)
Mortgage servicing rights	(88)	(45)

Total	(1,119)	(1,876)

Deferred tax asset (liability), net	$511	$(453)

No valuation allowance was established at December 31, 2002 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

CITIZENS FINANCIAL SERVICES, INC.	23	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The total provision for income taxes is different from that computed at the statutory rates due to the following items ( in thousands ):

	Years Ended December 31,
	2003	2002	2001

Provision at statutory rates on
pre-tax income	$2,096	$2,502	$1,537
Effect of tax-exempt income	(710)	(693)	(764)
Tax credits	(130)	(130)	(113)
Bank owned life insurance	(48)	-	-
Nondeductible interest	62	67	97
State income taxes	-	9	-
Other items	16	8	8

Provision for income taxes	$1,286	$1,763	$765
Statutory tax rates	34%	34%	34%
Effective tax rates	20.9%	24.0%	16.9%
10. RELATED PARTY TRANSACTIONS
Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.
A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below ( in thousands ):

	Years Ended December 31,
	2003	2002	2001

Balance, beginning of year	$3,678	$3,972	$2,814
New loans	1,243	847	2,341
Repayments	(1,576)	(1,141)	(1,183)

Balance, end of year	$3,345	$3,678	$3,972

Such loans were made in the ordinary course of business at the Bank’s normal credit terms and do not present more than a normal risk of collection.
11. REGULATORY MATTERS
DIVIDEND RESTRICTIONS:
The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2004 without approval of the Comptroller of the Currency of approximately $4,901,000, plus the Bank’s net income for 2004.
LOANS:
The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2003, the regulatory lending limit amounted to approximately $4,286,000.

CITIZENS FINANCIAL SERVICES, INC.	24	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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
As of December 31, 2003 and 2002, the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5%, respectively.
The following table reflects the Company’s capital ratios at December 31 ( in thousands ):

	2003		2002
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Company	$40,655	14.07%	$31,036	11.52%
For capital adequacy purposes	23,115	8.00%	21,552	8.00%
To be well capitalized	28,894	10.00%	26,939	10.00%

Tier I capital (to risk weighted assets)

Company	$37,042	12.82%	$27,522	10.22%
For capital adequacy purposes	11,557	4.00%	10,776	4.00%
To be well capitalized	17,336	6.00%	16,164	6.00%

Tier I capital (to average assets)

Company	$37,042	8.50%	$27,522	6.48%
For capital adequacy purposes	17,437	4.00%	16,978	4.00%
To be well capitalized	21,796	5.00%	21,223	5.00%
At December 31, 2003, the Bank’s Total capital and Tier I ratios were 11.73% and 10.48%, respectively, and Tier I capital to average assets was 7.03%. At December 31, 2002, the Bank’s Total capital and Tier I ratios were 12.13% and 10.85%, respectively, and Tier I capital to average assets was 7.00%.
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

CITIZENS FINANCIAL SERVICES, INC.	25	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company’s exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Financial instruments whose contract amounts represent credit risk at December 31, 2003 and 2002, are as follows ( in thousands ):

	2003	2002

Commitments to extend credit	$41,094	$33,946
Standby letters of credit	1,404	1,143
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.
13. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company’s financial instruments are as follows ( in thousands ):

December 31, 2003

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and due from banks	$9,951	$9,951
Available-for-sale securities	106,587	106,587
Net loans	314,037	322,813
Bank owned life insurance	7,142	7,142
Regulatory stock	2,540	2,540
Accrued interest receivable	1,703	1,703

Financial liabilities:
Deposits	$385,691	$391,282
Borrowed funds	27,796	27,998
Notes payable	7,500	7,500
Accrued interest payable	1,888	1,888

CITIZENS FINANCIAL SERVICES, INC.	26	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and due from banks	$11,594	$11,594
Available-for-sale securities	100,725	100,725
Net loans	294,836	297,913
Regulatory stock	1,529	1,529
Accrued interest receivable	1,976	1,976

Financial liabilities:
Deposits	$373,051	$375,007
Borrowed funds	17,028	17,080
Accrued interest payable	2,077	2,077

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

CITIZENS FINANCIAL SERVICES, INC.	27	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

BANK OWNED LIFE INSURANCE:
The carrying value of bank owned life insurance approximates fair value based on applicable redemption provisions.

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

14. GOODWILL - ADOPTION OF STATEMENT 142
A summary of goodwill is as follows ( in thousands ):

	December 31,
	2003	2002	2001

Gross carrying amount	$7,685	$7,685	$7,685
Less accumulated amortization	780	780	780

Net carrying amount	$6,905	$6,905	$6,905

Amortization expense amounted to $512,000 for 2001.
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

CITIZENS FINANCIAL SERVICES, INC.	28	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth a comparison of net income and basic earnings per share adjusted for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets":
(in thousands, except per share data)

	For the Year Ended
	December 31,
	2003	2002	2001

Goodwill amortization	$-	$-	$512
Net Income	4,879	5,595	3,757
Addback: Goodwill amortization (net of tax)	-	-	338

Adjusted net income	$4,879	$5,595	$4,095

Basic earnings per share:
Net income	$1.72	$1.96	$1.32
Goodwill amortization	-	-	0.12

Adjusted basic earnings per share	$1.72	$1.96	$1.44

15. CORE DEPOSIT INTANGIBLE ASSETS
A summary of core deposit intangible assets is as follows (in thousands) :

	December 31,
	2003	2002	2001

Gross carrying amount	$2,763	$2,763	$2,763
Less accumulated amortization	1,785	1,350	893

Net carrying amount	$978	$1,413	$1,870

Amortization expense amounted to $435,000, $457,000 and $503,000 for 2003, 2002 and 2001, respectively.

The estimated amortization expense of intangible assets for each of the five succeeding fiscal years is as follows:
(in thousands) :

Core deposit
intangibles

For the year ended December 31, 2004	$ 435
For the year ended December 31, 2005	435
For the year ended December 31, 2006	108
For the year ended December 31, 2007	-
For the year ended December 31, 2008	-

CITIZENS FINANCIAL SERVICES, INC.	29	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2003	2002

Assets:
Cash	$7,680	$68
Investment in subsidiary,
First Citizens National Bank	39,241	39,978
Available-for-sale securities	-	416
Other assets	306	13

Total assets	$47,227	$40,475

Liabilities:
Other liabilities	$260	$23
Deferred tax liability	-	46
Notes payable	7,500	-
Borrowed funds	938	2,000

Total liabilities	$8,698	$2,069
Stockholders' equity	38,529	38,406

Total liabilities and stockholders' equity	$47,227	$40,475

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2003	2002	2001

Dividends from:
Bank subsidiary	$4,142	$1,478	$481
Available-for-sale securities	3	19	44
Interest-bearing deposits with banks	-	2	22

Total income	4,145	1,499	547
Realized securities gains, net	150	178	189
Expenses	186	213	264

Income before equity
in undistributed earnings
of subsidiary	4,109	1,464	472
Equity in undistributed
earnings - First Citizens National Bank	770	4,131	3,285

Net income	$4,879	$5,595	$3,757

CITIZENS FINANCIAL SERVICES, INC.	30	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CITIZENS FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2003	2002	2001

Cash flows from operating activities:
Net income	$4,879	$5,595	$3,757
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(770)	(4,131)	(3,285)
Deferred income taxes	-	-	3
Realized gains on securities	(150)	(178)	(189)
Decrease (increase) in other assets	(293)	11	35
Increase (decrease) in other liabilities	238	1	(4)

Net cash provided by operating activities	3,904	1,298	317

Cash flows from investing activities:
Purchase of available-for-sale securities	-	-	(418)
Proceeds from the sale of available-for-sale securities	429	621	2,283
Additional contribution in subsidiaries	-	-	(500)

Net cash provided by investing activities	429	621	1,365

Cash flows from financing activities:
Cash dividends paid	(2,103)	(1,918)	(1,786)
Advances of borrowed funds	1,055	-	-
Repayments of borrowed funds	(2,117)	-	-
Acquisition of treasury stock	(1,056)	-	-
Proceeds from notes payable	7,500	-	-

Net cash provided by (used in) financing activities	3,279	(1,918)	(1,786)

Net increase (decrease) in cash	7,612	1	(104)

Cash at beginning of year	68	67	171

Cash at end of year	$7,680	$68	$67

CITIZENS FINANCIAL SERVICES, INC.	31	2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. CONDENSED QUARTERLY DATA
CONSOLIDATED QUARTERLY DATA

(dollar amounts in thousands)	Three Months Ended
2003	Mar 31	Jun 30	Sep 30	Dec 31

Interest income	$6,520	$6,401	$6,329	$6,365
Interest expense	2,313	2,264	2,149	2,100

Net interest income	4,207	4,137	4,180	4,265
Provision for loan losses	135	120	120	60
Non-interest income	1,095	1,270	1,212	1,182
Realized securities gains, net	259	141	114	39
Non-interest expenses	3,631	3,631	4,490	3,749

Income before provision for income taxes	1,795	1,797	896	1,677
Provision for income taxes	430	415	90	351

Net income	$1,365	$1,382	$806	$1,326

Earnings Per Share	$0.48	$0.48	$0.28	$0.47

	Three Months Ended
2002	Mar 31	Jun 30	Sep 30	Dec 31

Interest income	$6,867	$6,825	$6,894	$6,791
Interest expense	2,723	2,632	2,558	2,491

Net interest income	4,144	4,193	4,336	4,300
Provision for loan losses	120	90	90	135
Non-interest income	1,201	1,154	1,177	1,260
Realized securities gains, net	30	186	38	-
Non-interest expenses	3,467	3,590	3,571	3,598

Income before provision for income taxes	1,788	1,853	1,890	1,827
Provision for income taxes	428	438	459	438

Net income	$1,360	$1,415	$1,431	$1,389

Earnings Per Share	$0.48	$0.50	$0.50	$0.49

18. SUBSEQUENT EVENT
On February 25, 2004 the Company announced that they have entered into a definitive agreement whereby the Company has purchased two branch locations from Legacy Bank. Under the terms of the agreement, the Company will acquire approximately $24 million in loans and $21 million in deposits, in addition to assuming the lease costs of the branches. This acquisition has been approved by the Company’s board of directors and is expected to close in the second quarter of 2004.

CITIZENS FINANCIAL SERVICES, INC.	32	2003 ANNUAL REPORT

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of
Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Wexford, PA
January 16, 2004
except for Note 18, as to which the date is February 25, 2004

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

CITIZENS FINANCIAL SERVICES, INC.	33	2003 ANNUAL REPORT

SELECTED FINANCIAL DATA

FIVE YEAR SUMMARY OF OPERATIONS

(dollar amounts in thousands)	2003	2002	2001	2000	1999

Interest income	$25,615	$27,377	$29,025	$26,226	$23,546
Interest expense	8,826	10,404	14,306	14,238	12,066

Net interest income	16,789	16,973	14,719	11,988	11,480
Provision for loan losses	435	435	445	610	475

Net interest income after provision
for loan losses	16,354	16,538	14,274	11,378	11,005
Non-interest income	4,759	4,792	3,632	2,670	2,345
Realized securities gains (losses), net	553	254	657	(9)	279
Non-interest expenses	15,501	14,226	14,041	10,187	9,033

Income before provision for income taxes and
extraordinary item	6,165	7,358	4,522	3,852	4,596
Provision for income taxes	1,286	1,763	765	644	1,043

Net income	$4,879	$5,595	$3,757	$3,208	$3,553

Per share data:
Net income (1)	$1.72	$1.96	$1.32	$1.12	$1.22
Cash dividends (1)	0.740	0.680	0.640	0.600	0.560
Book value (1)	13.70	13.45	11.70	10.69	9.33

Total investments	$106,587	$100,725	$113,604	$97,984	$90,031
Loans, net (2)	314,037	294,836	268,464	260,209	229,159
Total assets (2)	463,878	432,658	421,110	413,332	340,779
Total deposits (2)	385,691	373,051	370,474	367,785	284,318
Stockholders' equity	38,529	38,406	33,389	30,549	27,082

(1) Amounts were adjusted to reflect stock dividends
(2) Amounts in 2000 reflect the acquisition of branches in the fourth quarter of 2000

CITIZENS FINANCIAL SERVICES, INC.	34	2003 ANNUAL REPORT

SELECTED FINANCIAL DATA (CONTINUED)

COMMON STOCK
Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid/ask prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC "Bulletin Board", its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau’s "Pink Sheets." The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a quarterly basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 11).

			Dividends			Dividends
	2003		declared	2002		declared
	High	Low	per share	High	Low	per share

First quarter	$22.47	$20.30	$0.180	$16.75	$13.50	$0.165
Second quarter	28.02	22.52	0.185	17.50	16.80	0.170
Third quarter	27.40	26.98	0.185	19.35	17.00	0.170
Fourth quarter	24.75	22.50	0.190	21.80	19.35	0.175

TRUST AND INVESTMENT SERVICES FUNDS UNDER MANAGEMENT (MARKET VALUE)

	2003	2002

INVESTMENTS:
Bonds	$11,806	$13,153
Stock	22,384	20,783
Savings and Money Market Funds	10,837	11,168
Mutual Funds	22,831	18,257
Mortgages	868	936
Real Estate	994	816
Miscellaneous	193	29
Cash	471	29
TOTAL	$70,384	$65,171

ACCOUNTS:
Estates	$2,377	$1,016
Trusts	22,908	25,134
Guardianships	106	184
Employee Benefits	22,088	19,490
Investment Management	18,000	13,377
Custodial	4,905	5,970
TOTAL	$70,384	$65,171

CITIZENS FINANCIAL SERVICES, INC.	35	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT
Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Citizens Financial Services, Inc., First Citizens National Bank, First Citizens Insurance Agency, Inc. or the combined Company. When we use such words as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. For a variety of reasons, actual results could differ materially from those contained in or implied by forward-looking statements:
·    Interest rates could change more rapidly or more significantly than we expect.
·    The economy could change significantly in an unexpected way, which would cause the demand for new loans and the ability of borrowers to repay outstanding loans to change in ways that our models do not anticipate.
·    The stock and bond markets could suffer a significant disruption, which may have a negative effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.
·    It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.
·    Acquisitions and dispositions of assets could affect us in ways that management has not anticipated.
·    We may become subject to new legal obligations or the resolution of litigation may have a negative effect on our financial condition.
·    We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.
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
Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Interest rate risk results from various re-pricing frequencies and the maturity structure of the financial instruments owned by the Company. The Company uses its asset/liability and funds management policy to control and manage interest rate risk.

CITIZENS FINANCIAL SERVICES, INC.	36	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
TRUST AND INVESTMENT SERVICES
Our Trust & Investment Department services range from professional estate settlement services through management of complex trust accounts to investment management and custody of securities. Our Investment and Trust Department manages retirement accounts for many area companies and individuals. We also manage many individual IRAs, both rollover and contributory.
The Investment Department offers full service brokerage services in selected locations throughout the Bank’s market area and appointments can be made in any First Citizens National Bank branch.
The Bank offers annuities and life insurance through our insurance subsidiary, First Citizens Insurance Agency, Inc.
FINANCIAL CONDITION
The following table presents ending balances (dollars in millions), growth (reduction) and the percentage change during the past two years:

	2003	Increase	%	2002	Increase	%	2001
	Balance	(Decrease)	Change	Balance	(Decrease)	Change	Balance

Total assets	$ 463.9	$ 31.2	7.2	$ 432.7	$ 11.6	2.8	$ 421.1
Total loans, net	314.0	19.2	6.4	294.8	26.3	9.8	268.5
Total investments	106.6	5.9	5.9	100.7	(12.9)	(11.4)	113.6
Total deposits	385.7	12.6	3.4	373.1	2.6	0.7	370.5
Total stockholders' equity	38.5	0.1	0.3	38.4	5.0	15.0	33.4

CASH AND CASH EQUIVALENTS
Cash and cash equivalents totaled $9,951,000 at December 31, 2003 compared to $11,594,000 at December 31, 2002. Non-interest bearing cash decreased $1,549,000 since December 31, 2002, while interest-bearing cash decreased $94,000 during that same time period.

CITIZENS FINANCIAL SERVICES, INC.	37	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We believe the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the investment and loan portfolios that mature within one year. These sources of funds should permit us to meet cash obligations and off-balance sheet commitments as they come due.
INVESTMENTS
Our investment portfolio increased by $5.9 million or 5.9% in 2003 as compared to a decrease of $12.9 million in 2002. Our investment portfolio has increased primarily as a result of a $22 million investment purchase that occurred in December 2003 related to a leveraged transaction. We continued to experience significant cash flow from our mortgage-backed securities monthly principal repayments, which averaged $3,730,000 per month. This, along with the sale of some mortgage-backed securities, and the call of some municipal bonds throughout 2003, allowed excess funds to be used for our continued loan growth.
During 2003 new investments were made primarily in short-term mortgage-backed securities. Our current investment strategy is to reinvest in short-term mortgage-backed securities as funds become available.
The following table shows the year-end composition of the investment portfolio for the five years ending December 31:

Estimated Fair Market Value at December 31,
	2003	% of	2002	% of	2001	% of	2000	% of	1999	% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Available-for-sale:
U. S. Treasury securities	$ -	-	$ -	-	$ -	-	$ 8,655	8.8	$ 13,628	15.1
U. S. Agency securities	1,033	1.0	1,052	1.0	-	-	1,531	1.6	-	-
Obligations of state & political
subdivisions	8,303	7.8	12,731	12.6	18,543	16.3	20,592	21.0	19,469	21.6
Corporate obligations	14,674	13.8	21,156	21.0	12,200	10.7	19,710	20.1	18,629	20.7
Mortgage-backed securities	78,376	73.5	60,801	60.4	77,211	68.0	38,473	39.3	34,045	37.8
Other equity securities	4,201	3.9	4,985	4.9	5,650	5.0	9,023	9.2	4,260	4.7

Total	$ 106,587	100.0	$ 100,725	100.0	$ 113,604	100.0	$ 97,984	100.0	$ 90,031	100.0

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2003, are shown below. Expected maturities, which include prepayment speed assumptions for mortgage-back securities, are significantly different than the contractual maturities detailed in Footnote 3 of the Consolidated Financial Statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 34% tax rate.

	Within		One-		Five-		After		Amortized
	One	Yield	Five	Yield	Ten	Yield	Ten	Yield	Cost	Yield
	Year	(%)	Years	(%)	Years	(%)	Years	(%)	Total	(%)

Available-for-sale securities:
U.S. Agency securities	$ -		$ 1,005	4.0	$ -		$ -		$ 1,005	4.0
Obligations of state & political
subdivisions	4,035	6.4	3,547	7.0	429	6.4	-	-	8,011	6.7
Corporate obligations	-	-	11,705	5.5	1,951	7.2	-	-	13,656	5.8
Mortgage-backed securities	1,703	5.3	70,308	4.3	6,069	3.9	-	-	78,080	4.3
Equity securities	-	-	4,387	5.9	-	-	-	-	4,387	5.9

Total available-for-sale	$ 5,738	6.1	$ 90,952	4.6	$ 8,449	4.8	$ -	-	$ 105,139	4.7

CITIZENS FINANCIAL SERVICES, INC.	38	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Approximately 92% of the amortized cost of debt securities is expected to mature within five years or less.
Our Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank will be sufficient to meet future liquidity needs.
Our Company has no securities from a single issuer representing more than 10% of stockholders’ equity.
LOANS
Historically, our Company’s loan customers have been located in North Central Pennsylvania and the Southern Tier of New York. We originate loans primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers. We also do a limited amount of indirect loans through new and used car dealers in our primary lending area.
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
As shown in the following table, total loans grew by $19.2 million in 2003, or 6.4%. In addition, $22.4 million in conforming mortgage loans were originated and $23.8 million sold in the secondary market through Freddie Mac, providing over $349,000 of income in origination fees and premiums on loans sold, compared to $11.9 million in loans originated and $185,000 of income in 2002. The increased activity in loans sold was primarily a result of the conducive interest rate environment that continued during 2003. Residential mortgage lending is a principal business activity and one we expect to continue.
Our Company focuses its commercial lending activity on small businesses and our commercial lending officers have attracted new business loans, especially loans to state and political subdivisions.
The majority of lending activity has been mortgage loans secured by one- to four-family residential property. As of December 31, 2003, residential real estate and real estate construction loans were 58.6% of our total loan portfolio.
Continuing in 2004, our Company’s primary goal is to be the premier mortgage lender in our market area, with our menu of conforming mortgages (including "jumbo" and low- to moderate-income homebuyer mortgages) through Farmers Home Administration (FmHA). The local economy has started to improve slightly and the average unemployment rate has recently been approximately 5.2% (slightly higher than the state unemployment rate of 4.6%) down from 5.9% in 2002. Loan demand has continued during the last quarter of 2003 for residential mortgages and commercial loans. We believe that our continued emphasis on training branch office personnel and the focus on flexibility and fast "turn around time" will continue to aid in growing our loan portfolio. (Also see the discussion in Footnote 4 of the Consolidated Financial Statements.)

CITIZENS FINANCIAL SERVICES, INC.	39	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Five Year Breakdown of Loans by Type
December 31,

	2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Real estate:
Residential	$ 180,333	56.8	$ 175,323	58.7	$ 160,439	59.0	$ 151,782	57.7	$ 139,518	60.3
Commercial	57,370	18.1	47,210	15.8	43,174	15.9	40,044	15.2	32,159	13.9
Agricultural	7,594	2.4	9,844	3.3	12,169	4.5	12,075	4.6	9,392	4.1
Construction	5,784	1.8	5,009	1.7	3,219	1.2	3,112	1.2	4,359	1.9
Loans to individuals
for household,
family and other purchases	13,145	4.1	13,915	4.7	14,694	5.4	15,020	5.7	15,540	6.7
Commercial and other loans	16,219	5.1	18,564	6.2	15,099	5.6	17,509	6.7	12,313	5.3
State & political subdivision loans	37,212	11.7	28,592	9.6	22,920	8.4	23,444	8.9	18,148	7.8

Total loans	317,657	100.0	298,457	100.0	271,714	100.0	262,986	100.0	231,429	100.0
Less allowance for loan losses	3,620		3,621		3,250		2,777		2,270

Net loans	$ 314,037		$ 294,836		$ 268,464		$ 260,209		$ 229,159

	2003/2002		2002/2001
	Change		Change
	Amount	%	Amount	%

Real estate:
Residential	$5,010	2.9	$14,884	9.3
Commercial	10,160	21.5	4,036	9.3
Agricultural	(2,250)	(22.9)	(2,325)	(19.1)
Construction	775	15.5	1,790	55.6
Loans to individuals
for household,
family and other purchases	(770)	(5.5)	(779)	(5.3)
Commercial and other loans	(2,345)	(12.6)	3,465	22.9
State & political subdivision loans	8,620	30.1	5,672	24.7
Total loans	$19,200	6.4	$26,743	9.8

CITIZENS FINANCIAL SERVICES, INC.	40	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2003, classified according to the sensitivity to changes in interest rates within various time intervals:

	Commercial,
	municipal,	Real estate
	agricultural	construction	Total

Maturity of loans:
One year or less	$9,367	$-	$9,367
Over one year but less than five years	14,903	-	14,903
Over five years	94,125	5,784	99,909

Total	$118,395	$5,784	$124,179

Sensitivity of loans to changes in interest
rates - loans due after one year:
Predetermined interest rate	$18,451	$782	$19,233
Floating or adjustable interest rate	90,577	5,002	95,579

Total	$109,028	$5,784	$114,812

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
The following table indicates the level of non-performing assets over the past five years ending December 31:

	2003	2002	2001	2000	1999

Non-performing loans:
Non-accruing loans	$578	$1,064	$985	$488	$421
Impaired loans	1,926	1,916	1,077	199	1,334
Accrual loans - 90 days or
more past due	185	39	111	39	78

Total non-performing loans	2,689	3,019	2,173	726	1,833

Foreclosed assets held for sale	305	221	408	508	573

Total non-performing assets	$2,994	$3,240	$2,581	$1,234	$2,406

Non-performing loans as a percent of loans
net of unearned income	0.85%	1.01%	0.80%	0.28%	0.79%

Non-performing assets as a percent of loans
net of unearned income	0.94%	1.09%	0.95%	0.47%	1.04%

Other than those disclosed above, we do not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise, which will result in losses or have a material impact on future operations, liquidity or capital reserves. We are not aware of any other information that causes us to have serious doubts as to the ability of borrowers in general to comply with repayment terms.

CITIZENS FINANCIAL SERVICES, INC.	41	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

	Summary of Loan Loss Experience
	2003	2002	2001	2000	1999

Balance
at beginning of period	$3,621	$3,250	$2,777	$2,270	$2,292

Charge-offs:
Real estate-mortgage	68	59	19	86	73
Loans to individuals for household,
family and other purchases	140	90	109	50	93
Commercial and other loans	344	30	19	22	385

Total loans charged-off	552	179	147	158	551
Recoveries:
Real estate-mortgage	33	14	1	24	1
Loans to individuals for household,
family and other purchases	63	34	20	26	38
Commercial and other loans	20	67	154	5	15

Total loans recovered	116	115	175	55	54

Net loans charged-off (recovered)	436	64	(28)	103	497
Provision charged to expense	435	435	445	610	475

Balance at end of year	$3,620	$3,621	$3,250	$2,777	$2,270

Loans outstanding at end of year	$317,657	$298,457	$271,714	$262,986	$231,429
Average loans outstanding, net	$306,776	$285,241	$266,116	$241,359	$217,265
Net charge-offs to average loans	0.14%	0.02%	-0.01%	0.04%	0.23%
Year-end allowance to total loans	1.14%	1.21%	1.20%	1.06%	0.98%
Year-end allowance to total
non-performing loans	134.62%	119.94%	149.56%	382.51%	123.84%

As detailed in Footnote 4 of the Consolidated Financial Statements and the above tables, total past due (90 days or more) and non-performing loans decreased 11% from December 31, 2002 to December 31, 2003. Charged-off commercial and other loans increased $314,000 during 2003. The increase is the result of a $302,000 loan charged-off during the third quarter, which was the result of a single borrower going into bankruptcy. Overall, in 2003, Northern Tier area development corporations saw a decrease in unemployment, and property values have been stable to slightly increasing. The majority of our loan volume is well collateralized by real estate.

ALLOWANCE FOR LOAN LOSSES
The allowance is maintained at a level, which in management’s judgment is adequate to absorb probable future loan losses inherent in the loan portfolio. The amount of the allowance is determined by a formal analysis of delinquencies, large problem credits, non-accrual loans, local economic conditions, trends in the loan portfolio and historic and projected losses. As part of this evaluation, the loan portfolio is divided into several categories in order to improve the analysis. These categories are loans classified on the Watch List, residential mortgages, commercial and consumer loans.

CITIZENS FINANCIAL SERVICES, INC.	42	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Historical loss factors are calculated for consumer, residential mortgage, and commercial loans for the past seven years. The 5 year average historical loss factor for each category is applied to the performing portion of the loan category. For Watch List loans, the losses are calculated using regulatory guidelines and are based on historical losses. These historical factors, for both the Watch List and homogeneous loan pools, are adjusted based on the five following qualitative factors:
·    Level of Delinquencies and Non-Accruals
·    Trends in Volume and Terms of Loans
·    Experience, Ability and Depth of Management
·    National and Local Economic Trends and Conditions
·    Concentration of Credit
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
BANK OWNED LIFE INSURANCE
During the third quarter of 2003 the Company elected to purchase $7,000,000 of bank owned life insurance to offset future employee benefit costs. The use of life insurance policies will provide the bank with an asset that will generate earnings to partially offset the current costs of benefits, and eventually (at the death of the insureds) provide partial recovery of cash outflows associated with the benefits.
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
The allocation of the allowance for loan losses is our determination of the amounts necessary for concentrations and changes in mix and volume of the loan portfolio.
The unallocated portion of the allowance is based upon our assessment of general and specific economic conditions within our market. This allocation is more uncertain and considers risk factors that may not be reflected in our historical loss factors. Total charge-offs for 2004 are expected to return back to their moderate historic levels.
The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category:

	2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount%	%

Real estate loans:
Residential	$ 368	56.8	$ 347	58.7	$ 252	59.0	$ 294	57.7	$ 232	60.3
Commercial, agricultural	1,742	20.5	1,947	19.1	1,689	20.4	1,269	19.8	1,190	18.0
Construction	-	1.8	6	1.7	-	1.2	-	1.2	-	1.9
Loans to individuals
for household,
family and other purchases	492	4.1	471	4.7	402	5.4	367	5.7	313	6.7
Commercial and other loans	445	5.1	537	6.2	542	5.6	488	6.7	350	5.3
State & political subdivision loans	15	11.7	26	9.6	21	8.4	21	8.9	15	7.8
Unallocated	558	N/A	287	N/A	344	N/A	338	N/A	170	N/A
Total allowance for loan losses	$ 3,620	100.0	$ 3,621	100.0	$ 3,250	100.0	$ 2,777	100.0	$ 2,270	100.0

CITIZENS FINANCIAL SERVICES, INC.	43	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS
Traditional deposits continue to be the most significant source of funds for the Company. We are one of the only banks within our market to pay interest on a senior checking product and the only bank that does not require a minimum balance to do so. Larger deposit relationships are rewarded with higher interest rates on our Money Market Investor accounts and Certificates of Deposits.
In addition to a competitive interest rate, the introduction of three new Certificates of Deposit, the Easy-Access CD and the Hassle-Free CD in 2001 and the 36-month step-up CD in 2003 have helped us retain existing CD deposit relationships and attract new ones. Continuous emphasis on personal quality service also plays a large role in our ability to retain existing customers. One of our strategies for growth is to obtain a greater share of wallet from our existing deposit and loan customers. We plan to continue our focus on existing customer growth in 2004.
The Company experienced moderate deposit growth in 2003 of $12.6 million or 3.4%. The table below shows that non-interest bearing deposits increased $6.7 million at December 31, 2003, while savings and NOW accounts increased $3.9 million and $5.8 million, respectively, in 2003. Money market funds decreased by $3.6 million in 2003, as state & political balances decreased throughout the latter half of 2003, as a direct result of the Pennsylvania budget impasse, which was subsequently settled in the fourth quarter.

	2003		2002		2001
	Amount	%	Amount	%	Amount	%

Non-interest-bearing deposits	$46,820	12.1	$40,143	10.8	$37,361	11.5
NOW accounts	57,101	14.8	51,304	13.8	51,259	13.8
Savings deposits	37,629	9.8	33,683	9.0	32,112	8.7
Money market deposit accounts	42,582	11.0	46,134	12.4	50,458	13.6
Certificates of deposit	201,559	52.3	201,787	54.1	199,284	53.8
Total	$385,691	100.0	$373,051	100.0	$370,474	101.4

	2003/2002		2002/2001
	Change		Change
	Amount	%	Amount	%

Non-interest-bearing deposits	$6,677	16.6	$2,782	7.4
NOW accounts	5,797	11.3	45	0.1
Savings deposits	3,946	11.7	1,571	4.9
Money market deposit accounts	(3,552)	(7.7)	(4,324)	(8.6)
Certificates of deposit	(228)	(0.1)	2,503	1.3
Total	$12,640	3.4	$2,577	0.7

Remaining maturities of certificates of deposit of $100,000 or more:

	2003	2002	2001

3 months or less	$4,179	$4,674	$9,557
3 through 6 months	3,157	2,559	8,523
6 through 12 months	5,437	4,819	3,866
Over 12 months	28,589	23,619	12,045
Total	$41,362	$35,671	$33,991

As a percent of total
certificates of deposit	20.52%	17.68%	17.06%

CITIZENS FINANCIAL SERVICES, INC.	44	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Deposits by Type of Depositor:

	2003		2002		2001
	Amount	%	Amount	%	Amount	%

Individual, partnerships
& corporations	$349,709	90.7	$338,079	90.6	$332,547	89.8
United States government	946	0.2	160	0.0	155	0.0
State & political subdivisions	32,289	8.4	32,366	8.7	35,381	9.6
Other	2,747	0.7	2,446	0.7	2,391	0.6
Total	$385,691	100.0	$373,051	100.0	$370,474	100.0

We have retained and acquired deposits through new product introductions and competitive pricing, increased marketing efforts, continuous, proactive one-to-one contact from consumer and business customer contact associates, as well as expanded trust and investment management services.
Our wide range of delivery channels provides our customers with convenient options to satisfy their banking needs. This includes Saturday office hours, increased focus on the supermarket branches as full service offices, a network of 17 ATMs, which are part of the STAR network, MasterMoney Debit Card for purchases, Bank-by-Phone and Internet Banking.
BORROWED FUNDS
Borrowed funds increased $10.8 million during the twelve months ending December 31, 2003, primarily due to a $15 million leveraged strategy implemented in December 2003 along with current funding needs required at the end of the year. The Company’s daily cash requirements for short-term investments are met by using the financial instruments available through the Federal Home Loan Bank.
In November 2000, the Company borrowed $2 million to invest in the bank subsidiary. This action increased the Bank’s capital and improved the negative impact on the regulatory capital ratios as a result of the branches acquired in 2001 (approximately $9.7 million in goodwill). On February 11, 2003 the Company paid off the $2 million loan, which was funded by an operating dividend of $1.75 million from the Bank. The Bank and Company remained well capitalized for regulatory purposes.
In September 2003, the Company borrowed $1.1 million from its line of credit with an unrelated financial institution to buy back 41,800 shares of treasury stock from an estate.
NOTES PAYABLE
In December 2003, the Company formed a special purpose entity, Citizens Financial Statutory Trust I ("the Entity"), to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2003, the rate was 3.97%. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable, which is included in the liabilities section of the Company’s balance sheet. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date.
Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.	45	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STOCKHOLDERS’ EQUITY
We evaluate stockholders’ equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.
Stockholders’ equity increased by .32% in 2003 to $38.5 million, after increasing 15.0% in 2002 and increasing 9.5% in 2001. In 2003, we realized an decrease of $1,597,000, compared to 2002 when equity was positively impacted by $1,340,000 to reflect unrealized holding gains and losses on available-for-sale securities. In comparison, in 2001, equity increased $869,000 as a direct result of the change in interest rates. Total equity was approximately 8.3% of total assets at December 31, 2003, as compared to 8.9% at December 31, 2002.
Our Board of Directors determines our dividend rate after considering our Company’s capital requirements, current and projected net income, and other factors. In 2003 and 2002, our Company paid out 43.1% and 34.3% of net income in dividends, respectively.
For the year ended December 31, 2003, the total number of common shares outstanding was 2,812,887. For comparative purposes, outstanding shares for prior periods were adjusted for the 2003 stock dividend in computing earnings and cash dividends per share.
There are currently three federal regulatory measures of capital adequacy. Our Company’s ratios meet the regulatory standards for well capitalized for 2003 and 2002, as detailed in Footnote 11 of the Consolidated Financial Statements.
RESULTS OF OPERATIONS
Net income for the twelve months ending December 31, 2003 was $4.9 million, a decrease of $716,000 or 12.8% from the $5.6 million for the 2002 related period. Net income for the twelve months ending December 31, 2002 increased $1,838,000 or 48.9% from the $3.8 million for the 2001 related period. Earnings per share were $1.72, $1.96 and $1.32 for the years ended 2003, 2002 and 2001, respectively. The reasons for these changes are discussed on the following pages.
The following table sets forth certain performance ratios of our Company for the periods indicated:

	2003	2002	2001

Return on Assets (net income to average total assets)	1.11%	1.30%	0.90%
Return on Equity (net income to average total equity)	13.22%	16.53%	12.10%
Dividend Payout Ratio (dividends declared divided by net income)	43.10%	34.27%	47.54%
Equity to Asset Ratio (average equity to average total assets)	8.43%	7.94%	7.43%

OVERVIEW OF THE INCOME STATEMENT
In 2003, net income was $4,879,000, a decrease of 12.8% compared to 2002 net income of $5,595,000. The decrease in earnings is the result of stable net interest income from the use of increased earning assets, slightly deteriorating margin and improved non-interest income and increase in non-interest expense.
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
Net interest income for 2003, after provision for loan losses, was $16,354,000, a decrease of $184,000 or 1.1% compared with an increase of $2,264,000 during the same period in 2002.

CITIZENS FINANCIAL SERVICES, INC.	46	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following tables set forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate "spread" created:

Analysis of Average Balances and Interest Rates (1)
	2003			2002			2001
	Average		Average	Average		Average	Average		Average
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
	$	$	%	$	$	%	$	$	%

ASSETS
Short-term investments:
Interest-bearing deposits at banks	2,987	29	0.97	4,174	65	1.56	13,944	547	3.92

Total short-term investments	2,987	29	0.97	4,174	65	1.56	13,944	547	3.92
Investment securities:
Taxable	82,048	3,633	4.43	91,915	5,169	5.62	85,570	5,553	6.49
Tax-exempt (3)	10,251	693	6.76	14,016	960	6.85	18,858	1,292	6.85

Total investment securities	92,299	4,326	4.69	105,931	6,129	5.79	104,428	6,845	6.55
Loans:
Residential mortgage loans	181,602	13,199	7.27	172,638	13,373	7.75	160,022	13,432	8.39
Commercial & farm loans	77,584	5,777	7.45	72,230	5,683	7.87	68,708	6,088	8.86
Loans to state & political subdivisions	34,934	2,193	6.28	26,698	1,847	6.92	22,906	1,760	7.68
Other loans	12,656	1,151	9.09	13,675	1,305	9.54	14,480	1,472	10.17

Loans, net of discount (2)(3)(4)	306,776	22,320	7.28	285,241	22,208	7.79	266,116	22,752	8.55

Total interest-earning assets	402,062	26,675	6.63	395,346	28,402	7.18	384,488	30,144	7.84
Cash and due from banks	9,401			9,310			9,912
Bank premises and equipment	10,967			11,613			11,281
Other assets	15,405			10,187			12,260

Total non-interest earning assets	35,773			31,110			33,453

Total assets	437,835			426,456			417,941

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	55,195	212	0.38	51,851	284	0.55	48,407	561	1.16
Savings accounts	36,314	124	0.34	34,345	164	0.48	32,560	310	0.95
Money market accounts	47,065	493	1.05	49,494	789	1.59	52,879	1,743	3.30
Certificates of deposit	203,092	7,672	3.78	200,485	8,775	4.38	201,656	11,225	5.57

Total interest-bearing deposits	341,666	8,501	2.49	336,175	10,012	2.98	335,502	13,839	4.12
Other borrowed funds	14,286	325	2.27	14,449	392	2.71	10,185	467	4.59

Total interest-bearing liabilities	355,952	8,826	2.48	350,624	10,404	2.97	345,687	14,306	4.14
Demand deposits	41,266			38,272			36,241
Other liabilities	3,707			3,703			4,953

Total non-interest-bearing liabilities	44,973			41,975			41,194
Stockholders' equity	36,910			33,857			31,060

Total liabilities & stockholders' equity	437,835			426,456			417,941

Net interest income		17,849			17,998			15,838

Net interest spread (5)			4.16%			4.22%			3.70%
Net interest income as a percentage
of average interest-earning assets			4.44%			4.55%			4.12%
Ratio of interest-earning assets
to interest-bearing liabilities			1.13			1.13			1.11
(1) Averages are based on daily averages.
(2) Includes loan origination and commitment fees.
(3) Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(4) Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5) Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

CITIZENS FINANCIAL SERVICES, INC.	47	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As disclosed in the previous table, we continued to experience an attractive interest margin percentage during 2003; however our margin is starting to narrow as compared to the same time period in 2002, and still significantly higher than the narrowing margin that we had experienced in 2001 and prior. Currently, the yield curve is extremely steep beyond 3 months. Most of the Company’s investments, loans, deposits and borrowings are priced or repriced along the three month to five-year portion of the yield curve and a more normal yield curve should enable us to maintain our current favorable net interest margin. We continue to review various pricing and investment strategies to enhance deposit growth, while maintaining or expanding the current interest margin.
The following table shows the effect of changes in volume and rates on interest income and expense. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis (1)

	2003 vs. 2002 (1)			2002 vs. 2001 (1)
	Change in	Change	Total	Change in	Change	Total
	Volume	in Rate	Change	Volume	in Rate	Change

Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$(40)	$4	$(36)	$1,286	$(1,768)	$(482)
Investment securities:
Taxable	(675)	(861)	(1,536)	392	(776)	(384)
Tax-exempt	(255)	(12)	(267)	(332)	-	(332)

Total investments	(930)	(873)	(1,803)	60	(776)	(716)

Loans:
Residential mortgage loans	675	(849)	(174)	1,018	(1,077)	(59)
Commercial & farm loans	409	(315)	94	301	(706)	(405)
Loans to state & political subdivisions	529	(183)	346	273	(186)	87
Other loans	(85)	(69)	(154)	(133)	(34)	(167)

Total loans, net of discount	1,528	(1,416)	112	1,459	(2,003)	(544)

Total Interest Income	558	(2,285)	(1,727)	2,805	(4,547)	(1,742)

Interest Expense:
Interest-bearing deposits:
NOW accounts	17	(89)	(72)	38	(315)	(277)
Savings accounts	10	(50)	(40)	16	(162)	(146)
Money Market accounts	(40)	(256)	(296)	(120)	(834)	(954)
Certificates of deposit	113	(1,216)	(1,103)	(65)	(2,385)	(2,450)

Total interest-bearing deposits	100	(1,611)	(1,511)	(131)	(3,696)	(3,827)
Other borrowed funds	(5)	(62)	(67)	155	(230)	(75)

Total interest expense	95	(1,673)	(1,578)	24	(3,926)	(3,902)

Net interest income	$463	$(612)	$(149)	$2,781	$(621)	$2,160

(1)  The change in interest due to both rate and volume has been allocated to the volume and rate in proportion to the absolute dollar amounts of each change.

As can be seen from the preceding tables, tax equivalent net interest income rose from $15,838,000 in 2001 to $17,998,000 in 2002, and decreased to $17,849,000 in 2003. In 2003, net interest income decreased $149,000 while overall spread decreased from 4.22% to 4.16%. The increased volume of interest-earning assets generated an increase in interest income of $558,000 while increased volume of interest-bearing liabilities produced $95,000 of interest expense. The change in volume resulted in a net increase of $463,000 in net interest income. The net change in rate was a negative $612,000 resulting in a total negative net change of $149,000 when combined with change in volume. The yield on interest-earning assets declined 55 basis points from 7.18% to 6.63% and the average interest rate on interest-bearing liabilities declined 49 basis points from 2.97% to 2.48%. Analysis of our Company’s net interest income in 2002 and 2003 shows the effects of declining short-term interest rates and the effect of the steepening of the yield curve.

CITIZENS FINANCIAL SERVICES, INC.	48	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 2003, the Federal Reserve reduced short-term interest rates by 25 basis points in the second quarter. We expect the 2003 Federal Reserve rate reduction to continue to help us maintain our current net interest margin during the first half of 2004. We continue to evaluate alternatives to improve or sustain the interest spread.
NON-INTEREST INCOME
Non-interest income, as detailed below, increased $266,000 or 5.3% in 2003 compared to a $757,000 increase in 2002. Service charge income, which decreased $112,000 or 3.6% in 2003, continues to be the primary source of non-interest income. Other income decreased $145,000 or 15.8% in 2003. This decrease is due to a decrease of $209,000 in the life and accident/health insurance reimbursement account, a $48,000 insurance claim being received in 2002, along with $57,000 decrease on the sale of foreclosed property. The decreases were somewhat offset by income of $142,000 from the Company’s investment in bank owned life insurance. Gains on loans sold increased $164,000 associated with the previously mentioned loans sold on the secondary market.
The following table reflects non-interest income by major category for the periods ended December 31:

	2003	2002	2001

Service charges	$3,018	$3,130	$2,527
Trust	622	562	578
Gains on loans sold	349	185	31
Realized securities gains, net	553	254	657
Other	770	915	496

Total	$5,312	$5,046	$4,289

	2003/2002		2002/2001
	Change		Change
	Amount	%	Amount	%

Service charges	$(112)	(3.6)	$603	23.9
Trust	60	10.7	(16)	(2.8)
Gains on loans sold	164	88.6	154	496.8
Realized securities gains, net	299	117.7	(403)	(61.3)
Other	(145)	(15.8)	419	84.5

Total	$266	5.3	$757	17.6

We continue to evaluate additional means of increasing non-interest income. Our approach is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers’ balances) to more equitably recover costs.
In an effort to take advantage of current market conditions, we elected to sell and reinvest approximately $12,108,000 of investment securities in 2003, which resulted in $553,000 of security gains.

CITIZENS FINANCIAL SERVICES, INC.	49	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-INTEREST EXPENSES
The costs associated with operating the Company rose by 9.0% to $15,501,000 during 2003 compared to $14,226,000 in 2002. These costs include but were not limited to salaries, supplies, insurance, occupancy, and amortization expenses. The large increase in salaries and employee benefits is the result of a consulting and non-compete agreement entered into in the third quarter with Richard E. Wilber, President and CEO, which was effective upon Mr. Wilber’s retirement. The financial impact of this agreement is an increase to salaries and benefits of $824,000 for the year ended December 31, 2003. The additional increase of $360,000 is the result of filling some corporate positions related to the growth strategies that we have implemented, along with annual salary increases and adjustments combined with a reduction of $358,000 on our anticipated profit sharing expense. Also included in the increase for salaries and employee benefits is an increase of $180,000 in pension expense as a result of current obligations and market performance. The decrease in furniture and equipment is a direct result of depreciation run-off that has occurred. Amortization expense decreased in 2002 as a result of the adoption of FAS No. 142 that was previously discussed (see footnote 14).
The following tables reflect the breakdown of non-interest expense and professional fees for the periods ended December 31:

	2003	2002	2001

Salaries and employee benefits	$8,304	$7,120	$6,597
Occupancy	1,025	998	992
Furniture and equipment	713	881	966
Professional fees	694	667	494
Amortization	435	457	1,015
Other	4,330	4,103	3,977

Total	$15,501	$14,226	$14,041

	2003/2002		2002/2001
	Change		Change
	Amount	%	Amount	%

Salaries and employee benefits	$1,184	16.6	$523	7.9
Occupancy	27	2.7	6	0.6
Furniture and equipment	(168)	(19.1)	(85)	(8.8)
Professional fees	27	4.0	173	35.0
Amortization	(22)	(4.8)	(558)	(55.0)
Other	227	5.5	126	3.2

Total	$1,275	9.0	$185	1.3

PROFESSIONAL FEES
	2003	2002	2001

Other professional fees	$460	$505	$366
Legal fees	109	70	43
Examinations and audits	125	92	85

Total	$694	$667	$494

	2003/2002		2002/2001
	Change		Change
	Amount	%	Amount	%

Other professional fees	$(45)	(8.9)	$139	38.0
Legal fees	39	55.7	27	62.8
Examinations and audits	33	35.9	7	8.2

Total	$27	4.0	$173	35.0

CITIZENS FINANCIAL SERVICES, INC.	50	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The professional fees expense in 2003 reflects costs associated with a workflow process review, which was initiated in the fourth quarter of 2002, along with increased costs associated with examinations and audits due to the decision to outsource our internal audit function during 2003.
PROVISION FOR INCOME TAXES
The provision for income taxes was $1,286,000 during 2003 compared with $1,763,000 during the 2002 related period. Income before taxes decreased $1,193,000 in the 2003 period over the same period in 2002 reflecting the decreased levels of taxable income due primarily to the fore mentioned consulting and non-compete agreement entered into with Richard E. Wilber upon his retirement.
We have entered into two limited partnership agreements to establish low-income housing projects in our market area. As a result of these agreements for tax purposes, we have recognized $297,000 out of a total $911,000 from one project and $77,000 out of a total $385,000 on the second project. A total of approximately $1,290,000 of tax credits is anticipated over a ten-year period.
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
Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our Company’s availability of funds. Another source of short-term liquidity is the sale of loans if needed.
Our Company’s use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.
Capital expenditures were $490,000 in 2003, $17,000, or 3.6%, more than 2002.
Major capital expenditures for 2003 were:
·    Of the $490,000 capital expenditures recognized this year, $151,000 was attributable to an AS400 upgrade and $40,000 for profitability software.
Some major capital expenditures for 2002 were:
·    Of the $473,000 capital expenditures recognized this year, $241,000 was attributable to a new roof on the operations facilities and the final implementation of our new document imaging system.
These expenditures will allow us to support our growth over the next decade, create greater operating efficiency and provide the customer with higher quality banking services.
Our Company achieves additional liquidity primarily from temporary or short-term investments in the Federal Home Loan Bank of Pittsburgh, PA, and investments that mature in less than one year. The Company also has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $177 million as an additional source of liquidity.
Apart from those matters described above, management does not currently believe that there are any current trends, events or uncertainties that would have a material impact on capital.

CITIZENS FINANCIAL SERVICES, INC.	51	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
Currently our Company has equity securities that represent approximately 4% of our investment portfolio and, therefore, equity risk is not significant.
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
The following table shows the cumulative static GAP (at amortized cost) for various time intervals:

	Within	Four to	One to	Two to	Three to	Over
	Three	Twelve	Two	Three	Five	Five
	Months	Months	Years	Years	Years	Years	Total

Interest-earning assets:
Interest-bearing deposits at banks	$ 327	$ -	$ -	$ -	$ -	$ -	$ 327
Investment securities	7,324	14,534	26,223	26,101	26,144	4,813	105,139
Residential mortgage loans	8,769	22,567	21,088	24,925	28,173	80,595	186,117
Commercial and farm loans	9,995	15,777	15,170	10,211	22,283	7,747	81,183
Loans to state & political subdivisions	3,535	5,211	9,356	7,577	9,044	2,489	37,212
Other loans	2,891	3,156	2,900	1,533	1,433	1,232	13,145

Total interest-earning assets	$ 32,841	$ 61,245	$ 74,737	$ 70,347	$ 87,077	$ 96,876	$ 423,123

Interest-bearing liabilities:
NOW accounts	$ 12,880	$ -	$ -	$ -	$ -	$ 44,221	$ 57,101
Savings accounts	-	-	-	-	-	37,629	37,629
Money Market accounts	42,582	-	-	-	-	-	42,582
Certificates of deposit	23,459	55,723	44,453	30,384	45,047	2,493	201,559
Short-term borrowing	13,012	-	-	-	-	-	13,012
Long-term borrowing	-	2,435	3,419	8,214	716	-	14,784

Total interest-bearing liabilities	$ 91,933	$ 58,158	$ 47,872	$ 38,598	$ 45,763	$ 84,343	$ 366,667

Excess interest-earning
assets (liabilities)	$ (59,092)	$ 3,087	$ 26,865	$ 31,749	$ 41,314	$ 12,533

Cumulative interest-earning assets	32,841	94,086	168,823	239,170	326,247	423,123
Cumulative interest-bearing liabilities	91,933	150,091	197,963	236,561	282,324	366,667

Cumulative gap	$ (59,092)	$ (56,005)	$ (29,140)	$ 2,609	$ 43,923	$ 56,456

Cumulative interest rate
sensitivity ratio (1)	0.36	0.63	0.85	1.01	1.16	1.15
  (1) Cumulative interest-earning assets divided by cumulative interest-bearing liabilities.
The previous table and the simulation models discussed below are presented assuming money market investment accounts and NOW accounts in the top interest rate tier are repriced within the first three months. The loan amounts reflect the principal balances expected to be re-priced as a result of contractual amortization and anticipated early payoffs.

CITIZENS FINANCIAL SERVICES, INC.	52	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on our Company’s net interest income because the re-pricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels.
Our Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor our Company’s risk exposure.
Interest rate simulations using a variety of assumptions are used by us to evaluate our interest rate risk exposure. A shock analysis at December 31, 2003, indicated that a 200 basis point movement in interest rates in either direction would have a minor impact on our Company’s anticipated net interest income and the market value of assets and liabilities over the next twenty-four months, well within our ability to manage effectively.
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
Normal examinations of our Company by the Office of Comptroller of the Currency occurred during 2003. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of "Outstanding Record of Meeting Community Credit Needs."
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
CRITICAL ACCOUNTING POLICIES
The Company’s accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Other Than Temporary Impairment of Equity Securities

Equity securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management uses criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

CITIZENS FINANCIAL SERVICES, INC.	53	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Allowance for Loan Losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio.
 Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of "Notes to Consolidated Financial Statements."

Goodwill and Other Intangible Assets

As discussed in Note 1 of the consolidated financial statements, the Company must assess goodwill and other intangible assets each year for impairment. This assessment involves estimating cash flows for future periods. If the future cash flows were less than the recorded goodwill and other intangible assets balances, we would be required to take a charge against earnings to write down the assets to the lower value.

Mortgage Servicing Rights

The Bank originates residential mortgages that are sold on the secondary market and it is the Bank’s normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the mortgage banking activity. The capitalized servicing rights are amortized against noninterest income in proportion to, and over the periods of, the estimated net servicing income of the underlying financial assets.
Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics, when available, or estimated based on projected discounted cash flows using market based assumptions. The Bank primarily uses the discounted cash flow method.

Deferred Tax Assets

We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in Note 9 of the consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.	54	2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND OFF-BALANCE SHEET ARRANGEMENTS
The Company has various financial obligations, including contractual obligations and commitments, that may require future cash payments.
Contractual Obligations:
The following table presents, as of December 31, 2003, significant contractual obligations to third parties by payment date. Discussion of the obligations can be found in the notes to the consolidated financial statements.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total

Deposits without a stated maturity	$184,132	$-	$-	$-	$184,132
Certificates of Deposit	79,182	74,837	45,047	2,493	201,559
Borrowed funds	15,445	11,635	716	-	27,796
Notes payable	-	-	7,500	-	7,500

Total	$278,759	$86,472	$53,263	$2,493	$420,987

Commitments:
The following table presents, as of December 31, 2003, the amounts and expected maturities of significant commitments. Discussion of the obligations can be found in the notes to the consolidated financial statements.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total

Commitments to extend credit
Commercial	$3,499	$103	$244	$4,172	$8,018
Residential real estate	412	109	37	9,332	9,890
Other	10,626	1,265	1,374	9,921	23,186
Standby letters of credit	559	801	44	-	1,404

Total	$15,096	$2,278	$1,699	$23,425	$42,498

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

CITIZENS FINANCIAL SERVICES, INC.	55	2003 ANNUAL REPORT

DIRECTORS, OFFICERS AND COMMUNITY OFFICES

Board Of Directors, Local Boards, Locations

BOARD OF DIRECTORS FCNB & CFSI R. Lowell Coolidge, Esq., Chairman of the Board
Carol J. Tama, Vice Chair
Larry J. Croft
Mark L. Dalton
Roger C. Graham, Jr.
E. Gene Kosa
R. Joseph Landy, Esq.
John E. Novak
John M. Thomas, MD, Interim President Rudolph J. van der Hiel, Esq.
William D. Van Etten

DIRECTORS EMERITI – CFSI
Robert E. Dalton
Edward Kosa
Robert J. Landy, Esquire
Robert G. Messinger
Wilber A. Wagner
Richard E. Wilber
CFSI OFFICERS
Terry B. Osborne, Secretary
Thomas C. Lyman, Treasurer
Randall E. Black, Asst. Treasurer
Allan K. Reed, Asst. Secretary
Rudolph J. van der Hiel, Asst. Secretary FCNB OFFICERS
ADMINISTRATIVE SERVICES
Cynthia T. Pazzaglia, VP
COMPLIANCE
Karen R. Jacobson

BANKING SERVICES
Terry B. Osborne, EVP
Alex D. Nadalini, SVP
Allan K. Reed, VP
Chester L. Reed, VP
Patricia T. Vlajic, VP
Valerie S. Davis, AVP
Robert P. Fitzgerald, AVP
Christopher S. Landis, AVP
Jeffrey L. Wilson, AVP
Pamela A. Arduini
Michele E. Litzelman
MARKETING/TRAINING
Kathleen M. Campbell, SVP
Carol L. Strong, AVP
Wendy L. Southard

INV & STATEGIC PLANNING
Thomas C. Lyman, VP
FINANCE
Randall E. Black, SVP, CFO
Ryan M. Allen
Matthew M. Lundgren
OPERATIONS
Douglas W. Whitten, VP
Joanne W. Marvin, AVP
Gregory J. Anna, AVP
INVESTMENT & TRUST
Kenneth A. Heritage
Jean A. Knapp
Matthew K. Landis, AVP
Robert B. Mosso, AVP
Jeffrey D. Richardson
Sara J. Roupp

Community Offices—Toll free to all locations 800 326 9486
MANSFIELD
15 South Main Street
Mansfield, PA 16933
570-662-2121
FAX 570-662-3278
LOCAL BOARD
Anthony D. Fiamingo, Chairman
Thomas E. Freeman
Shari L. Johnson
Stephen A. Saunders
William J. Waldman
OFFICERS
Shari L. Johnson, AVP
Kristina M. Payne
Melissa A. Wise

BLOSSBURG
300 Main Street,
Blossburg, PA 16912
570-638-2115
FAX 570-638-3178
LOCAL BOARD
Thomas R. Phinney, Chairman
Terrance M. Asalone
Benjamin F. Jones
George D. Lloyd
Susan M. Signor
OFFICERS
Terrance M. Asalone, AVP
Beth A. Weiskopff

ULYSSES
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633
LOCAL BOARD
Ronald G. Bennett, Chairman
Victor O. Brown, DMD PC
Jeffrey L. Dugan
Jerry R. McCaslin
Phillip D. Vaughn
James A. Wagner
OFFICERS
Phillip D. Vaughn, AVP
Tonya R. Coursey

GENESEE
391 Main Street,
Genesee, PA 16923
814-228-3201
FAX 814-228-3395
LOCAL BOARD
Dennis C. Smoker, Chairman
Donald G. Baldwin, Jr.
Janet H. Casey
L. Abbie Pritchard
Gary H. Ransom
Steven B. Richard
Keith A. Slep, Esq.
OFFICERS
L. Abbie Pritchard, AVP
Cathryn E. Ransom

SAYRE
306 W. Lockhart St.
Sayre, PA 18840
570-888-2225
FAX 570-888-0598
LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy C. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi
OFFICERS
Cathy C. Pientka, AVP
Antoinette G. Tracy

SAYRE
430 N. Keystone Ave,
Sayre, PA 18840
570-888-6602
FAX 570-888-3198
LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy C. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi
OFFICERS
Timothy C. Hickey, AVP
Debbie L. Lynch

TOWANDA
111 Main Street,
Towanda, PA 18848
570-265-6137
FAX 570-265-7340
LOCAL BOARD
Rinaldo A. DePaola, Chairman
Avery B. Boardman, DO
Jeffrey B. Carr
Thomas R. Horn, DC
Vicki L. Schmidt
OFFICERS
Jeffrey B. Carr, AVP
Lorraine F. Brown
Judy R. Burleigh

WELLSBORO
99 Main Street
Wellsboro, PA 16901
570-724-2600
FAX 570-724-4381
LOCAL BOARD
William S. Hebe, Esq., Chairman
D. Edward Cornell
Timothy J. Gooch, CPA
Marsha B. Jones
James K. Stager
OFFICERS
Marsha B. Jones
Deborah L. Meacham

TROY
Main & Exchange Streets,
Troy, PA 16947
570-297-2131
FAX 570-297-2521
LOCAL BOARD
Donald D. White, PA,, Chairman
Thomas A. Calkins, III
Richard H. Packard
Suzanne S. Putnam
Betsy L. Seeley
OFFICERS
Suzanne S. Putnam, AVP
Bryan R. Smith

CANTON
29 West Main Street,
Canton, PA 17724
570-673-3103
FAX 570-673-4573
LOCAL BOARD
David L. Wright, Sr., Chairman
Randy L. Castle
Lester E. Hilfiger
Janet E. Holmes
Marilyn I. Scott
OFFICERS
Janet E. Holmes, AVP
Diane S. Slotter
MILLERTON RR2 Box 41D, Route 328, Millerton, PA 16936 570-537-2203 FAX 570-537-2400 LOCAL BOARD Lawrence W. Colunio J ohn L. Huntington Helen Kay Shedden Kathy S. Webster OFFICER Kathy S. Webster, AVP
LERAYSVILLE
1 Route 467 & Main Sts,
LeRaysville, PA 18829
570-744-2431
FAX 570-744-2196
LOCAL BOARD
Harrison D. Johnson, Chairman
Debra A. Donnelly
Gerald A. Histand
Louis C. Ugliuzza
Martha D. Young
OFFICER
Debra A. Donnelly, AVP

GILLETT PO Box 125, Gillett, PA 16925 570-596-2679 FAX 570-596-4888 LOCAL BOARD Lawrence W. Colunio John L. Huntington Helen Kay Shedden Kathy S. Webster OFFICER Helen K. Shedden, AVP	WEIS MARKET 201 Weis Plaza Wellsboro, PA 16901 570-724-4644 FAX 570-724-1842 OFFICERS Jennifer L. Kane Nancy M. Stamili	WAL*MART 2 WalMart Plaza Mansfield, PA 16933 570-662-8520 FAX 570-662-8525 OFFICERS Richard A. Pino, II Jill M. Pino

COMPANY INFORMATION

Shareholders’ Information

ANNUAL MEETING

The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 20, 2004 at 12:00 noon.

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
Ferris, Baker Watts, Inc.
100 Light St., 9th Fl.
Baltimore, MD 21202
Telephone: 410-659-4600

Ryan, Beck & Co.
Head Trader
220 South Orange Avenue
Livingston, NJ 07039
Telephone:  800-395-7926

Schwab Capital Markets LP
111 Pavonia Ave., 15th Fl.
Jersey City, NJ 07310
Telephone:  201-963-9100

Monroe Securities, Inc.
47 State St., 2nd Fl.
Rochester, NY 14614
Telephone:  800-766-5560

Boenning & Scattergood, Inc.
2 Barr Harbor Dr., Suite 300,
 4 Tower Bridge
W. Conshohocken, PA 19428 Telephone:  610-828-0400

Knight Equity Markets, LP
Newport Tower,
525 Washington Blvd., 30th Fl.
Jersey City, NJ 07310
Telephone:  212-336-8790

Keefe, Bruyette & Woods, Inc.
787 Seventh Ave., 4th Fl.
New York, NY 10019
Telephone:  212-554-2600

GVR Co. LLC
One Financial Place
440 La Salle St., Ste 3030
Chicago, IL 60605
Telephone:  800-638-8602

Hill Thompson Magid & Co.
15 Exchange Pl., 8th Fl.
Jersey City, NJ 07302
Telephone:  800-631-3083
Powell (E E) & Co., Inc. 1100 Gulf Tower, 11th Fl. Pittsburgh, PA 15219 Telephone: 412-391-4594 Pershing Trading Company One Pershing Plaza Jersey City, NJ 07399 Telephone: 201-413-3531