Form 10-K, Exhibit 13
period 2004-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2005-03-15
CIK 739421

2004 ANNUAL REPORT

CITIZENS
FINANCIAL SERVICES
INCORPORATED

A *Season* of looking *Ahead*...

...toward the *Horizon* of a *Bright Future*

CITIZENS
FINANCIAL SERVICES
INCORPORATED

TABLE OF CONTENTS

2004 ANNUAL REPORT

3. CONSOLIDATED FINANCIAL HIGHLIGHTS

5. LETTER FROM THE CEO & PRESIDENT

7. FIRST CITIZENS NATIONAL BANK VISION STATEMENT

8. CONSOLIDATED BALANCE SHEET

9. CONSOLIDATED STATEMENT OF INCOME

10. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

11. CONSOLIDATED STATEMENT OF CASH FLOWS

12. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

34. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

35. SELECTED FINANCIAL DATA

37. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

58. BOARD OF DIRECTORS, OFFICERS AND COMMUNITY OFFICE LOCATIONS

60. COMPANY AND SHAREHOLDERS' INFORMATION

2004 ANNUAL REPORT ~ CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Financial
OVERVIEW

TOTAL ASSETS
(DOLLARS IN THOUSANDS)

$500,000
$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
'00
'01
'02
'03
'04

NET INCOME
(DOLLARS IN THOUSANDS)

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
'00
'01
'02
'03
'04

STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)

$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
'00
'01
'02
'03
'04

DEPOSITS
(DOLLARS IN THOUSANDS)

$400,000
$375,000
$350,000
$325,000
$300,000
$275,000
$250,000
$225,000
$200,000
'00
'01
'02
'03
'04

NET LOANS
(DOLLARS IN THOUSANDS)

$350,000
$325,000
$300,000
$275,000
$250,000
$225,000
$200,000
$175,000
'00
'01
'02
'03
'04

CASH DIVIDENDS PAID
(DOLLARS IN THOUSANDS)

$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
'00
'01
'02
'03
'04

2004 ANNUAL REPORT ~ CITIZENS FINANCIAL SERVICES, INC.

(dollars in thousands, except per share data)	2004	2003

BALANCE SHEET
Assets	$499,347	$463,878
Deposits	419,074	385,691
Net Loans	355,774	314,037
Investments	95,747	106,587
Stockholders' Equity	40,789	38,529

STATEMENT OF INCOME
Interest Income	26,606	25,615
Interest Expense	9,235	8,826
Net Interest Income	17,371	16,789
Net Income	5,267	4,879

PER SHARE DATA
Net Income	1.85	1.70
Cash Dividends	0.78	0.74

TRUST DEPARTMENT
Trust Assets Managed	67,459	70,384

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS,

I’m honored to be writing my first Annual Report letter as CEO and President of Citizens Financial Services, Inc. and its wholly owned subsidiary, First Citizens National Bank. I’m pleased to report that thanks to the dedication and loyalty of our employees, board members and customers, we have had another outstanding year of financial performance in 2004.
A simple philosophy can lead a company to great rewards. Treat your customers, your employees, and your communities with respect, and you will earn their loyalty. Our strategy has never been about selling a product but instead about finding ways to help make life more rewarding for our customers. This is no simple task as customer needs and service preferences are constantly changing. Our success begins and ends with creating positive experiences, one customer at a time.
Our employees remain the driving force in consistently earning the loyalty of our customers. They do what most would consider an impossible feat...they master the art of balancing the desire to satisfy the customer with the Company’s need to be profitable. This balance is our strength.
As always, our Company and our employees remain committed to the prosperity of the communities we serve, supporting worthwhile causes that enhance the lives of the residents. We believe in being good citizens and good neighbors.
A Season of Looking Ahead.....
Our strategic goals for 2004 focused on preparing the Company for continued growth into 2005. In June, we completed an in-market acquisition of two offices of The Legacy Bank. Not only did this acquisition expand our presence in Towanda and Sayre, two areas we have identified as growth markets, but it also illustrates a commitment by our Board of Directors to remain an independent, community bank.
Our Investment Services division made significant strides throughout the year in integrating investment products and services into our daily delivery of financial product options. We believe that most employees and customers now see these products and services as viable solutions to meet their savings and investment goals. Bob Mosso was named Vice President, Manager of Investments and Trust in April of 2004. Bob’s leadership, along with a strong commitment from our employees, pushed investment sales to their highest levels since we first introduced these services.
Regulatory requirements related to terrorist activities and organizational mismanagement as documented in well published cases, have placed increasing demands on banks to implement additional, and often costly, security measures. The Company’s regulatory relationships and operating culture position us to meet the compliance requirements, while our earnings growth supports the increased regulatory costs.
Our continued focus on our customers and their success resulted in an outstanding year in terms of financial performance. Total assets increased $35.5 million to just under $500 million, an increase of 7.6% over last year. Total deposits grew 8.7% while total loans grew 13.2% to $419.1 million and $359.7 million, respectively. Stockholders’ equity (excluding accumulated other comprehensive income) increased $3.1 million, or 8.1% over the prior year.
Consolidated net income for the year was $5.3 million compared to $4.9 million in 2003, an increase of 8.0%. Earnings per share was $1.85, which represents an 8.8% increase over 2003 earnings per share of $1.70. It should be noted however that excluding our conservative decision to record an after-tax, non-cash impairment charge for our Freddie Mac preferred stock totaling $479,000, net income for 2004 would have been $5.7 million and earnings per share would have been $2.02, an 18.8% increase over last year. Cash dividends paid of $.78 per share represented an increase of 5.4% over 2003.

....Toward the Horizon of a Bright Future
In 2005, Citizens Financial Services, Inc. will face new challenges due to the changing economic environment. Our 2005 strategic objectives meet these economic challenges head on while allowing us to remain committed to our philosophy of respect for the customer, employee and community.
Our greatest challenge will be managing the impact on our margin that will occur from the rise in short-term rates and a flattening of the yield curve. As a result of the compression on margin, we must place a greater emphasis on non-interest income opportunities in order to achieve the aggressive growth goals set forth by our Board of Directors. This challenge provides us with an opportunity to focus our resources on key areas that contribute to non-interest income including investments, trust, loan growth, fee income and cost control.
Our focus on Investment services will continue to intensify. Our employees have embraced Investment services as a valuable option for helping their customers achieve financial security. The significant increase in community office referrals to our investment representatives in 2004 was a clear indication of the need for these services. In 2005, we will continue to promote the need for financial and retirement planning as a means to attaining financial security. The positive impact this has on our customers continues to motivate us.
The year 2005 will bring a renewed focus on building our Trust relationships. We are proud to welcome Trust Officer Linda Kriner to our family. The extensive knowledge and experience that Linda brings to our Investment and Trust Services Division team will help us advance our commitment to providing high-quality investment products and services to our customers. Improving employee knowledge about our Trust services will be a priority to provide our customers with yet another option for achieving financial security and peace of mind.
Loan growth will come as a result of leveraging an enhanced line of loan products and a skilled employee base with a Òfeet on the streetÓ approach to sales. In 2004, our managers, business development officers and I met with existing and future customers. Customers need to see us. They need to hear from us. In 2005, feet-on-the-street will become everyone’s job to ensure the effective flow of information between the Bank and our customers.
Commitment to meeting the needs of our small business customers will continue to be strong. This is especially important in light of the changing face of the agricultural industry. We are proud to have several business development officers who have a strong farm background and who are highly skilled in the area of agricultural lending. We intend to leverage their knowledge and skills to assist our agricultural community to grow and prosper.
In 2005, we are committed to focusing on employee satisfaction like never before. We recently asked our employees to complete a survey to help us better understand their needs and their feelings about First Citizens. I’m proud to share with you that 84% of our employees would recommend First Citizens as an employer. Our goal is to ensure our employees have rewarding work environments and the skills and leadership they need to excel in their careers. We believe that great service comes from retaining great employees.
I could not end without expressing my appreciation to my partners, the executive management team. Without their dedication, leadership, knowledge, execution and willingness to support our vision and our plan, the magnitude of our successes would be diminished. I would also like to thank the Board of Directors, our employees and customers for their support in my first year as CEO and President.
I believe in the strength of our organization and its people. Our efforts in 2004 are unfolding into a bright future for 2005 and beyond.

Randall E. Black
CEO & President

To ensure our long-term survival as a highly successful independent community bank by consistently exceeding customer expectations, cultivating effective employees, delivering superior shareholder value and exhibiting social responsibility and good citizenship.
1. EXCEEDING CUSTOMER EXPECTATIONS
• Make every customer feel significant - Effectively execute on our core service standards.
• Market to a Segment of One - Segment customers and use a variety of methods to continuously identify their needs and priorities, their satisfaction with our ability to meet those needs and their loyalty to First Citizens.
• Identify and reward loyal customers.
2. CULTIVATE EFFECTIVE EMPLOYEES - Great Service comes from Great Employees
Provide employees with the knowledge, skills and motivation to perform consistently well.
• Ensure Integrity at the Top - People won’t follow a person they don’t trust.
• Create a fun-filled, passionate work environment.
• Consistently hire the best and the brightest.
• Train them well.
• Empower them with the authority to solve customer problems and reward customer loyalty.
• Respect Them.
• Reward Them - Understand what motivates employees, create an environment for them to motivate themselves, and reward desired positive behavior in a timely manner.
3. DELIVER SUPERIOR SHAREHOLDER VALUE
• Provide a return on equity that consistently exceeds our peers and meets shareholder expectations.
• Operate and manage the bank in a cost efficient manner which contributes to the overall financial performance without sacrificing customer service and satisfaction.
• Identify, assess and monitor all risks of the bank in such a manner that allows us to maximize returns within our accepted risk tolerance levels.
4. EXHIBIT SOCIAL RESPONSIBILITY AND GOOD CITIZENSHIP
• Answer the Call - Be proactive in contributing knowledge, skills, time and money to organizations within our community that impact its economic and social vitality.
• Encourage Employee Participation - Support and encourage employee involvement in schools, community groups, professional associations and charities.
• Be a leader and role model for other organizations.

	December 31,
(in thousands, except share data)	2004	2003
ASSETS:
Cash and due from banks:
Noninterest-bearing	$9,162	$9,624
Interest-bearing	177	327
Total cash and cash equivalents	9,339	9,951
Available-for-sale securities	95,747	106,587
Loans (net of allowance for loan losses
2004, $3,919; 2003, $3,620)	355,774	314,037
Premises and equipment	11,833	10,645
Accrued interest receivable	1,736	1,703
Goodwill	8,605	6,905
Core deposit intangible	1,262	978
Bank owned life insurance	7,449	7,142
Other assets	7,602	5,930
TOTAL ASSETS	$499,347	$463,878

LIABILITIES:
Deposits:
Noninterest-bearing	$46,866	$46,820
Interest-bearing	372,208	338,871
Total deposits	419,074	385,691
Borrowed funds	34,975	35,296
Accrued interest payable	1,870	1,888
Other liabilities	2,639	2,474
TOTAL LIABILITIES	458,558	425,349

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,937,519 and 2,909,849
shares in 2004 and 2003, respectively	2,938	2,910
Additional paid-in capital	10,804	10,213
Retained earnings	28,894	26,455
TOTAL	42,636	39,578
Accumulated other comprehensive income	164	956
Less: Treasury stock, at cost
97,262 and 96,962 shares for 2004 and 2003, respectively	(2,011)	(2,005)
TOTAL STOCKHOLDERS' EQUITY	40,789	38,529
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$499,347	$463,878
See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands, except per share data)	2004	2003	2002
INTEREST INCOME:
Interest and fees on loans	$22,600	$21,593	$21,600
Interest-bearing deposits with banks	10	29	65
Investment securities:
Taxable	3,413	3,222	4,711
Nontaxable	301	457	634
Dividends	282	314	367
TOTAL INTEREST INCOME	26,606	25,615	27,377
INTEREST EXPENSE:
Deposits	8,283	8,501	10,012
Borrowed funds	952	325	392
TOTAL INTEREST EXPENSE	9,235	8,826	10,404
NET INTEREST INCOME	17,371	16,789	16,973
Provision for loan losses	-	435	435
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,371	16,354	16,538
NON-INTEREST INCOME:
Service charges	3,017	3,018	3,130
Trust	434	422	467
Brokerage	185	200	95
Gains on loans sold	54	349	185
Investment securities (losses) gains, net	(235)	553	254
Earnings on bank owned life insurance	307	142	-
Other	530	628	915
TOTAL NON-INTEREST INCOME	4,292	5,312	5,046
NON-INTEREST EXPENSES:
Salaries and employee benefits	7,636	8,304	7,120
Occupancy	1,072	1,025	998
Furniture and equipment	695	713	881
Professional fees	630	694	667
Amortization of intangibles	506	435	457
Other	4,383	4,330	4,103
TOTAL NON-INTEREST EXPENSES	14,922	15,501	14,226
Income before provision for income taxes	6,741	6,165	7,358
Provision for income taxes	1,474	1,286	1,763
NET INCOME	$5,267	$4,879	$5,595
NET INCOME - EARNINGS PER SHARE	$1.85	$1.70	$1.94
CASH DIVIDENDS PER SHARE	$0.78	$0.74	$0.67
See accompanying notes to consolidated financial statements.

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Total
Balance, December 31, 2001	2,854,582	$ 2,855	$ 9,017	$ 21,253	$ 1,213	$ (949)	$ 33,389

Comprehensive income:
Net income				5,595			5,595
Change in net unrealized gain on securities
available-for-sale, net of taxes of $690					1,340		1,340
Total comprehensive income							6,935
Stock dividend	27,488	27	456	(483)
Cash dividends, $.67 per share				(1,918)			(1,918)
Balance, December 31, 2002	2,882,070	2,882	9,473	24,447	2,553	(949)	38,406

Comprehensive income:
Net income				4,879			4,879
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $823					(1,597)		(1,597)
Total comprehensive income							3,282
Stock dividend	27,779	28	740	(768)
Purchase of treasury stock (41,800 shares)						(1,056)	(1,056)
Cash dividends, $.74 per share				(2,103)			(2,103)
Balance, December 31, 2003	2,909,849	2,910	10,213	26,455	956	(2,005)	38,529

Comprehensive income:
Net income				5,267			5,267
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $408					(792)		(792)
Total comprehensive income							4,475
Stock dividend	27,670	28	591	(619)
Purchase of treasury stock (300 shares)						(6)	(6)
Cash dividends, $.78 per share				(2,209)			(2,209)
Balance, December 31, 2004	2,937,519	$2,938	$10,804	$28,894	$164	$(2,011)	$40,789

	2004	2003	2002
Components of comprehensive income (loss):
Change in net unrealized gain (loss) on investment
securities available-for-sale	$(947)	$(1,232)	$1,508
Investment losses (gains) included in net income, net
of taxes (benefits) of $(80), $188 and $86	155	(365)	(168)
Total	$(792)	$(1,597)	$1,340
See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands)	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$5,267	$4,879	$5,595
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	-	435	435
Depreciation and amortization	1,444	1,358	1,447
Amortization and accretion on investment securities	912	1,129	690
Deferred income taxes	(166)	(141)	116
Investment securities losses (gains), net	235	(553)	(254)
Earnings on bank owned life insurance	(307)	(142)	-
Realized gains on loans sold	(54)	(349)	(185)
Originations of loans held for sale	(3,048)	(22,435)	(11,857)
Proceeds from sales of loans held for sale	3,102	23,749	13,119
Decrease (increase) in accrued interest receivable	(33)	273	10
Decrease in accrued interest payable	(18)	(189)	(208)
Other, net	(167)	1,626	(1,128)
Net cash provided by operating activities	7,167	9,640	7,780
Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sales of available-for-sale securities	14,045	12,108	13,927
Proceeds from maturity and principal repayments of securities	24,571	49,343	34,090
Purchase of securities	(30,122)	(71,320)	(32,899)
Proceeds from redemption of Regulatory Stock	1,585	746	1,082
Purchase of Regulatory Stock	(1,814)	(1,757)	(421)
Net increase in loans	(15,405)	(20,819)	(28,045)
Purchase of loans	(27,340)	-	-
Purchase of bank owned life insurance	-	(7,000)	-
Purchase of premises and equipment	(2,319)	(490)	(473)
Proceeds from sale of premises and equipment	34	-	275
Deposit acquisition premium	(2,200)	-	-
Proceeds from sale of foreclosed assets held for sale	338	155	422
Net cash used in investing activities	(38,627)	(39,034)	(12,042)
Cash Flows from Financing Activities:
Net increase in deposits	12,720	12,641	2,577
Proceeds from long-term borrowings	654	18,202	1,268
Repayments of long-term borrowings	(1,519)	(2,569)	(949)
Net increase in short-term borrowed funds	545	2,636	3,398
Dividends paid	(2,209)	(2,103)	(1,918)
Deposits of acquired branches	20,663	-	-
Purchase of treasury stock	(6)	(1,056)	-
Net cash provided by financing activities	30,848	27,751	4,376

Net (decrease) increase in cash and cash equivalents	(612)	(1,643)	114

Cash and Cash Equivalents at Beginning of Year	9,951	11,594	11,480
Cash and Cash Equivalents at End of Year	$9,339	$9,951	$11,594
Supplemental Disclosures of Cash Flow Information:
Interest paid	$9,253	$9,015	$10,612
Income taxes paid	$1,780	$1,265	$1,755
Noncash activities:
Real estate acquired in settlement of loans	$718	$218	$162
See accompanying notes to consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BUSINESS AND ORGANIZATION
Citizens Financial Services, Inc. (individually and collectively, the “Company”), is headquartered in Mansfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, First Citizens National Bank (the “Bank”), and its wholly owned subsidiary, First Citizens Insurance Agency, Inc. The Bank is a national banking association and operates fifteen full-service banking offices in Potter, Tioga and Bradford counties. The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans, along with a comprehensive menu of investment services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.
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
OPERATING SEGMENTS
Statement of Financial Accounting Standards (FAS) No. 131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generates revenue and incurs expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Company’s chief decision makers monitor the revenue streams of the various Company’s products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Consistent with our internal reporting, the Company’s business activities are reported as one segment, which is community banking.
INVESTMENT SECURITIES
Investment securities at the time of purchase are classified as one of the three following types:
Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2004 and 2003.
Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2004 and 2003.
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
On a monthly basis the Company evaluates the severity and duration of impairment for its investment securities portfolio to determine if the impairment is other than temporary. Several factors are evaluated and analyzed, including the Company’s positive intent and ability to hold the security for a period of time sufficient to allow a market recovery without incurring a loss.
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
Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value; or, as a practical expedient in the case of a loan in the process of collection, the difference between the fair value of the collateral and the recorded amount of the loans.

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
FORECLOSED ASSETS HELD FOR SALE
Foreclosed assets acquired in settlement of foreclosed loans are carried at the lower of cost or fair value minus estimated costs to sell. Prior to foreclosure, the value of the underlying loan is written down to fair market value of the real estate or other assets to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on disposition, are included in other expenses and gains are included in other income.
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
INTANGIBLE ASSETS
Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense over a 5 1⁄2 year life on a straight-line basis. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.
GOODWILL
The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2004 and 2003.
BANK OWNED LIFE INSURANCE
The Company has purchased life insurance policies on certain officers, and is the sole beneficiary on those policies. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized. Increases in the cash surrender value are recognized as other non-interest income.
INCOME TAXES
The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement basis, and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period.

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
MORTGAGE SERVICING RIGHTS (MSR’S)
The Company originates certain loans for the express purpose of selling such loans in the secondary market. The Company maintains all servicing rights for these loans. The loans held for sale are carried at lower of cost or market. Originated MSR’s are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSR’s are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio.
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
RECENT ACCOUNTING PRONOUNCEMENTS
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 123 (Revised 2004), “Share-Based Payment”. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The adoption of this statement is not expected to have a material impact on the consolidated financial statements.
In October 2003, the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on the consolidated financial statements.
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
EARNINGS PER SHARE
Earnings per share calculations give retroactive effect to stock dividends declared by the Company. The number of weighted average shares used in the earnings per share computations presented was 2,840,393, 2,869,303, and 2,882,358 for 2004, 2003 and 2002, respectively. The Company has no dilutive securities.
RECLASSIFICATION
Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.
2. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $833,000 and $554,000 at December 31, 2004 and 2003, respectively.
Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.
3. INVESTMENT SECURITIES
The amortized cost and estimated fair value of investment securities at December 31, 2004 and 2003, were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2004	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$5,829	$-	$(17)	$5,812
Obligations of state and
political subdivisions	7,203	249	-	7,452
Corporate obligations	8,523	412	-	8,935
Mortgage-backed securities	70,845	204	(600)	70,449
Equity securities	3,099	-	-	3,099
Total available-for-sale	$95,499	$865	$(617)	$95,747

		Gross	Gross	Estimated
Amortized		Unrealized	Unrealized	Fair
December 31, 2003	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$1,005	$28	$-	$1,033
Obligations of state and
political subdivisions	8,011	292	-	8,303
Corporate obligations	13,656	1,018	-	14,674
Mortgage-backed securities	78,080	671	(375)	78,376
Equity securities	4,387	35	(221)	4,201
Total available-for-sale	$105,139	$2,044	$(596)	$106,587

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2004 (in thousands):

	Less than Twelve Months		Twelve Months or Greater		Total
	Approx	Gross	Approx	Gross	Approx	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies
and corporations	$4,131	$17	$-	$-	$4,131	$17
Mortgage-backed securities	47,525	472	12,006	128	59,531	600
Total	$51,656	$489	$12,006	$128	$63,662	$617

The Company’s investment securities portfolio contains unrealized losses of mortgage-related instruments or other agency securities issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government.
The Company has concluded that any impairment of its investment securities portfolio outlined in the above table is not permanent, but rather, temporary, and is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.
Proceeds from sales of securities available-for-sale during 2004, 2003, and 2002 were $14,045,000, $12,108,000 and $13,927,000, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):
	2004	2003	2002
Gross gains	$517	$553	$287
Gross losses	26	-	33
Net gains (losses)	$491	$553	$254

Additionally in 2004, the Company recorded an other-than-temporary impairment non-cash charge of $726,000 related to $3,825,000 face value of perpetual preferred stock issued by Freddie Mac, a government sponsored entity. Prior to this impairment charge, the decline in value of these securities was recorded as an unrealized marked-to-market loss on securities available for sale and reflected as a reduction in stockholders’ equity through other comprehensive income.
Investment securities with an approximate carrying value of $71,899,000 and $64,788,000 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and certain other deposits as provided by law.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated carrying value of debt securities at December 31, 2004, by contractual maturity, are shown below (in thousands):

	Amortized	Estimated
	Cost	Fair Value
Available-for-sale securities:
Due in one year or less	$-	$-
Due after one year through five years	16,522	16,943
Due after five years through ten years	59,814	59,529
Due after ten years	16,064	16,176
Total	$92,400	$92,648

4. LOANS
The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio at December 31, 2004 and 2003, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within this region.
Major classifications of loans are as follows (in thousands):

	December 31,
	2004	2003
Real estate loans:
Residential	$189,803	$180,333
Commercial	75,228	57,370
Agricultural	11,564	7,594
Construction	7,282	5,784
Loans to individuals for household,
family and other purchases	12,657	13,145
Commercial and other loans	28,069	16,219
State and political subdivision loans	35,090	37,212
	359,693	317,657
Less allowance for loan losses	3,919	3,620
Loans, net	$355,774	$314,037

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $34,514,000 and $35,643,000 at December 31, 2004 and 2003, respectively.
At December 31, 2004 and 2003, net unamortized loan fees and costs of $829,000 and $784,000, respectively, have been deducted from the carrying value of loans.
The Company had nonaccrual loans, inclusive of impaired loans, of $1,783,000 and $2,504,000 at December 31, 2004 and 2003, respectively. Interest income on loans would have increased by approximately $44,000, $49,000 and $84,000 during 2004, 2003 and 2002, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the year ended December 31, is as follows (in thousands):

	2004	2003	2002
Impaired loans without related allowance for loan losses	$229	$1,197	$-
Impaired loans with related allowance for loan losses	832	729	1,916
Related allowance for loan losses	6	35	327
Average recorded balance of impaired loans	1,091	1,772	1,967
Interest income recognized on impaired loans	18	35	-

Transactions in the allowance for loan losses were as follows (in thousands):
	Year Ended December 31,
	2004	2003	2002
Balance, beginning of year	$3,620	$3,621	$3,250
Provision charged to income	-	435	435
Increase related to acquisition	290	-	-
Recoveries on loans previously
charged against the allowance	324	116	115
	4,234	4,172	3,800
Loans charged against the allowance	(315)	(552)	(179)
Balance, end of year	$3,919	$3,620	$3,621

The following is a summary of the past due and nonaccrual loans as of December 31, 2004 and 2003 (in thousands):

	December 31, 2004
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$1,811	$346	$1,542
Installment loans	153	23	36
Credit cards and related loans	20	3	-
Commercial and all other loans	199	65	205
Total	$2,183	$437	$1,783

	December 31, 2003
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$1,420	$170	$2,491
Installment loans	167	12	13
Credit cards and related loans	27	-	-
Commercial and all other loans	38	3	-
Total	$1,652	$185	$2,504

5. PREMISES & EQUIPMENT
Premises and equipment are summarized as follows (in thousands):

	December 31,
	2004	2003
Land	$2,767	$1,867
Buildings	10,484	9,723
Furniture, fixtures and equipment	6,765	6,598
Construction in process	56	32
	20,072	18,220
Less accumulated depreciation	8,239	7,575
Premises and equipment, net	$11,833	$10,645

Depreciation expense amounted to $833,000, $836,000 and $990,000 for 2004, 2003, and 2002, respectively.
6. DEPOSITS
Certificates of deposit of $100,000 or more amounted to $51,719,000 and $41,362,000 at December 31, 2004 and 2003, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $1,843,000, $1,618,000 and $1,654,000 for the years ended December 31, 2004, 2003, and 2002, respectively.
Following are maturities of certificates of deposit as of December 31, 2004 (in thousands):

2005	$95,738
2006	44,458
2007	41,147
2008	18,581
2009	12,997
Thereafter	2,856
Total certificates of deposit	$215,777

7. BORROWED FUNDS

	Securities
	Sold Under					Total
	Agreements to	TT&L	FHLB	Notes	Term	Borrowed
(dollars in thousands)	Repurchase(a)	Borrowings(b)	Advances(c)	Payable(d)	Loans(e)	Funds
2004
Balance at December 31	$10,390	$-	$7,085	$7,500	$10,000	$34,975
Highest balance at any month-end	12,927	3,217	8,062	7,500	15,821	47,527
Average balance	8,325	413	3,623	7,500	15,256	35,117
Weighted average interest rate:
Paid during the year	2.69%	2.96%	1.73%	4.36%	2.14%	2.27%
As of year-end	2.93%	0.00%	2.21%	5.30%	2.35%	2.53%
2003
Balance at December 31	$8,495	$2,203	$1,160	$7,500	$15,938	$35,296
Highest balance at any month-end	14,460	4,602	8,670	7,500	15,938	51,170
Average balance	10,019	461	2,322	308	1,167	14,277
Weighted average interest rate:
Paid during the year	2.44%	2.08%	1.29%	4.03%	2.46%	2.24%
As of year-end	2.50%	0.69%	1.03%	3.97%	2.05%	2.05%
2002
Balance at December 31	$7,647	$-	$7,380	$-	$2,000	$17,027
Highest balance at any month-end	14,897	-	7,380	-	2,000	24,277
Average balance	11,096	-	1,208	-	2,000	14,304
Weighted average interest rate:
Paid during the year	2.69%	0.00%	1.59%	0.00%	3.64%	2.73%
As of year-end	2.94%	0.00%	1.31%	0.00%	3.13%	2.25%

(a) Securities sold under agreements to repurchase mature within 5 1⁄2 years. The carrying value of the underlying securities at December 31, 2004 and 2003 was $15,146,000 and $14,923,000, respectively.
(b) TT&L borrowings consist of notes issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.
(c) FHLB Advances consist of an “Open RepoPlus” agreement with the Federal Home Loan Bank of Pittsburgh. FHLB “Open RepoPlus” advances are short-term borrowings that bear interest based on the Federal Home Loan Bank discount rate or Federal Funds rate, whichever is higher. The Company has a borrowing limit of $202,667,000, inclusive of any outstanding advances. Although no specific collateral is required to be pledged for the “Open RepoPlus” borrowings, FHLB advances are secured by a blanket security agreement that includes the Company’s FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans. At December 31, 2004 and 2003, the approximate carrying value of the securities collateral was $66,651,000 and $69,162,000, respectively.
(d) In December 2003, the Company formed a special purpose entity (“Entity”) to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2004 and 2003, the rate was 5.30% and 3.97%, respectively. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date. Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

(e) Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

		December 31,	December 31,
Interest Rate	Maturity	2004	2003
Variable:
(f)	August 31, 2005	$-	$938
Fixed:
2.34%	December 29, 2004	-	5,000
1.81%	June 17, 2005	3,000	3,000
2.45%	June 19, 2006	4,000	4,000
2.76%	December 18, 2006	3,000	3,000
Total term loans		$10,000	$15,938

(f) Interest rate floats monthly based on the 1 month LIBOR +1.75%, the interest rate was 4.07% and 2.92% at December 31, 2004 and 2003, respectively. This line of credit has a borrowing limit of $3.0 million and is renewable on an annual basis.
Following are maturities of borrowed funds as of December 31, 2004 (in thousands):

2005	$17,949
2006	8,689
2007	727
2008	7,500
2009	-
Thereafter	110
Total borrowed funds	$34,975

8. EMPLOYEE BENEFIT PLANS
The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank’s funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan’s actuary.

Obligations and Funded Status
At December 31 (in thousands):

	Pension Benefits
	2004	2003

Change in benefit obligation
Benefit obligation at beginning of year	$4,785	$3,926
Service cost	336	340
Interest cost	295	267
Amendments	(3)	222
Assumption change	498	117
Benefits paid	(127)	(87)
Benefit obligation at end of year	5,784	4,785

Change in plan assets
Fair value of plan assets at beginning of year	4,014	3,117
Actual return on plan assets	253	530
Employer contribution	459	454
Benefits paid	(127)	(87)
Fair value of plan assets at end of year	4,599	4,014

Funded status	(1,185)	(771)
Transition adjustment	(10)	(25)
Unrecognized prior service cost	25	23
Unrecognized net gain from past experience
different from that assumed	1,540	1,007
Prepaid benefit cost	$370	$234

The accumulated benefit obligation for all defined benefit pension plans was $4,466,000 and $3,638,000 at December 31, 2004 and 2003, respectively.

Components of Net Periodic Benefit Cost (in thousands):

	Pension Benefits
	2004	2003

Service cost	$336	$340
Interest cost	295	267
Return on plan assets	(332)	(530)
Net amortization and deferral	24	325
Net periodic benefit cost	$323	$402

Assumptions
Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	2004	2003

Discount rate	5.75%	6.25%
Rate of compensation increase	3.25	3.25

Weighted-average assumptions used to determine net periodic benefit cost for the year ended December 31:

	Pension Benefits
	2004	2003

Discount rate	5.75%	6.25%
Expected long-term return on plan assets	8.00	8.00
Rate of compensation increase	3.25	3.25

The long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets as well as future rates expected to be earned.

Plan Assets
The Bank’s pension plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	Plan Assets
	at December 31
	2004	2003

Equity securities	67.4%	67.4%
Debt securities	25.0	30.3
Other	7.6	2.3
Total	100.0%	100.0%

Equity securities include the Bank’s common stock in the amounts of $257,000 (5.6% of total plan assets) and $253,000 (6.3% of total plan assets) at December 31, 2004 and 2003, respectively.
The Bank expects to contribute $412,000 to its pension plan in 2005. Expected future benefit payments that the Bank estimates from its pension plan are as follows:

2005	$115,299
2006	135,675
2007	149,299
2008	174,451
2009	176,270
Thereafter	1,203,940

9. INCOME TAXES
The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Currently payable	$1,640	$1,427	$1,647
Deferred liability (benefit)	(166)	(141)	116
Provision for income taxes	$1,474	$1,286	$1,763

The following temporary differences gave rise to the net deferred tax assets at December 31, 2004 and 2003 (in thousands):

	2004	2003
Deferred tax assets:
Allowance for loan losses	$1,146	$1,038
Deferred compensation	556	546
Goodwill and core deposit intangibles	-	19
Merger & acquisition costs	49	24
Allowance for losses on available-for-sale securities	247	-
Foreclosed assets held for sale	7	3
Total	2,005	1,630

Deferred tax liabilities:
Unrealized gains on available-for-sale securities	(84)	(492)
Depreciation and amortization	(315)	(301)
Bond accretion	(29)	(81)
Pension expense	(126)	(80)
Loan fees and costs	(94)	(77)
Goodwill and core deposit intangibles	(170)	-
Investment tax credits	(28)	-
Mortgage servicing rights	(75)	(88)
Total	(921)	(1,119)
Deferred tax asset, net	$1,084	$511

No valuation allowance was established at December 31, 2004 and 2003 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

	Year Ended December 31,
	2004	2003	2002
Provision at statutory rates on
pre-tax income	$2,287	$2,096	$2,502
Effect of tax-exempt income	(648)	(710)	(693)
Tax credits	(130)	(130)	(130)
Bank owned life insurance	(105)	(48)	-
Nondeductible interest	54	62	67
Other items	16	16	17
Provision for income taxes	$1,474	$1,286	$1,763
Statutory tax rates	34%	34%	34%
Effective tax rates	21.9%	20.9%	24.0%

10. RELATED PARTY TRANSACTIONS
Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank.
A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below (in thousands):

	Year Ended December 31,
	2004	2003	2002
Balance, beginning of year	$3,345	$3,678	$3,972
New loans	808	1,243	847
Repayments	(1,063)	(1,576)	(1,141)
Balance, end of year	$3,090	$3,345	$3,678

Such loans were made in the ordinary course of business at the Bank’s normal credit terms and do not present more than a normal risk of collection.
11. REGULATORY MATTERS
DIVIDEND RESTRICTIONS:
The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2005 without approval of the Comptroller of the Currency of approximately $2,638,000, plus the Bank’s net income for 2005.
LOANS:
The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2004, the regulatory lending limit amounted to approximately $4,424,000.
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
As of December 31, 2004 and 2003, the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5%, respectively.
The following table reflects the Company’s capital ratios at December 31 (in thousands):

	2004		2003
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Company	$42,156	12.86%	$40,655	14.07%
For capital adequacy purposes	26,215	8.00%	23,115	8.00%
To be well capitalized	32,768	10.00%	28,894	10.00%

Tier I capital (to risk weighted assets)

Company	$38,236	11.67%	$37,042	12.82%
For capital adequacy purposes	13,107	4.00%	11,557	4.00%
To be well capitalized	19,661	6.00%	17,336	6.00%

Tier I capital (to average assets)

Company	$38,236	7.84%	$37,042	8.50%
For capital adequacy purposes	19,504	4.00%	17,437	4.00%
To be well capitalized	24,379	5.00%	21,796	5.00%

The following table reflects the Bank’s capital ratios at December 31 (in thousands):

	2004		2003
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Bank	$34,184	10.44%	$33,862	11.73%
For capital adequacy purposes	26,190	8.00%	23,090	8.00%
To be well capitalized	32,738	10.00%	28,863	10.00%

Tier I capital (to risk weighted assets)

Bank	$30,265	9.24%	$30,254	10.48%
For capital adequacy purposes	13,095	4.00%	11,545	4.00%
To be well capitalized	19,643	6.00%	17,318	6.00%

Tier I capital (to average assets)

Bank	$30,265	6.21%	$30,254	6.94%
For capital adequacy purposes	19,491	4.00%	17,433	4.00%
To be well capitalized	24,364	5.00%	21,792	5.00%

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
Financial instruments whose contract amounts represent credit risk at December 31, 2004 and 2003, are as follows (in thousands):

	2004	2003
Commitments to extend credit	$55,285	$41,094
Standby letters of credit	$1,528	$1,404

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
13. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	December 31,
	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from banks	$9,339	$9,339	$9,951	$9,951
Available-for-sale securities	95,747	95,747	106,587	106,587
Net loans	355,774	362,672	314,037	322,813
Bank owned life insurance	7,449	7,449	7,142	7,142
Regulatory stock	2,769	2,769	2,540	2,540
Accrued interest receivable	1,736	1,736	1,703	1,703

Financial liabilities:
Deposits	$419,074	$420,878	$385,691	$391,282
Borrowed funds	34,975	34,952	35,296	35,498
Accrued interest payable	1,870	1,870	1,888	1,888

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
ACCRUED INTEREST RECEIVABLE AND PAYABLE:
The carrying amounts for accrued interest receivable and payable approximate fair value because they are generally received or paid in 90 days or less and do not present unanticipated credit concerns.
AVAILABLE-FOR-SALE SECURITIES:
The fair values of available-for-sale securities are based on quoted market prices as of the balance sheet date. For certain instruments, fair value is estimated by obtaining quotes from independent dealers.
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
14. GOODWILL
A summary of goodwill is as follows (in thousands):

	December 31,
	2004	2003	2002
Beginning carrying amount	$7,685	$7,685	$7,685
Add: amount related to acquisition	1,700	-	-
Gross carrying amount	9,385	7,685	7,685
Less: accumulated amortization	780	780	780
Net carrying amount	$8,605	$6,905	$6,905

The gross carrying amount of goodwill is tested for impairment on an annual basis. Due to an increase in overall earning asset growth, operating profits and cashflows were greater than expected. Based on the fair value of the reporting unit, estimated using the expected present value of future cashflows, no goodwill impairment loss was recognized in 2004, 2003 or 2002.
15. CORE DEPOSIT INTANGIBLE ASSETS
A summary of core deposit intangible assets is as follows (in thousands):

	December 31,
	2004	2003	2002
Beginning carrying amount	$2,763	$2,763	$2,763
Add: amount related to acquisition	790	-	-
Gross carrying amount	3,553	2,763	2,763
Less: accumulated amortization	2,291	1,785	1,350
Net carrying amount	$1,262	$978	$1,413

Amortization expense amounted to $506,000, $435,000 and $457,000 for 2004, 2003 and 2002, respectively.

The estimated amortization expense of intangible assets for each of the five succeeding fiscal years is as follows (in thousands):

Core deposit
intangibles
For the year ended December 31, 2005	$578
For the year ended December 31, 2006	252
For the year ended December 31, 2007	144
For the year ended December 31, 2008	144
For the year ended December 31, 2009	144

16. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2004	2003
Assets:
Cash	$7,549	$7,680
Investment in subsidiary,
First Citizens National Bank	40,317	39,241
Other assets	497	306
Total assets	$48,363	$47,227

Liabilities:
Other liabilities	$74	$260
Borrowed funds	7,500	8,438
Total liabilities	7,574	8,698
Stockholders' equity	40,789	38,529
Total liabilities and stockholders' equity	$48,363	$47,227

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2004	2003	2002
Dividends from:
Bank subsidiary	$3,776	$4,142	$1,478
Available-for-sale securities	-	3	19
Interest-bearing deposits with banks	-	-	2
Total income	3,776	4,145	1,499
Investment securities gains, net	-	150	178
Expenses	377	186	213
Income before equity
in undistributed earnings
of subsidiary	3,399	4,109	1,464
Equity in undistributed
earnings - First Citizens National Bank	1,868	770	4,131
Net income	$5,267	$4,879	$5,595

CITIZENS FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$5,267	$4,879	$5,595
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,868)	(770)	(4,131)
Investment securities gains, net	-	(150)	(178)
Other, net	(377)	(55)	12
Net cash provided by operating activities	3,022	3,904	1,298
Cash flows from investing activities:
Proceeds from the sale of available-for-sale securities	-	429	621
Net cash provided by investing activities	-	429	621
Cash flows from financing activities:
Cash dividends paid	(2,209)	(2,103)	(1,918)
Proceeds from borrowed funds	-	8,555	-
Repayments of borrowed funds	(938)	(2,117)	-
Purchase of treasury stock	(6)	(1,056)	-
Net cash (used in) provided by financing activities	(3,153)	3,279	(1,918)

Net (decrease) increase in cash	(131)	7,612	1

Cash at beginning of year	7,680	68	67
Cash at end of year	$7,549	$7,680	$68

17. CONDENSED QUARTERLY DATA
CONSOLIDATED QUARTERLY DATA

(dollar amounts in thousands, except share data)	Three Months Ended
2004	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$6,393	$6,431	$6,855	$6,927
Interest expense	2,177	2,209	2,379	2,470
Net interest income	4,216	4,222	4,476	4,457
Provision for loan losses	-	-	-	-
Non-interest income	1,107	1,172	1,153	1,095
Investment securities gains (losses), net	287	204	-	(726)
Non-interest expenses	3,671	3,675	3,780	3,796
Income before provision for income taxes	1,939	1,923	1,849	1,030
Provision for income taxes	447	456	426	145
Net income	$1,492	$1,467	$1,423	$885
Earnings Per Share	$0.52	$0.52	$0.50	$0.31

	Three Months Ended
2003	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$6,520	$6,401	$6,329	$6,365
Interest expense	2,313	2,264	2,149	2,100
Net interest income	4,207	4,137	4,180	4,265
Provision for loan losses	135	120	120	60
Non-interest income	1,095	1,270	1,212	1,182
Investment securities gains, net	259	141	114	39
Non-interest expenses	3,631	3,631	4,490	3,749
Income before provision for income taxes	1,795	1,797	896	1,677
Provision for income taxes	430	415	90	351
Net income	$1,365	$1,382	$806	$1,326
Earnings Per Share	$0.47	$0.48	$0.28	$0.47

18. ACQUISITION
On June 4, 2004, the Bank acquired two leased banking facilities of The Legacy Bank located in the Towanda and Sayre areas, known hereafter as the “Acquisition”. This Acquisition included loans of $27,340,000, retail core deposits of $20,663,000 and certain fixed assets. This transaction was accounted for under the purchase method and the Bank recorded $2,490,000 of intangible assets. As part of the Acquisition we elected to consolidate the newly acquired Towanda Legacy office into our existing Towanda branch, thus not assuming the existing lease. We also elected to close our existing Sayre branch located on Keystone Avenue and consolidate our current customers into the new Sayre location on Elmira Street. The consolidated results include the operations of the acquired banking offices from the date of acquisition. On July 15, 2004, subsequent to the Acquisition, the Elmira Street property was purchased, which was previously leased by The Legacy Bank. This property includes space for branch operations, as well as three other units which are leased to outside parties. The lease income from these units is included in other income.

To the Stockholders and the Board of Directors of
Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
January 21, 2005

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 • Wexford, PA 15090-8399
Phone: 724-934-0344 • Facsimile: 724-934-0345

FIVE YEAR SUMMARY OF OPERATIONS

(dollar amounts in thousands, except share data)	2004	2003	2002	2001	2000
Interest income	$26,606	$25,615	$27,377	$29,025	$26,226
Interest expense	9,235	8,826	10,404	14,306	14,238
Net interest income	17,371	16,789	16,973	14,719	11,988
Provision for loan losses	-	435	435	445	610
Net interest income after provision
for loan losses	17,371	16,354	16,538	14,274	11,378
Non-interest income	4,527	4,759	4,792	3,632	2,670
Investment securities (losses) gains, net	(235)	553	254	657	(9)
Non-interest expenses	14,922	15,501	14,226	14,041	10,187
Income before provision for income taxes and
extraordinary item	6,741	6,165	7,358	4,522	3,852
Provision for income taxes	1,474	1,286	1,763	765	644
Net income	$5,267	$4,879	$5,595	$3,757	$3,208

Per share data:
Net income (1)	$1.85	$1.70	$1.94	$1.31	$1.11
Cash dividends (1)	0.780	0.740	0.670	0.620	0.580
Book value (1)	14.30	13.56	13.31	11.58	10.59

Total investments	$95,747	$106,587	$100,725	$113,604	$97,984
Loans, net (2)	355,774	314,037	294,836	268,464	260,209
Total assets (2)	499,347	463,878	432,658	421,110	413,332
Total deposits (2)	419,074	385,691	373,051	370,474	367,785
Stockholders' equity	40,789	38,529	38,406	33,389	30,549

(1) Amounts were adjusted to reflect stock dividends.
(2) Amounts in 2004 reflect the acquisition of branches in the second quarter of 2004. Amounts in 2000 reflect the acquisition of branches in the fourth quarter of 2000.

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

			Dividends			Dividends
	2004		declared	2003		declared
	High	Low	per share	High	Low	per share
First quarter	$25.15	$23.55	$0.190	$22.47	$20.30	$0.180
Second quarter	24.75	22.10	0.195	28.02	22.52	0.185
Third quarter	22.30	21.20	0.195	27.40	26.98	0.185
Fourth quarter	24.00	21.50	0.200	24.75	22.50	0.190

TRUST AND INVESTMENT SERVICES FUNDS UNDER MANAGEMENT

(market values - in thousands)	2004	2003
INVESTMENTS:
Bonds	$11,178	$11,806
Stock	22,170	22,384
Savings and Money Market Funds	13,062	10,837
Mutual Funds	18,923	22,831
Mortgages	1,173	868
Real Estate	925	994
Miscellaneous	28	193
Cash	-	471
TOTAL	$67,459	$70,384

ACCOUNTS:
Estates	$962	$2,377
Trusts	25,360	22,908
Guardianships	117	106
Employee Benefits	24,834	22,088
Investment Management	15,778	18,000
Custodial	408	4,905
TOTAL	$67,459	$70,384

CAUTIONARY STATEMENT
Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Citizens Financial Services, Inc., First Citizens National Bank, First Citizens Insurance Agency, Inc. or the combined Company. When we use such words as “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements. For a variety of reasons, actual results could differ materially from those contained in or implied by forward-looking statements:
• Interest rates could change more rapidly or more significantly than we expect.
• The economy could change significantly in an unexpected way, which would cause the demand for new loans and the ability of borrowers to repay outstanding loans to change in ways that our models do not anticipate.
• The stock and bond markets could suffer a significant disruption, which may have a negative effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.
• It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.
• Acquisitions and dispositions of assets could affect us in ways that management has not anticipated.
• We may become subject to new legal obligations or the resolution of litigation may have a negative effect on our financial condition.
• We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.
INTRODUCTION
The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Citizens Financial Services, Inc., a bank holding company and its subsidiary (the “Company”). Our Company’s consolidated financial condition and results of operations consist almost entirely of our wholly owned subsidiary’s (First Citizens National Bank) financial conditions and results of operations. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes. Except as noted, tabular information is presented in thousands of dollars.
Our Company currently engages in the general business of banking throughout our service area of Potter, Tioga and Bradford counties in North Central Pennsylvania and Allegany, Steuben, Chemung and Tioga counties in Southern New York. We maintain our central office in Mansfield, Pennsylvania. Presently we operate banking facilities in Mansfield, Blossburg, Ulysses, Genesee, Wellsboro, Troy, Sayre, Canton, Gillett, Millerton, LeRaysville, Towanda, the Wellsboro Weis Market store and the Mansfield Wal-Mart Super Center. Additionally, we have an automatic teller machine (ATM) located at Mansfield University. Our lending and deposit products and investment services are offered primarily within our service area.
Risk identification and management are essential elements for the successful management of the Company. In the normal course of business, the Company is subject to various types of risk, including interest rate, credit, liquidity and regulatory risk.
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
Regulatory risk represents the possibility that a change in law, regulations or regulatory policy may have a material effect on the business of the Company and its subsidiary. We can not predict what legislation might be enacted or what regulations might be adopted, or if adopted, the effect thereof on our operations.
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
In recent years, the financial services industry has experienced tremendous change to competitive barriers between bank and non-bank institutions. We must compete with traditional financial institutions, other business corporations that have begun to deliver competing financial services, and banking services that are easily accessible through the internet. Competition for banking services is based on price, nature of product, quality of service, and in the case of certain activities, convenience of location.
TRUST AND INVESTMENT SERVICES
Our Investment and Trust Services Department is committed to helping our customers meet their financial goals. The Trust Department offers professional trust administration, investment management services, estate planning and administration, and custody of securities. We also help the members of our communities prepare for retirement by providing retirement plans for local employers and by managing individual IRA accounts. Our Trust Officers have a total of 73 years of experience that enables us to deliver superior service and customer value.
Our Investment Representatives offer a full service brokerage service throughout the Bank’s market area, and appointments can be made at any First Citizens National Bank branch. The Investment Representatives provide financial planning and help our customers achieve their financial goals with their choice of mutual funds, annuities and life insurance. Annuities, life and health insurance are made available through our insurance subsidiary, First Citizens Insurance Agency, Inc.

FINANCIAL CONDITION
The following table presents ending balances (dollars in millions), growth (reduction) and the percentage change during the past two years:

	2004	Increase %		2003	Increase %		2002
	Balance	(Decrease)	Change	Balance	(Decrease)	Change	Balance
Total assets	$499.3	$35.4	7.6	$463.9	$31.2	7.2	$432.7
Total loans, net	355.8	41.8	13.3	314.0	19.2	6.5	294.8
Total investments	95.7	(10.9)	(10.2)	106.6	5.9	5.9	100.7
Total deposits	419.1	33.4	8.7	385.7	12.6	3.4	373.1
Total stockholders' equity	40.8	2.3	6.0	38.5	0.1	0.3	38.4

CASH AND CASH EQUIVALENTS
Cash and cash equivalents totaled $9,339,000 at December 31, 2004 compared with $9,951,000 at December 31, 2003. Non-interest bearing cash decreased $462,000 since December 31, 2003, while interest-bearing cash decreased $150,000 during that same time period.
We believe the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the investment and loan portfolios that mature within one year. These sources of funds should permit us to meet cash obligations and off-balance sheet commitments as they come due.
INVESTMENTS
Our investment portfolio decreased by $10.9 million or 10.2% in 2004 as compared to an increase of $5.9 million in 2003. The decrease in 2004 is primarily attributable to the sale of $13.5 million of corporate bonds and US Agency securities. We continued to experience significant cash flow from our mortgage-backed securities monthly principal repayments, which averaged approximately $1,732,000 per month. During 2004 new investments were made primarily in short to intermediate term mortgage-backed securities, US Agency securities and municipal bonds. Proceeds from the sales and maturities were used to fund loan growth and to purchase two branches from The Legacy Bank in June (see Footnote 18 of the consolidated financial statements for additional information). Our current investment strategy is to reinvest in short to intermediate term mortgage-backed securities and longer term municipal securities as funds become available.
The following table shows the year-end composition of the investment portfolio for the five years ending December 31:

	Estimated Fair Market Value at December 31,

	2004	% of	2003	% of	2002	% of	2001	% of	2000	% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Available-for-sale:
U. S. Treasury securities	$-	-	$-	-	$-	-	$-	-	$8,655	8.8
U. S. Agency securities	5,812	6.1	1,033	1.0	1,052	1.0	-	-	1,531	1.6
Obligations of state & political
subdivisions	7,452	7.8	8,303	7.8	12,731	12.6	18,543	16.3	20,592	21.0
Corporate obligations	8,935	9.3	14,674	13.8	21,156	21.0	12,200	10.7	19,710	20.1
Mortgage-backed securities	70,449	73.6	78,376	73.5	60,801	60.4	77,211	68.0	38,473	39.3
Other equity securities	3,099	3.2	4,201	3.9	4,985	5.0	5,650	5.0	9,023	9.2
Total	$95,747	100.0	$106,587	100.0	$100,725	100.0	$113,604	100.0	$97,984	100.0

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2004, are shown below. Expected maturities, which include prepayment speed assumptions for mortgage-backed securities, are significantly different than the contractual maturities detailed in Footnote 3 of the consolidated financial statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 34% tax rate.

	Within		One-		Five-		After		Amortized
	One	Yield	Five	Yield	Ten	Yield	Ten	Yield	Cost	Yield
	Year	(%)	Years	(%)	Years	(%)	Years	(%)	Total	(%)
Available-for-sale securities:
U.S. Agency securities	$-	-	$5,829	3.8	$-	-	$-	-	$5,829	3.8
Obligations of state & political
subdivisions	1,107	6.3	4,543	6.8	1,553	6.1	-	-	7,203	6.6
Corporate obligations	-	-	8,523	5.6	-	-	-	-	8,523	5.6
Mortgage-backed securities	-	-	70,845	4.0	-	-	-	-	70,845	4.0
Equity securities	-	-	3,099	7.3	-	-	-	-	3,099	7.3
Total available-for-sale	$1,107	6.3	$92,839	4.4	$1,553	6.1	$-	-	$95,499	4.4

Approximately 98% of the amortized cost of debt securities is expected to mature, call or prepay within five years or less.
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
All lending is governed by a lending policy that is developed and maintained by us and approved by the Board of Directors. Our Company’s real estate loan lending policy generally permits the Bank to lend up to 85% of the appraised value or purchase price (whichever is lower) on owner-occupied residential property, when secured by the first mortgage on the property. Home equity lines of credit or second mortgage loans are generally originated subject to maximum mortgage liens against the property of 85% of the current appraised value. The maximum term for mortgage loans is 30 years for one-to-four family residential property and 20 years for commercial and vacation property.
As shown in the following table, total loans grew by $42.0 million in 2004, or 13.2%. $27.3 million of this increase is attributable to the acquisition of two branches from The Legacy Bank in June, 2004 (see Footnote 18 of the consolidated financial statements). The remaining $14.7 million is organic growth primarily due to the continued conducive interest rate environment that existed during 2004 and our continued focus on the commercial loan portfolio. In 2004, $3.0 million in conforming mortgage loans were originated and $3.1 million sold in the secondary market through Freddie Mac, providing over $54,000 of income in origination fees and premiums on loans sold, compared to $22.4 million in loans originated and $349,000 of income in 2003. This decrease in loans sold was primarily a result of the slowdown in residential mortgage lending and refinancing activity in 2004 compared to 2003.

Our Company continues to focus on its commercial lending activity. The addition of a business development officer (BDO) in 2004, along with our existing, experienced BDO staff, has had a positive impact on our ability to generate new commercial real estate loans and other commercial loans. Total commercial loans increased $29.7 million, $23.7 million of which is related to the acquisition of two branches. Agricultural loans increased $4.0 million, primarily attributable to our strong core of BDO’s and lenders.
The majority of lending activity has been, and continues to be, mortgage loans secured by one- to four-family residential property. As of December 31, 2004, residential real estate and real estate construction loans totaled $197.1 million or 54.8% of our total loan portfolio. This compares with a total of $186.1 million as of December 31, 2003, which was 58.6% of the total loan portfolio. While overall residential real estate loans increased by 5.3%, the decrease in the percent of the portfolio made up of residential real estate mortgages is indicative of the focus on developing the commercial loan portfolio, which should continue into 2005.
Our Company’s primary goal is to be the premier mortgage lender in our market area, with a variety of mortgages available for our customers. The interest rate environment, from a historical perspective, continues to be favorable from the customer’s perspective. Loan demand, particularly for residential real estate has flattened out during 2004, and we believe that it will continue to be relatively flat in 2005. However, our continued emphasis on training branch office personnel and the focus on flexibility and fast “turn around time” will continue to aid in growing our loan portfolio along with our continued review of our overall product mix (also see the discussion in Footnote 4 of the consolidated financial statements).
Overall, the local economy has remained relatively stable in 2004, with the local average unemployment rate at approximately 5.3%. This is slightly higher than the state unemployment rate of approximately 5.1%.

	Five Year Breakdown of Loans by Type as December 31,

	2004		2003		2002		2001		2000
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate:
Residential	$189,803	52.8	$180,333	56.8	$175,323	58.7	$160,439	59.0	$151,782	57.7
Commercial	75,228	20.9	57,370	18.1	47,210	15.8	43,174	15.9	40,044	15.2
Agricultural	11,564	3.2	7,594	2.4	9,844	3.3	12,169	4.5	12,075	4.6
Construction	7,282	2.0	5,784	1.8	5,009	1.7	3,219	1.2	3,112	1.2
Loans to individuals
for household,
family and other purchases	12,657	3.5	13,145	4.1	13,915	4.7	14,694	5.4	15,020	5.7
Commercial and other loans	28,069	7.8	16,219	5.1	18,564	6.2	15,099	5.6	17,509	6.7
State & political subdivision loans	35,090	9.8	37,212	11.7	28,592	9.6	22,920	8.4	23,444	8.9

Total loans	359,693	100.0	317,657	100.0	298,457	100.0	271,714	100.0	262,986	100.0
Less allowance for loan losses	3,919		3,620		3,621		3,250		2,777
Net loans	$355,774		$314,037		$294,836		$268,464		$260,209

	2004/2003		2003/2002
	Change		Change
	Amount	%	Amount	%
Real estate:
Residential	$9,470	5.3	$5,010	2.9
Commercial	17,858	31.1	10,160	21.5
Agricultural	3,970	52.3	(2,250)	(22.9)
Construction	1,498	25.9	775	15.5
Loans to individuals
for household,
family and other purchases	(488)	(3.7)	(770)	(5.5)
Commercial and other loans	11,850	73.1	(2,345)	(12.6)
State & political subdivision loans	(2,122)	(5.7)	8,620	30.1
Total loans	$42,036	13.2	$19,200	6.4

The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2004, classified according to the sensitivity to changes in interest rates within various time intervals:

	Commercial,
	municipal,	Real estate
	agricultural	construction	Total
Maturity of loans:
One year or less	$11,732	$-	$11,732
Over one year but less than five years	23,328	-	23,328
Over five years	114,891	7,282	122,173
Total	$149,951	$7,282	$157,233
Sensitivity of loans to changes in interest
rates - loans due after one year:
Predetermined interest rate	$33,103	$1,311	$34,414
Floating or adjustable interest rate	105,116	5,971	111,087
Total	$138,219	$7,282	$145,501

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
The following table indicates the level of non-performing assets over the past five years ending December 31:

	2004	2003	2002	2001	2000
Non-performing loans:
Non-accruing loans	$722	$578	$1,064	$985	$488
Impaired loans	1,061	1,926	1,916	1,077	199
Accrual loans - 90 days or
more past due	437	185	39	111	39
Total non-performing loans	2,220	2,689	3,019	2,173	726
Foreclosed assets held for sale	712	305	221	408	508
Total non-performing assets	$2,932	$2,994	$3,240	$2,581	$1,234
Non-performing loans as a percent of loans
net of unearned income	0.62%	0.85%	1.01%	0.80%	0.28%
Non-performing assets as a percent of loans
net of unearned income	0.82%	0.94%	1.09%	0.95%	0.47%

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

The following table presents an analysis of the allowance for loan losses for the five years ending December 31:

	Summary of Loan Loss Experience

	2004	2003	2002	2001	2000
Balance
at beginning of period	$3,620	$3,621	$3,250	$2,777	$2,270
Charge-offs:
Real estate-mortgage	110	68	59	19	86
Loans to individuals for household,
family and other purchases	70	140	90	109	50
Commercial and other loans	135	344	30	19	22
Total loans charged-off	315	552	179	147	158
Recoveries:
Real estate-mortgage	-	33	14	1	24
Loans to individuals for household,
family and other purchases	25	63	34	20	26
Commercial and other loans	299	20	67	154	5
Total loans recovered	324	116	115	175	55

Net loans charged-off (recovered)	(9)	436	64	(28)	103
Provision charged to expense	-	435	435	445	610
Increase related to acquisition	290	-	-	-	-
Balance at end of year	$3,919	$3,620	$3,621	$3,250	$2,777

Loans outstanding at end of year	$359,693	$317,657	$298,457	$271,714	$262,986
Average loans outstanding, net	$334,473	$306,776	$285,241	$266,116	$241,359
Net charge-offs to average loans	0.00%	0.14%	0.02%	-0.01%	0.04%
Year-end allowance to total loans	1.09%	1.14%	1.21%	1.20%	1.06%
Year-end allowance to total
non-performing loans	176.53%	134.62%	119.94%	149.56%	382.51%

As detailed in Footnote 4 of the consolidated financial statements and the above tables, total past due (90 days or more) and non-performing loans decreased 17.4% from December 31, 2003 to December 31, 2004. Total loans charged-off decreased $237,000 during 2004. This decrease is primarily attributable to a $302,000 commercial loan charged-off during the third quarter of 2003, which was the result of a single borrower going into bankruptcy. In 2004 much of this charged off loan was recovered, accounting for most of the increase in overall loan recoveries of $208,000. The overall improvement in loan quality and strength of our allowance for loan losses resulted in no provision being recorded in 2004 (see below for additional comments). While overall unemployment rates are consistent with last year, there have been various local employers announcing recent layoffs and shutdowns, particularly manufacturing companies. The Company does not believe that these specific events will have a significant impact on loan quality. The majority of our loan volume is well collateralized by real estate.

ALLOWANCE FOR LOAN LOSSES
The allowance is maintained at a level, which in management’s judgment is adequate to absorb probable future loan losses inherent in the loan portfolio. The amount of the allowance is determined by a formal analysis of delinquencies, large problem credits, non-accrual loans, local economic conditions, trends in the loan portfolio and historic and projected losses. As part of this evaluation, the loan portfolio is divided into several categories in order to appropriately measure the risks within the portfolio. These categories are loans classified on the Watch List, residential mortgages, commercial and consumer loans.
Historical loss factors are calculated for consumer, residential mortgage, and commercial loans for the past seven years. The five year average historical loss factor for each category is applied to the performing portion of the loan category. For Watch List loans, the losses are calculated using regulatory guidelines and are based on historical losses. These historical factors, for both the Watch List and homogeneous loan pools, are adjusted based on the five following qualitative factors:
• Level of Delinquencies and Non-Accruals
• Trends in Volume and Terms of Loans
• Experience, Ability and Depth of Management
• National and Local Economic Trends and Conditions
• Concentration of Credit
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
The unallocated portion of the allowance is based upon our assessment of general and specific economic conditions within our market. This allocation is more uncertain and considers risk factors that may not be reflected in our historical loss factors. Total charge-offs for 2005 are expected to return back to their moderate historic levels.
The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category:

	2004		2003		2002		2001		2000
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:
Residential	$392	52.8	$368	56.8	$347	58.7	$252	59.0	$294	57.7
Commercial, agricultural	1,591	24.1	1,742	20.5	1,947	19.1	1,689	20.4	1,269	19.8
Construction	-	2.0	-	1.8	6	1.7	-	1.2	-	1.2
Loans to individuals
for household,
family and other purchases	463	3.5	492	4.1	471	4.7	402	5.4	367	5.7
Commercial and other loans	515	7.8	445	5.1	537	6.2	542	5.6	488	6.7
State & political subdivision loans	18	9.8	15	11.7	26	9.6	21	8.4	21	8.9
Unallocated	940	N/A	558	N/A	287	N/A	344	N/A	338	N/A
Total allowance for loan losses	$3,919	100.0	$3,620	100.0	$3,621	100.0	$3,250	100.0	$2,777	100.0

BANK OWNED LIFE INSURANCE
During the third quarter of 2003 the Company elected to purchase $7,000,000 of bank owned life insurance to offset future employee benefit costs. The bank is the sole beneficiary on the policies, and will provide the bank with an asset that will generate earnings to partially offset the current costs of benefits, and eventually (at the death of the insureds) provide partial recovery of cash outflows associated with the benefits. As of December 31, 2004 and 2003, the cash surrender value of the life insurance was $7,449,000 and $7,142,000, respectively. The Company evaluates annually the risks associated with the life insurance policies, including limits on the amount of coverage and an evaluation of the various carriers’ credit ratings.
DEPOSITS
Traditional deposits continue to be the most significant source of funds for the Company. We are one of the only banks within our market to pay interest on a senior checking product and the only bank that does not require a minimum balance to do so. Larger deposit relationships are rewarded with higher interest rates on our Money Market Investor accounts and certificates of deposit.
The Company continues to offer competitive interest rates, and has a menu of products available to meet the needs of our customers. New products, including a Breakable and Easy Access certificate of deposit have helped us retain existing CD deposit relationships and attract new ones. These products provide added flexibility for our customers, a feature we believe is critical to growing our deposits in the future. Continuous emphasis on personal quality service also plays a large role in our ability to retain existing customers. One of our strategies for growth is to continue developing a total banking relationship with our customers through the use of our wide range of products available to serve their needs. We plan to continue our focus on existing customer growth in 2005, as well as developing strategies for attracting new customers.
The Company experienced an increase in total deposits of $33.4 million in 2004, which is an 8.7% increase. This compares to moderate deposit growth in 2003 of $12.6 million or 3.4%. $20.7 million of 2004’s growth is attributable to the acquisition of two branches from The Legacy Bank in June of 2004. Excluding the acquisition, deposits increased $12.7 million, consistent with 2003’s increase. The table below shows that NOW accounts increased $17.3 million at December 31, 2004, while savings accounts increased $2.0 million and certificates of deposit increased $14.2 million.

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Non-interest-bearing deposits	$46,866	11.2	$46,820	12.1	$40,143	10.8
NOW accounts	74,446	17.7	57,101	14.8	51,304	13.7
Savings deposits	39,636	9.5	37,629	9.8	33,683	9.0
Money market deposit accounts	42,349	10.1	42,582	11.0	46,134	12.4
Certificates of deposit	215,777	51.5	201,559	52.3	201,787	54.1
Total	$419,074	100.0	$385,691	100.0	$373,051	100.0

	2004/2003		2003/2002
	Change		Change
	Amount	%	Amount	%
Non-interest-bearing deposits	$46	0.1	$6,677	16.6
NOW accounts	17,345	30.4	5,797	11.3
Savings deposits	2,007	5.3	3,946	11.7
Money market deposit accounts	(233)	(0.5)	(3,552)	(7.7)
Certificates of deposit	14,218	7.1	(228)	(0.1)
Total	$33,383	8.7	$12,640	3.4

Remaining maturities of certificates of deposit of $100,000 or more:

	2004	2003	2002
3 months or less	$7,673	$4,179	$4,674
3 through 6 months	6,128	3,157	2,559
6 through 12 months	7,728	5,437	4,819
Over 12 months	30,190	28,589	23,619
Total	$51,719	$41,362	$35,671
As a percent of total
certificates of deposit	23.97%	20.52%	17.68%

Deposits by type of depositor:

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Individual, partnerships
& corporations	$378,913	90.4	$349,709	90.7	$338,079	90.6
United States government	1,266	0.3	946	0.2	160	0.0
State & political subdivisions	36,148	8.6	32,289	8.4	32,366	8.7
Other	2,747	0.7	2,747	0.7	2,446	0.7
Total	$419,074	100.0	$385,691	100.0	$373,051	100.0

We have retained and acquired deposits through new product introductions and competitive pricing, increased marketing efforts, continuous, proactive one-to-one contact from consumer and business customer contact associates, as well as expanded trust and investment management services. Our attention to building relationships with our customers is evident in the increasing level of certificates of deposit of $100,000 or more. The percent of certificates of deposit of $100,000 or more to the total is 23.97%, 20.52% and 17.68% as of December 31, 2004, 2003, and 2002, respectively.
Our wide range of delivery channels provides our customers with convenient options to satisfy their banking needs. This includes Saturday office hours, supermarket branches that function as full service offices, a network of 16 ATMs, which are part of the STAR network, MasterMoney Debit Card for purchases, Bank-by-Phone and Internet Banking.
BORROWED FUNDS
Borrowed funds decreased $321,000 during the twelve months ending December 31, 2004 compared with an increase of $10.8 million in 2003. The increase in 2003 was primarily due to a $15 million leveraged investment strategy implemented in December 2003. The Company’s daily cash requirements for short term investments are met by using the financial instruments available through the Federal Home Loan Bank.
In September 2003, the Company borrowed $1.1 million from its line of credit with an unrelated financial institution to buy back 41,800 shares of treasury stock from an estate. This was paid off in August, 2004.
In December 2003, the Company formed a special purpose entity, Citizens Financial Statutory Trust I (“the Entity”), to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2004 and 2003, the rate was 5.30% and 3.97%, respectively. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date. Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

STOCKHOLDERS’ EQUITY
We evaluate stockholders’ equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.
Stockholders’ equity increased by 5.9% in 2004 to $40.8 million, after increasing .3% in 2003 and increasing 15.0% in 2002. Excluding the after-tax effect of unrealized holding gains and losses on available-for-sale securities, stockholders’ equity increased 8.1% in 2004 compared with an increase of 4.8% in 2003. In 2004 and 2003, equity was negatively affected by the after-tax effect of changes in unrealized gains and losses on available-for-sale securities by $792,000 and $1,597,000, respectively. Total equity was approximately 8.2% of total assets as of December 31, 2004, as compared to 8.3% of total assets at December 31, 2003.
Our Board of Directors determines our dividend rate after considering our Company’s capital requirements, current and projected net income, and other factors. In 2004 and 2003, our Company paid out 41.9% and 43.1% of net income in dividends, respectively.
For the year ended December 31, 2004, the total number of common shares outstanding was 2,840,257. For comparative purposes, outstanding shares for prior periods were adjusted for the July, 2004 stock dividend in computing earnings and cash dividends per share.
There are currently three federal regulatory measures of capital adequacy. Our Company’s ratios meet the regulatory standards for well capitalized for 2004 and 2003, as detailed in Footnote 11 of the consolidated financial statements.
RESULTS OF OPERATIONS
Net income for the twelve months ending December 31, 2004 was $5.3 million, an increase of $388,000 or 8.0% from the $4.9 million for the 2003 related period. Net income for the twelve months ending December 31, 2003 decreased $716,000 or 12.8% from the $5.6 million for the 2002 related period. Earnings per share were $1.85, $1.70 and $1.94 for the years ended 2004, 2003 and 2002, respectively. The reasons for these changes are discussed on the following pages.
The following table sets forth certain performance ratios of our Company for the periods indicated:

OVERVIEW OF THE INCOME STATEMENT

	2004	2003	2002
Return on Assets (net income to average total assets)	1.09%	1.11%	1.30%
Return on Equity (net income to average total equity)	13.40%	13.22%	16.53%
Dividend Payout Ratio (dividends declared divided by net income)	41.90%	43.10%	34.27%
Equity to Asset Ratio (average equity to average total assets)	8.15%	8.43%	7.94%

In 2004, net income was $ 5,267,000, an increase of 8.0% compared to 2003 net income of $4,879,000. The increase in earnings is the result of stable net interest income from the use of increased earning assets, a decrease in the provision for loan losses, and a decrease in non-interest expense. These were offset by a decreased interest rate margin and a decrease in non-interest income.
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
Net interest income for 2004, after provision for loan losses, was $17,371,000, an increase of $1,017,000, or 6.2% compared with a decrease of $184,000 or 1.1% during the same period in 2003. The following tables sets forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate “spread” created.

	Analysis of Average Balances and Interest Rates (1)

	2004			2003			2002
	Average		Average	Average		Average	Average		Average
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
	$	$	%	$	$	%	$	$	%
ASSETS
Short-term investments:
Interest-bearing deposits at banks	986	10	1.01	2,987	29	0.97	4,174	65	1.56
Total short-term investments	986	10	1.01	2,987	29	0.97	4,174	65	1.56
Investment securities:
Taxable	97,595	3,779	3.87	82,048	3,633	4.43	91,915	5,169	5.62
Tax-exempt (3)	6,881	456	6.63	10,251	693	6.76	14,016	960	6.85
Total investment securities	104,476	4,235	4.05	92,299	4,326	4.69	105,931	6,129	5.79
Loans:
Residential mortgage loans	192,596	13,363	6.94	181,602	13,199	7.27	172,638	13,373	7.75
Commercial & farm loans	98,064	6,678	6.81	77,584	5,777	7.45	72,230	5,683	7.87
Loans to state & political subdivisions	35,878	2,183	6.08	34,934	2,193	6.28	26,698	1,847	6.92
Other loans	12,298	1,100	8.94	12,656	1,151	9.09	13,675	1,305	9.54
Loans, net of discount (2)(3)(4)	338,836	23,324	6.88	306,776	22,320	7.28	285,241	22,208	7.79
Total interest-earning assets	444,298	27,569	6.21	402,062	26,675	6.63	395,346	28,402	7.18
Cash and due from banks	8,450			9,401			9,310
Bank premises and equipment	11,169			10,967			11,613
Other assets	18,495			15,405			10,187
Total non-interest earning assets	38,114			35,773			31,110
Total assets	482,412			437,835			426,456
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	63,210	268	0.42	55,195	212	0.38	51,851	284	0.55
Savings accounts	39,434	111	0.28	36,314	124	0.34	34,345	164	0.48
Money market accounts	44,607	481	1.08	47,065	493	1.05	49,494	789	1.59
Certificates of deposit	211,325	7,423	3.51	203,092	7,672	3.78	200,485	8,775	4.38
Total interest-bearing deposits	358,576	8,283	2.31	341,666	8,501	2.49	336,175	10,012	2.98
Other borrowed funds	35,117	952	2.71	14,286	325	2.27	14,449	392	2.71
Total interest-bearing liabilities	393,693	9,235	2.35	355,952	8,826	2.48	350,624	10,404	2.97
Demand deposits	44,763			41,266			38,272
Other liabilities	4,637			3,707			3,703
Total non-interest-bearing liabilities	49,400			44,973			41,975
Stockholders' equity	39,319			36,910			33,857
Total liabilities & stockholders' equity	482,412			437,835			426,456
Net interest income		18,334			17,849			17,998
Net interest spread (5)			3.86%			4.16%			4.22%
Net interest income as a percentage
of average interest-earning assets			4.13%			4.44%			4.55%
Ratio of interest-earning assets
to interest-bearing liabilities			1.13			1.13			1.13

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

Tax exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory, federal income tax rate of 34%. Income tax adjustments of $239,000, $332,000 and $420,000 for investments and $724,000, $728,000 and $605,000 for loans have been made accordingly to the previous table for the years ended December 31, 2004, 2003 and 2002, respectively.
As disclosed in the previous table, we experienced a decreasing interest margin during 2004 as compared to the same period for 2003 and 2002. The overall interest rate spread was 3.86% in 2004, which compares to 4.16% and 4.22% in 2003 and 2002, respectively. During 2004, the Federal Reserve increased short-term interest rates by 125 basis points in 25 basis point increments throughout the year, while long-term rates remained relatively unchanged. Particularly during the last six months of 2004, the yield curve has become significantly flatter. Most of the Company’s investments, loans, deposits and borrowings are priced or repriced along the three month to five-year portion of the yield curve and a more normal yield curve should enable us to increase our current net interest margin. Should the flattened yield curve become more prevalent or remain in effect for an extended period, we will continue to see pressure on our margin. We continue to review various pricing and investment strategies to enhance deposit growth in order to maintain or expand the current interest margin.
The following table shows the effect of changes in volume and rates on interest income and expense. Tax-exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory federal income tax rate of 34%:

	2004 vs. 2003 (1)			2003 vs. 2002 (1)
	Change in	Change	Total	Change in	Change	Total
	Volume	in Rate	Change	Volume	in Rate	Change
Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$(20)	$1	$(19)	$(40)	$4	$(36)
Investment securities:
Taxable	636	(490)	146	(675)	(861)	(1,536)
Tax-exempt	(223)	(14)	(237)	(255)	(12)	(267)
Total investments	393	(503)	(110)	(970)	(869)	(1,839)
Loans:
Residential mortgage loans	778	(614)	164	675	(849)	(174)
Commercial & farm loans	1,427	(526)	901	409	(315)	94
Loans to state & political subdivisions	58	(68)	(10)	529	(183)	346
Other loans	(31)	(20)	(51)	(85)	(69)	(154)
Total loans, net of discount	2,232	(1,228)	1,004	1,528	(1,416)	112
Total Interest Income	2,625	(1,731)	894	558	(2,285)	(1,727)
Interest Expense:
Interest-bearing deposits:
NOW accounts	41	15	56	17	(89)	(72)
Savings accounts	10	(23)	(13)	10	(50)	(40)
Money Market accounts	(27)	15	(12)	(40)	(256)	(296)
Certificates of deposit	303	(552)	(249)	113	(1,216)	(1,103)
Total interest-bearing deposits	327	(545)	(218)	100	(1,611)	(1,511)
Other borrowed funds	579	48	627	(5)	(62)	(67)
Total interest expense	906	(497)	409	95	(1,673)	(1,578)
Net interest income	$1,719	$(1,234)	$485	$463	$(612)	$(149)

(1) The change in interest due to both rate and volume has been allocated to the volume and rate in proportion to the absolute dollar amounts of each change.

As can be seen from the preceding tables, tax equivalent net interest income decreased from $17,998,000 in 2002 to $17,849,000 in 2003, and increased to $18,334,000 in 2004. In 2004, net interest income increased $485,000 while the overall spread decreased from 4.16% to 3.86%. The increased volume of interest-earning assets generated an increase in interest income of $2,625,000 while increased volume of interest-bearing liabilities produced an additional $906,000 of interest expense. The change in volume resulted in a net increase of $1,719,000 in net interest income. The net change in rate was a negative $1,234,000 resulting in a total positive net change of $485,000 when combined with the change in volume. The yield on our interest-earning assets has decreased to 6.21% in 2004 from 6.63% in 2003 and 7.18% in 2002. The yield on interest-bearing liabilities has decreased slightly to 2.35%, down from 2.48% in 2003 and 2.97% in 2002. Analysis of our Company’s net interest income for 2004 shows the effects of increasing short-term interest rates and the effect of a flattening of the yield curve.
NON-INTEREST INCOME
Non-interest income, as detailed below, decreased $1,020,000 or 19.2% in 2004 compared with an increase of $266,000 or 5.3% in 2003. Service charge income, which remained flat compared with 2003 at $3,017,000, continues to be the primary source of non-interest income.
Most of the decrease in 2004 is attributable to recording an other-than-temporary impairment non-cash charge of $726,000 related to $3.8 million face value of perpetual preferred stock issued by Freddie Mac, a Government sponsored entity (see Footnote 3 of the consolidated financial statements for additional information). The perpetual preferred stock issues are investment grade securities that are held in the Company’s available-for-sale securities portfolio. Prior to this charge, the decline in value of these securities were recorded as unrealized marked-to-market losses on securities available-for-sale and reflected as a reduction to stockholders’ equity through other comprehensive income. Accordingly, the reclassification of the unrealized loss to an other-than-temporary impairment non-cash charge did not affect stockholders’ equity. The decision to reclassify the unrealized marked-to-market losses on these securities to an other-than-temporary impairment charge was based on a very conservative interpretation of existing accounting guidance and literature and does not reflect on the expected long-term value of these investment grade securities. Net income for 2004 was impacted by approximately $479,000 for this non-cash impairment charge.
In an effort to take advantage of current market conditions, we elected to sell approximately $14,045,000 of investment securities in 2004, which resulted in $491,000 of security gains, excluding the impairment charge mentioned above.
Gains on loans sold decreased $295,000 from last year primarily due to the slowdown in residential mortgage lending and refinancing activity in 2004 compared with 2003.

The following table reflects non-interest income by major category for the periods ended December 31:

	2004	2003	2002
Service charges	$3,017	$3,018	$3,130
Trust	434	422	467
Brokerage	185	200	95
Gains on loans sold	54	349	185
Investment securities (losses) gains, net	(235)	553	254
Earnings on bank owned life insurance	307	142	-
Other	530	628	915
Total	$4,292	$5,312	$5,046

	2004/2003		2003/2002
	Change		Change
	Amount	%	Amount	%
Service charges	$(1)	(0.0)	$(112)	(3.6)
Trust	12	2.8	(45)	(9.6)
Brokerage	(15)	(7.5)	105	110.5
Gains on loans sold	(295)	(84.5)	164	88.6
Investment securities (losses) gains, net	(788)	(142.5)	299	117.7
Earnings on bank owned life insurance	165	116.2	142	N/A
Other	(98)	(15.6)	(287)	(31.4)
Total	$(1,020)	(19.2)	$266	5.3

We continue to evaluate additional means of increasing non-interest income. Our approach is to apply service charges on business accounts by charging fees on transaction activity (reduced by earnings credit based on customers’ balances) to more equitably recover costs.
NON-INTEREST EXPENSES
Total non-interest expenses for 2004 of $14,922,000 decreased $579,000, or 3.7%, compared with 2003 costs of $15,501,000. These costs include, but were not limited to, salaries, supplies, insurance, occupancy, and amortization expenses. The most significant decrease was in salaries and employee benefits, which decreased $668,000, compared to an increase of $1,184,000 from 2002 to 2003. The large increase in salaries and employee benefits in 2003 was the result of a consulting and non-compete agreement entered into with the former President and CEO, Richard E. Wilber, which was effective upon Mr. Wilber’s retirement. The financial impact of this agreement was an increase to salaries and benefits of $824,000 for the year ended December 31, 2003. Also included in the decrease for salaries and employee benefits is a decrease of $80,000 in pension expense as a result of current obligations and market performance, and a decrease in salaries primarily due to several unfilled positions, including the CEO position, for a period of time in 2004. Full time equivalent staffing levels for 2004 was 171 compared with 180 for 2003, reflective of improvements in operating efficiencies.
These decreases were offset by an increase of $250,000 in the employee profit sharing plan in 2004. Amortization increased $71,000 due to the additional core deposit intangible recorded as a result of the acquisition of two branches from The Legacy Bank in June. Merger and acquisition costs increased $140,000 also due to the branch acquisition.

The following tables reflect the breakdown of non-interest expense and professional fees for the periods ended December 31:

	2004	2003	2002
Salaries and employee benefits	$7,636	$8,304	$7,120
Occupancy	1,072	1,025	998
Furniture and equipment	695	713	881
Professional fees	630	694	667
Amortization of intangibles	506	435	457
Other	4,383	4,330	4,103
Total	$14,922	$15,501	$14,226

	2004/2003		2003/2002
	Change		Change
	Amount	%	Amount	%
Salaries and employee benefits	$(668)	(8.0)	$1,184	16.6
Occupancy	47	4.6	27	2.7
Furniture and equipment	(18)	(2.5)	(168)	(19.1)
Professional fees	(64)	(9.2)	27	4.0
Amortization of intangibles	71	16.3	(22)	(4.8)
Other	53	1.2	227	5.5
Total	$(579)	(3.7)	$1,275	9.0

PROFESSIONAL FEES
	2004	2003	2002
Other professional fees	$384	$460	$505
Legal fees	101	109	70
Examinations and audits	145	125	92
Total	$630	$694	$667

	2004/2003		2003/2002
	Change		Change
	Amount	%	Amount	%
Other professional fees	$(76)	(16.5)	$(45)	(8.9)
Legal fees	(8)	(7.3)	39	55.7
Examinations and audits	20	16.0	33	35.9
Total	$(64)	(9.2)	$27	4.0

Total professional fees expense totaled $630,000 in 2004, a decrease of $64,000 or 9.2% compared with 2003. Costs for 2004 reflect costs associated with our strategic plan initiative,outside loan quality reviews and costs related to maintaining and enhancing our systems. Other professional fees decreased $76,000 compared to 2003, and $121,000 from 2002. Examination and audit fees have continued to increase primarily due to the decision to outsource our internal audit function during 2003. Audit fees will continue to increase in 2005 as increased regulatory oversight, including Sarbanes-Oxley requirements, are implemented.

PROVISION FOR INCOME TAXES
The provision for income taxes was $1,474,000 during 2004 compared with $1,286,000 during the 2003 related period. The increase is directly related to the increase in income before taxes, which increased $576,000 in 2004 over the same period in 2003 (see Footnote 9 of the Consolidated Financial Statements for additional information).
We have entered into two limited partnership agreements to establish low-income housing projects in our market area. We expect to recognize a total of approximately $1,296,000 of tax credits over a ten-year period. For tax purposes, we have recognized $388,000 out of a total $911,000 from one project and $115,000 out of a total $385,000 on the second project.
LIQUIDITY
Liquidity is a measure of our Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. To maintain proper liquidity, we use funds management policies along with our investment policies to assure we can meet our financial obligations to depositors, credit customers and stockholders. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and fund future capital expenditures.
Our Company’s historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.
Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our Company’s availability of funds. Other sources of short-term funds include brokered CD’s and the sale of loans, if needed.
Our Company’s use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.
Capital expenditures were $2,319,000 in 2004 compared with $490,000 in 2003, which is an increase of $1,829,000. Approximately $1.6 million of these expenditures is related to acquiring our Elmira Street property in Sayre as a result of the branch acquisition from The Legacy Bank. The Legacy Bank had previously leased this facility. Subsequent to the acquisition, we purchased the Elmira Street property.
Other major expenditures in 2004 included:
• The purchase of property in Wellsboro for possible future expansion totaling $333,000.
• Upgrades to ATM’s totaling approximately $132,000.
Major capital expenditures for 2003 included:
• $151,000 related to an AS400 upgrade and $40,000 for profitability software.
These expenditures will allow us to support our growth over the next decade, create greater operating efficiency and provide the customer with higher quality banking services.
Our Company achieves additional liquidity primarily from temporary or short term investments in the Federal Home Loan Bank of Pittsburgh, PA, investments that mature in less than one year and expected principal repayments from mortgage backed securities. The Company also has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $203 million as an additional source of liquidity.
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
Currently our Company has equity securities that represent approximately 3.2% of our investment portfolio and, therefore, equity risk is not significant.
The primary components of interest-sensitive assets include adjustable-rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit, repurchase agreements and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts which are paid current market interest rates).
The following table shows the cumulative static gap (at amortized cost) for various time intervals:

Maturity or Repricing of Company Assets and Liabilities as of December 31, 2004

	Within	Four to	One to	Two to	Three to	Over
	Three	Twelve	Two	Three	Five	Five
	Months	Months	Years	Years	Years	Years	Total
Interest-earning assets:
Interest-bearing deposits at banks	$177	$-	$-	$-	$-	$-	$177
Investment securities	6,089	15,122	22,058	12,135	26,043	14,052	95,499
Residential mortgage loans	20,487	22,900	35,606	34,957	41,828	41,307	197,085
Commercial and farm loans	39,532	17,834	15,112	15,989	23,672	2,722	114,861
Loans to state & political subdivisions	4,203	8,421	10,157	8,123	1,461	2,725	35,090
Other loans	3,367	3,076	2,583	1,546	1,406	679	12,657
Total interest-earning assets	$73,855	$67,353	$85,516	$72,750	$94,410	$61,485	$455,369
Interest-bearing liabilities:
NOW accounts	$27,609	$-	$-	$-	$-	$46,837	$74,446
Savings accounts	-	-	-	-	-	39,636	39,636
Money Market accounts	42,349	-	-	-	-	-	42,349
Certificates of deposit	32,017	63,721	44,458	41,147	31,578	2,856	215,777
Short-term borrowing	13,732	-	-	-	-	-	13,732
Long-term borrowing	7,500	4,218	7,355	2,060	-	110	21,243
Total interest-bearing liabilities	$123,207	$67,939	$51,813	$43,207	$31,578	$89,439	$407,183
Excess interest-earning
assets (liabilities)	$(49,352)	$(586)	$33,703	$29,543	$62,832	$(27,954)
Cumulative interest-earning assets	73,855	141,208	226,724	299,474	393,884	455,369
Cumulative interest-bearing liabilities	123,207	191,146	242,959	286,166	317,744	407,183
Cumulative gap	$(49,352)	$(49,938)	$(16,235)	$13,308	$76,140	$48,186
Cumulative interest rate
sensitivity ratio (1)	0.60	0.74	0.93	1.05	1.24	1.12

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
Interest rate simulations using a variety of assumptions are used by us to evaluate our interest rate risk exposure. A shock analysis at December 31, 2004, indicated that a 200 basis point movement in interest rates in either direction would have a minor impact on our Company’s anticipated net interest income and the market value of assets and liabilities over the next twenty-four months, well within our ability to manage effectively. The simulation model assumed a 200 basis point movement, however not in a parallel manner. Short-term rates were increased 200 basis points, while long-term rates were held relatively flat. This assumption, a flattening of the yield curve, utilized a more realistic interest rate scenario in order to assess risks.
GENERAL
The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The ongoing recent action by the Federal Reserve of increasing short-term interest rates should help the level of inflation remain at a relatively low level; however, it provides significant challenges due to the flattening of the yield curve.
Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including provisions for: limitation on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; and tightening the regulation of bank derivatives’ activities.
Normal examinations of our Company by the Office of Comptroller of the Currency occurred during 2004. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of “Outstanding Record of Meeting Community Credit Needs.”
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

Other Than Temporary Impairment of Equity Securities

Equity securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management uses criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Allowance for Loan Losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio.
Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of the consolidated financial statements.

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
Contractual Obligations:
The following table presents, as of December 31, 2004, significant contractual obligations to third parties by payment date. Discussion of the obligations can be found in the notes to the consolidated financial statements.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$203,297	$-	$-	$-	$203,297
Certificates of Deposit	95,738	85,605	31,578	2,856	215,777
Borrowed funds	17,949	9,416	7,500	110	34,975
Pension and other employee benefit obligations	912	545	545	2,194	4,196
Total	$317,896	$95,566	$39,623	$5,160	$458,245

Commitments:
The following table presents, as of December 31, 2004, the amounts and expected maturities of significant commitments. Discussion of the obligations can be found in the notes to the consolidated financial statements.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit
Commercial	$8,320	$125	$2,150	$3,962	$14,557
Residential real estate	79	64	17	11,252	11,412
Other	14,456	1,424	1,603	11,833	29,316
Standby letters of credit	575	953	-	-	1,528
Total	$23,430	$2,566	$3,770	$27,047	$56,813
Commitments to extend credit, including loan commitments, standby letters of credit and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

BOARD OF DIRECTORS
FCNB & CFSI
R. Lowell Coolidge, Esq.,
Chairman of the Board
Carol J. Tama, Vice Chair
Randall E. Black, President & CEO
Larry J. Croft
Mark L. Dalton
Roger C. Graham, Jr.
E. Gene Kosa
R. Joseph Landy, Esq.
John E. Novak
Rudolph J. van der Hiel, Esq.
James A. Wagner

DIRECTORS EMERITI - CFSI
Robert E. Dalton
Edward Kosa
Robert J. Landy, Esquire
Robert G. Messinger
John M. Thomas, MD
William D. Van Etten
Wilber A. Wagner
Richard E. Wilber
CFSI OFFICERS
Terry B. Osborne, Secretary
Thomas C. Lyman, Treasurer
Mickey L. Jones, Asst. Treasurer
Allan K. Reed, Asst. Secretary
Rudolph J. van der Hiel, Asst. Secretary
FCNB OFFICERS
ADMINISTRATIVE SERVICES
Cynthia T. Pazzaglia, VP

COMPLIANCE
Karen R. Jacobson
Pamela R. Munford
BANKING SERVICES
Terry B. Osborne, EVP
Alex D. Nadalini, SVP
Robin K. Carleton, VP
Brian Dygert, VP
Robert P. Fitzgerald, VP
Christopher S. Landis, VP
Allan K. Reed, VP
Chester L. Reed, VP
Patricia T. Vlajic, VP
Jeffrey L. Wilson, VP
Valerie S. Davis, AVP
Michele E. Litzelman
MARKETING/TRAINING
Kathleen M. Campbell, SVP
Carol L. Strong, AVP
Wendy L. Southard

INV & STRATEGIC PLANNING
Thomas C. Lyman, VP
FINANCE
Mickey L. Jones, SVP, CFO
Ryan M. Allen
Matthew M. Lundgren
OPERATIONS
Douglas W. Whitten, VP
Joanne W. Marvin, AVP
Gregory J. Anna, AVP
INVESTMENT & TRUST
Robert B. Mosso, VP
Matthew K. Landis, AVP
Jean A. Knapp
Linda L. Kriner, AVP
Jeffrey D. Richardson
Sara J. Roupp

MANSFIELD
15 South Main Street
Mansfield, PA 16933
570-662-2121
FAX 570-662-3278

LOCAL BOARD
Thomas E. Freeman
Shari L. Johnson
Stephen A. Saunders
William J. Waldman
OFFICERS
Shari L. Johnson, AVP
Kristina M. Payne
Melissa A. Wise

BLOSSBURG
300 Main Street
Blossburg, PA 16912
570-638-2115
FAX 570-638-3178

LOCAL BOARD
Benjamin F. Jones, Chairman
George D. Lloyd
Mary Lou Matthews
Susan M. Signor
Beth A. Weiskopff
OFFICERS
Beth A. Weiskopff
Jill M. Pino

ULYSSES
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633

LOCAL BOARD
Ronald G. Bennett, Chairman
Victor O. Brown, DMD PC
Jeffrey L. Dugan
Susan S. Kefover
Jerry R. McCaslin
Vicki L. Moon
Phillip D. Vaughn
OFFICERS
Phillip D. Vaughn, AVP
Tonya R. Coursey

GENESEE
391 Main Street
Genesee, PA 16923
814-228-3201
FAX 814-228-3395

LOCAL BOARD
Dennis C. Smoker, Chairman
Donald G. Baldwin, Jr.
Janet H. Casey
L. Abbie Pritchard
Gary H. Ransom
Steven B. Richard
Keith A. Slep, Esq.
OFFICERS
L. Abbie Pritchard, AVP
Cathryn E. Ransom

SAYRE
306 W. Lockhart Street
Sayre, PA 18840
570-888-6602
FAX 570-888-3198

LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy C. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi
OFFICERS
Cathy C. Pientka, AVP
Antoinette G. Tracy

SAYRE
422 N. Elmira Street
Sayre, PA 18840
570-888-4900
FAX 570-888-3040

LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy M. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi
OFFICERS
Timothy M. Hickey, AVP
Debbie L. Lynch
Lori A. Smith

CANTON
29 West Main Street
Canton, PA 17724
570-673-3103
FAX 570-673-4573

LOCAL BOARD
David L. Wright, Sr., Chairman
John E. Brenchley
Randy L. Castle
Lester E. Hilfiger
Janet E. Holmes
OFFICERS
Janet E. Holmes, AVP
Diane S. Slotter

WELLSBORO
99 Main Street
Wellsboro, PA 16901
570-724-2600
FAX 570-724-4381

LOCAL BOARD
William S. Hebe, Esq., Chairman
D. Edward Cornell
Timothy J. Gooch, CPA
Marsha B. Jones
James K. Stager
OFFICERS
Marsha B. Jones, AVP
Deborah L. Meacham

TROY
Main & Exchange Streets
Troy, PA 16947
570-297-2131
FAX 570-297-2521

LOCAL BOARD
Donald D. White, PA, Chairman
Thomas A. Calkins, III
Richard H. Packard
Suzanne S. Putnam
Betsy L. Seeley
OFFICERS
Suzanne S. Putnam, AVP

GILLETT
PO Box 125, Route 14
Gillett, PA 16925
570-596-2679
FAX 570-596-4888

LOCAL BOARD
Lawrence W. Colunio, Chairman
John L. Huntington
Kelly R. Oldroyd
Helen Kay Shedden
Kathy S. Webster
OFFICER
Helen K. Shedden, AVP

MILLERTON
RR2 Box 41D, Route 328
Millerton, PA 16936
570-537-2203
FAX 570-537-2400

LOCAL BOARD
Lawrence W. Colunio, Chairman
John L. Huntington
Kelly R. Oldroyd
Helen Kay Shedden
Kathy S. Webster
OFFICER
Kathy S. Webster, AVP

LERAYSVILLE
1 Route 467 & Main Streets
LeRaysville, PA 18829
570-744-2431
FAX 570-744-2196

LOCAL BOARD
Louis C. Ugliuzza, Chairman
Robert W. Chappell
Debra A. Donnelly
Gerald A. Histand
Martha D. Young
OFFFICER
Debra A. Donnelly, AVP

TOWANDA
111 Main Street
Towanda, PA 18848
570-265-6137
FAX 570-265-7340

LOCAL BOARD
Rinaldo A. DePaola, Chairman
Avery B. Boardman, DO
Jeffrey B. Carr
Thomas R. Horn, DC
Vicki L. Schmidt
OFFICERS
Jeffrey B. Carr, AVP
Lorraine F. Brown
Judy R. Burleigh
WEIS MARKET 201 Weis Plaza Wellsboro, PA 16901 570-724-4644 FAX 570-724-1842 OFFICERS Jennifer L. Kane, AVP Nancy M. Stamilio	WAL*MART 2 WalMart Plaza Mansfield, PA 16933 570-662-8520 FAX 570-662-8525 OFFICERS Richard A. Pino, II, AVP Misti L. Smith

ANNUAL MEETING
The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 19, 2005 at 12:00 noon.
FORM 10-K
The Annual Report to the Securities and Exchange Commission, Form 10-K, will be made available upon request.
CONTACT
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
Transfer Agent:
Citizens Financial Services, Inc.
Attn: Gina Marie Boor
15 South Main Street
Mansfield, PA 16933
toll free: 1-800-326-9486
telephone: 570-662-2121
website:
www.firstcitizensbank.com
e-mail:
fcnb@firstcitizensbank.com

Dividend Reinvestment:
Citizens Financial Services, Inc. offers a Dividend Reinvestment Plan. Shareholders must enroll at least 25 shares to participate in the Plan. Cash dividends are held by our Plan Administrator and used to automatically purchase additional shares of our common stock. You may choose to have all dividends reinvested or a portion. Please contact the Transfer Agent listed above for an enrollment form.
Certificate Safekeeping:
Stock certificates can be held by our Plan Administrator for safekeeping. Any certificates sent to the Plan Administrator for safekeeping are automatically enrolled in the Dividend Reinvestment Program. Please contact the Transfer Agent listed above for an enrollment form.
Direct Deposit of Dividends:
For shareholders who do not participate in the Dividend Reinvestment Plan, direct deposit of cash dividend payments to a checking or savings account is available. Please contact the Transfer Agent listed above for an enrollment form.
Reports:
The Annual Report and other Company reports are filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the internet at:
http://www.sec.gov/edgar.htm.

MARKET MAKERS	Monroe Securities, Inc. 47 State St., 2nd Fl. Rochester, NY 14614 Telephone: 800-766-5560	Knight Equity Markets, LP Newport Tower, 525 Washington Blvd., 30th Fl. Jersey City, NJ 07310 Telephone: 212-336-8790	Hill Thompson Magid & Co. 15 Exchange Pl., 8th Fl. Jersey City, NJ 07302 Telephone: 800-631-3083
Ferris, Baker Watts, Inc. 100 Light St., 9th Fl. Baltimore, MD 21202 Telephone: 410-659-4600	Boenning & Scattergood, Inc. 2 Barr Harbor Dr., Suite 300, 4 Tower Bridge W. Conshohocken, PA 19428 Telephone: 610-828-0400	Crown Financial Group, Inc. 525 Washington Blvd., 34th Fl. Jersey City, NJ 07310 Telephone: 201-459-9500	BrokerageAmerica, Inc. 425 Park Avenue, 22nd Fl. New York, NY 10022 Telephone: 212-880-7408
Ryan, Beck & Co. Head Trader 18 Columbia Turnpike Florham Park, NJ 07392 Telephone: 973-549-4200	Keefe, Bruyette & Woods, Inc. 787 Seventh Ave., 4th Fl. New York, NY 10019 Telephone: 212-554-2600	GVR Co. One Financial Place 440 La Salle St., Ste 3030 Chicago, IL 60605 Telephone: 800-638-8602	Pershing Trading Company One Pershing Plaza Jersey City, NJ 07399 Telephone: 201-413-3531
Schwab Capital Markets LP 111 Pavonia Ave., 15th Fl. Jersey City, NJ 07310 Telephone: 201-963-9100			Arthurs, Lestrange & Co., Inc. 1405 McFarland Road Pittsburgh, PA 15216 Telephone: 877-282-1941

CITIZENS FINANCIAL SERVICES INCORPORATED

15 South Main Street

Mansfield, Pennsylvania 16933

570-662-2121

800-326-9486

www.firstcitizensbank.com

©2005 Citizens Financial Services, Inc.

All rights reserved. ~ Printed in U.S.A.