Form 10-K/A, Exhibit 13
period 2005-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2007-10-17
CIK 739421

This past year was one of challenges, accomplishments and excitement for your Company, Citizens Financial Services, Inc. We expanded into a new market and made investments for future expansion in existing markets. In addition, we increased our focus on customer expectations and renewed our commitment to the agricultural community. Our partnership with our communities has never been stronger.

We continue to follow through on our commitment to build a stronger, more diversified and valuable Company, while holding true to the values of a true community bank. In 2005, we continued to refine and sharpen our customer, employee and corporate strategies to create an environment where customers are understood and valued, employees are engaged and appreciated, and the shareholders are rewarded. I am proud to report that 2005 was a year in which significant strides were made in accomplishing our strategic objectives.

We truly believe that the key to our success, not just for 2005, but beyond, is creating customer loyalty by employing talented and enthusiastic people who proactively look out for our customers’ best interests. We are committed to having highly trained professionals who are ready to satisfy each customer’s specific financial needs through our retail network, commercial business group, or our wealth management team.

In the fourth quarter of 2005, your Company achieved a significant milestone when we expanded our banking footprint by opening our first New York State office. In December, we acquired the Hannibal office of Fulton Savings Bank and relocated that office to Wellsville, New York. We have been serving the Wellsville market for many years through our Genesee office. The economic and social characteristics of Wellsville make it a perfect addition to our community office network. Plans are well under way to build a permanent facility at the Wellsville location this year. I encourage you to read more about our Wellsville initiatives on page 7 of this annual report.

Throughout 2005, we continued to build momentum in the wealth management area by leveraging our employee knowledge and experience. Our trust officers bring a combined 75 plus years experience to every situation. I’m proud to report that trust assets grew to over $75 million, an increase of 11.5% over the prior year. Also, brokerage and insurance revenue grew 23% in 2005, due in large part to the ability of our community office staff to satisfy customer needs with wealth management services.

The commitment to our customer, employee and shareholder strategies resulted in strong financial performance for the year despite a difficult and complicated economic environment for banking. This is especially gratifying for us as we compare our performance this past year to our local peer banks year-to-year performance. In 2005 Citizens Financial Services, Inc., along with other financial organizations, faced a less than favorable interest rate environment. A flattened yield curve created pressure on banks to deviate from their traditional pricing strategies. Our strategic planning process allowed us to recognize pricing challenges and develop a methodology to support our goals. This strategy, along with the successful execution of the growth initiatives outlined in our plan, has resulted in a solid year in terms of financial performance and provides a strong foundation for our future. Total assets increased $29.9 million to $529.2 million, an increase of 6.0% over last year. Total deposits grew 2.6% while total loans grew 6.4% to $429.8 million and $379.1 million, respectively. Stockholders’ equity increased $2.5 million, or 6.1% over the prior year, excluding accumulated other comprehensive income.

Consolidated net income for the year was $5,274,000 compared to $5,267,000 in 2004, an increase of .1%. Earnings per share were $1.85, which represents a slight increase of .5% over 2004 earnings per share of $1.84. The year-end results included approximately $240,000 of non-recurring expenses which were incurred as a result of our New York State expansion. Cash dividends paid in 2005 totaled $.82 per share which represented an increase of 5.1% over 2004. As of December 31, 2005, this represented a dividend yield of approximately 4%, which ranked us in the top 20 of publicly traded banks in Pennsylvania for 2005.

I am pleased to report that our asset quality remains at a very high level and continues to strengthen. During 2005, we experienced net charge-offs of $315,000 representing .08% of average loans, which compares with .00% in 2004 and .14% in 2003. This compares favorably to our peer group. Another critical measurement of asset quality is the classified asset ratio. This ratio involves non-performing assets defined as loans greater than ninety days past due and assets acquired through foreclosure, over regulatory capital. At year end, our classified asset ratio was 20.1% compared to 24.7% in 2004. This compares favorably to the benchmark for the industry of 25%.

As we move forward in 2006, we will be focused on the continued growth and expansion of our banking franchise, while not losing sight of the core values associated with being a true community bank. Our increased focus on the agricultural community will play a significant role in accomplishing our small business initiatives as we strive for continued organic growth. We see tremendous opportunities within the agriculture industry due not only to the fact that farming accounts for a large portion of the businesses in our markets, but also to the fact that we have extensive farming experience within our employee base. Our Ag Banking Team, led by Brian Dygert and Chris Landis, has 115 combined years in farming and 98 years in Ag Banking experience. We intend to leverage this extensive knowledge and experience to keep farming alive in our market place. More details on our Ag Banking initiatives can be found on page 6 of this annual report.

Although the economy will present another challenging year, we continue to be very positive about the future of your Company and the opportunities that lie ahead.

I’d like to thank the Board of Directors for their guidance and resolution to remain an independent, community bank. I’d like to thank our employees, the foundation of First Citizens and our competitive strength, for their excitement and dedication, day in and day out. And, I would like to thank you, our shareholders, for your continued dedication and loyalty to Citizens Financial Services, Inc. and for being ambassadors of First Citizens National Bank.

Randall E. Black
CEO & President

Old Traditions...
Our renewed focus on Farming

  According to the 2002 Census of Agriculture, there are 3,678 farms operating in the four counties that we serve. This is exciting news for First Citizens as we have a significant depth of agricultural knowledge and experience within our staff to serve this industry.

  Our approach to serving the farming industry is to have highly skilled Business Development Officers who have a clear understanding of our customers’ business, as well as, what is happening in the industry as a whole. We have been successfully employing this approach with small businesses throughout our market for many years. We believe we can leverage the expertise of our newly formed Ag Team, with information we acquire through organized focus groups and daily customer interaction, to position First Citizens as the preferred partner to farmers.

  Creating loyalty will depend heavily on our commitment to proactively look out for our customer’s best interest, and we intend to do just that. Our Ag Team is just one component of a plan that has been developed to advance our focus on Agriculture. We have other exciting initiatives underway to assist farmers with the successful operation of their farms.

New Beginnings...
    First Citizens National Bank enters the New York Market

   First Citizens has been serving the Wellsville market for many years through our Genesee office, located just 10 miles away. Abbie Pritchard, who currently manages our Genesee and Wellsville offices, has been successful in building a positive image for First Citizens and opening the doors to the Wellsville market. Based on her success and the capacity within the market for growth, we decided it was time to take our efforts to the next level.

   Wellsville is the largest town in Allegany County, New York with approximately 485 businesses operating in the region. Our decision to place an office in Wellsville was made with the understanding that we would focus heavily on attracting and creating loyal small business customers.

   We began by talking to groups of small business owners and managers. We also shopped our competition. Our findings greatly support the need in this community for a financial institution of our size - not too big so personal service gets lost and not too small to be limited on the products, services and expertise we can provide.

   Our success as a financial institution has been based on building customer loyalty which we believe comes from using the knowledge that we have learned about our customers and their needs to proactively provide solutions. We believe our continued practice of this strategy will give us the competitive advantage to succeed in the Wellsville market.

Jean Knapp
Assistant Vice President, Trust Officer

   Jean Knapp has been providing advice and comfort to Trust customers of First Citizens National Bank for over 25 years. And according to long-time customers James and Betty Rieppel, comfort is her greatest gift. In Betty’s words, “Jean is always looking out for our best interest. This, along with her extensive knowledge and experience is a great comfort to us.”
   Jean’s experience with Estate Administration is one of her greatest strengths. In the last several years, she has managed over 20 estates ensuring peace between family members while satisfying the wishes of the deceased. Jean’s passion comes from solving problems, even when they aren’t necessarily related to banking. According to Jean, “When I can resolve a situation for a customer and they rest comfortably, even if it involves finding someone to plow snow or do home improvements, I’m satisfied.”

Terry Osborne
Executive Vice President, Banking Services

   Terry Osborne is a 30-year veteran of First Citizens. He began as manager of our Genesee Office and moved through the community office network before becoming the bank’s top authority on loans and ultimately, Executive Vice President. Terry has received many accolades throughout his career for his accomplishments at First Citizens, his work with the Pennsylvania Bankers Association, and has received honors from various high level banking schools. He believes in giving back to his community as Director of the Southern Tioga School District, Chairman of the Blossburg Recreational Board and Sunday School Teacher.
   Terry credits his success at First Citizens to working with a team of outstanding employees who share his desire to serve both customer and community, and is grateful for the personal growth opportunities provided him by the Board of Directors and management of First Citizens over the years.

Gail Gunther
Customer Service Associate

   Gail joined the Sayre Lockhart Street office in 1990 through the acquisition of the Star Savings Bank where she worked since 1981. She has a never-ending desire to care for her customers. Mary “Mickey” Olisky has been doing business with Gail for almost 20 years and chose these words to describe her: “She is an extremely caring and genuine individual, bright and reliable with a wonderful sense of humor. I have complete trust that if she’s giving me advice, it is in my best interest.”
   Gail takes her responsibilities related to understanding customer needs and finding solutions to heart. When First Citizens began offering Investment products, Gail became the company’s strongest advocate believing customers have a right to make educated choices about their future.
   When asked what gives her the greatest satisfaction, Gail responded, “I’m most pleased when I can lead a customer in a direction they may not have considered to satisfy their need. It’s not the customer’s job to always have the solution, but it is mine. If I don’t have an answer, it’s my job to find one. I feel satisfied when I believe both the customer and the bank win.”

1. Exceeding Customer Expectations
• Make every customer feel significant - Effectively execute on our core service standards.
• Market to a Segment of One - Segment customers and use a variety of methods to continuously  identify their needs and priorities, their satisfaction with our ability to meet those needs and their loyalty to First Citizens.
• Identify and reward loyal customers.
2. Cultivate Effective Employees - Great Service comes from Great Employees
• Provide employees with the knowledge, skills and motivation to perform consistently well.
• Ensure Integrity at the Top - People won’t follow a person they don’t trust.
• Create a fun-filled, passionate work environment.
• Consistently hire the best and the brightest.
• Train them well.
• Empower them with the authority t solve customer problems and reward customer loyalty.
• Respect Them.
• Reward Them - Understand what motivates employees, create an environment for them to motivate themselves, and reward desired positive behavior in a timely manner.
3. Deliver Superior Shareholder Value
• Provide a return on equity that consistently exceeds our peers and meets share holder expectations.
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
• Encourage Employee Participation - Support and encourage employee involvement in schools, community groups, professional associations and charities.
• Be a leader and role model for other organizations.

	December 31,
(in thousands, except share data)	2005	2004
ASSETS:
Cash and cash equivalents:
Noninterest-bearing	$8,498	$9,162
Interest-bearing	111	177
Total cash and cash equivalents	8,609	9,339
Available-for-sale securities	102,602	95,747
Loans (net of allowance for loan losses
2005, $3,664; 2004, $3,919)	379,139	355,774
Premises and equipment	12,305	11,833
Accrued interest receivable	2,164	1,736
Goodwill	8,605	8,605
Core deposit intangible	684	1,262
Bank owned life insurance	7,743	7,449
Other assets	7,390	7,602
TOTAL ASSETS	$529,241	$499,347

LIABILITIES:
Deposits:
Noninterest-bearing	$50,600	$46,866
Interest-bearing	379,199	372,208
Total deposits	429,799	419,074
Borrowed funds	52,674	34,975
Accrued interest payable	1,862	1,870
Commitment to purchase investment securities	752	-
Other liabilities	2,593	2,639
TOTAL LIABILITIES	487,680	458,558

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,965,257 and 2,937,519
shares in 2005 and 2004, respectively	2,965	2,938
Additional paid-in capital	11,359	10,804
Retained earnings	31,251	28,894
TOTAL	45,575	42,636
Accumulated other comprehensive (loss) income	(1,540)	164
Treasury stock, at cost
118,715 and 97,262 shares for 2005 and 2004, respectively	(2,474)	(2,011)
TOTAL STOCKHOLDERS' EQUITY	41,561	40,789
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$529,241	$499,347
See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands, except per share data)	2005	2004	2003
INTEREST INCOME:
Interest and fees on loans	$24,911	$22,600	$21,593
Interest-bearing deposits with banks	3	10	29
Investment securities:
Taxable	2,979	3,413	3,222
Nontaxable	596	301	457
Dividends	210	282	314
TOTAL INTEREST INCOME	28,699	26,606	25,615
INTEREST EXPENSE:
Deposits	9,373	8,283	8,501
Borrowed funds	1,627	952	325
TOTAL INTEREST EXPENSE	11,000	9,235	8,826
NET INTEREST INCOME	17,699	17,371	16,789
Provision for loan losses	60	-	435
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,639	17,371	16,354
NON-INTEREST INCOME:
Service charges	2,965	3,017	3,018
Trust	474	434	422
Brokerage	183	185	200
Insurance	260	175	209
Gains on loans sold	70	54	349
Investment securities (losses) gains, net	-	(235)	553
Earnings on bank owned life insurance	294	307	142
Other	442	355	419
TOTAL NON-INTEREST INCOME	4,688	4,292	5,312
NON-INTEREST EXPENSES:
Salaries and employee benefits	7,645	7,636	8,304
Occupancy	1,142	1,072	1,025
Furniture and equipment	658	695	713
Professional fees	536	630	694
Amortization of intangibles	578	506	435
Other	4,828	4,383	4,330
TOTAL NON-INTEREST EXPENSES	15,387	14,922	15,501
Income before provision for income taxes	6,940	6,741	6,165
Provision for income taxes	1,666	1,474	1,286
NET INCOME	$5,274	$5,267	$4,879
NET INCOME - EARNINGS PER SHARE	$1.85	$1.84	$1.68
CASH DIVIDENDS PER SHARE	$0.82	$0.78	$0.74
See accompanying notes to consolidated financial statements.

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Total
Balance, December 31, 2002	2,882,070	$2,882	$9,473	$24,447	$2,553	$(949)	$38,406

Comprehensive income:
Net income				4,879			4,879
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $823					(1,597)		(1,597)
Total comprehensive income							3,282
Stock dividend	27,779	28	740	(768)
Purchase of treasury stock (41,800 shares)						(1,056)	(1,056)
Cash dividends, $.74 per share				(2,103)			(2,103)
Balance, December 31, 2003	2,909,849	2,910	10,213	26,455	956	(2,005)	38,529

Comprehensive income:
Net income				5,267			5,267
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $408					(792)		(792)
Total comprehensive income							4,475
Stock dividend	27,670	28	591	(619)
Purchase of treasury stock (300 shares)						(6)	(6)
Cash dividends, $.78 per share				(2,209)			(2,209)
Balance, December 31, 2004	2,937,519	2,938	10,804	28,894	164	(2,011)	40,789

Comprehensive income:
Net income				5,274			5,274
Change in unrecognized pension costs, net
of tax benefit of $121					(234)		(234)
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $758					(1,470)		(1,470)
Total comprehensive income							3,570
Stock dividend	27,738	27	555	(582)
Purchase of treasury stock (21,453 shares)						(463)	(463)
Cash dividends, $.82 per share				(2,335)			(2,335)
Balance, December 31, 2005	2,965,257	$2,965	$11,359	$31,251	$(1,540)	$(2,474)	$41,561

	2005	2004	2003
Components of comprehensive loss:
Change in net unrealized loss on investment
securities available-for-sale	$(1,470)	$(947)	$(1,232)
Change in unrecognized pension costs	(234)	-	-
Investment losses (gains) included in net income, net
of tax expense (benefit) of $0, $(80) and $188	-	155	(365)
Total	$(1,704)	$(792)	$(1,597)

See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands)	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$5,274	$5,267	$4,879
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	60	-	435
Depreciation and amortization	1,327	1,444	1,358
Amortization and accretion on investment securities	712	912	1,129
Deferred income taxes	256	(166)	(141)
Investment securities losses (gains), net	-	235	(553)
Earnings on bank owned life insurance	(294)	(307)	(142)
Realized gains on loans sold	(70)	(54)	(349)
Originations of loans held for sale	(5,433)	(3,048)	(22,435)
Proceeds from sales of loans held for sale	5,503	3,102	23,749
Decrease (increase) in accrued interest receivable	(429)	(33)	273
Decrease in accrued interest payable	(8)	(18)	(189)
Other, net	917	(167)	1,626
Net cash provided by operating activities	7,815	7,167	9,640
Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sales of available-for-sale securities	-	14,045	12,108
Proceeds from maturity and principal repayments of securities	17,571	24,571	49,343
Purchase of securities	(27,366)	(30,122)	(71,320)
Proceeds from redemption of Regulatory Stock	2,702	1,585	746
Purchase of Regulatory Stock	(2,783)	(1,814)	(1,757)
Net increase in loans	(23,676)	(15,405)	(20,819)
Purchase of loans	-	(27,340)	-
Purchase of bank owned life insurance	-	-	(7,000)
Purchase of premises and equipment	(1,306)	(2,319)	(490)
Proceeds from sale of premises and equipment	200	34	-
Deposit acquisition premium	-	(2,200)	-
Proceeds from sale of foreclosed assets held for sale	486	338	155
Net cash used in investing activities	(34,172)	(38,627)	(39,034)
Cash Flows from Financing Activities:
Net increase in deposits	10,300	12,720	12,641
Proceeds from long-term borrowings	8,594	654	18,202
Repayments of long-term borrowings	(3,471)	(1,519)	(2,569)
Net increase in short-term borrowed funds	12,577	545	2,636
Dividends paid	(2,335)	(2,209)	(2,103)
Deposits of acquired branches	425	20,663	-
Purchase of treasury stock	(463)	(6)	(1,056)
Net cash provided by financing activities	25,627	30,848	27,751

Net decrease in cash and cash equivalents	(730)	(612)	(1,643)

Cash and Cash Equivalents at Beginning of Year	9,339	9,951	11,594
Cash and Cash Equivalents at End of Year	$8,609	$9,339	$9,951
Supplemental Disclosures of Cash Flow Information:
Interest paid	$10,973	$9,253	$9,015
Income taxes paid	$1,150	$1,780	$1,265
Noncash activities:
Real estate acquired in settlement of loans	$369	$718	$218
See accompanying notes to consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION
Citizens Financial Services, Inc. (individually and collectively, the “Company”), is headquartered in Mansfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, First Citizens National Bank (the “Bank”), and its wholly owned subsidiary, First Citizens Insurance Agency, Inc. The Bank is a national banking association and operates sixteen full-service banking offices in Potter, Tioga and Bradford counties, Pennsylvania and Allegany County, New York. The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans, along with a comprehensive menu of investment services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.
A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

BASIS OF PRESENTATION
The financial statements are consolidated to include the accounts of the Company and its subsidiary, First Citizens National Bank, and its subsidiary, First Citizens Insurance Agency, Inc. These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.
In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to determination of the allowance for loan losses and deferred tax assets and liabilities.

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

INVESTMENT SECURITIES
Investment securities at the time of purchase are classified as one of the three following types:
Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2005 and 2004.
Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2005 and 2004.
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
On a monthly basis the Company evaluates the severity and duration of impairment for its investment securities portfolio to determine if the impairment is other than temporary. Several factors are evaluated and analyzed, including the Company’s positive intent and ability to hold the security for a period of time sufficient to allow a market recovery without incurring a loss. When an other than temporary impairment occurs, the investment is written down to the current fair market value with the write-down being reflected as a realized loss.
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

Mortgage loans on one to four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

FORECLOSED ASSETS HELD FOR SALE
Foreclosed assets acquired in settlement of loans are carried at the lower of cost or fair value less estimated costs to sell. Prior to foreclosure, the value of the underlying loan is written down to fair market value of the real estate or other assets to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on disposition, are included in other expenses and gains are included in other income.

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
When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited to income or charged to expense, respectively.

INTANGIBLE ASSETS
Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense, on average, over a 5 ½ year life on a straight-line basis. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

GOODWILL
The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2005 or 2004.

BANK OWNED LIFE INSURANCE
The Company has purchased life insurance policies on certain officers, and is the sole beneficiary on those policies. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized. Increases in the cash surrender value are recognized as other non-interest income.

INCOME TAXES
The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement basis and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period.

EMPLOYEE BENEFIT PLAN
The Company has a noncontributory defined benefit pension plan covering substantially all employees. It is the Company’s policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
The Company has a defined contribution, 401(k) plan covering eligible employees. The Company contributes a certain percentage of the eligible employee’s compensation into the plan. The employee may also contribute to the plan on a voluntary basis, up to a maximum percentage allowable not to exceed the limits of Code Sections 401(k).
The Company also has a profit-sharing plan for employees which provide tax-deferred salary savings to plan participants. The Company has a deferred compensation plan for directors who have elected to defer all or portions of their fees until their retirement or termination from service.

MORTGAGE SERVICING RIGHTS (MSR'S)
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

COMPREHENSIVE INCOME
The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised of unrealized holding gains (losses) on the available-for-sale securities portfolio and unrecognized pension costs. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

RECENT ACCOUNTING PRONOUNCEMENTS
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.
In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation costs relating to share-based payment transactions are recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006. Presently, the Company’s compensation strategy excludes share-based payments. As such, the estimated compensation expense will not be impacted by the adoption of this rule. The impact of this Statement on the Company in fiscal 2006 and beyond on the results of operation or financial condition will depend upon various factors, among them being our future compensation strategy with regards to share-based compensation.

In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in Managements’ Discussion and Analysis subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006.
In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. The provisions of FAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

TREASURY STOCK
The purchase of the Company’s common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a last-in-first-out basis.

CASH FLOWS
The Company utilizes the net reporting of cash receipts and cash payments for deposit and lending activities. The Company considers amounts due from banks and interest-bearing deposits in banks as cash equivalents, and are carried at cost.

TRUST ASSETS AND INCOME
Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Company.

EARNINGS PER SHARE
Earnings per share calculations give retroactive effect to stock dividends declared by the Company. The number of weighted average shares used in the earnings per share computations presented was 2,856,593, 2,868,131, and 2,897,041 for 2005, 2004 and 2003, respectively. The Company has no dilutive securities.

RECLASSIFICATION
Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $814,000 and $833,000 at December 31, 2005 and 2004, respectively.
Deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

3. INVESTMENT SECURITIES
The amortized cost and estimated fair value of investment securities at December 31, 2005 and 2004, were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2005	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$12,955	$-	$(201)	$12,754
Obligations of state and
political subdivisions	22,697	116	(201)	22,612
Corporate obligations	8,486	142	(1)	8,627
Mortgage-backed securities	57,345	84	(1,577)	55,852
Equity securities	3,099	-	(342)	2,757
Total available-for-sale	$104,582	$342	$(2,322)	$102,602

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2004	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$5,829	$-	$(17)	$5,812
Obligations of state and
political subdivisions	7,203	249	-	7,452
Corporate obligations	8,523	412	-	8,935
Mortgage-backed securities	70,845	204	(600)	70,449
Equity securities	3,099	-	-	3,099
Total available-for-sale	$95,499	$865	$(617)	$95,747

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004 (in thousands). As of December 31, 2005 and 2004, the Company owned 79 and 19 securities whose market value was less than their cost basis, respectively.

December 31, 2005	Less than Twelve Months		Twelve Months or Greater		Total
	Approx	Gross	Approx	Gross	Approx	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies
and corporations	$8,754	$82	$4,000	$119	$12,754	$201
Obligations of states and
political subdivisions	15,005	201	-	-	15,005	201
Corporate obligations	1,505	1	-	-	1,505	1
Mortgage-backed securities	9,470	109	44,350	1,468	53,820	1,577
Total debt securities	34,734	393	48,350	1,587	83,084	1,980

Equity securities	2,757	342	-	-	2,757	342
Total securities	$37,491	$735	$48,350	$1,587	$85,841	$2,322

December 31, 2004	Less than Twelve Months		Twelve Months or Greater		Total
Approx		Gross	Approx	Gross	Approx	Gross
Market		Unrealized	Market	Unrealized	Market	Unrealized
Value		Losses	Value	Losses	Value	Losses

U.S. Government agencies
and corporations	$4,131	$17	$-	$-	$4,131	$17
Mortgage-backed securities	47,525	472	12,006	128	59,531	600
Total	$51,656	$489	$12,006	$128	$63,662	$617

The Company’s investment securities portfolio contains unrealized losses of mortgage-related instruments or other agency securities issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government.
For fixed maturity investments with unrealized losses due to interest rates where the Company has both the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. For equity securities where the fair value has been significantly below cost for one year, the Company’s policy is to recognize an other than temporary impairment unless sufficient evidence is available that the decline is not permanent and a recovery period can be predicted. The Company has concluded that any impairment of its investment securities portfolio outlined in the above table is not permanent, but rather, temporary, and is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.
Proceeds from sales of securities available-for-sale during 2005, 2004, and 2003 were $0, $14,045,000 and $12,108,000, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

	2005	2004	2003
Gross gains	$-	$517	$553
Gross losses	-	26	-
Net gains	$-	$491	$553

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

Investment securities with an approximate carrying value of $83,748,000 and $71,899,000 at December 31, 2005 and 2004, respectively, were pledged to secure public funds and certain other deposits as provided by law.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated carrying value of debt securities at December 31, 2005, by contractual maturity, are shown below (in thousands):

	Amortized	Estimated
	Cost	Fair Value
Available-for-sale securities:
Due in one year or less	$6,518	$6,525
Due after one year through five years	35,352	34,828
Due after five years through ten years	27,312	26,523
Due after ten years	32,301	31,969
Total	$101,483	$99,845

4. LOANS
The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio at December 31, 2005 and 2004, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within these regions.
Major classifications of loans are as follows (in thousands):
	December 31,
	2005	2004
Real estate loans:
Residential	$195,628	$189,803
Commercial	82,128	75,228
Agricultural	12,991	11,564
Construction	7,245	7,282
Loans to individuals for household,
family and other purchases	13,017	12,657
Commercial and other loans	29,260	28,069
State and political subdivision loans	42,534	35,090
	382,803	359,693
Less allowance for loan losses	3,664	3,919
Loans, net	$379,139	$355,774

Real estate loans serviced for Freddie Mac and Fannie Mae, which are not included in the consolidated balance sheet, totaled $36,306,000 and $34,514,000 at December 31, 2005 and 2004, respectively.
At December 31, 2005 and 2004, net unamortized loan fees and costs of $890,000 and $829,000, respectively, have been deducted from the carrying value of loans.

The Company had nonaccrual loans, inclusive of impaired loans, of $1,898,000 and $1,783,000 at December 31, 2005 and 2004, respectively. Interest income on loans would have increased by approximately $144,000, $87,000 and $166,000 during 2005, 2004 and 2003, respectively, if these loans had performed in accordance with their original terms.
Information with respect to impaired loans as of and for the year ended December 31 is as follows (in thousands):
	2005	2004	2003
Impaired loans without related allowance for loan losses	$673	$229	$1,197
Impaired loans with related allowance for loan losses	358	832	729
Related allowance for loan losses	179	6	35
Average recorded balance of impaired loans	1,148	1,091	1,772
Interest income recognized on impaired loans	7	18	35

Transactions in the allowance for loan losses were as follows (in thousands):
	Year Ended December 31,
	2005	2004	2003
Balance, beginning of year	$3,919	$3,620	$3,621
Provision charged to income	60	-	435
Increase related to acquisition	-	290	-
Recoveries on loans previously
charged against the allowance	57	324	116
	4,036	4,234	4,172
Loans charged against the allowance	(372)	(315)	(552)
Balance, end of year	$3,664	$3,919	$3,620

The following is a summary of the past due and nonaccrual loans as of December 31, 2005 and 2004 (in thousands):
	December 31, 2005
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$2,097	$298	$1,734
Installment loans	99	7	-
Credit cards and related loans	29	2	15
Commercial and all other loans	296	30	149
Total	$2,521	$337	$1,898

	December 31, 2004
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$1,811	$346	$1,542
Installment loans	153	23	36
Credit cards and related loans	20	3	-
Commercial and all other loans	199	65	205
Total	$2,183	$437	$1,783

5. PREMISES & EQUIPMENT
Premises and equipment are summarized as follows (in thousands):
	December 31,
	2005	2004
Land	$2,954	$2,767
Buildings	10,606	10,484
Furniture, fixtures and equipment	6,815	6,765
Construction in process	841	56
	21,216	20,072
Less accumulated depreciation	8,911	8,239
Premises and equipment, net	$12,305	$11,833

Depreciation expense amounted to $798,000, $833,000 and $836,000 for 2005, 2004, and 2003, respectively.

6. GOODWILL
A summary of goodwill is as follows (in thousands):
	December 31,
	2005	2004
Beginning carrying amount	$9,385	$7,685
Add: amount related to acquisition	-	1,700
Gross carrying amount	9,385	9,385
Less: accumulated amortization	780	780
Net carrying amount	$8,605	$8,605

The gross carrying amount of goodwill is tested for impairment on an annual basis. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no goodwill impairment loss was recognized in 2005, 2004 or 2003.

7. CORE DEPOSIT INTANGIBLE ASSETS
A summary of core deposit intangible assets is as follows (in thousands):
	December 31,
	2005	2004
Beginning carrying amount	$3,553	$2,763
Add: amount related to acquisition	-	790
Gross carrying amount	3,553	3,553
Less: accumulated amortization	2,869	2,291
Net carrying amount	$684	$1,262

Amortization expense amounted to $578,000, $506,000 and $435,000 for 2005, 2004 and 2003, respectively.

The estimated amortization expense of intangible assets for each of the four succeeding fiscal years is as follows (in thousands):

For the year ended December 31, 2006	$252
For the year ended December 31, 2007	144
For the year ended December 31, 2008	144
For the year ended December 31, 2009	144
Total	$684

8. DEPOSITS
Certificates of deposit of $100,000 or more amounted to $55,894,000 and $51,719,000 at December 31, 2005 and 2004, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $2,036,000, $1,843,000 and $1,618,000 for the years ended December 31, 2005, 2004, and 2003, respectively.
Following are maturities of certificates of deposit as of December 31, 2005 (in thousands):
2006	$96,509
2007	55,994
2008	26,031
2009	15,454
2010	19,379
Thereafter	1,349
Total certificates of deposit	$214,716

9. BORROWED FUNDS
	Securities
	Sold Under						Total
	Agreements to	TT&L	FHLB	Federal Funds	Notes	Term	Borrowed
(dollars in thousands)	Repurchase(a)	Borrowings(b)	Advances(c)	Line (d)	Payable(e)	Loans(f)	Funds
2005
Balance at December 31	$7,610	$606	$21,958	$-	$7,500	$15,000	$52,674
Highest balance at any month-end	9,476	2,592	21,958	-	7,500	18,000	59,526
Average balance	8,320	244	10,024	260	7,500	15,545	41,893
Weighted average interest rate:
Paid during the year	3.63%	2.94%	3.37%	4.28%	6.17%	3.13%	3.32%
As of year-end	4.18%	3.84%	4.23%	0.00%	7.30%	3.24%	3.89%
2004
Balance at December 31	$10,390	$-	$7,085	$-	$7,500	$10,000	$34,975
Highest balance at any month-end	12,927	3,217	8,062	-	7,500	15,821	47,527
Average balance	8,325	413	3,623	-	7,500	15,256	35,117
Weighted average interest rate:
Paid during the year	2.69%	2.96%	1.73%	0.00%	4.36%	2.14%	2.27%
As of year-end	2.93%	0.00%	2.21%	0.00%	5.30%	2.35%	2.53%
2003
Balance at December 31	$8,495	$2,203	$1,160	$-	$7,500	$15,938	$35,296
Highest balance at any month-end	14,460	4,602	8,670	-	7,500	15,938	51,170
Average balance	10,019	461	2,322	-	308	1,167	14,277
Weighted average interest rate:
Paid during the year	2.44%	2.08%	1.29%	0.00%	4.03%	2.46%	2.24%
As of year-end	2.50%	0.69%	1.03%	0.00%	3.97%	2.05%	2.05%

(a)	Securities sold under agreements to repurchase mature within 5 years. The carrying value of the underlying securities at December 31, 2005 and 2004 was $11,389,000 and $15,146,000, respectively.

(b)
TT&L borrowings consist of notes issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

(c)
FHLB Advances consist of an “Open RepoPlus” agreement with the Federal Home Loan Bank of Pittsburgh. FHLB “Open RepoPlus” advances are short-term borrowings that bear interest based on the Federal Home Loan Bank discount rate or Federal Funds rate, whichever is higher. The Company has a borrowing limit of $210,573,000, inclusive of any outstanding advances. Although no specific collateral is required to be pledged for the “Open RepoPlus” borrowings, FHLB advances are secured by a blanket security agreement that includes the Company’s FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans. At December 31, 2005 and 2004, the approximate carrying value of the securities collateral was $56,985,000 and $66,651,000, respectively.

(d)	Federal funds line consists of an unsecured line from a third party bank. These advances are short-term borrowings that bear interest at a rate .10 percent higher than the Federal funds rate as computed by the Federal Reserve Bank. The Company has a borrowing limit of $10,000,000, inclusive of any outstanding balances. No specific collateral is required to be pledged for these borrowings.

(e)	In December 2003, the Company formed a special purpose entity (“Entity”) to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2005 and 2004, the rate was 7.30% and 5.30%, respectively. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date. Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

(f)	Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows (in thousands):
		December 31,	December 31,
Interest Rate	Maturity	2005	2004
Variable:
(g)	June 30, 2006	$-	$-
Fixed:
1.81%	June 17, 2005	-	3,000
2.45%	June 19, 2006	4,000	4,000
2.76%	December 18, 2006	3,000	3,000
3.69%	February 26, 2007	3,000	-
3.82%	January 10, 2008	3,000	-
3.99%	February 25, 2009	2,000	-
Total term loans		$15,000	$10,000

(g)
Interest rate floats monthly based on the 1 month LIBOR +1.75%, the interest rate was 6.11% and 4.07% at December 31, 2005 and 2004, respectively. This line of credit has a borrowing limit of $3.0 million and is renewable on an annual basis.

Following are maturities of borrowed funds as of December 31, 2005 (in thousands):

2006	$35,813
2007	4,238
2008	10,513
2009	2,000
2010	110
Total borrowed funds	$52,674

10. EMPLOYEE BENEFIT PLANS

Noncontributory Defined Benefit Pension Plan
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

Obligations and Funded Status
At December 31 (in thousands):
	Pension Benefits
	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$5,784	$4,785
Service cost	361	336
Interest cost	325	295
Amendments	3	(3)
Assumption change	(112)	498
Experience gain	(55)	-
Benefits paid	(141)	(127)
Benefit obligation at end of year	6,165	5,784

Change in plan assets
Fair value of plan assets at beginning of year	4,599	4,014
Actual return on plan assets	127	253
Employer contribution	336	459
Benefits paid	(141)	(127)
Fair value of plan assets at end of year	4,921	4,599

Funded status	(1,244)	(1,185)
Transition adjustment	-	(10)
Unrecognized prior service cost	29	25
Additional minimum liability	(382)	-
Unrecognized net gain from past experience
different from that assumed	1,552	1,540
(Accrued) prepaid benefit cost	$(45)	$370

The accumulated benefit obligation for the defined benefit pension plan was $4,966,000 and $4,466,000 at December 31, 2005 and 2004, respectively.

Components of Net Periodic Benefit Cost (in thousands):
	Pension Benefits
	2005	2004

Service cost	$361	$336
Interest cost	325	295
Return on plan assets	(376)	(332)
Net amortization and deferral	59	24
Net periodic benefit cost	$369	$323

Assumptions
Weighted-average assumptions used to determine benefit obligations at December 31:
	Pension Benefits
	2005	2004

Discount rate	5.75%	5.75%
Rate of compensation increase	3.00	3.25

Weighted-average assumptions used to determine net periodic benefit cost for the year ended December 31:
	Pension Benefits
	2005	2004

Discount rate	5.75%	5.75%
Expected long-term return on plan assets	8.00	8.00
Rate of compensation increase	3.00	3.25

Plan Assets
The long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets as well as future rates expected to be earned. The allocation of the pension plan assets, as summarized below, is determined on the basis of sound economic principles and is continually reviewed in light of changes in market conditions. The Bank’s pension plan weighted-average asset allocations at December 31, 2005 and 2004, by asset category are as follows:
	Plan Assets
	at December 31
	2005	2004

Equity securities	70.5%	67.4%
Debt securities	28.3	25.0
Other	1.2	7.6
Total	100.0%	100.0%

Equity securities include the Company’s common stock in the amounts of $224,000 (4.6% of total plan assets) and $257,000 (5.6% of total plan assets) at December 31, 2005 and 2004, respectively.
The Bank expects to contribute $340,000 to its pension plan in 2006. Expected future benefit payments that the Bank estimates from its pension plan are as follows:

2006	$142,714
2007	147,318
2008	171,864
2009	173,253
2010	208,728
Thereafter	1,279,679

Defined Contribution Plan
Prior to 2005, the Company sponsored a non-contributory, voluntary 401(k) savings plan which eligible employees could elect to contribute up to the maximum amount allowable not to exceed the limits of IRS Code Sections 401(k). Beginning in 2005, the plan was modified to become a contributory plan. Under the plan, the Company makes required contributions on behalf of the eligible employees and eligible employees could elect to contribute up to the maximum amount allowable not to exceed the limits of IRS Code Sections 401(k). The Company’s contributions vest immediately. Contributions by the Company for 2005 totaled $200,000.

Directors’ Deferred Compensation Plan
The Company’s directors may elect to defer all or portions of their fees until their retirement or termination from service. Amounts deferred under the plan earn interest based upon the highest current rate offered to certificate of deposit customers. Amounts deferred under the plan are not guaranteed and represent a general liability of the Company. Amounts included in interest expense on the deferred amounts totaled $35,000, $32,000 and $26,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

11. INCOME TAXES
The provision for income taxes consists of the following (in thousands):
	Year Ended December 31,
	2005	2004	2003
Currently payable	$1,410	$1,640	$1,427
Deferred liability (asset)	256	(166)	(141)
Provision for income taxes	$1,666	$1,474	$1,286

The following temporary differences gave rise to the net deferred tax assets at December 31, 2005 and 2004 (in thousands):
	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,078	$1,146
Deferred compensation	564	556
Merger & acquisition costs	48	49
Allowance for losses on available-for-sale securities	247	247
Foreclosed assets held for sale	-	7
Unrecognized pension cost	121	-
Unrealized losses on available-for-sale securities	673	-
Less valuation allowance	(182)	-
Total	$2,549	$2,005

Deferred tax liabilities:
Unrealized gains on available-for-sale securities	$-	$(84)
Depreciation and amortization	(275)	(315)
Bond accretion	(36)	(29)
Pension expense	(114)	(126)
Loan fees and costs	(115)	(94)
Goodwill and core deposit intangibles	(215)	(170)
Investment tax credits	(18)	(28)
Mortgage servicing rights	(70)	(75)
Total	(843)	(921)
Deferred tax asset, net	$1,706	$1,084

A valuation allowance was established as of December 31, 2005 of $182,000. The allowance is for certain unrealized losses on available-for-sale securities, particularly the loss on the impairment charge for Freddie Mac preferred stock recognized in 2004. As of December 31, 2005, the Company did not have sufficient unrealized capital gains available to utilize the unrealized loss recognized on the Freddie Mac preferred stock. No valuation allowance was established at December 31, 2004.

The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):
	Year Ended December 31,
	2005	2004	2003
Provision at statutory rates on
pre-tax income	$2,347	$2,287	$2,096
Effect of tax-exempt income	(748)	(648)	(710)
Tax credits	(130)	(130)	(130)
Bank owned life insurance	(100)	(105)	(48)
Nondeductible interest	75	54	62
Valuation allowance	182	-	-
Other items	40	16	16
Provision for income taxes	$1,666	$1,474	$1,286
Statutory tax rates	34%	34%	34%
Effective tax rates	24.1%	21.9%	20.9%

12. RELATED PARTY TRANSACTIONS
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
	Year Ended December 31,
	2005	2004
Balance, beginning of year	$3,090	$3,345
New loans	1,272	808
Repayments	(1,898)	(1,063)
Balance, end of year	$2,464	$3,090

13. REGULATORY MATTERS

DIVIDEND RESTRICTIONS:
  The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2006 without approval of the Comptroller of the Currency of approximately $4,788,000, plus the Bank’s net income for 2006.

LOANS:
The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2005, the regulatory lending limit amounted to approximately $4,520,000.

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
As of December 31, 2005 and 2004, the Federal Reserve Board and the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5%, respectively.
The following table reflects the Company’s capital ratios at December 31 (dollars in thousands):
	2005		2004
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Company	$44,731	12.88%	$42,156	12.86%
For capital adequacy purposes	27,793	8.00%	26,215	8.00%
To be well capitalized	34,741	10.00%	32,768	10.00%

Tier I capital (to risk weighted assets)

Company	$41,067	11.82%	$38,236	11.67%
For capital adequacy purposes	13,897	4.00%	13,107	4.00%
To be well capitalized	20,845	6.00%	19,661	6.00%

Tier I capital (to average assets)

Company	$41,067	8.04%	$38,236	7.84%
For capital adequacy purposes	20,440	4.00%	19,504	4.00%
To be well capitalized	25,551	5.00%	24,379	5.00%

The following table reflects the Bank’s capital ratios at December 31 (dollars in thousands):
	2005		2004
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Bank	$37,203	10.72%	$34,184	10.44%
For capital adequacy purposes	27,771	8.00%	26,190	8.00%
To be well capitalized	34,714	10.00%	32,738	10.00%

Tier I capital (to risk weighted assets)

Bank	$33,538	9.66%	$30,265	9.24%
For capital adequacy purposes	13,886	4.00%	13,095	4.00%
To be well capitalized	20,828	6.00%	19,643	6.00%

Tier I capital (to average assets)

Bank	$33,538	6.57%	$30,265	6.21%
For capital adequacy purposes	20,430	4.00%	19,491	4.00%
To be well capitalized	25,537	5.00%	24,364	5.00%

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

14. OFF-BALANCE-SHEET RISK
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
Financial instruments, whose contract amounts represent credit risk at December 31, 2005 and 2004, are as follows (in thousands):
	2005	2004
Commitments to extend credit	$56,767	$55,285
Standby letters of credit	1,618	1,528

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
Standby letters of credit are conditional commitments issued by the Company to guarantee a financial agreement between a customer and a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company’s financial instruments are as follows (in thousands):
	December 31,
	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$8,609	$8,609	$9,339	$9,339
Available-for-sale securities	102,602	102,602	95,747	95,747
Net loans	379,139	391,493	355,774	362,672
Bank owned life insurance	7,743	7,743	7,449	7,449
Regulatory stock	2,849	2,849	2,769	2,769
Accrued interest receivable	2,164	2,164	1,736	1,736

Financial liabilities:
Deposits	$429,799	$426,966	$419,074	$420,878
Borrowed funds	52,674	52,426	34,975	34,952
Accrued interest payable	1,862	1,862	1,870	1,870

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

CASH AND CASH EQUIVALENTS:
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

16. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2005	2004
Assets:
Cash	$7,095	$7,549
Investment in subsidiary:
First Citizens National Bank	41,533	40,317
Other assets	453	497
Total assets	$49,081	$48,363

Liabilities:
Other liabilities	$20	$74
Borrowed funds	7,500	7,500
Total liabilities	7,520	7,574
Stockholders' equity	41,561	40,789
Total liabilities and stockholders' equity	$49,081	$48,363

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2005	2004	2003
Dividends from:
Bank subsidiary	$2,825	$3,776	$4,142
Available-for-sale securities	-	-	3
Total income	2,825	3,776	4,145
Investment securities gains, net	-	-	150
Expenses	470	377	186
Income before equity
in undistributed earnings
of subsidiary	2,355	3,399	4,109
Equity in undistributed
earnings - First Citizens National Bank	2,919	1,868	770
Net income	$5,274	$5,267	$4,879

CITIZENS FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2005	2004	2003
Cash flows from operating activities:
Net income	$5,274	$5,267	$4,879
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,919)	(1,868)	(770)
Investment securities gains, net	-	-	(150)
Other, net	(11)	(377)	(55)
Net cash provided by operating activities	2,344	3,022	3,904
Cash flows from investing activities:
Proceeds from the sale of available-for-sale securities	-	-	429
Net cash provided by investing activities	-	-	429
Cash flows from financing activities:
Cash dividends paid	(2,335)	(2,209)	(2,103)
Proceeds from borrowed funds	-	-	8,555
Repayments of borrowed funds	-	(938)	(2,117)
Purchase of treasury stock	(463)	(6)	(1,056)
Net cash (used in) provided by financing activities	(2,798)	(3,153)	3,279

Net (decrease) increase in cash	(454)	(131)	7,612

Cash at beginning of year	7,549	7,680	68
Cash at end of year	$7,095	$7,549	$7,680

17. CONSOLIDATED CONDENSED QUARTERLY DATA
(in thousands, except share data)	Three Months Ended
2005	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$6,880	$7,033	$7,266	$7,520
Interest expense	2,547	2,635	2,799	3,019
Net interest income	4,333	4,398	4,467	4,501
Provision for loan losses	-	-	30	30
Non-interest income	1,110	1,135	1,231	1,228
Investment securities gains (losses), net	-	-	-	-
Non-interest expenses	3,831	3,862	3,821	3,889
Income before provision for income taxes	1,612	1,671	1,847	1,810
Provision for income taxes	345	358	529	434
Net income	$1,267	$1,313	$1,318	$1,376
Earnings Per Share	$0.45	$0.46	$0.46	$0.48

	Three Months Ended
2004	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$6,393	$6,431	$6,855	$6,927
Interest expense	2,177	2,209	2,379	2,470
Net interest income	4,216	4,222	4,476	4,457
Provision for loan losses	-	-	-	-
Non-interest income	1,107	1,172	1,153	1,095
Investment securities gains (losses), net	287	204	-	(726)
Non-interest expenses	3,671	3,675	3,780	3,796
Income before provision for income taxes	1,939	1,923	1,849	1,030
Provision for income taxes	447	456	426	145
Net income	$1,492	$1,467	$1,423	$885
Earnings Per Share	$0.52	$0.51	$0.50	$0.31

18. ACQUISITIONS
On December 17, 2005, the Bank acquired the Hannibal branch of the Fulton Savings Bank located in Hannibal, New York. Simultaneous with the purchase, the branch was closed and relocated to Wellsville, New York. The acquisition included retail deposits of $425,000 and certain fixed assets. Costs associated with this purchase totaled $240,000. The consolidated operating results include these expenses as well operations of the de novo office in Wellsville from the date of start-up.
On June 4, 2004, the Bank acquired two leased banking facilities of The Legacy Bank located in the Towanda and Sayre areas. This acquisition included loans of $27,340,000, retail core deposits of $20,663,000 and certain fixed assets. This transaction was accounted for under the purchase method and the Bank recorded $2,490,000 of intangible assets. As part of the transaction we elected to consolidate the newly acquired Towanda Legacy office into our existing Towanda branch, thus not assuming the existing lease. We also elected to close our existing Sayre branch located on Keystone Avenue and consolidate our current customers into the new Sayre location on Elmira Street. The consolidated results include the operations of the acquired banking offices from the date of acquisition. On July 15, 2004, subsequent to the acquisition, the Elmira Street property was purchased, which was previously leased by The Legacy Bank. This property includes space for branch operations, as well as three other units which are leased to outside parties. The lease income from these units is included in other income.

To the Stockholders and the Board of Directors of
Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
January 27, 2006

FIVE YEAR SUMMARY OF OPERATIONS
(in thousands, except share data)	2005	2004	2003	2002	2001
Interest income	$28,699	$26,606	$25,615	$27,377	$29,025
Interest expense	11,000	9,235	8,826	10,404	14,306
Net interest income	17,699	17,371	16,789	16,973	14,719
Provision for loan losses	60	-	435	435	445
Net interest income after provision
for loan losses	17,639	17,371	16,354	16,538	14,274
Non-interest income	4,688	4,527	4,759	4,792	3,632
Investment securities (losses) gains, net	-	(235)	553	254	657
Non-interest expenses	15,387	14,922	15,501	14,226	14,041
Income before provision for income taxes and
extraordinary item	6,940	6,741	6,165	7,358	4,522
Provision for income taxes	1,666	1,474	1,286	1,763	765
Net income	$5,274	$5,267	$4,879	$5,595	$3,757

Per share data:
Net income (1)	$1.85	$1.84	$1.68	$1.92	$1.29
Cash dividends (1)	0.82	0.78	0.74	0.67	0.62
Book value (1) (2)	15.14	14.16	13.10	12.32	11.06

Total investments	$102,602	$95,747	$106,587	$100,725	$113,604
Loans, net (3)	379,139	355,774	314,037	294,836	268,464
Total assets (3)	529,241	499,347	463,878	432,658	421,110
Total deposits (3)	429,799	419,074	385,691	373,051	370,474
Stockholders' equity	41,561	40,789	38,529	38,406	33,389

(1) Amounts were adjusted to reflect stock dividends.
(2) Calculation excludes accumulated other comprehensive income and unrecognized pension cost.
(3) Amounts in 2004 reflect the acquisition of branches in the second quarter of 2004.
Amounts in 2005 reflect the branch acquisition in the fourth quarter of 2005.

COMMON STOCK
Common stock issued by Citizens Financial Services, Inc. is traded in the local over-the-counter market, primarily in Pennsylvania and New York. Prices presented in the table below are bid prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC “Bulletin Board”, its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau’s “Pink Sheets.” The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a quarterly basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 13 of the consolidated financial statements).
			Dividends			Dividends
	2005		declared	2004		declared
	High	Low	per share	High	Low	per share
First quarter	$24.75	$23.50	$0.200	$25.15	$23.55	$0.190
Second quarter	24.80	20.75	0.205	24.75	22.10	0.195
Third quarter	21.95	20.10	0.205	22.30	21.20	0.195
Fourth quarter	21.25	19.50	0.210	24.00	21.50	0.200

TRUST AND INVESTMENT SERVICES UNDER MANAGEMENT
(market values - in thousands)	2005	2004
INVESTMENTS:
Bonds	$15,913	$11,178
Stock	21,894	22,170
Savings and Money Market Funds	8,974	13,062
Mutual Funds	26,547	18,923
Mortgages	1,136	1,173
Real Estate	751	925
Miscellaneous	19	28
Cash	11	-
TOTAL	$75,245	$67,459

ACCOUNTS:
Estates	$-	$962
Trusts	24,538	25,360
Guardianships	126	117
Employee Benefits	25,822	24,834
Investment Management	21,368	15,778
Custodial	3,391	408
TOTAL	$75,245	$67,459

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

·	It could take us longer than we anticipate implementing strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.
·	Acquisitions and dispositions of assets could affect us in ways that management has not anticipated.
·	We may become subject to new legal obligations or the resolution of litigation may have a negative effect on our financial condition.
·	We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.
·	We could experience greater loan delinquencies than anticipated, adversely affecting our earnings and financial condition.
·
We could lose the services of some or all of our key personnel, which would negatively impact our business because of their business development skills, financial expertise, lending experience, technical expertise and market area knowledge.

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
Our Company currently engages in the general business of banking throughout our service area of Potter, Tioga and Bradford counties in North Central Pennsylvania and Allegany, Steuben, Chemung and Tioga counties in Southern New York. We maintain our central office in Mansfield, Pennsylvania. Presently we operate 16 banking facilities. In Pennsylvania, these offices are located in Mansfield, Blossburg, Ulysses, Genesee, Wellsboro, Troy, Sayre, Canton, Gillett, Millerton, LeRaysville, Towanda, the Wellsboro Weis Market store, and the Mansfield Wal-Mart Super Center. In December, we received regulatory approval to purchase the Hannibal branch of the Fulton Savings Bank in Hannibal, New York. Upon consummating the transaction, the office was relocated to Wellsville, New York. This marks the Company’s first office location in New York, and demonstrates success in achieving one of our primary strategic goals of expansion into New York.

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
Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Company has established guidelines within its asset/liability and funds management policy to manage liquidity risk. These guidelines include, among other things, contingent funding alternatives.
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
We face strong competition in the communities that we serve from other commercial banks, savings banks, and savings and loan associations, some of which are substantially larger institutions than our subsidiary. In addition, insurance companies, investment-counseling firms, and other business firms and individuals offer personal and corporate trust services. We also compete with credit unions, issuers of money market funds, securities brokerage firms, consumer finance companies, mortgage brokers and insurance companies. These entities are strong competitors for virtually all types of financial services.
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

TRUST AND INVESTMENT SERVICES
Our Investment and Trust Services Department is committed to helping our customers meet their financial goals. The Trust Department offers professional trust administration, investment management services, estate planning and administration, and custody of securities. We also help the members of our communities prepare for retirement by providing retirement plans for local employers and by managing individual IRA accounts. Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Bank. As of December 31, 2005, the Trust Department had $75.2 million of assets under management. This compares to $67.5 million as of December 31, 2004.

Our Investment Representatives offer full service brokerage services throughout the Bank’s market area, and appointments can be made at any First Citizens National Bank branch. The Investment Representatives provide financial planning and help our customers achieve their financial goals with their choice of mutual funds, annuities, health and life insurance. These products are made available through our insurance subsidiary, First Citizens Insurance Agency, Inc.

RESULTS OF OPERATIONS

Net income for the twelve months ending December 31, 2005 was $5,274,000, which represents a slight increase of $7,000 when compared to the 2004 related period. Net income for the twelve months ending December 31, 2004 totaled $5,267,000, an increase of $388,000 or 8.0% from the 2003 related period. Earnings per share were $1.85, $1.84 and $1.68 for the years ended 2005, 2004 and 2003, respectively. The reasons for these changes are discussed on the following pages.
The following table sets forth certain performance ratios of our Company for the periods indicated:
	2005	2004	2003
Return on Assets (net income to average total assets)	1.04%	1.09%	1.11%
Return on Equity (net income to average total equity)	12.63%	13.40%	13.22%
Dividend Payout Ratio (dividends declared divided by net income)	44.28%	41.90%	43.10%
Equity to Asset Ratio (average equity to average total assets)	8.20%	8.15%	8.43%

Net income is influenced by five key components: net interest income, non-interest income, non-interest expenses, provision for loan losses and the provision for income taxes. A discussion of these components follows.

NET INTEREST INCOME
The most significant source of revenue is net interest income; the amount of interest earned on interest-earning assets exceeding interest incurred on interest-bearing liabilities. Factors that influence net interest income are changes in volume of interest-earning assets and interest-bearing liabilities as well as changes in the associated interest rates.
The following table sets forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate “spread” created (dollars in thousands):

	Analysis of Average Balances and Interest Rates (1)

	2005			2004			2003
	Average		Average	Average		Average	Average		Average
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
	$	$	%	$	$	%	$	$	%
ASSETS
Short-term investments:
Interest-bearing deposits at banks	114	3	2.63	986	10	1.01	2,987	29	0.97
Total short-term investments	114	3	2.63	986	10	1.01	2,987	29	0.97
Investment securities:
Taxable	83,787	3,236	3.86	97,595	3,779	3.87	82,048	3,633	4.43
Tax-exempt (3)	14,705	903	6.14	6,881	456	6.63	10,251	693	6.76
Total investment securities	98,492	4,139	4.20	104,476	4,235	4.05	92,299	4,326	4.69
Loans:
Residential mortgage loans	201,265	13,814	6.86	192,596	13,363	6.94	181,602	13,199	7.27
Commercial & farm loans	118,524	8,434	7.12	98,064	6,678	6.81	77,584	5,777	7.45
Loans to state & political subdivisions	38,766	2,308	5.95	35,878	2,183	6.08	34,934	2,193	6.28
Other loans	12,592	1,106	8.78	12,298	1,100	8.94	12,656	1,151	9.09
Loans, net of discount (2)(3)(4)	371,147	25,662	6.91	338,836	23,324	6.88	306,776	22,320	7.28
Total interest-earning assets	469,753	29,804	6.34	444,298	27,569	6.21	402,062	26,675	6.63
Cash and due from banks	8,764			8,450			9,401
Bank premises and equipment	12,142			11,169			10,967
Other assets	18,714			18,495			15,405
Total non-interest earning assets	39,620			38,114			35,773
Total assets	509,373			482,412			437,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	71,257	665	0.93	63,210	268	0.42	55,195	212	0.38
Savings accounts	39,939	113	0.28	39,434	111	0.28	36,314	124	0.34
Money market accounts	49,482	999	2.02	44,607	481	1.08	47,065	493	1.05
Certificates of deposit	213,109	7,596	3.56	211,325	7,423	3.51	203,092	7,672	3.78
Total interest-bearing deposits	373,787	9,373	2.51	358,576	8,283	2.31	341,666	8,501	2.49
Other borrowed funds	41,893	1,627	3.88	35,117	952	2.71	14,286	325	2.27
Total interest-bearing liabilities	415,680	11,000	2.65	393,693	9,235	2.35	355,952	8,826	2.48
Demand deposits	46,890			44,763			41,266
Other liabilities	5,033			4,637			3,707
Total non-interest-bearing liabilities	51,923			49,400			44,973
Stockholders' equity	41,770			39,319			36,910
Total liabilities & stockholders' equity	509,373			482,412			437,835
Net interest income		18,804			18,334			17,849
Net interest spread (5)			3.69%			3.86%			4.16%
Net interest income as a percentage
of average interest-earning assets			4.00%			4.13%			4.44%
Ratio of interest-earning assets
to interest-bearing liabilities			1.13			1.13			1.13

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

Tax exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory, federal income tax rate of 34%. For purposes of the comparison, as well as the discussion that follows, this presentation facilitates performance comparisons between taxable and tax-free assets by increasing the tax-free income by an amount equivalent to the Federal income taxes that would have been paid if this income were taxable at the Company’s 34% Federal statutory rate. Accordingly, income tax adjustments of $354,000, $239,000 and $332,000 for investments and $751,000, $724,000 and $728,000 for loans have been made accordingly to the previous table for the years ended December 31, 2005, 2004 and 2003, respectively. The following table shows the tax-equivalent effect of changes in volume and rates on interest income and expense (in thousands):

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis (1)

	2005 vs. 2004 (1)			2004 vs. 2003 (1)
	Change in	Change	Total	Change in	Change	Total
	Volume	in Rate	Change	Volume	in Rate	Change
Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$(14)	$7	$(7)	$(20)	$1	$(19)
Investment securities:
Taxable	(533)	(10)	(543)	636	(490)	146
Tax-exempt	482	(35)	447	(223)	(14)	(237)
Total investments	(65)	(38)	(103)	393	(503)	(110)
Loans:
Residential mortgage loans	596	(145)	451	778	(614)	164
Commercial & farm loans	1,473	283	1,756	1,427	(526)	901
Loans to state & political subdivisions	173	(48)	125	58	(68)	(10)
Other loans	26	(20)	6	(31)	(20)	(51)
Total loans, net of discount	2,268	70	2,338	2,232	(1,228)	1,004
Total Interest Income	2,203	32	2,235	2,625	(1,731)	894
Interest Expense:
Interest-bearing deposits:
NOW accounts	29	368	397	41	15	56
Savings accounts	2	-	2	10	(23)	(13)
Money Market accounts	45	473	518	(27)	15	(12)
Certificates of deposit	62	111	173	303	(552)	(249)
Total interest-bearing deposits	138	952	1,090	327	(545)	(218)
Other borrowed funds	120	555	675	579	48	627
Total interest expense	258	1,507	1,765	906	(497)	409
Net interest income	$1,945	$(1,475)	$470	$1,719	$(1,234)	$485

(1) The portion of total change attributable to both volume and rate changes during the year has been allocated to volume and rate components based upon the absolute dollar amount of the change in each component prior to allocation.

2005 vs. 2004
As shown in the preceding tables, tax equivalent net interest income for 2005 was $18,804,000 compared with $18,334,000 for 2004, an increase of $470,000 or 2.6%. The increased volume of interest earning assets of $25.5 million generated an increase in interest income of $2,203,000. The average rate on interest earning assets increased from 6.21% in 2004 to 6.34% in 2005, which had the effect of increasing interest income by $32,000. The average balance of interest bearing liabilities increased $22.0 million, which had the effect of increasing total interest expense by $258,000. Furthermore, the average rate on interest bearing liabilities increased from 2.35% to 2.65%, which had the effect of increasing interest expense by $1,507,000 due to the flattened yield curve as discussed below.

Loan income increased $2,338,000 in 2005 from 2004. Our commitment and focus on growing good quality, commercial loans was the primary driver as income from these loans increased $1,756,000 over 2004. The average balance of commercial loans increased $20.5 million or 20.86%, while at the same time the average rate increased from 6.81% to 7.12%.
Residential mortgage loan income increased $451,000. The increase due to volume was $596,000, as the average balance increased $8.7 million. This was offset by a decrease in the average rate earned on these loans from 6.94% to 6.86%, which had the effect of decreasing interest income by $145,000.
Total tax equivalent interest income from investment securities decreased $103,000 in 2005 from 2004. Income from taxable investment securities decreased $543,000 due to a decrease in the average balance of $13.8 million. This was offset by an increase in tax-exempt investment income of $447,000. During 2005, the Company’s strategy was to invest in bank qualified municipal securities with a maturity of up to 20 years in order to take advantage of higher tax-effected yields compared with other investment alternatives.
Interest expense on interest bearing deposits increased $1,090,000 in 2005 from 2004. The increase due to volume was $138,000 while the increase due to rate was $952,000. The increase in short term rates, reflective of the 200 basis point increase in the federal funds rate since the beginning of 2005, has resulted in an increase in the rates paid on NOW accounts, money market deposits and short-term certificates of deposit. Similarly, the increase in the average balance and rates paid on borrowings has increased interest expense by $675,000 in 2005.
The flattened yield curve, which has persisted for all of 2005, has resulted in a decrease in the net interest spread from 3.86% in 2004 to 3.69% in 2005. The yield curve has dampened the ability to increase the average rates on interest earning assets at the same pace as the increase in short-term deposit and borrowing rates. Many of the Company’s interest earning assets re-price along the five year point of the curve, where interest rates have not significantly increased due to the flattened yield curve. The Company’s liabilities, including borrowings and deposits, are shorter in nature and are more sensitive to short-term changes in interest rates. As the interest rate environment returns to a more normal yield curve, the Company’s margin should improve. Should the flattened yield curve become more prevalent or remain in effect for an extended period, we will continue to see additional pressure on our margin.

2004 vs. 2003
Tax equivalent net interest income increased from $17,849,000 in 2003 to $18,334,000 in 2004, which is an increase of $485,000 or 2.7%. The increased volume of interest-earning assets generated an increase in interest income of $2,625,000 while increased volume of interest-bearing liabilities produced an additional $906,000 of interest expense. The change in volume resulted in a net increase of $1,719,000 in net interest income. The net change in rate was a negative $1,234,000 resulting in a total positive net change of $485,000 when combined with the change in volume.
Interest income on loans increased $1,004,000. The amount of increase related to loan volume was $2,232,000 while the decrease related to rate was $1,228,000. The average balance of loans increased $32.3 million, which is directly related to acquiring $27.3 million in loans from the Legacy branch acquisition.
Interest expense on interest bearing deposits decreased $218,000. The amount attributable to the change in average rate resulted in a decrease in interest expense of $545,000. This was offset by an increase due to volume of $327,000, largely attributable to deposits of $20.7 million assumed in the Legacy branch acquisition.
Interest expense on borrowed funds increased $627,000 compared with 2003. The increase due to volume totaled $579,000, while the increase due to rate was $48,000.

2004’s net interest income compared to 2003 shows the effects of increasing short-term interest rates and the effect of a flattening of the yield curve. In 2004, the net interest spread decreased from 4.16% to 3.86%. During 2004, the Federal Reserve increased short-term interest rates by 125 basis points, in 25 basis point increments throughout the year, while long-term rates remained relatively unchanged. Particularly during the last six months of 2004, the yield curve became significantly flatter.

NON-INTEREST INCOME

The following table reflects non-interest income by major category for the periods ended December 31 (dollars in thousands):
	2005	2004	2003
Service charges	$2,965	$3,017	$3,018
Trust	474	434	422
Brokerage	183	185	200
Insurance	260	175	209
Gains on loans sold	70	54	349
Investment securities (losses) gains, net	-	(235)	553
Earnings on bank owned life insurance	294	307	142
Other	442	355	419
Total	$4,688	$4,292	$5,312

	2005/2004		2004/2003
	Change		Change
	Amount	%	Amount	%
Service charges	$(52)	(1.7)	$(1)	(0.0)
Trust	40	9.2	12	2.8
Brokerage	(2)	(1.1)	(15)	(7.5)
Insurance	85	48.6	(34)	(16.3)
Gains on loans sold	16	29.6	(295)	(84.5)
Investment securities (losses) gains, net	235	(100.0)	(788)	(142.5)
Earnings on bank owned life insurance	(13)	(4.2)	165	N/A
Other	87	24.5	(64)	(15.3)
Total	$396	9.2	$(1,020)	(19.2)

2005 vs. 2004
Overall, non-interest income increased $396,000 in 2005 from 2004, or 9.2%. Most of the increase is attributable to $235,000 of net investment securities losses recognized in 2004 compared to no gains or losses recognized in 2005.

Service charge income decreased $52,000 from the prior year level. Statement fees decreased $71,000, primarily due to the loss of a few large deposit customers with substantial account service fees. Fees charged to customers for non-sufficient funds also declined $80,000. Offsetting these decreases was an overall increase in ATM and check card related fee income. This increase is attributable primarily due to promotional efforts to increase retail customers’ usage of debit cards for transactions.
Insurance revenue increased due to an increase in the volume of fixed and variable annuities compared to traditional mutual funds and brokerage products. Other income increased $87,000 due to an increase in mortgage servicing fees and credit insurance revenue from customers selecting loan protection from death and/or disability.

2004 vs. 2003
Non-interest income decreased $1,020,000 in 2004 compared with 2003, or 19.2%. Most of the decrease in 2004 is due to a decrease in investment securities gains of $788,000 compared to 2003. In 2004, the Company recorded an other than temporary impairment non-cash charge of $726,000 related to $3.8 million face value of perpetual preferred stock issued by Freddie Mac, a Government sponsored entity (see Footnote 3 of the consolidated financial statements for additional information). The perpetual preferred stock issues are investment grade securities that are held in the Company’s available-for-sale securities portfolio. Prior to this charge, the decline in value of these securities was recorded as an unrealized marked-to-market loss on securities available-for-sale and reflected as a reduction to stockholders’ equity through other comprehensive income. Accordingly, the reclassification of the unrealized loss to an other-than-temporary impairment non-cash charge did not affect stockholders’ equity. The decision to reclassify the unrealized marked-to-market loss on these securities to an other-than-temporary impairment charge was based on a very conservative interpretation of existing accounting guidance and literature and does not reflect on the expected long-term value of these investment grade securities. Additionally, in an effort to take advantage of existing market conditions in 2004, we elected to sell approximately $14,045,000 of investment securities, which resulted in $491,000 of security gains, excluding the impairment charge.
Gains on loans sold decreased $295,000 from 2003 primarily due to the slowdown in residential mortgage lending and refinancing activity in 2004 compared with 2003.
Offsetting these decreases was an increase in earnings on bank owned life insurance. The Company purchased $7,000,000 of bank owned life insurance during the third quarter of 2003. As the cash surrender value of the policies increase, earnings are recognized. The increase in the cash surrender value for 2003 for approximately five months was less than the increase for all twelve months of 2004 by $165,000.

NON-INTEREST EXPENSE

The following tables reflect the breakdown of non-interest expense and professional fees for the periods ended December 31 (dollars in thousands):
	2005	2004	2003
Salaries and employee benefits	$7,645	$7,636	$8,304
Occupancy	1,142	1,072	1,025
Furniture and equipment	658	695	713
Professional fees	536	630	694
Amortization of intangibles	578	506	435
Other	4,828	4,383	4,330
Total	$15,387	$14,922	$15,501

	2005/2004		2004/2003
	Change		Change
	Amount	%	Amount	%
Salaries and employee benefits	$9	0.1	$(668)	(8.0)
Occupancy	70	6.5	47	4.6
Furniture and equipment	(37)	(5.3)	(18)	(2.5)
Professional fees	(94)	(14.9)	(64)	(9.2)
Amortization of intangibles	72	14.2	71	16.3
Other	445	10.2	53	1.2
Total	$465	3.1	$(579)	(3.7)

	2005	2004	2003
Other professional fees	$286	$384	$460
Legal fees	116	101	109
Examinations and audits	134	145	125
Total	$536	$630	$694

	2005/2004		2004/2003
	Change		Change
	Amount	%	Amount	%
Other professional fees	$(98)	(25.5)	$(76)	(16.5)
Legal fees	15	14.9	(8)	(7.3)
Examinations and audits	(11)	(7.6)	20	16.0
Total	$(94)	(14.9)	$(64)	(9.2)

2005 vs. 2004
Non-interest expenses increased $465,000, or 3.1% over 2004. Salary and benefits increased a modest $9,000. Base salaries increased $255,000 due to merit increases and a slight increase in full time equivalent staff from 171 to 172. Employee insurance and pension costs increased $62,000 and $47,000, respectively. This was offset by a decrease in incentive payments compared to 2004 of $355,000.

Occupancy expenses increased due to several factors including an overall increase in real estate taxes, an increase in general maintenance costs and the addition of the Elmira Street branch acquired in July of 2004 related to the Legacy Branch acquisition (see Footnote 18 of the consolidated financial statements for additional information).
Amortization of intangible assets increased $72,000. This was the result of adding $790,000 of intangible assets in June, 2004 related to the Legacy branch acquisition, which is being amortized over 5 ½ years.
Professional fees have decreased $94,000 from 2004, which reflects our continued efforts to scrutinize the use of consultants utilized by the Company. Audit fees for 2005 reflect a slight decrease in internal audit costs. Actual audit fees for 2005 were less than anticipated due to the SEC’s decision to extend the implementation date for Section 404 of the Sarbanes-Oxley Act. The continued uncertainty of the implementation date and applicability to smaller companies make future audit costs unpredictable.
Other expenses increased $445,000 due primarily to expenses recognized as part of the Fulton branch acquisition in December, 2005 (see Footnote 18 of the consolidated financial statements for additional information). $240,000 of non-recurring expenses were incurred for the Fulton acquisition during 2005.

2004 vs. 2003
Total non-interest expenses for 2004 of $14,922,000 decreased $579,000, or 3.7%, compared with 2003 costs of $15,501,000.
The most significant decrease was in salaries and employee benefits, which decreased $668,000 compared to 2003. 2003 salaries and employee benefits reflected a consulting and non-compete agreement entered into with the former President and CEO, Richard E. Wilber, which was effective upon Mr. Wilber’s retirement. The financial impact of this agreement was an increase to salaries and benefits of $824,000 for the year ended December 31, 2003. Also included in the decrease for salaries and employee benefits was a decrease of $80,000 in pension expense as a result of current obligations and market performance, and a decrease in salaries primarily due to several unfilled positions, including the CEO position, for a period of time in 2004. Full time equivalent staffing for 2004 was 171 compared with 180 for 2003, reflective of improvements in operating efficiencies.
These decreases were offset by an increase of $250,000 in the employee profit sharing plan in 2004. Amortization increased $71,000 due to the additional core deposit intangible recorded as a result of the acquisition of two branches from The Legacy Bank in June. Merger and acquisition costs increased $140,000 also due to the branch acquisition.
Total professional fees expense totaled $630,000 in 2004, a decrease of $64,000 or 9.2% compared with 2003. Costs for 2004 reflect expenses associated with our strategic plan initiative, outside loan quality reviews and costs related to maintaining and enhancing our systems. Other professional fees decreased $76,000 compared to 2003. Examination and audit fees have continued to increase primarily due to the decision to outsource our internal audit function during 2003.

PROVISION FOR INCOME TAXES
The provision for income taxes was $1,666,000 during 2005, $1,474,000 during 2004 and $1,286,000 for the 2003 related period. The effective tax rates for 2005, 2004 and 2003 were 24.1%, 21.9% and 20.9%, respectively.
The increase in 2005 is related to the $199,000 increase in taxable income. However, the most significant factor was the recording of a valuation allowance in 2005 totaling $182,000 related to unrealized losses on investment securities (see Footnote 11 of the consolidated financial statements for additional information). Excluding the valuation allowance, the effective tax rate for 2005 would have been 21.4%. The increase in the provision in 2004 compared to 2003 of $188,000 is directly related to the increase in taxable income of $576,000.

We are involved in two limited partnership agreements that established low-income housing projects in our market area. We expect to recognize a total of approximately $1,296,000 of tax credits over a ten-year period. For tax purposes, we have recognized $479,000 out of a total $911,000 from one project and $154,000 out of a total $385,000 on the second project. In 2005, we entered into a third limited partnership for a low-income housing project for senior citizens in our Sayre market area. We expect to recognize a total of approximately $986,000 of tax credits over a ten year period beginning sometime in 2006.

FINANCIAL CONDITION
The following table presents ending balances (dollars in millions), growth (reduction) and the percentage change during the past two years:
	2005	Increase	%	2004	Increase	%	2003
	Balance	(Decrease)	Change	Balance	(Decrease)	Change	Balance
Total assets	$529.2	$29.9	6.0	$499.3	$35.4	7.6	$463.9
Total loans, net	379.1	23.3	6.5	355.8	41.8	13.3	314.0
Total investments	102.6	6.9	7.2	95.7	(10.9)	(10.2)	106.6
Total deposits	429.8	10.7	2.6	419.1	33.4	8.7	385.7
Total stockholders' equity	41.6	0.8	2.0	40.8	2.3	6.0	38.5

CASH AND CASH EQUIVALENTS
Cash and cash equivalents totaled $8.6 million at December 31, 2005 compared with $9.3 million at December 31, 2004. We believe the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, brokered certificates of deposit and the portion of the investment and loan portfolios that mature within one year. These sources of funds should permit us to meet cash obligations and off-balance sheet commitments as they come due.

INVESTMENTS

2005
The Company’s investment portfolio increased $6.9 million as of December 31, 2005 compared with 2004’s ending balance. Most of the increase is attributable to US Agency securities and municipal bonds of $6.9 million and $15.2 million, respectively, which was offset by a decrease in mortgage-backed securities of $14.6 million. Due to the flattened yield curve, the Company’s strategy for approximately the first two-thirds of 2005 was to use continued cash flows from the mortgage-backed securities portfolio to fund loan growth. In the later part of 2005, we invested in longer maturity municipal bonds in order to maximize yield given the continued interest rate environment that we faced. As can be seen from the table below, the percentage of the Company’s portfolio comprised of municipal securities increased from 7.8% to 22.0% as of the end of December. The percentage of the portfolio made up of US Agency securities totaled 12.5% compared to 6.1% last year.

2004
Our investment portfolio decreased by $10.8 million or 10.2% in 2004. The decrease was primarily attributable to the sale of  $13.5 million of corporate bonds and US Agency securities. We continued to experience significant cash flow from our mortgage-backed securities monthly principal repayments, which averaged approximately $1,732,000 per month. During 2004 new investments were made primarily in short to intermediate term mortgage-backed securities, US Agency securities and municipal bonds. Proceeds from the sales and maturities were used to fund loan growth and to purchase two branches from The Legacy Bank in June (see Footnote 18 of the consolidated financial statements for additional information).

The following table shows the year-end composition of the investment portfolio for the five years ending December 31 (dollars in thousands):

Estimated Fair Market Value at December 31,

	2005	% of	2004	% of	2003	% of	2002	% of	2001	% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Available-for-sale:
U. S. Agency securities	$12,754	12.5	$5,812	6.1	$1,033	1.0	$1,052	1.0	$-	-
Obligations of state & political
subdivisions	22,612	22.0	7,452	7.8	8,303	7.8	12,731	12.6	18,543	16.3
Corporate obligations	8,627	8.4	8,935	9.3	14,674	13.8	21,156	21.0	12,200	10.7
Mortgage-backed securities	55,852	54.4	70,449	73.6	78,376	73.5	60,801	60.4	77,211	68.0
Other equity securities	2,757	2.7	3,099	3.2	4,201	3.9	4,985	5.0	5,650	5.0
Total	$102,602	100.0	$95,747	100.0	$106,587	100.0	$100,725	100.0	$113,604	100.0

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2005, are shown below (dollars in thousands). Expected principal repayments, which include prepayment speed assumptions for mortgage-backed securities, are significantly different than the contractual maturities detailed in Footnote 3 of the consolidated financial statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 34% tax rate.
	Within		One-		Five-		After		Amortized
	One	Yield	Five	Yield	Ten	Yield	Ten	Yield	Cost	Yield
	Year	(%)	Years	(%)	Years	(%)	Years	(%)	Total	(%)
Available-for-sale securities:
U.S. Agency securities	$4,714	4.4	$8,241	4.4	$-	-	$-	-	$12,955	4.4
Obligations of state & political
subdivisions	1,778	6.4	12,007	5.9	8,912	6.0	-	-	22,697	6.0
Corporate obligations	6,518	5.1	1,968	7.2	-	-	-	-	8,486	5.6
Mortgage-backed securities	286	4.5	53,173	4.1	3,886	5.5	-	-	57,345	4.2
Equity securities	-	-	3,099	5.8	-	-	-	-	3,099	5.8
Total available-for-sale	$13,296	5.0	$78,488	4.6	$12,798	5.8	$-	-	$104,582	4.8

Approximately 88% of the amortized cost of debt securities is expected to mature, call or pre-pay within five years or less.
Our Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank and other third party banks will be sufficient to meet future liquidity needs.
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
Overall, the local economy has remained relatively stable in 2005, with the local average unemployment rate at approximately 5.1%. This is essentially the same as the state unemployment rate.

2005
As shown in the table below, total loans grew $23.1 million, or 6.4% in 2005 from a balance of $359.7 million at the end of 2004 to $382.8 million at the end of 2005. The primary increases were in residential real estate, commercial real estate and state and political loans, which increased $5.8, $6.9 and $7.4 million, respectively. The loan growth in 2005 of 6.4% was primarily organic growth, compared to the 13.2% growth in 2004, which was driven largely by the Legacy Bank branch acquisition.
Residential real estate loans increased $5.8 million primarily due to the continued, favorable interest rate environment for home mortgages from a historical perspective. Due to the flattened yield curve, long-term rates including mortgage rates, have remained relatively flat despite the sharp increase in short-term interest rates. Mortgage lending continues to be one of our primary focuses, as residential real estate loans totaled $195.6 million and comprised 51.1% of the loan portfolio as of the end of the year. One of our Company’s primary goals is to continue being the premier mortgage lender in our market area, with a variety of mortgages available for our customers. We expect residential real estate loan demand to remain steady in 2006; however, a change in the interest rate environment such that long-term rates begin to increase, could cause a slowdown in residential real estate loan demand. In 2005, $5.4 million in conforming mortgage loans were originated and sold in the secondary market through Freddie Mac and Fannie Mae, providing nearly $70,000 of income in origination fees and premiums on loans sold.
Commercial loans increased $8.1 million in 2005. The Company has focused on increasing its good quality commercial loan portfolio in order to achieve improved organic loan growth, increase overall loan portfolio yields, deepen our relationship with customers and leverage the experience of our strong team of seasoned business development officers. Additionally, the Company has begun to expand its portfolio of agricultural loans, as $1.4 million of agricultural loans were added in 2005. This represents a 12.3 % increase and is reflective of our goal to better serve agricultural customers within our service area.
Municipal loans increased $7.4 million in 2005 due in part to a $6.0 million loan to a local school district. The Company continues to grow its municipal loan portfolio where the after-tax yield is comparable to other commercial loans.

2004
Total loans grew by $42.0 million in 2004, or 13.2%. $27.3 million of this increase is attributable to the acquisition of two branches from The Legacy Bank in June, 2004. The remaining $14.7 million was organic growth primarily due to the continued conducive interest rate environment that existed during 2004 and our continued focus on the commercial loan portfolio
Residential loans increased $9.5 million in 2004. As a percent of the total loan portfolio, residential real estate loans comprised 52.8% of the total and represented a balance of $189.8 million as of the end of December, 2004. While overall residential real estate loans increased by 5.3%, the percent of the portfolio made up of residential real estate mortgages decreased from 56.8% as of the end of 2003.
Total commercial loans increased $29.7 million in 2004, $23.7 million of which was related to the acquisition of two Legacy branches. The addition of a business development officer in 2004, along with the existing staff, had a positive impact on our ability to generate new commercial real estate loans and other commercial loans.
In 2004, $3.0 million in conforming mortgage loans were originated and $3.1 million sold in the secondary market through Freddie Mac, providing over $54,000 of income in origination fees and premiums on loans sold.
Five Year Breakdown of Loans by Type as of December 31,

	2005		2004		2003		2002		2001
(dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate:
Residential	$195,628	51.1	$189,803	52.8	$180,333	56.8	$175,323	58.7	$160,439	59.0
Commercial	82,128	21.5	75,228	20.9	57,370	18.1	47,210	15.8	43,174	15.9
Agricultural	12,991	3.4	11,564	3.2	7,594	2.4	9,844	3.3	12,169	4.5
Construction	7,245	1.9	7,282	2.0	5,784	1.8	5,009	1.7	3,219	1.2
Loans to individuals
for household,
family and other purchases	13,017	3.4	12,657	3.5	13,145	4.1	13,915	4.7	14,694	5.4
Commercial and other loans	29,260	7.6	28,069	7.8	16,219	5.1	18,564	6.2	15,099	5.6
State & political subdivision loans	42,534	11.1	35,090	9.8	37,212	11.7	28,592	9.6	22,920	8.4
Total loans	382,803	100.0	359,693	100.0	317,657	100.0	298,457	100.0	271,714	100.0
Less allowance for loan losses	3,664		3,919		3,620		3,621		3,250
Net loans	$379,139		$355,774		$314,037		$294,836		$268,464

	2005/2004		2004/2003
	Change		Change
	Amount	%	Amount	%
Real estate:
Residential	$5,825	3.1	$9,470	5.3
Commercial	6,900	9.2	17,858	31.1
Agricultural	1,427	12.3	3,970	52.3
Construction	(37)	(0.5)	1,498	25.9
Loans to individuals
for household,
family and other purchases	360	2.8	(488)	(3.7)
Commercial and other loans	1,191	4.2	11,850	73.1
State & political subdivision loans	7,444	21.2	(2,122)	(5.7)
Total loans	$23,110	6.4	$42,036	13.2

The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2005, classified according to the sensitivity to changes in interest rates within various time intervals (in thousands):

	Commercial,
	municipal,	Real estate
	agricultural	construction	Total
Maturity of loans:
One year or less	$10,284	$-	$10,284
Over one year but less than five years	23,842	-	23,842
Over five years	132,787	7,245	140,032
Total	$166,913	$7,245	$174,158
Sensitivity of loans to changes in interest
rates - loans due after one year:
Predetermined interest rate	$31,021	$1,341	$32,362
Floating or adjustable interest rate	125,608	5,904	131,512
Total	$156,629	$7,245	$163,874

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
The following table indicates the level of non-performing assets over the past five years ending December 31 (dollars in thousands):
	2005	2004	2003	2002	2001
Non-performing loans:
Non-accruing loans	$867	$722	$578	$1,064	$985
Impaired loans	1,031	1,061	1,926	1,916	1,077
Accrual loans - 90 days or
more past due	337	437	185	39	111
Total non-performing loans	2,235	2,220	2,689	3,019	2,173
Foreclosed assets held for sale	619	712	305	221	408
Total non-performing assets	$2,854	$2,932	$2,994	$3,240	$2,581
Non-performing loans as a percent of loans
net of unearned income	0.58%	0.62%	0.85%	1.01%	0.80%
Non-performing assets as a percent of loans
net of unearned income	0.75%	0.82%	0.94%	1.09%	0.95%

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

The following table presents an analysis of the allowance for loan losses for the five years ending December 31 (dollars in thousands):
Summary of Loan Loss Experience

	2005	2004	2003	2002	2001
Balance
at beginning of period	$3,919	$3,620	$3,621	$3,250	$2,777
Charge-offs:
Real estate-mortgage	43	110	68	59	19
Loans to individuals for household,
family and other purchases	168	70	140	90	109
Commercial and other loans	161	135	344	30	19
Total loans charged-off	372	315	552	179	147
Recoveries:
Real estate-mortgage	2	-	33	14	1
Loans to individuals for household,
family and other purchases	12	25	63	34	20
Commercial and other loans	43	299	20	67	154
Total loans recovered	57	324	116	115	175

Net loans charged-off (recovered)	315	(9)	436	64	(28)
Provision charged to expense	60	-	435	435	445
Increase related to acquisition	-	290	-	-	-
Balance at end of year	$3,664	$3,919	$3,620	$3,621	$3,250

Loans outstanding at end of year	$382,803	$359,693	$317,657	$298,457	$271,714
Average loans outstanding, net	$371,147	$338,836	$306,776	$285,241	$266,116
Net charge-offs to average loans	0.08%	0.00%	0.14%	0.02%	-0.01%
Year-end allowance to total loans	0.96%	1.09%	1.14%	1.21%	1.20%
Year-end allowance to total
non-performing loans	163.94%	176.53%	134.62%	119.94%	149.56%

As detailed in the above tables, total past due (90 days or more) and non-performing loans increased $15,000 from December 31, 2004 to December 31, 2005. The percent of non-performing loans to total loans decreased from .62% to .58% as of the end of December. Total loans charged-off in 2005 totaled $372,000, an increase of $57,000 compared to last year. Total loans recovered were $57,000, resulting in a net charge-off for the year of $315,000. $60,000 was charged to the provision in 2005 compared to no provision in 2004.
During 2004 there were $315,000 of loans charged-off while $324,000 of loans were recovered, resulting in a net recovery of $9,000. This is primarily attributable to a large recovery from a single borrower whose loan was initially charged-off in 2003 of $302,000.

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
While we evaluate all of this information quarterly, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review our Company’s allowance for loan losses. These agencies may require us to recognize changes to the allowance based on their evaluation of information available to them. We believe that the current allowance is adequate to offset any exposure that may exist for loans that are under secured or loans that might not be collectible.
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
The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category (dollars in thousands):
	2005		2004		2003		2002		2001
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:
Residential	$493	51.1	$392	52.8	$368	56.8	$347	58.7	$252	59.0
Commercial, agricultural	1,551	24.9	1,591	24.1	1,742	20.5	1,947	19.1	1,689	20.4
Construction	-	1.9	-	2.0	-	1.8	6	1.7	-	1.2
Loans to individuals
for household,
family and other purchases	542	3.4	463	3.5	492	4.1	471	4.7	402	5.4
Commercial and other loans	484	7.6	515	7.8	445	5.1	537	6.2	542	5.6
State & political subdivision loans	21	11.1	18	9.8	15	11.7	26	9.6	21	8.4
Unallocated	573	N/A	940	N/A	558	N/A	287	N/A	344	N/A
Total allowance for loan losses	$3,664	100.0	$3,919	100.0	$3,620	100.0	$3,621	100.0	$3,250	100.0

BANK OWNED LIFE INSURANCE
During the third quarter of 2003 the Company elected to purchase $7.0 million of bank owned life insurance to offset future employee benefit costs. The Bank is the sole beneficiary on the policies, and will provide the Bank with an asset that will generate earnings to partially offset the current costs of benefits, and eventually (at the death of the insured’s) provide partial recovery of cash outflows associated with the benefits. As of December 31, 2005 and 2004, the cash surrender value of the life insurance was $7.7 and $7.4 million, respectively. The change in cash surrender value is recognized in the results of operations. The amounts recorded as non-interest income totaled $294,000, $307,000 and $142,000 in 2005, 2004 and 2003, respectively. The Company evaluates annually the risks associated with the life insurance policies, including limits on the amount of coverage and an evaluation of the various carriers’ credit ratings.

DEPOSITS

2005
As can be seen in the tables below, total deposits increased $10.7 million in 2005, or 2.6%. Non-interest bearing deposits increased $3.7 million. As a percent to total, non-interest bearing deposits totaled 11.8% as of the end of 2005. This compares to 11.2% and 12.1% as of the end of 2004 and 2003, respectively. The Company has focused on adding these demand deposits by having a free checking product available for retail customers, being one of the few banks within our market to pay interest on a senior checking product and developing larger deposit relationships with our commercial customers. We anticipate continuing our emphasis on obtaining these deposits in 2006, albeit within a competitive environment.
Money market deposit accounts increased $10.3 million in 2005, an increase of 24.3%. Approximately $7.0 million of this increase is attributable to obtaining a large account from a local governmental agency. In total, state and political deposits totaled $57.2 million, or 13.3%, as of the end of 2005. This compares to $36.1 million, or 8.6%, as of the end of 2004.
Certificates of deposit decreased $1.1 million from 2004. Our emphasis in 2005 was growing non-interest bearing or lower cost deposits, and less focus on growing time deposits in an interest rate environment that would have increased our overall cost of funds. As the yield curve returns to a more normal level, we will develop pricing strategies to attract these deposits.

2004
The Company experienced an increase in total deposits of $33.4 million in 2004, which represents an 8.7% increase. $20.7 million of 2004’s growth is attributable to the acquisition of two branches from The Legacy Bank in June of 2004. Excluding the acquisition, deposits increased $12.7 million. The table below shows that NOW accounts increased $17.3 million at December 31, 2004, while savings accounts increased $2.0 million and certificates of deposit increased $14.2 million.

The following table shows the breakdown of deposits by deposit type (dollars in thousands):
	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Non-interest-bearing deposits	$50,600	11.8	$46,866	11.2	$46,820	12.1
NOW accounts	73,548	17.1	74,446	17.7	57,101	14.8
Savings deposits	38,303	8.9	39,636	9.5	37,629	9.8
Money market deposit accounts	52,632	12.2	42,349	10.1	42,582	11.0
Certificates of deposit	214,716	50.0	215,777	51.5	201,559	52.3
Total	$429,799	100.0	$419,074	100.0	$385,691	100.0

	2005/2004		2004/2003
	Change		Change
	Amount	%	Amount	%
Non-interest-bearing deposits	$3,734	8.0	$46	0.1
NOW accounts	(898)	(1.2)	17,345	30.4
Savings deposits	(1,333)	(3.4)	2,007	5.3
Money market deposit accounts	10,283	24.3	(233)	(0.5)
Certificates of deposit	(1,061)	(0.5)	14,218	7.1
Total	$10,725	2.6	$33,383	8.7

Remaining maturities of certificates of deposit of $100,000 or more are as follows (dollars in thousands):
	2005	2004	2003
3 months or less	$8,743	$7,673	$4,179
3 through 6 months	7,017	6,128	3,157
6 through 12 months	9,275	7,728	5,437
Over 12 months	30,859	30,190	28,589
Total	$55,894	$51,719	$41,362
As a percent of total
certificates of deposit	26.03%	23.97%	20.52%

Deposits by type of depositor are as follows (dollars in thousands):

	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Individual, partnerships
& corporations	$371,057	86.3	$381,660	91.1	$352,456	91.4
United States government	1,555	0.4	1,266	0.3	946	0.2
State & political subdivisions	57,187	13.3	36,148	8.6	32,289	8.4
Total	$429,799	100.0	$419,074	100.0	$385,691	100.0

BORROWED FUNDS

2005
Borrowed funds increased $17.7 million during 2005, an increase of 50.6%. This increase is primary due to an increase in short-term borrowings from the Federal Home Loan Bank (see Footnote 7 of the consolidated financial statements for additional information) to fund asset growth of $23.1 million in loans and $6.9 million in investment securities.

2004
Borrowed funds decreased $321,000 during the twelve months ending December 31, 2004 compared to the end of 2003. Total loan growth of $42.0 million was funded by an increase in deposits of $33.4 million and a run-off of the investment portfolio of $10.8 million.

STOCKHOLDERS' EQUITY

We evaluate stockholders’ equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.
Our Board of Directors determines our dividend rate after considering our Company’s capital requirements, current and projected net income, and other factors. In 2005 and 2004, our Company paid out 44.3% and 41.9% of net income in dividends, respectively.
For the year ended December 31, 2005, the total number of common shares outstanding was 2,846,542. For comparative purposes, outstanding shares for prior periods were adjusted for the July, 2005 stock dividend in computing earnings and cash dividends per share as detailed in Footnote 1 of the consolidated financial statements.
There are currently three federal regulatory measures of capital adequacy. Our Company’s ratios meet the regulatory standards for well capitalized for 2005 and 2004, as detailed in Footnote 13 of the consolidated financial statements.

2005
Stockholders’ equity increased 2.0% in 2005 to $41.6 million. Excluding accumulated other comprehensive income, which is essentially the after-tax effect of unrealized holding gains and losses on available-for-sale securities, and unrecognized pension costs, stockholders’ equity increased $2.5 million, or 6.1%. This increase is due to net income of $5,274,000, offset by cash dividends of $2,335,000 and purchase of treasury stock of $463,000. Total equity was approximately 7.9% of total assets as of December 31, 2005, compared to 8.2% of total assets as of December 31, 2004.

2004
Stockholders’ equity increased by 5.9% in 2004 to $40.8 million. Excluding accumulated other comprehensive income, stockholders’ equity increased $3.1 million, or 8.1%. This increase was due to net income of $5,267,000 offset by cash dividends of $2,209,000.

LIQUIDITY

Liquidity is a measure of our Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and fund future capital expenditures.
To maintain proper liquidity, we use funds management policies along with our investment policies to assure we can meet our financial obligations to depositors, credit customers and stockholders. Management monitors liquidity by reviewing loan demand, investment opportunities, deposit pricing and the cost and availability of borrowing funds. Our Company’s historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.
Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements our Company’s availability of funds as well as line of credit arrangements with corresponding banks totaling $13.0 million. Other sources of short-term funds include brokered CD’s and the sale of loans, if needed.
Our Company’s use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.
Capital expenditures in 2005 totaling $1,306,000 included:
▪	The purchase of additional property in Wellsboro for future expansion, and Wellsville, New York for the purpose of building a de novo banking facility totaling $976,000.
▪	Installation of new HVAC systems at several branch locations totaling approximately $101,000.
▪	Upgrades to ATM’s totaling $48,000.
Capital expenditures were $2,319,000 in 2004, which included acquiring our Elmira Street property in Sayre as a result of the branch acquisition from The Legacy Bank. The Legacy Bank had previously leased this facility. Subsequent to the acquisition, we purchased the Elmira Street property. Other major expenditures in 2004 included:
▪	The purchase of property in Wellsboro for possible future expansion totaling $333,000.
▪	Upgrades to ATM’s totaling approximately $132,000.
These expenditures will allow us to support our growth over the next decade, create greater operating efficiency and provide the customer with higher quality banking services. For 2006, major capital expenditures include the construction of a permanent banking facility in Wellsville, New York, and various branch remodeling and maintenance projects.
Our Company achieves additional liquidity primarily from temporary or short-term investments in the Federal Home Loan Bank of Pittsburgh, PA, investments that mature in less than one year and expected principal repayments from mortgage backed securities. The Company also has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $211 million as an additional source of liquidity.
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
The primary factors that make assets interest-sensitive include adjustable-rate features on loans and investments, loan repayments and investment maturities. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit, repurchase agreements and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts which are paid current market interest rates).
The following table shows the cumulative static gap (at amortized cost) for various time intervals (dollars in thousands):

Maturity or Repricing of Company Assets and Liabilities as of December 31, 2005

	Within	Four to	One to	Two to	Three to	Over
	Three	Twelve	Two	Three	Five	Five
	Months	Months	Years	Years	Years	Years	Total
Interest-earning assets:
Interest-bearing deposits at banks	$111	$-	$-	$-	$-	$-	$111
Investment securities	5,811	18,222	15,998	33,996	20,552	10,003	104,582
Residential mortgage loans	24,336	32,752	33,903	31,753	35,275	44,854	202,873
Commercial and farm loans	36,717	17,351	18,817	23,307	25,356	2,831	124,379
Loans to state & political subdivisions	3,013	5,008	12,487	9,786	3,689	8,551	42,534
Other loans	2,946	2,848	2,808	1,633	1,279	1,503	13,017
Total interest-earning assets	$72,934	$76,181	$84,013	$100,475	$86,151	$67,742	$487,496
Interest-bearing liabilities:
NOW accounts	$37,070	$-	$-	$-	$-	$36,478	$73,548
Savings accounts	-	-	-	-	-	38,303	38,303
Money Market accounts	52,632	-	-	-	-	-	52,632
Certificates of deposit	29,970	66,539	55,994	26,031	34,833	1,349	214,716
Short-term borrowing	27,138	-	-	-	-	-	27,138
Long-term borrowing	7,500	8,674	5,905	1,569	1,888	-	25,536
Total interest-bearing liabilities	$154,310	$75,213	$61,899	$27,600	$36,721	$76,130	$431,873
Excess interest-earning
assets (liabilities)	$(81,376)	$968	$22,114	$72,875	$49,430	$(8,388)
Cumulative interest-earning assets	$72,934	$149,115	$233,128	$333,603	$419,754	$487,496
Cumulative interest-bearing liabilities	154,310	229,523	291,422	319,022	355,743	431,873
Cumulative gap	$(81,376)	$(80,408)	$(58,294)	$14,581	$64,011	$55,623
Cumulative interest rate
sensitivity ratio (1)	0.47	0.65	0.80	1.05	1.18	1.13

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

Our Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor our Company’s risk exposure. In this analysis, the Company examines the results of 100 and 200 basis point changes in market rates and the effect on tax equivalent net interest income. It is assumed that the change in interest rates is instantaneous and that all rates move in a parallel manner. Assumptions are also made concerning prepayment speeds on mortgage loans and mortgage securities. The following is a rate shock analysis for the period indicated (dollars in thousands):
		Change In	% Change In
	Prospective One-Year	Prospective	Prospective
Changes in Rates	Net Interest Income	Net Interest Income	Net Interest Income

-200	$17,710	$192	1.10
-100	17,996	478	2.73
Base	17,518	-	-
+100	16,263	(1,255)	(7.16)
+200	15,772	(1,746)	(9.97)

  The model makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage backed securities and call activity and other investment securities. Because of these assumptions, actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change on net interest income. Additionally, the changes above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change.

GENERAL
The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The ongoing recent action by the Federal Reserve of increasing short-term interest rates should help the level of inflation remain at a relatively low level; however, it has provided significant challenges due to the continued, flattened yield curve.
Various congressional bills have been passed and other proposals have been made for significant changes to the banking system, including changes to deposit insurance reform legislation. This legislation increases coverage for retirement accounts from $100,000 to $250,000, merges the existing two deposit insurance funds and indexes the insurance level for inflation. Additionally, the Commonwealth of Pennsylvania’s State House of Representatives recently passed legislation that would significantly expand Pennsylvania’s sales and use tax as a means to reduce school district property taxes. This legislation would make certain types of service, currently exempt, subject to sales tax including management consulting services, direct mail advertising, cleaning and storage services and a number of other services. The impact of such legislation has not been fully evaluated, but could have a negative impact on the Company.
Normal examinations of our Company are performed by the Office of Comptroller of the Currency. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of “Outstanding Record of Meeting Community Credit Needs.”
Aside from those matters described in this annual report, we do not believe that there are any trends, events or uncertainties that would have a material adverse impact on future operating results, liquidity or capital resources. We are not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on our Company’s results of operations.

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

OTHER THAN TEMPORARY IMPAIRMENT OF EQUITY SECURITIES

Equity securities are evaluated periodically to determine whether a decline in their value is other than temporary and is a matter of judgment. Management uses criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

ALLOWANCE FOR LOAN LOSSES

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio.
 Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. This evaluation is inherently subjective as it requires significant estimates that may be susceptible to significant change, subjecting the Bank to volatility of earnings. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of the consolidated financial statements.

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

MORTGAGE SERVICING RIGHTS

The Company originates residential mortgages that are sold on the secondary market and it is the Company’s normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the secondary market still make their monthly payments to the Company. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the mortgage banking activity. The capitalized servicing rights are amortized against noninterest income in proportion to, and over the periods of, the estimated net servicing income of the underlying financial assets.

Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics, when available, or estimated based on projected discounted cash flows using market based assumptions. The Company primarily uses the discounted cash flow method.

DEFERRED TAX ASSETS

We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Management also evaluates deferred tax assets to determine if it is more likely than not that the deferred tax benefit will be utilized in future periods. If not, a valuation allowance is recorded. Our deferred tax assets are described further in Note 9 of the consolidated financial statements.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND OFF-BALANCE SHEET ARRANGEMENTS

The Company has various financial obligations, including contractual obligations and commitments, which may require future cash payments.

Contractual Obligations:
The following table presents, as of December 31, 2005, significant contractual obligations to third parties by payment date. Discussion of the obligations can be found in the notes to the consolidated financial statements (in thousands):
	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$215,083	$-	$-	$-	$215,083
Certificates of Deposit	96,509	82,025	34,833	1,349	214,716
Borrowed funds	35,813	14,751	2,110	-	52,674
Pension and other employee benefit obligations	833	833	928	1,927	4,521
Total	$348,238	$97,609	$37,871	$3,276	$486,994

Commitments:
The following table presents, as of December 31, 2005, the amounts and expected maturities of significant commitments. Discussion of these commitments and off-balance sheet arrangements can be found in the notes to the consolidated financial statements (in thousands):
	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit
Commercial	$2,477	$930	$1,412	$6,754	$11,573
Residential real estate	100	53	197	13,138	13,488
Other	12,928	2,195	615	15,968	31,706
Standby letters of credit	1,280	338	-	-	1,618
Total	$16,785	$3,516	$2,224	$35,860	$58,385

Commitments to extend credit, including loan commitments, standby letters of credit and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

BOARD OF DIRECTORS
FCNB & CFSI
R. Lowell Coolidge, Esq.,
Chairman of the Board
Carol J. Tama, Vice Chair
Randall E. Black, CEO & President
Larry J. Croft
Mark L. Dalton
Roger C. Graham, Jr.
E. Gene Kosa
R. Joseph Landy, Esq.
John E. Novak
Rudolph J. van der Hiel, Esq.

DIRECTORS EMERITI - CFSI
Robert E. Dalton
Edward Kosa
Robert J. Landy, Esq.
Robert G. Messinger
John M. Thomas, MD
William D. Van Etten
Wilber A. Wagner
Richard E. Wilber

CFSI OFFICERS
Terry B. Osborne, Secretary
Mickey L. Jones, Treasurer
Thomas C. Lyman, Asst. Treasurer
Rudolph J. van der Hiel, Asst. Secretary

FCNB OFFICERS
ADMINISTRATIVE SERVICES
Cynthia T. Pazzaglia, VP

RISK MANAGEMENT
Pamela R. Munford

BANKING SERVICES
Terry B. Osborne, EVP
Robin K. Carleton, VP
Jeffrey B. Carr, VP
Brian J. Dygert, VP
Robert P. Fitzgerald, VP
Christopher S. Landis, VP
Allan K. Reed, VP
Chester L. Reed, VP
Patricia T. Vlajic, VP
Jeffrey L. Wilson, VP
Valerie S. Stickler, AVP
Michele E. Litzelman, AVP

MARKETING/TRAINING
Kathleen M. Campbell, SVP
Carol L. Strong, VP
Wendy L. Southard

INV & STRATEGIC PLANNING
Thomas C. Lyman, VP

FINANCE
Mickey L. Jones, SVP, CFO
Ryan M. Allen, Controller
Matthew M. Lundgren

OPERATIONS
Douglas W. Whitten, VP
Gregory J. Anna, AVP
Joanne W. Marvin, AVP

INVESTMENT & TRUST
Robert B. Mosso, VP
Linda L. Kriner, VP
Jean A. Knapp, AVP
Matthew K. Landis, AVP
Sara J. Roupp, AVP
Jeffrey D. Richardson

MANSFIELD
15 South Main Street
Mansfield, PA 16933
570-662-2121
FAX 570-662-3278
LOCAL BOARD
Gary R. Butters
Thomas E. Freeman
Shari L. Johnson
Stephen A. Saunders
William J. Waldman
OFFICERS
Shari L. Johnson, AVP
Misti L. Smith
Melissa A. Wise

BLOSSBURG
300 Main Street
Blossburg, PA 16912
570-638-2115
FAX 570-638-3178
LOCAL BOARD
Benjamin F. Jones, Chairman
George D. Lloyd
Mary Lou Matthews
Susan M. Signor
Beth A. Weiskopff
OFFICERS
Beth A. Weiskopff, AVP
Jill M. Pino

ULYSSES
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633
LOCAL BOARD
Ronald G. Bennett, Chairman
Victor O. Brown, DMD PC
Jeffrey L. Dugan
Susan S. Kefover
Jerry R. McCaslin
Vicki L. Moon
Phillip D. Vaughn
OFFICERS
Phillip D. Vaughn, AVP
Tonya R. Coursey

COMMUNITY OFFICES ~ Toll Free to all locations ~ 800-326-9486

SAYRE
306 W. Lockhart Street
Sayre, PA 18840
570-888-6602
FAX 570-888-3198
LOCAL BOARD
Alan J. Hoyt, Chairman
Joseph P. Burkhart
Timothy M. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi
OFFICERS
Cathy C. Pientka, AVP
Antoinette G. Tracy

SAYRE
1778 Elmira Street
Sayre, PA 18840
570-888-4900
FAX 570-888-3040
LOCAL BOARD (see Sayre listing above)
OFFICERS
Timothy M. Hickey, AVP
Debbie L. Lynch

CANTON
29 West Main Street
Canton, PA 17724
570-673-3103
FAX 570-673-4573
LOCAL BOARD
David L. Wright, Sr., Chairman
John E. Brenchley
Randy L. Castle
Lester E. Hilfiger
Janet E. Holmes
OFFICERS
Janet E. Holmes, AVP
Diane S. Slotter

TROY
2 West Main Street
Troy, PA 16947
570-297-2131
FAX 570-297-2521
LOCAL BOARD
Thomas A. Calkins, III
Suzanne S. Putnam
Betsy L. Seeley
OFFICER
Suzanne S. Putnam, AVP

MILLERTON
RR2 Box 41D, Route 328
Millerton, PA 16936
570-537-2203
FAX 570-537-2400
LOCAL BOARD
Lawrence W. Colunio, Chairman
John L. Huntington
Kelly R. Oldroyd
Cassy O. Dygert
Kathy S. Webster
OFFICER
Kathy S. Webster, AVP

GILLETT
PO Box 125, 33178 Route 14
Gillett, PA 16925
570-596-2679
FAX 570-596-4888
LOCAL BOARD (see Millerton listing)
OFFICER
Cassy O. Dygert

TOWANDA
111 Main Street
Towanda, PA 18848
570-265-6137
FAX 570-265-7340
LOCAL BOARD
Rinaldo A. DePaola, Chairman
Avery B. Boardman, DO
Jeffrey B. Carr
Thomas R. Horn, DC
Vicki L. Schmidt
OFFICERS
Jeffrey B. Carr, VP
Lorraine F. Brown
Judy R. Burleigh

WEIS MARKET
201 Weis Plaza
Wellsboro, PA 16901
570-724-4644
FAX 570-724-1842
OFFICERS
Richard A. Pino, II, AVP
Nancy M. Stamilio

WAL*MART
2 WalMart Plaza
Mansfield, PA 16933
570-662-8520
FAX 570-662-8525
OFFICERS
Richard A. Pino, II, AVP
Mary E. Warner

GENESEE
391 Main Street
Genesee, PA 16923
814-228-3201
FAX 814-228-3395
LOCAL BOARD
Dennis C. Smoker, Chairman
Donald G. Baldwin, Jr.
Janet H. Casey
L. Abbie Pritchard
Gary H. Ransom
Steven B. Richard
Keith A. Slep, Esq.
OFFICERS
L. Abbie Pritchard, AVP
Cathryn E. Ransom

WELLSVILLE
10 S. Main Street
Wellsville, NY 14895
585-593-7290
FAX 585-593-7297
LOCAL BOARD (see Genesee listing above)
OFFICERS
L. Abbie Pritchard, AVP

WELLSBORO
99 Main Street
Wellsboro, PA 16901
570-724-2600
FAX 570-724-4381
LOCAL BOARD
William A. Hebe, Esq., Chairman
D. Edward Cornell
Timothy J. Gooch, CPA
Marsha B. Jones
James K. Stager
OFFICERS
Marsha B. Jones, AVP
Deborah L. Meacham

LERAYSVILLE
1 Route 467 & Main Streets
LeRaysville, PA 18829
570-744-2431
FAX 570-744-2196
LOCAL BOARD
Louis C. Ugliuzza, Chairman
Robert W. Chappell
Debra A. Donnelly
Gerald A. Histand
Martha D. Young
OFFICER
Debra A. Donnelly, AVP

ANNUAL MEETING
The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 18, 2006 at 12:00 noon.

FORM 10-K
The Annual Report to the Securities and Exchange Commission, Form 10-K, will be made available upon request.

CONTACT
Mickey L. Jones, Treasurer
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

Certificate Safekeeping:
Stock certificates can be held by our Plan Administrator for safekeeping, commonly referred to as book entry shares. A dividend check is produced for book entry shares. Please contact the Transfer Agent listed above for an enrollment form.
Direct Deposit of Dividends:
For shareholders who do not participate in the Dividend Reinvestment Plan, direct deposit of cash dividend payments to a checking or savings account is available. Please contact the Transfer Agent listed above for an enrollment form.

Reports:
The Annual Report and other Company reports are filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System (ÒEDGARÓ) which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the internet at:
http://www.sec.gov/edgar.htm.

MARKET MAKERS

Ferris, Baker Watts, Inc.
100 Light St., 9th Fl.
Baltimore, MD 21202
Telephone: 410-659-4600

Ryan, Beck & Co.
Head Trader
18 Columbia Turnpike
Florham Park, NJ 07392
Telephone: 973-549-4200

Sandler O’Neill & Partners LP
919 Third Ave., 6th Fl.
New York, NY 10022
Telephone: 212-466-8023

Monroe Securities, Inc.
47 State St., 2nd Fl.
Rochester, NY 14614
Telephone: 800-766-5560

Boenning & Scattergood, Inc.
200 Barr Harbor Dr., Suite 300,
4 Tower Bridge
W. Conshohocken, PA 19428
Telephone: 610-828-0400

Keefe, Bruyette & Woods, Inc.
787 Seventh Ave., 4th Fl.
New York, NY 10019
Telephone: 212-554-2600

Knight Equity Markets, LP
Newport Tower,
525 Washington Blvd., 30th Fl.
Jersey City, NJ 07310
Telephone: 201-222-9400

UBS Securities LLC
677 Washington Blvd, 6th Fl.
Stamford, CT 06901-0305
Telephone: 203-719-7100

Hill Thompson Magid & Co.
15 Exchange Pl., 8th Fl. Ste 800
Jersey City, NJ 07302
Telephone: 201-434-6900
Pershing Trading Company One Pershing Plaza Jersey City, NJ 07399 Telephone: 201-413-3531 Arthurs, Lestrange & Co., Inc. 1405 McFarland Road Pittsburgh, PA 15216 Telephone: 412-306-1730