Form 10-K/A, Exhibit 13
period 2006-12-31
CITIZENS FINANCIAL SERVICES INC
filed 2007-10-17
CIK 739421

2006 Annual Report

CITIZENS
FINANCIAL SERVICES
INCORPORATED

2.Financial Overview

4.Letter from the CEO & President

6.Trust and Brokerage Services

8.Corporate Board of Directors

9.Our Vision

10.The First Citizens Family — Community Leaders, Good Citizens

12.Consolidated Balance Sheet

13.Consolidated Statement of Income

14.Consolidated Statement of Changes in Stockholders’ Equity

15.Consolidated Statement of Cash Flows

16.Notes to Consolidated Financial Statements

41.Report of Independent Registered Public Accounting Firm

42.Selected Financial Data

45.Management’s Discussion and Analysis of Financial Condition
and Results of Operations

70.Board of Directors, Officers and Community Office Locations

72.Company and Shareholder Information

As I sit down to write this year’s annual letter, I look back at 2006 as a year of major accomplishments and milestones for our Company, Citizens Financial Services, Inc.

It is with great pleasure to report that 2006 was a year of record financial achievement, as consolidated net income reached a record level of $5,800,000, compared to $5,274,000 in 2005, representing an increase of 10.0%. We are extremely proud of this performance, especially since the banking industry continues to be challenged by an ongoing difficult interest rate environment and increased competitive pressures.

Our 2006 performance resulted in earnings per share of $2.04, which represents an increase of 11.5% over 2005 earnings per share of $1.83. This level of performance resulted in a return on average assets of 1.05% and return on average equity of 13.21%, which compares to a return on average assets of 1.04% and return on average equity of 12.63% for 2005. Excluding the first year costs associated with our new Wellsville Office, earnings per share would have been $2.09.

Our record earnings growth was driven by a combination of expense reduction and proactive tax planning strategies to offset overall declining margins, while continuing to grow the bank through our total customer relationship approach as evidenced by an 8.4% growth in loans and a 3.9% growth in deposits during the year.

The Company’s balance sheet continued to expand during 2006 with assets ending the year at a record level of $572,168,000. This represents a $42,927,000 or 8.1% increase over 2005. In addition to our loan growth, we took advantage of some market opportunities within our investment portfolio during the course of the year to improve our overall portfolio mix. Because the difficult interest rate environment and increased competition limited deposit growth, we elected to support the addition of assets with borrowed funds. More specifically, we were able to stay true to our sound pricing strategies and manage the impact to our net interest margin by funding our asset growth with short-term borrowings.
Asset quality remains at a very high level and continues to strengthen. During 2006, we experienced net charge-offs of $118,000 representing .03% of average loans. This compares favorably to our peer group. At year end, our classified asset ratio was 17.6% compared to 20.1% in 2005. This also compares favorably to the industry benchmark of 25.0%.

Stockholders’ equity increased $1,939,000 to $43,500,000 at December 31, 2006, as earnings outpaced dividends paid and common stock repurchased. Cash dividends of $.86 per share represented an increase of 4.9% over 2005. On January 17, 2006, the Board of Directors approved a plan to repurchase up to 140,000 shares of its common stock. I’m pleased to report that by year-end 54,239 shares of treasury stock have been repurchased in open market or privately negotiated transactions.

Our record accomplishments continued as our Investment and Trust Services Division was able to grow assets under management by 9.8% in 2006 to over $82 million. We continue to strengthen our focus on retirement planning and have recently hired a specialist in this area. The knowledge and experience of our Trust employees and financial consultants gives us the in-house expertise to provide individualized financial solutions to our customers. More information about our Investment and Trust Services Division can be found on pages 6 and 7 of this annual report.

Our attention and energies in 2006 were largely devoted to our Wellsville, New York, branch. In October, we completed construction of our 3,600 square foot permanent facility, less than 12 months after opening the doors to our temporary facility in December 2005. The residents and businesses of the community have welcomed us and have responded positively to our customer relationship approach. Every customer is treated with respect, and we take great pleasure in making their lives more rewarding by meeting their financial needs. This customer relationship approach has resulted in 400 new customers joining the First Citizens family. In addition, our new office has made banking more convenient for the over 800 customers who were already doing business with us.

Everyday I realize how truly blessed I am to be part of this organization and to be working side-by-side with the main reason for our success - our employees. They consistently make quality service a priority and demonstrate, on a daily basis, why First Citizens National Bank is the preferred choice for our customers. In 2006, the number of scams and cases of information theft in the United States and abroad increased to an all time high. First Citizens National Bank handled over 200 fraud cases in 2006 as compared to12 cases just five years ago. Our employees have risen to the challenge of protecting our customers, which is no easy task as the number and variety of scams continues to increase each day. Their awareness and diligence has resulted in minimal losses to both the bank and customers, and as a result, in September, we recognized 61 community office employees for their efforts.

So much of what we do is inspired by a desire to see our communities thrive. In 2006, First Citizens National Bank invested over $54 million in loans to small businesses and municipalities helping to keep jobs local and business communities healthy. We continue to use local vendors and customers to fulfill our product and service needs. Our partnership with the agricultural community grows stronger each day keeping farming alive and well in our markets. As the Number One Mortgage Lender in the Northern Tier, we provided funding to over 1,500 customers to buy or build a new home, or improve the one they already have. Our contributions to libraries, parks, education, health care and culture all play a major role in building better communities. In addition to supporting our communities through economic activity, First Citizens National Bank continues to emphasize community development through the civic involvement of our employees. Their leadership and participation is very important to many civic and charitable organizations that are critical to the overall quality of life in the communities in which we live and operate. Our employees donate thousands of hours each year to schools, youth programs, religious organizations, economic development efforts and other worthy causes.

It is likely that the yield curve will remain inverted or flat in 2007 and consumers will continue to be price-conscious. This will present us with another challenging year. In response, we will remain diligent to the pricing and growth initiatives outlined in our strategic plan, which involves evaluating the economic and competitive markets, as well as thoroughly understanding our customer needs. Opportunities impacting non-interest income and cost control will continue to be evaluated. Meeting the needs of small businesses and understanding the ever-changing issues facing the agricultural industry will remain priorities.

In April, Larry J. Croft retired from our board of directors. Larry joined the Citizens Financial Services, Inc. and First Citizens National Bank boards in 1990 when we acquired Star Savings & Loan where he had served as a director since 1969. His dedication to our customers, employees and shareholders truly made a difference. We sincerely appreciate Larry’s years of service, advice and dedication and wish him many happy and healthy years of retirement. At the same time, Robert W. Chappell of our LeRaysville local board and Rinaldo A. DePaola of our Towanda local board were voted in as a Class 3 and Class 1 director respectively at our 2006 Annual Meeting. I invite you to learn more about Larry, Bob and Ray on page 8 of this annual report.

I greatly appreciate the hard work of our board of directors, officers and employees throughout 2006. I also extend my appreciation to you, our shareholders, for your ongoing trust and support of Citizens Financial Services, Inc., including many referrals of new business to First Citizens National Bank.

On June 11, 2007, we will celebrate our 75th year as First Citizens National Bank, a milestone we’re very proud of as we are not only celebrating longevity, but financial strength, independence and performance. We will communicate our plans once they are final and hope you can help us celebrate this special event. We look forward to another year of strong financial performance, excitement and rewards.

Randall E. Black
Chief Executive Officer and President

Our ability to achieve our customers’ investment objectives while providing superior customer service has allowed us to grow assets under management to over $82.6 million in 2006, a 9.8% increase from year-end 2005. Our team has grown as well. We added a second Business Development Officer and a Trust Administrator dedicated to the management of trust assets. The group now has over 90 combined years of trust experience and an equally impressive amount of education and training.

Kristen D’Angelo, Trust and Investment Administrator, joined First Citizens in 2005 to add expertise for the management of trust assets. Prior to joining First Citizens, Kristen was the Investment Assistant for the Trust Division of a local community bank. She has earned a Bachelor of Science degree in Accounting from Susquehanna University and is also a graduate of the American Bankers Association National Trust School and the Cannon Financial Institute of Trust Investments.

Jean Knapp, AVP and Trust Officer, has devoted 26 continuous years of service to the Trust Department. Her responsibilities include personal trust administration and a focus on estate settlement. Jean is a graduate of the Central Atlantic School of Trust and the H&R Block Tax Preparation School.

Linda Kriner, VP and Trust Officer, joined First Citizens in 2005, bringing 30 years of trust and estate experience. Prior to joining First Citizens, Linda’s job responsibilities included personal trust administration, estate settlement, and business development. She is a graduate of the Central Atlantic School of Trust, the Cannon Financial Institute’s Personal Trust School, and the American Bankers Association Graduate Trust School. Linda summed up her feelings about the Department by saying, “As Business Development Officer, I’m frequently out of the office and find great comfort in knowing that my clients are in the hands of such experienced and caring people.”

Sara Roupp, AVP and Trust Officer, has devoted over 19 years to our Investment and Trust Services Division. Sara is responsible for business development in Mansfield and the Bradford County area. She also acts as a personal trust administrator and manages the Department’s retirement plans. Sara has graduated from the Central Atlantic School of Trust and the American Bankers Association National Trust School, and she currently is studying Business Administration at Mansfield University. When asked about the most satisfying part of her position, Sara commented, “I’m in the business of providing peace of mind.”

Sylvia Thompson, Trust Administrator, has worked in our Trust Department for almost eight years. Sylvia is responsible for the operational management of the Department. She has earned a Bachelors Degree in Business Administration from Mansfield University and has graduated from the Central Atlantic School of Trust.

First Citizens continues to strengthen our Investment and Trust Services Division in support of our commitment to meeting all the financial needs of our customers. We recently formed a partnership with UVEST Financial Services that will allow us to be more proactive in managing each customer relationship and will expand the range of investment products and services we offer. Our Financial Consultants will help each customer to determine his or her financial objectives and will provide an investment strategy specifically tailored to achieve those objectives.

Matt Geer, UVEST Financial Consultant, works with our customers in the Wellsboro, Mansfield, Blossburg, Troy, and Canton markets. Matt graduated from the United States Coast Guard Academy with a Bachelors Degree in Business Management.
He holds Series 7 and 63 licenses and has attended the New York Bankers Association Trust and Investment Management School. Prior to joining First Citizens, Matt was an Assistant Portfolio Manager and Securities Trader for Chemung Canal Trust Company and was employed as a Financial Advisor for Morgan Stanley. Matt defines a good day as “one where I have helped a customer achieve a higher level, whether a financial success or an understanding and confidence in the plan we developed for their future.”

Jeff Dugan, UVEST Financial Consultant, was a partner of Dugan Tractor, Inc. and manager of Maple Mountain Equipment before joining the Investment and Trust Services Division.
He received a Bachelors Degree in Business Administration from Mansfield University and holds Series 7 and 63 licenses. Jeff served on the Ulysses local board for over 5 years, and his dedication to First Citizens will continue as he supports the Ulysses, Genesee, and Wellsville markets.

Sarah Bresee, UVEST Financial Consultant, serves our Sayre, Towanda, LeRaysville, Gillett, and Millerton offices. Sarah is a Certified Financial Planner and studied financial planning at Boston University.
She holds her Series 7 and 63 licenses. Sarah has worked as a Retirement Planning Specialist at Chemung Canal Trust Company and as a Financial Advisor with AIG VALIC in Binghamton, New York.

Larry J. Croft

Larry Croft joined our Corporate Board of Directors in 1990 when we acquired Star Savings and Loan where he had been a director since 1969.

He has served on many committees of the board. Most recently his expertise had been utilized as chairman of the Credit Committee, member of our Compensation/Human Resource Committee and the Governance and Nominating Committee. Larry has performed his duties and responsibilities as a director with excellence. His years of service are marked by exemplary dedication to the customers, employees and shareholders of this Company.

Larry is currently the owner of Croft Ford Incorporated in Athens, Pennsylvania. He has been associated with this organization for over 40 years. Prior to entering the automobile sales industry, Larry worked for Croft Lumber Company in Sayre, Pennsylvania.

Larry currently resides with his wife Ellen in Litchfield, Pennsylvania. He dedicates his free time to family and his special interests of showing quarter horses and traveling.

Both Bob Chappell and Ray DePaola joined our corporate board in April of 2006. As members of our local Advisory Boards, they understand our customer relationship approach and our commitment to small business, the agricultural industry and community involvement and development. As local board members, they ensure First Citizens has a clear understanding of the needs and goals of the businesses and residents of the communities they represent. As Corporate Board members, Bob and Ray have continued to be the voice of their communities as well as perform duties and responsibilities that provide guidance and direction for our Company.

Robert W. Chappell

Bob is a partner in the law firm of van der Hiel, Chappell & Loomis, doing business in Rome and Mansfield, Pennsylvania. He is a graduate of Widener University School of Law and Mansfield University. Bob served in the United States Marine Corps and received several commendations for outstanding achievement.

Bob is a member of our LeRaysville local board and is actively involved in organizations such as Betterment Organization of Mansfield (BOOM) and the Northeast Bradford School District.

Bob was born and raised in Rome. He continues to reside there today where he enjoys the outdoors in his free time.

Rinaldo A. DePaola

Ray has been practicing law for 25 years and is currently a partner with the law firm of Griffin, Dawsey, DePaola and Jones, P.C. in Towanda, Pennsylvania. He is a graduate of the Temple Law School and the University of Scranton.

Ray is a member of our Towanda local board. He is actively involved in both civic and professional organizations in the Towanda area including Trustee of Memorial Hospital, the Lions Club and a member of the Board of Directors of Northern Tier Counseling.

Ray is an avid baseball fan, with a passion for the Philadelphia Phillies, traveling to Clearwater Florida each year for spring training. Ray resides in Towanda with his wife, Geri Ann and two children, Frances and Ray.

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

A key attribute of our vision is to exhibit social responsibility and good citizenship by proactively contributing knowledge, skills, time and money to organizations that impact our economy and social vitality.

We support and encourage employee involvement in schools, community groups, professional associations and charities. It is our goal to be a leader and role model for other organizations.

Consumers make better choices when they are well informed. For this reason, First Citizens is committed to making information easily available on subjects that are pertinent to the financial welfare of our customers.  At the end of the day, we want our customers to feel good about the decisions they’ve made.

• Financial Education is incredibly important to our children’s futures. For this reason, our employees visit elementary and high schools each year to teach kids about the importance of saving money and to ensure high school students understand the importance of building and maintaining good credit.

• Each year, we deliver or sponsor programs focused on financial subjects related to Retirement Planning, Estate Planning and Small Business issues. In November, we sponsored a seminar for local farmers on Succession Planning and Business Planning and Expansion.

• On a routine basis, we submit articles of interest to our local newspapers on topics such as tips on avoiding financial scams and identity theft, the value of good credit, first-time home buying and understanding investment products.

• In 2006, we introduced two scholarships to Mansfield University. One scholarship is awarded to a member of the community and one to a First Citizens employee, director or family member. The scholarship requirements focus on academic excellence as well as community involvement.

• We continue to sponsor the First Citizens Scholarship Challenge - This academic competition provides high school students throughout the Twin Tiers with the opportunity to showcase their knowledge and receive monetary awards for their schools.

• Our website, www.firstcitizensbank.com, provides many tools for consumer education. Mortgage 101 helps consumers understand the entire home buying process, from determining how much of a home they can afford and the various mortgage programs available, to understanding what happens at the closing. Our Home Improvement Calculator helps consumers estimate the cost of different home projects as well as the amount of their monthly Home Equity Loan Payment. And our Retirement Planning Calculator provides consumers with a tool to determine if their retirement strategy makes sense, no matter what stage of life they may be in.

In order to make a real difference, our monetary donations have been targeted toward children and youth, community development, cultural activities and supporting the many health service organizations that serve our communities.

• In 2006, we made significant financial commitments towards the restoration of the Mansfield and Wellsville Libraries. These centers for learning are an important part of our past and fundamental to our future. We’ve committed funds to revitalize town parks and movie theatres, and we’re proud to have little league teams across the northern tier wear our name on their uniforms.

• Our employees dedicate thousands of hours each year to a variety of civic organizations and charities. From baseball coaches, scout leaders and 4-H leaders to school board members and community development organizations, everywhere you look, you see leadership and participation from our employees and directors.

• Raising money for the American Cancer Society has been a core focus for First Citizens and our employees. Our never-ending efforts have raised over $100,000 for this very worthy cause. To accomplish this, our employees have organized and participated in continuous fundraisers such as auctions and food sales, plus they spend countless hours every year organizing the First Citizens Cancer Classic golf tournament and participating in the Relay for Life Walk-a-Thon.

	December 31,
(in thousands, except share data)	2006	2005
ASSETS:
Cash and cash equivalents:
Noninterest-bearing	$10,007	$8,498
Interest-bearing	8	111
Total cash and cash equivalents	10,015	8,609
Available-for-sale securities	109,743	102,602
Loans (net of allowance for loan losses:
2006, $3,876; 2005, $3,664)	410,897	379,139
Premises and equipment	12,892	12,305
Accrued interest receivable	2,458	2,164
Goodwill	8,605	8,605
Bank owned life insurance	8,047	7,743
Other assets	9,511	8,074
TOTAL ASSETS	$572,168	$529,241

LIABILITIES:
Deposits:
Noninterest-bearing	$48,509	$50,600
Interest-bearing	398,006	379,199
Total deposits	446,515	429,799
Borrowed funds	75,775	52,674
Accrued interest payable	2,287	1,862
Commitment to purchase investment securities	-	752
Other liabilities	4,091	2,593
TOTAL LIABILITIES	528,668	487,680

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,992,896 and 2,965,257 shares
in 2006 and 2005, respectively	2,993	2,965
Additional paid-in capital	11,933	11,359
Retained earnings	34,007	31,251
Accumulated other comprehensive loss	(1,737)	(1,540)
Treasury stock, at cost:
172,954 and 118,715 shares for 2006 and 2005, respectively	(3,696)	(2,474)
TOTAL STOCKHOLDERS' EQUITY	43,500	41,561
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$572,168	$529,241
See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands, except per share data)	2006	2005	2004
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$28,101	$24,911	$22,600
Interest-bearing deposits with banks	-	3	10
Investment securities:
Taxable	3,526	2,979	3,413
Nontaxable	903	596	301
Dividends	321	210	282
TOTAL INTEREST AND DIVIDEND INCOME	32,851	28,699	26,606
INTEREST EXPENSE:
Deposits	11,685	9,373	8,283
Borrowed funds	3,268	1,627	952
TOTAL INTEREST EXPENSE	14,953	11,000	9,235
NET INTEREST INCOME	17,898	17,699	17,371
Provision for loan losses	330	60	-
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,568	17,639	17,371
NON-INTEREST INCOME:
Service charges	3,140	2,965	3,017
Trust	487	474	434
Brokerage	166	183	185
Insurance	94	260	175
Investment securities gains (losses), net	4	-	(235)
Earnings on bank owned life insurance	304	294	307
Other	521	512	409
TOTAL NON-INTEREST INCOME	4,716	4,688	4,292
NON-INTEREST EXPENSES:
Salaries and employee benefits	8,026	7,645	7,636
Occupancy	1,123	1,142	1,072
Furniture and equipment	593	658	695
Professional fees	551	536	630
Amortization of intangibles	252	578	506
Other	4,482	4,828	4,383
TOTAL NON-INTEREST EXPENSES	15,027	15,387	14,922
Income before provision for income taxes	7,257	6,940	6,741
Provision for income taxes	1,457	1,666	1,474
NET INCOME	$5,800	$5,274	$5,267
NET INCOME - EARNINGS PER SHARE	$2.04	$1.83	$1.82
CASH DIVIDENDS PER SHARE	$0.86	$0.82	$0.76
See accompanying notes to consolidated financial statements.

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Total
Balance, December 31, 2003	2,909,849	$2,910	$10,213	$26,455	$956	$(2,005)	$38,529

Comprehensive income:
Net income				5,267			5,267
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $408					(792)		(792)
Total comprehensive income							4,475
Stock dividend	27,670	28	591	(619)
Purchase of treasury stock (300 shares)						(6)	(6)
Cash dividends, $.76 per share				(2,209)			(2,209)
Balance, December 31, 2004	2,937,519	2,938	10,804	28,894	164	(2,011)	40,789

Comprehensive income:
Net income				5,274			5,274
Change in unrecognized pension costs, net
of tax benefit of $121					(234)		(234)
Change in net unrealized loss on securities
available-for-sale, net of tax benefit of $758					(1,470)		(1,470)
Total comprehensive income							3,570
Stock dividend	27,738	27	555	(582)
Purchase of treasury stock (21,453 shares)						(463)	(463)
Cash dividends, $.82 per share				(2,335)			(2,335)
Balance, December 31, 2005	2,965,257	2,965	11,359	31,251	(1,540)	(2,474)	41,561

Comprehensive income:
Net income				5,800			5,800
Cumulative effect of change in accounting for
pension obligation, net of tax benefit of $439					(852)		(852)
Change in net unrealized loss on securities
available-for-sale, net of tax expense of $339					655		655
Total comprehensive income							5,603
Stock dividend	27,639	28	574	(602)
Purchase of treasury stock (54,239 shares)						(1,222)	(1,222)
Cash dividends, $.86 per share				(2,442)			(2,442)
Balance, December 31, 2006	2,992,896	$2,993	$11,933	$34,007	$(1,737)	$(3,696)	$43,500

	2006	2005	2004
Components of comprehensive loss:
Change in net unrealized gain (loss) on investment
securities available-for-sale	$658	$(1,470)	$(947)
Change in unrecognized pension costs	(852)	(234)	-
Investment losses (gains) included in net income, net
of tax (benefit) expense of $1, $0, and $(80)	(3)	-	155
Total	$(197)	$(1,704)	$(792)

See accompanying notes to consolidated financial statements.

	Year Ended December 31,
(in thousands)	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$5,800	$5,274	$5,267
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	330	60	-
Depreciation and amortization	899	1,327	1,444
Amortization and accretion on investment securities	369	712	912
Deferred income taxes	109	256	(166)
Investment securities (gains) losses, net	(4)	-	235
Earnings on bank owned life insurance	(304)	(294)	(307)
Realized gains on loans sold	(61)	(70)	(54)
Originations of loans held for sale	(3,317)	(5,433)	(3,048)
Proceeds from sales of loans held for sale	3,384	5,503	3,102
Increase in accrued interest receivable	(294)	(429)	(33)
Increase (decrease) in accrued interest payable	425	(8)	(18)
Other, net	(321)	917	(167)
Net cash provided by operating activities	7,015	7,815	7,167
Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sales of available-for-sale securities	10,439	-	14,045
Proceeds from maturity and principal repayments of securities	18,697	17,571	24,571
Purchase of securities	(36,401)	(27,366)	(30,122)
Proceeds from redemption of Regulatory Stock	2,576	2,702	1,585
Purchase of Regulatory Stock	(3,723)	(2,783)	(1,814)
Net increase in loans	(32,420)	(23,676)	(15,405)
Purchase of loans	-	-	(27,340)
Purchase of premises and equipment	(1,335)	(1,306)	(2,319)
Proceeds from sale of premises and equipment	-	200	34
Deposit acquisition premium	-	-	(2,200)
Proceeds from sale of foreclosed assets held for sale	405	486	338
Net cash used in investing activities	(41,762)	(34,172)	(38,627)
Cash Flows from Financing Activities:
Net increase in deposits	16,716	10,300	12,720
Proceeds from long-term borrowings	8,492	8,594	654
Repayments of long-term borrowings	(8,787)	(3,471)	(1,519)
Net increase in short-term borrowed funds	23,396	12,577	545
Dividends paid	(2,442)	(2,335)	(2,209)
Deposits of acquired branches	-	425	20,663
Purchase of treasury stock	(1,222)	(463)	(6)
Net cash provided by financing activities	36,153	25,627	30,848

Net Increase (decrease) in cash and cash equivalents	1,406	(730)	(612)

Cash and Cash Equivalents at Beginning of Year	8,609	9,339	9,951
Cash and Cash Equivalents at End of Year	$10,015	$8,609	$9,339
Supplemental Disclosures of Cash Flow Information:
Interest paid	$14,528	$10,973	$9,253
Income taxes paid	$1,645	$1,150	$1,780
Noncash activities:
Real estate acquired in settlement of loans	$463	$369	$718
See accompanying notes to consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization
Citizens Financial Services, Inc. (individually and collectively, the “Company”), is headquartered in Mansfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, First Citizens National Bank (the “Bank”), and its wholly owned subsidiary, First Citizens Insurance Agency, Inc. The Bank is a national banking association and operates sixteen full-service banking offices in Potter, Tioga and Bradford counties, Pennsylvania and Allegany County, New York. The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans, along with a brokerage division that provides a comprehensive menu of investment services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.
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

Investment Securities
Investment securities at the time of purchase are classified as one of the three following types:
Held-to-Maturity Securities - includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2006 and 2005.

Trading Securities - includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2006 and 2005.
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

Loans
Interest on all loans is recognized on the accrual basis based upon the principal amount outstanding. The accrual of interest income on loans is discontinued when, in the opinion of management, there exists doubt as to the ability to collect such interest. Payments received on non-accrual loans are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ultimate ability to collect principal and interest. Loans are returned to the accrual status when factors indicating doubtful collectibility cease to exist.
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

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “non-accrual loans,” although the two categories overlap. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value; or, as a practical expedient in the case of a loan in the process of collection, the difference between the fair value of the collateral and the recorded amount of the loans.
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

Intangible Assets
Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense, on average, over a 5 1⁄2 year life on a straight-line basis. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Goodwill
The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2006 or 2005.

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
In 2006, the shareholders of the Company approved a restricted stock plan which covers eligible employees and non-employee corporate directors. Under the plan, awards are granted based upon performance related requirements and are subject to certain vesting criteria.

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

Recent Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 155, “Accounting for Certain Hybrid Instruments,” as an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In March 2006, the FASB issued FAS No. 156, “Accounting for Servicing of Financial Assets.” This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations and financial condition.
In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), “Accounting for Deferred Compensation and Post-retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a post-retirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a post-retirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5(“EITF 06-5”), “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.” EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations and financial condition.

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

Earnings Per Share
Earnings per share calculations give retroactive effect to stock dividends declared by the Company. The number of weighted average shares used in the earnings per share computations presented was 2,844,125, 2,884,232, and 2,895,770 for 2006, 2005 and 2004, respectively. The Company has no dilutive securities.

Reclassification
Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $844,000 and $814,000 at December 31, 2006 and 2005, respectively.
Non-retirement account deposits with one financial institution are insured up to $100,000. The Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

3. INVESTMENT SECURITIES
The amortized cost and estimated fair value of investment securities at December 31, 2006 and 2005 were as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2006	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$16,647	$96	$(92)	$16,651
Obligations of state and
political subdivisions	22,591	92	(121)	22,562
Corporate obligations	7,981	21	(5)	7,997
Mortgage-backed securities	60,950	90	(1,165)	59,875
Equity securities	2,560	98	-	2,658
Total available-for-sale	$110,729	$397	$(1,383)	$109,743

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2005	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Agency securities	$12,955	$-	$(201)	$12,754
Obligations of state and
political subdivisions	22,697	116	(201)	22,612
Corporate obligations	8,486	142	(1)	8,627
Mortgage-backed securities	57,345	84	(1,577)	55,852
Equity securities	3,099	-	(342)	2,757
Total available-for-sale	$104,582	$342	$(2,322)	$102,602

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005 (in thousands). As of December 31, 2006 and 2005, the Company owned 75 and 79 securities whose market value was less than their cost basis, respectively.

December 31, 2006	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies
and corporations	$-	$-	$8,214	$92	$8,214	$92
Obligations of states and
political subdivisions	8,061	57	6,637	64	14,698	121
Corporate obligations	4,930	5	-	-	4,930	5
Mortgage-backed securities	7,466	36	39,996	1,129	47,462	1,165

Total securities	$20,457	$98	$54,847	$1,285	$75,304	$1,383

December 31, 2005	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies
and corporations	$8,754	$82	$4,000	$119	$12,754	$201
Obligations of states and
political subdivisions	15,005	201	-	-	15,005	201
Corporate obligations	1,505	1	-	-	1,505	1
Mortgage-backed securities	9,470	109	44,350	1,468	53,820	1,577
Total debt securities	34,734	393	48,350	1,587	83,084	1,980
Equity securities	2,757	342	-	-	2,757	342

Total securities	$37,491	$735	$48,350	$1,587	$85,841	$2,322

The Company’s investment securities portfolio contains unrealized losses on mortgage-related instruments or other agency securities issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government. For fixed maturity investments with unrealized losses due to interest rates where the Company has both the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. For equity securities where the fair value has been significantly below cost for one year, the Company’s policy is to recognize an other than temporary impairment unless sufficient evidence is available that the decline is not permanent and a recovery period can be predicted. The Company has concluded that any impairment of its investment securities portfolio outlined in the above table is not permanent, but rather, temporary, and is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.
Proceeds from sales of securities available-for-sale during 2006, 2005, and 2004 were $10,439,000, $0, and $14,045,000, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

	2006	2005	2004
Gross gains	$159	$-	$517
Gross losses	155	-	26
Net gains	$4	$-	$491

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
Investment securities with an approximate carrying value of $81,894,000 and $83,748,000 at December 31, 2006 and 2005, respectively, were pledged to secure public funds and certain other deposits as provided by law.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated carrying value of debt securities at December 31, 2006, by contractual maturity, are shown below (in thousands):

	Amortized	Estimated
	Cost	Fair Value
Available-for-sale securities:
Due in one year or less	$696	$692
Due after one year through five years	36,945	36,315
Due after five years through ten years	24,988	24,743
Due after ten years	45,540	45,335
Total	$108,169	$107,085

4. LOANS
The Company grants commercial, industrial, residential, and consumer loans primarily to customers throughout Northcentral Pennsylvania and Southern New York. Although the Company has a diversified loan portfolio at December 31, 2006 and 2005, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within these regions.
Major classifications of loans are as follows (in thousands):

	December 31,
	2006	2005
Real estate loans:
Residential	$206,059	$195,628
Commercial	94,122	82,128
Agricultural	17,054	12,991
Construction	7,027	7,245
Loans to individuals for household,
family and other purchases	12,482	13,017
Commercial and other loans	32,766	29,260
State and political subdivision loans	45,263	42,534
	414,773	382,803
Less allowance for loan losses	3,876	3,664
Loans, net	$410,897	$379,139

Real estate loans serviced for Freddie Mac and Fannie Mae, which are not included in the consolidated balance sheet, totaled $36,226,000 and $36,306,000 at December 31, 2006 and 2005, respectively.
At December 31, 2006 and 2005, net unamortized loan fees and costs of $996,000 and $890,000, respectively, have been deducted from the carrying value of loans.
The Company had non-accrual loans, inclusive of impaired loans, of $1,668,000 and $1,898,000 at December 31, 2006 and 2005, respectively. Interest income on loans would have increased by approximately $169,000, $144,000 and $87,000 during 2006, 2005 and 2004, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the year ended December 31 is as follows (in thousands):

	2006	2005	2004
Impaired loans without related allowance for loan losses	$469	$673	$229
Impaired loans with related allowance for loan losses	721	358	832
Related allowance for loan losses	232	179	6
Average recorded balance of impaired loans	1,283	1,148	1,091
Interest income recognized on impaired loans	6	7	18

Changes in the allowance for loan losses were as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Balance, beginning of year	$3,664	$3,919	$3,620
Provision charged to income	330	60	-
Increase related to acquisition	-	-	290
Recoveries on loans previously
charged against the allowance	172	57	324
	4,166	4,036	4,234
Loans charged against the allowance	(290)	(372)	(315)
Balance, end of year	$3,876	$3,664	$3,919

The following is a summary of the past due and non-accrual loans as of December 31, 2006 and 2005 (in thousands):

	December 31, 2006
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$3,230	$1,655	$1,578
Installment loans	258	5	10
Commercial and all other loans	233	30	80
Total	$3,721	$1,690	$1,668

	December 31, 2005
	Past Due	Past Due
	30 - 89 days	90 days or more	Nonaccrual
Real estate loans	$2,097	$298	$1,734
Installment loans	99	7	-
Commercial and all other loans	325	32	164
Total	$2,521	$337	$1,898

5. PREMISES & EQUIPMENT
Premises and equipment are summarized as follows (in thousands):

	December 31,
	2006	2005
Land	$2,998	$2,954
Buildings	11,634	10,606
Furniture, fixtures and equipment	7,081	6,815
Construction in process	798	841
	22,511	21,216
Less: accumulated depreciation	9,619	8,911
Premises and equipment, net	$12,892	$12,305

Depreciation expense amounted to $747,000, $798,000 and $833,000 for 2006, 2005, and 2004, respectively.

6. GOODWILL
A summary of goodwill is as follows (in thousands):

	December 31,
	2006	2005
Gross carrying amount	$9,385	$9,385
Less: accumulated amortization	780	780
Net carrying amount	$8,605	$8,605

The gross carrying amount of goodwill is tested for impairment on an annual basis. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no goodwill impairment loss was recognized in 2006, 2005 or 2004.

7. CORE DEPOSIT INTANGIBLE ASSETS
A summary of core deposit intangible assets is as follows (in thousands):

	December 31,
	2006	2005
Gross carrying amount	$3,553	$3,553
Less: accumulated amortization	3,121	2,869
Net carrying amount	$432	$684

Amortization expense amounted to $252,000, $578,000 and $506,000 for 2006, 2005 and 2004, respectively. The estimated amortization expense of intangible assets for each of the three succeeding fiscal years is as follows (in thousands):

For the year ended December 31, 2007	$144
For the year ended December 31, 2008	144
For the year ended December 31, 2009	144
Total	$432

8. DEPOSITS
Certificates of deposit of $100,000 or more amounted to $67,912,000 and $55,894,000 at December 31, 2006 and 2005, respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $2,667,000, $2,036,000 and $1,843,000 for the years ended December 31, 2006, 2005, and 2004, respectively.
Following are maturities of certificates of deposit as of December 31, 2006 (in thousands):

2007	$119,963
2008	51,671
2009	22,815
2010	20,903
2011	11,912
Thereafter	972
Total certificates of deposit	$228,236

9. BORROWED FUNDS

	Securities
	Sold Under	Treasury					Total
	Agreements to	Direct	FHLB	Federal Funds	Notes	Term	Borrowed
(dollars in thousands)	Repurchase(a)	Investments(b)	Advances(c)	Line (d)	Payable(e)	Loans(f)	Funds
2006
Balance at December 31	$6,638	$-	$45,637	$-	$7,500	$16,000	$75,775
Highest balance at any month-end	9,531	2,470	45,637	5,000	7,500	19,000	89,138
Average balance	8,388	319	30,719	685	7,500	16,024	63,635
Weighted average interest rate:
Paid during the year	4.69%	4.68%	5.21%	4.98%	8.00%	3.79%	5.10%
As of year-end	4.83%	0.00%	5.41%	0.00%	8.16%	4.46%	5.42%
2005
Balance at December 31	$7,610	$606	$21,958	$-	$7,500	$15,000	$52,674
Highest balance at any month-end	9,476	2,592	21,958	-	7,500	18,000	59,526
Average balance	8,320	244	10,024	260	7,500	15,545	41,893
Weighted average interest rate:
Paid during the year	3.63%	2.94%	3.37%	4.28%	6.17%	3.13%	3.32%
As of year-end	4.18%	3.84%	4.23%	0.00%	7.30%	3.24%	3.89%
2004
Balance at December 31	$10,390	$-	$7,085	$-	$7,500	$10,000	$34,975
Highest balance at any month-end	12,927	3,217	8,062	-	7,500	15,821	47,527
Average balance	8,325	413	3,623	-	7,500	15,256	35,117
Weighted average interest rate:
Paid during the year	2.69%	2.96%	1.73%	0.00%	4.36%	2.14%	2.27%
As of year-end	2.93%	0.00%	2.21%	0.00%	5.30%	2.35%	2.53%

(a)  Securities sold under agreements to repurchase mature within 5 years. The carrying value of the underlying securities at December 31, 2006 and 2005 was $10,943,000 and $11,389,000, respectively.

(b)  Treasury Direct Investments consist of notes issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest-bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

(c)  FHLB Advances consist of an “Open RepoPlus” agreement with the Federal Home Loan Bank of Pittsburgh. FHLB “Open RepoPlus” advances are short-term borrowings that bear interest based on the Federal Home Loan Bank discount rate or Federal Funds rate, whichever is higher. The Company has a borrowing limit of $226,934,000, inclusive of any outstanding advances. Although no specific collateral is required to be pledged for the “Open RepoPlus” borrowings, FHLB advances are secured by a blanket security agreement that includes the Company’s FHLB stock, as well as investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential mortgage loans. At December 31, 2006 and 2005, the approximate carrying value of the securities collateral was $76,526,000 and $56,985,000, respectively.

(d)  Federal funds line consists of an unsecured line from a third party bank. These advances are short-term borrowings that bear interest at a rate .10 percent higher than the Federal funds rate as computed by the Federal Reserve Bank. The Company has a borrowing limit of $10,000,000, inclusive of any outstanding balances. No specific collateral is required to be pledged for these borrowings.

(e)  In December 2003, the Company formed a special purpose entity (“Entity”) to issue $7,500,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 2.80%. At December 31, 2006 and 2005, the rate was 8.16% and 7.30%, respectively. The Entity may redeem them, in whole or in part, at face value after December 17, 2008. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable. Debt issue costs of $75,000 have been capitalized and are being amortized through the first call date. Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

(f)  Term Loans consist of separate loans with a third party bank and the Federal Home Loan Bank of Pittsburgh as follows (in thousands):

		December 31,	December 31,
Interest Rate	Maturity	2006	2005
Variable:
(g)	June 30, 2007	$-	$-
Fixed:
2.45%	June 19, 2006	-	4,000
2.76%	December 18, 2006	-	3,000
3.69%	February 26, 2007	3,000	3,000
3.82%	January 10, 2008	3,000	3,000
4.95%	March 26, 2008	2,000	-
5.22%	May 12, 2008	2,000	-
5.34%	July 14, 2008	2,000	-
4.88%	September 26, 2008	2,000	-
3.99%	February 25, 2009	2,000	2,000
Total term loans		$16,000	$15,000

(g)  Interest rate floats monthly based on the 1 month LIBOR +1.75%. The interest rate was 7.07% and 6.11% at December 31, 2006 and 2005, respectively. This line of credit has a borrowing limit of $3.0 million and is renewable on an annual basis.

Following are maturities of borrowed funds as of December 31, 2006 (in thousands):

2007	$54,858
2008	18,787
2009	2,000
2010	110
2011	20
Total borrowed funds	$75,775

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
The Company adopted the recognition provisions of Statement of Financial Accounting Standards (FAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans and initially applied them to the funded status of its defined benefit pension plan as of December 31, 2006. The initial recognition of the funded status of its defined benefit pension plan resulted in a decrease in stockholders’ equity of $852,000, which was net of a tax benefit of $439,000.
The following table sets forth the incremental effect of applying FAS No. 158 on individual line items in the consolidated balance sheet at December 31, 2006 (in thousands):

	Before		After
	Application of		Application of
	FAS No. 158	Adjustments	FAS No. 158

Other assets	$9,101	$410	$9,511
Total assets	571,758	410	572,168
Other liabilities	2,829	1,262	4,091
Total liabilities	527,406	1,262	528,668
Accumulated other comprehensive loss	(885)	(852)	(1,737)
Total stockholders' equity	44,352	(852)	43,500
Total liabilities and stockholders' equity	571,758	410	572,168

The following table sets forth the obligation and funded status as of December 31 (in thousands):

	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$6,165	$5,784
Service cost	388	361
Interest cost	363	325
Amendments	-	3
Assumption change	126	(112)
Experience loss (gain)	226	(55)
Benefits paid	(166)	(141)
Benefit obligation at end of year	7,102	6,165

Change in plan assets
Fair value of plan assets at beginning of year	4,921	4,599
Actual return on plan assets	597	127
Employer contribution	444	336
Benefits paid	(166)	(141)
Fair value of plan assets at end of year	5,796	4,921

Funded status	$(1,306)	$(1,244)

Amounts not yet recognized as a component of net periodic pension cost (in thousands):

Amounts recognized in accumulated other
comprehensive loss consists of:
Net loss	$1,615	$353
Prior service cost	29	-
Amounts not recognized in accumulated other
comprehensive loss consists of:
Net loss	-	1,199
Prior service cost	-	29
Total	$1,644	$1,581

The accumulated benefit obligation for the defined benefit pension plan was $5,605,000 and $4,966,000 at December 31, 2006 and 2005, respectively. Information where the accumulated benefit obligation is in excess of plan assets at December 31 is as follows (in thousands):

2005
Projected benefit obligation	$6,165
Accumulated benefit obligation	4,966
Fair value of plan assets	4,921

The components of net periodic benefit costs for the periods ending December 31 are as follows (in thousands):
	2006	2005	2004

Service cost	$388	$361	$336
Interest cost	363	325	295
Return on plan assets	(395)	(376)	(332)
Net amortization and deferral	86	59	24
Net periodic benefit cost	$442	$369	$323

The estimated net loss and prior service cost (benefit) that will be amortized from accumulated other comprehensive loss into the net periodic benefit cost in 2007 is $70,000 and $(1,000), respectively.

The weighted-average assumptions used to determine benefit obligations at December 31:

	2006	2005

Discount rate	5.75%	5.75%
Rate of compensation increase	3.25%	3.00%

The weighted-average assumptions used to determine net periodic benefit cost for the year ended December 31:

	2006	2005	2004

Discount rate	5.75%	5.75%	5.75%
Expected long-term return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.25%	3.00%	3.25%

The long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets as well as future rates expected to be earned. The allocation of the pension plan assets, as summarized below, is determined on the basis of sound economic principles and is continually reviewed in light of changes in market conditions. The Bank’s pension plan weighted-average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

Asset category:	2006	2005

Equity securities	67.2%	70.5%
Debt securities	23.3	28.3
Other	9.5	1.2
Total	100.0%	100.0%

Equity securities include the Company’s common stock in the amounts of $230,000 (4.0% of total plan assets) and $224,000 (4.6% of total plan assets) at December 31, 2006 and 2005, respectively.
The Bank expects to contribute $444,000 to its pension plan in 2007. Expected future benefit payments that the Bank estimates from its pension plan are as follows (in thousands):

2007	$160
2008	177
2009	179
2010	218
2011	214
2012 - 2016	1,398

Defined Contribution Plan
Prior to 2005, the Company sponsored a non-contributory, voluntary 401(k) savings plan which eligible employees could elect to contribute up to the maximum amount allowable not to exceed the limits of IRS Code Sections 401(k). Beginning in 2005, the plan was modified to become a contributory plan. Under the plan, the Company makes required contributions on behalf of the eligible employees and eligible employees could elect to contribute up to the maximum amount allowable not to exceed the limits of IRS Code Sections 401(k). The Company’s contributions vest immediately. Contributions by the Company totaled $187,000 and $200,000 for 2006 and 2005, respectively.

Directors’ Deferred Compensation Plan
The Company’s directors may elect to defer all or portions of their fees until their retirement or termination from service. Amounts deferred under the plan earn interest based upon the highest current rate offered to certificate of deposit customers. Amounts deferred under the plan are not guaranteed and represent a general liability of the Company. Amounts included in interest expense on the deferred amounts totaled $44,000, $35,000 and $32,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

2006 Restricted Stock Plan
Effective April 18, 2006, shareholders of the Company approved the 2006 Restricted Stock Plan (the Plan).  Employees and non-employee corporate directors are eligible to receive awards of restricted stock based upon performance related requirements.  Awards granted under the Plan are in the form of the Company’s common stock and are subject to certain vesting requirements including continuous employment or service with the Company.  100,000 shares of the Company’s common stock have been authorized under the Plan, which terminates April 18, 2016.  The Plan assists the Company in attracting, retaining and motivating employees and non-employee directors to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation.  As of December 31, 2006, no restricted stock awards have been awarded.

11. INCOME TAXES
The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2006	2005	2004
Currently payable	$1,348	$1,410	$1,640
Deferred liability (asset)	109	256	(166)
Provision for income taxes	$1,457	$1,666	$1,474

The following temporary differences gave rise to the net deferred tax assets at December 31, 2006 and 2005 (in thousands):

	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,187	$1,078
Deferred compensation	574	564
Merger & acquisition costs	45	48
Allowance for losses on available-for-sale securities	191	247
Pension obligation	444	7
Unrealized losses on available-for-sale securities	336	673
Less valuation allowance	(182)	(182)
Total	$2,595	$2,435

Deferred tax liabilities:
Premises and equipment	$(238)	$(275)
Investment securities accretion	(34)	(36)
Loan fees and costs	(110)	(115)
Goodwill and core deposit intangibles	(419)	(215)
Low income housing tax credits	(36)	(18)
Mortgage servicing rights	(60)	(70)
Total	(897)	(729)
Deferred tax asset, net	$1,698	$1,706

At December 31, 2006 and 2005, the valuation allowance was $182,000. The allowance is for certain unrealized losses on available-for-sale securities, particularly the loss on the impairment charge for Freddie Mac preferred stock recognized in 2004. As of December 31, 2006 and 2005, the Company did not have sufficient unrealized capital gains available to utilize the unrealized loss recognized on the Freddie Mac preferred stock.
The total provision for income taxes is different from that computed at the statutory rates due to the following items (in thousands):

	Year Ended December 31,
	2006	2005	2004
Provision at statutory rates on
pre-tax income	$2,462	$2,347	$2,287
Effect of tax-exempt income	(913)	(748)	(648)
Low income housing tax credits	(130)	(130)	(130)
Bank owned life insurance	(103)	(100)	(105)
Nondeductible interest	118	75	54
Valuation allowance	-	182	-
Other items	23	40	16
Provision for income taxes	$1,457	$1,666	$1,474
Statutory tax rates	34%	34%	34%
Effective tax rates	20.1%	24.1%	21.9%

12. RELATED PARTY TRANSACTIONS
Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to the Bank. Such loans were made in the ordinary course of business at the Bank’s normal credit terms and do not present more than a normal risk of collection. A summary of loan activity for 2006 and 2005 with officers, directors, stockholders and associates of such persons is listed below (in thousands):

	Year Ended December 31,
	2006	2005
Balance, beginning of year	$2,464	$3,090
New loans	1,209	1,272
Repayments	(936)	(1,898)
Balance, end of year	$2,737	$2,464

13. REGULATORY MATTERS
Dividend Restrictions:
The approval of the Comptroller of the Currency is required for a national bank to pay dividends up to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2007 without approval of the Comptroller of the Currency of approximately $6,230,000, plus the Bank’s net income for 2007.
Loans:
The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2006, the regulatory lending limit amounted to approximately $4,852,000.
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
As of December 31, 2006 and 2005, the Federal Reserve Board categorized the Company and the Office of the Comptroller of the Currency categorized the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based and Tier I leverage capital ratios must be at least 10%, 6% and 5%, respectively.
The following table reflects the Company’s capital ratios at December 31 (dollars in thousands):

	2006		2005
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Company	$47,604	12.59%	$44,731	12.88%
For capital adequacy purposes	30,252	8.00%	27,793	8.00%
To be well capitalized	37,815	10.00%	34,741	10.00%

Tier I capital (to risk weighted assets)

Company	$43,684	11.55%	$41,067	11.82%
For capital adequacy purposes	15,126	4.00%	13,897	4.00%
To be well capitalized	22,689	6.00%	20,845	6.00%

Tier I capital (to average assets)

Company	$43,684	7.82%	$41,067	8.04%
For capital adequacy purposes	22,355	4.00%	20,440	4.00%
To be well capitalized	27,944	5.00%	25,551	5.00%

The following table reflects the Bank’s capital ratios at December 31 (dollars in thousands):

	2006		2005
	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)

Bank	$41,249	10.93%	$37,203	10.72%
For capital adequacy purposes	30,200	8.00%	27,771	8.00%
To be well capitalized	37,750	10.00%	34,714	10.00%

Tier I capital (to risk weighted assets)

Bank	$37,330	9.89%	$33,538	9.66%
For capital adequacy purposes	15,100	4.00%	13,886	4.00%
To be well capitalized	22,650	6.00%	20,828	6.00%

Tier I capital (to average assets)

Bank	$37,330	6.68%	$33,538	6.57%
For capital adequacy purposes	22,373	4.00%	20,430	4.00%
To be well capitalized	27,966	5.00%	25,537	5.00%

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

14. OFF-BALANCE SHEET RISK
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
Financial instruments, whose contract amounts represent credit risk at December 31, 2006 and 2005, are as follows (in thousands):

	2006	2005
Commitments to extend credit	$59,856	$56,767
Standby letters of credit	2,071	1,618

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
Standby letters of credit are conditional commitments issued by the Company to guarantee a financial agreement between a customer and a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized during the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	December 31,
	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,015	$10,015	$8,609	$8,609
Available-for-sale securities	109,743	109,743	102,602	102,602
Net loans	410,897	413,498	379,139	391,493
Bank owned life insurance	8,047	8,047	7,743	7,743
Regulatory stock	3,996	3,996	2,849	2,849
Accrued interest receivable	2,458	2,458	2,164	2,164

Financial liabilities:
Deposits	$446,515	$443,208	$429,799	$426,966
Borrowed funds	75,775	75,232	52,674	52,426
Accrued interest payable	2,287	2,287	1,862	1,862

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

16. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2006	2005
Assets:
Cash	$5,798	$7,095
Investment in subsidiary:
First Citizens National Bank	44,644	41,533
Other assets	653	453
Total assets	$51,095	$49,081

Liabilities:
Other liabilities	$95	$20
Borrowed funds	7,500	7,500
Total liabilities	7,595	7,520
Stockholders' equity	43,500	41,561
Total liabilities and stockholders' equity	$51,095	$49,081

CITIZENS FINANCIAL SERVICES, INC.
CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2006	2005	2004
Dividends from:
Bank subsidiary	$3,038	$2,825	$3,776
Available-for-sale securities	2	-	-
Total income	3,040	2,825	3,776
Expenses	551	470	377
Income before equity
in undistributed earnings
of subsidiary	2,489	2,355	3,399
Equity in undistributed
earnings - First Citizens National Bank	3,311	2,919	1,868
Net income	$5,800	$5,274	$5,267

CITIZENS FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2006	2005	2004
Cash flows from operating activities:
Net income	$5,800	$5,274	$5,267
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,311)	(2,919)	(1,868)
Other, net	(18)	(11)	(377)
Net cash provided by operating activities	2,471	2,344	3,022
Cash flows from investing activities:
Purchases of available-for-sale securities	(104)	-	-
Net cash used in investing activities	(104)	-	-
Cash flows from financing activities:
Cash dividends paid	(2,442)	(2,335)	(2,209)
Repayments of borrowed funds	-	-	(938)
Purchase of treasury stock	(1,222)	(463)	(6)
Net cash used in financing activities	(3,664)	(2,798)	(3,153)

Net decrease in cash	(1,297)	(454)	(131)

Cash at beginning of year	7,095	7,549	7,680
Cash at end of year	$5,798	$7,095	$7,549

17. CONSOLIDATED CONDENSED QUARTERLY DATA (UNAUDITED)
(in thousands, except share data)		Three Months Ended
2006	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$7,631	$8,076	$8,383	$8,761
Interest expense	3,264	3,598	3,916	4,175
Net interest income	4,367	4,478	4,467	4,586
Provision for loan losses	60	60	105	105
Non-interest income	1,138	1,186	1,208	1,180
Investment securities gains (losses), net	(6)	5	5	-
Non-interest expenses	3,891	3,737	3,698	3,701
Income before provision for income taxes	1,548	1,872	1,877	1,960
Provision for income taxes	272	386	329	470
Net income	$1,276	$1,486	$1,548	$1,490
Earnings Per Share	$0.44	$0.52	$0.55	$0.53

		Three Months Ended
2005	Mar 31	Jun 30	Sep 30	Dec 31
Interest income	$6,880	$7,033	$7,266	$7,520
Interest expense	2,547	2,635	2,799	3,019
Net interest income	4,333	4,398	4,467	4,501
Provision for loan losses	-	-	30	30
Non-interest income	1,110	1,135	1,231	1,212
Investment securities gains (losses), net	-	-	-	-
Non-interest expenses	3,831	3,862	3,821	3,873
Income before provision for income taxes	1,612	1,671	1,847	1,810
Provision for income taxes	345	358	529	434
Net income	$1,267	$1,313	$1,318	$1,376
Earnings Per Share	$0.44	$0.45	$0.46	$0.48

18. ACQUISITIONS
On December 17, 2005, the Bank acquired the Hannibal branch of the Fulton Savings Bank located in Hannibal, New York. Simultaneous with the purchase, the branch was closed and relocated to Wellsville, New York. The acquisition included retail deposits of $425,000 and certain fixed assets. Costs associated with this purchase totaled $240,000. The consolidated operating results include these expenses as well as operations of the de novo office in Wellsville from the date of start-up.
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

To the Stockholders and the Board of Directors of
Citizens Financial Services, Inc.

We have audited the consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Financial Services, Inc. and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
February 26, 2007

FIVE YEAR SUMMARY OF OPERATIONS

(in thousands, except share data)	2006	2005	2004	2003	2002
Interest income	$32,851	$28,699	$26,606	$25,615	$27,377
Interest expense	14,953	11,000	9,235	8,826	10,404
Net interest income	17,898	17,699	17,371	16,789	16,973
Provision for loan losses	330	60	-	435	435
Net interest income after provision
for loan losses	17,568	17,639	17,371	16,354	16,538
Non-interest income	4,712	4,688	4,527	4,759	4,792
Investment securities gains (losses), net	4	-	(235)	553	254
Non-interest expenses	15,027	15,387	14,922	15,501	14,226
Income before provision for income taxes and
extraordinary item	7,257	6,940	6,741	6,165	7,358
Provision for income taxes	1,457	1,666	1,474	1,286	1,763
Net income	$5,800	$5,274	$5,267	$4,879	$5,595

Per share data:
Net income (1)	$2.04	$1.83	$1.82	$1.67	$1.90
Cash dividends (1)	0.86	0.82	0.76	0.72	0.65
Book value (1) (2)	16.04	15.00	14.03	12.97	12.20

Total investments	$109,743	$102,602	$95,747	$106,587	$100,725
Loans, net (3)	410,897	379,139	355,774	314,037	294,836
Total assets (3)	572,168	529,241	499,347	463,878	432,658
Total deposits (3)	446,515	429,799	419,074	385,691	373,051
Stockholders' equity	43,500	41,561	40,789	38,529	38,406

(1) Amounts were adjusted to reflect stock dividends.
(2) Calculation excludes accumulated other comprehensive income and unrecognized pension cost.
(3) Amounts in 2004 reflect the acquisition of branches in the second quarter of 2004.
Amounts in 2005 reflect the branch acquisition in the fourth quarter of 2005.

COMMON STOCK
Common stock issued by Citizens Financial Services, Inc. is traded in the over-the-counter market. Prices presented in the table below are bid prices between broker-dealers published by the National Association of Securities Dealers through the NASD OTC “Bulletin Board”, its automated quotation system for non-NASDAQ quoted stocks and the National Quotation Bureau’s “Pink Sheets.” The prices do not include retail markups or markdowns or any commission to the broker-dealer. The bid prices do not necessarily reflect prices in actual transactions. Cash dividends are declared on a quarterly basis and the effects of stock dividends have been stated retroactively in the table below (also see dividend restrictions in Note 13 of the consolidated financial statements).

			Dividends			Dividends
	2006		paid	2005		paid
	High	Low	per share	High	Low	per share
First quarter	$22.77	$20.54	$0.210	$24.75	$23.50	$0.200
Second quarter	23.76	21.38	0.215	24.80	20.75	0.205
Third quarter	23.01	21.38	0.215	21.95	20.10	0.205
Fourth quarter	22.80	21.05	0.220	21.25	19.50	0.210

STOCK PERFORMANCE GRAPH
The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” under such Acts.
The graph compares the Company’s stock performance from December 31, 2001 through December 31, 2006, against the performance of the NASDAQ Composite and Mid-Atlantic Custom Peer Group for the same period. The graph shows the cumulative investment return to shareholders, based on the assumption that a $100 investment was made on December 31, 2001, in each of the Company’s common stock, NASDAQ Composite, and the Mid-Atlantic Custom Peer Group, and that all dividends were reinvested in such securities over the past five fiscal years. Shareholder return shown on the graph below is not necessarily indicative of future performance.

Total Return Performance
Citizens Financial Services, Inc.
NASDAQ Composite
Mid-Atlantic Custom Peer Group*
Index Value
250
225
200
175
150
125
100
75
50
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06

		Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Citizens Financial Services, Inc.	100.00	164.92	186.64	194.60	178.94	202.35
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
Mid-Atlantic Custom Peer Group*	100.00	119.20	178.39	200.93	198.36	208.68

* - Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1 billion.

Source : SNL Financial LC, Charlottesville, VA

TRUST AND INVESTMENT SERVICES FUNDS UNDER MANAGEMENT

(market values - in thousands)	2006	2005
INVESTMENTS:
Bonds	$17,543	$15,913
Stock	21,013	21,894
Savings and Money Market Funds	9,163	8,974
Mutual Funds	32,678	26,547
Mortgages	951	1,136
Real Estate	1,263	751
Miscellaneous	16	19
Cash	10	11
TOTAL	$82,637	$75,245

ACCOUNTS:
Trusts	26,333	24,538
Guardianships	144	126
Employee Benefits	30,253	25,822
Investment Management	24,742	21,368
Custodial	1,165	3,391
TOTAL	$82,637	$75,245

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
·
We could experience greater loan delinquencies than anticipated, adversely affecting our earnings and financial condition. We could also experience greater losses than expected due to the ever increasing volume of information theft and fraudulent scams impacting our customers and the banking industry.

·
We could lose the services of some or all of our key personnel, which would negatively impact our business because of their business development skills, financial expertise, lending experience, technical expertise and market area knowledge.

Except as required by applicable law and regulation, we assume no obligation to update or revise any forward-looking statements after the date on which they are made.

INTRODUCTION
The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Citizens Financial Services, Inc., a bank holding company and its subsidiary (the “Company”). Our Company’s consolidated financial condition and results of operations consist almost entirely of our wholly owned subsidiary’s (First Citizens National Bank) financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes. Except as noted, tabular information is presented in thousands of dollars.
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

In December of 2005, regulatory approval was received to purchase the Hannibal branch of the Fulton Savings Bank in Hannibal, New York (see footnote 18 of the consolidated financial statements). The office was relocated to Wellsville, New York, where a temporary banking facility was utilized. In October, 2006, we officially opened our newly constructed de novo branch facility in Wellsville, accomplishing one of our primary objectives of expanding into New York State.
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
Regulatory risk represents the possibility that a change in law, regulations or regulatory policy may have a material effect on the business of the Company and its subsidiary. We can not predict what legislation might be enacted or what regulations might be adopted, or if adopted, the effect thereof on our operations. We can not anticipate additional requirements or additional compliance efforts regarding the Bank Secrecy Act or USA Patriot Act, or regulatory burdens regarding the ever increasing information theft and fraudulent activities impacting our customers and the banking industry in general.
Readers should carefully review the risk factors described in other documents our Company files from time to time with the Securities and Exchange Commission, including the annual reports on Form 10-K, the quarterly reports on Form 10-Q and any current reports on Form 8-K filed by us.
We face strong competition in the communities that we serve from other commercial banks, savings banks, and savings and loan associations, some of which are substantially larger institutions than our subsidiary. In addition, insurance companies, investment-counseling firms, and other business firms and individuals offer personal and corporate trust services. We also compete with credit unions, issuers of money market funds, securities brokerage firms, consumer finance companies, mortgage brokers and insurance companies. These entities are strong competitors for virtually all types of financial services. The financial services industry continues to experience tremendous change to competitive barriers between bank and non-bank institutions. We must compete not only with traditional financial institutions, but in addition, with other business corporations that have begun to deliver competing financial services, and banking services that are easily accessible through the internet. Competition for banking services is based on price, nature of product, quality of service, and in the case of certain activities, convenience of location.

TRUST AND INVESTMENT SERVICES
Our Investment and Trust Services Division is committed to helping our customers meet their financial goals. The Trust Division offers professional trust administration, investment management services, estate planning and administration, custody of securities and individual retirement accounts. Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Bank. As of December 31, 2006, the Trust Department had $82.6 million of assets under management. This compares to $75.2 million as of December 31, 2005.
Our Financial Consultants offer full service brokerage services throughout the Bank’s market area. Appointments can be made at any First Citizens National Bank branch. The Financial Consultants provide financial planning and help our customers achieve their financial goals with their choice of mutual funds, annuities, health and life insurance. These products are made available through our insurance subsidiary, First Citizens Insurance Agency, Inc.

RESULTS OF OPERATIONS
Net income for the twelve months ended December 31, 2006 was $5,800,000, which represents an increase of $526,000, or 10.0%, when compared to the 2005 related period. Net income for the twelve months ended December 31, 2005 totaled $5,274,000, a slight increase of $7,000 from the 2004 related period. Earnings per share were $2.04, $1.83 and $1.82 for the years ended 2006, 2005 and 2004, respectively. The reasons for these changes are discussed on the following pages.
The following table sets forth certain performance ratios of our Company for the periods indicated:

	2006	2005	2004
Return on Assets (net income to average total assets)	1.05%	1.04%	1.09%
Return on Equity (net income to average total equity)	13.21%	12.63%	13.40%
Dividend Payout Ratio (dividends declared divided by net income)	42.10%	44.28%	41.90%
Equity to Asset Ratio (average equity to average total assets, excluding other comprehensive income)	7.98%	8.20%	8.15%

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
The following table sets forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate “spread” created (dollars in thousands):

			Analysis of Average Balances and Interest Rates (1)
		2006			2005			2004
	Average		Average	Average		Average	Average		Average
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
	$	$	%	$	$	%	$	$	%
ASSETS
Short-term investments:
Interest-bearing deposits at banks	4	0	5.14	114	3	2.63	986	10	1.01
Total short-term investments	4	0	5.14	114	3	2.63	986	10	1.01
Investment securities:
Taxable	86,198	3,892	4.52	83,787	3,236	3.86	97,595	3,779	3.87
Tax-exempt (3)	22,952	1,368	5.96	14,705	903	6.14	6,881	456	6.63
Total investment securities	109,150	5,260	4.82	98,492	4,139	4.20	104,476	4,235	4.05
Loans:
Residential mortgage loans	209,305	14,842	7.09	201,265	13,814	6.86	192,596	13,363	6.94
Commercial & agricultural loans	134,813	10,353	7.68	118,524	8,434	7.12	98,064	6,678	6.81
Loans to state & political subdivisions	43,642	2,604	5.97	38,766	2,308	5.95	35,878	2,183	6.08
Other loans	12,747	1,141	8.95	12,592	1,106	8.78	12,298	1,100	8.94
Loans, net of discount (2)(3)(4)	400,507	28,940	7.23	371,147	25,662	6.91	338,836	23,324	6.88
Total interest-earning assets	509,661	34,200	6.71	469,753	29,804	6.34	444,298	27,569	6.21
Cash and due from banks	9,093			8,764			8,450
Bank premises and equipment	12,415			12,142			11,169
Other assets	18,610			18,714			18,495
Total non-interest earning assets	40,118			39,620			38,114
Total assets	549,779			509,373			482,412
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	85,481	1,638	1.92	71,257	665	0.93	63,210	268	0.42
Savings accounts	39,170	130	0.33	39,939	113	0.28	39,434	111	0.28
Money market accounts	45,717	1,464	3.20	49,482	999	2.02	44,607	481	1.08
Certificates of deposit	218,019	8,453	3.88	213,109	7,596	3.56	211,325	7,423	3.51
Total interest-bearing deposits	388,387	11,685	3.01	373,787	9,373	2.51	358,576	8,283	2.31
Other borrowed funds	63,635	3,268	5.14	41,893	1,627	3.88	35,117	952	2.71
Total interest-bearing liabilities	452,022	14,953	3.31	415,680	11,000	2.65	393,693	9,235	2.35
Demand deposits	49,324			46,890			44,763
Other liabilities	4,757			5,033			4,637
Total non-interest-bearing liabilities	54,081			51,923			49,400
Stockholders' equity	43,676			41,770			39,319
Total liabilities & stockholders' equity	549,779			509,373			482,412
Net interest income		19,247			18,804			18,334
Net interest spread (5)			3.40%			3.69%			3.86%
Net interest income as a percentage
of average interest-earning assets			3.78%			4.00%			4.13%
Ratio of interest-earning assets
to interest-bearing liabilities			1.13			1.13			1.13

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

Tax exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory, federal income tax rate of 34%. For purposes of the comparison, as well as the discussion that follows, this presentation facilitates performance comparisons between taxable and tax-free assets by increasing the tax-free income by an amount equivalent to the Federal income taxes that would have been paid if this income were taxable at the Company’s 34% Federal statutory rate. Accordingly, income tax adjustments of $509,000, $354,000 and $239,000 for investments and $840,000, $751,000 and $724,000 for loans have been made accordingly to the previous table for the years ended December 31, 2006, 2005 and 2004, respectively. The following table shows the tax-equivalent effect of changes in volume and rates on interest income and expense (in thousands):

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis (1)

	2006 vs. 2005 (1)			2005 vs. 2004 (1)
	Change in	Change	Total	Change in	Change	Total
	Volume	in Rate	Change	Volume	in Rate	Change
Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$(5)	$2	$(3)	$(14)	$7	$(7)
Investment securities:
Taxable	90	566	656	(533)	(10)	(543)
Tax-exempt	493	(28)	465	482	(35)	447
Total investment securities	583	538	1,121	(51)	(45)	(96)
Loans:
Residential mortgage loans	658	370	1,028	596	(145)	451
Commercial & agricultural loans	1,376	543	1,919	1,473	283	1,756
Loans to state & political subdivisions	291	5	296	173	(48)	125
Other loans	14	21	35	26	(20)	6
Total loans, net of discount	2,339	939	3,278	2,268	70	2,338
Total Interest Income	2,917	1,479	4,396	2,203	32	2,235
Interest Expense:
Interest-bearing deposits:
NOW accounts	100	873	973	29	368	397
Savings accounts	(3)	20	17	2	-	2
Money Market accounts	(81)	546	465	45	473	518
Certificates of deposit	170	687	857	62	111	173
Total interest-bearing deposits	186	2,126	2,312	138	952	1,090
Other borrowed funds	1,562	79	1,641	120	555	675
Total interest expense	1,748	2,205	3,953	258	1,507	1,765
Net interest income	$1,169	$(726)	$443	$1,945	$(1,475)	$470

(1) The portion of total change attributable to both volume and rate changes during the year has been allocated to volume and rate components based upon the absolute dollar amount of the change in each component prior to allocation.

2006 vs. 2005
As shown in the preceding tables, tax equivalent net interest income for 2006 was $19,247,000 compared with $18,804,000 for 2005, an increase of $443,000 or 2.4%. The increased volume of interest earning assets of $39.9 million generated an increase in interest income of $2,917,000. The average rate on interest earning assets increased from 6.34% in 2005 to 6.71% in 2006, which had the effect of increasing interest income by $1,479,000. The average balance of interest bearing liabilities increased $36.3 million, which had the effect of increasing total interest expense by $1,748,000. Furthermore, the average rate on interest bearing liabilities increased from 2.65% to 3.31%, which had the effect of increasing interest expense by $2,205,000 due to the flattened, and at times inverted, yield curve as discussed below.
Loan income increased $3,278,000 in 2006 from 2005. Our commitment and focus on originating good quality, commercial loans was the primary driver as income from these loans increased $1,919,000 over 2005. The average balance of commercial loans increased $16.3 million or 13.74%, while at the same time the average rate increased from 7.12% to 7.68%.
Residential mortgage loan income increased $1,028,000. The increase due to volume was $658,000, as the average balance increased $8.0 million. The average rate earned on these loans went from 6.86% to 7.09%, which had the effect of increasing interest income by $370,000. The Company continues to strive on being the top mortgage lender within our service area by providing competitive products and exemplary service to our customers.
Total tax equivalent interest income from investment securities increased $1,121,000 in 2006 from 2005. Income from taxable investment securities increased $656,000. The average rate earned went from 3.86% to 4.52%, which had the effect of increasing income by $566,000. Interest income from tax-exempt investment securities increased $465,000 in 2006. The Company’s strategy, particularly in the latter half of 2005, was to invest in bank qualified municipal securities with a maturity of up to 20 years in order to take advantage of higher tax-effected yields compared with other investment alternatives.
Interest expense on interest bearing deposits increased $2,312,000 in 2006 from 2005. The increase due to volume was $186,000 while the increase due to rate was $2,126,000. The continued increase in short term rates, reflective of the 100 basis point increase in the federal funds rate since the beginning of 2006, has resulted in an increase in the rates paid on NOW accounts, money market deposits and short-term certificates of deposit. Similarly, the increase in the average balance and rates paid on borrowings has increased interest expense by $1,641,000 in 2006.
From June, 2004 through June, 2006, the Federal Reserve increased the Federal Funds rate from 1.00% to 5.25%. This has had a significant impact on the rates paid on short term deposits, top tier money market and NOW accounts, and on short term borrowing rates particularly from the Federal Home Loan Bank. During this same period, longer term interest rates have not increased at the same pace, resulting in a flattened yield curve. The flattened yield curve, which at times has been inverted, has persisted for all of 2006 as well as 2005. This has dampened our ability to increase the average rates on interest earning assets at the same rate as the increase in short-term deposit and borrowing rates. Many of the Company’s interest earning assets re-price along the five year point of the curve, where interest rates have not significantly increased due to the flattened yield curve. The Company’s liabilities, including borrowings and deposits, are shorter in nature and are more sensitive to short-term changes in interest rates. As a result, our net interest spread has decreased from 3.86% in 2004 to 3.69% in 2005, with a further decline to 3.40% in 2006. As the interest rate environment returns to a more normal yield curve, it is anticipated that the Company’s net interest spread should improve. Should the flattened to inverted yield curve continue to remain in effect for an extended period, we will continue to see additional pressure on our margin.

2005 vs. 2004
Tax equivalent net interest income increased from $18,334,000 in 2004 to $18,804,000 in 2005, which is an increase of $470,000 or 2.6%. The increased volume of interest-earning assets of $25.5 million generated an increase in interest income of $2,203,000 while increased volume of interest-bearing liabilities of $22.0 million produced an additional $258,000 of interest expense. The change in volume resulted in a net increase of $1,945,000 in net interest income. The net change in rate was a negative $1,475,000 resulting in a total positive net change of $470,000 when combined with the change in volume.
Interest income on loans increased $2,338,000. The amount of increase related to loan volume was $2,268,000 while the increase related to rate was $70,000. The average balance of loans increased $32.3 million from 2004 to 2005.
Interest expense on interest bearing deposits increased $1,090,000. The amount attributable to the change in average rate resulted in an increase in interest expense of $952,000, while the increase due to volume was $138,000. Interest expense on borrowed funds increased $675,000 compared with 2004. The increase due to volume totaled $120,000, while the increase due to rate was $555,000. The average rate paid on interest-bearing liabilities increased from 2.35% in 2004 to 2.65% in 2005.
2005’s net interest income compared to 2004 shows the effects of increasing short-term interest rates and the effect of a flattening of the yield curve as described above. During 2005, the Federal Reserve increased short-term interest rates by 200 basis points, in 25 basis point increments throughout the year, while long-term rates remained relatively unchanged.

Non-interest Income

The following table reflects non-interest income by major category for the periods ended December 31 (dollars in thousands):

	2006	2005	2004
Service charges	$3,140	$2,965	$3,017
Trust	487	474	434
Brokerage	166	183	185
Insurance	94	260	175
Gains on loans sold	68	70	54
Investment securities gains (losses), net	4	-	(235)
Earnings on bank owned life insurance	304	294	307
Other	453	442	355
Total	$4,716	$4,688	$4,292

	2006/2005		2005/2004
	Change		Change
	Amount	%	Amount	%
Service charges	$175	5.9	$(52)	(1.7)
Trust	13	2.7	40	9.2
Brokerage	(17)	(9.3)	(2)	(1.1)
Insurance	(166)	(63.8)	85	48.6
Gains on loans sold	(2)	(2.9)	16	29.6
Investment securities gains (losses), net	4	-	235	(100.0)
Earnings on bank owned life insurance	10	3.4	(13)	(4.2)
Other	11	2.5	87	24.5
Total	$28	0.6	$396	9.2

2006 vs. 2005
Non-interest income increased $28,000 in 2006 from 2005, or .6%. Service charge income increased by $175,000 in 2006 compared to 2005. This increase was offset by a decrease in insurance revenue of $166,000. Other categories listed were comparable to income recognized in 2005.
Service charge fees charged to customers for non-sufficient funds increased by $134,000. The opening of over 3,000 new checking accounts contributed to this increase. ATM and check card related fee income also increased by $67,000 due to continued promotional efforts to increase retail customers’ usage of their debit cards. Offsetting these was a $34,000 decrease in statement fees, primarily due to the competitive environment for attracting and retaining commercial deposit customers.

Trust revenues increased $13,000 from 2005, reflecting our efforts to continue growing trust assets under management. Brokerage and insurance revenues decreased in 2006 by $17,000 and $166,000, respectively. During 2006, the Company changed our broker dealer relationship in order to improve service and enhance our ability to meet the needs of our customers. This change, coupled with several large annuity transactions recognized in 2005, had the impact of reducing brokerage and insurance revenues in 2006 compared with last year. The new broker dealer relationship, plus the addition of a financial consultant during 2006, should enable the Company to grow future revenues while expanding customer service.

2005 vs. 2004
Non-interest income increased $396,000 in 2005 compared with 2004, or 9.2%. Most of the increase is attributable to $235,000 of net investment securities losses recognized in 2004 compared to no gains or losses recognized in 2005.
Service charge income decreased $52,000 from the prior year level. Statement fees decreased $71,000 primarily due to the loss of a few large deposit customers with substantial account service fees. Fees charged to customers for non-sufficient funds also declined $80,000. Offsetting these decreases was an overall increase in ATM and check card related fee income. This increase is attributable primarily due to promotional efforts to increase retail customers’ usage of debit cards for transactions.
Insurance revenue increased due to an increase in the volume of fixed and variable annuities compared to traditional mutual funds and brokerage products. Other income increased $87,000 due to an increase in mortgage servicing fees and credit insurance revenue from customers selecting loan protection from death and/or disability.

Non-interest Expenses

The following tables reflect the breakdown of non-interest expense and professional fees for the periods ended December 31 (dollars in thousands):

	2006	2005	2004
Salaries and employee benefits	$8,026	$7,645	$7,636
Occupancy	1,123	1,142	1,072
Furniture and equipment	593	658	695
Professional fees	551	536	630
Amortization of intangibles	252	578	506
Other	4,482	4,828	4,383
Total	$15,027	$15,387	$14,922

	2006/2005		2005/2004
	Change		Change
	Amount	%	Amount	%
Salaries and employee benefits	$381	5.0	$9	0.1
Occupancy	(19)	(1.7)	70	6.5
Furniture and equipment	(65)	(9.9)	(37)	(5.3)
Professional fees	15	2.8	(94)	(14.9)
Amortization of intangibles	(326)	(56.4)	72	14.2
Other	(346)	(7.2)	445	10.2
Total	$(360)	(2.3)	$465	3.1

	2006	2005	2004
Other professional fees	$296	$286	$384
Legal fees	115	116	101
Examinations and audits	140	134	145
Total	$551	$536	$630

	2006/2005		2005/2004
	Change		Change
	Amount	%	Amount	%
Other professional fees	$10	3.5	$(98)	(25.5)
Legal fees	(1)	(0.9)	15	14.9
Examinations and audits	6	4.5	(11)	(7.6)
Total	$15	2.8	$(94)	(14.9)

2006 vs. 2005
Non-interest expenses for 2006 of $15,027,000 decreased $360,000, or 2.3%, compared with 2005 costs of $15,387,000. Salaries and benefit costs increased $381,000, which were offset by decreases in furniture and equipment expenses, amortization of intangibles and other expenses.
Operating expenses related to our de novo office in Wellsville, New York, added significant costs during 2006. This includes approximately $259,000 of costs related to personnel, furniture and equipment, occupancy and other expenses.
Base salaries increased $90,000, or 1.5%, primarily due to merit increases. Full time equivalent staffing was 172, unchanged from last year. Employee health insurance costs increased $86,000 while pension expenses increased $72,000. Incentive costs increased $128,000 compared with 2005.
Amortization expense decreased by $326,000 this year compared to 2005 due to the core deposit intangible related to a past acquisition in 2000 becoming fully amortized in March, 2006. Furniture and equipment expense decreased by $65,000 compared to 2005 mainly due to depreciation expense from assets becoming fully depreciated. Other expenses decreased $346,000 in 2006. Of this decrease, $240,000 was attributable to a decrease in merger and acquisition costs related to the Fulton acquisition in 2005 (see Footnote 18 of the consolidated financial statements for additional information). Total professional fees expense totaled $551,000 in 2006, compared to $536,000 in 2005, a modest increase of $15,000 or 2.8%.

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
Professional fees decreased $94,000 from 2004, which reflected our continued efforts to scrutinize the use of consultants utilized by the Company.

Other expenses increased $445,000 due primarily to expenses recognized from the Fulton branch acquisition in December, 2005 (see Footnote 18 of the consolidated financial statements for additional information). $240,000 of non-recurring expenses were incurred for the Fulton acquisition during 2005.

Provision For Income Taxes
The provision for income taxes was $1,457,000 during 2006, $1,666,000 during 2005 and $1,474,000 for the 2004 related period. The effective tax rates for 2006, 2005 and 2004 were 20.1%, 24.1% and 21.9%, respectively.
Income before the provision for income taxes increased by $317,000 in 2006 compared to 2005. Although income increased, the provision for income taxes actually decreased by $209,000 when compared to 2005. The decrease is primarily a result of increasing our tax-exempt municipal security and municipal loan income. By increasing our tax-exempt income, we were able to decrease our effective tax rate for 2006.
The increase in 2005 is related to the $199,000 increase in taxable income from 2004. However, the most significant factor was the recording of a valuation allowance in 2005 totaling $182,000 related to unrealized losses on investment securities (see Footnote 11 of the consolidated financial statements for additional information). Excluding the valuation allowance, the effective tax rate for 2005 would have been 21.4%.
We are also involved in two limited partnership agreements that established low-income housing projects in our market area. We expect to recognize a total of approximately $1,296,000 of tax credits over a ten-year period. For tax purposes, we have recognized $571,000 out of a total $913,000 from one project and $192,000 out of a total $385,000 on the second project. In 2005, we entered into a third limited partnership for a low-income housing project for senior citizens in our Sayre market area, which was completed at the end of 2006. We will begin to recognize approximately $574,000 of tax credits beginning in 2007 over a 10-year period.

FINANCIAL CONDITION
The following table presents ending balances (dollars in millions), growth and the percentage change during the past two years:

	2006		%	2005		%	2004
	Balance	Increase	Change	Balance	Increase	Change	Balance
Total assets	$572.2	$43.0	8.1	$529.2	$29.9	6.0	$499.3
Total loans, net	410.9	31.8	8.4	379.1	23.3	6.5	355.8
Total investments	109.7	7.1	6.9	102.6	6.9	7.2	95.7
Total deposits	446.5	16.7	3.9	429.8	10.7	2.6	419.1
Total stockholders' equity	43.5	1.9	4.6	41.6	0.8	2.0	40.8

Cash and Cash Equivalents
Cash and cash equivalents totaled $10.0 million at December 31, 2006 compared with $8.6 million at December 31, 2005. We believe the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, brokered certificates of deposit and the portion of the investment and loan portfolios that mature within one year. These sources of funds should permit us to meet cash obligations and off-balance sheet commitments as they come due.

Investments

2006
Our investment portfolio increased by $7.1 million or 6.9% in 2006. The increase was primarily attributable to an increase in US Agency securities and mortgage-backed securities of $3.9 million and $4.0 million, respectively. This was offset by a decrease of $.6 million in corporate bonds. During 2006, we had maturities of $7.9 million and principal repayments of our mortgage-backed securities of $10.8 million. In an effort to improve the overall yield of the portfolio, we also sold $10.4 million of our securities and reinvested at higher current market yields. Included was the sale of 15,800 shares of Freddie Mac Preferred stock in order to utilize capital gains recognized in prior tax years. Our investment portfolio yielded 4.82% in 2006 compared to 4.20% a year ago, on a tax-equivalent basis.

2005
The Company’s investment portfolio increased $6.9 million as of December 31, 2005 compared with 2004’s ending balance. Most of the increase was attributable to US Agency securities and municipal bonds of $6.9 million and $15.2 million, respectively, which were offset by a decrease in mortgage-backed securities of $14.6 million. Due to the flattened yield curve, the Company’s strategy for approximately the first two-thirds of 2005 was to use continued cash flows from the mortgage-backed securities portfolio to fund loan growth. In the later part of 2005, we invested in longer termed municipal bonds in order to maximize yield given the continued interest rate environment that we faced. As can be seen from the table below, the percentage of the Company’s portfolio comprised of municipal securities increased from 7.8% to 22.0% as of the end of December. The percentage of the portfolio made up of US Agency securities totaled 12.5% compared to 6.1% last year.
The following table shows the year-end composition of the investment portfolio for the five years ending December 31 (dollars in thousands):

	2006	% of	2005	% of	2004	% of	2003	% of	2002	% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Available-for-sale:
U. S. Agency securities	$16,651	15.2	$12,754	12.5	$5,812	6.1	$1,033	1.0	$1,052	1.0
Obligations of state & political
subdivisions	22,562	20.5	22,612	22.0	7,452	7.8	8,303	7.8	12,731	12.6
Corporate obligations	7,997	7.3	8,627	8.4	8,935	9.3	14,674	13.8	21,156	21.0
Mortgage-backed securities	59,875	54.6	55,852	54.4	70,449	73.6	78,376	73.5	60,801	60.4
Equity securities	2,658	2.4	2,757	2.7	3,099	3.2	4,201	3.9	4,985	5.0
Total	$109,743	100.0	$102,602	100.0	$95,747	100.0	$106,587	100.0	$100,725	100.0

The expected principal repayments (amortized cost) and average weighted yields for the investment portfolio as of December 31, 2006, are shown below (dollars in thousands). Expected principal repayments, which include prepayment speed assumptions for mortgage-backed securities, are significantly different than the contractual maturities detailed in Footnote 3 of the consolidated financial statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 34% tax rate.

	Within		One-		Five-		After		Amortized
	One	Yield	Five	Yield	Ten	Yield	Ten	Yield	Cost	Yield
	Year	(%)	Years	(%)	Years	(%)	Years	(%)	Total	(%)
Available-for-sale securities:
U.S. Agency securities	$2,999	5.1	$11,702	5.0	$1,946	5.4	$-	-	$16,647	5.1
Obligations of state & political
subdivisions	928	6.3	11,887	5.8	9,776	6.2	-	-	22,591	6.0
Corporate obligations	-	-	-	-	7,981	5.5	-	-	7,981	5.5
Mortgage-backed securities	196	4.8	45,062	4.2	15,692	5.7	-	-	60,950	4.6
Total available-for-sale	$4,123	5.4	$68,651	4.6	$35,395	5.8	$-	-	$108,169	5.0

Approximately 68% of the amortized cost of debt securities is expected to mature, call or pre-pay within five years or less. Our Company expects that earnings from operations, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank and other third party banks will be sufficient to meet future liquidity needs. There are no securities from a single issuer representing more than 10% of stockholders’ equity.

Loans
Historically, our loan customers have been located in North Central Pennsylvania and the Southern Tier of New York. We originate loans primarily through direct loans to our existing customer base, with new customers generated by referrals from real estate brokers, building contractors, attorneys, accountants and existing customers.
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
Overall, the local economy has remained relatively stable in 2006, with the local average unemployment rate remaining stable with last year at approximately 5.1%. This is above the state unemployment rate of 4.5%.

2006
As evidenced in the table below, total loans grew $32.0 million, or 8.4% in 2006 from a balance of $382.8 million at the end of 2005 to $414.8 million at the end of 2006. The primary increases were in residential real estate, commercial real estate, agricultural real estate, and other commercial loans which increased $10.4, $12.0, $4.1, and $3.5 million, respectively. The loan growth in 2006 of 8.4% compares to the 6.4% loan growth in 2005.
Residential real estate loans increased $10.4 million primarily due to the continued, favorable interest rate environment for home mortgages from a historical perspective. Due to the prolonged flat yield curve, long-term rates including mortgages and home equity loans, have remained relatively flat despite the sharp increase in short-term interest rates. Mortgage lending continues to be one of our primary focuses, as residential real estate loans totaled $206.1 million and comprised 49.7% of the loan portfolio as of the end of the year. One of our primary goals is to continue being the premier mortgage lender in our market area, with a variety of mortgage products available for our customers. We expect residential real estate loan demand to remain steady in 2007, subject to unexpected changes in interest rates, economic conditions or the overall housing market. In 2006, $3.3 million in conforming mortgage loans were originated and sold in the secondary market through Freddie Mac and Fannie Mae, providing nearly $44,000 of income in origination fees and premiums on loans sold.

Commercial loans increased $12.0 million in 2006. The Company has focused on increasing its good quality commercial loan portfolio in order to achieve improved organic loan growth, increase overall loan portfolio yields, deepen our relationship with customers and leverage the experience of our strong team of seasoned business development officers. As started in 2005, the Company has begun to expand its portfolio of agricultural loans, as $4.1 million of agricultural loans were added in 2006. This represents a 31.3 % increase and is reflective of our goal to better serve agricultural customers within our service area. Other commercial loans also increased $3.5 million, or 12.0% in 2006. We are cautiously optimistic that the demand for commercial loans, without compromising credit quality, will be stable in 2007. However, this demand is subject to significant competitive pressures, the yield curve and the strength of the overall local, regional and national economy.

2005
Total loans grew by $23.1 million in 2005, or 6.4%. Residential loans increased by $5.8 million, or 3.1% in 2005. Residential loans comprised 51.1% of the total loan portfolio and represented a balance of $195.6 million as of the end of December, 2005. While overall residential real estate loans have increased over the last several years, the percent of the portfolio made up of residential real estate mortgages has continued to decrease over the same periods due to the increased focus on commercial loans.
State and political loans increased by $7.4 million, or 21.2% compared to the end of 2004. This was primarily due to a $6.0 million loan to a local school district. We actively grew our municipal income in order to begin lowering our effective tax rate. Commercial real estate loans also increased by $6.9 million, or 9.2% in 2005 compared to 2004. In 2005, $5.4 million in conforming mortgage loans were originated and sold in the secondary market through Freddie Mac, providing nearly $70,000 of income in origination fees and premiums on loans sold.

                             Five Year Breakdown of Loans by Type as of December 31,

	2006		2005		2004		2003		2002
(dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate:
Residential	$206,059	49.7	$195,628	51.1	$189,803	52.8	$180,333	56.8	$175,323	58.7
Commercial	94,122	22.7	82,128	21.5	75,228	20.9	57,370	18.1	47,210	15.8
Agricultural	17,054	4.1	12,991	3.4	11,564	3.2	7,594	2.4	9,844	3.3
Construction	7,027	1.7	7,245	1.9	7,282	2.0	5,784	1.8	5,009	1.7
Loans to individuals
for household,
family and other purchases	12,482	3.0	13,017	3.4	12,657	3.5	13,145	4.1	13,915	4.7
Commercial and other loans	32,766	7.9	29,260	7.6	28,069	7.8	16,219	5.1	18,564	6.2
State & political subdivision loans	45,263	10.9	42,534	11.1	35,090	9.8	37,212	11.7	28,592	9.6
Total loans	414,773	100.0	382,803	100.0	359,693	100.0	317,657	100.0	298,457	100.0
Less allowance for loan losses	3,876		3,664		3,919		3,620		3,621
Net loans	$410,897		$379,139		$355,774		$314,037		$294,836

	2006/2005		2005/2004
	Change		Change
	Amount	%	Amount	%
Real estate:
Residential	$10,431	5.3	$5,825	3.1
Commercial	11,994	14.6	6,900	9.2
Agricultural	4,063	31.3	1,427	12.3
Construction	(218)	(3.0)	(37)	(0.5)
Loans to individuals
for household,
family and other purchases	(535)	(4.1)	360	2.8
Commercial and other loans	3,506	12.0	1,191	4.2
State & political subdivision loans	2,729	6.4	7,444	21.2
Total loans	$31,970	8.4	$23,110	6.4

The following table shows the maturity of state and political subdivision loans, commercial and agricultural loans and commercial loans secured by real estate as of December 31, 2006, classified according to the sensitivity to changes in interest rates within various time intervals (in thousands):

	Commercial,
	municipal,	Real estate
	agricultural	construction	Total
Maturity of loans:
One year or less	$5,882	$-	$5,882
Over one year but less than five years	27,067	469	27,536
Over five years	156,256	6,558	162,814
Total	$189,205	$7,027	$196,232
Sensitivity of loans to changes in interest
rates - loans due after one year:
Predetermined interest rate	$39,878	$1,962	$41,840
Floating or adjustable interest rate	143,445	5,065	148,510
Total	$183,323	$7,027	$190,350

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
The following table indicates the level of non-performing assets over the past five years ending December 31 (dollars in thousands):

	2006	2005	2004	2003	2002
Non-performing loans:
on-accruing loans	$478	$867	$722	$578	$1,064
Impaired loans	1,190	1,031	1,061	1,926	1,916
Accrual loans - 90 days or
more past due	1,690	337	437	185	39
Total non-performing loans	3,358	2,235	2,220	2,689	3,019
Foreclosed assets held for sale	758	619	712	305	221
Total non-performing assets	$4,116	$2,854	$2,932	$2,994	$3,240
Non-performing loans as a percent of loans
net of unearned income	0.81%	0.58%	0.62%	0.85%	1.01%
Non-performing assets as a percent of loans
net of unearned income	0.99%	0.75%	0.82%	0.94%	1.09%

The increase in accrual loans - 90 days or more past due from 2005 to 2006 is primarily due to a temporary delay in payment from one large commercial loan customer totaling $1.1 million. Subsequent to the end of the year, the loan became current as expected.

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
The following table presents an analysis of the allowance for loan losses for the five years ending December 31 (dollars in thousands):

Summary of Loan Loss Experience
	2006	2005	2004	2003	2002
Balance
at beginning of period	$3,664	$3,919	$3,620	$3,621	$3,250
Charge-offs:
Real estate-mortgage	37	43	110	68	59
Loans to individuals for household,
family and other purchases	118	168	70	140	90
Commercial and other loans	135	161	135	344	30
Total loans charged-off	290	372	315	552	179
Recoveries:
Real estate-mortgage	6	2	-	33	14
Loans to individuals for household,
family and other purchases	44	12	25	63	34
Commercial and other loans	122	43	299	20	67
Total loans recovered	172	57	324	116	115

Net loans charged-off (recovered)	118	315	(9)	436	64
Provision charged to expense	330	60	-	435	435
Increase related to acquisition	-	-	290	-	-
Balance at end of year	$3,876	$3,664	$3,919	$3,620	$3,621

Loans outstanding at end of year	$414,773	$382,803	$359,693	$317,657	$298,457
Average loans outstanding, net	$400,507	$371,147	$338,836	$306,776	$285,241
Net charge-offs to average loans	0.03%	0.08%	0.00%	0.14%	0.02%
Year-end allowance to total loans	0.93%	0.96%	1.09%	1.14%	1.21%
Year-end allowance to total
non-performing loans	115.43%	163.94%	176.53%	134.62%	119.94%

As detailed in the above tables, total non-performing loans increased $1,123,000 from December 31, 2005 to December 31, 2006. The percent of non-performing loans to total loans increased from .58% to .81% as of the end of December. Total loans charged-off in 2006 totaled $290,000, a decrease of $82,000 compared to last year. Total loans recovered were $172,000, resulting in a net charge-off for the year of $118,000 compared to $315,000 in 2005. $330,000 was charged to the provision in 2006 compared to $60,000 in 2005. During 2005 there were $372,000 of loans charged-off while $57,000 of loans were recovered, resulting in a net charge-off of $315,000.

Allowance For Loan Losses
The allowance is maintained at a level, which in management’s judgment is adequate to absorb probable future loan losses inherent in the loan portfolio. The amount of the allowance is determined by a formal analysis of delinquencies, large problem credits, non-accrual loans, local economic conditions, trends in the loan portfolio and historic and projected losses. As part of this evaluation, the loan portfolio is divided into several categories in order to appropriately measure the risks within the portfolio. These categories are loans classified on the Watch List, residential mortgages, commercial loans and consumer loans.
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
The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category (dollars in thousands):

	2006		2005		2004		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:
Residential	$614	49.7	$493	51.1	$392	52.8	$368	56.8	$347	58.7
Commercial, agricultural	1,676	26.8	1,551	24.9	1,591	24.1	1,742	20.5	1,947	19.1
Construction	-	1.7	-	1.9	-	2.0	-	1.8	6	1.7
Loans to individuals
for household,
family and other purchases	734	3.0	542	3.4	463	3.5	492	4.1	471	4.7
Commercial and other loans	582	7.9	484	7.6	515	7.8	445	5.1	537	6.2
State & political subdivision loans	22	10.9	21	11.1	18	9.8	15	11.7	26	9.6
Unallocated	248	N/A	573	N/A	940	N/A	558	N/A	287	N/A
Total allowance for loan losses	$3,876	100.0	$3,664	100.0	$3,919	100.0	$3,620	100.0	$3,621	100.0

Bank Owned Life Insurance
In 2003 the Company purchased $7.0 million of bank owned life insurance to offset future employee benefit costs. The Bank is the sole beneficiary on the policies, and will provide the Bank with an asset that will generate earnings to partially offset the current costs of benefits, and eventually (at the death of the insured’s) provide partial recovery of cash outflows associated with the benefits. As of December 31, 2006 and 2005, the cash surrender value of the life insurance was $8.0 and $7.7 million, respectively. The change in cash surrender value is recognized in the results of operations. The amounts recorded as non-interest income totaled $304,000, $294,000 and $307,000 in 2006, 2005 and 2004, respectively. The Company evaluates annually the risks associated with the life insurance policies, including limits on the amount of coverage and an evaluation of the various carriers’ credit ratings.

Deposits

2006
As can be seen in the tables below, total deposits increased $16.7 million in 2006, or 3.9%. Non-interest bearing deposits decreased $2.1 million. As a percent to total, non-interest bearing deposits totaled 10.9% as of the end of 2006, which compares to 11.8% at the end of 2005. NOW accounts increased by $12.5 million, or 17.0% since the end of 2005. Most of the increase in NOW accounts is due to local governmental agencies moving their accounts from money market accounts to NOW accounts. As a consequence, money market deposit accounts decreased by $6.6 million in 2006, a decrease of 12.5%. The Company has focused on adding low cost deposits by having a free checking product available for retail customers, being one of the few banks within our market to pay interest on a senior checking product and developing larger deposit relationships with our commercial customers. We anticipate continuing our emphasis on obtaining low cost deposits in 2007, albeit within a competitive environment.
Certificates of deposit increased $13.5 million, or 6.3% from 2005 primarily due to $13.9 million of brokered certificates of deposit as of December 31, 2006. Due to the flattened yield curve, we have kept the maturities of brokered deposits between six and eighteen months.
In order to control our overall cost of funds, we continue to emphasize growing non-interest bearing or low cost deposits by deepening our relationships with existing customers. We continuously examine our portfolio of deposit products in order to meet the needs of customers and remain competitive in the market place.

2005
The Company experienced an increase in total deposits of $10.7 million in 2005, which represents a 2.6% increase. Most of this increase could be attributable to an increase in money market accounts of $10.3 million. This was accomplished by obtaining a large account from a local government agency. Non-interest-bearing deposits also increased $3.7 million, or 8.0%. Savings deposits decreased $1.3 million and certificates of deposit decreased $1.1 million.
The following table shows the breakdown of deposits by deposit type (dollars in thousands):

	2006		2005		2004
	Amount	%	Amount	%	Amount	%
Non-interest-bearing deposits	$48,509	10.9	$50,600	11.8	$46,866	11.2
NOW accounts	86,067	19.3	73,548	17.1	74,446	17.7
Savings deposits	37,637	8.4	38,303	8.9	39,636	9.5
Money market deposit accounts	46,066	10.3	52,632	12.2	42,349	10.1
Certificates of deposit	228,236	51.1	214,716	50.0	215,777	51.5
Total	$446,515	100.0	$429,799	100.0	$419,074	100.0

	2006/2005		2005/2004
	Change		Change
	Amount	%	Amount	%
Non-interest-bearing deposits	$(2,091)	(4.1)	$3,734	8.0
NOW accounts	12,519	17.0	(898)	(1.2)
Savings deposits	(666)	(1.7)	(1,333)	(3.4)
Money market deposit accounts	(6,566)	(12.5)	10,283	24.3
Certificates of deposit	13,520	6.3	(1,061)	(0.5)
Total	$16,716	3.9	$10,725	2.6

Remaining maturities of certificates of deposit of $100,000 or more are as follows (dollars in thousands):

	2006	2005	2004
3 months or less	$8,714	$8,743	$7,673
3 through 6 months	14,697	7,017	6,128
6 through 12 months	16,604	9,275	7,728
Over 12 months	27,897	30,859	30,190
Total	$67,912	$55,894	$51,719
As a percent of total
certificates of deposit	29.76%	26.03%	23.97%

Deposits by type of depositor are as follows (dollars in thousands):

	2006		2005		2004
	Amount	%	Amount	%	Amount	%
Individual, partnerships
& corporations	$386,314	86.5	$371,057	86.3	$381,660	91.1
United States government	1,591	0.4	1,555	0.4	1,266	0.3
State & political subdivisions	58,610	13.1	57,187	13.3	36,148	8.6
Total	$446,515	100.0	$429,799	100.0	$419,074	100.0

Borrowed Funds

2006
Borrowed funds increased $23.1 million during 2006, an increase of 43.9%. This increase is primary due to an increase in short-term borrowings from the Federal Home Loan Bank (see Footnote 9 of the consolidated financial statements for additional information). This increase, along with the $16.7 million increase in deposits was used to fund growth in loans and investment securities of $31.8 and $7.1, respectively.

2005
Borrowed funds increased $17.7 million during the twelve months ending December 31, 2005 compared to the end of 2004, primarily due to an increase in short-term borrowings from the Federal Home Loan Bank (see Footnote 9 of the consolidated financial statements for additional information). Borrowings increased to fund the increase in loans and investment securities of $23.4 million and $6.9 million, respectively.

Stockholders’ Equity

We evaluate stockholders’ equity in relation to total assets and the risk associated with those assets. The greater the capital resources, the more likely a corporation is to meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance.
Our Board of Directors determines our dividend rate after considering our capital requirements, current and projected net income, and other factors. In 2006 and 2005, the Company paid out 42.1% and 44.3% of net income in dividends, respectively.
For the year ended December 31, 2006, the total number of common shares outstanding was 2,819,942. For comparative purposes, outstanding shares for prior periods were adjusted for the July, 2006 stock dividend in computing earnings and cash dividends per share as detailed in Footnote 1 of the consolidated financial statements. During 2006, we also purchased 54,239 shares of treasury stock at a weighted average cost of $22.53 per share.
There are currently three federal regulatory measures of capital adequacy. The Company’s ratios meet the regulatory standards for well capitalized for 2006 and 2005, as detailed in Footnote 13 of the consolidated financial statements.

2006
Stockholders’ equity increased 4.7% in 2006 to $43.5 million. Excluding accumulated other comprehensive income, which is essentially the after-tax effect of unrealized holding gains and losses on available-for-sale securities, and additional pension obligation, stockholders’ equity increased $2.1 million, or 5.0%. This increase is due to net income of $5,800,000, offset by cash dividends of $2,442,000 and purchase of treasury stock of $1,222,000. Total equity was approximately 7.6% of total assets as of December 31, 2006, compared to 7.9% of total assets as of December 31, 2005.

2005
Stockholders’ equity increased by 2.0% in 2005 to $41.6 million. Excluding accumulated other comprehensive income, stockholders’ equity increased $2.5 million, or 6.1%. This increase was due to net income of $5,274,000 offset by cash dividends of $2,335,000 and purchase of treasury stock of $463,000.

LIQUIDITY

Liquidity is a measure of the Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and fund future capital expenditures.
To maintain proper liquidity, we use funds management policies along with our investment policies to assure we can meet our financial obligations to depositors, credit customers and stockholders. Management monitors liquidity by reviewing loan demand, investment opportunities, deposit pricing and the cost and availability of borrowing funds. The Company’s historical activity in this area can be seen in the Consolidated Statement of Cash Flows from investing and financing activities.
Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements the Company’s availability of funds as well as line of credit arrangements with corresponding banks totaling $13.0 million. Other sources of short-term funds include brokered CD’s and the sale of loans, if needed.
The Company’s use of funds is shown in the investing activity section of the Consolidated Statement of Cash Flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.
Capital expenditures in 2006 totaled $1,335,000, which included:
▪	The construction of a de novo banking facility in Wellsville, New York totaling approximately $1.1 million.
▪	The construction of a new and enlarged parking lot for our Sayre Lockhart facility totaling approximately $150,000.
▪	Upgrades to data processing equipment totaling $45,000.

Capital expenditures were $1,306,000 in 2005, which included:
▪	The purchase of additional property in Wellsboro for future expansion, and Wellsville, New York for the purpose of building a de novo banking facility totaling approximately $976,000.
▪	Installation of new HVAC systems at several branch locations, totaling approximately $101,000.
▪	Upgrades to ATM’s in the amount of $48,000.
These expenditures will allow us to support our growth over the next decade, create greater operating efficiency and provide the customer with higher quality banking services.
The Company achieves additional liquidity primarily from temporary or short-term investments in the Federal Home Loan Bank of Pittsburgh, PA, investments that mature in less than one year and expected principal repayments from mortgage backed securities. The Company also has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $227 million, inclusive of any outstanding amounts, as an additional source of liquidity.
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
The primary factors that make assets interest-sensitive include adjustable-rate features on loans and investments, loan repayments and investment maturities. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit, repurchase agreements and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor and NOW accounts which are paid current market interest rates).

The following table shows the cumulative static gap (at amortized cost) for various time intervals (dollars in thousands):

Maturity or Repricing of Company Assets and Liabilities as of December 31, 2006

	Within	Four to	One to	Two to	Three to	Over
	Three	Twelve	Two	Three	Five	Five
	Months	Months	Years	Years	Years	Years	Total
Interest-earning assets:
Interest-bearing deposits at banks	$8	$-	$-	$-	$-	$-	$8
Investment securities	12,712	10,322	15,250	33,727	20,742	17,976	110,729
Residential mortgage loans	15,898	26,776	40,968	36,908	37,747	54,789	213,086
Commercial and farm loans	36,502	20,062	30,466	22,736	29,669	4,507	143,942
Loans to state & political subdivisions	498	13,173	14,315	5,384	2,374	9,519	45,263
Other loans	2,616	2,946	2,802	1,457	1,240	1,421	12,482
Total interest-earning assets	$68,234	$73,279	$103,801	$100,212	$91,772	$88,212	$525,510
Interest-bearing liabilities:
NOW accounts	$38,760	$-	$-	$-	$-	$47,307	$86,067
Savings accounts	-	-	-	-	-	37,637	37,637
Money Market accounts	46,066	-	-	-	-	-	46,066
Certificates of deposit	31,097	88,866	51,671	22,815	32,815	972	228,236
Short-term borrowing	49,773	-	-	-	-	-	49,773
Long-term borrowing	10,500	2,085	11,287	2,000	130	-	26,002
Total interest-bearing liabilities	$176,196	$90,951	$62,958	$24,815	$32,945	$85,916	$473,781
Excess interest-earning
assets (liabilities)	$(107,962)	$(17,672)	$40,843	$75,397	$58,827	$2,296
Cumulative interest-earning assets	$68,234	$141,513	$245,314	$345,526	$437,298	$525,510
Cumulative interest-bearing liabilities	176,196	267,147	330,105	354,920	387,865	473,781
Cumulative gap	$(107,962)	$(125,634)	$(84,791)	$(9,394)	$49,433	$51,729
Cumulative interest rate
sensitivity ratio (1)	0.39	0.53	0.74	0.97	1.13	1.11

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
Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on the Company’s net interest income because the re-pricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels.
The Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. We use the model as part of our risk management process that will effectively identify, measure, and monitor the Company’s risk exposure. In this analysis, the Company examines the results of 100 and 200 basis point changes in market rates and the effect on tax equivalent net interest income. It is assumed that the change in interest rates is instantaneous and that all rates move in a parallel manner. Assumptions are also made concerning prepayment speeds on mortgage loans and mortgage securities. The following is a rate shock analysis for the period indicated (dollars in thousands):

		Change In	% Change In
	Prospective One-Year	Prospective	Prospective
Changes in Rates	Net Interest Income	Net Interest Income	Net Interest Income

-200	$18,829	$1,219	6.96
-100	18,279	669	3.82
Base	17,610	-	-
+100	16,399	(1,211)	(6.91)
+200	15,082	(2,528)	(14.43)

The model makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage backed securities, call activity of other investment securities, and deposit selection, re-pricing and maturity structure. Because of these assumptions, actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change on net interest income. Additionally, the changes above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change.

GENERAL
The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and on non-interest expenses, which tend to rise during periods of general inflation. The actions of the Federal Reserve of increasing short-term interest rates over the last two and a half years should help the level of inflation remain at a relatively low level. It has however provided significant challenges due to the continued, inverted/flattened yield curve and its impact on interest rate margins.
In 2006, legislation has been passed regarding changes to FDIC deposit insurance. This legislation increases coverage for retirement accounts from $100,000 to $250,000, merges the two existing deposit insurance funds and indexes the insurance level for inflation. The resulting premiums, although estimated, could result in significantly higher premiums than in the past, and/or could result in more volatility of the level of premiums charged to the Company.
Normal examinations of our Company are performed by the Office of Comptroller of the Currency. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of “Outstanding Record of Meeting Community Credit Needs.”
Aside from those matters described in this annual report, we do not believe that there are any trends, events or uncertainties that would have a material adverse impact on future operating results, liquidity or capital resources. We are not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have such an effect, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Company’s results of operations.

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

Deferred Tax Assets
 We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Management also evaluates deferred tax assets to determine if it is more likely than not that the deferred tax benefit will be utilized in future periods. If not, a valuation allowance is recorded. Our deferred tax assets are described further in Note 11 of the consolidated financial statements.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND OFF-BALANCE SHEET ARRANGEMENTS:
The Company has various financial obligations, including contractual obligations and commitments, which may require future cash payments.

Contractual Obligations:
The following table presents, as of December 31, 2006, significant contractual obligations to third parties by payment date. The payment amounts represent the principal amounts of certificates of deposit and borrowed funds, and do not include interest. Discussion of the obligations can be found in the notes to the consolidated financial statements (in thousands):

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	$119,963	$74,486	$32,815	$972	$228,236
Borrowed funds	54,858	20,787	130	-	75,775
Pension and other employee benefit obligations	931	277	409	1,272	2,889
Total	$175,752	$95,550	$33,354	$2,244	$306,900

Commitments:
The following table presents, as of December 31, 2006, the amounts and expected maturities of significant commitments. Discussion of these commitments and off-balance sheet arrangements can be found in the notes to the consolidated financial statements (in thousands):

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit
Commercial and agricultural real estate	$8,540	$3,482	$597	$6,359	$18,978
Residential real estate	1,641	-	391	13,012	15,044
Other commercial and consumer loans	5,922	2,182	1,183	16,547	25,834
Standby letters of credit	1,340	731	-	-	2,071
Total	$17,443	$6,395	$2,171	$35,918	$61,927

Commitments to extend credit, including loan commitments, standby letters of credit and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

BOARD OF DIRECTORS
FCNB & CFSI
R. Lowell Coolidge, Esquire, Chairman of the Board
Carol J. Tama, Vice Chairperson
Randall E. Black, CEO & President
Robert W. Chappell, Esquire
Mark L. Dalton
Rinaldo A. DePaola, Esquire
Roger C. Graham, Jr.
E. Gene Kosa
R. Joseph Landy, Esquire
John E. Novak
Rudolph J. van der Hiel, Esquire

DIRECTORS EMERITI - CFSI
Robert E. Dalton
Larry J. Croft
Edward Kosa
Robert J. Landy, Esquire
Robert G. Messinger
John M. Thomas, MD
William D. Van Etten
Wilber A. Wagner
Richard E. Wilber

CFSI OFFICERS
Randall E. Black, CEO & President
Terry B. Osborne, Secretary
Mickey L. Jones, Treasurer, CPA
Thomas C. Lyman, Asst. Treasurer
Rudolph J. van der Hiel, Asst. Secretary

FCNB OFFICERS
ADMINISTRATIVE SERVICES
Cynthia T. Pazzaglia, VP

RISK MANAGEMENT
Pamela R. Munford, CPA
BANKING SERVICES
Terry B. Osborne, EVP
Robin K. Carleton, VP
Jeffrey B. Carr, VP
Brian J. Dygert, VP
Robert P. Fitzgerald, VP
Christopher S. Landis, VP
Chester L. Reed, VP
Patricia T. Vlajic, VP
Jeffrey L. Wilson, VP

MARKETING & TRAINING
Kathleen M. Campbell, SVP
Carol L. Strong, VP
Wendy L. Southard

INVESTMENT & STRATEGIC PLANNING
Thomas C. Lyman, VP

FINANCE
Mickey L. Jones, CFO, EVP, CPA
Ryan M. Allen, Controller, CPA
Matthew M. Lundgren

OPERATIONS
Douglas W. Whitten, SVP
Allan K. Reed, VP
Gregory J. Anna, AVP
Michele E. Litzelman, AVP
Joanne W. Marvin, AVP
Valerie S. Stickler, AVP

INVESTMENT & TRUST
Robert B. Mosso, VP
Linda L. Kriner, VP
Jean A. Knapp, AVP
Sara J. Roupp, AVP
Sarah N. Bresee, CFP
Jeffrey L. Dugan
Matthew G. Geer
MANSFIELD
15 South Main Street
Mansfield, PA 16933
570-662-2121
FAX 570-662-3278
Kevin J. Green
Shari L. Johnson, AVP
Melissa A. Wise
Local Board
Thomas E. Freeman, Chairman
Gary R. Butters
Kevin J. Green
Stephen A. Saunders
William J. Waldman

BLOSSBURG
300 Main Street
Blossburg, PA 16912
570-638-2115
FAX 570-638-3178
Beth A. Weiskopff, AVP
Mary E. Warner
Local Board
Benjamin F. Jones, Chairman
George D. Lloyd
Mary Lou Matthews
Susan M. Signor
Beth A. Weiskopff

ULYSSES
502 Main Street
Ulysses, PA 16948
814-848-7572
FAX 814-848-7633
Phillip D. Vaughn, AVP
Tonya R. Coursey
Local Board
Ronald G. Bennett, Chairman
Victor O. Brown, DMD PC
Susan S. Kefover
Jerry R. McCaslin
Vicki L. Moon
Phillip D. Vaughn

COMMUNITY OFFICES ~ Toll Free to all Locations ~ 800-326-9486

SAYRE
306 W. Lockhart Street
Sayre, PA 18840
570-888-6602
FAX 570-888-3198
Cathy C. Pientka, AVP
Antoinette G. Tracy
Local Board
Joseph P. Burkhart, Chairman
Timothy M. Hickey
Thomas J. McDonald, Jr., MD
Stephen J. Novak
Cathy C. Pientka
Angelo M. Sisto
Michael J. Yanuzzi

SAYRE
1778 Elmira Street
Sayre, PA 18840
570-888-4900
FAX 570-888-3040
Timothy M. Hickey, AVP
Debbie L. Casey
Local Board (see Sayre listing above)

CANTON
29 West Main Street
Canton, PA 17724
570-673-3103
FAX 570-673-4573
Janet E. Holmes, AVP
Diane S. Slotter
Local Board
David L. Wright, Sr., Chairman
John E. Brenchley
Randy L. Castle
Lester E. Hilfiger
Janet E. Holmes

TROY
2 West Main Street
Troy, PA 16947
570-297-2131
FAX 570-297-2521
Suzanne S. Putnam, AVP
Kathy Swain
Local Board
Thomas A. Calkins, III
Glenn D. Gorrell
Gary W. Horning
Suzanne S. Putnam
Betsy L. Seeley
GILLETT
PO Box 125, 33178 Route 14
Gillett, PA 16925
570-596-2679
FAX 570-596-4888
Cassy O. Dygert, AVP
Local Board
Kelly R. Oldroyd, Chairman
Lawrence W. Colunio
John L. Huntington
Cassy O. Dygert
Kathy S. Webster

MILLERTON
RR2 Box 41D, Route 328
Millerton, PA 16936
570-537-2203
FAX 570-537-2400
Kathy S. Webster, AVP
Local Board (see Gillett listing above)

TOWANDA
111 Main Street
Towanda, PA 18848
570-265-6137
FAX 570-265-7340
Lorraine F. Brown
Judy R. Burleigh
Local Board
Avery B. Boardman, DO
Lorraine F. Brown
Thomas R. Horn, DC

WEIS MARKET
201 Weis Plaza
Wellsboro, PA 16901
570-724-4644
FAX 570-724-1842
Richard A. Pino, II, AVP
Nancy M. Stamilio

WAL-MART
2 WalMart Plaza
Mansfield, PA 16933
570-662-8520
FAX 570-662-8525
Richard A. Pino, II, AVP
Misti L. Matthews
GENESEE
391 Main Street
Genesee, PA 16923
814-228-3201
FAX 814-228-3395
L. Abbie Pritchard, AVP
Cathryn E. Ransom
Local Board
Dennis C. Smoker, Chairman
Donald G. Baldwin, Jr.
Janet H. Casey
L. Abbie Pritchard
Gary H. Ransom
Steven B. Richard
Keith A. Slep, Esq.

WELLSVILLE
10 S. Main Street
Wellsville, NY 14895
585-593-7290
FAX 585-593-7297
L. Abbie Pritchard, AVP
Lucinda A. Hannigan
Local Board (see Genesee listing above)

WELLSBORO
99 Main Street
Wellsboro, PA 16901
570-724-2600
FAX 570-724-4381
Marsha B. Jones, AVP
Deborah L. Meacham
Local Board
William A. Hebe, Esq., Chairman
D. Edward Cornell
Timothy J. Gooch, CPA
Marsha B. Jones
James K. Stager

LERAYSVILLE
1 Route 467 & Main Streets
LeRaysville, PA 18829
570-744-2431
FAX 570-744-2196
Debra A. Donnelly, AVP
Local Board
Louis C. Ugliuzza, Chairman
Debra A. Donnelly
Gerald A. Histand
Martha D. Young

ANNUAL MEETING
The Annual Meeting and Luncheon for the shareholders of Citizens Financial Services, Inc. will be held at Tioga County Fairgrounds Youth Building in Whitneyville, PA on Tuesday, April 17, 2007 at 12:00 noon.

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

 Transfer Agent:
Citizens Financial Services, Inc.
Attn: Gina Marie Boor
15 South Main Street
Mansfield, PA 16933
toll free: 1-800-326-9486
telephone: 570-662-2121
website:
www.firstcitizensbank.com
e-mail:
fcnb@firstcitizensbank.com
Dividend Reinvestment:
Citizens Financial Services, Inc. offers a Dividend Reinvestment Plan. Shareholders must enroll at least 100 shares to participate in the Plan. Cash dividends are held by our Plan Administrator and used to automatically purchase additional shares of our common stock. You may choose to have all dividends reinvested or a portion. Please contact the Transfer Agent listed for an enrollment form.
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
http://www.sec.gov/edgar.htm.

MARKET MAKERS
 Ferris, Baker Watts, Inc.
100 Light St., 9th Fl.
Baltimore, MD 21202
Telephone: 410-659-4600

Ryan, Beck & Co.
Head Trader
18 Columbia Turnpike
Florham Pk, NJ 07932
Telephone: 973-549-4200

UBS Securities, LLC
677 Washington Blvd, 6th Floor
Stamford, CT 06901-0305
Telephone: 203-719-7100
Automated Trading Desk Financial Services
11 E Wall Street
Mt. Pleasant, SC 29464
843-789-2168

Boenning & Scattergood Inc.
200 Barr Harbor Dr. Ste. 300
4 Tower Bridge
W. Conshohocken, PA 19428
Telephone: 610-832-1212

Keefe, Bruyette & Woods, Inc.
787 Seventh Ave., 4th Fl.
New York, NY 10019
Telephone: 212-554-2600
Knight Equity Markets, LP
525 Washington Blvd.
Newport Tower, 30th Fl.
Jersey City, NJ 07310
Telephone: 201-222-9400

Hill Thompson Magid & Co.
15 Exchange Pl., 8th Fl.
Suite 800
Jersey City, NJ 07302
Telephone: 201-434-6900

Pershing Trading Company
One Pershing Plaza
Jersey City, NJ 07399
Telephone: 201-413-3531
Sandler O’Neill & Partners, LP
919 Third Avenue, 6th Floor
New York, NY 10022
Telephone: 212-466-8023

Monroe Securities, Inc.
47 State St., 2nd Fl.
Rochester, NY 14614
Telephone: 800-766-5560

Cerniglia-Waggener Financial Group
Ryan Beck & Co.
7111 Fairway Dr., Suite 301
Palm Beach Gardens, FL 33418
Telephone: 866-780-7926

CITIZENS FINANCIAL SERVICES INCORPORATED

15 South Main Street
Mansfield, Pennsylvania 16933
570-662-2121
800-326-9486
www.firstcitizensbank.com

©2007 Citizens Financial Services, Inc., All rights reserved. Printed in U.S.A.